FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-258342-01

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated January 21, 2022, may be amended or completed prior to time of sale.

PROSPECTUS

$1,246,160,000 (Approximate)

Benchmark 2022-B32 Mortgage Trust

(Central Index Key Number 0001900454)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

German American Capital Corporation
(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2022-B32

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2022-B32 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-B32 consisting of the certificate classes identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates and VRR Interest”) and the VRR interest represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2022-B32 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates and the RR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the RR Interest will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in March 2022. The rated final distribution date for the offered certificates is the distribution date in January 2055.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$6,410,000%		(5)	November 2026
Class A-2	$162,053,000%		(5)	January 2027
Class A-3	$253,574,000%		(5)	February 2029
Class A-4	(6)%		(5)	(6)
Class A-5	(6)%		(5)	(6)
Class A-SB	$18,046,000%		(5)	November 2031
Class X-A	$1,359,412,000	(7)%	Variable(8)	January 2032
Class X-B	$151,748,000	(7)%	Variable(8)	January 2032
Class A-S	$179,147,000%		(5)	January 2032
Class B	$82,197,000%		(5)	January 2032
Class C	$69,551,000%		(5)	January 2032

(Footnotes to table on pages 3 and 4)

 You should carefully consider the summary of risk factors and risk factors beginning on page 60 and 62, respectively, of this prospectus.

None of the certificates, the RR interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR Interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 18.1% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 35.7% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 24.3% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 22.0% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 16, 2022. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately     % of the aggregate certificate balances of the offered certificates plus accrued interest from February 1, 2022, before deducting expenses payable by the depositor.

J.P. Morgan	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	Citigroup

Co-Lead Managers and Joint Bookrunners

Academy Securities	Drexel Hamilton
Co-Manager	Co-Manager

January      , 2022

Benchmark Commercial Mortgage Securities Trust 2022-B32

Commercial Mortgage Pass-Through Certificates, Series 2022-B32

Kansas
1 property
$1,037,791
0.1% of total
Missouri
2 properties
$7,612,423
0.4% of total
Minnesota
3 properties
$17,706,502
1.0% of total
Illinois
4 properties
$148,066,512
8.3% of total
Wisconsin
4 properties
$11,855,439
0.7% of total
Indiana
3 properties
$10,331,061
0.6% of total
Michigan
18 properties
$145,541,005
8.2% of total
Pennsylvania
11 properties
$51,856,058
2.9% of total
New York
7 properties
$44,166,279
2.5% of total
Washington
2 properties
$66,148,613
3.7% of total
Massachusetts
2 properties
$101,495,437
5.7% of total
Oregon
2 properties
$23,900,000
1.3% of total
Ohio
6 properties
$82,676,488
4.7% of total
Connecticut
4 properties
$39,991,141
2.3% of total
Rhode Island
1 property
$23,000,000
1.3% of total
Nevada
6 properties
$63,000,000
3.5% of total
New Jersey
1 property
$60,000,000
3.4% of total
Maryland
1 property
$75,000,000
4.2% of total
California
3 properties
$171,000,000
9.6% of total
Virginia
12 properties
$78,490,000
4.4% of total
District of Columbia
1 property
$39,818,000
2.2% of total
Utah
2 properties
$74,500,000
4.2% of total
South Carolina
3 properties
$49,756,165
2.8% of total
North Carolina
4 properties
$26,552,510
1.5% of total
Arizona
1 property
$16,975,916
1.0% of total
Georgia
5 properties
$45,828,343
2.6% of total
New Mexico
41 properties
$85,910,100
4.8% of total
Arkansas
2 properties
$959,302
0.1% of total
Tennessee
2 properties
$7,428,140
0.4% of total
Kentucky
1 property
$5,241,400
0.3% of total
Florida
4 properties
$56,240,856
3.2% of total
Oklahoma
2 properties
$1,594,186
0.1% of total
Percentage of Allocated
Mortgage Loan Amount
0.0% – 2.9%
3.0% – 5.9%
6.0% – 9.6%
Texas
7 properties
$138,612,065
7.8% of total
Louisiana
2 properties
$715,116
0.04% of total
Alabama
1 property
$1,827,826
0.1% of total

Summary of Certificates and VRR Interest

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$6,410,000		30.000%	%	(5)	November 2026	2.80	3/22 – 11/26
A-2	$162,053,000		30.000%	%	(5)	January 2027	4.89	11/26 – 1/27
A-3	$253,574,000		30.000%	%	(5)	February 2029	6.92	12/28 – 2/29
A-4	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-5	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-SB	$18,046,000		30.000%	%	(5)	November 2031	7.42	1/27 – 11/31
X-A	$1,359,412,000	(7)	NAP	%	Variable(8)	January 2032	NAP	NAP
X-B	$151,748,000	(7)	NAP	%	Variable(8)	January 2032	NAP	NAP
A-S	$179,147,000		19.375%	%	(5)	January 2032	9.91	1/32 – 1/32
B	$82,197,000		14.500%	%	(5)	January 2032	9.91	1/32 – 1/32
C	$69,551,000		10.375%	%	(5)	January 2032	9.91	1/32 – 1/32
Non-Offered Certificates
A-2A1	$265,000,000		30.000%	%	(5)	January 2027	4.89	11/26 – 1/27
X-D	$65,336,000	(7)	NAP	%	Variable(8)	January 2032	NAP	NAP
X-FG	$37,937,000	(7)	NAP	%	Variable(8)	January 2032	NAP	NAP
X-H	$16,861,000	(7)	NAP	%	Variable(8)	January 2032	NAP	NAP
X-NR	$54,798,940	(7)	NAP	%	Variable(8)	February 2032	NAP	NAP
D	$44,260,000		7.750%	%	(5)	January 2032	9.91	1/32 – 1/32
E	$21,076,000		6.500%	%	(5)	January 2032	9.91	1/32 – 1/32
F	$18,969,000		5.375%	%	(5)	January 2032	9.91	1/32 – 1/32
G	$18,968,000		4.250%	%	(5)	January 2032	9.91	1/32 – 1/32
H	$16,861,000		3.250%	%	(5)	January 2032	9.91	1/32 – 1/32
J	$16,861,000		2.250%	%	(5)	January 2032	9.91	1/32 – 1/32
K	$37,937,940		0.000%	%	(5)	February 2032	9.93	1/32 – 2/32
S(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(10)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The VRR interest balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. See “VRR Interest Summary” below. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H or Class X-NR certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.
(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates), on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Description of the Certificates”.
(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(4)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.
(5)	The pass-through rates for the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G Class H, Class J and Class K certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.
(6)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, assumed final distribution dates, expected weighted average lives and expected principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $475,182,000, subject to a variance of plus or minus 5%.

3

Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Assumed Final Distribution Dates	Expected Range of Weighted Avg. Life (Years)	Expected Range of Principal Windows
Class A-4	$0 – $225,000,000	NAP – December 2031	NAP – 9.61	NAP / 1/30 – 12/31
Class A-5	$250,182,000 – $475,182,000	January 2032	9.77 – 9.91	1/30 – 1/32 / 12/31 -1/32

(7)	The Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of the Class X-FG certificates will be equal to the aggregate certificate balance of the Class F and Class G certificates outstanding from time to time. The notional amount of the Class X-H certificates will be equal to the certificate balance of the Class H certificates outstanding from time to time. The notional amount of the Class X-NR certificates will be equal to the aggregate certificate balance of the Class J and Class K certificates outstanding from time to time. The Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates will not be entitled to distributions of principal.
(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-FG certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class F and Class G certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-H certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class H certificates for the related distribution date. The pass-through rate for the Class X-NR certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class J and Class K certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.
(9)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, rated final distribution date, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest and will represent beneficial ownership of the grantor trust, as further described in this prospectus.
(10)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date, assumed final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

VRR Interest Summary

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Expected Weighted Average Life (Years)(3)	Expected Principal Window(3)
Class RR	$ 37,252,097%		(4)	February 2032	8.10	3/22 – 2/32
RR Interest	$ 51,489,637%		(4)	February 2032	8.10	3/22 – 2/32

(1)	The Class RR certificates and the RR interest will collectively constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) and is expected to be acquired and retained by the applicable sponsors (or their “majority-owned affiliates”, as such term is defined in the Credit Risk Retention Rules) as described under “Credit Risk Retention”. The Class RR certificates and the RR interest collectively comprise the “VRR interest”. The VRR interest represents the right to receive approximately 5.0% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the certificates and the RR interest on each distribution date, as further described under “Credit Risk Retention”. The owner of the RR interest is referred to in this prospectus as the “RR Interest Owners” and the RR interest owners and the holder of the Class RR certificates (the “Class RR certificateholders”) are referred to collectively in this prospectus as the “VRR Interest Owners”.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

4

(3)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR interest are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.
(4)	Although they do not have specified pass-through rates (other than for tax reporting purposes), the effective interest rate for the RR interest and the Class RR certificates will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

5

TABLE OF CONTENTS

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	15
Summary of Terms	24
Summary of Risk Factors	60
Special Risks	60
Risks Relating to the Mortgage Loans	60
Risks Relating to Conflicts of Interest	61
Other Risks Relating to the Certificates	61
Risk Factors	62
Special Risks	62
The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	62
Risks Relating to the Mortgage Loans	65
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	65
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	66
Office Properties Have Special Risks	70
Data Center Properties Have Special Risks	71
Retail Properties Have Special Risks	71
Mixed Use Properties Have Special Risks	73
Self-Storage Properties Have Special Risks	73
Industrial Properties Have Special Risks	74
Hotel Properties Have Special Risks	75
Multifamily Properties Have Special Risks	77
Parking Properties Have Special Risks	79
Risks of Commercial and Multifamily Lending Generally	80
Sale-Leaseback Transactions Have Special Risks	82

Risks Relating to Affiliation with a Franchise or Hotel Management Company	83
Condominium Ownership May Limit Use and Improvements	84
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	85
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	85
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	86
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	87
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	88
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	89
Risks Related to Zoning Non-Compliance and Use Restrictions	90
Risks Relating to Inspections of Properties	92
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	92
Insurance May Not Be Available or Adequate	92
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	93
Terrorism Insurance May Not Be Available for All Mortgaged Properties	93
Risks Associated with Blanket Insurance Policies or Self-Insurance	95
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	95
Limited Information Causes Uncertainty	95

6

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	96
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	96
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	97
Static Pool Data Would Not Be Indicative of the Performance of this Pool	98
Appraisals May Not Reflect Current or Future Market Value of Each Property	98
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	99
The Borrower’s Form of Entity May Cause Special Risks	100
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	102
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	102
Other Financings or Ability to Incur Other Indebtedness Entails Risk	104
Tenancies-in-Common May Hinder Recovery	105
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	105
Risks Associated with One Action Rules	105
State Law Limitations on Assignments of Leases and Rents May Entail Risks	106
Risks of Anticipated Repayment Date Loans	106
Various Other Laws Could Affect the Exercise of Lender’s Rights	106

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	107
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	107
Risks Related to Ground Leases and Other Leasehold Interests	108
Increases in Real Estate Taxes May Reduce Available Funds	110
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	110
Risks Relating to Delaware Statutory Trusts	110
Risks Relating to Shari’ah Compliant Loans	110
Risks Related to Conflicts of Interest	111
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	111
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	113
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	114
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	115
Potential Conflicts of Interest of the Operating Advisor	117
Potential Conflicts of Interest of the Asset Representations Reviewer	118
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	118
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	120
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	121

7

Other Potential Conflicts of Interest May Affect Your Investment	122
Other Risks Relating to the Certificates	122
EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements	122
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	124
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	127
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	131
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	131
Risks Relating to Modifications of the Mortgage Loans	136
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	137
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	137
Risks Relating to Interest on Advances and Special Servicing Compensation	138
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	138

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	138
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	139
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	140
General Risk Factors	142
The Certificates May Not Be a Suitable Investment for You	142
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	142
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	143
Other Events May Affect the Value and Liquidity of Your Investment	143
The Certificates Are Limited Obligations	143
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	143
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	144
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	146
Description of the Mortgage Pool	147
General	147
Co-Originated or Third-Party Originated Mortgage Loans	148
Certain Calculations and Definitions	148
Definitions	149
Mortgage Pool Characteristics	156

8

Overview	156
Property Types	157
Mortgage Loan Concentrations	162
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	162
Geographic Concentrations	164
Mortgaged Properties With Limited Prior Operating History	164
Tenancies-in-Common or Diversified Ownership	165
Condominium and Other Shared Interests	165
Fee and Leasehold Estates; Ground Leases	165
Environmental Considerations	166
Redevelopment, Renovation and Expansion	172
Assessments of Property Value and Condition	173
Appraisals	173
Engineering Reports	173
Zoning and Building Code Compliance and Condemnation	173
Litigation and Other Considerations	174
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	174
Loan Purpose	174
Default History, Bankruptcy Issues and Other Proceedings	175
Tenant Issues	176
Tenant Concentrations	176
Lease Expirations and Terminations	176
Purchase Options and Rights of First Refusal	182
Affiliated Leases	182
Insurance Considerations	184
Use Restrictions	186
Appraised Value	188
Non-Recourse Carveout Limitations	188
Real Estate and Other Tax Considerations	190
Delinquency Information	193
Certain Terms of the Mortgage Loans	193
Amortization of Principal	193
Due Dates; Mortgage Rates; Calculations of Interest	194
ARD Loans	194
Prepayment Protections and Certain Involuntary Prepayments	195
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	196

Defeasance; Collateral Substitution	197
Partial Releases	198
Escrows	203
Mortgaged Property Accounts	204
Delaware Statutory Trusts	204
Shari’ah Compliant Loan	205
Exceptions to Underwriting Guidelines	205
Additional Indebtedness	205
General	205
Whole Loans	206
Mezzanine Indebtedness	206
Other Indebtedness	208
The Whole Loans	208
General	208
The Serviced Pari Passu Whole Loans	215
The Non-Serviced Pari Passu Whole Loans	217
The Non-Serviced AB Whole Loans	219
Transaction Parties	241
The Sponsors and Mortgage Loan Sellers	241
JPMorgan Chase Bank, National Association	241
General	241
JPMCB Securitization Program	241
Review of JPMCB Mortgage Loans	242
JPMCB’s Underwriting Guidelines and Processes	244
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	248
Compliance with Rule 15Ga-1 under the Exchange Act	248
Retained Interests in This Securitization	248
Citi Real Estate Funding Inc.	249
CREFI’s Commercial Mortgage Origination and Securitization Program	249
Review of the CREFI Mortgage Loans	250
CREFI’s Underwriting Guidelines and Processes	253
Compliance with Rule 15Ga-1 under the Exchange Act	257
Retained Interests in This Securitization	257
German American Capital Corporation	257
General	257
GACC’s Securitization Program	258
Review of GACC Mortgage Loans	259
DB Originators’ Underwriting Guidelines and Processes	261

9

Exceptions	265
Compliance with Rule 15Ga-1 under the Exchange Act	265
Retained Interests in This Securitization	265
Goldman Sachs Mortgage Company	266
General	266
GSMC’s Commercial Mortgage Securitization Program	266
Review of GSMC Mortgage Loans	266
The Goldman Originator	268
Goldman Originator’s Underwriting Guidelines and Processes	269
Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines	273
Compliance with Rule 15Ga-1 under the Exchange Act	274
Retained Interests in This Securitization	274
Compensation of the Sponsors	274
The Depositor	275
The Issuing Entity	275
The Trustee	276
The Certificate Administrator	277
The Master Servicer	279
The Special Servicer	282
The Operating Advisor and Asset Representations Reviewer	285
Credit Risk Retention	286
Qualifying CRE Loans	287
The VRR Interest	288
Material Terms of the VRR Interest	288
Description of the Certificates	291
General	291
Distributions	293
Method, Timing and Amount	293
Available Funds	294
Priority of Distributions	296
Pass-Through Rates	299
Interest Distribution Amount	301
Principal Distribution Amount	302
Certain Calculations with Respect to Individual Mortgage Loans	304
Excess Interest	305
Application Priority of Mortgage Loan Collections or Whole Loan Collections	305
Allocation of Yield Maintenance Charges and Prepayment Premiums	308
Assumed Final Distribution Date; Rated Final Distribution Date	310
Prepayment Interest Shortfalls	310

Subordination; Allocation of Realized Losses	312
Reports to Certificateholders and the RR Interest Owners; Certain Available Information	314
Certificate Administrator Reports	314
Information Available Electronically	320
Voting Rights	324
Delivery, Form, Transfer and Denomination	325
Book-Entry Registration	325
Definitive Certificates	327
Certificateholder Communication	328
Access to Certificateholders’ Names and Addresses	328
Requests to Communicate	328
List of Certificateholders	329
Description of the Mortgage Loan Purchase Agreements	329
General	329
Dispute Resolution Provisions	338
Asset Review Obligations	338
Pooling and Servicing Agreement	338
General	338
Assignment of the Mortgage Loans	339
Servicing Standard	339
Subservicing	341
Advances	341
P&I Advances	341
Servicing Advances	342
Nonrecoverable Advances	343
Recovery of Advances	344
Accounts	346
Withdrawals from the Collection Account	348
Servicing and Other Compensation and Payment of Expenses	350
General	350
Master Servicing Compensation	354
Special Servicing Compensation	357
Disclosable Special Servicer Fees	362
Certificate Administrator and Trustee Compensation	362
Operating Advisor Compensation	362
Asset Representations Reviewer Compensation	363
CREFC® Intellectual Property Royalty License Fee	364
Appraisal Reduction Amounts	364
Maintenance of Insurance	371
Modifications, Waivers and Amendments	373
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	378
Inspections	379

10

Collection of Operating Information	380
Special Servicing Transfer Event	380
Asset Status Report	383
Realization Upon Mortgage Loans	386
Sale of Defaulted Loans and REO Properties	388
The Directing Certificateholder	391
General	391
Major Decisions	392
Asset Status Report	396
Replacement of Special Servicer	396
Control Termination Event and Consultation Termination Event	396
Servicing Override	397
Rights of Holders of Companion Loans	398
Limitation on Liability of Directing Certificateholder	398
The Operating Advisor	399
General	399
Duties of the Operating Advisor While No Control Termination Event is Continuing	400
Duties of the Operating Advisor While a Control Termination Event is Continuing	400
Annual Report	401
Recommendation of the Replacement of the Special Servicer	402
Eligibility of Operating Advisor	402
Other Obligations of Operating Advisor	403
Delegation of Operating Advisor’s Duties	404
Termination of the Operating Advisor With Cause	404
Rights Upon Operating Advisor Termination Event	405
Waiver of Operating Advisor Termination Event	405
Termination of the Operating Advisor Without Cause	405
Resignation of the Operating Advisor	406
Operating Advisor Compensation	406
The Asset Representations Reviewer	406
Asset Review	406
Eligibility of Asset Representations Reviewer	411
Other Obligations of Asset Representations Reviewer	411
Delegation of Asset Representations Reviewer’s Duties	412

Assignment of Asset Representations Reviewer’s Rights and Obligations	412
Asset Representations Reviewer Termination Events	412
Rights Upon Asset Representations Reviewer Termination Event	413
Termination of the Asset Representations Reviewer Without Cause	413
Resignation of Asset Representations Reviewer	414
Asset Representations Reviewer Compensation	414
Limitation on Liability of the Risk Retention Consultation Parties	414
Replacement of Special Servicer Without Cause	415
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	417
Termination of Master Servicer and Special Servicer for Cause	418
Servicer Termination Events	418
Rights Upon Servicer Termination Event	419
Waiver of Servicer Termination Event	420
Resignation of the Master Servicer and the Special Servicer	420
Limitation on Liability; Indemnification	421
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	423
Dispute Resolution Provisions	424
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	424
Repurchase Request Delivered by a Party to the PSA	424
Resolution of a Repurchase Request	425
Mediation and Arbitration Provisions	428
Servicing of the Servicing Shift Mortgage Loans	429
Servicing of the Non-Serviced Mortgage Loans	429
General	429
Servicing of Certain Non-Serviced AB Mortgage Loans	432
Servicing of the Old Chicago Post Office Mortgage Loan	432
Servicing of the CX – 350 & 450 Water Street Mortgage Loan	433

11

Servicing of The Summit Mortgage Loan	433
Servicing of the 601 Lexington Avenue Mortgage Loan	434
Rating Agency Confirmations	435
Evidence as to Compliance	436
Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding	438
Termination; Retirement of Certificates	438
Amendment	439
Resignation and Removal of the Trustee and the Certificate Administrator	441
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	442
Certain Legal Aspects of Mortgage Loans	442
General	443
Types of Mortgage Instruments	443
Leases and Rents	443
Personalty	444
Foreclosure	444
General	444
Foreclosure Procedures Vary from State to State	444
Judicial Foreclosure	444
Equitable and Other Limitations on Enforceability of Certain Provisions	444
Nonjudicial Foreclosure/Power of Sale	445
Public Sale	445
Rights of Redemption	446
Anti-Deficiency Legislation	447
Leasehold Considerations	447
Cooperative Shares	447
Bankruptcy Laws	448
Environmental Considerations	454
General	454
Superlien Laws	454
CERCLA	454
Certain Other Federal and State Laws	455
Additional Considerations	455
Due-on-Sale and Due-on-Encumbrance Provisions	455
Subordinate Financing	456
Default Interest and Limitations on Prepayments	456
Applicability of Usury Laws	456
Americans with Disabilities Act	456
Servicemembers Civil Relief Act	457
Anti-Money Laundering, Economic Sanctions and Bribery	457

Potential Forfeiture of Assets	458
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	458
Pending Legal Proceedings Involving Transaction Parties	459
Use of Proceeds	460
Yield and Maturity Considerations	460
Yield Considerations	460
General	460
Rate and Timing of Principal Payments	460
Losses and Shortfalls	461
Certain Relevant Factors Affecting Loan Payments and Defaults	462
Delay in Payment of Distributions	463
Yield on the Certificates with Notional Amounts	463
Weighted Average Life	463
Pre-Tax Yield to Maturity Tables	470
Material Federal Income Tax Considerations	473
General	473
Qualification as a REMIC	474
Status of Offered Certificates	475
Taxation of Regular Interests	476
General	476
Original Issue Discount	476
Acquisition Premium	478
Market Discount	478
Premium	479
Election To Treat All Interest Under the Constant Yield Method	479
Treatment of Losses	480
Yield Maintenance Charges and Prepayment Premiums	480
Sale or Exchange of Regular Interests	481
Taxes That May Be Imposed on a REMIC	481
Prohibited Transactions	481
Contributions to a REMIC After the Startup Day	482
Net Income from Foreclosure Property	482
REMIC Partnership Representative	482
Taxation of Certain Foreign Investors	482
FATCA	483
Backup Withholding	483
Information Reporting	484
3.8% Medicare Tax on “Net Investment Income”	484

12

Reporting Requirements	484
Certain State and Local Tax Considerations	485
Method of Distribution (Conflicts of Interest)	486
Incorporation of Certain Information by Reference	488
Where You Can Find More Information	489
Financial Information	489

Certain ERISA Considerations	489
General	489
Plan Asset Regulations	491
Administrative Exemptions	491
Insurance Company General Accounts	493
Legal Investment	494
Legal Matters	494
Ratings	494
Index of Defined Terms	498

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB
ANNEX E-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI
ANNEX F-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC
ANNEX G-1	GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX G-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GSMC
ANNEX H	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

13

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—GENERAL RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

14

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates and VRR Interest, which sets forth important statistical information relating to the certificates;
●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.
●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

15

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

EU PRODUCT GOVERNANCE

ANY DISTRIBUTOR THAT IS SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF REGULATION (EU) 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); OR (II) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; OR (III) not a qualified

16

investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA (AS AMENDED, THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

UK PRODUCT GOVERNANCE

ANY DISTRIBUTOR THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK PRODUCT GOVERNANCE RULES.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS NOR ANY OTHER PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN ADDITION, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements” IN THIS PROSPECTUS.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN

17

UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”) or (iv) are any other persons to whom it may otherwise lawfully be communicated or directed; AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE "PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER") AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. Any persons other than Relevant Persons should not act or rely on this PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF

18

ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN

19

INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

20

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk WEIGHTING to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY

21

APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

22

[THIS PAGE INTENTIONALLY LEFT BLANK]

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2022-B32 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are:
●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;
●	Citi Real Estate Funding Inc., a New York corporation; and
●	German American Capital Corporation, a Maryland corporation;
●	Goldman Sachs Mortgage Company, a New York limited partnership.
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Goldman Sachs Mortgage Company is an affiliate of Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of the non-offered certificates and Goldman Sachs Bank USA, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

24

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:
Sellers of the Mortgage Loans
Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	5	$320,380,000	18.1%
Citi Real Estate Funding Inc.	24	620,477,473	35.0
Goldman Sachs Mortgage Company	11	431,702,201	24.3
German American Capital Corporation	6	377,275,000	21.3
German American Capital Corporation / Citi Real Estate Funding Inc.(2)	1	25,000,000	1.4
Total	47	$1,774,834,674	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller or its affiliate with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.
(2)	The 601 Lexington Avenue mortgage loan is evidenced by two promissory notes: (i) Note A-2-C2-2 with a principal balance of $12,800,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller, and (ii) Note A-4-C2-2 with a principal balance of $12,200,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller.
See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and the related serviced companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.
Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and

25

servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Special Servicer	KeyBank National Association, a national banking association, is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.
KeyBank National Association is expected to be appointed as the special servicer by Ellington Management Group, LLC, or its affiliate, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.
KeyBank National Association, or its affiliate, assisted Ellington Management Group, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.
KeyBank National Association is also the master servicer under the CAMB 2021-CX2 trust and servicing agreement (with respect to the CX - 350 & 450 Water Street mortgage loan), the master servicer and the special servicer under the JPMCC 2022-OPO trust and servicing agreement (with respect to the Old Chicago Post Office mortgage loan) and the master servicer and the special servicer under the SUMIT 2022-BVUE trust and servicing agreement (with respect to The Summit mortgage loan).
26

Prior to the applicable servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.
The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: BMARK 2022-B32. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.
The initial mortgagee of record with respect to the servicing shift mortgage loans will be the trustee under the pooling and
27

servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.
With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.
The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the RR Interest Owners that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset

28

Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.
Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.
See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.
Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.
The controlling class will be the most subordinate class of the Class F, Class G, Class H, Class J and Class K certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.
It is anticipated that certain entities managed by Ellington Management Group, LLC or affiliates, will purchase the Class X-FG, Class X-H, Class X-NR, Class F, Class G, Class H, Class J, Class K and Class S certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that Ellington Management Group, LLC, or its affiliate, will be the

29

initial directing certificateholder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans.
The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or equivalent party) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
With respect to the ExchangeRight Net Leased Portfolio #53 whole loan, a servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of the ExchangeRight Net Leased Portfolio #53 whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risk Retention

Consultation Party	The “risk retention consultation parties” will be (i) a party selected by JPMorgan Chase Bank, National Association, (ii) a party selected by GS Bank USA, (iii) a party selected by DBR Investments Co. Limited and (iv) a party selected by Citi Real Estate Funding Inc., in each case, as a holder of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, no risk retention consultation party will have any consultation rights with respect to any applicable excluded loan. JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company and Deutsche Bank AG, New York Branch (or affiliates thereof)

30

are expected to be appointed as the initial risk retention consultation parties.
With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.
Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in February 2022, or with respect to any mortgage loan that has its first due date after February 2022, the date that would otherwise have been the related due date in February 2022.
Closing Date	On or about February 16, 2022.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2022.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in March 2022.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, New York, Ohio, Kansas, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.
Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately

31

preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.
Assumed Final Distribution
Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	November 2026
Class A-2	January 2027
Class A-3	February 2029
Class A-4	(1)
Class A-5	(1)
Class A-SB	November 2031
Class X-A	January 2032
Class X-B	January 2032
Class A-S	January 2032
Class B	January 2032
Class C	January 2032

(1)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those Classes of certificates. However, the initial certificate balance of the Class A-4 certificates is expected to be within the range of $0 to $225,000,000, and the initial certificate balance of the Class A-5 certificates is expected to be within the range of $250,182,000 to $475,182,000. With respect to the Class A-4 certificates, the assumed final distribution date is expected to be in December 2031. With respect to the Class A-5 certificates, the assumed final distribution date is expected to be in January 2032.
The rated final distribution date will be the distribution date in January 2055.

32

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

33

  Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2022-B32:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class A-4
●	Class A-5
●	Class A-SB
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C
The certificates of this Series will consist of the above classes (referred to as the “offered certificates”) and the following classes that are not being offered by this prospectus: Class A-2A1, Class X-D, Class X-FG, Class X-H, Class X-NR, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class S, Class R and Class RR certificates (referred to as the “non-offered certificates”) (other than the Class RR, Class S and Class R certificates) are collectively referred to as the “non-VRR certificates”.
The certificates and the RR interest will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be forty-seven (47) fixed rate commercial mortgage loans secured by first mortgage liens on one hundred seventy-one (171) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) twenty-nine (29) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) thirteen (13) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties), and (iii) five (5) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

34

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$6,410,000	0.36%	30.000%
Class A-2	$162,053,000	9.13%	30.000%
Class A-3	$253,574,000	14.29%	30.000%
Class A-4	(2)	(2)	30.000%
Class A-5	(2)	(2)	30.000%
Class A-SB	$18,046,000	1.02%	30.000%
Class X-A	$1,359,412,000	NAP	NAP
Class X-B	$151,748,000	NAP	NAP
Class A-S	$179,147,000	10.09%	19.375%
Class B	$82,197,000	4.63%	14.500%
Class C	$69,551,000	3.92%	10.375%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit support for the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.
(2)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $475,182,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balances	Range of Approx. % of Cut-off Date Balance
Class A-4	$0 - $225,000,000	NAP – 12.68%
Class A-5	$250,182,000 - $475,182,000	14.10% - 26.77%

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:
Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
Class A-SB	%
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in

35

each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.
(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average pass-through rates on the Class B and Class C certificates for the related distribution date weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.
For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.
For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all

36

mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.05125%.
The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of 0.2500% for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.
Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.
The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00448%.
The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any companion loan) at a per annum rate equal to 0.00078%. The operating advisor will also be entitled under certain circumstances to a consulting fee.
As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00025%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and

37

Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the RR interest owners.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR interest owners.
Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the RR interest owners. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.
With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

38

Non-Serviced Mortgage Loans
Non-Serviced Mortgage Loan(1)	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicing Fee Rate(3)
Old Chicago Post Office	0.00750%	0.25000%
CX – 350 & 450 Water Street	0.00600%	0.25000%
The Summit	0.02500%	0.02500%
Novo Nordisk HQ	0.00125%	0.25000%
425 Eye Street	0.00125%	0.25000%
601 Lexington Avenue	0.00500%	0.15000%
Nyberg Portfolio	0.01125%	0.25000%
Sara Lee Portfolio	0.00125%	0.25000%
Charcuterie Artisans SLB	0.00125%	0.25000%

(1)	Does not reflect the ExchangeRight Net Leased Portfolio #53 mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.
(3)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.
Distributions

A. Allocation Between

VRR Interest and

Non-VRR Certificates	The aggregate amount available for distributions to holders of the non-VRR certificates and the VRR interest owners on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the VRR interest owners, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR interest will at all times be the product of such amount multiplied by the VRR percentage and (b) the non-VRR certificates will at all times be the product of such amount multiplied by the non-VRR percentage, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.
The “non-VRR percentage” is an amount expressed as a percentage equal to 100% minus the VRR percentage. At all

39

times, the sum of the VRR percentage and the non-VRR percentage will equal 100%.

The “VRR percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial VRR interest balance of the VRR interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the VRR interest balance of the VRR interest.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the non-VRR certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:
First, to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;
Second, to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex H, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 and Class A-2A1 certificates, pro rata, based on their respective certificate balances, until their certificate balances have been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

40

Third, to the Class A-1, Class A-2, Class A-2A1, A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;
Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;
Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;
Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;
Seventh, to the non-offered certificates (other than the Class A-2A1, Class X-D, Class X-FG, Class X-H, Class X-NR, Class S, Class R and Class RR certificates) in the amounts and order of

41

priority described in “Description of the Certificates—Distributions”; and
Eighth, to the Class R certificates, any remaining amounts.
For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-VRR certificates and the VRR interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.
A description of the amount of principal required to be distributed to each class of non-VRR certificates entitled to principal and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates and the RR interest will be allocated between the VRR interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any))

42

allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates are more particularly described under “Description of the Certificates—Distributions”.
On any distribution date, mortgage loan losses will be allocated between the VRR interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.
**	The Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates are interest-only certificates and the Class A-2A1, Class X-D, Class X-FG, Class X-H and Class X-NR certificates are not offered by this prospectus.
***	Other than the Class A-2A1, Class X-D, Class X-FG, Class X-H, Class X-NR, Class S, Class R and Class RR certificates.
Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described

43

under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.
Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H or Class X-NR certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interest will reduce the interest balance of the VRR interest.
The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-FG certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class F and Class G certificates. The notional amount of the Class X-H certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class H certificates. The notional amount of the Class X-NR certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class J and Class K certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest” for more detailed information regarding the subordination provisions applicable to the non-VRR certificates and the VRR interest and the allocation of losses to the non-VRR certificates and the VRR interest.
F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR

44

certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:
●	shortfalls from delinquencies and defaults by borrowers;
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates are required to be further allocated among the classes of non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.
G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated between the VRR interest, on the one hand, and the Class S certificates, on the other hand, in accordance with their respective percentage allocation entitlement on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

45

Advances
A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.
The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.
None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.
See “Pooling and Servicing Agreement—Advances”.
B. Property Protection Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.

46

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.
See “Pooling and Servicing Agreement—Advances”.
With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the RR interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.
With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

47

The Mortgage Pool
The Mortgage Pool	The issuing entity’s primary assets will be forty-seven (47) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one hundred seventy-one (171) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.
The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,774,834,674.
Whole Loans
Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-seven (47) commercial and multifamily mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of eighteen (18) mortgage loans (59.7%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), and (ii) in the case of five (5) mortgage loans (22.9%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

48

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
Old Chicago Post Office	$125,000,000	7.0%	$387,800,000	$317,200,000	69.8%	2.61x
Bedrock Portfolio	$125,000,000	7.0%	$305,000,000	N/A	59.4%	3.30x
CX – 350 & 450 Water Street	$101,000,000	5.7%	$713,000,000	$411,000,000	62.7%	2.32x
One Wilshire	$ 90,000,000	5.1%	$299,250,000	N/A	42.6%	3.37x
JW Marriott Desert Springs	$ 75,000,000	4.2%	$ 53,000,000	N/A	41.8%	3.14x
Woodmore Towne Centre	$ 75,000,000	4.2%	$ 42,200,000	N/A	59.5%	2.96x
The Summit	$ 65,000,000	3.7%	$262,000,000	$198,000,000	58.6%	2.56x
Moonwater Office Portfolio	$ 63,000,000	3.5%	$ 53,000,000	N/A	59.1%	1.42x
Novo Nordisk HQ	$ 60,000,000	3.4%	$150,667,000	N/A	63.8%	3.16x
The Kirby Collection	$ 55,000,000	3.1%	$ 40,661,369	N/A	48.1%	3.86x
425 Eye Street	$ 39,818,000	2.2%	$ 62,400,000	N/A	56.8%	3.66x
ExchangeRight Net Leased Portfolio #53	$ 30,000,000	1.7%	$ 56,000,000	N/A	53.9%	2.68x
Glen Forest Office Portfolio	$ 30,000,000	1.7%	$ 29,000,000	N/A	61.7%	2.85x
Grede Casting Industrial Portfolio	$ 30,000,000	1.7%	$ 18,225,000	N/A	58.5%	3.25x
601 Lexington Avenue	$ 25,000,000	1.4%	$698,300,000	$276,700,000	58.8%	3.25x
Nyberg Portfolio	$ 23,900,000	1.3%	$ 40,000,000	N/A	60.0%	3.14x
Sara Lee Portfolio	$ 23,150,000	1.3%	$ 40,000,000	N/A	60.6%	2.06x
Charcuterie Artisans SLB	$ 23,000,000	1.3%	$ 40,000,000	N/A	57.7%	2.35x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.
The ExchangeRight Net Leased Portfolio #53 whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.
The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

49

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Old Chicago Post Office	JPMCC 2022-OPO	7.0%	KeyBank National Association	Keybank National Association	Wilmington Trust, National Association
CX – 350 & 450 Water Street	CAMB 2021-CX2	5.7%	KeyBank National Association	Situs Holdings, LLC	Wilmington Trust, National Association
The Summit	SUMIT 2022-BVUE	3.7%	KeyBank National Association	KeyBank National Association	Wilmington Trust, National Association
Novo Nordisk HQ	Benchmark 2021-B31	3.4%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
425 Eye Street	GSMS 2021-GSA3	2.2%	Wells Fargo Bank, National Association	Argentic Services Company LP	Wilmington Trust, National Association
601 Lexington Avenue	BXP 2021-601L	1.4%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Computershare Trust Company, N.A.
Nyberg Portfolio	Benchmark 2021-B31	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Sara Lee Portfolio	Benchmark 2021-B31	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Charcuterie Artisans SLB	Benchmark 2021-B31	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(3)
Old Chicago Post Office	Computershare Trust Company, National Association	Computershare Trust Company, National Association	N/A	N/A	KKR Real Estate Select Trust Inc.
CX – 350 & 450 Water Street	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	N/A(4)
The Summit	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	Pentalpha Surveillance LLC	N/A	Prima Capital Advisors LLC
Novo Nordisk HQ	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
425 Eye Street	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Argentic Securities Income USA LLC
601 Lexington Avenue	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	N/A	N/A	N/A(5)
Nyberg Portfolio	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
Sara Lee Portfolio	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
Charcuterie Artisans SLB	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP

(1)	Does not reflect the ExchangeRight Net Leased Portfolio #53 whole loan, which is a servicing shift whole loan. On and after the related servicing shift securitization date, the servicing shift whole loan will also be a non-serviced whole loan.
(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.
(3)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

50

(4)	With respect to the CX – 350 & 450 Water Street mortgage loan, there is currently no initial directing party under the CAMB 2021-CX trust and servicing agreement because the holder of the related controlling class of that transaction, 3650 Cal Bridge Cambridge Crossing LLC, is an affiliate of the related borrowers for such mortgage loan.
(5)	With respect to the 601 Lexington Avenue mortgage loan, the BXP Trust 2021-601L trust and servicing agreement provides for a directing holder; however, the certificateholders entitled to make such an appointment have not done so as of the date hereof.
For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Mortgage Loan Characteristics
The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).
The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

51

The mortgage loans will have the following approximate characteristics as of the cut-off date:
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$1,774,834,674
Number of Mortgage Loans	47
Number of Mortgaged Properties	171
Range of Cut-off Date Balances	$2,275,000 to $125,000,000
Average Cut-off Date Balance	$37,762,440
Range of Mortgage Rates	2.776% to 5.135%
Weighted average Mortgage Rate	3.53779%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	99 months
Range of remaining terms to maturity	57 months to 120 months
Weighted average remaining term to maturity	98 months
Range of original amortization term(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	359 months to 360 months
Weighted average remaining amortization term(2)	360 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	29.3% to 69.2%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	55.9%
Range of LTV Ratios as of the maturity date(3)(4)	29.3% to 68.0%
Weighted average LTV Ratio as of the maturity date(3)(4)	54.9%
Range of UW NCF DSCR(4)(5)	1.42x to 4.50x
Weighted average UW NCF DSCR(4)(5)	2.98x
Range of UW NOI Debt Yield(4)	8.0% to 20.4%
Weighted average UW NOI Debt Yield(4)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest Only	74.1%
Interest Only - ARD	14.1%
Interest Only, Amortizing Balloon	8.2%
Amortizing Balloon	3.5%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Excludes thirty-eight (38) mortgage loans (88.2%) that are interest-only for the entire term or until the related anticipated repayment date.
(3)	With respect to the Old Chicago Post Office mortgage loan (7.0%), the Rosewood National Storage 13 mortgage loan (6.1%), the CX – 350 & 450 Water Street mortgage loan (5.7%), the Woodmore Towne Centre mortgage loan (4.2%) and the Macon and Winter Garden mortgage loan (1.6%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.
(4)	With respect to eighteen (18) mortgage loans (59.7%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans.
(5)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other” and “—Real Estate and Other Tax Considerations”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

52

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.
Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.
See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to thirteen (13) mortgage loans (30.2%), some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed or were in a lease-up period within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.
See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.
See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.
Additional Aspects of Certificates
Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

53

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.
You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	For a discussion of the manner by which JPMCB, as retaining sponsor, intends to satisfy the credit risk retention requirements of the U.S. credit risk retention rules, see “Credit Risk Retention”.
None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation (as each such term is defined herein). In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement of the EU Securitization Regulation or the UK Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements”.

Information Available to

Certificateholders

and the RR Interest Owners	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record and the RR interest owners, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR interest owners may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to

54

Certificateholders and the RR Interest Owners; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, LLC, Thomson Reuters Corporation and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.
The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class S and Class R certificates) and the RR interest then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest and (iii) such holder (or holders) pay an amount equal to the VRR interest’s proportionate share of the price specified in this prospectus. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage

55

loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders or the RR interest owners in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the 601 Lexington Avenue mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.
Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR interest owners and any related companion loan holders (as a collective whole as if such certificateholders, RR interest owners and such companion loan holders constituted a single lender).
If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the Old Chicago Post Office whole loan, the CX – 350 & 450 Water Street whole loan, The Summit whole loan and the 601 Lexington Avenue whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.
Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

56

The lower-tier REMIC will hold the mortgage loans and certain other assets of the issuing entity (excluding any post-anticipated repayment date excess interest) and will each issue certain classes of uncertificated regular interests to the upper-tier REMIC.
In addition, the portions of the issuing entity consisting of the excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account will be treated as a grantor trust (the “Grantor Trust”) and the holders of the Class S certificates and the VRR interest will be treated as the beneficial owners of their respective entitlements under section 671 of the Code.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Classcertificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.
See “Material Federal Income Tax Considerations”.
Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.
If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.
The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the

57

Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).
See “Legal Investment”.
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

58

[THIS PAGE INTENTIONALLY LEFT BLANK]

59

Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based in part on pre-pandemic property performance and therefore may not fully reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, hospitality, retail, industrial, self-storage and multifamily) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

60

●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Certificateholder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing certificateholder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing certificateholder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

61

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States has made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. We cannot assure you as to if and when states will permit full resumption of economic activity, whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, the financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general, and those downturns will likely continue for some time. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted. The United States economy has experienced contraction and expansion during the pandemic, and it is unclear when any contractions will cease and when steady economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in significant losses, including shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in slower resumption of economic activity than in other less-impacted regions. However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases.

62

Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;
●	retail properties, due to store closures, either government-mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent, and restrictions on and reduced interest in social gatherings, on which retail properties rely;
●	multifamily properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs and, with respect to student housing properties, which may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;
●	office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoriums on foreclosure and/or eviction proceedings and mandated forbearance programs. For example, recent legislation in Oregon imposes a temporary moratorium on foreclosures and other lender remedies and affords COVID-impacted borrowers, including commercial borrowers, the right to defer debt service payments through December 31, 2020 until loan maturity. Similar legislation has imposed a temporary eviction and foreclosure moratorium in New York. Any such measures may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

63

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, we cannot assure you as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrower will be able to continue to fund such reserve or that such reserve will be sufficient to pay all required insurance premiums.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates and VRR Interest”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. Subject to the master servicer’s recoverability determination, the master servicer will be obligated under and subject to the terms of the pooling and servicing agreement to advance any scheduled monthly payment of interest (other than any balloon payment) on a mortgage loan that the borrowers fail to pay that is required to be made under the mortgage loan documents. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See “Description of the Mortgage Pool—Certain Calculation and Definitions—Definitions”.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

64

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties for the top 15 mortgage loans. See Annex A-3 for additional information. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1, Annex E-1, Annex F-1 and Annex G-1 hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or

65

contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

66

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that

67

the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”), a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of

68

the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1, representation and warranty number 7 in Annex E-1 and representation and warranty number 7 in Annex F-1, representation and warranty number 6 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,
●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,
●	if the related borrower fails to provide a designated number of parking spaces,
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,
●	if a tenant’s use is not permitted by zoning or applicable law,
●	if the tenant is unable to exercise an expansion right,
●	if the landlord defaults on its obligations under the lease,
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations, or

69

●	in the case of government sponsored tenants, any time or for lack of appropriations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and
●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii)

70

failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. However, the value of a data center will also be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

71

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may

72

also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

73

●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; or
●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;

74

●	the expenses of converting a previously adapted space to general use; and
●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and
●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

75

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in

76

certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;

77

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, student tenants having a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year or in certain circumstances less than 30 days in term), which creates a higher turnover rate than for other types of multifamily properties;
●	restrictions on the age of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant

78

complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. In addition, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and
●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

Parking Properties Have Special Risks

Some of the mortgage loans are secured by parking properties.  Because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. Parking garages and parking lots present risks not associated with other properties.  The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

79

Factors affecting the success of a parking lot or garage include:

●	the proximity of the lot or garage to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include, clear ceiling heights, column spacing, zoning restrictions and number of spaces.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	a decline in the businesses operated by tenants or in their financial condition;

80

●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	political factors;
●	environmental factors;
●	seismic activity risk;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

81

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Sara Lee Portfolio mortgaged properties (1.3%), the Charcuterie Artisans SLB mortgaged property (1.3%) and the ASM Portfolio mortgaged properties (0.3%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. Here, that secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is

82

obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by

83

the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR Interest Owners to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

84

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the

85

pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, mixed use, self storage, industrial, hospitality, multifamily and parking garage properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Illinois, Michigan, Texas and Massachusetts. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that

86

together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required

87

to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR Interest Owners.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1, representation and warranty number 41 in Anne F-1 and representation and warranty number 40 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Process”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, for certain mortgaged properties, the borrower sponsors may currently plan to undertake elective renovations in the future. We cannot assure you that sufficient funds will be available to the related borrower sponsor to undertake such elective renovations.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame

88

contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

89

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for

90

which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties. See also representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-

91

1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR Interest Owners.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related

92

mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on February 18, 2022.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	the title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the “Terrorism Insurance Program.” The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven

93

years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1 and representation and warranty number 29 in Annex G-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

94

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in
“—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to

95

Certificateholders and the RR Interest Owners; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool do not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

96

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the RR Interest Owners until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR Interest Owners. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR Interest Owners. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans” and “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-

97

underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a

98

typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan

99

may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the

100

mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

101

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See
“—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”,
“—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to

102

perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the RR Interest Owners if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations”. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

103

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

104

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR Interest Owners as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties

105

located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and
“—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and

106

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;

107

●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold

108

interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representations and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

109

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee and Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases (other than in the case of the 601 Lexington Avenue mortgaged property (1.4%)) has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, in certain cases the related borrower has master leased the property to a newly formed, single-purpose entity that is affiliated with the signatory trustee or manager for the related borrower. In such cases, the master lease has been either subordinated to the related mortgage loan documents or the master lessee has joined with the related borrower in the related mortgage in order to pledge its interest in the related mortgaged property and master lease. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower, which is a non-Shari’ah compliant party, holds the fee interest in the mortgaged property, and has master leased the related mortgaged property to a master lessee, which is directly or indirectly owned in whole or in part by certain investors of the Islamic faith. The rent payable pursuant to the

110

applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as (in some cases) reserve payments and any other sums due under the mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and one of the originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their

111

affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited, Goldman Sachs Bank USA and Citi Real Estate Funding Inc. are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the VRR Interest Owners by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or such VRR interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or VRR interest owner by whom such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.
In addition, for so long as any of JPMorgan Chase Bank, National Association, DBR Investments Co. Limited, Goldman Sachs Bank USA, Goldman Sachs Mortgage Company and Citi Real Estate Funding

112

Inc. (or its majority-owned affiliate) (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of JPMorgan Chase Bank, National Association, DBR Investments Co. Limited, Goldman Sachs Bank USA, Goldman Sachs Mortgage Company and Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

In addition, an affiliate of JPMorgan Chase Bank, National Association, a loan seller and a sponsor, is a tenant with respect to the Bedrock Portfolio mortgage loan. There can be no assurance that the borrower did not receive more favorable loan terms than it would have received if a lender affiliate was not a tenant, nor can there be any assurance that such lender affiliate did not receive more favorable lease terms than an unaffiliated tenant would receive.

In addition, an affiliate of CREFI, a loan seller and a sponsor, is a tenant with respect to the 601 Lexington Mortgage Loan. There can be no assurance that the borrower did not receive more favorable loan terms than it would have received if a lender affiliate was not a tenant, nor can there be any assurance that such lender affiliate did not receive more favorable lease terms than an unaffiliated tenant would receive.

These roles and other potential relationships may give rise to conflicts of interest as described in
“—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,
“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the ExchangeRight Net Leased Portfolio #53 whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the related servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the related servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will

113

not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Each expected VRR interest owner and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of any class of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will

114

depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor, an originator, the expected holder of a portion of the VRR Interest, an initial risk retention consultation party and the holder of one or more Pari Passu Companion Loans with respect to the Bedrock Portfolio Whole Loan. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, the expected holder of a portion of the VRR Interest, an initial risk retention consultation party and the holder of one or more Pari Passu Companion Loans with respect to The Kirby Collection Whole Loan, the ExchangeRight Net Leased Portfolio #53 Whole Loan, the Glen Forest Office Portfolio Whole Loan and the 601 Lexington Avenue Whole Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor, DBR Investments Co. Limited, an originator, the expected holder of a portion of the VRR Interest and the holder of one or more Pari Passu Companion Loans with respect to the Novo Nordisk HQ Whole Loan and the 601 Lexington Avenue Whole Loan and Deutsche Bank AG, New York Branch, an initial risk retention consultation party. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of Goldman Sachs Mortgage Company, a sponsor and an initial risk retention consultation party, and Goldman Sachs Bank USA, an originator, the expected holder of a portion of the VRR Interest and the holder of one or more Pari Passu Companion Loans with respect to the One Wilshire Whole Loan, the JW Marriott Desert Springs Whole Loan, the Woodmore Towne Centre Whole Loan, The Summit Whole Loan and the Grede Casting Industrial Portfolio Whole Loan. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

115

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2022-B32 non-offered certificates or the RR Interest Owners, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

Ellington Management Group, LLC, or its affiliate, is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement (other than with respect to any non-serviced mortgage loan and any excluded loan), and KeyBank National Association, is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation

116

in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loans). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the risk retention consultation parties or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR Interest Owners if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

117

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the RR Interest Owners if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Ellington Management Group, LLC (or its affiliate) will be the initial directing certificateholder (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan and any servicing shift mortgage loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder (other than with respect to any non-serviced mortgage loan or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan and any servicing shift mortgage loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

118

Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement(1)	Controlling Noteholder	Initial Directing Party(2)
Old Chicago Post Office	JPMCC 2022-OPO	JPMCC 2022-OPO	KKR Real Estate Select Trust Inc.
Bedrock Portfolio	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
CX – 350 & 450 Water Street	CAMB 2021-CX2	CAMB 2021-CX2	(3)
One Wilshire	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
The Summit	SUMIT 2022-BVUE	SUMIT 2022-BVUE	Prima Capital Advisors LLC
JW Marriott Desert Springs	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
Woodmore Towne Centre	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
The Kirby Collection	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
Novo Nordisk HQ	Benchmark 2021-B31	Benchmark 2021-B31	RREF IV Debt AIV, LP
Moonwater Office Portfolio	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
ExchangeRight Net Leased Portfolio #53	Benchmark 2022-B32	Benchmark 2022-B32	(4)
425 Eye Street	GSMS 2021-GSA3	GSMS 2021-GSA3	Argentic Securities Income USA LLC
Grede Casting Industrial Portfolio	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
601 Lexington Avenue	BXP 2021-601L	BXP 2021-601L	(5)
Glen Forest Office Portfolio	Benchmark 2022-B32	Benchmark 2022-B32	Ellington Management Group, LLC
Nyberg Portfolio	Benchmark 2021-B31	Benchmark 2021-B31	RREF IV Debt AIV, LP
Sara Lee Portfolio	Benchmark 2021-B31	Benchmark 2021-B31	RREF IV Debt AIV, LP
Charcuterie Artisans SLB	Benchmark 2021-B31	Benchmark 2021-B31	RREF IV Debt AIV, LP

(1)	The identification of a “Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.
(2)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.
(3)	The controlling class under the CAMB 2021-CX2 securitization has the right to appoint the directing holder for the CX – 350 & 450 Water Street Whole Loan under the CAMB 2021-CX2 trust and servicing agreement. However, the current holder of the controlling class, 3650 Cal Bridge Cambridge Crossing LLC, is a borrower related party under the CAMB 2021-CX2 trust and servicing agreement, therefore, until such time as there is a holder of the controlling class that is not a borrower related party under the CAMB 2021-CX2 trust and servicing agreement, neither a subordinate control period nor a subordinate consultation period will be deemed to exist and furthermore no directing holder will have consent or consultation rights under the CAMB 2021-CX2 trust and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The CX – 350 & 450 Water Street Whole Loan”.
(4)	The servicing of each servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of each servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of the related servicing shift whole loan is expected to be the related controlling class representative or directing certificateholder (or equivalent entity) under such securitization.
(5)	With respect to the 601 Lexington Avenue mortgage loan, the BXP Trust 2021-601L trust and servicing agreement provides for a directing holder; however, the certificateholders entitled to make such an appointment have not done so as of the date hereof, but may do so in the future.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates or the RR Interest, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR Interest, and they may have interests in conflict with those of the certificateholders and the RR Interest Owners. As a result, it is possible that a serviced companion loan holder may advise or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR Interest Owners. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain

119

conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift mortgage loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR Interest Owners, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-FG, Class X-H, Class X-NR, Class F, Class G, Class H, Class J, Class K and Class S certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform certain due diligence on the mortgage loans originally identified by

120

the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition the B-piece buyer may enter into hedging arrangements and certain other transactions or otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer is expected to appoint Ellington Management Group, LLC (or its affiliate) as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against

121

any other parties (including, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements

Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the EU (the “EU Due Diligence Requirements”) under the EU Securitization Regulation, and in the UK (the “UK Due Diligence Requirements”) under the UK Securitization Regulation, in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.

The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor.”

The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the FSMA; (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; and (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor.”

EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors.” The EU Securitization Regulation and the UK Securitization Regulation are each a

122

“Securitization Regulation,” the EU Due Diligence Requirements and the UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:

(a)	in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five per cent. in the securitization, determined in accordance with Article 6 of the applicable Securitization Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);
(b)	in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for thereunder;
(c)	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:
(i)	if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation in accordance with the frequency and modalities provided for thereunder; and
(ii)	if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and
(d)	in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and

123

procedures for the risk management and as otherwise required by the applicable Securitization Regulation.

Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

Prospective investors should make themselves aware of the applicable Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

None of the sponsors, the depositor, the issuing entity, the underwriters nor any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In addition, no such person undertakes to take any other action that may be required by any Institutional Investor for the purposes of its compliance with any applicable Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with any applicable Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, a certificateholder’s ability to transfer its certificates, or the price it may receive upon its sale of certificates, may be adversely affected.

Consequently, the offered certificates may not be a suitable investment for any Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the Due Diligence Requirements and their compliance with any applicable Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder or RR interest owner may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

124

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

We make no representation as to the suitability of any criteria established by the Rating Agencies or any other NRSROs, nor can we assure you that the criteria established by a Rating Agency or any other NRSROs will be followed in all circumstances (including, in each case, with respect to the Certificates) or that they will be applied consistently across all securities analyzed by such Rating Agency or any other NRSROs. Any change in a Rating Agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating Agency or any other NRSROs (including any Class of Certificates), despite the fact that such securities (or such Class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any Class of Certificates) will not adversely affect the market value of those Certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In

125

addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action.  The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies.  For example, Kroll Bond Rating Agency, LLC agreed to pay $1.25 million to the Securities and Exchange Commission to settle allegations that the company allowed analysts to make adjustments to the estimated impact of loan defaults on cash flows for commercial mortgage-backed securities, that such adjustments “had material effects on the final ratings but did not require any analytical method for determining when and how those adjustments should be made”, and that the company’s internal controls “failed to prevent or detect the ambiguity”.   Any such determination or other enforcement action may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

126

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Conflicts of interest may arise for the rating agencies and other nationally recognized statistical rating organizations because sponsors, depositors, issuers and other arrangers of CMBS and other securities transactions (including the mortgage loan sellers, the depositor, the issuing entity, the borrowers and/or their affiliates) engage and pay fees to such rating agencies to assign and/or maintain their ratings for such securities, and because arrangers of such transactions are a source of repeat business for rating agencies. You should consider such potential conflicts when evaluating the relative importance of the rating assigned by a rating agency to your investment decision with respect to any class of certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H or Class X-NR certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H or Class X-NR certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H or Class X-NR certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

127

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR Interest Owners. Any required indemnification of a party to the pooling and

128

servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such

129

conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-VRR certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and the RR interest will result in a reduction of the certificate balance (or notional amount) of one or more classes of non-VRR certificates and the interest balance of the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-VRR balance certificates and the VRR interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR Certificates, first the Class K certificates, then the Class J certificates, then the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

130

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocated to the non-VRR certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H or Class X-NR certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders and the RR Interest Owners generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the

131

depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan and any servicing shift mortgage loan) and the right to replace the special servicer with or without cause (other than with respect to any excluded loan and any servicing shift mortgage loan, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation parties will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan. See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate

132

the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation parties and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)     may act solely in its interests or the interests of the holders of the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)      does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)     may take actions that favor its interests or the interests of the holders of the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)      will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as a control termination event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, for so long as a control termination event is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor ” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the RR Interest Owners and, with respect to any serviced whole loan, for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders, the RR Interest Owners and companion loan holders constituted a single lender and taking into account the pari passu or subordinate nature of any such related companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with

133

respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”, “—The Non-Serviced AB Whole Loans—The Old Chicago Post Office Whole Loan—Special Servicer Appointment Rights”, “—The Non-Serviced AB Whole Loans—The CX – 350 & 450 Water Street Whole Loan—Special Servicer Appointment Rights”, “—The Non-Serviced AB Whole Loans—The Summit Whole Loan—Special Servicer Appointment Rights” and “—The Non-Serviced AB Whole Loans—The 601 Lexington Avenue Whole Loan—Special Servicer Appointment Rights” .

Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a pari passu companion loan relating to a serviced mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding.

134

We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;

135

●	do not have any duties to any other person, including the holders of any class of certificates or the RR Interest Owners;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder or RR interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR Interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan

136

or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR Interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the 601 Lexington Avenue mortgage loan (1.4%), which is comprised of promissory notes contributed to this securitization by German American Capital Corporation and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of German American Capital Corporation and Citi Real Estate Funding Inc. will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest Owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR interest. Likewise, amounts received and allocated to the VRR interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

137

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR Interest Owners to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, such an “ipso facto” provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), the parent of Goldman Sachs Mortgage Company, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank or JPMCB were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank or JPMCB were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in

138

which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers by CREFI, GACC, GSMC and the depositor are not transfers by banks, and in any event, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor and the depositor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of such sponsor or the depositor, as applicable. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or insolvency cases. In this regard, legal opinions on bankruptcy law and insolvency matters unavoidably have inherent limitations primarily because of the pervasive equity powers of the bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or insolvency process. As a result, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a New York common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value

139

determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the RR Interest Owners continuing to hold the full non-notionally reduced amount of such certificates or the RR Interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR Interest Owners. The special servicer may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the RR Interest Owners and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the RR Interest Owners. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”), during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In

140

addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the Code.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of certificates. It is unclear whether the IRS will issue new guidance or otherwise extend the application of Revenue Procedure 2020-26 or Revenue Procedure 2021-12, with possible retroactive effect, for forbearances granted after September 30, 2021.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing of payments and ultimate recovery on a mortgage loan, and likewise on one or

141

more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

General Risk Factors

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

142

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have experienced significant dislocations, illiquidity and volatility in the past. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of non-VRR certificates and the VRR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR interest, on one hand, and the non-VRR certificates, on the other hand, as described in “Credit Risk Retention—The VRR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the RR Interest Owners will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the certificates and other CMBS generally. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

143

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase,

144

the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.
●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.
●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

145

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, any special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make principal and interest advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party. Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

146

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-seven (47) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,774,834,674 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in February 2022, or with respect to any Mortgage Loan that has its first Due Date after February 2022, the date that would otherwise have been the related Due Date in February 2022.

Eighteen (18) Mortgage Loans (59.7%) are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of eighteen (18) Mortgage Loans (59.7%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), and (iii) in the case of five (5) Mortgage Loans (22.9%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association (“JPMCB”)	5	$320,380,000	18.1%
Citi Real Estate Funding Inc. (“CREFI”)	24	620,477,473	35.0
Goldman Sachs Mortgage Company (“GSMC“)	11	431,702,201	24.3
German American Capital Corporation (“GACC”)	6	377,275,000	21.3
GACC/CREFI (2)	1	25,000,000	1.4
Total	47	$1,774,834,674	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller or its affiliate with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.
(2)	The 601 Lexington Avenue Mortgage Loan is evidenced by two promissory notes: (i) Note A-2-C2-2 with a principal balance of $12,800,000 as of the Cut-off Date, as to which GACC is acting as mortgage loan seller, and (ii) Note A-4-C2-2 with a principal balance of $12,200,000 as of the Cut-off Date, as to which CREFI is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other

147

similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The Bedrock Portfolio Mortgage Loan (7.0%) is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association and Starwood Mortgage Capital LLC. Such Mortgage Loan was underwritten pursuant to JPMorgan Chase Bank, National Association’s underwriting guidelines.
●	The CX – 350 & 450 Water Street Mortgage Loan (5.7%) is part of a Whole Loan that was co-originated by DBRI, JPMCB, Bank of America, N.A. (“BANA”), and 3650 Cal Bridge Lending, LLC. Such Mortgage Loan was underwritten pursuant to German American Capital Corporation’s underwriting guidelines.
●	The Summit Mortgage Loan (3.7%) is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc. (“BCREI”) and Goldman Sachs Bank USA. Such Mortgage Loan was underwritten pursuant to Goldman Sachs Bank USA’s underwriting guidelines.
●	The Moonwater Office Portfolio Mortgage Loan (3.5%) is part of a Whole Loan that was co-originated by BCREI and CREFI. Such Mortgage Loan was underwritten pursuant to Citi Real Estate Funding Inc.’s underwriting guidelines.
●	The 601 Lexington Avenue Mortgage Loan (1.4%) is part of a Whole Loan that was co-originated by DBRI, Morgan Stanley Bank, N.A, CREFI and Wells Fargo Bank, National Association. Such Mortgage Loan was underwritten pursuant to German American Capital Corporation’s and Citi Real Estate Funding Inc.’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 16, 2022 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date and (iii) with respect to the 601 Lexington Avenue Mortgage Loan, each of GACC and CREFI will sell one or more promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

148

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. In particular, such appraisals do not reflect the effects of the COVID-19 pandemic on the Mortgaged Properties. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for scheduled amortization payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period;
●	in the case of a Mortgage Loan that provides for interest only payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (IO)” as shown on Annex A-1) means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and
●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value ($)” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount

149

that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective Cut-off Date LTV Ratio and/or LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

150

“In Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Maturity/ARD Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,
●	capital expenditures, and
●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Leased Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Leased Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“Qualified Opportunity Zone” as of the Cut-off Date, thirty-three (33) Mortgaged Properties (13.9%) are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ. See Annex A-1 for information regarding which Mortgaged Properties are located in QOZs as of the Cut-off Date.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

151

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten NOI”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3).

152

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s).

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not

153

paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. UW NOI for other Mortgage Loans may also include straight line rent for certain tenants. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Operating Income set forth in this prospectus intended to represent such future cash flows. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten NOI”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

154

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units, and (d) in the case of a Mortgaged Property operated as a self-storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

155

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,774,834,674
Number of Mortgage Loans	47
Number of Mortgaged Properties	171
Range of Cut-off Date Balances	$2,275,000 to $125,000,000
Average Cut-off Date Balance	$37,762,440
Range of Mortgage Rates	2.776% to 5.135%
Weighted average Mortgage Rate	3.53779%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	99 months
Range of remaining terms to maturity	57 months to 120 months
Weighted average remaining term to maturity	98 months
Range of original amortization term(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	359 months to 360 months
Weighted average remaining amortization term(2)	360 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	29.3% to 69.2%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	55.9%
Range of LTV Ratios as of the maturity date(3)(4)	29.3% to 68.0%
Weighted average LTV Ratio as of the maturity date(3)(4)	54.9%
Range of UW NCF DSCR(4)(5)	1.42x to 4.50x
Weighted average UW NCF DSCR(4)(5)	2.98x
Range of UW NOI Debt Yield(4)	8.0% to 20.4%
Weighted average UW NOI Debt Yield(4)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest Only	74.1%
Interest Only - ARD	14.1%
Interest Only, Amortizing Balloon	8.2%
Amortizing Balloon	3.5%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Excludes thirty-eight (38) Mortgage Loans (88.2%) that are interest-only for the entire term or until the related Anticipated Repayment Date.
(3)	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the Rosewood National Storage 13 Mortgage Loan (6.1%), the CX – 350 & 450 Water Street Mortgage Loan (5.7%), the Woodmore Towne Centre (4.2%) Mortgage Loan and the Macon and Winter Garden Mortgage Loan (1.6%), the LTV Ratios were calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.
(4)	With respect to eighteen (18) Mortgage Loans (59.7%) with one or more Pari Passu Companion Loans and Subordinate Companion Loans, the debt service coverage ratios, LTV Ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans.
(5)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other” and “—Real Estate and Other Tax Considerations”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

156

The issuing entity will include seven (7) Mortgage Loans (25.0%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	67	$475,865,606	26.8%
CBD	10	308,130,000	17.4
CBD/Data Center	1	90,000,000	5.1
Urban	1	39,818,000	2.2
Medical	2	5,089,794	0.3
Retail
Anchored	7	177,190,916	10.0
Single Tenant	23	17,089,535	1.0
Mixed Use
Office/Lab	1	101,000,000	5.7
Multifamily/Office/Retail	2	58,987,500	3.3
Retail/Office	1	23,467,534	1.3
Multifamily/Retail	3	10,237,500	0.6
Self Storage
Self Storage	21	151,975,000	8.6
Industrial
Flex	5	59,367,344	3.3
Manufacturing	12	46,816,730	2.6
Warehouse	1	14,912,656	0.8
Cold Storage	2	12,434,794	0.7
Hospitality
Full Service	1	75,000,000	4.2
Limited Service	1	18,000,000	1.0
Extended Stay	1	7,991,766	0.5
Multifamily
Garden	3	53,490,000	3.0
Mid Rise	1	2,275,000	0.1
Other
Parking Garage	5	25,695,000	1.4
Total	171	$ 1,774,834,674	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

157

Office Properties

With respect to the office properties set forth in the above chart and certain mixed-use properties that include office tenants:

●	With respect to the 601 Lexington Avenue Mortgage Loan (1.4%), the borrower sponsor owns other office properties that compete with the Mortgaged Property that are located in Midtown Manhattan and within a five-mile radius of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

The borrowers with respect to other Mortgage Loans secured by office properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by office properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Affect the Performance of the Mortgage Loans”.

Retail Properties

With respect to the retail properties set forth in the above chart and certain mixed-use properties that include retail tenants:

●	With respect to the 2121 & 2211 Imperial Avenue Mortgage Loan (0.3%), the tenant Walmart (87.8% of NRA) has the right to demolish, replace, rebuild and make any alterations, improvements or additions to its building at the Mortgaged Property that it deems necessary. The lease does not require the tenant to rebuild its building if it elects to demolish it. Neither the borrower nor lender has any right to consent to any such action by the tenant. If the tenant were to demolish its building without rebuilding it, and then were to cease paying rent, the borrower would not have a building to seek to relet to another tenant, nor would it have funds to rebuild. Further if the issuing entity were to take title to the Mortgaged Property, the same circumstances would apply, and further, as a REMIC, the issuing entity would be prohibited from initiating construction of a new building.

The borrowers with respect to Mortgage Loans secured by retail properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by retail properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart:

●	With respect to the Bedrock Portfolio Mortgage Loan (7.0%), Dan Gilbert, who owns and controls the borrower sponsor and affiliated companies, owns a number of other properties within a five-mile radius of the Mortgaged Property.

158

●	With respect to the Bedrock Portfolio Mortgage Loan (7.0%), JPMorgan Chase Bank, National Association is the ninth largest tenant at the Mortgaged Property by the net rentable area (1.2%).

Each of the mixed use Mortgaged Properties has one or more office, retail, multifamily and lab components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and "—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses", as applicable.

The borrowers with respect to Mortgage Loans secured by mixed-use properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by mixed-use properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self-Storage Properties

With respect to the self-storage properties set forth in the above chart:

●	With respect to the Rosewood National Storage 13 Mortgage Loan (6.1%), the Mortgage Loan was underwritten based on the annualized in-place base rent for the trailing three month period ending October 31, 2021, which equates to $15,610,230. The in-place base rent for the trailing twelve month period ending October 31, 2021 was $14,181,133. Because storage leases are typically shorter term, historic financials over a three month period may not accurately reflect the Mortgaged Property’s performance over an annual period.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks” and “Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

The borrowers with respect to Mortgage Loans secured by self-storage properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by self-storage properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Industrial Properties

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

The borrowers with respect to Mortgage Loans secured by industrial properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by industrial properties will not

159

request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Hotel Properties

With respect to the hotel properties set forth in the above chart, the following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
JW Marriott Desert Springs	$75,000,000	4.2%	12/31/2032	1/6/2027
Courtyard Alpharetta/Avalon	$18,000,000	1.0%	12/31/2041	12/1/2031
WoodSpring McDonough	$ 7,991,766	0.5%	5/15/2040	1/6/2029
●	With respect to the JW Marriott Desert Springs Mortgage Loan (4.2%), the related Mortgaged Property’s 2020 net operating income was $(54,690), the 2021 net operating income was approximately $12.6 million and the underwritten net operating income is approximately $26 million. The increase from the 2021 net operating income to the underwritten net operating income is primarily attributable to underwriting to average occupancy levels prior to the 2019 renovation and COVID-19 pandemic at the post-renovation average daily rate observed between June 2021 and November 2021. The Mortgaged Property’s 2021 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the JW Marriott Desert Springs Mortgaged Property will revert to pre-COVID-19 performance. At loan origination, the related borrower deposited $6,482,400 into a debt service reserve. Provided no Mortgage Loan event of default is continuing the debt service reserve will be reduced each payment date by 1/12th of the initial deposit until the funds on deposit are reduced to zero. We cannot assure you that the amount in the debt service reserve will be sufficient to cover debt service payments due under the JW Marriott Desert Springs loan documents.

The borrowers with respect to Mortgage Loans secured or supported by hospitality properties may face increased fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses because of travel limitations implemented by governments and businesses as well as declining interest in travel generally due to the COVID-19 pandemic. We cannot assure you that other borrowers of Mortgage Loans secured or supported by hotel properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart and certain mixed-use properties that include multifamily components:

●	With respect to The Onyx Mortgage Loan (2.1%), 20 of 438 units at the Mortgaged Property are rented on a month-to-month basis. With respect to the Lakeville Townhomes Mortgage Loan (0.4%), 91 of 228 units at the Mortgaged Property are rented on a month-to-month basis.

160

●	With respect to the 8 E 18th & 310 5th Mortgage Loan (0.5%), 3 of the 5 residential units at the 310 5th Ave Mortgaged Property are rent stabilized. With respect to the 192 Stuyvesant Ave Mortgage Loan (0.1%), 8 of the 8 residential units at the related Mortgaged Property are rent stabilized.

The borrowers with respect to Mortgage Loans secured by multifamily properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by multifamily properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Parking Properties

With respect to the parking properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Parking Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	3	10.5%
Grocery Store	6	9.7%
Gym, fitness center or health club	5	10.3%
Bank Branch	3	8.2%
Government Tenant	41	5.2%
Restaurant	3	2.9%
Hair Studio/Salon	1	0.5%
School or Educational Facility	1	0.2%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

161

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
Old Chicago Post Office	$125,000,000	7.0%	219.95	4.22x	43.1%	Office
Bedrock Portfolio	$125,000,000	7.0%	159.58	3.30x	59.4%	Various
Rosewood National Storage 13	$108,575,000	6.1%	69.39	3.13x	59.7%	Self Storage
CX – 350 & 450 Water Street	$101,000,000	5.7%	889.39	3.50x	41.7%	Mixed Use
One Wilshire	$ 90,000,000	5.1%	588.39	3.37x	42.6%	Office
SVEA New Mexico Portfolio	$ 78,550,000	4.4%	120.32	2.95x	65.0%	Office
JW Marriott Desert Springs	$ 75,000,000	4.2%	144,796.38	3.14x	41.8%	Hospitality
Woodmore Towne Centre	$ 75,000,000	4.2%	164.59	2.96x	59.5%	Retail
Dealertrack and Divvy	$ 74,500,000	4.2%	233.67	1.96x	68.0%	Office
The Summit	$ 65,000,000	3.7%	360.41	4.11x	36.5%	Office
Top 3 Total/Weighted Average	$358,575,000	20.2%		3.57x	53.8%
Top 5 Total/Weighted Average	$549,575,000	31.0%		3.52x	49.7%
Top 10 Total/Weighted Average	$917,625,000	51.7%		3.31x	51.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per SF/Unit/Room, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans and/or related mezzanine loan(s). The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are with respect to the Old Chicago Post Office Street Mortgage Loan, 2.61x and 69.8%, respectively. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are with respect to the CX – 350 & 450 Water Street Mortgage Loan, 2.32x and 62.7%, respectively. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are with respect to The Summit Mortgage Loan, 2.56x and 58.6%, respectively. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are with respect to the 601 Lexington Avenue Mortgage Loan, 3.25x and 58.8%, respectively. See “—Assessments of Property Value and Condition” for additional information.
(2)	In the case of the Old Chicago Post Office Mortgage Loan (7.0%), the Rosewood National Storage 13 Mortgage Loan (6.1%), the CX 350 & 450 Water Street Mortgage Loan (5.7%) and the Woodmore Towne Centre Mortgage Loan (4.2%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include sixteen (16) Mortgage Loans (37.5%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

162

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Bedrock Portfolio	$125,000,000	7.0%
Rosewood National Storage 13	108,575,000	6.1
SVEA New Mexico Portfolio	78,550,000	4.4
Dealertrack and Divvy	74,500,000	4.2
Moonwater Office Portfolio	63,000,000	3.5
ExchangeRight Net Leased Portfolio #53	30,000,000	1.7
Glen Forest Office Portfolio	30,000,000	1.7
Grede Casting Industrial Portfolio	30,000,000	1.7
Macon and Winter Garden	28,480,000	1.6
Nyberg Portfolio	23,900,000	1.3
Sara Lee Portfolio	23,150,000	1.3
CityLine Susquehanna Storage Portfolio	13,100,000	0.7
CityLine Central PA Storage Portfolio	12,000,000	0.7
Urban Light Industrial Portfolio	11,250,000	0.6
8 E 18th & 310 5th	8,050,000	0.5
ASM Portfolio	6,101,523	0.3
Total	$665,656,523	37.5%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 7.0% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
CX - 350 & 450 Water Street	$101,000,000	5.7%
Nyberg Portfolio	23,900,000	1.3
Total for Group 1:	$124,900,000	7.0%

Group 2:
CityLine Susquehanna Storage Portfolio	$13,100,000	0.7%
CityLine Central PA Storage Portfolio	12,000,000	0.7
Urban Light Industrial Portfolio	11,250,000	0.6
Total for Group 2:	$36,350,000	2.0%

Group 3:
Sara Lee Portfolio	$23,150,000	1.3%
ASM Portfolio	6,101,523	0.3
Total for Group 3:	$29,251,523	1.6%

Mortgage Loans with related borrowers are identified under “Related Borrower” in Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type,

163

Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	3	$171,000,000	9.6%
Illinois	4	$148,066,512	8.3%
Michigan	18	$145,541,005	8.2%
Texas	7	$138,612,065	7.8%
Massachusetts	2	$101,495,437	5.7%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout thirty (30) other states, with no more than 4.8% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Sixty-four (64) Mortgaged Properties (34.2%) are located in Florida, California, Arizona, Texas, New Mexico, Nevada and Utah and are more susceptible to wildfires
●	Nine (9) Mortgaged Properties (19.2%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 18.0%.
●	Twenty-six (26) Mortgaged Properties (18.0%) are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the respective Mortgaged Properties securing the Dealertrack and Divvy Mortgage Loan (4.2%), the Macon and Winter Garden Mortgage Loan (1.6%), the Sara Lee Portfolio Mortgage Loan (1.3%), the Charcuterie Artisans SLB Mortgage Loan (1.3%), the Raleigh GSA Mortgage Loan (0.7%), the Bankwell HQ Mortgage Loan (0.5%) and the ASM Portfolio Mortgage Loan (0.3%) was acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on limited prior operating history and limited financial figures and information.

Each of the respective Mortgaged Properties securing the Old Chicago Post Office Mortgage Loan (7.0%), the CX – 350 & 450 Water Street Mortgage Loan (5.7%), The Summit Mortgage Loan (3.7%), the Raleigh GSA Mortgage Loan (0.7%), the WoodSpring McDonough Mortgage Loan (0.5%) and the ExchangeRight Net Leased Portfolio #53 (Sherwin Williams - Waunakee (County), WI) Mortgage Loan (0.02%) was constructed, were substantially renovated or were in a lease-up period, within the 12-month period preceding the origination of the related Mortgage Loan and have no or limited prior operating history and/or lack historical financial figures and information.

164

Each of the respective Mortgaged Properties securing the Grede Casting Industrial Portfolio Mortgage Loan (1.7%) is a single tenant property and is leased to a single tenant under a triple net lease, and in each case the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property or Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Six (6) Mortgaged Properties securing the Moonwater Office Portfolio Mortgage Loan (3.5%) and The Onyx Mortgage Loan (2.1%) have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Two (2) of the Mortgaged Properties securing or partially securing the SVEA New Mexico Portfolio Mortgage Loan, (4.4%) and the Mortgaged Property securing the 601 Lexington Avenue Mortgage Loan (1.4%) are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee and Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	166	$1,640,617,174	92.4%
Fee/Leasehold	2	100,000,000	5.6
Leasehold	3	34,217,500	1.9
Total	171	$1,774,834,674	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases (other than in the case of the 601 Lexington Avenue Mortgaged Property (1.4%)) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

165

With respect to the 601 Lexington Avenue Mortgage Loan (1.4%), the Mortgaged Property is comprised of (i) the borrower’s fee simple interest in three condominium units totaling approximately 1,657,621 square feet within the four unit condominium known as the 601 Lexington Avenue Condominium (the “601 Lexington Avenue Condominium”) and (ii) the borrower’s leasehold interest in a portion of what is commonly known as the “Church Unit” within the 601 Lexington Avenue Condominium (approximately 18,038 square feet). The related ground lease expires April 30, 2036 (the loan matures January 9, 2032) and, upon expiration, the borrower is required pursuant to the ground lease to purchase the fee simple interest from the ground lessor for a fixed price of approximately $23,284,421. In addition, upon the condemnation or taking of any portion of the leasehold, the borrower is required to purchase the fee simple interest at the foregoing purchase price discounted to the date of the condemnation or taking at a discount rate of 6%. If the leasehold mortgagee forecloses upon the leasehold, the leasehold mortgagee’s initial assignment of its interest does not require the ground lessor’s consent; however, any subsequent transfers of the leasehold interest require the ground lessor’s consent. In addition, the ground lease may be amended without the leasehold mortgagee’s prior consent, but any amendment of the ground lease will not be binding on the lender without the lender’s prior written consent. Further, (i) the ground lease does not provide that the lender is entitled to a new lease either generally upon a termination of the ground lease or specifically upon a rejection of the ground lease in bankruptcy and (ii) the ground lease requires the ground lessor to provide the leasehold mortgagee notice of any default by the tenant under the ground lease but does not specifically provide that any notice of default or termination is ineffective against the leasehold mortgagee unless such notice is given to the leasehold mortgagee.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Process”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the related ESA identified a controlled recognized environmental condition (“CREC”), based on a prior site investigation that indicated the presence of various hazardous organic chemicals and arsenic, lead and mercury above the regulatory cleanup levels. A comprehensive No Further Remediation letter (“NFR”)

166

issued for the surface parking lot portion of the Property in 2007 imposed groundwater use restrictions and the use of the asphalt pavement as a barrier. No land use restrictions were reported. The presence of contaminants remaining on the Property subject to the implementation of required controls under the NFR represent a CREC.

●	With respect to the Bedrock Portfolio Mortgage Loan (7.0%), with respect to The Assembly individual Mortgaged Property, according to the related ESA, Baseline Environmental Assessment (“BEAs”) conducted at the Mortgaged Property in 2000, 2003, 2008, and 2015, identified impacts associated with heavy metals and volatile organic compounds in soil. The ESA concluded that the impacts identified and summarized in the November 2015 BEA, including a potential vapor encroachment condition at the Mortgaged Property's mixed-use building, represent a continued REC to the Mortgaged Property. The ESA recommended a sub-slab vapor investigation to determine the presence of a receptor pathway into the mixed-use building. In connection with the foregoing, the borrower was required at loan origination to reserve $250,000.
●	With respect to the Rosewood National Storage 13 Mortgage Loan (6.1%), as to the North Charleston Mortgaged Property (0.5%), the related ESA identified a REC related to the prior use of the Mortgaged Property as an automobile repair facility from 1981 to 2005. Due to the length of time such facility was operated, the data from a 1996 environmental site assessment (which indicated the auto repair facility operated a 250-gallon waste oil above-ground storage tank and a 230-gallon holding tank for oil and a 55-gallon drum for waste antifreeze was observed stored outside, and that there were numerous stains on the floors both inside and outside the building due to poor housekeeping and a strong petroleum odor was noted in the trash dumpster) and the lack of additional data regarding the former automotive facility, the ESA concluded that the potential for the subsurface to have been negatively impacted constituted a REC, and recommended a limited subsurface investigation be performed at the Mortgaged Property. A Phase II limited subsurface investigation was performed and determined that the soil and groundwater beneath the Mortgaged Property has not been impacted above the applicable United States Environmental Protection Agency (“EPA”) and South Carolina Department of Health and Environmental Control (“SCDHEC”) screening levels at the locations and depths analyzed, therefore, a reporting requirement to the SCDHEC has not been identified. The Phase II further determined that the soil vapor at the Mortgaged Property has been impacted with petroleum and solvents related constituents above the EPA Non-Residential vapor intrusion screening levels, but that the SCDEHC has no published regulatory action levels for evaluating soil vapor sampling results, and therefore a reporting requirement has not been identified. The ESA concluded that no further investigations were recommended, but in the event of further excavation/construction activities in the area of the building, further assessment should be conducted, and any impacted soil or groundwater should be handled/disposed in accordance with applicable regulations.
●	With respect to the CX – 350 & 450 Water Street Mortgage Loan (5.7%), the related ESA identified a REC at each of the two buildings comprising the Mortgaged Property in connection with residual subsurface impacts from historical releases of chemicals including volatile organic compounds, hydrocarbons and heavy metals. Remediation is ongoing and is being performed by the related borrowers pursuant to two Release Abatement Measure (“RAM”) plans (building and exterior, respectively) under the oversight of the Massachusetts Department of Environmental Protection (“MADEP”), to cap residual impacts with planned features such as landscape and sidewalks. Once complete, the related borrower’s environmental contractor will prepare and file Permanent Solutions and Conditions which will include Activity and Use Limitations (“AULs”) that limit certain uses of the Mortgaged Property and require the maintenance of the caps to prevent significant risk to human health and the environment. Once closure reports are filed, the AULs will be included or referenced in the Mortgaged Property’s records and related documents, including deeds, mortgages or other instruments of transfer and are expected to be considered a controlled REC. The Mortgage Loan documents require the related borrowers to comply with the AULs and implement all aspects of any RAM plans described in the environmental reports or other remediation plan, and to obtain a no-further

167

action determination and regulatory closure (or their precise equivalent) from the MADEP within the earliest commercially reasonable timeframe. An environmental insurance policy was put in place for each parcel at the origination of the Mortgage Loan. As part of the remedial actions to address the RECs at the Mortgaged Properties and to comply with regulatory requirements, each of the two buildings comprising the Mortgaged Properties will be subject to a certain Notice of Activity and Use Limitations.

●	With respect to the SVEA New Mexico Portfolio Mortgage Loan (4.4%), as to the 5500 San Antonio Drive Northeast Mortgaged Property (0.1%), the related ESA identified a CREC. The Mortgaged Property and adjacent properties are identified as part of the former San Antonio Landfill, a former solid waste landfill, Brownfield area and Superfund Enterprise Management System (SEMS) Archive site. Reportedly, material placed in the landfill was mainly residential and construction and demolition wastes. Landfill gas consists primarily of methane and carbon dioxide, each naturally occurring byproducts of waste degradation. Methane can be explosive when mixed with oxygen. The City of Albuquerque Fire Marshall's standard requires that methane concentrations must not exceed 10 percent of the lower explosive limit (0.5%) in an occupied structure. To prevent gas build-up within the building, a passive venting system was installed below the building. The Mortgaged Property is operating under a Master Landfill Gas Evaluation and Abatement System Plan and an Operation, Maintenance and Monitoring Plan, which provide for quarterly monitoring of landfill gas. The environmental consultant was provided with the most recent Landfill Gas Monitoring Report for June 2021, which showed methane was detected in two of nine monitoring wells at concentrations of 1.3% and 1.1% in air, but no methane was detected inside the building based on a sweep using a GEM 5000+ Analyzer instrument. The ESA concluded that the presence of a landfill under the Mortgaged Property with active quarterly monitoring is considered a CREC.
●	With respect to the Leesburg Plaza Mortgage Loan (2.7%), the related ESA identifies as a REC for the Mortgaged Property historic onsite dry-cleaning operations, which resulted in impacts to soil vapor identified during a 2021 investigation. Although no soil vapor impacts were identified above any applicable levels, the ESA consultant notes that such impacts suggest the potential for soil and groundwater contamination. The 2021 investigation did not include soil or groundwater sampling. Accordingly, the ESA consultant recommended conducting a Phase II investigation in order to confirm the presence or absence of significant impacts to soil and/or groundwater at the Mortgaged Property caused by historical dry-cleaning operations. Additionally, the ESA identifies a controlled REC for the Mortgaged Property impacts to groundwater under the Parcel B parking lot, which are associated with a release from an offsite, adjacent dry-cleaning operation. In 2013, the governing regulatory authority issued a “Certification of Satisfactory Completion of Remediation” for the release at the adjacent property, confirming that no further action was required except for the continued implementation of a property use restriction, which prohibits both the residential use of the adjacent property and the use of groundwater at the adjacent property and extends to the Mortgaged Property. Given regulatory closure, the ESA consultant determined that no further action was necessary in relation to the impacts to groundwater at the Mortgaged Property caused by a release at the adjacent property. To mitigate the potential of environmental liability caused by the historic use, present use and future use of the Mortgaged Property, a Premises Environmental Liability Policy, issued by Great American Insurance Group with Citi Real Estate Funding Inc. and its successors and/or assigns as the Named Insured, was in place at the time of closing. The policy includes a $4,000,0000 limit of liability (per claim and in the aggregate) for a term of 13 years, with a $25,000 deductible.
●	With respect to the ExchangeRight Net Leased Portfolio #53 Mortgage Loan (1.7%), the related ESA identifies as a REC for the Walgreens – Lincolnton, NC Mortgaged Property (0.1%) impacts to site soils and groundwater associated with the historical onsite operation of a dry cleaning facility. Such impacts were identified at the site in 2007, and in 2008, the Mortgaged Property was entered into the North Carolina Dry-Cleaning Solvent Act (DSCA) program, a State fund used to assess and cleanup dry-cleaning solvent contamination. Various investigations and sampling activities have been conducted at the Walgreens – Lincolnton

168

Mortgaged Property under the DSCA program between 2008 and 2020, including a vapor intrusion sampling in 2009, which, pursuant to the ESA, did not indicate a significant risk for indoor inhalation of vapor emissions by a non-residential worker at the Walgreens – Lincolnton Mortgaged Property. Regardless of the vapor intrusion sample findings, the current onsite building reportedly was constructed with a vapor barrier as a precautionary measure. DSCA related assessment activities also identified a groundwater plume extending from the Walgreens – Lincolnton Mortgaged Property offsite to the southwest. A soil vapor extraction (SVE) remedial system was installed on the adjacent property to remediate offsite soil gas impacts and facilitate closure of the Mortgaged Property under the DSCA program. Sampling on the adjacent property conducted in August 2019 indicated that the SVE system should continue to operate in order to move the Walgreens – Lincolnton Mortgaged Property toward regulatory closure. Given the open status of this matter, the ESA consultant recommended that any new owners of the subject property apply as a new petitioner under the DSCA to gain the regulatory oversight, investigation, and remedial benefits of the DSCA program. The ESA consultant concluded that under the DSCA program the probable maximum cost to remediate the Walgreens – Lincolnton Mortgaged Property was $16,000.

The related ESA identifies as a REC for the Walgreens – Greenville, SC Mortgaged Property (0.1%) releases from petroleum underground storage tanks formerly located onsite that resulted in impacts to groundwater. According to the ESA, the Walgreens – Greenville, SC Mortgaged Property is currently undergoing risk assessment and investigation as part of the State Underground Petroleum Environmental Response Bank (SUPERB) program, with the responsible party identified as historic occupant, Bob Jones University. Based upon the limited nature of sampling events at the Walgreens – Greenville, SC Mortgaged Property to date, and elevated groundwater impacts identified within close proximity of the Walgreens – Greenville, SC Mortgaged Property building, the ESA consultant concluded that there exists a potential vapor intrusion concern and recommended conducting a limited subsurface investigation to evaluate the vapor intrusion pathway. Soil gas sampling was ultimately conducted at the Walgreens – Greenville, SC Mortgaged Property in December 2021. Although soil vapor impacts were identified in the shallow soil gas samples, the consultant concluded that the identified concentrations did not pose an unacceptable risk to indoor air quality at the Walgreens – Greenville, SC Mortgaged Property and therefore, no further investigation was necessary. However, the consultant did recommend that the Walgreens – Greenville, SC Mortgaged Property continue to cooperate with the governing environmental agency and the responsible party regarding ongoing assessment and investigation activities being conducted at the Walgreens – Greenville, SC Mortgaged Property under SUPERB.

The related ESA identifies as a REC for the Walgreens - Mattydale (Brewerton), NY Mortgaged Property (0.1%) impacts to soil and groundwater caused by releases from underground storage tanks (USTs) associated with historic onsite gas station operations. Although the releases appear to have received regulatory closure, the most recent release, identified in 1998, was closed as “not meeting standards.” At the time closure was granted, neither the soil nor groundwater impacts caused by the 1998 release had been fully delineated and certain impact concentrations remained elevated. Based upon the unknown extent of the impacts and upon elevated groundwater impacts detected in samples collected prior to regulatory closure underneath and within close proximity of the current Walgreens - Mattydale (Brewerton), NY Mortgaged Property building, the ESA consultant determined that there existed a potential vapor intrusion risk. Accordingly, the ESA consultant recommended conducting a limited subsurface investigation to confirm the presence or absence of soil, soil gas, and/or groundwater impacts due to the historical use of the Walgreens - Mattydale (Brewerton), NY Mortgaged Property as a gas station. A Phase II Subsurface Investigation was conducted at the property in December 2021. The Phase II did not identify soil impacts or soil vapor impacts above applicable standards. Although impacts to groundwater were identified, such impacts reportedly were found at concentrations significantly lower than the concentrations present at the Walgreens - Mattydale (Brewerton), NY Mortgaged Property when regulatory closure was granted in 1998, and only one constituent was detected above its corresponding standard. Accordingly, the ESA consultant concludes that degradation of petroleum in groundwater has

169

occurred and will continue to occur. Based upon the degradation of petroleum compounds in groundwater, the regulatory closure granted in 1998, and the current soil and soil vapor sampling results, the consultant ultimately determined that no further action in relation to this matter was warranted. However, the ESA consultant did recommend the preparation and implementation of a soil management plan should any future work be contemplated at the Walgreens - Mattydale (Brewerton), NY Mortgaged Property that would require excavation of soils affected by the 1998 release.

●	With respect to the Grede Casting Industrial Portfolio Mortgage Loan (1.7%), the related ESA for the 801 & 617 South Carpenter Avenue Mortgaged Property (0.2%) identified a REC related to known contamination that pre-dated the related borrower’s ownership and the sole tenant’s occupancy of the Mortgaged Property. The sole tenant, Grede Casting (“Grede”) submitted a BEA to the state to obtain liability protection for costs associated with such identified contamination, and a Phase II ESA was conducted in support of the BEA process, focusing mainly on shallow subsurface soil sampling in a former landfill area on the Mortgaged Property. The Phase II ESA found elevated levels of metals in the soil and benzene and iron in the groundwater at the former landfill area. Foundry sand fill was the suspected source of the iron in the groundwater and a former landfill at a nearby property was the suspected source of benzene in the groundwater. In addition, the BEA considered the closure of two former underground storage tanks which were leaking in the 1990s. The BEA contains engineering and institutional controls to be implemented by the related borrower, as owner of the Mortgaged Property, as a means of ensuring that any future releases do not impact soil or groundwater. If the borrower does not perform certain maintenance to meet its due care obligations to abide by the BEA, its ability to claim liability protections at the Mortgaged Property may be compromised. The related ESA found a second REC in connection with a former landfill for foundry waste that operated at the Mortgaged Property from 1986 to 1990. Landfill closure was initiated as part of a May 1991 Consent Judgment and is in post-closure monitoring under the terms of a 1998 agreement with the state. A 2009 Phase I noted that two monitoring wells contained consistently elevated levels of benzene and one monitoring well contained elevated levels of iron, and also found these substances in the groundwater. Monitoring results have been reported to the state and the state has not required any further action other than post-closure monitoring, which is expected to continue for five years and is secured by two letters of credit.
●	With respect to the Grede Casting Industrial Portfolio Mortgage Loan (1.7%), the related ESA for the 5200 Foundry Circle Mortgaged Property (0.4%) identified a REC related to the ongoing remedial status of known site contamination at a Superfund site since 1986, after a CVOC groundwater plum was discovered impacting the City of Waite Park’s municipal water supply wells. The extent of the plume has been evaluated over the past 35 years through groundwater sampling from over 60 locations and the collection of over 900 groundwater samples. The subject site has been designated within Operable Unit 1 (“OU1”) by the USEPA and its former occupants have been designated as PRPs. Grede, the sole tenant at the Mortgaged Property, obtained a No Association and a Retroactive No Association Determination from MCPA in 1999, which, in part, indicates that Grede’s operations did not contribute to the known CVOC contamination, nor would Grede’s future foundry operations be linked to the CVOC contamination as long as certain conditions are met (including using alternatives to chlorinated solvents). Remediation of groundwater in OU1 is currently in the monitored natural attenuation phase and groundwater monitoring is conducted annually. Given that (i) the Mortgaged Property is within a mature Superfund site which has undergone its sixth five-year review, (ii) Grede has not been identified as a PRP or had any involvement in the matter and (iii) certain PRPs have been and are expected to continue completing all investigations and remediation, the matter is considered by the environmental consultant unlikely to pose a significant concern.
●	With respect to the Sara Lee Portfolio Mortgage Loan (1.3%), in the case of the 2314 Sybrandt Road Mortgaged Property, located in Traverse City, Michigan (0.6%), the related ESA for the Mortgaged Property identified a CREC due to sampling results from a prior 2018 limited subsurface investigation and historical sampling conducted at the Mortgaged Property having shown that iron, chromium, arsenic, and lead are present in site soil above Part 201 Generic

170

Residential Cleanup Criteria (“GRCC”) of the Michigan Natural Resources and Environmental Protection Act (“NREPA”). In site groundwater, iron and chloride are present at concentrations above Part 201 GRCC. The presence of contaminants at levels above Part 201 GRCC in soil and groundwater at the site appear to be related to a combination of known previous site uses (e.g., use of non-native fill material, wastewater lagoons) and naturally elevated concentrations. Because contaminants are present at the site above GRCC, the site meets the definition of a “facility”, as defined under the NREPA Part 201. The environmental consultant performed a Baseline Environmental Assessment (“BEA”) dated as of July 21 2021 and prepared a Due Care Plan (“DCP”) dated July 26, 2021 in accordance with NREPA. The BEA provides the borrower with documentation that sampling and analysis performed on the Mortgaged Property confirmed the Mortgaged Property parcels is a “Facility”. The Due Care Plan is designed to provide the borrower with documentation of existing conditions at the Mortgaged Property, an evaluation of potential exposure pathways, and a plan to support the continued documentation of compliance. Despite the documented impacts to soils and groundwater at the Mortgaged Property, the ESA concluded that no further investigation of the Mortgaged Property appeared to be warranted at the time of the ESA. The borrower and environmental indemnitors represented in the environmental indemnity agreement that (i) the BEA has been submitted to, and accepted by, the Michigan Department of Environment, Great Lakes and Energy; and (ii) the DCP has been implemented in accordance with applicable environmental laws, and covenanted to comply, and cause the sole tenant to comply, with the DCP. There can be no assurance that either the borrower or the tenant will comply with the DCP.

●	With respect to the Macon and Winter Garden – Winter Garden Mortgage Loan (0.8%), the related ESA identified a REC. Two underground storage tanks located by the Mortgaged Property were used to store lacquer and thinner products prior to being emptied and abandoned in place in 1987. Volatile Organic Compound constituents were identified in the groundwater, including benzene and vinyl chloride which are reported at concentrations at around the Florida Department of Environmental Protection (“FDEP”) Groundwater Cleanup Target Levels. Natural Attenuation Monitoring (the “NAM”) was recommended as the remedial action for the benzene and vinyl chloride impacts and was approved by the FDEP. Accordingly, the ESA recommended continued implementation of the existing NAM.
●	With respect to the ASM Portfolio Mortgage Loan (0.3%), the related ESA identified as a REC for the 229 W. Creek Road Mortgaged Property (0.1%) impacts to soil gas below the slab of the 229 W. Creek Road Mortgaged Property building, which impacts were identified during a Sub-Slab Vapor Intrusion Assessment completed by GZA Geo Environmental, Inc. in 2015. In response to the impacts detected below the slab, a small-scale sub-slab venting system has been in operation at the Mortgaged Property building to address any potential vapor intrusion concerns. Although soil vapor had been investigated in 2015 at the 229 W. Creek Road Mortgaged Property, no soil or groundwater sampling had been performed. Accordingly, the ESA consultant recommended the completion of a Phase II ESA to further investigate and characterize the potential for impacts to soil and/or groundwater at the Mortgaged Property which was conducted at the Mortgaged Property in October 2021. No impacts above applicable standards or expected background levels were identified in any soil samples, and no impacts above applicable standards were identified in groundwater samples with the exception of lead in a single sample that was attributed to turbidity within the sample. The ESA consultant determined the lead identification was not suggestive of a significant impact or release to groundwater from the industrial operations at the 229 W. Creek Road Mortgaged Property. Based on the results of the Phase II ESA, the consultant concluded that the extent of any impact associated with the area of elevated soil gas samples identified in 2015 was relatively limited, and therefore did not recommend any further investigation. However, the consultant did recommend that the small-scale sub-slab venting system in place at the 229 W. Creek Road Mortgaged Property be operated continuously until additional sub-slab soil gas sampling confirms that the system is no longer needed.

The related ESA identifies as RECs for the 5701 W. Dickman Road Mortgaged Property (0.2%) (1) impacts to soil and groundwater identified in historical site investigations and associated

171

with the long industrial use of the site and with an open release from an historic underground storage tank (UST); (2) staining and pooled liquid underneath several pieces of machinery, which was observed by the ESA consultant to extend to seams or cracks in the concrete flooring; and (3) unknown fluid discharges to the ground observed by the ESA consultant to the south and west of the Mortgaged Property building. The ESA consultant noted that a Sub-slab Depressurization System (SSDS) had been installed at the Mortgaged Property to address any vapor concerns, but recommended completion of a Phase II ESA to further investigate potential impacts associated with identified RECs which was conducted at the Mortgaged Property in September 2021. The Phase II ESA did not identify any impacts to groundwater above applicable levels and did not identify any impacts to soils above applicable levels or expected background levels. Based on the findings of the Phase II ESA the consultant did not recommend any further assessment or investigation. However, given the open UST release matter and known impacts to the Mortgaged Property identified in historic investigations, the consultant recommended the preparation of a Baseline Environmental Assessment (BEA) and Due Care Plan (DCP) for any new owner of the Mortgaged Property in accordance with Part 201 of the Natural Resources and Environmental Protection Act, Act 451 of 1994, as amended. A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts to the Mortgaged Property. The BEA process requires the preparation of a DCP, which establishes requirements for the safe utilization of impacted property. Such BEA and DCP were prepared for the borrower (as the new owner of the Mortgaged Property) in November and December of 2021, respectively.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs or other required renovations exceeding 10% of the principal balance of the Mortgage Loan.

●	With respect to the Old Chicago Post Office Mortgaged Property (7.0%), at loan origination, the borrower reserved $50,942,055 representing the estimated total cost of the outstanding tenant work remaining for a number of tenants at the Mortgaged Property, including, without limitation, for (a) the largest tenant at the Mortgaged Property, Uber (15.8% of the net rentable area), for which the borrower reserved $5,039,920, and (b) the fifth largest tenant at the Mortgaged Property, Cisco Systems, Inc. (5.8% of the net rentable area), for which the borrower reserved $1,417,794. There can be no assurance that the expected renovations will be completed as expected or at all.
●	With respect to the CX – 350 & 450 Water Street Mortgaged Property (5.7%), there is ongoing construction at each of the two buildings comprising the Mortgaged Property, where base building work in connection with the 450 Water Street building was substantially completed on December 16, 2021 and base building work in connection with the 350 Water Street building is expected to be completed in the second quarter of 2022. Total remaining estimated renovation and development costs, including hard costs, soft costs, and tenant improvement allowance and leasing commissions for the single tenant at the Mortgaged Property are approximately $60,664,866 for 350 Water Street and $78,048,105 for 450 Water Street. There can be no assurance that the expected renovations will be completed as expected or at all.
●	With respect to the Novo Nordisk HQ Mortgaged Property (3.4%), the sole tenant at the Mortgaged Property, Novo Nordisk, Inc. (“Novo Nordisk”) currently leases approximately 77.0% of the net rentable square footage at the Mortgaged Property; however, it has an option to lease the remaining net rentable square footage in whole or part exercisable during the term of the related lease, which expires April 30, 2031. At origination, approximately $14,146,846 was reserved for tenant improvement and leasing commission expenses that may be incurred in connection with the exercise of such expansion option. In addition, when the related borrower purchased the Mortgaged Property in 2016, the property seller funded an escrow for the benefit of the borrower for certain tenant improvement and leasing commission obligations due to the

172

sole tenant. At origination, the lender took an assignment of such escrow in lieu of requiring a reserve for such obligations under the Mortgage Loan documents. Such arrangement may provide less security and fewer rights to the lender than a direct reserve fund under the Mortgage Loan documents.

●	With respect to the Charcuterie Artisans SLB Mortgaged Property (1.3%), the sole tenant, Charcuterie Artisans, is permitted to undertake, at the tenant’s expense, certain expansion work under its lease which is anticipated to cost approximately $8,912,440. There can be no assurance that the expected renovations will be completed as expected or at all.

There can be no assurance that these renovations will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within ten (10) months of the Closing Date, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Appraisal and Loan-To-Value Ratio” and “—Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within six (6) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Physical Assessment Report” and “Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Zoning and Building Code Compliance” and

173

“Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1, representation and warranty number 25 in Annex F-1 and representation and warranty number 24 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the CityLine Susquehanna Storage Portfolio Mortgage Loan (0.7%), the CityLine Central PA Storage Portfolio Mortgage Loan (0.7%) and the Urban Light Industrial Portfolio Mortgage Loan (0.6%), certain of the carveout guarantors, Lawrence Charles Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan was taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to any of the foregoing Mortgaged Properties. The lawsuit was filed against Mr. Kaplan in December 2018 and was later amended to include Mr. Thacker in July 2019. The potential liability is not known. In addition, a lawsuit was filed against Mr. Kaplan on January 18, 2021 by an employee alleging, among other things, breach of contract and unjust enrichment, and seeks damages in excess of $3,000,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Nineteen (19) Mortgage Loans (49.2%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Twenty-Four (24) Mortgage Loans (41.1%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Four (4) Mortgage Loans (9.7%) were originated in connection with the borrower’s recapitalization.

174

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the Dealertrack and Divvy Mortgage Loan (4.2%), the Benefitfocus HQ Mortgage Loan (2.3%), the Macon and Winter Garden Mortgage Loan (1.6%), the 45 Liberty Boulevard Mortgage Loan (1.4%), the Pavilion at North Haven Mortgage Loan (1.3%), the Charcuterie Artisans SLB Mortgage Loan (1.3%) and the 2121 & 2211 Imperial Avenue Mortgage Loan (0.3%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Old Chicago Post Office (7.0%), the non-recourse carveout guarantors (the “Guarantors”) have been subject to the following:

The Guarantors are debtors under a mortgage loan secured by a Kmart Plaza in Syracuse, New York (the “Kmart Property”), which loan went into cash management and all rents went directly into a lockbox account controlled by the related servicer when Sears, the parent of Kmart, filed for bankruptcy in 2018. In 2019, Kmart and several other tenants vacated the Kmart Property, which went into special servicing. Although rents continued to go into the lockbox account, in May 2020, the related servicer stopped taking debt service payments from the lockbox account and stopped funding expenses. The Guarantors recently consented to the appointment of a receiver and is working closely together with the receiver and its managing agent (who has been the borrower sponsors’ leasing agent at the property for over 15 years) to ensure a smooth transition of management.

The Guarantors also own and manage the Civic Opera Building in Chicago, Illinois (the “Civic Opera Building Property”). By June 2020, during the COVID-19 pandemic, the two largest tenants at the Civic Opera Building Property, along with many other smaller tenants at the Civic Opera Building Property, stopped paying rent. Subsequently, the Guarantors entered into workout negotiations, the related property was placed into special servicing in the fall of 2020, and the special servicer has commenced a foreclosure proceeding and obtained a receiver for the Civic Opera Building Property.

One of the Guarantors, Michael Silberberg, executed a completion and carry guarantee in favor of the lender, as well as a partial payment guaranty in favor of the junior most lender, in connection with a loan secured by a 665,000 square foot complex located in Washington, D.C. that is leased to a private school and a regional health and hospital organization. As a result of the COVID-19 pandemic, the school closed in 2020 and the tenant was unable to pay its rent. However, the school has recently reopened and restructured its rent at a 15%

175

reduction. The forbearance agreement in place with the lender has expired but the lender has not exercised any of its remedies under the loan agreement.

●	With respect to the Dealertrack and Divvy Mortgage Loan (4.2%), in May 2019, Arden Echelon Partners, LLC, an affiliate of the borrower sponsor and recourse carveout guarantor, Arden Real Estate Partners III LP, closed a deed-in-lieu conveyance of an office property known as Four Echelon Plaza located in Voorhees, NJ following a large tenant at the property vacating its space.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Eighty (80) Mortgaged Properties (31.8%) are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.
●	Thirty-three (33) Mortgaged Properties (17.2%) are leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each office, retail, industrial and mixed-use Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, and (in the case of a Mortgage Loan secured by more than one

176

Mortgaged Property) such Mortgaged Property(ies) secures at least 75% of the Mortgage Loan by allocated loan amount.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
ADS Corporate Headquarters	2.7%	9/12/2032	1/6/2032
AT&T Chicago	0.6%	4/30/2027	1/6/2032
Bankwell HQ	0.5%	8/31/2031	1/6/2032

There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan and (in the case of a Mortgage Loan secured by more than one Mortgaged Property) such Mortgaged Property(ies) secures at least 75% of the Mortgage Loan by allocated loan amount.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
45 Liberty Boulevard	1.4%	63.9%	2026	1/6/2032
Moonwater Office Portfolio - 6226 West Sahara Avenue	0.8%	100.0%	2029	1/6/2032
Moonwater Office Portfolio - 1450 Center Crossing Road	0.4%	100.0%	2023	1/6/2032
2374-2386 Grand Concourse	0.4%	68.6%	2029	1/6/2032
Moonwater Office Portfolio - 10190 Covington Cross Drive	0.4%	100.0%	2031	1/6/2032
Moonwater Office Portfolio - 6551 Las Vegas Boulevard South	0.3%	100.0%	2026	1/6/2032
2121 & 2211 Imperial Avenue	0.3%	87.8%	2024	1/6/2032
Moonwater Office Portfolio - 9901-9921 Covington Cross Drive	0.2%	60.1%	2028	1/6/2032
Glen Forest Office Portfolio – Highland I	0.1%	58.1%	2023	12/6/2026
Glen Forest Office Portfolio - Capstone	0.1%	54.1%	2025	12/6/2026
Glen Forest Office Portfolio - Willard	0.02%	100.0%	2025	12/6/2026

With respect to the SVEA New Mexico Portfolio Mortgage Loan (4.4%), the Mortgage Loan is secured by 40 Mortgaged Properties, 37 of which are leased either to single tenants or to tenants which lease 50% or more of the net rentable area. Leases representing approximately 36.1% of net rentable area of the portfolio expire by 2023, leases representing approximately 54.4% of the net rentable area of the portfolio expire by 2026, and leases representing approximately 75.7% of the net rentable area of the portfolio expire by 2027.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related

177

Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the Bedrock Portfolio Mortgage Loan (7.0%), the CX – 350 & 450 Water Street Mortgage Loan (5.7%), the One Wilshire Mortgage Loan (5.1%), the Dealertrack and Divvy Mortgage Loan (4.2%), The Summit Mortgage Loan (3.7%), the Moonwater Office Portfolio Mortgage Loan (3.5%), The Kirby Collection Mortgage Loan (3.1%) and the Leesburg Plaza Mortgage Loan (2.7%), certain of the related Mortgaged Properties are subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease.
●	With respect to the Bedrock Portfolio Mortgage Loan (7.0%), the fifth largest tenant at the Mortgaged Property by net rentable area, Coyote Logistics (2.2%), has a one-time right to terminate its lease, effective as of the last day of the 70th full calendar month of its lease term, with at least nine months’ prior written notice and the payment of a termination fee in an amount equal to the sum of (i) the then unamortized brokerage commissions, tenant improvement allowance, the abatement of base rental and attorneys' fees incurred by landlord in negotiating the lease, amortized on a straight-line basis over the initial term of the lease with interest on the unamortized balance at a rate of 6% per annum, plus (ii) an amount equal to three full calendar months' rent at the then existing rates.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

178

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent for the related Mortgage Loan that may have these types of risks. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant(s)	Percent of Net Rentable Area	Percent of Underwritten Base Rent
425 Eye Street	2.2%	GSA – Dept. of Veteran Affairs	64.4%	87.0%
SVEA New Mexico Portfolio	4.4%	Various(1)	Various(1)	Various(1)
Raleigh GSA	0.7%	GSA – Office of Hearings Operations	53.9%	52.3%
Raleigh GSA	0.7%	GSA – SSA Field Office	46.1%	47.7%

(1)   The SVEA New Mexico Portfolio Mortgage Loan is secured by 40 Mortgaged Properties leased to 21 tenants, of which State of New Mexico agencies represent 86.7% of NRA and 90.5% of underwritten base rent and the United States General Services Administration—Social Security Administration (“GSA-SSA”) represents 5.1% of NRA and 5.7% of underwritten base rent. The five largest tenants at the SVEA New Mexico Portfolio Mortgaged Properties are State of New Mexico Human Services Department (47.3% of NRA and 51.6% of underwritten base rent), State of New Mexico Children, Youth, & Families Dept. (22.6% of NRA and 22.1% of underwritten base rent), GSA-SSA (5.1% of NRA and 5.7% of underwritten base rent), State of New Mexico Division of Vocational Rehabilitation (3.7% of NRA and 3.3% of underwritten base rent), and State of New Mexico Regulation & Licensing Dept (3.1% of total NRA and 2.4% of underwritten base rent). All State of New Mexico leases have termination options based on appropriations and other circumstances relating to their status as government leases, and all GSA-SSA leases have ongoing termination options after a specified firm term, all as provided in more detail in the SVEA New Mexico Portfolio summary in Annex A-3.

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Leased Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area or underwritten base rent at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), (a) Uber, the largest tenant at the Mortgaged Property by the net rentable area (15.8%) benefits from rent abatements (i) with respect to the Phase I portion of its premises, for June 2022, and for June 2023, related to which the borrower reserved $3,183,719 at loan origination; (ii) with respect to the Phase II portion of its premises, for August 2022, and for August 2023, related to which the borrower reserved $95,243 at loan origination; and (iii) with respect to the Phase III portion of its premises, for June 2022, and for June 2023, related to which the borrower reserved $249,600 at loan origination; (b) Walgreens, the second largest tenant at the Mortgaged Property by the net rentable area (9.4%), benefits from rent abatements with respect to the retail portion of its premises through March 2023, related to which the borrower reserved $594,868 at loan origination; (c) PepsiCo, the third largest tenant at the Mortgaged Property by the net rentable area (8.3%), benefits from rent abatements for January 2023, January 2024, January 2025, January 2026, February 2026, January 2027, February 2027, January 2028, related to which the borrower reserved $4,478,922; and (d) Cisco, the fifth largest tenant at the Mortgaged Property by the net rentable area (5.8%) benefits from rent abatements (i) with respect to the Phase I portion of its premises, for each August and September of the calendar years 2022, 2023, and 2024, related to which the borrower reserved $2,456,317 at loan origination; (ii) with respect to the Phase II portion of its premises, for February 2022, March 2022, February 2023, and March 2023, related to which the borrower reserved $353,844 at loan origination; and (iii) with respect to the Phase III portion of its

179

premises, for February 2022, March 2022, February 2023, and March 2023, related to which the borrower reserved $353,854 at loan origination.

●	With respect to the CX – 350 & 450 Water Street Mortgage Loan (5.7%), base building work has not yet been completed at the 350 Water Street building. In addition, the sole tenant, Aventis Inc., is not yet in occupancy of either the 350 Water Street building or the 450 Water Street building pending the buildout of its space. We cannot assure you the tenant will take occupancy as expected or at all.
●	With respect to the Dealertrack and Divvy Mortgage Loan (4.2%), the sole tenant at the Divvy Mortgaged Property, DivvyPay, Inc., subleases approximately 17.2% of the net rentable area at the Mortgaged Property to McGee Operations LLC for a term expiring 12/31/2025.
●	With respect to The Summit Mortgage Loan (3.7%), the entirety of WeWork’s, the third largest tenant, 133,059 square foot footprint at the Mortgaged Property, including floors 8-12 and suite 650 at the Summit 2 building, is subleased to Amazon through an enterprise lease. Amazon has been the sole subtenant at the WeWork space. The terms of the sublease between WeWork and Amazon are not known to the lender. In addition, the fourth largest tenant at the Mortgaged Property, First Republic Bank, is currently in occupancy at 20,680 square feet of space at the Summit 2 building and has exercised several rights of first offer which will bring its total footprint at the Mortgaged Property to 73,910 square feet with all leases expiring January 31, 2032. All free rent and gap rent with respect to such tenant has been reserved by the borrowers.
●	With respect to the Moonwater Office Portfolio Mortgage Loan (3.5%), the sole tenant at the 6543 Las Vegas Boulevard South Mortgaged Property, is WeWork Companies, Inc. (“WeWork”). WeWork operates a co-working business through which it subleases its space to sublessees under subleases of varying duration. The ability of WeWork to make payments under its leases may depend on the availability of sublessees and the ability of such sublessees to make payments under their respective subleases. Further, some of these sublessees may be short-term or may be to individuals or entities that are more susceptible to economic downturns, in which case their short-term nature, or the nature of the underlying sublessees, may lead to income volatility for WeWork. In addition, WeWork principally generates revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for memberships may be negatively affected by a number of factors, including the COVID-19 pandemic, geopolitical uncertainty, competition, cybersecurity incidents, decline in WeWork’s reputation and saturation in the markets where WeWork operates. WeWork subleases approximately 50.0% of the net rentable area at the Mortgaged Property to DraftKings.
●	With respect to the ASM Portfolio Mortgage Loan (0.3%), the sole tenant at the 5701 Dickman Rd Mortgaged Property, ASM Holdco, subleases 14,238 rentable square feet to BASF, which sublease expires in February 2023.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. In addition, as indicated on “Annex A-3—Description of Top Fifteen Mortgage Loans”, certain tenants at a Mortgaged Property may not be paying rent with respect to a portion of their rented space.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

●	With respect to the One Wilshire Mortgage Loan (5.1%), Crown Castle, the sixth largest tenant at the Mortgaged Property, leases 14,199 square feet expiring December 31, 2025 and 12,162 on a month-to-month basis.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged

180

Properties with respect to the largest 15 Mortgage Loans or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Woodmore Towne Centre Mortgage Loan (4.2%), if, after initially commencing business operations at its leased premises, the third largest tenant at the Mortgaged Property, At Home Stores, thereafter ceases business operations at such premises for a period greater than 180 consecutive days (for any reason other than casualty or condemnation, or temporary closures for unavoidable delays or remodeling work not to exceed 180 days in any 36 month period, the related landlord, as its sole remedy, may, at any time thereafter (but in any event, prior to the date that the tenant actually re-opens to the public), terminate such tenant’s lease upon 90 days' prior written notice to the tenant. In addition, if the fourth largest tenant at the Mortgaged Property, Best Buy, does not remain open at any time for a period of 180 consecutive days (excluding periods of temporary repair, restoration and redecoration), the related landlord may, within six months after such tenant has not remained open for a period of 180 days, terminate the tenant’s lease by delivering written notice of such termination to the tenant and reimbursement of the tenant in a lump sum the unamortized cost if any, of permanent leasehold improvements (based on a 10-year straight line amortization period), and/or store fixtures (based on a 5-year straight line amortization period), originally paid for and installed by the tenant. In addition, the fifth largest tenant at the Mortgaged Property, LA Fitness, representing approximately 5.9% of the net rentable area, may elect to cease operating upon prior written notice. If such tenant ceases operating for 90 consecutive days, the related landlord may terminate the lease within 90 days after receipt of tenant's notice to be effective on the 90th day following tenant’s receipt of such notice; provided, however, if the tenant either reopens for the conduct of business or provides the landlord with its intention to reopen within 90 days after tenant’s receipt of landlord’s notice to terminate, then the landlord may not terminate such lease.
●	With respect to the Leesburg Plaza Mortgage Loan (2.7%), the largest tenant at the Mortgaged Property, Giant Food, representing approximately 23.7% of the net rentable area, may elect to cease operating upon 90 days’ prior notice. If such tenant ceases operating in for 30 consecutive days, the related landlord may terminate the lease within 45 after receipt of tenant's notice to be effective within 120 days following notice of landlord’s election. The second largest tenant at the Mortgaged Property, PetSmart, representing approximately 10.0% of the net rentable area, is not required to operate at the Mortgaged Property for any period. After 30 consecutive days of not operating in at least 50% of such tenant’s premises, the related landlord may terminate the lease upon 75 days’ notice delivered within 45 days of receipt of tenant’s notice ceasing operations. The third largest tenant at the Mortgaged Property, Planet Fitness, representing approximately 7.4% of the net rentable area, may cease operations upon 60 days’ prior notice provided such has been open and operating for at least 12 consecutive months. The related landlord may terminate the lease with 60 days’ prior written notice to such tenant. The fourth largest tenant at the Mortgaged Property, Office Depot, representing approximately 6.9% of the net rentable area, may cease operations at the Mortgaged Property upon 30 days’ notice. The related landlord may terminate the lease upon 60 days’ notice within 60 days of receipt of such notice.

We cannot assure you that any tenants discussed above will take occupancy of the related premises or commence paying rent as expected or at all. Any failure to do so may have a material adverse effect on the related Mortgaged Property and the related borrower’s ability to satisfy its obligations under the related Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

181

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants with respect to the 15 largest Mortgage Loans:

●	With respect to the Woodmore Towne Centre Mortgage Loan (4.2%), the largest tenant at the Mortgaged Property, Costco, has a right of first offer to purchase its leased premises at the Mortgaged Property. In the event the landlord desires to sell such premises separate from the entire Mortgaged Property, the landlord must give Costco notice of its intent to sell and the terms and conditions upon which the landlord is willing to sell Costco’s leased portion of the Mortgaged Property. Costco may, within 30 days after receipt thereof, offer to purchase its leased premises on the same terms set forth in the landlord’s offer, provided that the purchase price must be an amount equal to the purchase price set forth in the landlord’s offer and provided further that if the landlord’s offer involves an exchange, Costco has the right to acquire its leased premises for a cash price. If Costco fails to reply to the landlord within the 30 day period, Costco is deemed to have waived its right to purchase its leased premises. Should the landlord not enter into a contract to sell Costco’s portion of the Mortgaged Property within 270 days following Costco’s waiver, the landlord is required to reoffer the sale of such premises to Costco. This purchase option does not apply for a transfer to the landlord’s lender or its designee in connection with a foreclosure or deed in lieu thereof; or a transfer to a partner of landlord or an affiliated entity of the landlord, including the landlord’s lender, if it or an affiliated entity also has an equity interest in the landlord.
●	With respect to The Summit Mortgage Loan (3.7%), the sole tenant, Amazon.com Services, Inc., has a right of first offer to purchase the building it occupies at the Mortgaged Property. The tenant has agreed that such right of first offer will not apply in connection with any exercise of remedies pursuant to the mortgage, including (i) a purchase of the Mortgaged Property (or any portion thereof) at a foreclosure sale, (ii) a transfer of the Mortgaged Property (or any portion thereof) to the lender or its designee pursuant to a deed-in-lieu of foreclosure, or (iii) any subsequent sale of the Mortgaged Property (or any portion thereof) by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure.
●	With respect to the Moonwater Office Portfolio Mortgage Loan (3.5%), the sole tenant at the 6226 West Sahara Avenue Mortgaged Property, Nevada Power Company, has the option to purchase the Mortgaged Property on the last day of each of the second and fifth extended terms, upon 360 days' prior notice at a price equal to the fair market value of the Mortgaged Property.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged

182

Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease or have vacant space that is subject to a master lease with an affiliate of the borrower:

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), in connection with the Mortgaged Property benefitting from a federal historic tax credits (the “HTCs”) program, the related borrower leased the Mortgaged Property to a master lessee (the “Master Lessee”) pursuant to a master lease, under which the Master Lessee operates the Mortgaged Property and pays an annual rent to the borrower, payable out of the net cash flow of the Mortgaged Property (other than permitting the base rent for the years 2021 through 2024 to be unpaid and to accrue until paid, provided that such rents are paid to the extent of available gross income). Pursuant to the related subordination, non-disturbance and attornment agreement (the “Master Lease SNDA”) among the lender, the borrower, and the Master Lessee, the master lease is subordinate to the lien of the Mortgage in exchange for the lender’s agreement to not terminate the master lease following a foreclosure until the expiration of the “Recapture Period” with respect to the HTCs. Accordingly, the lender’s exercise of remedies may be subject to additional cost and delay and may not result in a termination of the master lease, and we cannot assure you that your certificates will not be adversely affected as a result.

Pursuant to the Master Lease SNDA and the Recognition Agreement (Master Lessee’s operating agreement) (the “MTOA Recognition Agreement”), the lender agreed that any bidders at foreclosure (other than the issuing entity or a wholly owned subsidiary of the issuing entity) would be required to provide a certificate that it is not a “Disqualified Transferee” (as defined in the Master Lease SNDA) or an acceptable tax opinion from certain specified law firms that such transferee is not a Disqualified Transferee, before being allowed to bid at a judicial or non-judicial foreclosure sale on the Mortgaged Property or the managing member of the Master Lessee’s interest in the Master Lessee (or accepting an assignment or deed in lieu thereof, as applicable).  This restriction may result in additional litigation and/or delay in the foreclosure proceedings and in a decreased number of bidders at the foreclosure sale, thus resulting in a lower price at the foreclosure sale, increased costs related to the foreclosure proceedings and any related litigation and, ultimately, a lower recovery on the collateral that would be available to repay the Mortgage Loan.

In addition, the lender agreed that any successor landlord under the master lease or successor managing member of the Master Lessee would be prohibited from transferring their interest in the Mortgaged Property or Master Lessee, as applicable, unless it provided an acceptable tax opinion from certain specified law firms that such transferee is not a Disqualified Transferee.  This restriction could ultimately result in fewer bidders at a foreclosure sale or hinder the lender’s ability to dispose of the Mortgaged Property if it is the winning bidder at foreclosure (or accepts an assignment or deed in lieu thereof, as applicable), and, ultimately, a lower recovery on the collateral available to repay the Mortgage Loan.

Due to the master lease structure at the Mortgaged Property, the lender does not have a mortgage and assignment of leases and rents on all of the Mortgaged Property and its related cash flow.  The lender has been granted a mortgage on the fee interests in the Mortgaged Property, but does not have a mortgage on the Master Lessee’s operating leasehold interests.  In addition, the lender does not have a direct assignment from the Master Lessee of its leases and rents.  Instead, the Master Lessee has provided an assignment of leases and rents to the borrower to secure its obligations under the master lease, and the borrower in turn has collaterally assigned such assignment of leases and rents to the lender.  In addition, the Master Lessee is a party to the related cash management agreement (the “Cash Management Agreement”).  Such structure may create potential complications or delays in, or defenses to, the enforcement of the lender’s rights.

183

Additionally, pursuant to the Cash Management Agreement, the lender will not necessarily be able to apply all gross revenue from the Mortgaged Property to the cash management waterfall during the continuance of a cash sweep period or trap all of the excess cash after the payment of operating expenses, debt service payments and other payments or deposits required under the Mortgage Loan documents or the related mezzanine loan documents, as certain distributions may be required to be made to the Master Lessee.

Furthermore, because the master lease structure will not necessarily be terminated in a foreclosure, there may be obligations and trailing liabilities owed to the HTC investor to which the borrower sponsor has sold a 99% interest in the Master Lessee pursuant to the Master Lessee’s operating agreement and/or the master lease, that become the responsibility of any successor managing member of the Master Lessee or successor owner of the Mortgaged Property, or which are required to be paid out of the gross revenue from the Mortgaged Property.  For these and similar reasons, a mortgaged property with historic tax credits that are passed-through to a third party tax credit investor may experience reduced cash flow compared to a mortgaged property without them, and the operation or management of the mortgaged property may be adversely affected.

See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional information.

●	With respect to the Bedrock Portfolio Mortgage Loan (7.0%), three individual properties, identified as The Qube, Chrysler House, and 1001 Woodward, are subject to master leases that were originally entered into for the purpose of securing historic tax credit investors. None of the historic tax credit investors remain in the ownership of the master tenants, which are now wholly owned indirectly by Detroit Real Estate Holdings Company I LLC, which directly owns each of the borrowers. Each master tenant is required to comply with single purpose entity covenants in the Mortgage Loan documents, including having independent directors. Each master tenant granted the lender a Mortgage and an Assignment of Leases and Rents on its individual property.
●	With respect to the Bedrock Portfolio Mortgage Loan (7.0%), the borrower sponsor was founded and is controlled by Dan Gilbert, who also controls three of the top 10 tenants at the Mortgaged Property, accounting for approximately 51% of the net rentable area and approximately 58% of the underwritten base rent at the Mortgaged Property.

Certain of the Mortgaged Properties may be leased in whole or in part by an originator and/or Sponsor or its affiliates. For example, with respect to the Bedrock Portfolio Mortgage Loan (7.0%), an affiliate of JPMorgan Chase Bank, National Association leases approximately 1.2% of the net rentable square footage at the Mortgaged Property and with respect to the 601 Lexington Avenue Mortgage Loan (1.4%), an affiliate of Citi Real Estate Funding Inc. leases approximately 12.9% of the net rentable square footage at the Mortgaged Property.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability

184

insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, Mortgaged Properties secured (in whole or in part) by the One Wilshire Mortgage Loan (5.1%), the JW Marriott Desert Springs Mortgage Loan (4.2%), the Dealertrack and Divvy Mortgage Loan (4.2%), The Summit Mortgage Loan (3.7%),the Nyberg Portfolio Mortgage Loan (1.3%), the 2121 & 2211 Imperial Avenue Mortgage Loan (0.3%) and the Lakeville Townhomes Mortgage Loan (0.4%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

In the case of Twenty-six (26) Mortgage Loans (59.3%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Novo Nordisk HQ Mortgage Loan (3.4%), the related borrower may rely on the insurance provided by the sole tenant at the Mortgaged Property, Novo Nordisk, so long as such insurance satisfies the insurance requirements of the Mortgage Loan documents. In addition, the borrower may rely on self-insurance by such sole tenant to the extent that the tenant or any lease guarantor of the tenant maintains a rating of “A-” or better by S&P.
●	With respect to the ExchangeRight Net Leased Portfolio #53 Mortgage Loan (1.7%), the sole tenant at the Sherwin Williams Distribution Center - Effingham (Wabash), IL Mortgaged Property, Sherwin Williams, provided such tenant’s lease is in effect, is permitted to maintain the property insurance and business income insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the Walgreens Co. lease, and (ii) Sherwin Williams Distribution Center maintains a rating from S&P of at least “BBB”.
●	With respect to the 601 Lexington Avenue Mortgage Loan (1.4%), the loan documents provide that required terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including, among others: (A) TRIPRA is in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provides a per occurrence limit of not less than the replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer must be reinsured with a cut-through endorsement by an insurance company rated S&P “A”/ Moody’s “A2” or better or such higher rating as the rating agency may require not to exceed S&P “A+”/ Moody’s “A1”; (D) all reinsurance agreements between the captive insurer and other reinsurance providers are reasonably acceptable to the lender; and (E) such captive insurer is licensed in the State of Vermont or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.
●	With respect to the Sara Lee Portfolio Mortgage Loan (1.3%), the related borrower may rely on the insurance provided by the sole tenant at each of the respective Mortgaged Properties, Sara Lee, for the insurance required under the related Mortgage Loan documents, so long as such insurance satisfies the insurance requirements of the Mortgage Loan documents.
●	With respect to the AT&T Chicago Mortgage Loan (0.6%), the Mortgage Loan documents permit the mortgagor to rely on the insurance provided by the sole tenant, AT&T Services, Inc., for a portion the insurance required under the Mortgage Loan documents provided certain conditions set forth in the Mortgage Loan documents are satisfied.

185

●	With respect to the 2121 & 2211 Imperial Avenue Mortgage Loan (0.3%), the largest tenant, Walmart (87.8% of NRA), is self-insuring its leased premises at the Mortgaged Property with respect to casualty insurance. The borrower is permitted under the Mortgage Loan documents to rely on such self-insurance provided that Walmart remains liable under its lease and maintains a rating from S&P of at least "BBB-” and Walmart self-insures in accordance with the terms of its lease. Walmart has the right to control the disbursement of insurance or self insurance proceeds following a casualty. Furthermore, AutoZone, which leases the remaining NRA (12.2% of NRA) is carrying and maintaining third-party casualty insurance coverage that includes a noncustomary deductible amount of $1,500,000 with respect to its leased premises and the borrower is permitted under the Mortgage Loan documents to rely on such insurance. Such deductible exceeds the entire insurable value of the related building (which was estimated at approximately $680,000 in connection with origination of the Mortgage Loan). Further, the AutoZone lease does not require that any third party insurer be rated.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1, and representation and warranty number 29 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 Annex F-2 and Annex G-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the Mortgaged Property was placed on the National Register of Historic Places by the United States Department of the Interior’s National Park Service and participates in the Historic Tax Credit (“HTC”) program. Accordingly, the Mortgaged Property is subject to certain use restrictions and operational requirements imposed pursuant to such historical landmark designation and participation in the HTC program, including certain covenants or restrictions relating to preserving the historic features of the Property, including, without limitation, restoring, maintaining and preserving the Mortgaged Property in accordance with rehabilitation guidelines for historical buildings in order to preserve the qualities that make the Mortgaged Property eligible for listing in the National Register of Historic Places. In addition, alterations and improvements to the Mortgaged Property will generally be subject to the approval of the National Park Service and the Illinois State Historic Preservation Office. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.
●	With respect to the Rosewood National Portfolio 13 Mortgage Loan (6.1%), 8 of the 13 related Mortgaged Properties have legal non-conforming uses and/or legal non-conforming improvements, including the Tallahassee Mortgaged Property (1.0%), the Kemah Mortgaged Property (0.8%), the Groton Mortgaged Property (0.5%), the Augusta Mortgaged Property (0.3%), the Grandview Mortgaged Property (0.3%), the Greenwood Mortgaged Property (0.3%), the Miami Mortgaged Property (0.3%), and the Kent Mortgaged Property (0.2%). The Tallahassee Mortgaged Property and the Kemah Mortgaged Property have both legal non-

186

conforming uses and legal non-conforming improvements; the remaining such Mortgaged Properties have legal non-conforming improvements. With respect to each such Mortgaged Property, the anticipated insurance proceeds in the event of a casualty are substantially less than the allocated loan amount of such Mortgaged Property, and remain substantially less than such allocated loan amount even if the land value of such Mortgaged Property is taken into account.  Accordingly, in the event that a casualty occurs to an extent that reconstruction is not allowed under the related zoning regulations, it is anticipated that there would not be sufficient funds from the insurance proceeds and/or any foreclosure of the related land to repay the related allocated loan amount.

●	With respect to the 601 Lexington Avenue Mortgage Loan (1.4%), in 2016, the Mortgaged Property was designated a landmark by the New York City Landmarks Preservation Commission (“NYC LPC”). The landmark designation requires that NYC LPC approval be obtained in advance for any alteration, reconstruction, demolition or new construction affecting the designated building.
●	With respect to the 2121 & 2211 Imperial Avenue Mortgage Loan (0.3%), with respect to the portion of the Mortgaged Property leased by Walmart (87.8% of NRA), the use of the Mortgaged Property as a large retail establishment is permitted under a conditional use permit which expires on October 26, 2034. Upon the expiration of such permit, such use will no longer be permitted.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1, and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

187

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Old Chicago Post Office(1)	7.0%	43.1%	43.1%	$1,189,500,000	50.3%	50.3%	$1,019,500,000
Rosewood National Storage 13(2)	6.1%	59.7%	59.7%	$181,940,000	60.7%	60.7%	$178,750,000
CX – 350 & 450 Water Street(3)	5.7%	41.7%	41.7%	$1,954,000,000	45.8%	45.8%	$1,778,000,000
Woodmore Towne Centre(4)	4.2%	59.5%	59.5%	$197,000,000	61.0%	61.0%	$192,000,000
Macon and Winter Garden – Winter Garden(5)	0.8%	62.8%	62.8%	$24,000,000	63.5%	63.5%	$23,500,000
Macon and Winter Garden – Macon(6)	0.8%	62.8%	62.8%	$21,380,000	63.5%	63.5%	$21,380,000

(1)	The Appraised Value (Other Than “As-Is”) of the Old Chicago Post Office Property reflects the “Hypothetical Market Value Assuming Reserves” appraised value, which assumes that an upfront escrow is established for all remaining renovation costs, gap rent, outstanding leasing costs and outstanding rent abatements. At origination, the borrowers reserved $59,453,368 for outstanding gap rent and free rent and approximately $50,942,055 for all outstanding tenant improvements and leasing commissions.
(2)	The Appraised Value of the Rosewood National Storage 13 Mortgaged Properties is the “as portfolio” value of $181,940,000, which represents a 1.8% premium to the sum of the individual appraised values of the Mortgaged Properties, and assumed the Mortgaged Properties are sold together.
(3)	The Appraised Value of the CX – 350 & 450 Water Street Mortgaged Property represents the “Prospective Market Value Upon Completion & Stabilization” of $1,954,000,000 as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and approximately $80 million for the 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Mortgaged Property. The “as-is” appraised value as of September 8, 2021 is $1,778,000,000.
(4)	The appraised value of the Woodmore Towne Centre Mortgaged Property includes an extraordinary assumption assuming the total lease expense costs are assumed to be credited to the potential buyer of the Mortgaged Property. The “as-is” appraised value of the Woodmore Towne Centre is $192.0 million, which results in a Cut-Off Date and Maturity Date LTV Ratio of 61.0%
(5)	The Appraised Value (Other Than “As-Is”) of the Winter Garden Mortgaged Property reflects the “Hypothetical Leased Fee Market Value As-Is - As-If Escrows Funded” of $24,000,000 effective as of November 11, 2021, which assumes an upfront free rent is funded and in escrow. At loan origination, the borrower made a $364,962 free rent reserve.
(6)	The Appraised Value (Other Than “As-Is”) of the Macon Mortgaged Property reflects the “As-Is Market Value with Ground Lease” of $21,380,000 effective as of November 15, 2021, which assumes that the borrower entered into a ground lease. At loan origination, the borrower did enter into a ground lease as the ground landlord with an affiliate as the ground tenant.

With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the Appraised Value (Other Than “As-Is”) is based, among other assumptions, on the extraordinary assumption that the borrower has received the approval of the Cook County Class L real estate tax incentive program and the borrower will receive the projected amount of tax savings estimated by the borrower sponsors. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the

188

liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1 and representation and warranty number 27 in Annex F-1, and representation and warranty number 26 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

●	With respect to each of the CX – 350 & 450 Water Street Mortgage Loan (5.7%), the Novo Nordisk HQ Mortgage Loan (3.4%), the 601 Lexington Avenue Mortgage Loan (1.4%) and the Nyberg Portfolio Mortgage Loan (1.3%), there are no separate non-recourse carveout guarantors, and the related borrower is the only indemnitor under the related environmental indemnity agreement.
●	With respect to the Sara Lee Portfolio Mortgage Loan (1.3%), there are three non-recourse carveout guarantors, and their obligations under the related non-recourse carveout guaranty and environmental indemnity agreement are several, in accordance with their percentage ownership interests in the related borrower, and not joint. In addition, the guarantors’ aggregate liability under the environmental indemnity is capped at the outstanding principal balance of the related Whole Loan plus the lender’s costs and expenses of enforcement. In addition, with respect to the Sara Lee Portfolio Mortgage Loan, each of the non-recourse carveout guarantors is a closed-end fund which terminates in 2031, the same year as the maturity date of the Mortgage Loan, subject to extension rights. A closed-end fund is generally required to liquidate its assets prior to its expiration date. In such event, the closed-end fund guarantor would no longer have any assets to support its guaranty. A complete or substantial liquidation of a closed-end fund guarantor’s assets would likely violate any net worth and/or liquidity covenants set forth in the related guaranty. A closed-end fund guarantor may have the ability to avoid such effect by selling the related Mortgaged Property or, by extending its term. However, we cannot assure you that any such guarantor would have the ability to, or would, avoid liquidating its assets upon its stated expiration date.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental policy prior to any claim being made under such environmental indemnity.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower's and/or the non-recourse carveout guarantor's obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1, representation and warranty number 41 in Annex F-1 and representation and warranty number 40 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

189

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property from a former United States Postal Service building to an office property, the Mortgaged Property benefits from federal historic tax credits (the “HTCs”), in the amount equal to 20% of the qualified rehabilitation expenditures (“QREs”) incurred in connection with such rehabilitation. The related borrower has elected to pass the HTCs though to the related master lessee (the “Master Lessee”). The related borrower sponsor has sold a 99% interest in the master lessee to Carlisle Sandpiper Historic Fund II Limited Partnership, an entity affiliated with JPMCB (the “HTC Investor Member”), resulting in the HTC Investor Member being entitled to 99% of the HTCs due to its equity interest in the Master Lessee. An affiliate of the borrower (the “Managing Member of the Master Lessee”) retains a 1% controlling interest in the Master Lessee, which interest the Managing Member of the Master Lessee has pledged as collateral for the Old Chicago Post Office Mortgage Loan (such pledged collateral, the “Pledged Master Lessee Interest”).

The HTCs are subject to recapture in the event of any of the following: (a) a prohibited transfer to a “Disqualified Transferee” as described in the subordination, non-disturbance and attornment agreement among the lender, the borrower, and the Master Lessee (the definition of a Disqualified Transferee excludes, among others, persons who hold interests in the borrower or the Master Lessee that is not a “tax-exempt controlled entity” within the meaning set forth in the Code or any REMIC trust to which the Mortgage Loan is assigned in connection with a securitization), (b) the master lease is terminated such that the Master Lessee no longer has a leasehold interest in the Mortgaged Property or the Master Lessee otherwise transfers its leasehold interest, (c) the Mortgaged Property ceases to be “business use property” for any reason, (d) a condemnation of the Mortgaged Property, or (e) a destruction of the Mortgaged Property due to casualty, prior to the first business day following the fifth anniversary of the date on which the improvements attributable to QREs (the “Rehabilitation Improvements”) are “Placed in Service,” or substantially complete with all required certificates of occupancy issued by the applicable governmental authorities (the “HTC Recapture Period Expiration Date”). The “Recapture Period” is the period commencing on the date on which the Rehabilitation Improvements for which the first QREs were incurred have been completed and Placed in Service and ending on the HTC Recapture Period Expiration Date for the last QRE that is included in any federal income tax return of the Master Lessee or the HTC Investor Member. The HTC Recapture Period Expiration Date for the final phase of the project is expected to occur in July 2027. Depending on the cause of the recapture, the Managing Member of Master Lessee may be obligated to indemnify the HTC Investor Member for its loss of the HTCs.

In addition, the HTC Investor Member is entitled to certain distributions subject to available net cash flow, and, pursuant to a purchase agreement (the “Purchase Agreement) between the Managing Member of Master Lessee and the HTC Investor, has a put-option to cause the Managing Member of the Master Lessee to purchase all of the HTC Investor Member’s interests in the Master Lessee upon the expiration of the Recapture Period and the payment to the HTC Investor Member of aggregate distributions equal to or greater than 10% of the Master Lessee’s capital contributions (or, in the event that the mortgage lender or related mezzanine lender has foreclosed on the Mortgaged Property or accepted a deed-in-lieu thereof, HTC Investor Member may exercise its put option upon the occurrence of any recapture of the HTCs). Accordingly, the borrower (a) was required at loan origination to deposit into a HTC Put Obligations Reserve Fund an amount of $4,265,828.60, and (b) on each monthly debt service payment date commencing on January 1, 2025, will be required to make deposits into the HTC Put Obligations Reserve Fund an amount of $177,742.85, which amounts, when aggregated with the upfront deposit, will equal the estimated put price (the “Put Price”). In the event that the actual amount of historic tax credits earned from the rehabilitation of the Old Chicago Post Office portion of the Mortgaged Property (the “Actual Tax Credits”) exceeds $152,206,634 (the historic tax credits estimated by the lender based on the most recent cost certification) (the “Estimated Tax Credits”), the borrower or the related non-recourse carveout guarantors (the

190

“Guarantors”) must promptly deposit additional funds into a HTC Put Obligations Reserve an amount equal to any increase in the payment due under the Purchase Agreement, based upon updated financial projections prepared by the applicable accountants. In the event that the Actual Tax Credits are lower than the Estimated Tax Credits, the lender must promptly release and pay to the Guarantors funds from the HTC Put Obligations Reserve in an amount equal to any decrease in the payment due under the Purchase Agreement, based upon updated financial projections prepared by the applicable accountants. In addition, the payment of the Put Price was guaranteed to the lender by the borrower and the Guarantors pursuant to the Mortgage Loan documents. The obligation of the Managing Member of Master Lessee to pay the Put Price to the HTC Investor Member is also guaranteed directly to the HTC Investor Member by the Guarantors pursuant to a separate HTC guaranty. We cannot assure you that the tax credits may not ultimately be subject to recapture. If the tax credits are recaptured, the related borrower or its affiliates are likely to be contractually responsible to reimburse the tax credit investor for related losses. There can also be no assurance that the HTC Investor Member will exercise the put option. If the HTC Investor Member does not exercise the put option or if the Put Price is not paid, among other things, the master lease structure would remain in place and the HTC Investor Member will continue to be owed its priority return even upon a foreclosure, preventing the lender from applying all cash flow from the Mortgaged Property to repay the Mortgage Loan may also have a negative impact on the ability to refinance the Mortgage Loan and may make the Mortgage Property less desirable to a potential buyer in a foreclosure sale or following a foreclosure.

In addition, the Pledged Master Lessee Interest may not qualify as an interest in real property or as personal property incident to real property and, in such event, the REMIC provisions of the Code may restrict the issuing entity from taking title to such pledged income. Therefore, upon the occurrence of an event of default under the Mortgage Loan, the issuing entity may not be permitted (unless an opinion of counsel can be delivered that taking title will not cause the issuing entity to fail to qualify as a REMIC) to take title to such Pledged Master Lessee Interest, but rather will be required to exercise the legal remedies available to it under applicable laws. In addition, if the lender initiates legal proceedings to foreclose on the Mortgaged Property, the lender will become subject to certain obligations and liabilities, including, without limitation, (x) the obligation to offer the HTC Investor Member the right to purchase the Mortgage Loan and (y) for finishing the remaining rehabilitation work and applying for the HTCs.

In addition, the HTC Investor Member has the right to replace the Managing Member of Master Lessee for cause under the Master Lessee’s operating agreement, subject to satisfaction of certain conditions, including that any replacement managing member of the Master Lessee delivers a non-recourse carveout guaranty in the same form as the non-recourse carveout guaranty to the Mortgage Loan, meeting the requirements set forth in the Mortgage Loan documents.   We cannot assure you that a change of control of the Managing Member of the Master Lessee will not adversely affect the operation or value of the Mortgaged Property.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for additional information.

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the borrower has applied for a reduction in the assessed value of the portion of the Mortgaged Property, including the underlying land, under the Cook County Class L real estate tax incentive program (the “Class L Reduction”), which encourages the preservation and rehabilitation of landmark commercial, industrial, and income-producing not-for-profit buildings. If the Class L Reduction is approved, the value of the applicable portion of the Mortgaged Property will be assessed for real estate taxes at reduced assessment levels for a 12-year period: 10% of full market value for the first 10 years, 15% in year 11, 20% in year 12 and back to the regular assessment level in year 13, which is currently 25% of full market value. Once approved, in order to maintain the Class L Reduction, the borrower will be required to file a triennial affidavit with the Cook County Assessor and maintain “substantial occupancy” and continue to comply with the ordinance adopted by the Chicago City Council in connection with the Class L Reduction for the building (the “Class L Ordinance”), which Class L Ordinance requires the borrower to rehabilitate, use

191

and maintain the applicable portion of the Mortgaged Property during the term of the Class L Reduction in a manner which is substantially consistent with the approved project or use under the Class L Ordinance. Pursuant to the Mortgage Loan documents, the borrower is required to diligently pursue the approval of the Class L Reduction, and from and after the approval of the Class L Reduction, take all actions from time to time to preserve and maintain the Class L Reduction in accordance with all applicable legal requirements. The borrower is also required to promptly furnish to the lender (a) any evidence of approval of the Class L Reduction and (b) any notice of termination delivered in connection with the Class L Reduction. The Mortgage Loan was underwritten based on the assumption that the borrower has received the approval of the Class L Reduction and the borrower will receive the projected amount of tax savings estimated by the borrower sponsors. We cannot assure you that (i) the Borrower will get the approval of the Class L Reduction, (ii) the Class L Reduction will not be terminated or (iii) the Borrower Sponsors’ projections of tax savings resulting from the Class L Reduction is accurate.

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the borrower is a party to a certain set of reconstruction, development, easement, and escrow agreements among the borrower, the City of Chicago, and a title company (collectively, the “TIF Agreements”) in connection with a structure designated as the “Canal Street Plaza” owned by the City of Chicago. The Canal Street Plaza is adjacent to, and supported in part by, the Mortgaged Property and serves as the adjacent public right of way for pedestrian and vehicular access to the west side of the Mortgaged Property. The City of Chicago adopted an ordinance authorizing the borrower to renovate the Canal Street Plaza, and entered into the TIF Agreements. Pursuant to the TIF Agreements, the City of Chicago agreed to reimburse the borrower up to a maximum amount equal to $18,000,000 of the costs of such renovation and improvements to be paid from a special tax allocation fund funded by ad valorem taxes established to pay redevelopment project costs. $18,000,000 was deposited into an escrow account established under an escrow agreement. Although the City of Chicago will continue to own the Canal Street Plaza, pursuant to the TIF Agreements, the borrower will be required to maintain and repair the Canal Street Plaza for 50 years. Upon completion of the renovations, the borrower will own certain improvements that are required to be constructed as part of such renovations. According to the borrower, the borrower is currently waiting on the permit to begin construction. In consideration for such obligations of the borrower, the City of Chicago granted the borrower an easement for a term of 50 years in, over, above, on, around and through the Canal Street Plaza for the borrower’s use, operation, maintenance, and repair of the aforementioned borrower-owned improvements, the borrower’s rehabilitation, renovation, repair, and maintenance of the Old Post Office portion of the Mortgaged Property, and for pedestrian and vehicular access to and from the Mortgaged Property. In the event that the renovations are not completed or the TIF Agreements are otherwise terminated, the borrower may not have easement rights to the Canal Street Plaza or sidewalk. A lack of such easement rights may adversely affect the ability of the borrower to perform its obligations under the tenant leases or lease any vacant lease in the future.
●	With respect to the Woodmore Towne Center Mortgage Loan (4.2%), an original Tax Increment Fund Note (the “TIF Note”) in the principal amount of $17 million with an interest rate of 7% and a maximum total payout of $27.5 million was given to the developer of the Mortgaged Property from Prince George’s County (the “County”). The County put the TIF Note in place in 2012 to incentivize the developer to further build infrastructure and improve the community where the Mortgaged Property is located, which was established by the County in 2009. While all development requirements were already met before the TIF Note was assigned to the borrower, certain obligations remain, such as maintenance of roads, but these obligations do not affect payout under the TIF Note. The TIF Note is funded by the incremental taxes paid on all tax parcels on the real property in the district. Although the TIF Note is a limited obligation of the County, other than for expenses relating to the TIF fund, the County must allocate these incremental taxes received from these parcels to pay the TIF Note pursuant to a waterfall structure before these funds can be utilized for any other purpose. For the taxes, neither the rate at which taxes are levied on the property nor the manner of assessment of the value of property is to vary from standard assessment methods. This obligation will continue until the

192

earlier of the maximum total payout of $27.5 million or January 1, 2037, at which point any outstanding balances will not be repaid. As long as the county taxes continue to be paid on the property, the maximum payout is expected to be reachable by 2029. The TIF Note generates approximately 9.2% of the Mortgaged Property’s total revenue and is included in lender’s underwriting. The Mortgage Loan has a 59.5% LTV (based on $197,000,000 appraised value), UW NCF DY of 10.2%, and U/W NCF IO DSCR of 2.96x including TIF revenue; and UW NCF DY of 8.7%, and U/W NCF IO DSCR of 2.54x excluding TIF revenue. At any point only the TIF Note holder has claim to the revenues; upon an event of default, the revenues of the TIF Note would go to the lender; and upon foreclosure, subject to satisfying the requirements in the TIF Note and related TIF documents, the lender may take title to the TIF Note.

●	With respect to the Benefitfocus HQ Mortgage Loan (2.3%), the Mortgaged Property is subject to a “fee-in-lieu-of-taxes” (“FILOT”) agreement. The agreement, dated August 25, 2014, has a 30-year term and provides for is a reduced tax obligation based on the total amount invested in the Mortgaged Property. The tax payments are based on 6.0% of the assessed value of the Mortgaged Property and a millage rate equal to 319.2 mills. The underwritten tax expense is reflective of the actual fee-in-lieu tax bill due January 15, 2022.
●	With respect to 2374-2386 Grand Concourse Mortgage Loan (0.4%), the Mortgaged Property is subject to a 30-year Industrial & Commercial Incentive Program (the “ICIP”) tax abatement that commenced in the fiscal year 1999/2000 tax year is currently in year 23. The ICIP abatement will expire in the 2023/24 tax year. Taxes are payable on the subject land and existing improvements based on current assessments; however, the improvements are exempt from real estate taxes for 16 years. Taxes on the improvements are then phased in at 10% increments from year 17 through year 25 when the exemption ends. Taxes were underwritten to the appraisal's conclusion of $199,799, which is based on the 23rd ICIP period in the 2021/22 tax year.
●	With respect to the 192 Stuyvesant Ave Mortgage Loan (0.1%), the Mortgaged Property is subject to a 15-year 421-a tax abatement with 9 years remaining. Taxes were underwritten to the estimated 10-year average expense of $1,257 per unit.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty-five (35) Mortgage Loans (74.1%) are interest only for the entire term of the Mortgage Loans until the maturity date.

Three (3) Mortgage Loans (14.1%) provide for payments of interest until the maturity date or Anticipated Repayment Date and then have an expected Maturity Date/ARD Balance at the related maturity date or Anticipated Repayment Date.

Four (4) Mortgage Loans (8.2%) provide for payments of interest only for the first 36 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and

193

principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Maturity Date/ARD Balance at the related maturity date.

Five (5) Mortgage Loans (3.5%) provide for payments of interest and principal and then have an expected Maturity Date/ARD Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	6	$366,480,000	20.6%
5	1	23,900,000	1.3
6	39	1,359,454,674	76.6
9	1	25,000,000	1.4
Total:	47	$1,774,834,674	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0(1)	45	96.1%
5	2	3.9
Total	47	100.0%
(1)	With respect to the 601 Lexington Avenue Mortgage Loan (1.4%), monthly debt service payments are due on the 9th of each month, with both a late charge grace period and monetary default grace period of 2 business days, each of which grace period extensions are exercisable once in any twelve-month period.

As used in this prospectus, “Grace Period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The CX -350 & 450 Water Street Mortgage Loan (5.7%), the One Wilshire Mortgage Loan (5.1%) and the Novo Nordisk HQ Mortgage Loan (3.4%) (each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan. In addition, the CX – 350 & 450 Water Street Mortgage

194

Loan, the One Wilshire Mortgage Loan and the Novo Nordisk HQ Mortgage Loan are interest-only until the Anticipated Repayment Date.

After the Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the related ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan and any companion loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

195

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Six (6) Mortgage Loans (19.5%) permit the related borrower, after a lockout period of 23 to 25 payments, following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

One (1) Mortgage Loan (0.3%) permits the related borrower to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 4.0% of the prepaid amount if such prepayment occurs prior to the period when the related borrower is permitted to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount and prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	3	$37,875,000	2.1%
4	24	882,938,450	49.7
5	10	413,681,701	23.3
6	1	23,150,000	1.3
7	9	417,189,523	23.5
Total:	47	$1,774,834,674	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set

196

forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of forty (40) Mortgage Loans (the “Defeasance Loans”) (80.2%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to five (5) Mortgage Loans (12.3%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% or 4.0% of the prepaid amount, as applicable, during a prepayment period beginning in the months between 0 and 25 months, as applicable, following the origination date of the respective Mortgage Loan, and prior to the open prepayment period. With respect to one of the YM/Defeasance Loans (0.3%), the related borrower is permitted to prepay the related Mortgage Loan with the payment of either (a) a yield maintenance charge or (b) the greater of a yield maintenance charge and a prepayment premium of 4.0% of the prepaid amount for a period of 25 payments prior to the defeasance period described above in clause (i).

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or

197

principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Old Chicago Post Office Mortgage Loan (7.0%), the borrower may obtain release of a certain parcel as described in the Mortgage Loan documents (the “Release Parcel”) from the lien of the mortgage upon the satisfaction of the conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the amount of the outstanding principal balance of the Mortgage Loan to be defeased must equal or exceed $30,492,644, (ii) no event of default is continuing, (iii) after giving effect to the release of the Release Parcel (including the portion of the Mortgage Loan defeased), (A) the debt service coverage ratio for the Mortgaged Property then remaining subject to the lien of the mortgage based on the trailing 12-month period immediately preceding the release of the Release Parcel must be equal to or greater than the greater of (x) 1.90x and (y) the debt service coverage ratio immediately preceding the release of the Release Parcel based on the trailing 12-month period immediately preceding the release of the Release Parcel and (B) the debt service coverage ratio (mortgage only) for the Mortgaged Property then remaining subject to the lien of the mortgage based on the trailing 12-month period immediately preceding the release of the Release Parcel must be equal to or greater than the greater of (x) 2.61x and (y) the debt service coverage ratio (mortgage only) immediately preceding the release of the Release Parcel based on the trailing 12-month period immediately preceding the release of the Release Parcel, (iv) the borrower must transfer title of the Release Parcel to a person other than the Borrower or any of its affiliates, (v) the borrower of the related mezzanine loan must prepay the mezzanine loan in an amount which equals or exceeds $4,592,266.00, together with the payment of the applicable yield maintenance premium, and (vi) upon release of the Release Parcel, the customary REMIC rules are satisfied.

198

●	With respect to the Bedrock Portfolio Mortgage Loan (7.0%), the Mortgage Loan documents permit the release of an individual property (each, an “Individual Property”) from the lien of the mortgage, provided no event of default has occurred and is continuing and upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (a) the amount of the outstanding principal balance of the Loan to be prepaid must equal or exceed 115% of the allocated loan amount for such applicable Individual Property, (b) the resulting debt service coverage ratio for the remaining Property is equal to or greater than 3.10x, (c) the Individual Property to be released is conveyed in an arm’s length transfer to a person other than the applicable individual borrower or any of its affiliates, and (d) upon release of the Release Parcel, the customary REMIC rules are satisfied.
●	With respect to the Rosewood National Storage 13 Mortgage Loan (6.1%), following the expiration of the related defeasance lockout period, the borrower has the right to obtain the release of one or more of the individual Mortgaged Properties in connection with a sale to a bona fide third party purchaser, upon defeasance of an amount equal to 120% of the allocated loan amount of the Mortgaged Property or Mortgaged Properties to be released, and satisfaction of the following conditions, among others, (i) after giving effect to the release, the debt service coverage ratio of the remaining Mortgaged Properties is not less than the greater of 1.78x and the debt service coverage ratio immediately prior to the release, (ii) after giving effect to the release, the loan-to-value ratio of the remaining Mortgaged Properties is not greater than the lesser of 59.7% and the loan-to-value ratio immediately prior to the release, and (iii) satisfaction of REMIC related requirements.
●	In addition, with respect to the Rosewood National Storage 13 Mortgage Loan (6.1%), the related borrower has the right to expand any building, or build a new building, on any individual Mortgaged Property, subject to the lender’s approval in its sole but good faith discretion, and upon satisfaction of the following conditions, among others, (i) no event of default will have occurred and be continuing at the time the expansion is requested, (ii) delivery of plans, specifications and budget acceptable to the lender, (iii) delivery of evidence acceptable to the lender that all required licenses, consents, approvals and permits have been obtained for such expansion and such expansion does not violate any legal requirements or any agreement affecting the Mortgaged Property, (iv) no indebtedness is incurred in connection with the expansion other than permitted indebtedness, (v) compliance with REMIC related requirements, and (vi) delivery of security (in the form of cash, a letter of credit, United States government obligations or other securities acceptable to the lender) for payment of the cost of such expansion in an amount equal to 110% of the total cost of such expansion; provided, however, such security is not required if the cost of the applicable expansion (together with the cost of any other alterations currently taking place at such Mortgaged Property) is less than 25% of the allocated loan amount of such Mortgaged Property, and the aggregate cost of all expansions and other alterations then occurring across all Mortgaged Properties is less than 5% of the total amount of the Mortgage Loan.
●	With respect to the CX – 350 & 450 Water Street Mortgage Loan (5.7%), the related borrowers may, on any business day on or after December 6, 2023 (in the case of a prepayment) or after the defeasance lockout period (in the case of a defeasance) and before the related Anticipated Repayment Date, obtain the release of either of the two buildings comprising the Mortgaged Property in connection with a bona fide third-party sale of such parcel provided no event of default exists immediately before or after such sale and the borrowers provide at least 20 days’ notice to the lender, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (a) if the borrowers have not previously exercised a right to defease the Mortgage Loan, the prepayment of an amount equal to 110% of the allocated loan amount for the 350 Water Street building or 105% of the allocated loan amount for the 450 Water Street building (as applicable, the “CX Release Amount”), along with a prepayment fee plus all accrued and unpaid interest, or (b) if the borrowers have not previously exercised a right to prepay the Mortgage Loan, (i) delivery of defeasance collateral equal to the applicable CX Release Amount for such parcel, along with all accrued and unpaid interest and (ii) delivery to the lender of an additional insolvency opinion and, at the lender’s request, a

199

rating agency confirmation; provided that any amounts paid to the lender with respect to clauses (a) and (b) will be applied in the order of priority set forth in the Mortgage Loan documents; (c) if the borrowers seek to release the 350 Water Street Mortgaged Property, the borrowers have achieved substantial completion of the base building work at the 450 Water Street Mortgaged Property; (d) after the release, the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of (i) the debt service coverage ratio immediately preceding such release and (ii) 1.90x; (e) the borrowers pay all out-of-pocket costs and expenses incurred by the lender (including reasonable attorneys’ fees) in connection with the release (and if applicable, partial defeasance) and (f) satisfaction of REMIC related requirements.

●	With respect to the Moonwater Office Portfolio Mortgage Loan (3.5%), provided that no event of default is continuing under the related Mortgage Loan documents at any time after the earlier of (a) December 30, 2024, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized (I) the borrower may deliver defeasance collateral and obtain release of the 6543 Las Vegas Boulevard South Mortgaged Property or the 6226 West Sahara Avenue Mortgaged Property, and (II) the borrower has the one-time right to partially prepay the Mortgage Loan and obtain release of the 6226 West Sahara Avenue Mortgaged Property upon the sole tenant at such Mortgaged Property exercising the purchase option contained in such sole tenant’s lease, in each case, provided that, among other conditions: (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio and debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio and debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release (as applicable) and (2) the debt service coverage ratio and debt yield as of the origination of the Moonwater Office Portfolio Mortgage Loan; (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, loan to value with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan to value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release (as applicable) and (2) the loan to value ratio as of the origination of the Moonwater Office Portfolio Mortgage Loan; and (vi) a partial defeasance event with respect to the 6543 Las Vegas Boulevard South Mortgaged Property shall only be permitted to the extent a trigger period is then continuing and which is caused directly with respect to the sole tenant or the sole tenant’s lease.
●	With respect to the Leesburg Plaza Mortgage Loan (2.7%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of an approximately 1.283 acre outparcel, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, and (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the remaining Mortgaged Properties would have (1) a loan to value ratio no greater than the 65.88% and (2) a debt service coverage ratio no less than 1.89x.
●	With respect to the ExchangeRight Net Leased Portfolio #53 Mortgage Loan (1.7%), provided that no event of default is continuing under the related Mortgage Loan documents, on any monthly payment date under the related Mortgage Loan documents, after the earlier of (a)

200

December 22, 2024, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrower may deliver defeasance collateral and obtain release of one or more Mortgaged Properties provided that, among other conditions, (i) the sale of such Mortgaged Property is pursuant to an arm's-length agreement to a third party not affiliated with the related borrower or guarantor, (ii) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Mortgaged Property, and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a rating agency confirmation, (v) after giving effect to such release and defeasance, the debt service coverage ratio for all of the Mortgaged Properties then remaining shall be no less than the greater of (i) the debt service coverage ratio immediately preceding such release and (ii) 2.00x; and (v) after giving effect to such release and defeasance, the debt yield for all of the Mortgaged Properties then remaining shall be no less than the greater of (i) the debt yield immediately preceding such release and (ii) 9.3%.

●	With respect to the Glen Forest Office Portfolio Mortgage Loan (1.7%), provided that no event of default is continuing under the related Mortgage Loan documents, after the earlier of (a) December 21, 2025, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrower may deliver defeasance collateral and obtain release of one or more of the Highland II, Utica and Willard Mortgaged Properties (the “Glen Forest Eligible Properties”), in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to 120% of the allocated loan amount for the individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, (x) the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 2.84x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (y) the aggregate debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 2.00x, and (b) the aggregate debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, (x) the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 10.07%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (y) the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 10.0%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.
●	With respect to the Sara Lee Portfolio Mortgage Loan (1.3%), the borrower is party to a Right of First Refusal Agreement (the “Sara Lee ROFR Agreement”) with Sara Lee, the sole tenant, pursuant to which the borrower has a right of first refusal to purchase certain real property located in Southridge, Massachusetts (the “Southridge Expansion Parcel”). Under the terms of the ROFR Agreement, if Sara Lee offers the Southbridge Expansion Parcel to a specified offeree which has a prior right of first refusal, and such offeree rejects the offer, Sara Lee must offer the Southbridge Expansion Parcel to the borrower on the same terms and conditions, subject to a minimum floor purchase price of $238,000. The Sara Lee ROFR Agreement provides that if the borrower accepts such offer, upon acquisition of the Southbridge Expansion Parcel, the borrower will amend its master lease with Sara Lee to add the Southbridge Expansion Parcel and increase the base rent under such master lease by an amount equal to the agreed purchase price multiplied by a fraction, of which the numerator is the then current base rent under the master lease and the denominator is the original purchase price at which the borrower purchased the remainder of the Mortgaged Properties. The related Mortgage Loan documents permit the borrower to acquire the Southridge Expansion Parcel, provided that certain conditions are satisfied, including among others (i) the existing mortgage on the

201

Mortgaged Property must be spread or an additional mortgage must be delivered, which provides that the Southridge Expansion Parcel will secure the related Whole Loan, (ii) the loan documents must be amended as reasonably required by the lender, (iii) the borrower must provide industry standard due diligence materials, including title, survey, leases, and acceptable environmental and property condition reports for the Southridge Expansion Parcel, (iv) the borrower must provide insurance policies with respect to the Southridge Expansion Parcel that satisfy the requirements of the loan documents, (v) the borrower must provide tenant estoppels from all tenants occupying the Southridge Expansion Parcel, (vi) the borrower must deliver an officer’s certificate certifying (A) the amount of the purchase price of the Southridge Expansion Parcel, and (B) that such price and all other costs of the acquisition have been satisfied in full from the borrower’s funds derived from (x) a capital infusion to the borrower from one or more of its direct or indirect equity owners made in accordance with the applicable terms and conditions of the loan documents and of borrower’s organizational documents and/or (y) another source reasonably acceptable to the lender, and (vii) such acquisition must be permitted under REMIC requirements and if lender deems it reasonably necessary the borrower must deliver a REMIC opinion with respect to the acquisition.

●	In addition, with respect to the Sara Lee Portfolio Mortgage Loan (1.3%), in lieu of exercising its rights under the Sara Lee ROFR Agreement and acquiring the Southridge Expansion Parcel, the borrower may assign its rights under the Sara Lee ROFR Agreement to an affiliate, provided that certain conditions are satisfied, including no event of default exists under the Sara Lee Portfolio Whole Loan, the lender has reasonably approved the contract of assignment and related documents, and the ratio of the unpaid principal balance of the related Whole Loan to the value of the related Mortgaged Properties (to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust) is not more than 125%.
●	With respect to the Cityline Susquehanna Storage Portfolio Mortgage Loan (0.7%), provided that no event of default is continuing under the related Mortgage Loan documents at any time after the earlier of (a) December 8, 2025, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized (I) the borrower may deliver defeasance collateral and obtain release of the Ziegler Road Mortgaged Property, the Snydertown Road Mortgaged Property, the Lori Lane Mortgaged Property, the Old Trail Mortgaged Property, or the Westwood Road Mortgaged Property (collectively, the “Eligible Properties”), and (II) the borrower has the one-time right to partially prepay the Mortgage Loan and obtain release of any one or more of the Eligible Properties, in each case, provided that, among other conditions: (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 7.5%, (b) the debt yield as of the origination of the Cityline Susquehanna Storage Portfolio Mortgage Loan, and (c) the debt yield for all of the Mortgaged Properties immediately prior to the date of the consummation of the partial release or partial defeasance (as applicable); and (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan to value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 60.1%, (b) the loan to value ratio as of the origination of the Cityline Susquehanna Storage Portfolio Mortgage Loan, and (c) the loan to value ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release or partial defeasance (as applicable).
●	With respect to the Cityline Central PA Storage Portfolio Mortgage Loan (0.7%), provided that no event of default is continuing under the related Mortgage Loan documents at any time after the earlier of (a) December 8, 2025, and (b) the date that is two years after the closing date of

202

the securitization that includes the last note to be securitized (I) the borrower may deliver defeasance collateral and obtain release of the Home Road Mortgaged Property, the Valley Road Mortgaged Property, or the Park Road Mortgaged Property (collectively, the “Eligible Properties”), and (II) the borrower has the one-time right to partially prepay the Mortgage Loan and obtain release of any one or more of the Eligible Properties, in each case, provided that, among other conditions: (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 7.5%, (b) the debt yield as of the origination of the Cityline Susquehanna Storage Portfolio Mortgage Loan, and (c) the debt yield for all of the Mortgaged Properties immediately prior to the date of the consummation of the partial release or partial defeasance (as applicable); and (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan to value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 65.2%, (b) the loan to value ratio as of the origination of the Cityline Susquehanna Storage Portfolio Mortgage Loan, and (c) the loan to value ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release or partial defeasance (as applicable).

Furthermore, some of the Mortgage Loans, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-three (33) of the Mortgage Loans (66.9%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-two (32) of the Mortgage Loans (58.6%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Twenty-two (22) of the Mortgage Loans (39.4%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-one (21) of the Mortgage Loans (53.7%) of the balance of these property types are secured or partially secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

With respect to the 601 Lexington Avenue Mortgage Loan (1.4%), the borrower is permitted to provide a guaranty from Boston Properties Limited Partnership (“BPLP”), an affiliate of the borrower, in

203

lieu of all reserves, subject to certain conditions, including BPLP maintaining a senior unsecured credit rating of at least “BBB” by S&P and “Baa3” by Moody’s. At origination, BPLP provided a guaranty in lieu of (i) depositing $52,315,328 into a reserve for approved leasing expenses outstanding at the time of origination and (ii) depositing $8,974,469 into a reserve for outstanding free and gap rent for six tenants. The aggregate amount guaranteed under any BPLP Guaranty (when aggregated with the full amount of any letter of credit and/or cash on deposit) will be reduced as the borrowers expend funds for the purposes for which such funds would have otherwise been deposited in the applicable reserve account.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents. In addition, in certain cases, reserves are not held by the lender.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	30	$1,193,592,874	67.3%
Springing	13	364,871,800	20.6
Springing (Residential); Hard (Commercial)	1	125,000,000	7.0
Soft	2	83,320,000	4.7
Soft (Residential); Hard (Commercial)	1	8,050,000	0.5
Total:	47	$1,774,834,674	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Delaware Statutory Trusts

With respect to the ExchangeRight Net Leased Portfolio #53 Mortgage Loan (1.7%), the related borrower is a Delaware statutory trust (“DST”). A DST is restricted in its ability to actively operate a property. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with

204

respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Delaware Statutory Trusts”.

Shari’ah Compliant Loan

The Grede Casting Industrial Portfolio Mortgage Loan (1.7%) and the Glen Forest Mortgage Loan (1.7%) were structured as Shari’ah compliant loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments and all other payments due under the Mortgage Loan documents, the payments themselves are characterized as rent. This is accomplished through the use of a non-Shari’ah compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase the Mortgaged Property upon a payoff of the Mortgage Loan).

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

205

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
Old Chicago Post Office	$125,000,000	7.0%	$125,000,000	$705,000,000	$955,000,000	4.12800%	43.1%	80.3%	4.22x	1.90x
The Onyx	$ 38,000,000	2.1%	$ 7,000,000	N/A	$ 45,000,000	4.80000%	63.1%	74.8%	2.28x	1.58x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans, if applicable.
(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances, if applicable.
(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans, if applicable.

Each mezzanine loan related to the Mortgage Loans identified in the table above, is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine

206

lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related mortgage loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
SVEA New Mexico Portfolio(1)	$78,550,000	64.97%	1.97x	11.00%	Y
Glen Forest Office Portfolio	$30,000,000	75.00%	2.00x	10.00%	Y
Grede Casting Industrial Portfolio	$30,000,000	55.55%	3.80x	14.38%	Y
Sara Lee Portfolio(2)	$23,150,000	60.60%	1.47x	8.30%	Y
ASM Portfolio	$ 6,101,523	65.30%	1.85x	10.00%	Y

(1)	The amount of the permitted future mezzanine loan may not exceed $15,000,000.
(2)	The amount of the permitted future mezzanine loan may not exceed $10,000,000.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this

207

transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●	With respect to the Woodmore Towne Centre Mortgage Loan (4.2%), one of the two borrowers is the debtor to a $78,000,000 reverse 1031 exchange promissory note, in which the sponsor and guarantor is the creditor. Pursuant to its guaranty of the Mortgage Loan, the guarantor entered into subordination and standstill terms with the lender applicable to such promissory note. There is a lease between the borrowers associated with the reverse 1031 exchange. The lease covers all of the Mortgaged Property and the rent is equivalent to the amount equal to interest and other amounts payable to the lender under the Mortgage Loan documents. Subject to the terms of the Mortgage Loan documents, the landlord agrees to pay the tenant any amounts the landlord receives as payment of rent from space tenants that are in excess of the rent that is payable by tenant to landlord. Under the Mortgage Loan documents, “Operating Income” does not include any rent or other amounts payable under the lease.
●	With respect to the Novo Nordisk HQ Mortgage Loan (3.4%), in connection with the sale of the Mortgaged Property to the related borrower, such borrower’s sole member (the “Novo Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the Mortgaged Property (the “Novo Seller”) whereby the Novo Sole Member agreed to pay all or a pro rata portion of a specified amount (having an outstanding amount as of the origination date of approximately $13,000,000) to the Novo Seller if the tenant at the Mortgaged Property ever exercised all or a portion of its expansion option for 167,815 additional square feet at the Mortgaged Property pursuant to its lease (the “Novo Earnout Obligation”). The Novo Earnout Obligation is secured by a pledge of the Novo Sole Member’s 100% ownership interest in the borrower pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the related lender funded a reserve (the “Seller Credit Reserve”) equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the related lender entered into a recognition agreement with the Novo Seller whereby such lender agreed (w) to send all notices under the loan documents to the Novo Seller, (x) to allow the Novo Seller to foreclose on the pledge and take over the borrower so long as a preapproved control party will own/control such borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied, (y) to allow the Novo Seller to purchase the senior loan upon notice to the Novo Seller that an event of default under the loan is continuing (for payment of the full outstanding amount of the debt, including all default interest, fees and expenses) and (z) to accept payment of the monthly interest payment or any other payment obligation by the Novo Seller (as and when such payment is due and payable by the borrower) but no more than two times during the term of the Mortgage Loan.

The Whole Loans

General

Each of the Mortgage Loans secured by the Old Chicago Post Office Mortgaged Property, the Bedrock Portfolio Mortgaged Properties, the CX – 350 & 450 Water Street Mortgaged Property, the One Wilshire Mortgaged Property, the JW Marriott Desert Springs Mortgaged Property, the Woodmore Towne Centre Mortgaged Property, The Summit Mortgaged Property, the Moonwater Office Portfolio Mortgaged Properties, the Novo Nordisk HQ Mortgaged Property, The Kirby Collection Mortgaged Property, the 425 Eye Street Mortgaged Property, the ExchangeRight Net Leased Portfolio #53 Mortgaged Properties, the

208

Glen Forest Office Portfolio Mortgaged Properties, the Grede Casting Industrial Portfolio Mortgaged Properties, the 601 Lexington Avenue Mortgaged Property, the Nyberg Portfolio Mortgaged Properties, the Sara Lee Portfolio Mortgaged Properties and the Charcuterie Artisans SLB Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loan securing the Old Chicago Post Office Mortgaged Property, the CX – 350 & 450 Water Street Mortgaged Property, The Summit Mortgaged Property, and the 601 Lexington Avenue Mortgaged Property, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Old Chicago Post Office Whole Loan, the CX – 350 & Water Street Whole Loan, The Summit Whole Loan and the 601 Lexington Avenue Whole Loan are the only AB Whole Loans related to the issuing entity.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the

209

table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the PSAs (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loan.

“Serviced Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

210

“Serviced Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means any Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Servicing Shift Securitization Date” means, with respect to a Servicing Shift Mortgage Loan, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Servicing Shift Whole Loan” means any Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Under- written NCF DSCR(1)	Whole Loan Under- written NCF DSCR(3)
Old Chicago Post Office	$125,000,000	7.0%	$387,800,000	$317,200,000	43.1%	69.8%	4.22x	2.61x
Bedrock Portfolio	$125,000,000	7.0%	$305,000,000	N/A	59.4%	59.4%	3.30x	3.30x
CX - 350 & 450 Water Street	$101,000,000	5.7%	$713,000,000	$411,000,000	41.7%	62.7%	3.50x	2.32x
One Wilshire	$90,000,000	5.1%	$299,250,000	N/A	42.6%	42.6%	3.37x	3.37x
JW Marriott Desert Springs	$75,000,000	4.2%	$53,000,000	N/A	41.8%	41.8%	3.14x	3.14x
Woodmore Towne Centre	$75,000,000	4.2%	$42,200,000	N/A	59.5%	59.5%	2.96x	2.96x
The Summit	$65,000,000	3.7%	$262,000,000	$198,000,000	36.5%	58.6%	4.11x	2.56x
Moonwater Office Portfolio	$63,000,000	3.5%	$53,000,000	N/A	59.1%	59.1%	1.42x	1.42x
Novo Nordisk HQ	$60,000,000	3.4%	$150,667,000	N/A	63.8%	63.8%	3.16x	3.16x
The Kirby Collection	$55,000,000	3.1%	$40,661,369	N/A	48.1%	48.1%	3.86x	3.86x
425 Eye Street	$39,818,000	2.2%	$62,400,000	N/A	56.8%	56.8%	3.66x	3.66x
ExchangeRight Net Leased Portfolio #53	$30,000,000	1.7%	$56,000,000	N/A	53.9%	53.9%	2.68x	2.68x
Glen Forest Office Portfolio	$30,000,000	1.7%	$29,000,000	N/A	61.7%	61.7%	2.85x	2.85x
Grede Casting Industrial Portfolio	$30,000,000	1.7%	$18,225,000	N/A	58.5%	58.5%	3.25x	3.25x
601 Lexington Avenue	$25,000,000	1.4%	$698,300,000	$276,700,000	42.5%	58.8%	4.50x	3.25x
Nyberg Portfolio	$23,900,000	1.3%	$40,000,000	N/A	60.0%	60.0%	3.14x	3.14x
Sara Lee Portfolio	$23,150,000	1.3%	$40,000,000	N/A	60.6%	60.6%	2.06x	2.06x
Charcuterie Artisans SLB	$23,000,000	1.3%	$40,000,000	N/A	57.7%	57.7%	2.35x	2.35x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan, mezzanine loan or other subordinate indebtedness.
(2)	With respect to each of the Old Chicago Post Office Mortgage Loan (7.0%), the CX – 350 & 450 Water Street Mortgage Loan (5.7%) and the Woodmore Towne Centre Mortgage Loan (4.2%), the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As-Is”. See “—Appraised Value”.
(3)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness.

211

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Old Chicago Post Office	Non-Serviced	JPMCC 2022-OPO	A-1	Control Note(2)	Pari Passu	$95,000,000	JPMCC 2022-OPO
			A-2	Non-Control Note	Pari Passu	$90,000,000	JPMCC 2022-OPO
			A-3	Non-Control Note	Pari Passu	$85,000,000	JPMCC 2022-OPO
			A-4	Non-Control Note	Pari Passu	$80,000,000	JPMCC 2022-OPO
			A-5	Non-Control Note	Pari Passu	$75,000,000	Benchmark 2022-B32
			A-6	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2022-B32
			A-7	Non-Control Note	Pari Passu	$37,800,000	JPMCC 2022-OPO
			B	Non-Control Note	Subordinate	$317,200,000	JPMCC 2022-OPO
Bedrock Portfolio	Serviced	NAP	A-1-1	Control Note	Pari Passu	$125,000,000	Benchmark 2022-B32
			A-1-2	Non-Control Note	Pari Passu	$50,000,000	JPMCB
			A-1-3	Non-Control Note	Pari Passu	$50,000,000	JPMCB
			A-1-4	Non-Control Note	Pari Passu	$50,000,000	JPMCB
			A-1-5	Non-Control Note	Pari Passu	$30,000,000	JPMCB
			A-1-6	Non-Control Note	Pari Passu	$39,000,000	JPMCB
			A-2-1	Non-Control Note	Pari Passu	$40,000,000	SMC
			A-2-2	Non-Control Note	Pari Passu	$26,000,000	SMC
			A-2-3	Non-Control Note	Pari Passu	$10,000,000	SMC
			A-2-4	Non-Control Note	Pari Passu	$10,000,000	SMC
CX – 350 & 450 Water Street	Non-Serviced	CAMB 2021-CX2	A-1-1	Non-Control Note	Pari Passu	$169,255,102	CAMB 2021-CX
			A-1-2	Non-Control Note	Pari Passu	$70,000,000	Benchmark 2021-B31
			A-1-3	Non-Control Note	Pari Passu	$64,000,000	Benchmark 2021-B30
			A-1-4	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2021-B31
			A-1-5	Non-Control Note	Pari Passu	$46,000,000	Benchmark 2022-B32
			A-1-6	Non-Control Note	Pari Passu	$35,000,000	Benchmark 2022-B32
			A-1-7	Non-Control Note	Pari Passu	$25,000,000	3650R 2021-PF1
			A-1-8	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2022-B32
			A-1-9	Non-Control Note	Pari Passu	$4,161,224	Benchmark 2021-B31
			A-2-1	Non-Control Note	Pari Passu	$58,163,265	CAMB 2021-CX
			A-2-2	Non-Control Note	Pari Passu	$50,000,000	BANK 2022-BNK39
			A-2-3	Non-Control Note	Pari Passu	$30,000,000	BANK 2021-BNK38
			A-2-4	Non-Control Note	Pari Passu	$25,000,000	BANK 2021-BNK38
			A-2-5	Non-Control Note	Pari Passu	$2,959,184	BANK 2022-BNK39
			A-3-1	Non-Control Note	Pari Passu	$29,081,633	CAMB 2021-CX
			A-3-2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2021-B30
			A-3-3	Non-Control Note	Pari Passu	$23,979,592	Benchmark 2021-B31
			A-4-1	Non-Control Note	Pari Passu	$28,500,000	CAMB 2021-CX
			A-4-2	Non-Control Note	Pari Passu	$30,000,000	3650R 2021-PF1
			A-4-3	Non-Control Note	Pari Passu	$22,900,000	3650R 2021-PF1

212

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			B-1	Control Note(2)	Subordinate	$244,083,673	CAMB 2021-CX
			B-2	Non-Control Note	Subordinate	$83,877,551	CAMB 2021-CX
			B-3	Non-Control Note	Subordinate	$41,938,776	CAMB 2021-CX
			B-4	Non-Control Note	Subordinate	$41,100,000	CAMB 2021-CX
One Wilshire	Serviced	NAP	A-1	Control Note	Pari Passu	$90,000,000	Benchmark 2022-B32
			A-2	Non-Control Note	Pari Passu	$120,000,000	GSBI
			A-3	Non-Control Note	Pari Passu	$85,000,000	GSBI
			A-4	Non-Control Note	Pari Passu	$94,250,000	GSBI
The Summit	Non-Serviced	SUMIT 2022-BVUE	A-1-S	Control Note(2)	Pari Passu	$64,200,000	SUMIT 2022-BVUE
			A-2-S	Non-Control Note	Pari Passu	$42,800,000	SUMIT 2022-BVUE
			A-1-1	Non-Control Note	Pari Passu	$50,000,000	BCREI
			A-1-2	Non-Control Note	Pari Passu	$50,000,000	BCREI
			A-1-3	Non-Control Note	Pari Passu	$25,000,000	BCREI
			A-1-4	Non-Control Note	Pari Passu	$7,000,000	BCREI
			A-2-1	Non-Control Note	Pari Passu	$65,000,000	Benchmark 2022-B32
			A-2-2	Non-Control Note	Pari Passu	$23,000,000	GSBI
			B-1-1	Non-Control Note	Subordinate	$118,800,000	SUMIT 2022-BVUE
			B-2-1	Non-Control Note	Subordinate	$79,200,000	SUMIT 2022-BVUE
JW Marriott Desert Springs	Serviced	NAP	A-1	Control Note	Pari Passu	$75,000,000	Benchmark 2022-B32
			A-2	Non-Control Note	Pari Passu	$53,000,000	GSBI
Woodmore Towne Centre	Serviced	NAP	A-1	Control Note	Pari Passu	$75,000,000	Benchmark 2022-B32
			A-2	Non-Control Note	Pari Passu	$39,066,667	GSBI
			A-3	Non-Control Note	Pari Passu	$3,133,333	GSBI
The Kirby Collection	Serviced	NAP	A-1	Control Note	Pari Passu	$55,000,000	Benchmark 2022-B32
			A-2	Non-Control Note	Pari Passu	$40,661,369	CREFI
Novo Nordisk HQ	Non-Serviced	Benchmark 2021-B31	A-1	Control Note	Pari Passu	$75,000,000	Benchmark 2021-B31
			A-2	Non-Control Note	Pari Passu	$47,500,000	Benchmark 2022-B32
			A-3-1	Non-Control Note	Pari Passu	$12,500,000	Benchmark 2022-B32
			A-3-2	Non-Control Note	Pari Passu	$12,500,000	DBRI
			A-4	Non-Control Note	Pari Passu	$63,167,000	DBRI
Moonwater Office Portfolio	Serviced	NAP	A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2022-B32
			A-2	Non-Control Note	Pari Passu	$23,000,000	Benchmark 2022-B32
			A-3	Non-Control Note	Pari Passu	$35,000,000	BCREI
			A-4	Non-Control Note	Pari Passu	$18,000,000	BCREI
ExchangeRight Net Leased Portfolio #53	Servicing Shift	(3)	A-1	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2022-B32
			A-2	Control Note	Pari Passu	$56,000,000	CREFI
425 Eye Street	Non-Serviced	GSMS 2021-GSA3	A-1	Control Note	Pari Passu	$62,400,000	GSMS 2021-GSA3
			A-2	Non-Control Note	Pari Passu	$39,818,000	Benchmark 2022-B32
Grede Casting Industrial Portfolio	Serviced	NAP	A-1	Control Note	Pari Passu	$30,000,000	Benchmark 2022-B32
			A-2	Non-Control Note	Pari Passu	$18,225,000	GSBI
601 Lexington	Non-Serviced	BXP 2021-601L	A-1-S1	Non-Control Note	Pari Passu	$52,500,000	BX 2021-601L
213

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Avenue
			A-1-C1	Non-Control Note	Pari Passu	$17,500,000	Wells Fargo
			A-1-C2	Non-Control Note	Pari Passu	$67,543,860	BANK 2022-BNK39
			A-1-C3	Non-Control Note	Pari Passu	$67,543,860	Wells Fargo
			A-1-C4	Non-Control Note	Pari Passu	$48,067,280	Wells Fargo
			A-2-S1	Non-Control Note	Pari Passu	$33,000,000	BX 2021-601L
			A-2-C1	Non-Control Note	Pari Passu	$11,000,000	DBRI
			A-2-C2-1	Non-Control Note	Pari Passu	$43,479,070	DBRI
			A-2-C2-2	Non-Control Note	Pari Passu	$12,800,000	Benchmark 2022-B32
			A-2-C3	Non-Control Note	Pari Passu	$56,279,070	DBRI
			A-2-C4	Non-Control Note	Pari Passu	$2,567,860	DBRI
			A-3-S1	Non-Control Note	Pari Passu	$33,000,000	BX 2021-601L
			A-3-C1	Non-Control Note	Pari Passu	$11,000,000	MSBNA
			A-3-C2	Non-Control Note	Pari Passu	$42,456,140	BANK 2022-BNK39
			A-3-C3	Non-Control Note	Pari Passu	$42,456,140	MSBNA
			A-3-C4	Non-Control Note	Pari Passu	$30,213,720	MSBNA
			A-4-S1	Non-Control Note	Pari Passu	$31,500,000	BX 2021-601L
			A-4-C1	Non-Control Note	Pari Passu	$10,500,000	CREFI
			A-4-C2-1	Non-Control Note	Pari Passu	$41,520,930	CREFI
			A-4-C2-2	Non-Control Note	Pari Passu	$12,200,000	Benchmark 2022-B32
			A-4-C3	Non-Control Note	Pari Passu	$53,720,930	CREFI
			A-4-C4	Non-Control Note	Pari Passu	$2,451,140	CREFI
			B-1	Control Note(2)	Subordinate	$96,845,000	BX 2021-601L
			B-2	Non-Control Note	Subordinate	$60,874,000	BX 2021-601L
			B-3	Non-Control Note	Subordinate	$60,874,000	BX 2021-601L
			B-4	Non-Control Note	Subordinate	$58,107,000	BX 2021-601L
Glen Forest Office Portfolio	Serviced	NAP	A-1	Control Note	Pari Passu	$30,000,000	Benchmark 2022-B32
			A-2	Non-Control Note	Pari Passu	$29,000,000	CREFI
Nyberg Portfolio	Non-Serviced	Benchmark 2021-B31	A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2021-B31
			A-2	Non-Control Note	Pari Passu	$23,900,000	Benchmark 2022-B32
Sara Lee Portfolio	Non-Serviced	Benchmark 2021-B31	A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2021-B31
			A-2	Non-Control Note	Pari Passu	$23,150,000	Benchmark 2022-B32
Charcuterie Artisans SLB	Non-Serviced	Benchmark 2021-B31	A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2021-B31
			A-2	Non-Control Note	Pari Passu	$23,000,000	Benchmark 2022-B32

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).
(2)	The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Intercreditor Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.
(3)	The ExchangeRight Net Leased Portfolio #53 Whole Loan will be serviced under the Benchmark 2022-B32 PSA until the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA.

214

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

215

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of Each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu

216

Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.
The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the

217

related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent, solely with respect to the directing certificateholder, or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such

218

ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Old Chicago Post Office Whole Loan

Servicing

The Old Chicago Post Office Mortgage Loan (7.0%) is part of a split loan structure (the “Old Chicago Post Office Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”, including (a) the Old Chicago Post Office Mortgage

219

Loan, (b) five (5) senior promissory notes held by the JPMCC 2022-OPO trust (the “Old Chicago Post Office Pari Passu Companion Loans”; together with the Old Chicago Post Office Mortgage Loan, the “Old Chicago Post Office Senior Loans”), and (c) one subordinate promissory note held by the JPMCC 2022-OPO trust (the “Old Chicago Post Office Subordinate Companion Loan”; together with the Old Chicago Post Office Pari Passu Companion Loans, the “Old Chicago Post Office Companion Loans”). The holders of such Old Chicago Post Office Senior Loans are collectively referred to as the “Old Chicago Post Office Senior Loan Holders” and the holder of such Old Chicago Post Office Subordinate Companion Loan is referred to as the “Old Chicago Post Office Subordinate Companion Loan Holder”. Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $830,000,000. The holder of the Old Chicago Post Office Mortgage Loan, the Old Chicago Post Office Subordinate Companion Loan Holder and the holders of the Old Chicago Post Office Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Old Chicago Post Office Intercreditor Agreement”).

The Old Chicago Post Office Whole Loan and any related REO Property will be serviced and administered by KeyBank National Association, the master servicer for the JPMCC 2022-OPO securitization (the “Old Chicago Post Office Master Servicer”) and, if necessary, KeyBank National Association, the special servicer for the JPMCC 2022-OPO securitization (the “Old Chicago Post Office Special Servicer”), pursuant to the trust and servicing agreement related to the JPMCC 2022-OPO trust (the “JPMCC 2022-OPO TSA”), but subject to the terms of the Old Chicago Post Office Intercreditor Agreement. In servicing the Old Chicago Post Office Whole Loan, the Old Chicago Post Office Master Servicer and the Old Chicago Post Office Special Servicer are required to service the Old Chicago Post Office Whole Loan in accordance with the servicing standard set forth in the JPMCC 2022-OPO TSA to take into account the interests of the Certificateholders and the holders of the Old Chicago Post Office Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Old Chicago Post Office Mortgage Loan pursuant to the Old Chicago Post Office Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Old Chicago Post Office Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Old Chicago Post Office Pari Passu Companion Loans as set forth in the Old Chicago Post Office Intercreditor Agreement.

Custody of the Mortgage File

Computershare Trust Company, National Association, is expected to be the custodian of the mortgage file related to the Old Chicago Post Office Whole Loan (other than any promissory notes not contributed to the JPMCC 2022-OPO securitization).

Application of Payments

The Old Chicago Post Office Intercreditor Agreement sets forth the respective rights of the holder of the Old Chicago Post Office Mortgage Loan and the holders of the Old Chicago Post Office Companion Loans with respect to distributions of funds received in respect of the Old Chicago Post Office Whole Loan, and provides, in general, that, the Old Chicago Post Office Subordinate Companion Loan is, at all times, junior, subject and subordinate to the Old Chicago Post Office Senior Loans, and the right of the Old Chicago Post Office Subordinate Companion Loan Holder to receive payments with respect to the Old Chicago Post Office Whole Loan is, at all times, junior, subject and subordinate to the rights of the Old Chicago Post Office Senior Loan Holders to receive payments with respect to the Old Chicago Post Office Whole Loan. All amounts tendered by the related borrowers or otherwise available for payment on the Old Chicago Post Office Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)     first, to the Old Chicago Post Office Senior Loan Holders, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the Old Chicago Post Office Senior Loans at the applicable note interest rate;

220

(ii)     second, to the Old Chicago Post Office Senior Loan Holders, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date with respect to the Old Chicago Post Office Whole Loan, until the balance of the Old Chicago Post Office Senior Loans have been reduced to zero;

(iii)     third, to the Old Chicago Post Office Senior Loan Holders, pro rata and pari passu, up to the aggregate amount of any unreimbursed losses previously allocated to the Old Chicago Post Office Senior Loan holders in accordance with the Old Chicago Post Office Intercreditor Agreement, plus interest thereon at the net note interest rate compounded monthly from the date the related such realized losses were allocated to each Old Chicago Post Office Senior Loan;

(iv)     fourth, to pay accrued and unpaid interest on the Old Chicago Post Office Subordinate Companion Loan (other than default interest) to the Old Chicago Post Office Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Old Chicago Post Office Subordinate Companion Loan at the applicable net note interest rate;

(v)     fifth, to the Old Chicago Post Office Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date, until the principal balance of the Old Chicago Post Office Subordinate Companion Loan has been reduced to zero;

(vi)     sixth, to the Old Chicago Post Office Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Old Chicago Post Office Subordinate Companion Loan Holder in accordance with the terms of the Old Chicago Post Office Intercreditor Agreement, plus interest thereon at the net note interest rate for the Old Chicago Post Office Subordinate Companion Loan compounded monthly from the date the realized losses were allocated to the Old Chicago Post Office Subordinate Companion Loan Holder;

(vii)     seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Old Chicago Post Office Senior Loans, on pro rata and pari passu basis, then the Old Chicago Post Office Subordinate Companion Loan Holder;

(viii)     eighth, to pay default interest and late payment charges then due and owing under the Old Chicago Post Office Whole Loan, all of which is required to be applied in accordance with the JPMCC 2022-OPO TSA; and

(ix)     ninth, if any excess amount is available to be distributed in respect of the Old Chicago Post Office Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount is required to be paid pro rata to each Old Chicago Post Office Senior Loan holder and the Old Chicago Post Office Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the Old Chicago Post Office Intercreditor Agreement, the directing holder with respect to the Old Chicago Post Office Whole Loan (the “Old Chicago Post Office Directing Holder”), as of any date of determination, will be the holder of the Old Chicago Post Office Senior Loan evidenced by promissory note A-4, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2022-OPO securitization. The Old Chicago Post Office Directing Holder is not permitted to exercise the rights of the Old Chicago Post Office Directing Holder if it is an affiliate of the borrowers. The Old Chicago Post Office Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Old Chicago Post Office Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Old Chicago Post Office Whole Loan will require the approval of the Old Chicago Post Office Directing Holder.

221

Pursuant to the terms of the Old Chicago Post Office Intercreditor Agreement, the Issuing Entity, as the holder of the Old Chicago Post Office Mortgage Loan (or its representative), will (a) have a right to receive (i) copies of all notices, information and reports with respect to major decisions that the Old Chicago Post Office Master Servicer or the Old Chicago Post Office Special Servicer, as applicable, is required to provide to the Old Chicago Post Office Directing Holder pursuant to the JPMCC 2022-OPO TSA (similar to such notices, information and reports that are required to be provided to the Old Chicago Post Office Directing Holder under the JPMCC 2022-OPO TSA without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2022-OPO TSA) and (ii) a summary of any asset status report relating to the Old Chicago Post Office Whole Loan that the Old Chicago Post Office Master Servicer or the Old Chicago Post Office Special Servicer, as applicable, is required to provide to the Old Chicago Post Office Directing Holder pursuant to the JPMCC 2022-OPO TSA (without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2022-OPO TSA), and (b) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Old Chicago Post Office Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Old Chicago Post Office Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Old Chicago Post Office Master Servicer (or the Old Chicago Post Office Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Old Chicago Post Office Master Servicer or the Old Chicago Post Office Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Old Chicago Post Office Whole Loan (as a collective whole). Neither the Old Chicago Post Office Master Servicer nor the Old Chicago Post Office Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the Old Chicago Post Office Master Servicer nor the Old Chicago Post Office Special Servicer may follow any advice, direction or objection by the Old Chicago Post Office Directing Holder that would require or cause the Old Chicago Post Office Master Servicer or the Old Chicago Post Office Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the JPMCC 2022-OPO TSA, the Old Chicago Post Office Intercreditor Agreement or the related servicing standard set forth in the Old Chicago Post Office Intercreditor Agreement or materially expand the scope of responsibilities for any of the Old Chicago Post Office Master Servicer or the Old Chicago Post Office Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the Old Chicago Post Office Intercreditor Agreement, the Issuing Entity, as the holder of the Old Chicago Post Office Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the Old Chicago Post Office Master Servicer or Old Chicago Post Office Special Servicer) with the Old Chicago Post Office Master Servicer or the Old Chicago Post Office Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Old Chicago Post Office Master Servicer or the Old Chicago Post Office Special Servicer, as applicable, in which servicing issues related to the Old Chicago Post Office Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Old Chicago Post Office Intercreditor Agreement, if the Old Chicago Post Office Whole Loan becomes a specially serviced loan, and if the Special Servicer determines to sell the Old Chicago Post Office Mortgage Loan in accordance with the JPMCC 2022-OPO TSA, the Old Chicago Post Office Special Servicer will be required to sell the Old Chicago Post Office Mortgage Loan and each Old Chicago Post Office Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Old Chicago Post Office Special Servicer will not be permitted to sell the Old Chicago Post Office Whole Loan without the consent of each Non-Controlling Holder (including the Issuing Entity as the holder of the Old Chicago Post Office Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Old Chicago Post Office Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of

222

each bid package (together with any material amendments to such bid packages) received by the Old Chicago Post Office Special Servicer and a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the JPMCC 2022-OPO TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Old Chicago Post Office Master Servicer or Old Chicago Post Office Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the Old Chicago Post Office Intercreditor Agreement, the Old Chicago Post Office Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the Old Chicago Post Office Special Servicer then acting with respect to the Old Chicago Post Office Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Old Chicago Post Office Mortgage Loan or the other Old Chicago Post Office Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event” in this preliminary prospectus.

The CX – 350 & 450 Water Street Whole Loan

General

The CX – 350 & 450 Water Street Mortgage Loan (5.7%) is part of a split loan structure comprised of 20 senior promissory notes and 4 subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties, with an aggregate initial principal balance of $1,225,000,000. Three such senior promissory notes designated A-1-5, A-1-6 and A-1-8 with an aggregate initial principal balance of $101,000,000 (the “CX – 350 & 450 Water Street Mortgage Loan”), will be deposited into this securitization. The CX – 350 & 450 Water Street Whole Loan (as defined below) is evidenced by (i) the CX – 350 & 450 Water Street Mortgage Loan, (ii) 17 senior promissory notes designated as Notes A-1-1, A-2-1, A-3-1, A-4-1, A-1-2, A-1-4, A-1-9, A-3-3, A-1-3, A-3-2, A-1-7, A-4-2, A-4-3, A-2-2, A-2-3, A-2-4 and A-2-5 (the “CX – 350 & 450 Water Street Pari Passu Companion Loans”), which have an aggregate initial principal balance of approximately $713,000,000; and (iii) 4 subordinate promissory notes designated as Notes B-1, B-2, B-3 and B-4 (the “CX – 350 & 450 Water Street Subordinate Companion Loans” and, together with the Notes A-1-1, A-2-1, A-3-1 and A-4-1, the “CX – 350 & 450 Water Street Standalone Companion Loans”), with an initial principal balance of $411,000,000.

The CX – 350 & 450 Water Street Mortgage Loan, the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Subordinate Companion Loans are referred to herein, collectively, as the “CX – 350 & 450 Water Street Whole Loan”, and the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Subordinate Companion Loans are referred to herein as the “CX – 350 & 450 Water Street Companion Loans”. The CX – 350 & 450 Water Street Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the CX – 350 & 450 Water Street Mortgage Loan. The CX – 350 & 450 Water Street Subordinate Companion Loans are generally subordinate in right of payment with respect to the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans.

Only the CX – 350 & 450 Water Street Mortgage Loan is included in the issuing entity. The CX – 350 & 450 Water Street Standalone Companion Loans were contributed to a securitization trust governed by the CAMB 2021-CX2 TSA (the “CAMB 2021-CX2 Securitization").

The rights of the holders of the promissory notes evidencing the CX – 350 & 450 Water Street Whole Loan (the “CX – 350 & 450 Water Street Noteholders”) are subject to a Co-Lender Agreement (the “CX – 350 & 450 Water Street Co-Lender Agreement”). The following summaries describe certain provisions of the CX – 350 & 450 Water Street Co-Lender Agreement.

223

Servicing

The CX – 350 & 450 Water Street Whole Loan (including the CX – 350 & 450 Water Street Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the Trust and Servicing Agreement governing the CAMB 2021-CX2 securitization (the “CAMB 2021-CX2 TSA”) by KeyBank National Association as master servicer (in such capacity, the “CX – 350 & 450 Water Street Servicer”), and, if necessary, Situs Holdings, LLC, as special servicer (in such capacity, the “CX – 350 & 450 Water Street Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the CX – 350 & 450 Water Street Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the CX – 350 & 450 Water Street Mortgage Loan (but not on the CX – 350 & 450 Water Street Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the CX – 350 & 450 Water Street Mortgage Loan.

Property protection advances in respect of the CX – 350 & 450 Water Street Whole Loan will be made by the CX – 350 & 450 Water Street Servicer or the trustee under the CAMB 2021-CX2 TSA (the “CX – 350 & 450 Water Street Trustee”), as applicable, unless a determination of nonrecoverability is made under the CAMB 2021-CX2 TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments Prior to a CX – 350 & 450 Water Street Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the CX – 350 & 450 Water Street Whole Loan borrowers to pay money due under the CX – 350 & 450 Water Street Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the CX – 350 & 450 Water Street Whole Loan becomes a specially serviced mortgage loan under the CAMB 2021-CX2 TSA (a “CX – 350 & 450 Water Street Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the CX – 350 & 450 Water Street Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Properties or released to the borrowers in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the CX – 350 & 450 Water Street Co-Lender Agreement, as follows:

(i)      first, (A) first, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee from general collections of the issuing entity) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the

224

total outstanding note principal balances of the CX – 350 & 450 Water Street Standalone Companion Loans), to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)     second, to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of such CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee, as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(iii)    third, initially, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrowers), and, then, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the CX – 350 & 450 Water Street Whole Loan under the CAMB 2021-CX2 TSA;

(iv)    fourth, pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(v)     fifth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans (including amounts allocable as principal on the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans after the Anticipated Repayment Date and any portion of casualty or condemnation proceeds received and allocable as principal on the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans), until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vi)    sixth, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CX – 350 & 450 Water Street Pari Passu Companion Loan and the CX – 350 & 450 Water Street Mortgage Loan;

(vii)   seventh, to the holders, if any, of the CX – 350 & 450 Water Street Subordinate Companion Loans whose CX – 350 & 450 Water Street Subordinate Companion Loans are not included in the CAMB 2021-CX2 Securitization (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street

225

Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan pursuant to the CAMB 2021-CX2 TSA and the CX – 350 & 450 Water Street Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA or the CX – 350 & 450 Water Street Co-Lender Agreement, and any cure payment made by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans pursuant to the CX – 350 & 450 Water Street Co-Lender Agreement;

(viii)  eighth, pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(ix)     ninth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans all payments and prepayments of principal allocable to the reduction of the principal balance of the CX – 350 & 450 Water Street Subordinate Companion Loans (including amounts allocable as principal on the CX – 350 & 450 Water Street Subordinate Companion Loans after the Anticipated Repayment Date and any portion of casualty or condemnation proceeds received and allocable as principal on the CX – 350 & 450 Water Street Subordinate Companion Loans) until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis (based on their respective outstanding note principal balances);

(x)     tenth, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, compounded monthly from the date the related realized loss was so allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of the realized losses previously allocated to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(xi)    eleventh, any interest accrued at the default rate on the outstanding principal balance of the CX – 350 & 450 Water Street Whole Loan to the extent such default interest amount is (i) actually paid by the related borrowers, (ii) in excess of interest accrued on the outstanding principal balance at the CX – 350 & 450 Water Street Whole Loan interest rate and (iii) not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX – 350 & 450 Water Street Special Servicer, the applicable master servicer or the trustee under the PSA, pari passu, to the CX – 350 & 450 Water Street Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

(xii)   twelfth, pro rata and pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrowers and allocable to any prepayment of the CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450

226

Water Street Mortgage Loan, pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan according to the respective amounts due to them under this clause;

(xiii) thirteenth, pro rata and pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrowers and allocable to any prepayment of the related CX – 350 & 450 Water Street Subordinate Companion Loan pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Subordinate Companion Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans according to the respective amounts due to them under this clause;

(xiv)  fourteenth, pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance, on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(xv)    fifteenth, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance of the related CX – 350 & 450 Water Street Subordinate Companion Loan with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(xvi)  sixteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX – 350 & 450 Water Street Special Servicer under the CAMB 2021-CX2 TSA or the applicable master servicer or the trustee under the PSA, or, in each case, as required to be paid to them in accordance with the CX – 350 & 450 Water Street Co-Lender Agreement), to each CX – 350 & 450 Water Street Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrowers; and

(xvii) seventeenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through sixteenth above, to the holders of the CX – 350 & 450 Water Street Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments After a CX – 350 & 450 Water Street Triggering Event of Default

Generally, for so long as a CX – 350 & 450 Water Street Triggering Event of Default has occurred and is continuing, all amounts available for payment on the CX – 350 & 450 Water Street Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Properties or released to the borrowers in accordance with the Servicing Standard or the mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the CX – 350 & 450 Water Street Co-Lender Agreement, as follows:

(i)      first, (A) first, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee

227

from general collections of the issuing entity, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee) on a pro rata and pari passu basis (based on their respective outstanding note principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the CX – 350 & 450 Water Street Standalone Companion Loans), to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)      second, to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee, as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(iii)      third, initially, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrowers), and, then, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the CX – 350 & 450 Water Street Whole Loan under the CAMB 2021-CX2 TSA;

(iv)    fourth, pari passu to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(v)      fifth, pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(vi)     sixth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

228

(vii)   seventh, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CX – 350 & 450 Water Street Pari Passu Companion Loan and the CX – 350 & 450 Water Street Mortgage Loan;

(viii)   eighth, to the holders, if any, of the CX – 350 & 450 Water Street Subordinate Companion Loans whose CX – 350 & 450 Water Street Subordinate Companion Loans are not included in the CAMB 2021-CX2 Securitization (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan pursuant to the CAMB 2021-CX2 TSA and the CX – 350 & 450 Water Street Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA or the CX – 350 & 450 Water Street Co-Lender Agreement, and any cure payment made by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans pursuant to the CX – 350 & 450 Water Street Co-Lender Agreement;

(ix)     ninth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis (based on their respective outstanding note principal balances);

(x)    tenth, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, compounded monthly from the date the related realized loss was so allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of realized losses previously allocated to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loan;

(xi)     eleventh, pro rata and pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrowers and allocable to any prepayment of the CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan, pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Mortgage Loan according to the respective amounts due to them under this clause;

(xii)   twelfth, pro rata and pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrowers and

229

allocable to the prepayment of the related CX – 350 & 450 Water Street Subordinate Companion Loan pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Subordinate Companion Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans according to the respective amounts due to them under this clause;

(xiii) thirteenth, pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance, on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(xiv)   fourteenth, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance of the CX – 350 & 450 Water Street Subordinate Companion Loans with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(xv)   fifteenth, any interest accrued at the default rate on the outstanding principal balance of the CX – 350 & 450 Water Street Whole Loan to the extent such default interest amount is (i) actually paid by the related borrowers, (ii) in excess of interest accrued on the outstanding principal balance at the CX – 350 & 450 Water Street Whole Loan interest rate and (iii) not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX – 350 & 450 Water Street Special Servicer or the applicable master servicer or the trustee under the PSA, pari passu, to the CX – 350 & 450 Water Street Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority fifteenth;

(xvi)  sixteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX – 350 & 450 Water Street Special Servicer under the CAMB 2021-CX2 TSA or the applicable master servicer or the trustee under the PSA, or, in each case, as required to be paid to them in accordance with the CX – 350 & 450 Water Street Co-Lender Agreement), to the CX – 350 & 450 Water Street Noteholders, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrowers; and

(xvii)   seventeenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through sixteenth above, to the holders of the CX – 350 & 450 Water Street Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of these “—Application of Payments Prior to a CX – 350 & 450 Water Street Triggering Event of Default” and “Application of Payments after a CX – 350 & 450 Water Street Triggering Event of Default” sections, with respect to CX – 350 & 450 Water Street Mortgage Loan, the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the CX – 350 & 450 Water Street Whole Loan.

Consultation and Control

The controlling noteholder under the CX – 350 & 450 Water Street Co-Lender Agreement will be the securitization trust created pursuant to the terms of the CAMB 2021-CX2 TSA. Pursuant to the terms of the CAMB 2021-CX2 TSA, the related controlling class representative, the “CX – 350 & 450 Water Street Directing Certificateholder”, will have consent and/or consultation rights with respect to the CX – 350 &

230

450 Water Street Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. There is currently no CX – 350 & 450 Water Street Directing Certificateholder under the terms of the CAMB 2021-CX2 TSA.

The CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) will be required to provide copies to the issuing entity, as non-controlling note holder, of any notice, information and report that is required to be provided to the CX – 350 & 450 Water Street Directing Certificateholder pursuant to the CAMB 2021-CX2 TSA with respect to any major decision within the same time frame such notice, information and report is required to be provided to the CX – 350 & 450 Water Street Directing Certificateholder, and the CX – 350 & 450 Water Street Special Servicer will be required to consult with each non-controlling noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any such non-controlling noteholder requests consultation with respect to any such major decision, and consider alternative actions recommended by such non-controlling noteholder; provided that after the expiration of a period of ten (10) business days from the delivery to any non-controlling noteholder by the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) of written notice of a proposed action, together with copies of the notice, information and reports, the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) will no longer be obligated to consult with such non-controlling noteholder, whether or not such non-controlling noteholder has responded within such ten (10) business day period; provided, that the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) may take any major decision before the expiration of the aforementioned ten (10) Business Day period if the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) determines that immediate action with respect thereto is necessary to protect the Mortgaged Properties or the interests of the Noteholders (as a collective whole).

Sale of Defaulted Whole Loan

Pursuant to the terms of the CX – 350 & 450 Water Street Co-Lender Agreement, if the CX – 350 & 450 Water Street Whole Loan becomes a defaulted mortgage loan, and if the CX – 350 & 450 Water Street Special Servicer determines to sell the CX – 350 & 450 Water Street Mortgage Loan and the CX – 350 & 450 Water Street Companion Loans in accordance with the CX – 350 & 450 Water Street TSA, then the CX – 350 & 450 Water Street Special Servicer will have the right and the obligation to sell the CX – 350 & 450 Water Street Mortgage Loan and the CX – 350 & 450 Water Street Companion Loans as notes evidencing one whole loan in accordance with the terms of the CAMB 2021-CX2 TSA. In connection with any such sale, the CX – 350 & 450 Water Street Special Servicer will be required to follow the procedures set forth in the CAMB 2021-CX2 TSA.

Special Servicer Appointment Rights

Pursuant to the CX – 350 & 450 Water Street Co-Lender Agreement and the CAMB 2021-CX2 TSA, the CX – 350 & 450 Water Street Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the CX – 350 & 450 Water Street Special Servicer then acting with respect to the CX – 350 & 450 Water Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity.

The Summit Whole Loan

General

The Summit Mortgage Loan (3.7%) is part of a split loan structure comprised of eight (8) senior promissory notes (the “Summit Senior Notes”) and two (2) subordinate promissory notes (the “Summit Junior Notes” and, together with the Summit Senior Notes, the “Summit Notes”), each of which is secured

231

by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $525,000,000. One (1) such senior promissory note designated Note A-2-1, with an initial aggregate principal balance of $65,000,000 (the “Summit Mortgage Loan”) will be deposited into this securitization. The Summit Whole Loan is evidenced by (i) the Summit Mortgage Loan, (ii) two (2) senior promissory notes designated Note A-1-S and Note A-2-S (the “Summit Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $107,000,000; (iii) the remaining senior promissory notes (see the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (the “Summit Non-Standalone Pari Passu Companion Loans” and, together with the Summit Standalone Pari Passu Companion Loans, the “Summit Pari Passu Companion Loans”), which have an aggregate initial principal balance of $155,000,000; and (iv) two (2) subordinate promissory notes designated Note B-1-1 and Note B-2-1 (the “Summit Subordinate Companion Loans” and, together with the Summit Standalone Pari Passu Companion Loans, the “Summit Standalone Companion Loans”), which have an aggregate initial principal balance of $198,000,000.

The Summit Mortgage Loan, the Summit Pari Passu Companion Loans and the Summit Subordinate Companion Loans are referred to herein, collectively, as the “Summit Whole Loan”, and the Summit Pari Passu Companion Loans and the Summit Subordinate Companion Loans are referred to herein as the “Summit Loans.”

Only the Summit Mortgage Loan is included in the issuing entity. The Summit Companion Loans are expected to be contributed to a securitization trust (the “SUMIT 2022-BVUE Securitization”) governed by the SUMIT 2022-BVUE Trust and Servicing Agreement (the “SUMIT 2022-BVUE TSA”). The Summit Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Summit Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The holders (the “Summit Noteholders”) of each promissory note comprising the Summit Whole Loan have entered into a Co-Lender Agreement (the “Summit Co-Lender Agreement”) that sets forth the respective rights of each holder of a Summit Note.

Servicing

The Summit Whole Loan (including the Summit Mortgage Loan) and any related foreclosed property will be serviced and administered by KeyBank National Association, the master servicer for the SUMIT 2022-BVUE securitization (the “Summit Master Servicer”) and, if necessary, KeyBank National Association, the special servicer for the SUMIT 2022-BVUE securitization (the “Summit Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the Summit Co-Lender Agreement. In servicing the Summit Whole Loan, the accepted servicing practices set forth in the SUMIT 2022-BVUE TSA will require the Summit Master Servicer and the Summit Special Servicer to take into account the interests, as a collective whole, of the Certificateholders and the holders of the Summit Senior Pari Passu Companion Loans.

Application of Payments

Amounts payable to the SUMIT 2022-BVUE trust pursuant to the Co-Lender Agreement will be included in the available funds for the related distribution date to the extent described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, and amounts payable to the holders of the Summit Senior Pari Passu Companion Loans will be distributed to each such holder net of certain fees and expenses on the Summit Senior Pari Passu Companion Loans as set forth in the Co-Lender Agreement and will not be available for distributions on the Certificates.

Each of the Summit Junior Notes and the right of the related holders to receive payments of interest, principal and other amounts with respect to its respective the Summit Junior Note will at all times be junior, subject and subordinate to each Summit Senior Note and the right of the related holder to receive

232

payments of interest, principal and other amounts with respect to such Summit Senior Note, in each case as further described below.

All amounts tendered by the Borrower or otherwise available for payment on or with respect to or in connection with the Summit Whole Loan or the Summit Mortgaged Property or amounts realized as proceeds thereof, but excluding (x) all amounts for required reserves or escrows required by the Summit Whole Loan Documents to be held as reserves or escrows and (y) all amounts that are then due, payable or reimbursable to the Summit Master Servicer or the Summit Special Servicer pursuant to the SUMIT 2022-BVUE TSA other than those specifically addressed below will be applied and distributed by the Summit Master Servicer in the following order of priority without duplication:

(i)    first, (A) to each Note Holder of a Summit Senior Note (or the Summit Master Servicer or the trustee under the SUMIT 2022-BVUE TSA (the “Summit Trustee”) and, if applicable, the master servicers of the related other securitization trusts), up to the amount of any property protection advances that are nonrecoverable advances (or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any property protection advances that are nonrecoverable advances previously reimbursed to the Summit Master Servicer or the Summit Trustee from general collections of the related other securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each Note Holder of a Summit Senior Note (or the Summit Master Servicer or) The Summit Trustee and the master servicers or trustees of the related other securitization trust, up to the amount of any monthly payment advance that is a nonrecoverable advance or analogous concept under the related servicing agreement with respect to such Summit Senior Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Summit Senior Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such other securitization trust), (C) third, to each Summit Junior Note Holder (or the Summit Master Servicer or the Summit Trustee), up to the amount of any monthly payment advance that is a nonrecoverable advance with respect to such Summit Junior Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Summit Junior Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the holder of the Summit Standalone Companion Loans (or the Summit Master Servicer or the Summit Trustee), up to the amount of any nonrecoverable administrative advances (or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any nonrecoverable administrative advances previously reimbursed to the Summit Master Servicer or the Summit Trustee from general collections of the related other securitization trust);

(ii)   second, to each Note Holder of a Summit Senior Note (or any servicer or trustee (if any), as applicable) on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Summit Senior Notes (or any servicer or the trustee (if any), as applicable), with respect to the Summit Whole Loan pursuant to the Summit Co-Lender Agreement or the SUMIT 2022-BVUE TSA, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the Summit Co-Lender Agreement or under the SUMIT 2022-BVUE TSA;

(iii)  third, to pay accrued and unpaid interest on the Summit Senior Notes to each Note Holder of a Summit Senior Note, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable Note interest rate minus the servicing fee;

(iv)  fourth, to pay accrued and unpaid interest on the Summit Junior Notes to each Note Holder of a Summit Junior Note, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable Note interest rate minus the servicing fee;

233

(v)   fifth, to each Note Holder of a The Summit Senior Note, pro rata (based on the principal balances of such Notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on The Summit Whole Loan and payable to The Summit Note Holders, until the respective Note principal balances have been reduced to zero;

(vi)  sixth, if the proceeds of any foreclosure sale or any liquidation of the Summit Whole Loan or the Summit Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v) and, as a result of a workout the aggregate principal balance of the Summit Senior Notes has been reduced, such excess amount to each Summit Senior Note Holder, pro rata (based on the principal balances of such Notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each Summit Senior Note as a result of such workout, plus interest on such aggregate amount at the related Note interest rate;

(vii) seventh, to each Note Holder of a Summit Junior Note, pro rata (based on the principal balances of such Notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on the Summit Whole Loan and payable to the Note Holders, until the respective Note principal balances have been reduced to zero;

(viii)  eighth, to any Summit Junior Note Holder that has made any payments or advances to cure defaults pursuant to the Co-Lender Agreement, to such Summit Junior Note Holders, pro rata (based on their respective entitlements to reimbursements for cure payments) to reimburse them for all such cure payments;

(ix)  ninth, if the proceeds of any foreclosure sale or any liquidation of the Summit Whole Loan or Summit Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(viii) and, as a result of a workout the aggregate principal balance of the Summit Junior Notes has been reduced, such excess amount to each Summit Junior Note Holder, pro rata, in an amount up to the reduction, if any, of the principal balance of the each Junior Note as a result of such workout, plus interest on such aggregate amount at the related Note interest rate;

(x)   tenth, to each Note Holder of a Summit Senior Note, pro rata (based on their respective entitlements) in an amount equal to the product of (i) a fraction, the numerator of which is the principal balance of such Note and the denominator of which is the sum of the principal balances of all Notes multiplied by (ii) the ratio of the related Note’s interest rate to the weighted average of the interest rates of all Notes based on their principal balances and (iii) any yield maintenance premium to the extent paid by the Borrower;

(xi)  eleventh, to each Note Holder of a Summit Junior Note, pro rata (based on their respective entitlements) in an amount equal to the product of (a) a fraction, the numerator of which is the principal balance of such Note and the denominator of which is the sum of the principal balances of all Notes multiplied by (b) the ratio of the related Note’s interest rate to the weighted average of the interest rates of all Notes based on their principal balances and (c) any yield maintenance premium to the extent paid by the Borrower;

(xii) twelfth, to pay default interest and late payment charges (to the extent remaining after reimbursement of any special servicing fees, liquidation fees or work-out fees payable in accordance with the SUMIT 2022-BVUE TSA or payment of any additional servicing compensation payable in accordance with the SUMIT 2022-BVUE TSA) then due and owing under the Summit Whole Loan, all of which will be applied in accordance with the SUMIT 2022-BVUE TSA paid pro rata to each Note Holder of a Summit Senior Note and each Note Holder of a Summit Junior Note based on their initial principal balances; and

234

(xiii)  thirteenth, if any excess amount is available to be distributed in respect of the Summit Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xii), any remaining amount will be paid pro rata to each Note Holder of a Summit Senior Note and each Note Holder of a Summit Junior Note based on their initial principal balances.

Workout

If the Summit Special Servicer, in connection with a workout or proposed workout of the Summit Whole Loan, modifies the terms thereof such that (i) the principal balance of the Summit Loan is decreased, (ii) the applicable Note interest rate or scheduled amortization payments on the Summit Whole Loan are reduced, (iii) payments of interest or principal on any Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Summit Whole Loan, such modification will not alter, and any modification of the Summit Whole Loan Documents will be structured to preserve, the sequential order of payment of the Notes as set forth in the Summit Loan Agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a work-out of the Summit Whole Loan will be applied to the Notes in the following order: (a) first, to the reduction of the Note principal balance of each of the Junior Notes, on a pari passu basis, until the Note principal balance of each such Note is reduced to zero; and (b) second, to the reduction of the Note principal balance of each of the Senior Notes, on a pari passu basis, until the Note principal balance of each such Note is reduced to zero.

Sale of Defaulted Mortgage Loan

Upon the Summit Whole Loan becoming a defaulted mortgage loan, the Summit Special Servicer will be required to sell the Summit Senior Pari Passu Non-Standalone Notes together with the Summit Standalone Notes as notes evidencing one whole loan in accordance with the terms of the Trust and Servicing Agreement.

Notwithstanding the foregoing, the Summit Special Servicer will not be permitted to sell the Summit Whole Loan if the Summit Whole Loan becomes a defaulted whole loan without the written consent of the Summit Non-Controlling Note Holders (provided that such consent is not required if a holder of a Summit Non-Controlling Note is a Borrower Affiliate) unless the Summit Special Servicer has delivered to the Summit Non-Controlling Note Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Summit Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Summit Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Summit Whole Loan, and any documents in the servicing file reasonably requested by any Summit Non-Controlling Note Holder that are material to the price of the Summit Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Summit Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Summit Master Servicer or the Summit Special Servicer in connection with the proposed sale; provided that the Summit Non-Controlling Note Holder may waive any of the delivery or timing requirements described in this sentence.

See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” .

Consultation and Control Rights

The controlling noteholder under the Summit Co-Lender Agreement will be the securitization trust created pursuant to the terms of the SUMIT 2022-BVUE TSA. Pursuant to the terms of the SUMIT 2022-BVUE TSA, the related controlling class representative (the “Summit Directing Holder”) will have consent and/or consultation rights with respect to the Summit Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

235

Consultation Rights of the Non-Controlling Holder

Pursuant to the terms of the Summit Co-Lender Agreement, the Special Servicer will be required to consult with each Holder (or its related representative) other than the Controlling Note Holder (a “Summit Non-Controlling Note Holder”) on a strictly non-binding basis with respect to any major decision or the implementation of any recommended actions in the summary of the asset status report relating to the Summit Whole Loan as described under The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.

Special Servicer Appointment Rights

Pursuant to the Summit Co-Lender Agreement and the SUMIT 2022-BVUE TSA, the Summit Directing Holder will have the right, at any time prior to a “control termination event” under the SUMIT 2022-BVUE TSA, with or without cause, to replace the Summit Special Servicer then acting with respect to the Summit Whole Loan and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the Summit Mortgage Loan in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Special Servicing Transfer Event” and “Rights Upon Servicer Termination Event” in this prospectus.

The 601 Lexington Avenue Whole Loan

General

The 601 Lexington Avenue Mortgage Loan (1.4%) (as defined below), is part of a Whole Loan evidenced by twenty-six (26) promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $1,000,000,000. Notes A-2-C2-2 and A-4-C2-2, with an aggregate initial principal balance of $25,000,000 (collectively, the “601 Lexington Avenue Mortgage Loan”), will be deposited into this securitization.

The 601 Lexington Avenue Whole Loan (as defined below) is evidenced by (i) the 601 Lexington Avenue Mortgage Loan, (ii) twenty (20) senior promissory notes (the “601 Lexington Avenue Pari Passu Companion Loans” and, together with the 601 Lexington Avenue Mortgage Loan, the “601 Lexington Avenue Senior Notes”), which have an aggregate initial principal balance of $698,300,000 and (iii) four subordinate promissory notes, Notes B-1, B-2, B-3 and B-4 (the “601 Lexington Avenue Subordinate Companion Loans” and, together with the 601 Lexington Avenue Pari Passu Companion Loans, the “601 Lexington Avenue Companion Loans”), which have an aggregate initial principal balance of $276,700,000. The 601 Lexington Avenue Senior Notes are generally pari passu in right of payment with each other, and the 601 Lexington Avenue Subordinate Companion Loans are generally subordinate in right of payment to the 601 Lexington Avenue Senior Notes.

Only the 601 Lexington Avenue Mortgage Loan is included in the issuing entity. The current holders of the 601 Lexington Avenue Notes are set forth in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

The 601 Lexington Avenue Mortgage Loan, the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans are collectively referred to in this prospectus as the “601 Lexington Avenue Whole Loan”. The rights of the holders of the promissory notes evidencing the 601 Lexington Avenue Whole Loan (the “601 Lexington Avenue Noteholders”) are subject to an Intercreditor Agreement (the “601 Lexington Avenue Intercreditor Agreement”). The 601 Lexington Avenue Whole Loan will be serviced and administered pursuant to the trust and servicing Agreement governing the BXP Trust 2021-601L (the “BXP 2021-601L TSA”) and the 601 Lexington Avenue Intercreditor Agreement. The following summaries describe certain provisions of the 601 Lexington Avenue Intercreditor Agreement.

Servicing

The 601 Lexington Avenue Whole Loan (including the 601 Lexington Avenue Mortgage Loan) and any related REO Property is serviced pursuant to the terms of the BXP 2021-601L TSA by Wells Fargo

236

Bank, National Association, as servicer (the “601 Lexington Avenue Servicer”), and, if necessary, Situs Holdings, LLC, as special servicer (the “601 Lexington Avenue Special Servicer”), which governs the terms of the BXP Trust 2021-601L securitization into which each of the 601 Lexington Avenue Pari Passu Companion Loans evidenced by Notes A-1-S1, A-1-S2, A-1-S3 and A-1-S4 and the 601 Lexington Avenue Subordinate Companion Loans were deposited, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the 601 Lexington Avenue Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Distributions

The 601 Lexington Avenue Intercreditor Agreement provides, in general, that (i) each 601 Lexington Avenue Senior Note and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect thereto are made on a pro rata and pari passu basis with each other 601 Lexington Avenue Senior Note and (ii) the 601 Lexington Avenue Subordinate Companion Loans and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the 601 Lexington Avenue Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

Application of Payments Prior to an Event of Default

Prior to the occurrence and continuance of an event of default with respect to the 601 Lexington Avenue Whole Loan, any collections received in respect of the 601 Lexington Avenue Whole Loan or related Mortgaged Property will be applied to the 601 Lexington Avenue Mortgage Loan, the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans in accordance with 601 Lexington Avenue mortgage loan agreement. Accordingly, subject to the right of the 601 Lexington Avenue Servicer, the 601 Lexington Avenue Special Servicer, the trustee and the certificate administrator under the BXP 2021-601L TSA to be reimbursed for any unanticipated trust fund expenses in accordance with the BXP 2021-601L TSA, the monthly debt service payment on the 601 Lexington Avenue Whole Loan will be applied: first, to the payment of interest due and payable on the 601 Lexington Avenue Senior Notes, pro rata and pari passu; second, to the payment of interest due and payable on each of the 601 Lexington Avenue Subordinate Companion Loans, pro rata and pari passu; third, to the reduction of the outstanding principal balance of each of the 601 Lexington Avenue Senior Notes, pro rata and pari passu, until the outstanding principal balance of each such 601 Lexington Avenue Senior Note is reduced to zero; and fourth, to the reduction of the outstanding principal balance of 601 Lexington Avenue Subordinate Companion Loans, pro rata and pari passu, until the outstanding principal balance of each such 601 Lexington Avenue Subordinate Companion Loan is reduced to zero.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the 601 Lexington Avenue Whole Loan, payments and proceeds with respect to the 601 Lexington Avenue Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to provide reimbursement to the 601 Lexington Avenue Servicer and the trustee under the BXP 2021-601L TSA (the “601 Lexington Avenue Trustee”) for any nonrecoverable servicing advances and administrative advances and any interest thereon;
●	second, to provide reimbursement to holders of the 601 Lexington Avenue Senior Notes for any nonrecoverable monthly debt service advances and interest thereon on the 601 Lexington Avenue Senior Notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the 601 Lexington Avenue Subordinate Companion Loans for any nonrecoverable monthly debt service advances and interest thereon on the 601 Lexington Avenue Subordinate Companion Loans, on a pari passu and pro rata basis;

237

●	third, to provide reimbursement to the 601 Lexington Avenue Servicer and 601 Lexington Avenue Trustee, as applicable, for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses;
●	fourth, to the holders of the 601 Lexington Avenue Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
●	fifth, to the holders of the 601 Lexington Avenue Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;
●	sixth, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
●	seventh, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt services advances on the B Notes;
●	eighth, to the holders of the 601 Lexington Avenue Senior Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	ninth, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, payments of principal on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	tenth, to pay the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;
●	eleventh, to fund any other reserves to the extent then required to be held in escrow;
●	twelfth, to pay to the holders of the 601 Lexington Avenue Senior Notes any yield maintenance or other prepayment premium then due and payable to the holders of the 601 Lexington Avenue Senior Notes, on a pro rata and pari passu basis, then to the holders of the 601 Lexington Avenue Subordinate Companion Loans any yield maintenance or other prepayment premium then due and payable to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis;
●	thirteenth, to pay the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer default interest and late fees then due and payable under the 601 Lexington Avenue Whole Loan documents, all of which will be applied in accordance with the BXP 2021-601L TSA;
●	fourteenth, to pay any additional servicing compensation that the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer is entitled to receive under the BXP 2021-601L TSA; and
●	fifteenth, any remaining amount will be paid pro rata to the holders of the 601 Lexington Avenue Companion Loans and the issuing entity as holder of the 601 Lexington Avenue Mortgage Loan, based on the original principal balance of the 601 Lexington Avenue Mortgage Loan and the 601 Lexington Avenue Companion Loans.

If a P&I Advance is made with respect to the 601 Lexington Avenue Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 601 Lexington Avenue Mortgage Loan or, as and to the extent described under

238

“Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the 601 Lexington Avenue Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the 601 Lexington Avenue Whole Loan in accordance with the BXP 2021-601L TSA and the 601 Lexington Avenue Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the 601 Lexington Avenue Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the 601 Lexington Avenue Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the 601 Lexington Avenue Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the 601 Lexington Avenue Subordinate Companion Loans and then to the 601 Lexington Avenue Senior Notes, in that order) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the 601 Lexington Avenue Intercreditor Agreement will be the securitization trust created pursuant to the terms of the BXP 2021-601L TSA. The terms of the BXP 2021-601L TSA provide for a directing certificateholder (the “601 Lexington Avenue Directing Certificateholder”) that will, if appointed, have consent and/or consultation rights with respect to the 601 Lexington Avenue Whole Loan similar to those held by the Directing Certificateholder under the terms of the PSA. If no 601 Lexington Avenue Directing Certificateholder has been appointed or identified to the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, and the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, has attempted to obtain such information from the certificate administrator appointed under the BXP 2021-601L TSA and no such entity has been identified to the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, then until such time as a 601 Lexington Avenue Directing Certificateholder is identified, the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such 601 Lexington Avenue Directing Certificateholder as the case may be. No directing certificateholder has yet been appointed by the certificateholders entitled to make such appointment under the BXP 2021-601L TSA. Absent the appointment of a 601 Lexington Avenue Directing Certificateholder, the 601 Lexington Avenue Servicer and 601 Lexington Avenue Special Servicer will be required to make any servicing decisions with respect the 601 Lexington Avenue Mortgage Loan in accordance with the servicing standard set forth in the BXP 2021-601L TSA, but will not be required to obtain the consent of any party prior to taking any servicing action. The BXP 2021-601L TSA will, however, provide that the 601 Lexington Avenue Servicer and 601 Lexington Avenue Special Servicer will be required to consult with the risk retention consultation parties named in the BXP 2021-601L TSA (the “601 Lexington Avenue Risk Retention Consultation Parties”) with respect to certain matters that are similar to those granted to the Risk Retention Consultation Party under the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, pursuant to the terms of the 601 Lexington Avenue Intercreditor Agreement, the issuing entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, is required to provide to the 601 Lexington Avenue Directing Certificateholder or the 601 Lexington Avenue Risk Retention Consultation Parties (within the same time frame such notices, information and reports are required to be delivered to the 601 Lexington Avenue Directing Certificateholder or the 601 Lexington Avenue Risk Retention Consultation Parties without regard to whether or not such parties actually have lost any rights to receive such information as a result of a consultation termination event or control termination event under the BXP 2021-601L TSA) with respect to any major decisions to be taken with respect to the 601 Lexington Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 601 Lexington Avenue Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the

239

extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the 601 Lexington Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 601 Lexington Avenue Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 601 Lexington Avenue Mortgage Loan, the related the 601 Lexington Avenue Pari Passu Companion Loans and the related the 601 Lexington Avenue Subordinate Companion Loans. Neither the 601 Lexington Avenue Servicer nor the 601 Lexington Avenue Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 601 Lexington Avenue Mortgage Loan (or its representative).

Sale of Defaulted Whole Loan

Pursuant to the terms of the 601 Lexington Avenue Intercreditor Agreement, if the 601 Lexington Avenue Whole Loan becomes a specially serviced loan pursuant to the terms of the BXP 2021-601L TSA, and if the 601 Lexington Avenue Special Servicer determines to sell the 601 Lexington Avenue Pari Passu Companion Loans in accordance with the BXP 2021-601L TSA, then the 601 Lexington Avenue Special Servicer will be required to sell the 601 Lexington Avenue Mortgage Loan together with the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans as one whole loan. In connection with any such sale, the 601 Lexington Avenue Special Servicer will be required to follow the procedures set forth under the BXP 2021-601L TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. Proceeds of the sale of the 601 Lexington Avenue Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After an Event of Default” above.

Notwithstanding the foregoing, the 601 Lexington Avenue Special Servicer will not be permitted to sell the 601 Lexington Avenue Pari Passu Companion Loans together with the 601 Lexington Avenue Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the 601 Lexington Avenue Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the 601 Lexington Avenue Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 601 Lexington Avenue Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 601 Lexington Avenue Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the 601 Lexington Avenue Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the BXP 2021-601L TSA, the holder of the 601 Lexington Avenue Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the 601 Lexington Avenue Intercreditor Agreement, the 601 Lexington Avenue Directing Certificateholder, if appointed, will have the right, at any time prior to a “control event” under the BXP

240

2021-601L TSA, with or without cause, to replace the 601 Lexington Avenue Special Servicer then acting with respect to the 601 Lexington Avenue Whole Loan and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the 601 Lexington Avenue Mortgage Loan or any holder of a 601 Lexington Avenue Senior Note in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Special Servicing Transfer Event” and “—Rights Upon Servicer Termination Event” in this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2020, of JPMorgan Chase & Co., the 2020 Annual Report of JPMorgan Chase & Co. (“JPMC”), and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMC, as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov, or in the case of the Annual Report, at www.jpmorganchase.com. None of the documents that JPMC files with the SEC or any of the information on, or accessible through, the SEC’s website or JPMCB’s website, is part of, or incorporated by reference into, this preliminary prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2020, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $157 billion. Of that amount, approximately $129 billion has been securitized by the depositor. In its fiscal year ended December 31, 2020, JPMCB originated and securitized approximately $5.1 billion of commercial mortgage loans, of which approximately $2.7 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

241

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to the Bedrock Portfolio Whole Loan, which was originated by Starwood Mortgage Capital LLC and JPMCB, portions of which are being sold by JPMCB, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

242

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;
●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material

243

breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Certain Calculations and Definitions”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

244

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity

245

agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all

246

commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

247

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on November 12, 2021, which is the same date of JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the three year period ending September 30, 2021, please refer to each Form ABS-15G filed by the depositor as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) that includes information related to JPMCB for additional information with respect to the repurchase or replacement requests made in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations during such period.

Retained Interests in This Securitization

As of the date hereof, neither JPMCB nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB (i) is expected to purchase the Class A-2A1 Certificates directly from the Depositor on the Closing, (ii) will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention” and (iii) may retain the Class R Certificates. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

248

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

249

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

With respect to the 601 Lexington Avenue Whole Loan (1.4%), which was co-originated by DBRI, Morgan Stanley Bank, N.A., CREFI and Wells Fargo Bank, National Association, portions of which are being sold by GACC and CREFI, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

250

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;

251

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related Mortgaged Properties;
●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;
●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are zoning issues at the mortgaged properties;
●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

252

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool (considering any Crossed Mortgage Loans as a single Mortgage Loan), and the abbreviated loan summaries for those of the CREFI Mortgage Loans (considering any Crossed Mortgage Loan as a single Mortgage Loan) included in the next 5 largest Mortgage Loans in the Mortgage Pool, which the loan summaries and the abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s

253

origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”,
“—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt

254

service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s

255

function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal.

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report.

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report.

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan

256

to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2019 to and including December 31, 2021, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain the CREFI VRR Interest Portion and (ii) an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, a Cayman Islands exempted company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated (either directly, or, in some cases, through table funding arrangements), all of the GACC Mortgage Loans, except with respect to (i) the CX – 350 & 450 Water Street Whole Loan, which was co-originated by DBRI, Bank of America, N.A., JPMorgan Chase Bank, National Association and 3650 Cal Bridge Lending, LLC, and (ii) the 601 Lexington Avenue Whole Loan, which was co-originated by DBRI, Morgan Stanley Bank, N.A., CREFI and Wells Fargo Bank, National Association.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of DBRI, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 07009. DBRI will sell the GACC Mortgage Loans to GACC on the Closing Date. It is also expected that DBRI will hold one or more of the Novo Nordisk HQ Companion Loans and 601 Lexington Avenue Companion Loans after the Closing Date in the ordinary course of

257

business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (“RMBS”) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2020 is approximately $86.872 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction

258

to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates may rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex F-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a sponsor of the securitization described in this prospectus and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the 601 Lexington Avenue Whole Loan, which was originated by DBRI, Morgan Stanley Bank, N.A., CREFI and Wells Fargo Bank, National Association, portions of which are being sold by GACC and CREFI, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

259

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by a DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex F-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex F-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

260

DB Originators’ Underwriting Guidelines and Processes

General. DBRI and DBNY are each an originator and are affiliated with GACC, with each other and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

261

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive

262

appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial

263

mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a

264

guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2019 to and including December 31, 2021, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) DBRI (or a “majority-owned affiliate” (as defined in Regulation RR) of DBRI) will retain the DBRI VRR Interest Portion. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the DBRI VRR Interest Portion). DBRI (or a majority-owned affiliate of DBRI) will be required to retain the DBRI VRR Interest Portion as further described under “Credit Risk Retention”.

265

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of GS Bank, an originator, an initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool – Co-Originated or Third-Party Originated Mortgage Loans" in this Preliminary Prospectus.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2021, GSMC originated or acquired approximately 3,236 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $153.9 billion. As of December 31, 2021, GSMC had acted as a sponsor and mortgage loan seller on approximately 331 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion, $6.823 billion and $14.906 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020 and 2021, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

266

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex G-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans and groups of cross-collateralized Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex A-3—Description of the Top Fifteen Mortgage Loans and Cross-Collateralized Groups and Additional Mortgage Loan Information”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC

267

Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

268

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex G-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

269

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain

270

minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a

271

hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions.

272

Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The Summit Whole Loan was co-originated by GS Bank and Barclays Capital Real Estate Inc.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC

273

Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on November 12, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including October 1, 2018 to and including September 30, 2021, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the RR Interest. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA), an affiliate of GSMC, will be required to retain the RR Interest as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

274

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owners.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owners upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2022-B32 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owners and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including

275

any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee”, “―The Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2021, WTNA served as trustee on over 2,064 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $599 billion, of which approximately 797 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $545 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as Trustee for this transaction.

The foregoing information regarding WTNA is set forth under this heading “—The Trustee” has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related

276

servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the WTNA and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as Certificate Administrator and Custodian under the PSA. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.251 billion (USD) in assets as of June 30, 2021. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) announced that it had entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo Bank, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank intends to transfer such roles, duties, rights, and liabilities to Computershare Trust Company or CDTC, as applicable, in stages after November 1, 2021. For any transaction where Wells Fargo Bank’s roles did not transfer to Computershare Trust Company or CDTC on November 1, 2021, Computershare Trust Company or CDTC performs all or virtually all of Wells Fargo Bank’s obligations as its agent as of such date.

Corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting as agent for the named trustee or indenture trustee on approximately 462 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $237 billion (USD).

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and grantor trust tax returns on behalf of the Grantor Trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the

277

Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting as agent for the certificate administrator on approximately 1102 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $622 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the PSA will be established and maintained with one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and for the benefit of the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting primarily as agent for the custodian, but in some cases as custodian, for approximately for approximately 320,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Wells Fargo Bank, National Association disclosed transaction-level noncompliance on its 2020 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function (each, a “Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance”). Each Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance stated that an administrative error resulted in a payment error to certain classes for one distribution period, and that the affected distributions were revised to correct the error before the next distribution date. Each Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance also stated that Wells Fargo Bank, National Association has incorporated additional payment control procedures in an effort to prevent further similar payment errors. Such procedures were implemented in Wells Fargo Bank’s CTS business at the time. The transaction-level noncompliance disclosed on each Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance occurred prior to the sale by Wells Fargo Bank of the CTS business to Computershare.

Neither Computershare Trust Company nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Computershare Trust Company and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information regarding Computershare Trust Company set forth under this heading “—The Certificate Administrator” has been provided by Computershare Trust Company. None of the depositor, the underwriters or any other person, other than Computershare Trust Company, makes any representation or warranty as to the accuracy or completeness of such information.

For a description of any material affiliations, relationships and related transactions between Computershare Trust Company and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

278

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be

279

made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2021, Midland was master and primary servicing approximately 24,801 commercial and multifamily mortgage loans with a principal balance of approximately $530 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,442 of such loans, with a total principal balance of approximately $302 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2019 to 2021.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
CMBS	$219	$256	$302
Other	$387	$317	$301
Total	$606	$573	$603

As of December 31, 2021, Midland was named the special servicer in approximately 399 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 291 assets with an outstanding principal balance of approximately $5.9 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2019 to 2021.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
Total	$171	$170	$163

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the

280

Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus (i) 0.00125% for each Mortgage Loan, Serviced Companion Loan and REO Loan not referred to in clause (ii) hereof, or (ii) 0.000625% for each Mortgage Loan, Serviced Companion Loan and REO Loan where certain servicing functions are performed by an initial sub-servicer, but which may be reduced under certain circumstances as provided in the PSA.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between certain affiliates of GACC, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Midland is also the master servicer with respect to the Novo Nordisk HQ, Nyberg Portfolio, Sara Lee Portfolio and Charcuterie Artisans SLB Mortgage Loans which are currently being serviced under the Benchmark 2021-B31 PSA. Midland will be the initial master servicer with respect to the ExchangeRight Net Leased Portfolio #53 Whole Loan until the servicing shift securitization date. After the servicing shift securitization date, this loan will be serviced by the yet to be named master servicer and special servicer under the related servicing shift pooling and servicing agreement.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2020, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

281

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information regarding Midland under this section titled “—The Master Servicer” has been provided by Midland.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

KeyBank National Association (“KeyBank”), will be the special servicer. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank is not an affiliate of the Servicer, the issuing entity, the depositor, the Mortgage Loan Sellers, the trustee, the certificate administrator, the operating advisor, or the asset representations reviewer. The principal servicing offices of KeyBank are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211.

KeyBank is the master servicer with respect to the CX - 350 & 450 Water Street Mortgage Loan, which is being serviced under the CAMB 2021-CX2 trust and servicing agreement, the master servicer and the special servicer with respect to the Old Chicago Post Office Mortgage Loan, which is being serviced under the JPMCC 2022-OPO trust and servicing agreement and the master servicer and the special servicer with respect to The Summit Mortgage Loan, which is being serviced under the SUMIT 2022-BVUE trust and servicing agreement.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/19	12/31/20	12/31/21
By Approximate Number	18,882	17,008	18,122
By Approximate Aggregate Principal Balance (in billions)	$289.6	$308.5	$379.3

Within this servicing portfolio are, as of December 31, 2021, approximately 11,586 loans with a total principal balance of approximately $275.4 billion that are included in approximately 852 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2020, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of December 31, 2021, KeyBank was named as special servicer with respect to commercial mortgage loans in 357 commercial mortgage-backed securities transactions totaling approximately $178.9 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 114 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.258

282

billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	12/31/19	12/31/20	12/31/21
By Approximate Number of Transactions	281	363	357
By Approximate Aggregate Unpaid Principal Balance (in billions)	$111.4	$148.6	$178.9

KeyBank resolved over $13.0 billion of U.S. commercial mortgage loans during 2011 through 2020. The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank resolved during 2011 through 2020 (in billions):

2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
$2.27	$1.89	$2.69	$0.63	$1.4	$0.27	$0.23	$0.12	$0.32	$3.20

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Fitch, and DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2
Long-Term Deposits	N/A	A	Aa3
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the

283

occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the special servicer, KeyBank is generally responsible for the special servicing functions with respect to the Mortgage Loans and any REO Property. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying Mortgage Loan are to be maintained is described in "Pooling and Servicing Agreement—Accounts", "Pooling and Servicing Agreement—Withdrawals from the Collection Account" and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the PSA. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loan. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loan or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying Mortgage Loan pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

The foregoing information under this heading “Transaction Parties—The Special Servicer” has been provided by KeyBank.

284

For a description of any material affiliations, relationships and related transactions between the master servicer, the general special servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

KeyBank, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support and expert testimony as well as other consulting assignments.

As of December 31, 2021, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 256 commercial mortgage backed securitizations with an approximate aggregate initial principal balance of approximately $247 billion. As of December 31, 2021, Pentalpha Surveillance was acting as asset representations reviewer for approximately 104 commercial mortgage backed securitizations with an approximate aggregate initial balance of approximately $99 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

285

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. JPMCB has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The “VRR Interest” is an interest in the issuing entity representing the right to receive approximately (but not less than) 5.0% of all amounts collected on the Mortgage Loans (net of expenses of the issuing entity) that are available for distribution to the Non-VRR Certificates, the Class S Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates and the Class S Certificates on each Distribution Date). The two types of interests comprising the VRR Interest will be (i) an uncertificated interest acquired by the Retaining Sponsor (or its MOA) and GS Bank (or its MOA) as described below (the “RR Interest”) and (ii) the definitive Class RR certificates acquired by CREFI (or its MOA) and DBRI (or its MOA) as described below (the “Class RR Certificates”). The VRR Interest will constitute an “eligible vertical interest” (as defined in the Credit Risk Retention Rules) in the issuing entity and will have an aggregate initial VRR Interest Balance of $88,741,734. The owners of the RR Interest are referred to as the “RR Interest Owners” and the RR Interest Owners and the holders of the Class RR Certificates are referred to collectively as the “VRR Interest Owners”;
●	The Retaining Sponsor is expected to retain a portion of the VRR Interest, in the form of a the RR Interest, with a VRR Interest Balance equal to $33,741,290, representing approximately 38.0% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); and
●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI in the form of Class RR Certificates, with a VRR Interest Balance equal to $17,748,347, representing approximately 20.0% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 35.6% of the Initial Pool Balance, which is equal to at least 20.0% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; CREFI is expected to acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date.
●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by DBRI (or its MOA) in the form of

286

Class RR Certificates, with a VRR Interest Balance equal to $19,503,750, representing approximately 22.0% of the entire VRR Interest as of the Closing Date (the “DBRI VRR Interest Portion”); DBRI originated Mortgage Loans representing approximately 22.0% of the Initial Pool Balance, which is equal to at least 20.0% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; DBRI is expected to acquire the DBRI VRR Interest Portion from the Retaining Sponsor on the Closing Date.

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired on the Closing Date by GS Bank (or its MOA), in the form of a portion of the RR Interest, with a VRR Interest Balance equal to $17,748,347, representing approximately 20.0% of the entire VRR Interest as of the Closing Date (the “GS Bank VRR Interest Portion”); GS Bank originated Mortgage Loans representing approximately 24.3% of the Initial Pool Balance, which is equal to at least 20.0% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; GS Bank is expected to acquire the GS Bank VRR Interest Portion from the Retaining Sponsor on the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 43.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

“Original RR Interest Balance” means $88,741,734.

“VRR Percentage” means a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

The Retaining Sponsor, CREFI, GS Bank and DBRI (and their applicable affiliates) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in § 43.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

287

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates and the Class S Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the sum of (i) the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest, pro rata based on the VRR Interest Balances of each of the RR Interest and the Class RR certificates; and, in connection therewith, the VRR Interest Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, VRR Interest Owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR

288

Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, to reimburse (with interest) prior write-offs of the VRR Interest Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date (the “VRR Interest Rate”).

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

“RR Interest Balance” means, with respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on such Distribution Date as described in clauses First, Second and Third above in this “—Priority of Distributions on the VRR Interest”, (b) any VRR Realized Losses allocated to the RR Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Principal Distribution Amount, which recoveries are allocated to the RR Interest and added to the RR Interest Balance.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Balance” means the Certificate Balance of the Class RR certificates and/or the RR Interest Balance of the RR Interest, as applicable.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth, Twenty-eighth and Thirty-first in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth, Twenty-ninth and Thirty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

289

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date and the VRR Interest, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-seventh, Thirtieth and Thirty-third in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

290

Description of the Certificates

General

The certificates will be issued and the RR interest will be created pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

The Benchmark 2022-B32 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-B32 will consist of the following classes: the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class S, Class R and Class RR.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates (other than the Class A-2A1 Certificates), the Class X Certificates (other than the Class X-D, Class X-FG, Class X-H and Class X-NR Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Certificates (other than the Class RR, Class S certificates and the Residual Certificates) are collectively referred to in this prospectus as the “Non-VRR Certificates”. The Class RR certificates and the RR Interest are collectively referred to in this prospectus as the “VRR Interest”.

291

Upon initial issuance, the Principal Balance Certificates and the Class RR Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, and the RR Interest will have the respective RR Interest Balance, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance, RR Interest Balance or Notional Amount
Offered Certificates
A-1	$6,410,000
A-2	$162,053,000
A-3	$253,574,000
A-4	(1)
A-5	(1)
A-SB	$18,046,000
X-A	$1,359,412,000
X-B	$151,748,000
A-S	$179,147,000
B	$82,197,000
C	$69,551,000
Non-Offered Certificates and RR Interest
A-2A1	$265,000,000
X-D	$65,336,000
X-FG	$37,937,000
X-H	$16,861,000
X-NR	$54,798,940
D	$44,260,000
E	$21,076,000
F	$18,969,000
G	$18,968,000
H	$16,861,000
J	$16,861,000
K	$37,937,940
RR	$37,252,097
RR Interest	$51,489,637

(1)	The exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-4 and Class A-5 Certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 Certificates is expected to be approximately $475,182,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balance
Class A-4	$0 - $225,000,000
Class A-5	$250,182,000 - $475,182,000

The “Certificate Balance” of any class of Principal Balance Certificates or Class RR certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the Class RR certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

292

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $1,359,412,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balance of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $151,748,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $65,336,000. The Notional Amount of the Class X-FG certificates will equal the aggregate Certificate Balance of the Class F and Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-FG certificates will be approximately $37,937,000. The Notional Amount of the Class X-H certificates will equal the Certificate Balance of the Class H certificates outstanding from time to time. The initial Notional Amount of the Class X-H certificates will be approximately $16,861,000. The Notional Amount of the Class X-NR certificates will equal the aggregate Certificate Balance of the Class J and Class K certificates outstanding from time to time. The initial Notional Amount of the Class X-NR certificates will be approximately $54,798,940.

The Class S certificates will not have a Certificate Balance or Notional Amount nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in March 2022.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the

293

pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Computershare Trust Company, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account may not be invested; provided, that if Computershare Trust Company, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (and the RR Interest Owner) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders and the RR Interest Owner;
●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all Yield Maintenance Charges and prepayment premiums;
●	all amounts deposited in the Collection Account in error; and

294

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   with respect to the Distribution Date in March 2022, the Interest Deposit Amount (net of an amount accrued at the Administrative Cost Rate).

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount for such Distribution Date (such sum, the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-VRR Percentage, and (b)(x) the amount by which the Non-VRR Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Non-VRR Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Non-VRR Realized Losses and VRR Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Non-VRR Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of VRR Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Non-VRR Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Non-VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

295

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Non-VRR Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,
(a)	to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,
(b)	to the Class A-1 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,
(c)	to the Class A-2 and Class A-2A1 certificates, pro rata, based on their respective Certificate Balances, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until their respective Certificate Balances are reduced to zero,
(d)	to the Class A-3 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,
(e)	to the Class A-4 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,
(f)	to the Class A-5 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,
(g)	to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and
(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;
296

Third, to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date,

297

less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the

298

Class G certificates have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-eighth, to the Class J certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, Class G certificates and the Class H certificates have been reduced to zero, to the Class J certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Thirty-first, to the Class K certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Thirty-second, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, Class G certificates, Class H certificates and the Class J certificates have been reduced to zero, to the Class K certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-third, to the Class K certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Non-VRR Realized Losses to those certificates.

Reimbursement of previously allocated Non-VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to %.

299

The Pass-Through Rate on the Class A-2A1 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class H certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class J certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class K certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-FG certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class F and Class G certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-H certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class H certificates for such Distribution Date.

The Pass-Through Rate for the Class X-NR certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class J and Class K certificates for such Distribution

300

Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the VRR Interest Rate.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided that, for purposes of calculating Pass-Through Rates and the WAC Rate with respect to the Distribution Date in March 2022, the Interest Deposit Amount will be included in determining the Net Mortgage Rate of the Mortgage Loans that accrue interest based on the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such

301

Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date; and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Non-VRR Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date,

302

the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Non-VRR Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Non-VRR Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex H. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex H. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

303

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)     all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Non-VRR Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate

304

Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owners or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal

305

collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

306

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with

307

related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, a portion of the prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period in an amount equal to the product of (x) the Non-VRR Percentage and (y) the aggregate of the prepayment premiums and Yield Maintenance Charges collected in respect of the Mortgage Loans for the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates other than the Class X-FG, Class X-H, Class X-NR, Class F, Class G, Class H, Class J and Class K Certificates in the following manner: (1) pro rata, among (u) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (v) the group of the Class X-B, Class B and Class C certificates (the “YM Group B”), and (w) the group of the Class X-D, Class D and Class E certificates (the “YM Group D”, and collectively with the YM Group A and the YM Group B, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: with respect to each YM Group, (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph. On each Distribution Date, the VRR Interest will be entitled to prepayment premiums and Yield Maintenance Charges in an amount equal to the product of

308

(x) the VRR Percentage and (y) all prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class X-FG, Class X-H, Class X-NR, Class F, Class G, Class H, Class J, Class K, Class S or Class R certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-2A1, A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, all prepayment premiums and Yield Maintenance Charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed to holders of the Class X-D certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

309

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates and the RR Interest is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates or the RR Interest Balance of the RR Interest, as applicable, would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	November 2026
Class A-2	January 2027
Class A-3	February 2029
Class A-4	(1)
Class A-5	(1)
Class A-SB	November 2031
Class X-A	January 2032
Class X-B	January 2032
Class A-S	January 2032
Class B	January 2032
Class C	January 2032

(1)	The exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the initial Certificate Balance of the Class A-4 Certificates is expected to be within the range of $0 to $225,000,000, and the initial Certificate Balance of the Class A-5 Certificates is expected to be within the range of $250,182,000 to $475,182,000. With respect to the Class A-4 Certificates, the assumed final distribution date is expected to be in December 2031. With respect to the Class A-5 Certificates, the assumed final distribution date is expected to be in January 2032.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in January 2055. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related

310

Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)     the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at (i) a rate of 0.00125% per annum for each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan not referred to in clause (A)(ii) hereof, or (ii) a rate of 0.000625% per annum for each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan where certain servicing functions are performed by an initial sub-servicer, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owners to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing, (other than with respect to an Excluded Loan), the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

311

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, are the “Excess Prepayment Interest Shortfall”).

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-VRR Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to the Non-VRR Certificates prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under
“—Distributions—Priority of Distributions”) and (ii) by the allocation of Non-VRR Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-VRR Certificates on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 and Class A-2A1 certificates, pro rata, based on their respective Certificate Balances, until their Certificate Balances have been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

312

Allocation to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Non-VRR Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Non-VRR Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates, the Class H certificates, the Class J certificates, the Class K certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class K certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to Certificateholders and the RR Interest Owners on that date, the certificate administrator will be required to calculate the Non-VRR Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Non-VRR Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Non-VRR Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class K certificates;

second, to the Class J certificates;

third, to the Class H certificates;

fourth, to the Class G certificates;

fifth, to the Class F certificates;

sixth, to the Class E certificates;

seventh, to the Class D certificates;

eighth, to the Class C certificates;

ninth, to the Class B certificates; and

tenth, to the Class A-S certificates.

313

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Non-VRR Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Non-VRR Realized Losses. VRR Realized Losses, rather than Non-VRR Realized Losses, will be allocated to the VRR Interest. The VRR Realized Losses and the Non-VRR Realized Losses are collectively referred to in this prospectus as “Realized Losses”. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates or the VRR Interest will be considered outstanding until its Certificate Balance or Notional Amount or VRR Interest Balance, as the case may be, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance to zero, reimbursements of any previously allocated Non-VRR Realized Losses and VRR Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in
“—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders and the RR Interest Owners; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and the RR Interest Owners of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

314

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or an RR Interest Owner, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and in reduction in the RR Interest Balance of the RR Interest and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, the RR Interest Owners or Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owners to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared

315

or provided by it. Some information will be made available to Certificateholders and the RR Interest Owners by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);
●	a CREFC® loan periodic update file; and
●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2022, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.
●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2022, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

316

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder, a Risk Retention Consultation Party or a VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be each of (i) the party selected by JPMCB (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by CREFI (such party, the “VRR-B Risk Retention Consultation Party”), (iii) the party selected by GS Bank (such party, the “VRR-C Risk Retention Consultation Party”) and (iv) the party selected by DBRI (such party, the “VRR-D Risk Retention Consultation Party”), in each case as a holder of a portion of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of each Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from JPMCB (in the case of the VRR-A Risk Retention Consultation Party), CREFI (in the case of the VRR-B Risk Retention Consultation Party), GS Bank (in the case of the VRR-C Risk Retention Consultation Party) or DBRI (in the case of the VRR-D Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Parties are expected to be JPMCB, CREFI, GSMC and Deutsche Bank AG, New York Branch (“DBNY”).

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

317

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means (a) with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party or the applicable VRR Interest owner is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the RR Interest Owners, the Directing Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer to the extent in the possession of the master servicer, or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

318

A “Certificateholder” is the person in whose name a certificate (including the Class RR certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR certificates) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, LLC, Thomson Reuters Corporation and DealView Technologies Ltd., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or the RR Interest Owners that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or the RR Interest Owners copies of any appraisals, operating statements, rent rolls and

319

financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owners may have under the PSA. Certificateholders and the RR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
o	this prospectus;
o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and
o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
o	the Distribution Date Statements;
o	the CREFC® bond level files;
o	the CREFC® collateral summary files; and
o	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
o	the annual reports prepared by the operating advisor;
o	the summary of any Final Asset Status Report as provided by the special servicer;
o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and
o	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;
●	the following documents, which will be made available under a tab or heading designated “special notices”:

320

o	notice of any release based on an environmental release under the PSA;
o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
o	notice of final payment on the certificates or the RR Interest;
o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or the RR Interest Owners of the termination of the master servicer or the special servicer;
o	any notice of resignation or termination of the master servicer or special servicer;
o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
o	any notice to Certificateholders or the RR Interest Owners of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
o	any notice of the termination of the issuing entity;
o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;
o	any notice of the occurrence of an Operating Advisor Termination Event;
o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
o	any Proposed Course of Action Notice;
o	any assessment of compliance delivered to the certificate administrator;
o	any Attestation Reports delivered to the certificate administrator;
o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

321

●	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic

322

information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owners and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, the RR Interest Owners and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owners and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, the RR Interest Owners or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the

323

original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or the RR Interest Owners only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates and the Class RR certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the Class RR certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. None of the Class S and Class R certificates or the RR Interest will be entitled to any Voting Rights.

324

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in

325

DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

326

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the

327

book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of all or a portion of a certificate evidencing the Class RR certificates must be consented to by the retaining sponsor and the depositor and may be subject to any additional requirements pursuant to the PSA. The Class RR certificates will be evidenced by one or more certificates and are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2022-B32

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a

328

medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which GACC, and CREFI are selling Mortgage Loans, the 601 Lexington Avenue Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by GACC or CREFI, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                 the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)               the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)           an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)             the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of

329

certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)              the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)          originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)        the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)            any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)              an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)            the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)        the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)     the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)         the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)      the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)     the original or a copy of any related mezzanine intercreditor agreement;

(xviii)    the original or a copy of all related environmental insurance policies; and

(xix)      a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

330

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the 601 Lexington Avenue Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)                 the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)              the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)          any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)           all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)               the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)           any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)        any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

331

(ix)          any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)             any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)          any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    a copy of all related environmental reports; and

(xiv)    a copy of all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)    a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

332

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)    a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)   a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1, Annex F-1 and Annex G-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2, Annex F-2 and Annex G-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders or the RR Interest Owners in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(w)       such mortgage loan seller’s discovery of any Material Defect;

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (z); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)   cure such Material Defect in all material respects, at its own expense,

(b)   repurchase the affected Mortgage Loan or REO Loan (or, in the case of the 601 Lexington Avenue Mortgage, the applicable portion of each thereof) at the Purchase Price, or

333

(c)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the 601 Lexington Avenue Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, further, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the trustee or custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the 601 Lexington Avenue Mortgage Loan, the applicable portion of each thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the 601 Lexington Avenue Mortgage Loan, the applicable portion of each thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

334

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, in the case of a Material Defect with respect to the 601 Lexington Avenue Mortgage Loan, each of GACC and CREFI, as applicable, will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the 601 Lexington Avenue Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the 601 Lexington Avenue Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of

335

the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

336

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the RR Interest Owners and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the 601 Lexington Avenue Mortgage Loan (1.4%), which was in part co-originated by GACC and CREFI, each of GACC and CREFI will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the 601 Lexington Avenue Mortgage Loan that it sold to the depositor (approximately 51.2% and 48.8% with respect to GACC and CREFI, respectively). It is possible that under certain circumstances only one of GACC and CREFI, as applicable, will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in the 601 Lexington Avenue Mortgage Loan if there is a Material Defect. GACC and CREFI will be the mortgage loan sellers with respect to an approximately 51.2% interest and 48.8% interest, respectively, in the 601 Lexington Avenue Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the 601 Lexington Avenue Whole Loan will continue to be serviced and administered under the applicable Non-Serviced PSA, (ii) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect to such Mortgage Loan, (iii) all amounts

337

applied in respect of interest, principal and yield maintenance premiums in respect of the 601 Lexington Avenue Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to a Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the

338

related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates and the RR Interest Owners. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owners the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest

339

on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders and the RR Interest Owners (as a collective whole as if such Certificateholders and the RR Interest Owners constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owners and the holder of the related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make Advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

340

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the RR Interest Owners. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

341

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated

342

(subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA or in connection with any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5

343

Information Provider notice of such determination, which determination will be conclusive and binding upon, and may be conclusively relied upon by, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this and the immediately preceding paragraph will be conclusive and binding on the Certificateholders and the RR Interest Owners, and, with respect to a non-recoverability determination made by the special servicer, will be conclusive and binding on, and may be conclusively relied upon by, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with

344

the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

345

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owners. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Non-VRR Certificates and (ii) VRR Available Funds to the VRR Interest Owners as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date

346

is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

With respect to the Distribution Date in March 2022, for each Mortgage Loan that accrues interest based on an actual/360 basis, the related mortgage loan seller will remit to the depositor on the Closing Date for deposit into the Interest Reserve Account an amount equal to two days of interest at the related Net Mortgage Rate (the “Interest Deposit Amount”). The Interest Deposit Amount will be included in the Withheld Amounts available for the Distribution Date in March 2022.

The certificate administrator may be required to establish and maintain two accounts (the “Non-VRR Gain-on-Sale Reserve Account” and the “VRR Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Non-VRR Certificates and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited (i) into the Non-VRR Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and (ii) into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such amounts. Amounts in the Non-VRR Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Principal Balance Certificates (including to reimburse for Non-VRR Realized Losses previously allocated to such certificates), and amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Available Funds to all amounts due and payable to the VRR Interest Owners (including to reimburse for the VRR Realized Losses previously allocated to the VRR Interest). Any remaining amounts will be held in the Non-VRR Gain-on-Sale Reserve Account and VRR Interest Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but

347

with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

348

(x)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)     to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)     to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion

349

Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans (and including related REO Loans), the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced	Monthly

350

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

351

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

352

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate, compounded annually.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan, and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate, compounded annually.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

353

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.
(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.05125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion

354

Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions regardless of who processes such decision provided, however, that the master servicer will receive 0% of any COVID Modification Fees;
●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying assumption transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);
●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;
●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);
●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds
●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the master servicer; and
●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee (other than penalty charges), the master

355

servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan (and each REO Loan) in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of (A) 0.00125% for each Mortgage Loan, Serviced Companion Loan and REO Loan not referred to in clause (ii)(B) hereof, or (B) 0.000625% for each Mortgage Loan, Serviced Companion Loan and REO Loan where certain servicing functions are performed by an initial sub-servicer) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to

356

appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.02500% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.2500% for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—

357

The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan during a related Imminent Default Liquidation Fee Restricted Period) or REO Property (except with respect to any Non-Serviced Mortgage Loan), (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller's obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

358

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)     the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)     the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)     100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of COVID Modification Fees,

359

(ii)     100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying assumption transaction,

(iii)     100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)     50% of all Excess Modification Fees (other than COVID Modification Fees) and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision regardless of who processes such decision,

(v)     late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date;

(vi)     with respect to accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds; and

(vii)     100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the special servicer.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event” and (ii) the special servicer made the determination that the related Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, that no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during any Imminent Default Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Workout Fee or any fee payable by the related borrower during any Imminent Default Workout Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Liquidation Fee or any fee payable by the related borrower during any Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Fee Restricted Period” means any Imminent Default Workout Fee Restricted Period or Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Workout Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7)

360

of the definition of “Servicing Transfer Event”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the earlier of (i) the date (if any) on which such Specially Serviced Loan is modified and (ii) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y), (5) or (7) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

An “Imminent Default Liquidation Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, where (A) a payment default has occurred with respect to the related balloon payment and (B) the borrower has provided prior to the related maturity date a Refinancing/P&S Document in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, during the period commencing upon the date of such payment default and ending on the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default, (iii) the date that the related borrower fails to make the Assumed Scheduled Payment, and (iv) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) or (5) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (5) or (7) of the definition of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer will be required to deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) of the definition of “Servicing Transfer Event” and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

361

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00448% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00078% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with

362

respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the RR Interest as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $17,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

363

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owners, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term

364

of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

Notwithstanding anything to the contrary in the definition of Appraisal Reduction Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3), (4), (5) or (7) of the definition of Appraisal Reduction Event) or the entry into of a COVID Modification Agreement will constitute an Appraisal Reduction Event, but only if, and for so long as, the related borrower and each related obligor is in compliance with the terms of the related COVID Modification Agreement.

The “COVID Emergency” means the national emergency concerning the novel coronavirus disease (COVID-19) outbreak declared by the President on March 13, 2020 under the National Emergencies Act (50 U.S.C. 1601 et seq.).

A “COVID Modification” means a modification of, or forbearance or waiver in respect of, a Mortgage Loan that satisfies each of the following conditions:

(i)    prior to the modification or forbearance or waiver, the related borrower certified to the Special Servicer that it is seeking limited relief from the terms of the related Mortgage Loan documents because it is experiencing a financial hardship due, directly or indirectly, to the COVID-19 Emergency;

365

(ii)    the related modification or forbearance or waiver provides for (a) the temporary forbearance, waiver or deferral with respect to payment obligations or operating covenants, (b) the temporary alternative use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose provided for in the related Mortgage Loan documents, or (c) such other modifications, forbearance or waiver that is related or incidental to clause (a) or clause (b) as may be reasonably determined by the special servicer in accordance with the Servicing Standard to address a financial hardship due, directly or indirectly, to the COVID-19 Emergency;

(iii)    the related COVID Modification Agreement is entered into prior to the date that is nine months following the Closing Date;

(iv)    if a default or event of default existed under the Mortgage Loan prior to the modification or forbearance or waiver, the related COVID Modification Agreement provides that such default or event of default is cured or deemed no longer outstanding;

(v)    any COVID Modification Agreement (a) does not defer more than 3 monthly debt service payments under the Mortgage Loan, and (b) requires that any payments deferred in accordance with clause (ii)(a) above or reserve or escrow amounts used for alternate purposes in accordance with clause (ii)(b) above are repaid or restored in full within 24 months of the date of the first COVID Modification Agreement with respect to such Mortgage Loan; and

(vi)    the related COVID Modification Agreement may (but will not be required to) provide that (a) the Mortgage Loan will be full recourse to the borrower (and that such recourse obligation is a guaranteed obligation under the related borrower sponsor guaranty) if the certification described in clause (i) is false or misleading, and/or (b) that a cash trap or sweep event will be deemed to have occurred under the terms of the Mortgage Loan documents.

A “COVID Modification Agreement” means the agreement or agreements pursuant to which a COVID Modification is effected.

A “COVID Modified Loan” means a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan, that is subject to a COVID Modification.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer, (prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder), equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.     the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) by an appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

366

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and
(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,
(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and
(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the special servicer’s receipt of the MAI appraisal or the valuation and receipt of information in the master servicer’s possession requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the special servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the special servicer receives such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the special servicer’s reasonable request.

367

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the special servicer. With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that no material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owners. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of Non-VRR Certificates then-outstanding (i.e., first, to the Class K certificates; second, to the Class J certificates; third, to the Class H certificates; fourth, to the Class G certificates; fifth, to the Class F certificates; sixth, to the Class E certificates; seventh, to the Class D certificates; eighth, to

368

the Class C certificates, ninth, to the Class B certificates, tenth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances”.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Non-VRR Certificates, on the other hand, based on the VRR Percentage and the Non-VRR Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The master servicer, the operating advisor and the certificate administrator will be

369

entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event, the VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class K certificates, second, to the Class J certificates, third, to the Class H certificates, fourth, to the Class G certificates, fifth, to the Class F certificates, sixth, to the Class E certificates, seventh, to the Class D certificates, eighth, to the Class C certificates, ninth, to the Class B certificates, tenth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class K certificates, second, to the Class J certificates, third, to the Class H certificates, fourth, to the Class G certificates and fifth, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining Voting Rights and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such

370

class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related

371

Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan and after consultation with the Risk Retention Consultation Parties) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such

372

failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the RR Interest Owners. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special

373

servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust, or the issuing entity, any Trust REMIC or the Grantor Trust to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event and Consultation Termination Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under "Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses".

Borrowers may request payment forbearance because of COVID-19 related financial hardship. Subject to the conditions relating to COVID Modifications, the special servicer will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to October 1, 2021 (or prior to such later date as may be provided by the IRS in any future guidance), the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were specifically covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future guidance)), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) and such forbearance is specifically covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future guidance), (ii) such forbearance is permitted under another provision of the PSA (including forbearances due to default or reasonably foreseeable default) and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 and Revenue Procedure 2021-12 under the caption “Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment”.

Any fees or other charges charged by the special servicer in connection with processing any COVID Modification or related COVID Modification Agreement with respect to any COVID Modified Loan (in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such COVID Modified Loan) may not exceed an amount equal to $45,000 (“COVID Modification Fees”) (plus

374

reasonable and customary attorney’s fees and expenses, out of pocket third party fees and expenses and filing fees) and may only be borne by the related borrower, not the issuing entity.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)                 grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)               approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)            approving annual operating budgets other than as set forth in clause (xviii) of the definition of “Major Decisions”;

(iv)             subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)                approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)             granting waivers of minor covenant defaults (other than financial covenants);

(vii)          to the extent not a Major Decision pursuant to clause (x) of the definition of Major Decision and subject to the proviso below, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit or similar escrows or reserves, where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, free rent or rent credit reserves pursuant to an approved lease, tenant improvements pursuant to an approved lease and leasing commissions pursuant to an approved lease, other than a funding or disbursement listed in the proviso below, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit are identified on a schedule to the PSA, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions;

375

(viii)      (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A) with a Stated Principal Balance less than $10,00,000 and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)          approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)              any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)           consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)        consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)     grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered prior to the maturity date the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Maturity Date/ARD Balance will become due;

(xiv)      any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the mortgage borrower, in each case, that the loan documents allow without the consent of the mortgagee for which there is no lender discretion;

(xv)         any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination; and

(xvi)     grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the

376

Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (only if a Control Termination Event is continuing), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan (including, for the avoidance of doubt, any property management changes), the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder, unless the Directing Certificateholder notifies the special servicer it does not want to receive such notices), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of

377

that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted on a strictly non-binding basis with the Risk Retention Consultation Parties and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted with the Risk Retention Consultation Parties on

378

a strictly non-binding basis and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $35,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement. No master servicer or special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would be inconsistent with the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2023) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2023, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical

379

inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2022 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under "Reports to Certificateholders and the RR Interest Owners; Certain Available Information—Certificate Administrator Reports". Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing (each of the following, a “Servicing Transfer Event”):

(1)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term

380

sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include a delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer or the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or the special servicer (and, in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder), a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the RR Interest Owners (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer or the special servicer (and, in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder) determines that (a) a default (other than as described in clause (5) above) under

381

the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and the RR Interest Owners (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder.

Notwithstanding anything to the contrary in the definition of Special Servicing Transfer Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3) or (4) of the definition of “Special Servicing Transfer Event”) will constitute a Special Servicing Transfer Event under the Pooling and Servicing Agreement, but only if, and for so long as, the related borrower is in compliance with the terms of the related COVID Modification Agreement.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owners with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA, and the special servicer will have no responsibility for the performance by the master servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

382

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);
●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);
●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;
●	the operating advisor (but only for so long as a Control Termination Event is continuing);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect

383

to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders and the RR Interest Owners, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owners; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any

384

Specially Serviced Loan in accordance with the procedures described above. The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the operating advisor and the special servicer.

For so long as a Control Termination Event is not continuing, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Certificateholder Asset Status Report Approval Process.

While a Control Termination Event is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders and the RR Interest Owners (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owners as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owners and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While a Control Termination Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Certificateholder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Certificateholder.

During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult on a strictly non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

385

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owners, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the RR Interest Owners (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the RR Interest Owners (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or

386

the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 859(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owners is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest Owners to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owners. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owners and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO

387

Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders and the RR Interest Owners or, in the case of a Serviced Whole Loan, Certificateholders, the RR Interest Owners and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and Companion Holder constituted a single lender and (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owners and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the Risk Retention Consultation Parties in accordance with the PSA), such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owners and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

388

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders, the RR Interest Owners and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) (which consultation will be on a non-binding basis) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owners and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owners and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

389

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owners, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

390

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be:

(A) with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder; and

(B) with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder.

The initial Directing Certificateholder is expected to be Ellington Management Group, LLC (or an affiliate).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

391

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class K certificates.

The “Control Eligible Certificates” will be any of the Class F, Class G, Class H, Class J and Class K certificates.

The “Loan-Specific Directing Holder” with respect to any Servicing Shift Whole Loan, prior to the applicable Servicing Shift Securitization Date, will be the holder of the related Control Note. On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or thirty (30) days with respect to clause (viii) of the definition of “Major Decision” below) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage

392

Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, acceptance of discounted payoffs, COVID Modifications and, other than with respect to non-Specially Serviced Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xiii) of the definition of Master Servicer Decision;

(iii)    any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)    any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)     any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement as described under clause (xiv) of the definition of “Master Servicer Decision”;

(vii)     consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)     any determination of an Acceptable Insurance Default;

(ix)     (1) any property management company changes with respect to a Mortgage Loan or Serviced Whole Loan (A) with a principal balance greater than or equal to $10,000,000 or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)     any requests for the funding or disbursement of (i) amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan and (ii) any funding or disbursement of such escrows, reserves, holdbacks or letters of credit identified on a schedule to the PSA;

393

(xi)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)     any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact or materially increase the duties or obligations of the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)     approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)     determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property);

(xvii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xviii)     approving annual operating budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.40x (to the extent lender approval is required under the Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan); and

(xix)     approving waivers regarding the receipt of financial statements other than as provided in clause (ii) of the definition of “Master Servicer Decisions”;

394

(xx)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xxi)     any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(xxii)     any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents.

As used in clause (x) above, “performance”, “earn-out”, “holdback” and similar escrows and reserves refers to any escrow or reserve that is taken (in whole or in part) at the origination of the mortgage loan, the release of which is subject to the satisfaction of specifically identified financial or leasing conditions or the occurrence of a specifically identified event, in each case as set forth in the Mortgage Loan Documents and related to the borrower or mortgaged property.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to reasonably cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent and the Directing Certificateholder’s consent.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the special servicer will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

395

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the

396

operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan-Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to Excluded Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder or (ii) any matter requiring consultation with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor is necessary to protect the interests of the Certificateholders and the RR Interest Owners (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owners and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder, any Risk Retention Consultation Party, any Companion Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

397

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, a Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owners.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders and the RR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or the RR Interest Owners will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

398

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Holders) over the interests of the holders of one or more other classes of certificates or RR Interest; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder or RR Interest Owners may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder and RR Interest Owners will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the holders of any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder, the RR Interest, the RR Interest Owners or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder and the RR Interest Owners. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Pentalpha Surveillance LLC is also (i) the operating advisor under the Benchmark 2021-B31 PSA with respect to the Novo Nordisk HQ Whole Loan, the Nyberg Portfolio Whole Loan, the Sara Lee Portfolio Whole Loan and Charcuterie Artisans SLB Whole Loan, (ii) the operating advisor under the GSMS 2021-GSA3 PSA with respect to the 425 Eye Street Whole Loan, and (iii) expected to be the operating advisor under the SUMIT 2022-BVUE TSA with respect to The Summit Whole Loan, and in these capacities, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the applicable Non-Serviced PSA or Non-Serviced TSA that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

399

Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of the Operating Advisor While No Control Termination Event is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, unless a Control Termination Event is continuing, the operating advisor’s obligations will be limited to the following and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); provided, however, that the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of the Operating Advisor While a Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan and Serviced Whole Loan, while a Control Termination Event is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—The Directing Certificateholder—Asset Status Report” above;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event”;

(c)   the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan during the prior calendar year) generally in the form attached as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

400

(i)     after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(ii)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owners and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and Companion Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Risk Retention Consultation Party, any Certificateholder, the RR Interest Owners or any of their respective affiliates.

Annual Report

For so long as a Control Termination Event is continuing, based on the operating advisor’s review of any Assessment of Compliance, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report, any Final Asset Status Report and other reports delivered to the operating advisor by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the RR Interest Owners (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “trust-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report, the term “trust-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with

401

reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report (after a Control Termination Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer, if during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer. In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing the operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

For so long as a Control Termination Event is continuing, if the operating advisor determines that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer

402

or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or any Risk Retention Consultation Party, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder and the RR Interest Owners), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special

403

servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

404

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owners electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause, and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders, any Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights

405

(taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owners of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Risk Retention Consultation Parties and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders and the RR Interest Owners in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owners, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent

406

Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2013, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2017 and December 31, 2021 was approximately 35.1%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 25.9% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

407

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a COVID Modification will not constitute a delinquency for so long as the related borrower is complying with the terms of such COVID Modification.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Parties, the RR Interest Owners, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

408

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

409

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or RR Interest Owners will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the certificate administrator and the master servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer

410

(with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders or the RR Interest Owners), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

411

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure,

412

requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owners electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owners and the asset representations reviewer. Upon the written direction of holders of Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will

413

terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)   may act solely in the interests of the applicable VRR Interest Owner;

(3)   does not have any liability or duties to the holders of any class of certificates;

(4)   may take actions that favor the interests of the holders of one or more classes (including the Class RR Certificates) or the RR Interest over the interests of the holders of one or more other classes of certificates; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

414

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event that relates to any Mortgage Loan, upon (i) the written direction of holders of Principal Balance Certificates and/or the Class RR certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates and/or Class RR certificates on an aggregate basis requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and/or Class RR certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or RR Interest Owners may access such notices via the certificate administrator’s website and that each Certificateholder or RR Interest Owners may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment

415

would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the RR Interest Owners, (vi) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which commercial mortgage-backed securities transaction there are outstanding a commercial mortgage-backed securities rated by Moody’s), and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

416

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If, during the continuance of a Control Termination Event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owners as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder and the RR Interest Owners of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders and the RR Interest Owners of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates and the Class RR certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates and the Class RR Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator's website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the Class RR certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing

417

Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan or the RR Interest Owners and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

418

(f)    either Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the

419

direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long

420

as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan or the RR Interest Owners, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced

421

PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owners (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owners and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the

422

certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity. The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under

423

“Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class RR certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the

424

related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under
“—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners and the RR Interest Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing

425

Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c)   a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)   instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading "—Resolution of a Repurchase Request" will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against

426

the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than the Class RR certificateholder) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or RR Interest Owners will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the RR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the

427

subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

428

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loans

The servicing of each Servicing Shift Mortgage Loan is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization related to such Servicing Shift PSA has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA is unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the JPMCC 2022-OPO TSA, which differ as described under “—Servicing of the Old Chicago Post Office Mortgage Loan” below, the CAMB 2021-CX2 TSA, which differ as described under “—Servicing of the CX – 350 & 450 Water Street Mortgage Loan” below, the SUMIT 2022-BVUE TSA, which differ as described under “—Servicing of The Summit Mortgage Loan” below and the BXP 2021-601L TSA, which differ as described under “—Servicing of the 601 Lexington Avenue Mortgage Loan” below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2022-B32 mortgage pool, if necessary).

429

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.
●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.
●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.
●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.
●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under
“—Sale of Defaulted Loans and REO Properties”.
●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

430

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.
●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.
●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2022-B32 mortgage pool, if necessary).
●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
●	With respect to each Non-Serviced Mortgage Loan as to which the related Non-Serviced Securitization Trust does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Non-Serviced PSA does not provide for any “risk retention consultation party”.
●	There is no operating advisor under the Non-Serviced PSA related to the Old Chicago Post Office or the 601 Lexington Avenue Whole Loan.
●	Under the Non-Serviced PSAs related to each of the Old Chicago Post Office Whole Loan, the CX – 350 and 450 Water Street Whole Loan and the 601 Lexington Avenue Whole Loan, there is no asset representations reviewer and there is no certificateholder-directed dispute resolution

431

procedures similar to those described under “—Dispute Resolution Provisions” above with respect to the Companion Loan(s).

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of Certain Non-Serviced AB Mortgage Loans

Servicing of the Old Chicago Post Office Mortgage Loan

The Old Chicago Post Office Mortgage Loan is being serviced pursuant to the JPMCC 2022-OPO TSA. The servicing terms of the JPMCC 2022-OPO TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	Upon the Old Chicago Post Office Whole Loan becoming a specially serviced loan under the JPMCC 2022-OPO TSA, the Old Chicago Post Office Special Servicer will earn a special servicing fee payable monthly with respect to the Old Chicago Post Office Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Old Chicago Post Office Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.
●	The Old Chicago Post Office Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Old Chicago Post Office Whole Loan. The workout fee is not subject to any cap or minimum fee.
●	The Old Chicago Post Office Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Old Chicago Post Office Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.
●	The JPMCC 2022-OPO TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2022-OPO TSA.
●	The JPMCC 2022-OPO TSA does not require the Old Chicago Post Office Master Servicer to make the equivalent of compensating interest payments in respect of the Old Chicago Post Office Whole Loan.

432

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Old Chicago Post Office Whole Loan”.

Servicing of the CX – 350 & 450 Water Street Mortgage Loan

The CX – 350 & 450 Water Street Mortgage Loan is being serviced pursuant to the CAMB 2021-CX2 TSA. The servicing terms of the CAMB 2021-CX2 TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the CAMB 2021-CX2 TSA will earn a servicing fee with respect to the CX – 350 & 450 Water Street Mortgage Loan equal to 0.0060% per annum.
●	Upon the CX – 350 & 450 Water Street Mortgage Loan becoming a specially serviced loan under the CAMB 2021-CX2 TSA, the related Non-Serviced Special Servicer under the CAMB 2021-CX2 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.
●	The related Non-Serviced Special Servicer under the CAMB 2021-CX2 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.5000%. The related Non-Serviced Special Servicer under the CAMB 2021-CX2 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.5000%.
●	There is no asset representations reviewer under the CAMB 2021-CX2 TSA related to the CX – 350 & 450 Water Street Whole Loan.

Prospective investors are encouraged to review the full provisions of the CAMB 2021-CX2 TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The CX – 350 & 450 Water Street Whole Loan”.

Servicing of The Summit Mortgage Loan

The Summit Mortgage Loan is being serviced pursuant to the SUMIT 2022-BVUE TSA. The servicing terms of the SUMIT 2022-BVUE TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the SUMIT 2022-BVUE TSA will earn a servicing fee with respect to The Summit Mortgage Loan equal to 0.0250% per annum.
●	Upon The Summit Mortgage Loan becoming a specially serviced loan under the SUMIT 2022-BVUE TSA, the related Non-Serviced Special Servicer under the SUMIT 2022-BVUE TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.
●	The related Non-Serviced Special Servicer under the SUMIT 2022-BVUE TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.5000%.
●	The related Non-Serviced Special Servicer under the SUMIT 2022-BVUE TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.5000%.

433

●	The SUMIT 2022-BVUE TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to SUMIT 2022-BVUE TSA.
●	The SUMIT 2022-BVUE TSA does not require The Summit Master Servicer to make the equivalent of compensating interest payments in respect of The Summit Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Summit Whole Loan”.

Servicing of the 601 Lexington Avenue Mortgage Loan

The 601 Lexington Avenue Mortgage Loan is serviced pursuant to the BXP 2021-601L TSA. The servicing terms of the BXP 2021-601L TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The 601 Lexington Avenue Servicer will earn a servicing fee with respect to the 601 Lexington Avenue Mortgage Loan that is to be calculated at 0.0050% per annum.
●	Upon the 601 Lexington Avenue Whole Loan becoming a specially serviced loan under the BXP 2021-601L TSA, the 601 Lexington Avenue Special Servicer will earn a special servicing fee payable monthly with respect to the 601 Lexington Avenue Whole Loan accruing at a rate equal to 0.15% per annum, until such time as the 601 Lexington Avenue Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.
●	The 601 Lexington Avenue Special Servicer is entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 601 Lexington Avenue Whole Loan. The workout fee is not subject to any cap or minimum fee.
●	The 601 Lexington Avenue Special Servicer is entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the 601 Lexington Avenue Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.
●	The BXP 2021-601L TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There will be no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to BXP 2021-601L TSA.
●	The BXP 2021-601L TSA does not require the 601 Lexington Avenue Servicer to make the equivalent of compensating interest payments in respect of the 601 Lexington Avenue Whole Loan.
●	The BXP 2021-601L TSA does not provide for any operating advisor or similar entity.
●	While the BXP 2021-601L TSA does provide for a directing certificateholder that has consent and consultation rights with respect to the 601 Lexington Avenue Whole Loan similar to those held by the Directing Certificateholder under the terms of the PSA, but no such directing certificateholder has been appointed as of the date hereof.

Prospective investors are encouraged to review the full provisions of the BXP 2021-601L TSA, which is available by requesting a copy from the underwriters.

434

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans—The 601 Lexington Avenue Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade,

435

qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investor Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owners consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to

436

cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and

437

interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or RR Interest Owners will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or the RR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the RR Interest Owners, unless the Certificateholders or the RR Interest Owners have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owners of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and the RR Interest and (c) such holder (or holders) pay an amount equal to the VRR Interest’s proportionate share of the price specified in this prospectus or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the

438

rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance of all of the Mortgage Loans (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owners, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the RR Interest Owners or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the RR Interest, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owners, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owners or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than a transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not

439

consenting to such revision or addition or any the RR Interest Owners, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owners not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)    to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)    to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owners (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR

440

Interest Owners, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class or the RR Interest without the consent of the holder of such certificate or the RR Interest Owners or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates and the RR Interest Owners or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan or that otherwise materially and adversely affects the RR Interest Owners without the RR Interest Owners’ consent.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000, subject to supervision or examination by federal or state authority, an entity that is not on the depositor’s “prohibited party” list and (ii)(A) in the case of the trustee (1) will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be) and (2) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s or an issuer rating of at least “A2” by Moody’s or which has a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided however, that the Trustee may maintain a long term unsecured debt rating of at least “Baa3” by Moody’s if the Servicer maintains a rating of at least “A2” by Moody’s), “A” by Fitch (or short term debt rating of “F1” by Fitch) and, if rated by KBRA, “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include Moody’s and Fitch) and (B) in the case of the Certificate Administrator an institution whose long-term senior unsecured debt is rated at least “Baa3” by Moody’s or an issuer rating of “Baa3” by Moody’s or (C) in the case of each of the Certificate Administrator and the Trustee, as otherwise acceptable to each Rating Agency as evidenced by the receipt of a Rating Agency Confirmation.

441

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders the RR Interest Owners, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be

442

complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be

443

stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure
General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court

444

may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is

445

available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

446

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

447

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include

448

revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other reasons, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 210 days after the filing of a bankruptcy case or (ii) the entry of an order confirming

449

a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 210-day period up to 90 days for a total of 300 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. Additionally, the Bankruptcy Code requires a debtor lessee to timely perform any obligations under a non-residential real property lease arising after the petition date, until the debtor determines whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of

450

rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of General Growth Properties, notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth Properties case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and

451

other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Under certain fraudulent transfer statutes, a debtor that is generally not paying its debts as they become due other than as a result of a bona fide dispute is presumed to be insolvent. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate

452

capital, or intended to, believed or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-

453

common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a

454

mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”)

455

generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties,

456

restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notiﬁcation by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

457

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates. JPMCB or an affiliate currently holds one or more of the Bedrock Portfolio Pari Passu Companion Loans.

CREFI, a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI or an affiliate currently holds one Pari Passu Companion Loan with respect to The Kirby Collection Whole Loan, one Pari Passu Companion Loan with respect to the ExchangeRight Net Leased Portfolio #53 Whole Loan, one Pari Passu Companion Loan with respect to the Glen Forest Office Portfolio Whole Loan and four Pari Passu Companion Loans with respect to the 601 Lexington Avenue Whole Loan.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, DBRI, an originator and the holder of a portion of the VRR Interest, and DBNY, an initial Risk Retention Consultation Party. DBRI or an affiliate currently holds one or more of the Novo Nordisk HQ Pari Passu Companion Loans and the 601 Lexington Avenue Pari Passu Companion Loans.

GSMC is a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and an affiliate of Goldman Sachs & Co. LLC, an underwriter for the offering of the certificates and GS Bank, an originator and the holder of a portion of the VRR Interest. GS Bank currently holds one or more of the One Wilshire Pari Passu Companion Loans, the JW Marriott Desert Springs Pari Passu Companion Loan, the Woodmore Towne Centre Pari Passu Companion Loans, The Summit Pari Passu Companion Loan and the Grede Casting Industrial Portfolio Pari Passu Companion Loan.

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to (i) the JPMCB Mortgage Loans other than the Nyberg Portfolio Mortgage Loan (1.3%), (ii) the CREFI Mortgage Loans other than the 601 Lexington Avenue Mortgage Loan (1.4%) and the Charcuterie Artisans SLB Mortgage Loan (1.3%) and (iii) the GSMC Mortgage Loans other than certain of the GSMC Mortgage Loans that are currently Non-Serviced Mortgage Loans (18.4%).

458

Pursuant to certain interim servicing agreements between certain affiliates of GACC, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GSMC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GSMC mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI mortgage loans prior to their inclusion in the issuing entity.

Midland, the master servicer, (i) is also the master servicer of the Novo Nordisk HQ Whole Loan, the Nyberg Portfolio Whole Loan, the Sara Lee Portfolio Whole Loan and the Charcuterie Artisans SLB Whole Loan serviced under the Benchmark 2021-B31 PSA and (ii) will be the initial the master servicer with respect to the ExchangeRight Net Leased Portfolio #53 Whole Loan until the servicing shift securitization date. After the servicing shift securitization date, this loan will be serviced by the yet to be named master servicer and special servicer under the related servicing shift pooling and servicing agreement.

KeyBank National Association, or its affiliate, assisted Ellington Management Group, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Pentalpha Surveillance LLC is also (i) the operating advisor and asset representations reviewer under the Benchmark 2021-B31 PSA with respect to the Novo Nordisk HQ Whole Loan, the Nyberg Portfolio Whole Loan, the Sara Lee Portfolio Whole Loan and Charcuterie Artisans SLB Whole Loan, (ii) the operating advisor and asset representations reviewer under the GSMS 2021-GSA3 PSA with respect to the 425 Eye Street Whole Loan, and (iii) expected to be the operating advisor under the SUMIT 2022-BVUE TSA with respect to The Summit Whole Loan.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

459

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD

460

Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H or Class X-NR certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Non-VRR Realized Loss and VRR Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and the RR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of

461

certificates indicated in the table below as a result of the application of Non-VRR Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$1,359,412,000	Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$ 151,748,000	Class B and Class C
Class X-D	$ 65,336,000	Class D and Class E
Class X-FG	$ 37,937,000	Class F and Class G
Class X-H	$ 16,861,000	Class H
Class X-NR	$ 54,798,940	Class J and Class K

Certificateholders and the RR Interest Owners are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers

462

may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$1,359,412,000	Class A-1, Class A-2, Class A-2A1, A-3, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$ 151,748,000	Class B and Class C
Class X-D	$ 65,336,000	Class D and Class E
Class X-FG	$ 37,937,000	Class F and Class G
Class X-H	$ 16,861,000	Class H
Class X-NR	$ 54,798,940	Class J and Class K

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of Non-VRR Certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable

463

lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in March 2022;
●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;
●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owners, the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);
●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;
●	the Closing Date occurs on or about February 16, 2022;
●	each ARD Loan prepays in full on the related Anticipated Repayment Date (in the case of a 0% CPY scenario);
●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;
●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;
●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;
●	the initial Interest Deposit Amount is received on the Closing Date;
●	no additional trust fund expenses are incurred;
●	no property releases (or related re-amortizations) occur;
●	the optional termination is not exercised;
●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

464

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	84%	84%	84%	84%	84%
February 2024	68%	68%	68%	68%	68%
February 2025	50%	50%	50%	50%	50%
February 2026	28%	28%	28%	28%	28%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.80	2.78	2.78	2.78	2.78

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.89	4.87	4.85	4.82	4.60

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

465

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.92	6.90	6.87	6.82	6.55

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Minimum Initial Certificate Balance ($0)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	NAP	NAP	NAP	NAP	NAP
February 2023	NAP	NAP	NAP	NAP	NAP
February 2024	NAP	NAP	NAP	NAP	NAP
February 2025	NAP	NAP	NAP	NAP	NAP
February 2026	NAP	NAP	NAP	NAP	NAP
February 2027	NAP	NAP	NAP	NAP	NAP
February 2028	NAP	NAP	NAP	NAP	NAP
February 2029	NAP	NAP	NAP	NAP	NAP
February 2030	NAP	NAP	NAP	NAP	NAP
February 2031	NAP	NAP	NAP	NAP	NAP
February 2032 and thereafter	NAP	NAP	NAP	NAP	NAP
Weighted Average Life (years)(2)	NAP	NAP	NAP	NAP	NAP

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.
(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

466

Percent of the Maximum Initial Certificate Balance ($225,000,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	91%	91%	91%	91%	91%
February 2031	91%	91%	91%	91%	91%
February 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.61	9.55	9.47	9.39	9.18

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.
(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Minimum Initial Certificate Balance ($250,182,000)(1)
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031	100%	100%	100%	100%	100%
February 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.91	9.89	9.85	9.78	9.53

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.
(2)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

467

Percent of the Maximum Initial Certificate Balance ($475,182,000)(1)
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	96%	96%	96%	96%	96%
February 2031	96%	96%	96%	96%	96%
February 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.77	9.73	9.67	9.60	9.36

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.
(2)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	98%	98%	98%	98%	98%
February 2028	79%	79%	79%	79%	79%
February 2029	58%	58%	58%	58%	59%
February 2030	38%	38%	38%	38%	38%
February 2031	17%	17%	17%	17%	17%
February 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.42	7.42	7.42	7.42	7.42

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

468

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031	100%	100%	100%	100%	100%
February 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.91	9.91	9.91	9.90	9.62

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031	100%	100%	100%	100%	100%
February 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.91	9.91	9.91	9.91	9.66

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

469

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031	100%	100%	100%	100%	100%
February 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.91	9.91	9.91	9.91	9.66

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2022 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

470

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

471

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

472

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-FG, Class X-H, Class X-NR, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates and the regular interests that correspond in the aggregate to the VRR Interest (in the case of the Class RR certificates and the RR Interest, excluding the right to receive Excess Interest) (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of Excess Interest, the Excess Interest Distribution Account and the VRR REMIC Regular Interests will be treated as a grantor trust (the “Grantor

473

Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code, (b) the VRR Interest will represent undivided beneficial interests in both the VRR REMIC Regular Interests and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class S Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the

474

risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, nine (9) of the Mortgaged Properties (7.0%) are multifamily properties or mixed-use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage

475

applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with

476

respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original

477

Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which

478

case the interest deferral rule will apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.
Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all premium bonds acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method,

479

respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

480

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder or RR Interest Owners, as applicable, must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

481

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders and the RR Interest Owners.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interestholders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interestholders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold

482

tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable

483

payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the Certificate Administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of the Class S Certificates and the VRR Interest who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the Certificate Administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market

484

sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the Certificate Administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the Certificate Administrator make available information regarding interest income and information necessary to compute any OID to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) holders of the Class S Certificates and the VRR Interest who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owners to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

485

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$	$	$	$	$	$
Class A-2	$	$	$	$	$	$
Class A-3	$	$	$	$	$	$
Class A-4	$	$	$	$	$	$
Class A-5	$	$	$	$	$	$
Class A-SB	$	$	$	$	$	$
Class X-A	$	$	$	$	$	$
Class X-B	$	$	$	$	$	$
Class A-S	$	$	$	$	$	$
Class B	$	$	$	$	$	$
Class C	$	$	$	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2022, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the Offered Certificates or CMBS generally. See “Risk Factors—General Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

486

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI, (iii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC and (iv) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by GSMC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors— Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a)	it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any EEA Retail Investor in the European Economic Area. For the purposes of this provision:
(i)	the expression “EEA Retail Investor” means a person who is one (or more) of the following:
(A)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

487

(B)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(C)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129; and
(ii)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates;
(b)	it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any UK Retail Investor in the UK. For the purposes of this provision:
(i)	the expression “UK Retail Investor” means a person who is one (or more) of the following:
(A)	a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or
(B)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or
(C)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA; and
(ii)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates;
(c)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Depositor; and
(d)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the UK.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

488

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-258342-01) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-258342) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not

489

subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Prospective investors should note that the Teachers Retirement System of Texas (“TRST”), which is a governmental plan, as of loan origination, owns an approximately 47.5% indirect equity interest in the borrower under the CX – 350 & 450 Water Street Mortgage Loan (5.7%). Persons who have an ongoing relationship with TRST should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

Prospective investors should note that the California State Teachers’ Retirement System (“CalSTRS”), which is a governmental plan, as of loan origination, owns an approximately (i) 47.5% indirect equity interest in the borrower under the CX – 350 & 450 Water Street Mortgage Loan (5.7%) and (ii) 99.59% indirect equity interest in each of the borrowers under the Nyberg Portfolio Mortgage Loan (1.3%) . Persons who have an ongoing relationship with the CalSTRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Prospective investors should note that the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, as of loan origination, owns an approximately (i) 99.5% equity interest in the borrower under the One Wilshire Mortgage Loan (5.1%). Persons who have an ongoing relationship with the CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

With respect to The Kirby Collection Mortgage Loan (3.1%), the Texas County and District Retirement System owns an approximately 4.95% indirect interest in the related borrower, the Tennessee Consolidated Retirement System owns an approximately 3.96% indirect interest in the related borrower, the New Mexico State Investment Council owns an approximately 3.96% indirect interest in the related borrower, the State of Wisconsin Investment Board owns an approximately 3.96% indirect interest in the related borrower, and the Maryland State Retirement and Pension System owns an approximately 3.96% indirect interest in the related borrower.

490

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an

491

Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

492

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption (the conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

493

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-2A1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class X-A Certificates receive investment grade credit ratings from each

494

of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C Certificates receive investment grade credit ratings from two of the three Rating Agencies.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owners of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in January 2055. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the RR Interest Owners might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is

495

consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

496

[THIS PAGE INTENTIONALLY LEFT BLANK]

497

Index of Defined Terms

1
17g-5 Information Provider	324
1986 Act	475
1996 Act	454

3
30/360 Basis	356

4
401(c) Regulations	493

6
601 Lexington Avenue Companion Loans	236
601 Lexington Avenue Condominium	166
601 Lexington Avenue Directing Certificateholder	239
601 Lexington Avenue Intercreditor Agreement	236
601 Lexington Avenue Mortgage Loan	236
601 Lexington Avenue Noteholders	236
601 Lexington Avenue Pari Passu Companion Loans	236
601 Lexington Avenue Risk Retention Consultation Parties	239
601 Lexington Avenue Senior Notes	236
601 Lexington Avenue Servicer	237
601 Lexington Avenue Special Servicer	237
601 Lexington Avenue Subordinate Companion Loans	236
601 Lexington Avenue Trustee	237
601 Lexington Avenue Whole Loan	236

A
AB Modified Loan	369
AB Whole Loan	209
Accelerated Mezzanine Loan Lender	318
Acceptable Insurance Default	372
Acting General Counsel’s Letter	139
Actual Tax Credits	190
actual/360	107
Actual/360 Basis	194, 347
Actual/360 Loans	347
ADA	456
Additional Exclusions	372
Administrative Cost Rate	301
ADR	149
Advances	343
Affirmative Asset Review Vote	408
Aggregate Available Funds	294
Aggregate Gain-on-Sale Entitlement Amount	295
Aggregate Principal Distribution Amount	302
Annual Debt Service	149
Anticipated Repayment Date	194
Appraisal Reduction Amount	366
Appraisal Reduction Event	364
Appraised Value	149
Appraised-Out Class	370
ARD Loan	194
as-is	91
ASR Consultation Process	385
Assessment of Compliance Report	437
Asset Representations Reviewer Asset Review Fee	363
Asset Representations Reviewer Cap	363
Asset Representations Reviewer Fee	363
Asset Representations Reviewer Fee Rate	363
Asset Representations Reviewer Termination Event	412
Asset Review	409
Asset Review Notice	408
Asset Review Quorum	408
Asset Review Report	410
Asset Review Report Summary	410
Asset Review Standard	410
Asset Review Trigger	407
Asset Review Vote Election	408
Asset Status Report	383
Assumed Final Distribution Date	310
Assumed Scheduled Payment	303
Attestation Report	437
AULs	167
Available Funds	295

498

B
BANA	148
Bankruptcy Code	68
Base Interest Fraction	309
BCREI	148
BEA	171
Benchmark	258
Borrower Party	317
Borrower Party Affiliate	318
BPLP	203
Breach Notice	333
BSCMI	241
BXP 2021-601L TSA	236

C
C(WUMP)O	19
CalSTRS	490
CAMB 2021-CX2 Securitization	223
CAMB 2021-CX2 TSA	224
Cash Management Agreement	183
CD	258
CDTC	277
Central Index Key	265
CERCLA	454
Certificate Administrator Fee Rate	362
Certificate Administrator/Trustee Fee	362
Certificate Balance	292
Certificate Owners	326
Certificateholder	319
Certificateholder Quorum	415
Certificateholder Repurchase Request	424
Certifying Certificateholder	328
CGMRC	249
Civic Opera Building Property	175
Class A Certificates	291
Class A-SB Planned Principal Balance	303
Class L Ordinance	191
Class L Reduction	191
Class RR certificateholders	4
Class RR Certificates	286
Class X Certificates	291
Clearstream	325
Clearstream Participants	327
Closing Date	148
CMBS	143, 258
Code	140, 473
Collateral Deficiency Amount	369
Collection Account	346
Collection Period	295
COMM	258
COMM Conduit/Fusion	258
COMM FL	258
Communication Request	328
Companion Distribution Account	346
Companion Holder	209
Companion Loan	147
Companion Loans	147
Compensating Interest Payment	311
Computershare	277
Computershare Limited	277
Computershare Trust Company	277
Constant Prepayment Rate	463
Consultation Termination Event	397
Control Eligible Certificates	392
Control Note	209
Control Termination Event	397
Controlling Class	392
Controlling Class Certificateholder	391
Controlling Holder	209, 218
Controlling Note	209
Corrected Loan	382
COVID Emergency	365
COVID Modification	365
COVID Modification Agreement	366
COVID Modified Loan	366
COVID-19	62
CPR	463
CPY	463
CREC	166
Credit Risk Retention Rules	287
CREFC®	315
CREFC® Intellectual Property Royalty License Fee	364
CREFC® Intellectual Property Royalty License Fee Rate	364
CREFC® Investor Reporting Package	350
CREFC® Reports	315
CREFI	147, 249
CREFI Data File	250
CREFI Mortgage Loans	249
CREFI Securitization Database	250
CREFI VRR Interest Portion	286
Cross-Over Date	299
CRR	122
CTS	277
Cumulative Appraisal Reduction Amount	369, 370
Cure/Contest Period	410
Cut-off Date	147
Cut-off Date Balance	150
CX – 350 & 450 Water Street Co-Lender Agreement	223
CX – 350 & 450 Water Street Companion Loans	223
CX – 350 & 450 Water Street Directing Certificateholder	230

499

CX – 350 & 450 Water Street Mortgage Loan	223
CX – 350 & 450 Water Street Noteholders	223
CX – 350 & 450 Water Street Pari Passu Companion Loans	223
CX – 350 & 450 Water Street Servicer	224
CX – 350 & 450 Water Street Special Servicer	224
CX – 350 & 450 Water Street Standalone Companion Loans	223
CX – 350 & 450 Water Street Subordinate Companion Loans	223
CX – 350 & 450 Water Street Triggering Event of Default	224
CX – 350 & 450 Water Street Trustee	224
CX – 350 & 450 Water Street Whole Loan	223
CX Release Amount	199

D
DBNY	317
DBRI	257
DBRI VRR Interest Portion	287
DCP	171
Defaulted Loan	388
Defeasance Deposit	198
Defeasance Loans	197
Defeasance Lock-Out Period	197
Defeasance Option	197
Definitive Certificate	325
Delegated Directive	16
Delinquent Loan	408
Depositaries	325
Determination Date	293
Deutsche Bank	258
Diligence File	331
Directing Certificateholder	391
Directing Certificateholder Asset Status Report Approval Process	384
Disclosable Special Servicer Fees	362
Discount Rate	309
Dispute Resolution Consultation	427
Dispute Resolution Cut-off Date	426
Distribution Accounts	346
Distribution Date	293
Distribution Date Statement	315
DMARC	258
Dodd Frank Act	144
DOJ	258
DOL	491
DST	204
DTC	325
DTC Participants	325
DTC Rules	326
Due Date	194, 295
Due Diligence Questionnaire	251
Due Diligence Requirements	123

E
EDGAR	489
EEA	16
EEA RETAIL INVESTOR	16
Effective Gross Income	153
Eligible Asset Representations Reviewer	411
Eligible Operating Advisor	402
Enforcing Party	424
Enforcing Servicer	424
EPA	167
ERISA	489
ERISA Plan	493
ESA	166, 245, 262, 15
Escrow/Reserve Mitigating Circumstances	248, 265
Estimated Tax Credits	190
EU Due Diligence Requirements	122
EU Institutional Investor	122
EU PRIIPS Regulation	16
EU Prospectus Regulation	16
EU Securitization Regulation	17
Euroclear	325
Euroclear Operator	327
Euroclear Participants	327
EUWA	16
Excess Interest	293
Excess Interest Distribution Account	347
Excess Modification Fee Amount	357
Excess Modification Fees	356
Excess Prepayment Interest Shortfall	312
Exchange Act	265
Excluded Controlling Class Holder	322
Excluded Controlling Class Loan	318
Excluded Information	318
excluded loan	120
Excluded Loan	318
excluded special servicer	116
Excluded Special Servicer	415
Excluded Special Servicer Loan	415
Exemption	491
Exemption Rating Agency	491

F
FATCA	483
FDEP	171

500

FDIA	138
FDIC	138
FDIC Safe Harbor	139
Fee Restricted Specially Serviced Loan	360
FIEL	21
FILOT	193
Final Asset Status Report	384
Final Dispute Resolution Election Notice	427
Final Material Asset Status Report	384
Financial Promotion Order	18
FIRREA	139, 173, 245, 258, 262
Fitch	436
FPO Persons	18
FSMA	16

G
GACC	147, 257
GACC Data Tape	259
GACC Deal Team	259
GACC Mortgage Loans	259
Garn Act	455
GLA	150
Glen Forest Eligible Properties	201
Goldman Originator	268
Grace Period	194
Grantor Trust	57, 474
GRCC	171
Grede	170
GS Bank	138, 266
GS Bank VRR Interest Portion	287
GSMC	266
GSMC Data Tape	267
GSMC Deal Team	266
GSMC Mortgage Loans	266
Guarantors	175, 191

H
Hard Lockbox	150
HSTP Act	79
HTC	186
HTC Investor Member	190
HTC Recapture Period Expiration Date	190
HTCs	183, 190

I
ICIP	193
Imminent Default Fee Restricted Period	360
Imminent Default Liquidation Fee Restricted Period	361
Imminent Default Workout Fee Restricted Period	360
In Place Cash Management	151
Indirect Participants	325
Initial Delivery Date	383
Initial Pool Balance	147
Initial Rate	194
Initial Requesting Certificateholder	424
Institutional Investor	20
Institutional Investors	122
Insurance and Condemnation Proceeds	346
Insurance Rating Requirements	5
Intercreditor Agreement	209
Interest Accrual Amount	302
Interest Accrual Period	302
Interest Deposit Amount	347
Interest Distribution Amount	301
Interest Reserve Account	346
Interest Shortfall	302
Interested Person	390
investment company	145
Investment Company Act of 1940	1
Investor Certification	318
Investor Q&A Forum	323
ipso facto clauses	82

J
Japanese Retention Requirement	21
JFSA	21
JPMCB	147
JPMCB Data Tape	242
JPMCB Deal Team	242
JPMCB Mortgage Loans	242
JPMCB VRR Interest Portion	286
JPMCB’s Qualification Criteria	244
JPMCC 2022-OPO TSA	220
JRR Rule	21

K
KBRA	436
KeyBank	282
Kmart Property	175

L
Leased Occupancy	151
lessee	451
Liquidation Fee	358
Liquidation Fee Rate	358
Liquidation Proceeds	346
Loan Per Unit	151
Loan-Specific Directing Holder	392
Loss of Value Payment	335
Lower-Tier Regular Interests	473

501

Lower-Tier REMIC	56, 293, 473
Lower-Tier REMIC Distribution Account	346
LTV Ratio	150

M
MADEP	167
MAI	336
Major Decision	392
Major Decision Reporting Package	392
Managing Member of the Master Lessee	190
MAS	19
Master Lease SNDA	183
Master Lessee	183, 190
Master Servicer Decision	375
Master Servicer Proposed Course of Action Notice	425
Master Servicer Remittance Date	341
Material Defect	333
Maturity/ARD Balance	151
Midland	279
MiFID II	16, 487, 488
MLPA	329
MOA	287
Modeling Assumptions	464
Modification Fees	356
Moody’s	436
Mortgage	148
Mortgage File	329
Mortgage Loan Seller	249
Mortgage Loans	147
Mortgage Note	147
Mortgage Pool	147
Mortgage Rate	301
Mortgaged Property	148
mortgages	443
MTOA Recognition Agreement	183

N
NAM	171
Net Mortgage Rate	301
Net Operating Income	151
NFIP	93
NFR	166
NI 33-105	22
NOI Date	151
Non VRR Gain-on-Sale Remittance Amount	295
Non-Control Note	209
Non-Controlling Holder	209, 216, 218
Non-Controlling Note Holder	236
non-offered certificates	34
Nonrecoverable Advance	343
Non-Serviced AB Whole Loan	209
Non-Serviced Certificate Administrator	209
Non-Serviced Companion Loan	209
Non-Serviced Directing Certificateholder	209
Non-Serviced Intercreditor Agreement	209
Non-Serviced Master Servicer	209
Non-Serviced Mortgage Loan	209
Non-Serviced Operating Advisor	210
Non-Serviced Pari Passu Companion Loan	210
Non-Serviced Pari Passu Whole Loan	210
Non-Serviced PSA	210
Non-Serviced Securitization Trust	210
Non-Serviced Special Servicer	210
Non-Serviced Trustee	210
Non-Serviced Whole Loan	210
Non-U.S. Person	483
non-VRR certificates	34
Non-VRR Certificates	291
Non-VRR Gain-on-Sale Reserve Account	347
non-VRR percentage	39
Non-VRR Percentage	289
Non-VRR Principal Distribution Amount	302
Non-VRR Realized Loss	313
Notional Amount	293
Novo Earnout Agreement	208
Novo Earnout Obligation	208
Novo Earnout Pledge Agreement	208
Novo Nordisk	172
Novo Seller	208
Novo Sole Member	208
NRA	151
NREPA	171
NRSRO	317, 494
NRSRO Certification	319
NYC LPC	187

O
Occupancy Date	151
offered certificates	34
Offered Certificates	291
off-line	89
OID Regulations	476
OLA	139
Old Chicago Post Office Companion Loans	220
Old Chicago Post Office Directing Holder	221

502

Old Chicago Post Office Intercreditor Agreement	220
Old Chicago Post Office Master Servicer	220
Old Chicago Post Office Pari Passu Companion Loans	220
Old Chicago Post Office Senior Loan Holders	220
Old Chicago Post Office Senior Loans	220
Old Chicago Post Office Special Servicer	220
Old Chicago Post Office Subordinate Companion Loan	220
Old Chicago Post Office Subordinate Companion Loan Holder	220
Old Chicago Post Office Whole Loan	219
one action	106
Operating Advisor Annual Report	401
Operating Advisor Consulting Fee	362
Operating Advisor Expenses	363
Operating Advisor Fee	362
Operating Advisor Fee Rate	362
Operating Advisor Standard	401
Operating Advisor Termination Event	404
Operating Statements	154
Original RR Interest Balance	287
OU1	170

P
P&I Advance	341
PACE	107
PAR	246, 263
Par Purchase Price	388
Pari Passu Companion Loan	147
Pari Passu Companion Loans	147
Participants	325
Parties in Interest	490
Pass-Through Rate	299
Patriot Act	457
payment in lieu of taxes	110
PCR	256, 273
Pentalpha Surveillance	285
percentage allocation entitlement	39
Percentage Interest	294
Periodic Payments	294
Permitted Investments	294, 348
Permitted Special Servicer/Affiliate Fees	362
Phase I	166
Phase II	166
PIPs	88, 172
Plans	489
Pledged Master Lessee Interest	190
PML	273
PRC	18
Preliminary Dispute Resolution Election Notice	426
Prepayment Assumption	477
Prepayment Interest Excess	310
Prepayment Interest Shortfall	311
Prime Rate	345
Principal Balance Certificates	291
Principal Shortfall	303
Privileged Information	403
Privileged Information Exception	404
Privileged Person	317
Professional Investors	19
Prohibited Prepayment	311
Promotion of Collective Investment Schemes Exemptions Order	18
Proposed Course of Action	425
Proposed Course of Action Notice	425
PSA	291
PSA Party Repurchase Request	424
PTCE	493
Purchase Agreement	190
Purchase Price	335
Put Price	190

Q
QOZs	151
QREs	190
Qualified Opportunity Zone	151
Qualified Replacement Special Servicer	416
Qualified Substitute Mortgage Loan	335
Qualifying CRE Loan Percentage	287

R
RAC No-Response Scenario	435
Rated Final Distribution Date	310
Rating Agencies	436
Rating Agency Confirmation	436
REA	73
Realized Losses	314
REC	166
Record Date	293
Refinancing/P&S Document	361
Registration Statement	489
Regular Certificates	291
Regular Interestholder	476
Regular Interests	473
Regulation AB	437
Rehabilitation Improvements	190

503

Reimbursement Rate	345
Related Proceeds	344
Release Date	197
Relevant Investor	20
Relevant Persons	18
Relief Act	457
REMIC	473
REMIC LTV Test	141
REMIC Regulations	473
REO Account	347
REO Loan	305
REO Property	382
Repurchase Request	424
Requesting Certificateholder	427
Requesting Holders	370
Requesting Investor	328
Requesting Party	435
Required Risk Retention Percentage	287
Requirements	457
Residual Certificates	291
Resolution Failure	425
Resolved	425
Restricted Group	491
Restricted Party	404
Retaining Parties	287
Retaining Sponsor	286
Review Materials	408
Revised Rate	194, 301
RevPAR	151
risk retention consultation parties	317
Risk Retention Consultation Parties	317
Risk Retention Consultation Party	317
Risk Retention Requirements	123
RMBS	258
Rooms	155
Routine Disbursements	375
RR Interest	286
RR Interest Balance	289
RR Interest Owners	4, 286
Rule 15Ga-1	248
Rule 17g-5	319

S
Sara Lee ROFR Agreement	201
SCDHEC	167
Scheduled Principal Distribution Amount	302
SEC	265
Securities Act	437
Securitization Accounts	347
Securitization Regulation	123
SEL	273
Seller Credit Reserve	208
Senior Certificates	291
Serviced Mortgage Loan	210
Serviced Pari Passu Companion Loan	210
Serviced Pari Passu Mortgage Loan	210
Serviced Pari Passu Whole Loan	210
Serviced Whole Loan	211
Servicer Termination Event	418
Servicing Advances	343
Servicing Fee	354
Servicing Fee Rate	354
Servicing Shift Mortgage Loan	211
Servicing Shift PSA	211
Servicing Shift Securitization Date	211
Servicing Shift Whole Loan	211
Servicing Standard	340
Servicing Transfer Event	380
SF	152
SFA	19
SFO	19
Similar Law	490
SMMEA	494
Soft Lockbox	151
Southridge Expansion Parcel	201
Special Servicing Fee	357
Special Servicing Fee Rate	357
Specially Serviced Loans	380
Sponsor	249
Springing Cash Management	152
Springing Lockbox	152
Sq. Ft.	152
Square Feet	152
Startup Day	474
Stated Principal Balance	304
Structured Product	19
Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance	278
Subject Loans	363
Subordinate Certificates	291
Subordinate Companion Loan	147, 211
Subordinate Companion Loans	147
Subsequent Asset Status Report	383
Sub-Servicing Agreement	341
SUMIT 2022-BVUE Securitization	232
Summit Co-Lender Agreement	232
Summit Directing Holder	235
Summit Junior Notes	231
Summit Loans	232
Summit Master Servicer	232
Summit Mortgage Loan	232
Summit Non-Standalone Pari Passu Companion Loans	232
Summit Noteholders	232
Summit Notes	231

504

Summit Pari Passu Companion Loans	232
Summit Senior Notes	231
Summit Special Servicer	232
Summit Standalone Companion Loans	232
Summit Standalone Pari Passu Companion Loans	232
Summit Subordinate Companion Loans	232
Summit Trustee	233
Summit Whole Loan	232
sunset clauses	94
Syndicate Insurance Rating Requirements	5

T
T-12	152
Term to Maturity	152
Terms and Conditions	327
Terrorism Insurance Program	93
Tests	409
TIF Agreements	192
TIF Note	192
Title V	456
TRIPRA	93, 10
TRST	490
Trust REMIC	56
Trust REMICs	293, 473
Trustee	276
TTM	152

U
U.S. Person	483
UCC	443
UK	16
UK Due Diligence Requirements	122
UK Institutional Investor	122
UK PRIIPS Regulation	17
UK Product Governance Rules	17
UK Prospectus Regulation	17
UK Retail Investor	16
UK Securitization Regulation	17
Underwriter Entities	114
Underwriting Agreement	486
Underwritten Expenses	152
Underwritten NCF Debt Yield	153
Underwritten Net Cash Flow	152
Underwritten Net Cash Flow Debt Service Coverage Ratio	152
Underwritten Net Operating Income Debt Service Coverage Ratio	153
Underwritten NOI	153
Underwritten Revenues	154
unexpired lease	82
Unfair and Deceptive Practices Acts	78
Units	155
Unscheduled Principal Distribution Amount	303
Unsolicited Information	409
Upper-Tier REMIC	56, 293, 473
Upper-Tier REMIC Distribution Account	346
UW Expenses	152
UW NCF	152
UW NCF Debt Yield	153
UW NCF DSCR	152
UW NOI	153
UW NOI Debt Yield	154
UW NOI DSCR	153
UW NOI DY	154

V
Volcker Rule	145
Voting Rights	324
VRR Allocation Percentage	289
VRR Available Funds	288
VRR interest	4
VRR Interest	286, 291
VRR Interest Balance	289
VRR Interest Distribution Amount	289
VRR Interest Gain-on-Sale Remittance Amount	295
VRR Interest Gain-on-Sale Reserve Account	347
VRR Interest Owners	4, 286
VRR Interest Rate	289
VRR percentage	40
VRR Percentage	287
VRR Principal Distribution Amount	289
VRR Realized Loss	288
VRR Realized Loss Interest Distribution Amount	290
VRR REMIC Regular Interests	473
VRR-A Risk Retention Consultation Party	317
VRR-B Risk Retention Consultation Party	317
VRR-C Risk Retention Consultation Party	317

W
WAC Rate	301
Weighted Average Mortgage Rate	155
Wells Fargo Bank	277
WeWork	180

505

Whole Loan	147
Withheld Amounts	347
Workout Fee	357
Workout Fee Rate	357
Workout-Delayed Reimbursement Amount	345
WTNA	276

Y
Yield Maintenance Charge	309
YM Group A	308
YM Group B	308
YM Group D	308
YM Groups	308

506

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State	Zip Code
								1
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	7.0%	100.0%	JPMCB	JPMCB	NAP	NAP	324-430 & 404 West Harrison Street, 401-439 West Van Buren Street, 401-535 South Canal Street and 527 South Clinton Street	Chicago	Cook	Illinois	60607
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	7.0%		JPMCB, SMC	JPMCB	NAP	NAP	Various	Detroit	Wayne	Michigan	48226
2.01	Property		1	First National Building	1.6%	23.1%					660 Woodward Avenue	Detroit	Wayne	Michigan	48226
2.02	Property		1	The Qube	1.0%	14.7%					611 Woodward Avenue	Detroit	Wayne	Michigan	48226
2.03	Property		1	Chrysler House	0.8%	11.5%					719 Griswold Street and 730 Shelby Street	Detroit	Wayne	Michigan	48226
2.04	Property		1	1001 Woodward	0.8%	11.4%					1001-1075 Woodward Avenue	Detroit	Wayne	Michigan	48226
2.05	Property		1	One Woodward	0.6%	8.3%					1 Woodward Avenue	Detroit	Wayne	Michigan	48226
2.06	Property		1	The Z Garage	0.5%	6.7%					1234-1246 Library Street and 1327 Broadway Avenue	Detroit	Wayne	Michigan	48226
2.07	Property		1	Two Detroit Garage	0.4%	5.1%					160 East Congress Street	Detroit	Wayne	Michigan	48226
2.08	Property		1	1505 & 1515 Woodward	0.3%	4.8%					1505 and 1515-1529 Woodward Avenue	Detroit	Wayne	Michigan	48226
2.09	Property		1	1001 Brush Street	0.3%	4.1%					1001 Brush Street	Detroit	Wayne	Michigan	48226
2.10	Property		1	The Assembly	0.2%	3.2%					1700 West Fort Street	Detroit	Wayne	Michigan	48216
2.11	Property		1	419 Fort Street Garage	0.2%	2.9%					419 East Fort Street	Detroit	Wayne	Michigan	48226
2.12	Property		1	Vinton	0.1%	1.8%					600 Woodward Avenue	Detroit	Wayne	Michigan	48226
2.13	Property		1	1401 First Street	0.1%	1.7%					1401 First Street	Detroit	Wayne	Michigan	48226
2.14	Property		1	Lane Bryant Building	0.1%	0.9%					1520 Woodward Avenue	Detroit	Wayne	Michigan	48226
3	Loan	2,18,21,26	13	Rosewood National Storage 13	6.1%		DBRI	GACC	NAP	NAP	Various	Various	Various	Various	Various
3.01	Property		1	Tallahassee	1.0%	16.7%					1406 Capital Circle Northeast	Tallahassee	Leon	Florida	32308
3.02	Property		1	Fort Worth	0.9%	14.6%					990 Alta Mere Drive	Fort Worth	Tarrant	Texas	76116
3.03	Property		1	Kemah	0.8%	13.8%					1289 FM 518 Road	Kemah	Galveston	Texas	77565
3.04	Property		1	North Charleston	0.5%	7.7%					8850 Rivers Avenue	North Charleston	Charleston	South Carolina	29406
3.05	Property		1	Groton	0.5%	7.4%					215 Gold Star Highway	Groton	New London	Connecticut	06340
3.06	Property		1	Albuquerque	0.4%	6.8%					201 Eubank Boulevard Southeast	Albuquerque	Bernalillo	New Mexico	87123
3.07	Property		1	Augusta	0.3%	5.4%					2364 Tobacco Road	Augusta	Richmond	Georgia	30906
3.08	Property		1	Grandview	0.3%	5.1%					14300 South U.S. 71 Highway	Grandview	Jackson	Missouri	64030
3.09	Property		1	Louisville	0.3%	4.8%					6708 Preston Highway and 4010 Oaklawn Drive	Louisville	Jefferson	Kentucky	40219
3.10	Property		1	Houston	0.3%	4.7%					10617 Fuqua Street	Houston	Harris	Texas	77089
3.11	Property		1	Greenwood	0.3%	4.6%					355 Fry Road	Greenwood	Johnson	Indiana	46142
3.12	Property		1	Miami	0.3%	4.5%					17531 Northwest 2nd Avenue	Miami	Miami-Dade	Florida	33169
3.13	Property		1	Kent	0.2%	3.9%					950 Cherry Street	Kent	Portage	Ohio	44240
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	5.7%	100.0%	DBRI, JPMCB, BANA, 3650 Cal Bridge Lending, LLC	GACC	Yes - Group 1	NAP	350 and 450 Water Street	Cambridge	Middlesex	Massachusetts	02141
5	Loan	4,5,12,19,20	1	One Wilshire	5.1%	100.0%	GSBI	GSMC	NAP	NAP	624 South Grand Avenue	Los Angeles	Los Angeles	California	90017
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	4.4%		DBRI	GACC	NAP	NAP	Various	Various	Various	New Mexico	Various
6.01	Property		1	39 Plaza La Prensa	0.4%	8.0%					39 Plaza La Prensa	Santa Fe	Santa Fe	New Mexico	87507
6.02	Property		1	1711 Randolph Road Southeast	0.3%	5.7%					1711 Randolph Road Southeast	Albuquerque	Bernalillo	New Mexico	87106
6.03	Property		1	445 Camino Del Rey Southwest	0.2%	5.3%					445 Camino Del Rey Southwest	Los Lunas	Valencia	New Mexico	87031
6.04	Property		1	1920 Fifth Street	0.2%	5.3%					1920 Fifth Street	Santa Fe	Santa Fe	New Mexico	87505
6.05	Property		1	3280 Bridge Boulevard Southwest	0.2%	4.8%					3280 Bridge Boulevard Southwest	Albuquerque	Bernalillo	New Mexico	87121
6.06	Property		1	37 Plaza La Prensa	0.2%	4.4%					37 Plaza La Prensa	Santa Fe	Santa Fe	New Mexico	87507
6.07	Property		1	4363 Jager Drive Northeast	0.2%	4.3%					4363 Jager Drive Northeast	Rio Rancho	Sandoval	New Mexico	87144
6.08	Property		1	655 Utah Avenue	0.2%	4.3%					655 Utah Avenue	Las Cruces	Dona Ana	New Mexico	88001
6.09	Property		1	2536 Ridge Runner Road	0.2%	3.6%					2536 Ridge Runner Road	Las Vegas	San Miguel	New Mexico	87701
6.10	Property		1	653 Utah Avenue	0.1%	3.3%					653 Utah Avenue	Las Cruces	Dona Ana	New Mexico	88001
6.11	Property		1	4359 Jager Drive Northeast	0.1%	3.3%					4359 Jager Drive Northeast	Rio Rancho	Sandoval	New Mexico	87144
6.12	Property		1	221 Llano Estacado	0.1%	2.9%					221 Llano Estacado	Clovis	Curry	New Mexico	88101
6.13	Property		1	1308 Gusdorf Road	0.1%	2.6%					1308 Gusdorf Road	Taos	Taos	New Mexico	87571
6.14	Property		1	2540 Camino Ortiz	0.1%	2.5%					2540 Camino Ortiz	Santa Fe	Santa Fe	New Mexico	87507
6.15	Property		1	5500 San Antonio Drive Northeast	0.1%	2.5%					5500 San Antonio Drive Northeast	Albuquerque	Bernalillo	New Mexico	87109
6.16	Property		1	2121 Summit Court	0.1%	2.5%					2121 Summit Court	Las Cruces	Dona Ana	New Mexico	88011
6.17	Property		1	2732 North Wilshire Boulevard	0.1%	2.4%					2732 North Wilshire Boulevard	Roswell	Chaves	New Mexico	88201
6.18	Property		1	41 Plaza La Prensa	0.1%	2.3%					41 Plaza La Prensa	Santa Fe	Santa Fe	New Mexico	87507
6.19	Property		1	2800 Farmington Avenue	0.1%	2.3%					2800 Farmington Avenue	Farmington	San Juan	New Mexico	87401
6.20	Property		1	1710 East Aztec Avenue	0.1%	2.2%					1710 East Aztec Avenue	Gallup	McKinley	New Mexico	87301
6.21	Property		1	5200 Oakland Avenue Northeast	0.1%	2.1%					5200 Oakland Avenue Northeast	Albuquerque	Bernalillo	New Mexico	87113
6.22	Property		1	3316 North Main Street	0.1%	2.1%					3316 North Main Street	Clovis	Curry	New Mexico	88101
6.23	Property		1	2141 Summit Court	0.1%	1.8%					2141 Summit Court	Las Cruces	Dona Ana	New Mexico	88011
6.24	Property		1	1014 North California Street	0.1%	1.8%					1014 North California Street	Socorro	Socorro	New Mexico	87801
6.25	Property		1	912 Railroad Avenue	0.1%	1.7%					912 Railroad Avenue	Espanola	Rio Arriba	New Mexico	87532
6.26	Property		1	1922 Fifth Street	0.1%	1.6%					1922 Fifth Street	Santa Fe	Santa Fe	New Mexico	87505
6.27	Property		1	1017 East Roosevelt Avenue	0.1%	1.5%					1017 East Roosevelt Avenue	Grants	Cibola	New Mexico	87020
6.28	Property		1	145 Roy Road	0.1%	1.5%					145 Roy Road	Taos	Taos	New Mexico	87571
6.29	Property		1	1800 East 30th Street	0.1%	1.5%					1800 East 30th Street	Farmington	San Juan	New Mexico	87401
6.30	Property		1	5205 Quail Road Northwest	0.1%	1.2%					5205 Quail Road Northwest	Albuquerque	Bernalillo	New Mexico	87120
6.31	Property		1	501 East Bender Boulevard	0.1%	1.2%					501 East Bender Boulevard	Hobbs	Lea	New Mexico	88240
6.32	Property		1	1233 Whittier Street	0.1%	1.1%					1233 Whittier Street	Raton	Colfax	New Mexico	87740
6.33	Property		1	2520 Ridge Runner Road	0.0%	1.1%					2520 Ridge Runner Road	Las Vegas	San Miguel	New Mexico	87701
6.34	Property		1	26387 US Highway 70	0.0%	1.1%					26387 US Highway 70	Ruidoso Downs	Lincoln	New Mexico	88346
6.35	Property		1	475 Courthouse Road Southeast	0.0%	1.0%					475 Courthouse Road Southeast	Los Lunas	Valencia	New Mexico	87031
6.36	Property		1	7905 Marble Avenue Northeast	0.0%	0.9%					7905 Marble Avenue Northeast	Albuquerque	Bernalillo	New Mexico	87110
6.37	Property		1	2215 West Main Street	0.0%	0.8%					2215 West Main Street	Artesia	Eddy	New Mexico	88210
6.38	Property		1	2522 Ridge Runner Road	0.0%	0.7%					2522 Ridge Runner Road	Las Vegas	San Miguel	New Mexico	87701
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	0.0%	0.6%					1710 Rio Bravo Boulevard Southwest	Albuquerque	Bernalillo	New Mexico	87501
6.40	Property		1	312 East Nizhoni Boulevard	0.0%	0.4%					312 East Nizhoni Boulevard	Gallup	McKinley	New Mexico	87301
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	4.2%	100.0%	GSBI	GSMC	NAP	NAP	74-855 Country Club Drive	Palm Desert	Riverside	California	92260
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	4.2%	100.0%	GSBI	GSMC	NAP	NAP	2250 Petrie Lane	Glenarden	Prince George’s	Maryland	20706
9	Loan	19,21	2	Dealertrack and Divvy	4.2%		CREFI	CREFI	NAP	NAP	Various	Draper	Salt Lake	Utah	84020
9.01	Property		1	Dealertrack	2.1%	50.7%					13693 South 200 West	Draper	Salt Lake	Utah	84020

A-1-1

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State	Zip Code
								1
9.02	Property		1	Divvy	2.1%	49.3%					13705 South 200 West	Draper	Salt Lake	Utah	84020
10	Loan	1,5,12,13,14,19,21	1	The Summit	3.7%	100.0%	GSBI, BCREI	GSMC	NAP	NAP	355 110th Avenue Northeast, 10885 Northeast 4th Street and 320 108th Avenue Northeast	Bellevue	King	Washington	98004
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	3.5%		CREFI, BCREI	CREFI	NAP	NAP	Various	Las Vegas	Clark	Nevada	Various
11.01	Property		1	6543 Las Vegas Boulevard South	1.4%	39.3%					6543 South Las Vegas Boulevard	Las Vegas	Clark	Nevada	89119
11.02	Property		1	6226 West Sahara Avenue	0.8%	23.8%					6226 West Sahara Avenue	Las Vegas	Clark	Nevada	89146
11.03	Property		1	10190 Covington Cross Drive	0.4%	11.5%					10190 Covington Cross Drive	Las Vegas	Clark	Nevada	89144
11.04	Property		1	1450 Center Crossing Road	0.4%	11.4%					1450 Center Crossing Road	Las Vegas	Clark	Nevada	89144
11.05	Property		1	6551 Las Vegas Boulevard South	0.3%	8.0%					6551 South Las Vegas Boulevard	Las Vegas	Clark	Nevada	89119
11.06	Property		1	9901-9921 Covington Cross Drive	0.2%	6.0%					9901-9921 Covington Cross Drive	Las Vegas	Clark	Nevada	89144
12	Loan	4,5,12,23	1	Novo Nordisk HQ	3.4%	100.0%	DBRI	GACC	NAP	NAP	800 Scudders Mill Road	Plainsboro	Middlesex	New Jersey	08536
13	Loan	5,12,13,21	1	The Kirby Collection	3.1%	100.0%	CREFI	CREFI	NAP	NAP	3200 Kirby Drive	Houston	Harris	Texas	77098
14	Loan	13	1	Leesburg Plaza	2.7%	100.0%	CREFI	CREFI	NAP	NAP	534 East Market Street	Leesburg	Loudoun	Virginia	20176
15	Loan		1	ADS Corporate Headquarters	2.7%	100.0%	CREFI	CREFI	NAP	NAP	3085 and 3095 Loyalty Circle	Columbus	Franklin	Ohio	43219
16	Loan	15	1	Benefitfocus HQ	2.3%	100.0%	CREFI	CREFI	NAP	NAP	215 Benefitfocus Way	Charleston	Berkeley	South Carolina	29492
17	Loan	5,13	1	425 Eye Street	2.2%	100.0%	GSBI	GSMC	NAP	NAP	425 I Street Northwest	Washington	District of Columbia	District of Columbia	20001
18	Loan		1	The Onyx	2.1%	100.0%	CREFI	CREFI	NAP	NAP	10300 South Wilcrest Drive	Houston	Harris	Texas	77099
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	1.7%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various	Various
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	0.7%	38.5%					711 West Wabash Avenue	Effingham	Effingham	Illinois	62401
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	0.1%	7.0%					942 Valley Creek Drive	Farmington	Saint Francois	Missouri	63640
19.03	Property		1	Kroger- Clarkston, MI	0.1%	5.3%					6625-6669 Dixie Highway	Clarkston	Oakland	Michigan	48346
19.04	Property		1	Walgreens - Lincolnton (Main), NC	0.1%	5.1%					1230 East Main Street	Lincolnton	Lincoln	North Carolina	28092
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	0.1%	4.5%					3434 Saratoga Boulevard	Corpus Christi	Nueces	Texas	78415
19.06	Property		1	Walgreens - Greenville (North), SC	0.1%	4.5%					2323 East North Street	Greenville	Greenville	South Carolina	29607
19.07	Property		1	Walgreens - Orland Park (143rd), IL	0.1%	4.5%					11981 West 143rd Street	Orland Park	Cook	Illinois	60467
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	0.1%	4.4%					2110 South Harvard Avenue	Tulsa	Tulsa	Oklahoma	74112
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	0.1%	3.5%					2616 Brewerton Road	Mattydale	Onondaga	New York	13211
19.10	Property		1	Walgreens- Shawnee, KS	0.1%	3.5%					5455 Roberts Street	Shawnee	Johnson	Kansas	66226
19.11	Property		1	Walgreens - Watervliet (2nd), NY	0.1%	3.2%					1901 2nd Avenue	Watervliet	Albany	New York	12189
19.12	Property		1	Walgreens - El Dorado, AR	0.0%	2.2%					2135 North West Avenue	El Dorado	Union	Arkansas	71730
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	0.0%	1.3%					3285 New Macland Road	Powder Springs	Cobb	Georgia	30127
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	0.0%	1.3%					45274 Highway 22	Saint Amant	Ascension	Louisiana	70774
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	0.0%	1.2%					2226 Bauer Road	Batavia	Clermont	Ohio	45103
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	0.0%	1.2%					2810 Sarah Lane	Waunakee	Dane	Wisconsin	53597
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	0.0%	1.2%					736 Lincoln Way West	South Bend	St. Joseph	Indiana	46616
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	0.0%	1.1%					20766 LA-964	Zachary	East Baton Rouge Parish	Louisiana	70791
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	0.0%	1.1%					475 Talcottville Road	Vernon	Tolland	Connecticut	06066
19.20	Property		1	Dollar General - Russellville (State 124), AR	0.0%	1.0%					2331 State Route 124	Russellville	Pope	Arkansas	72802
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	0.0%	1.0%					126 Connellsville Street	Uniontown	Fayette	Pennsylvania	15401
19.22	Property		1	Dollar General - Tulsa (41st), OK	0.0%	1.0%					5801 West 41st Street	Tulsa	Tulsa	Oklahoma	74107
19.23	Property		1	Dollar General - Cordova (Dexter), TN	0.0%	0.9%					8271 Dexter Road	Cordova	Shelby	Tennessee	38016
19.24	Property		1	Dollar Tree - Apollo (North), PA	0.0%	0.8%					129 North Plaza	Apollo	Armstrong	Pennsylvania	15613
19.25	Property		1	Dollar General - Toledo (McCord), OH	0.0%	0.8%					1121 North McCord Road	Toledo	Lucas	Ohio	43615
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	1.7%		CREFI	CREFI	NAP	NAP	Various	Richmond	Henrico	Virginia	Various
20.01	Property		1	Hillcrest	0.3%	19.0%					1801 Bayberry Court	Richmond	Henrico	Virginia	23226
20.02	Property		1	Arrington	0.3%	17.9%					1802 Bayberry Court	Richmond	Henrico	Virginia	23226
20.03	Property		1	Highland II	0.2%	12.4%					7229 Forest Avenue	Richmond	Henrico	Virginia	23226
20.04	Property		1	Meridian	0.2%	11.7%					1800 Bayberry Court	Richmond	Henrico	Virginia	23226
20.05	Property		1	Bayberry	0.1%	8.2%					1700 Bayberry Court	Richmond	Henrico	Virginia	23226
20.06	Property		1	Highland I	0.1%	7.6%					7231 Forest Avenue	Richmond	Henrico	Virginia	23226
20.07	Property		1	Capstone	0.1%	7.2%					7100 Forest Avenue	Richmond	Henrico	Virginia	23226
20.08	Property		1	Forest Plaza I	0.1%	5.9%					7201 Glen Forest Drive	Richmond	Henrico	Virginia	23226
20.09	Property		1	Forest Plaza II	0.1%	4.9%					7275 Glen Forest Drive	Richmond	Henrico	Virginia	23226
20.10	Property		1	Utica	0.1%	4.0%					2701 Emerywood Parkway	Richmond	Henrico	Virginia	23294
20.11	Property		1	Willard	0.0%	1.2%					2601 Willard Road	Richmond	Henrico	Virginia	23294
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	1.7%		GSBI	GSMC	NAP	NAP	Various	Various	Various	Various	Various
21.01	Property		1	700 Ash Street	0.4%	24.1%					700 Ash Street	Reedsburg	Sauk	Wisconsin	53959
21.02	Property		1	5200 Foundry Circle	0.4%	21.5%					5200 Foundry Circle	Saint Cloud	Stearns	Minnesota	56303
21.03	Property		1	2700 Plum Street	0.3%	16.7%					2700 Plum Street	New Castle	Henry	Indiana	47362
21.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	10.9%					801 & 617 South Carpenter Avenue	Kingsford	Dickinson	Michigan	49802
21.05	Property		1	N2480 County Road M	0.1%	7.3%					N2480 County Road M	Browntown	Green	Wisconsin	53522
21.06	Property		1	W140 N5540 Lilly Road	0.1%	6.9%					W140 N5540 Lilly Road	Menomonee Falls	Waukesha	Wisconsin	53051
21.07	Property		1	530 East Main Street	0.1%	6.4%					530 East Main Street	Biscoe	Montgomery	North Carolina	27209
21.08	Property		1	210 Ann Avenue	0.1%	6.1%					210 Ann Avenue	Brewton	Escambia	Alabama	36426
22	Loan	14, 18	2	Macon and Winter Garden	1.6%		JPMCB	JPMCB	NAP	NAP	Various	Various	Various	Various	Various
22.01	Property		1	Winter Garden	0.8%	52.4%					851 East Maple Street	Winter Garden	Orange	Florida	34787
22.02	Property		1	Macon	0.8%	47.6%					2525 and 2815 Pio Nono Avenue	Macon	Bibb	Georgia	31206
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	1.4%	100.0%	DBRI, MSBNA, CREFI, WFBNA	GACC, CREFI	NAP	NAP	601 Lexington Avenue	New York	New York	New York	10022
24	Loan		1	45 Liberty Boulevard	1.4%	100.0%	CREFI	CREFI	NAP	NAP	45 Liberty Boulevard	Malvern	Chester	Pennsylvania	19355
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	1.3%		JPMCB	JPMCB	Yes - Group 1	NAP	Various	Tualatin	Washington	Oregon	97062
25.01	Property		1	Nyberg Rivers	0.7%	52.4%					7405-7981 Southwest Nyberg Street	Tualatin	Washington	Oregon	97062
25.02	Property		1	Nyberg Woods	0.6%	47.6%					7061 Southwest Nyberg Street	Tualatin	Washington	Oregon	97062
26	Loan	13	1	Pavilion at North Haven	1.3%	100.0%	CREFI	CREFI	NAP	NAP	200 Universal Drive North	North Haven	New Haven	Connecticut	06473
27	Loan	5,19,24,27	4	Sara Lee Portfolio	1.3%		DBRI	GACC	Yes - Group 3	NAP	Various	Various	Various	Various	Various
27.01	Property		1	2314 Sybrandt Road	0.6%	48.8%					2314 Sybrandt Road	Traverse City	Grand Traverse	Michigan	49684
27.02	Property		1	110 Sara Lee Road	0.6%	44.1%					110 Sara Lee Road	Tarboro	Edgecombe	North Carolina	27886
27.03	Property		1	1528 South Hayford Road	0.1%	5.0%					1528 South Hayford Road	Airway Heights	Spokane	Washington	99000
27.04	Property		1	105 Ashland Avenue	0.0%	2.1%					105 Ashland Avenue	Southbridge	Worcester	Massachusetts	01550
28	Loan	5,12	1	Charcuterie Artisans SLB	1.3%	100.0%	CREFI	CREFI	NAP	NAP	1000 Daniele Drive, 105 Davis Drive and 180 Davis Drive	Town of Burrillville	Providence	Rhode Island	02839, 02859
29	Loan	13	1	ABB Office	1.3%	100.0%	GSBI	GSMC	NAP	NAP	23000 Harvard Road	Highland Hills	Cuyahoga	Ohio	44122

A-1-2

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State	Zip Code
								1
30	Loan		1	Value Store It Miami - 7th Ave	1.0%	100.0%	CREFI	CREFI	NAP	NAP	9101 Northwest 7th Avenue	Miami	Miami-Dade	Florida	33150
31	Loan	13	1	Courtyard Alpharetta/Avalon	1.0%	100.0%	JPMCB	JPMCB	NAP	NAP	11700 Amber Park Drive	Alpharetta	Fulton	Georgia	30009
32	Loan	13	1	Ocotillo Plaza	1.0%	100.0%	CREFI	CREFI	NAP	NAP	2820-2860 South Alma School Road	Chandler	Maricopa	Arizona	85286
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	0.7%		CREFI	CREFI	Yes - Group 2	NAP	Various	Various	Various	Pennsylvania	Various
33.01	Property		1	Ideal Storage - Lori Lane	0.2%	30.5%					80 Lori Lane	Selinsgrove	Snyder	Pennsylvania	17870
33.02	Property		1	Ideal Storage - Lewisburg	0.2%	30.5%					260 Ziegler Road	Lewisburg	Union	Pennsylvania	17837
33.03	Property		1	Ideal Storage - Sunbury	0.1%	15.6%					1450 Snydertown Road	Sunbury	Northumberland	Pennsylvania	17801
33.04	Property		1	Ideal Storage - Old Trail	0.1%	12.6%					2070 North Old Trail	Selinsgrove	Snyder	Pennsylvania	17870
33.05	Property		1	Ideal Storage - Pottsville	0.1%	10.7%					97 Westwood Road	Pottsville	Schuylkill	Pennsylvania	17901
34	Loan	21	1	Raleigh GSA	0.7%	100.0%	CREFI	CREFI	NAP	NAP	3315 Poole Road	Raleigh	Wake	North Carolina	27610
35	Loan	13	2	CityLine Central PA Storage Portfolio	0.7%		CREFI	CREFI	Yes - Group 2	NAP	Various	Various	Various	Pennsylvania	Various
35.01	Property		1	Sinking Spring	0.5%	75.0%					830 Mountain Home Road and 1500-02 Frush Valley Road	Sinking Spring, Reading	Berks	Pennsylvania	19608, 19605
35.02	Property		1	St. Clair	0.2%	25.0%					123 Industrial Park Road	St. Clair	Schuylkill	Pennsylvania	17901
36	Loan		2	Urban Light Industrial Portfolio	0.6%		CREFI	CREFI	Yes - Group 2	NAP	Various	Bloomington	Hennepin	Minnesota	Various
36.01	Property		1	Cedar Business Center	0.4%	57.8%					8100 Old Cedar Avenue South	Bloomington	Hennepin	Minnesota	55425
36.02	Property		1	Victoria Pond Center	0.3%	42.2%					4801 West 81st Street	Bloomington	Hennepin	Minnesota	55437
37	Loan	24	1	AT&T Chicago	0.6%	100.0%	GSBI	GSMC	NAP	NAP	2401 West Grace Street	Chicago	Cook	Illinois	60618
38	Loan	10,13	1	Brickstone Villas	0.5%	100.0%	GSBI	GSMC	NAP	NAP	2812 Lake Road	Killeen	Bell	Texas	76543
39	Loan		1	Bankwell HQ	0.5%	100.0%	CREFI	CREFI	NAP	NAP	258 Elm Street	New Canaan	Fairfield	Connecticut	06840
40	Loan	13	1	Metro Place	0.5%	100.0%	GSBI	GSMC	NAP	NAP	400 Metro Place North	Dublin	Franklin	Ohio	43017
41	Loan	13, 15	2	8 E 18th & 310 5th	0.5%		CREFI	CREFI	NAP	NAP	Various	Various	Various	New York	Various
41.01	Property		1	8 East 18th St	0.3%	66.6%					8 East 18th Street	New York	New York	New York	10003
41.02	Property		1	310 5th Ave	0.2%	33.4%					310 5th Avenue	Brooklyn	Kings	New York	11215
42	Loan	24	1	WoodSpring McDonough	0.5%	100.0%	GSBI	GSMC	NAP	NAP	625 Industrial Boulevard	McDonough	Henry	Georgia	30253
43	Loan		1	Lakeville Townhomes	0.4%	100.0%	CREFI	CREFI	NAP	NAP	2115 Oxford Square Court	Memphis	Shelby	Tennessee	38116
44	Loan	13,15	1	2374-2386 Grand Concourse	0.4%	100.0%	CREFI	CREFI	NAP	NAP	2374-2386 Grand Concourse	Bronx	Bronx	New York	10458
45	Loan	12,19,27	2	ASM Portfolio	0.3%		CREFI	CREFI	Yes - Group 3	NAP	Various	Various	Various	Various	Various
45.01	Property		1	5701 Dickman Rd	0.2%	72.0%					5701 West Dickman Road	Battle Creek	Calhoun	Michigan	49037
45.02	Property		1	229 W. Creek Rd	0.1%	28.0%					229 West Creek Road	Saint Marys	Elk	Pennsylvania	15857
46	Loan		1	2121 & 2211 Imperial Avenue	0.3%	100.0%	DBRI	GACC	NAP	NAP	2121 & 2211 Imperial Avenue	San Diego	San Diego	California	92102
47	Loan	15	1	192 Stuyvesant Ave	0.1%	100.0%	CREFI	CREFI	NAP	NAP	192 Stuyvesant Avenue	Brooklyn	Kings	New York	11221

A-1-3

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %
					2	2			3			4,5	4,5	4	6	6
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	Office	CBD	1916	2016-2021	2,331,477	SF	219.95	125,000,000	125,000,000	125,000,000	3.46957%	0.01476%
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	Various	Various	Various	Various	2,694,627	SF	159.58	125,000,000	125,000,000	125,000,000	3.77800%	0.05726%
2.01	Property		1	First National Building	Office	CBD	1921	2010	800,119	SF		28,820,000	28,820,000	28,820,000
2.02	Property		1	The Qube	Office	CBD	1958	2011	522,702	SF		18,325,000	18,325,000	18,325,000
2.03	Property		1	Chrysler House	Office	CBD	1919	2013	343,488	SF		14,325,000	14,325,000	14,325,000
2.04	Property		1	1001 Woodward	Office	CBD	1965	2013	319,039	SF		14,232,500	14,232,500	14,232,500
2.05	Property		1	One Woodward	Office	CBD	1962	2013	370,257	SF		10,317,500	10,317,500	10,317,500
2.06	Property		1	The Z Garage	Other	Parking Garage	2013	2015-2016	1,351	Units		8,432,500	8,432,500	8,432,500
2.07	Property		1	Two Detroit Garage	Other	Parking Garage	2002	2015-2016	1,106	Units		6,382,500	6,382,500	6,382,500
2.08	Property		1	1505 & 1515 Woodward	Office	CBD	1925	2018	141,741	SF		6,040,000	6,040,000	6,040,000
2.09	Property		1	1001 Brush Street	Other	Parking Garage	1993	2015-2016	1,309	Units		5,097,500	5,097,500	5,097,500
2.10	Property		1	The Assembly	Mixed Use	Multifamily/Office/Retail	1913	2019	32	Units		3,987,500	3,987,500	3,987,500
2.11	Property		1	419 Fort Street Garage	Other	Parking Garage	2005	2015-2016	637	Units		3,625,000	3,625,000	3,625,000
2.12	Property		1	Vinton	Mixed Use	Multifamily/Retail	1917	2018	21	Units		2,187,500	2,187,500	2,187,500
2.13	Property		1	1401 First Street	Other	Parking Garage	1976	2017	633	Units		2,157,500	2,157,500	2,157,500
2.14	Property		1	Lane Bryant Building	Office	CBD	1917	2018	31,695	SF		1,070,000	1,070,000	1,070,000
3	Loan	2,18,21,26	13	Rosewood National Storage 13	Self Storage	Self Storage	Various	Various	1,564,651	SF	69.39	108,575,000	108,575,000	108,575,000	3.04900%	0.00851%
3.01	Property		1	Tallahassee	Self Storage	Self Storage	1979-1987	NAP	191,964	SF		18,090,600	18,090,600	18,090,600
3.02	Property		1	Fort Worth	Self Storage	Self Storage	1976	NAP	293,352	SF		15,905,600	15,905,600	15,905,600
3.03	Property		1	Kemah	Self Storage	Self Storage	1977	NAP	304,370	SF		14,932,300	14,932,300	14,932,300
3.04	Property		1	North Charleston	Self Storage	Self Storage	1974	1991	167,439	SF		8,395,700	8,395,700	8,395,700
3.05	Property		1	Groton	Self Storage	Self Storage	2003	NAP	61,900	SF		7,995,700	7,995,700	7,995,700
3.06	Property		1	Albuquerque	Self Storage	Self Storage	1984	NAP	71,045	SF		7,360,100	7,360,100	7,360,100
3.07	Property		1	Augusta	Self Storage	Self Storage	2000	NAP	85,979	SF		5,889,000	5,889,000	5,889,000
3.08	Property		1	Grandview	Self Storage	Self Storage	1986	NAP	71,375	SF		5,519,400	5,519,400	5,519,400
3.09	Property		1	Louisville	Self Storage	Self Storage	1980	NAP	101,468	SF		5,241,400	5,241,400	5,241,400
3.10	Property		1	Houston	Self Storage	Self Storage	2008	NAP	70,801	SF		5,093,700	5,093,700	5,093,700
3.11	Property		1	Greenwood	Self Storage	Self Storage	1980	NAP	45,834	SF		4,953,800	4,953,800	4,953,800
3.12	Property		1	Miami	Self Storage	Self Storage	1971	NAP	32,812	SF		4,937,600	4,937,600	4,937,600
3.13	Property		1	Kent	Self Storage	Self Storage	1988	NAP	66,312	SF		4,260,100	4,260,100	4,260,100
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	Mixed Use	Office/Lab	2021	NAP	915,233	SF	889.39	101,000,000	101,000,000	101,000,000	2.79200%	0.01326%
5	Loan	4,5,12,19,20	1	One Wilshire	Office	CBD/Data Center	1967	1992	661,553	SF	588.39	90,000,000	90,000,000	90,000,000	2.77600%	0.01851%
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	Office	Suburban	Various	NAP	652,850	SF	120.32	78,550,000	78,550,000	78,550,000	3.80700%	0.00851%
6.01	Property		1	39 Plaza La Prensa	Office	Suburban	2001	NAP	38,493	SF		6,302,713	6,302,713	6,302,713
6.02	Property		1	1711 Randolph Road Southeast	Office	Suburban	2003	NAP	28,946	SF		4,463,880	4,463,880	4,463,880
6.03	Property		1	445 Camino Del Rey Southwest	Office	Suburban	2002	NAP	44,623	SF		4,190,979	4,190,979	4,190,979
6.04	Property		1	1920 Fifth Street	Office	Suburban	2004	NAP	29,269	SF		4,190,979	4,190,979	4,190,979
6.05	Property		1	3280 Bridge Boulevard Southwest	Office	Suburban	2000	NAP	35,032	SF		3,768,633	3,768,633	3,768,633
6.06	Property		1	37 Plaza La Prensa	Office	Suburban	2002	NAP	21,364	SF		3,417,760	3,417,760	3,417,760
6.07	Property		1	4363 Jager Drive Northeast	Office	Suburban	2007	NAP	24,465	SF		3,378,774	3,378,774	3,378,774
6.08	Property		1	655 Utah Avenue	Office	Suburban	2002	NAP	21,871	SF		3,346,286	3,346,286	3,346,286
6.09	Property		1	2536 Ridge Runner Road	Office	Suburban	2001	NAP	25,061	SF		2,813,479	2,813,479	2,813,479
6.10	Property		1	653 Utah Avenue	Office	Suburban	2009	NAP	22,611	SF		2,605,555	2,605,555	2,605,555
6.11	Property		1	4359 Jager Drive Northeast	Office	Suburban	1999	NAP	23,008	SF		2,560,071	2,560,071	2,560,071
6.12	Property		1	221 Llano Estacado	Office	Suburban	1997	NAP	21,412	SF		2,241,687	2,241,687	2,241,687
6.13	Property		1	1308 Gusdorf Road	Office	Suburban	2004	NAP	16,512	SF		2,046,757	2,046,757	2,046,757
6.14	Property		1	2540 Camino Ortiz	Office	Suburban	2002	NAP	17,319	SF		1,988,279	1,988,279	1,988,279
6.15	Property		1	5500 San Antonio Drive Northeast	Office	Suburban	2004	NAP	20,017	SF		1,949,293	1,949,293	1,949,293
6.16	Property		1	2121 Summit Court	Office	Suburban	2007	NAP	12,774	SF		1,936,297	1,936,297	1,936,297
6.17	Property		1	2732 North Wilshire Boulevard	Office	Suburban	2007	NAP	11,612	SF		1,864,823	1,864,823	1,864,823
6.18	Property		1	41 Plaza La Prensa	Office	Suburban	2008	NAP	12,912	SF		1,806,345	1,806,345	1,806,345
6.19	Property		1	2800 Farmington Avenue	Office	Suburban	1999	NAP	14,000	SF		1,793,349	1,793,349	1,793,349
6.20	Property		1	1710 East Aztec Avenue	Office	Suburban	2006	NAP	13,168	SF		1,741,368	1,741,368	1,741,368
6.21	Property		1	5200 Oakland Avenue Northeast	Office	Suburban	2003	NAP	16,176	SF		1,617,913	1,617,913	1,617,913
6.22	Property		1	3316 North Main Street	Office	Suburban	2006	NAP	19,494	SF		1,611,415	1,611,415	1,611,415
6.23	Property		1	2141 Summit Court	Office	Suburban	2007	NAP	11,500	SF		1,422,984	1,422,984	1,422,984
6.24	Property		1	1014 North California Street	Office	Suburban	2003	NAP	10,241	SF		1,416,486	1,416,486	1,416,486
6.25	Property		1	912 Railroad Avenue	Office	Suburban	2005	NAP	16,099	SF		1,319,021	1,319,021	1,319,021
6.26	Property		1	1922 Fifth Street	Office	Suburban	2004	NAP	9,804	SF		1,280,036	1,280,036	1,280,036
6.27	Property		1	1017 East Roosevelt Avenue	Office	Suburban	2001	NAP	9,742	SF		1,202,064	1,202,064	1,202,064
6.28	Property		1	145 Roy Road	Office	Suburban	2007	NAP	13,771	SF		1,202,064	1,202,064	1,202,064
6.29	Property		1	1800 East 30th Street	Office	Suburban	2006	NAP	11,137	SF		1,143,585	1,143,585	1,143,585
6.30	Property		1	5205 Quail Road Northwest	Office	Suburban	2002	NAP	6,659	SF		961,651	961,651	961,651
6.31	Property		1	501 East Bender Boulevard	Office	Suburban	2008	NAP	6,697	SF		909,670	909,670	909,670
6.32	Property		1	1233 Whittier Street	Office	Suburban	2002	NAP	6,007	SF		890,177	890,177	890,177
6.33	Property		1	2520 Ridge Runner Road	Office	Suburban	2002	NAP	5,940	SF		857,689	857,689	857,689
6.34	Property		1	26387 US Highway 70	Office	Suburban	1998	NAP	12,907	SF		857,689	857,689	857,689
6.35	Property		1	475 Courthouse Road Southeast	Office	Suburban	2005	NAP	14,735	SF		779,717	779,717	779,717
6.36	Property		1	7905 Marble Avenue Northeast	Office	Suburban	2007	NAP	6,312	SF		688,750	688,750	688,750
6.37	Property		1	2215 West Main Street	Office	Suburban	2006	NAP	7,795	SF		662,760	662,760	662,760
6.38	Property		1	2522 Ridge Runner Road	Office	Suburban	2005	NAP	4,391	SF		519,811	519,811	519,811
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	Office	Suburban	2004	NAP	4,733	SF		493,821	493,821	493,821
6.40	Property		1	312 East Nizhoni Boulevard	Office	Suburban	2004	NAP	4,241	SF		305,389	305,389	305,389
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	Hospitality	Full Service	1987	2019	884	Rooms	144,796.38	75,000,000	75,000,000	75,000,000	4.99500%	0.00851%
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	Retail	Anchored	2010-2012, 2015, 2017, 2019	NAP	712,091	SF	164.59	75,000,000	75,000,000	75,000,000	3.39000%	0.00851%
9	Loan	19,21	2	Dealertrack and Divvy	Office	Suburban	Various	NAP	318,832	SF	233.67	74,500,000	74,500,000	74,500,000	4.39000%	0.00851%
9.01	Property		1	Dealertrack	Office	Suburban	2018	NAP	163,725	SF		37,760,274	37,760,274	37,760,274

A-1-4

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %
					2	2			3			4,5	4,5	4	6	6
9.02	Property		1	Divvy	Office	Suburban	2020	NAP	155,107	SF		36,739,726	36,739,726	36,739,726
10	Loan	1,5,12,13,14,19,21	1	The Summit	Office	CBD	2002, 2005, 2021	NAP	907,306	SF	360.41	65,000,000	65,000,000	65,000,000	2.95200%	0.03226%
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	Office	Suburban	Various	Various	611,320	SF	189.75	63,000,000	63,000,000	56,143,043	4.25000%	0.00851%
11.01	Property		1	6543 Las Vegas Boulevard South	Office	Suburban	2007	2018	102,276	SF		24,782,897	24,782,897	22,085,512
11.02	Property		1	6226 West Sahara Avenue	Office	Suburban	1982	NAP	292,180	SF		14,994,000	14,994,000	13,362,044
11.03	Property		1	10190 Covington Cross Drive	Office	Suburban	1997	NAP	75,588	SF		7,223,276	7,223,276	6,437,090
11.04	Property		1	1450 Center Crossing Road	Office	Suburban	2004	NAP	52,975	SF		7,196,121	7,196,121	6,412,891
11.05	Property		1	6551 Las Vegas Boulevard South	Office	Suburban	2007	2018	31,105	SF		5,023,707	5,023,707	4,476,924
11.06	Property		1	9901-9921 Covington Cross Drive	Office	Suburban	1998	NAP	57,196	SF		3,780,000	3,780,000	3,368,583
12	Loan	4,5,12,23	1	Novo Nordisk HQ	Office	Suburban	1985, 1989, 1994	2013	731,104	SF	288.15	60,000,000	60,000,000	60,000,000	2.83800%	0.00851%
13	Loan	5,12,13,21	1	The Kirby Collection	Mixed Use	Multifamily/Office/Retail	2018	NAP	534,338	SF	179.03	55,000,000	55,000,000	55,000,000	2.94000%	0.03726%
14	Loan	13	1	Leesburg Plaza	Retail	Anchored	1967	2005	233,281	SF	207.86	48,490,000	48,490,000	48,490,000	3.17000%	0.01851%
15	Loan		1	ADS Corporate Headquarters	Office	Suburban	2016	2021	326,354	SF	145.24	47,400,000	47,400,000	42,890,447	3.83000%	0.00851%
16	Loan	15	1	Benefitfocus HQ	Office	Suburban	2015	NAP	145,800	SF	274.35	40,000,000	40,000,000	40,000,000	3.99000%	0.01851%
17	Loan	5,13	1	425 Eye Street	Office	Urban	1973	2010, 2018	374,667	SF	272.82	39,818,000	39,818,000	39,818,000	2.94100%	0.00851%
18	Loan		1	The Onyx	Multifamily	Garden	1979	2019	438	Units	86,757.99	38,000,000	38,000,000	38,000,000	3.93421%	0.00851%
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	Various	Various	Various	Various	1,603,784	SF	53.62	30,000,000	30,000,000	30,000,000	3.45300%	0.00851%
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	Industrial	Flex	1971	2010	1,233,800	SF		11,550,000	11,550,000	11,550,000
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	Retail	Single Tenant	1995	NAP	62,058	SF		2,093,023	2,093,023	2,093,023
19.03	Property		1	Kroger- Clarkston, MI	Retail	Single Tenant	1989	NAP	57,392	SF		1,587,209	1,587,209	1,587,209
19.04	Property		1	Walgreens - Lincolnton (Main), NC	Retail	Single Tenant	2011	NAP	14,550	SF		1,534,884	1,534,884	1,534,884
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	Office	Medical	1995	2018	27,717	SF		1,360,465	1,360,465	1,360,465
19.06	Property		1	Walgreens - Greenville (North), SC	Retail	Single Tenant	2005	NAP	14,523	SF		1,360,465	1,360,465	1,360,465
19.07	Property		1	Walgreens - Orland Park (143rd), IL	Retail	Single Tenant	2009	NAP	14,820	SF		1,346,512	1,346,512	1,346,512
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	Retail	Single Tenant	2011	NAP	13,225	SF		1,308,140	1,308,140	1,308,140
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	Retail	Single Tenant	1999	NAP	10,908	SF		1,046,512	1,046,512	1,046,512
19.10	Property		1	Walgreens- Shawnee, KS	Retail	Single Tenant	2009	NAP	14,820	SF		1,037,791	1,037,791	1,037,791
19.11	Property		1	Walgreens - Watervliet (2nd), NY	Retail	Single Tenant	2000	NAP	12,738	SF		969,767	969,767	969,767
19.12	Property		1	Walgreens - El Dorado, AR	Retail	Single Tenant	2006	NAP	14,820	SF		648,837	648,837	648,837
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	Retail	Single Tenant	1997	NAP	10,735	SF		380,233	380,233	380,233
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	Retail	Single Tenant	2017	NAP	10,640	SF		380,233	380,233	380,233
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	Retail	Single Tenant	2020	NAP	10,000	SF		373,256	373,256	373,256
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	Retail	Single Tenant	2021	NAP	3,525	SF		361,047	361,047	361,047
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	Retail	Single Tenant	2017	NAP	8,320	SF		357,558	357,558	357,558
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	Retail	Single Tenant	2016	NAP	9,026	SF		334,884	334,884	334,884
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	Retail	Single Tenant	1981	NAP	6,652	SF		327,907	327,907	327,907
19.20	Property		1	Dollar General - Russellville (State 124), AR	Retail	Single Tenant	2013	NAP	9,100	SF		310,465	310,465	310,465
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	Retail	Single Tenant	2020	NAP	7,489	SF		305,233	305,233	305,233
19.22	Property		1	Dollar General - Tulsa (41st), OK	Retail	Single Tenant	2012	NAP	9,026	SF		286,047	286,047	286,047
19.23	Property		1	Dollar General - Cordova (Dexter), TN	Retail	Single Tenant	2005	NAP	9,303	SF		258,140	258,140	258,140
19.24	Property		1	Dollar Tree - Apollo (North), PA	Retail	Single Tenant	1972	2016	9,583	SF		240,698	240,698	240,698
19.25	Property		1	Dollar General - Toledo (McCord), OH	Retail	Single Tenant	2007	NAP	9,014	SF		240,698	240,698	240,698
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	Office	Suburban	Various	NAP	559,915	SF	105.37	30,000,000	30,000,000	30,000,000	3.48000%	0.00851%
20.01	Property		1	Hillcrest	Office	Suburban	2000	NAP	97,061	SF		5,702,338	5,702,338	5,702,338
20.02	Property		1	Arrington	Office	Suburban	2000	NAP	93,645	SF		5,360,198	5,360,198	5,360,198
20.03	Property		1	Highland II	Office	Medical	1995	NAP	67,819	SF		3,729,329	3,729,329	3,729,329
20.04	Property		1	Meridian	Office	Suburban	2001	NAP	58,114	SF		3,506,938	3,506,938	3,506,938
20.05	Property		1	Bayberry	Office	Suburban	1988	NAP	46,052	SF		2,452,005	2,452,005	2,452,005
20.06	Property		1	Highland I	Office	Suburban	1990	NAP	46,768	SF		2,278,084	2,278,084	2,278,084
20.07	Property		1	Capstone	Office	Suburban	1998	NAP	39,478	SF		2,155,484	2,155,484	2,155,484
20.08	Property		1	Forest Plaza I	Office	Suburban	1985	NAP	36,288	SF		1,767,725	1,767,725	1,767,725
20.09	Property		1	Forest Plaza II	Office	Suburban	1986	NAP	32,139	SF		1,482,608	1,482,608	1,482,608
20.10	Property		1	Utica	Office	Suburban	1984	NAP	29,581	SF		1,191,789	1,191,789	1,191,789
20.11	Property		1	Willard	Office	Suburban	1982	NAP	12,970	SF		373,504	373,504	373,504
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	Industrial	Manufacturing	Various	Various	1,633,716	SF	29.52	30,000,000	30,000,000	30,000,000	3.73300%	0.00851%
21.01	Property		1	700 Ash Street	Industrial	Manufacturing	1940-1980	NAP	366,798	SF		7,238,557	7,238,557	7,238,557
21.02	Property		1	5200 Foundry Circle	Industrial	Manufacturing	1977	NAP	304,950	SF		6,456,502	6,456,502	6,456,502
21.03	Property		1	2700 Plum Street	Industrial	Manufacturing	1920-1988	NAP	248,030	SF		5,019,703	5,019,703	5,019,703
21.04	Property		1	801 & 617 South Carpenter Avenue	Industrial	Manufacturing	1947	NAP	170,000	SF		3,273,719	3,273,719	3,273,719
21.05	Property		1	N2480 County Road M	Industrial	Manufacturing	1930	NAP	132,000	SF		2,182,480	2,182,480	2,182,480
21.06	Property		1	W140 N5540 Lilly Road	Industrial	Manufacturing	1980-2010	NAP	116,220	SF		2,073,356	2,073,356	2,073,356
21.07	Property		1	530 East Main Street	Industrial	Manufacturing	1946	2015	181,028	SF		1,927,857	1,927,857	1,927,857
21.08	Property		1	210 Ann Avenue	Industrial	Manufacturing	1975	1990	114,690	SF		1,827,826	1,827,826	1,827,826
22	Loan	14, 18	2	Macon and Winter Garden	Industrial	Various	Various	Various	607,240	SF	46.90	28,480,000	28,480,000	28,480,000	3.75000%	0.00851%
22.01	Property		1	Winter Garden	Industrial	Warehouse	1954	2021	221,469	SF		14,912,656	14,912,656	14,912,656
22.02	Property		1	Macon	Industrial	Flex	1976-1997	2021-2022	385,771	SF		13,567,344	13,567,344	13,567,344
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	Office	CBD	1977	2021	1,675,659	SF	431.65	25,000,000	25,000,000	25,000,000	2.79196%	0.01226%
24	Loan		1	45 Liberty Boulevard	Office	Suburban	1999	2020	137,217	SF	178.57	24,502,500	24,502,500	22,069,869	3.57000%	0.00851%
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	Retail	Anchored	Various	NAP	512,047	SF	124.79	23,900,000	23,900,000	23,900,000	3.64100%	0.01851%
25.01	Property		1	Nyberg Rivers	Retail	Anchored	2014	NAP	297,987	SF		12,522,254	12,522,254	12,522,254
25.02	Property		1	Nyberg Woods	Retail	Anchored	2007	NAP	214,060	SF		11,377,746	11,377,746	11,377,746
26	Loan	13	1	Pavilion at North Haven	Mixed Use	Retail/Office	2004	NAP	147,954	SF	158.61	23,500,000	23,467,534	18,542,960	3.82000%	0.00851%
27	Loan	5,19,24,27	4	Sara Lee Portfolio	Industrial	Various	Various	Various	810,779	SF	77.89	23,150,000	23,150,000	23,150,000	3.85500%	0.00851%
27.01	Property		1	2314 Sybrandt Road	Industrial	Cold Storage	1963-1980	2018	325,122	SF		11,286,180	11,286,180	11,286,180
27.02	Property		1	110 Sara Lee Road	Industrial	Manufacturing	1989	1999	405,930	SF		10,219,770	10,219,770	10,219,770
27.03	Property		1	1528 South Hayford Road	Industrial	Cold Storage	2002	NAP	40,827	SF		1,148,613	1,148,613	1,148,613
27.04	Property		1	105 Ashland Avenue	Industrial	Manufacturing	1965, 1976, 1982, 1989	2011	38,900	SF		495,437	495,437	495,437
28	Loan	5,12	1	Charcuterie Artisans SLB	Industrial	Flex	1976, 1997, 2005	1995, 2011, 2014, 2021	515,006	SF	122.33	23,000,000	23,000,000	23,000,000	3.71000%	0.00851%
29	Loan	13	1	ABB Office	Office	Suburban	2018	NAP	135,430	SF	164.38	22,262,500	22,262,500	22,262,500	3.42100%	0.00851%

A-1-5

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %
					2	2			3			4,5	4,5	4	6	6
30	Loan		1	Value Store It Miami - 7th Ave	Self Storage	Self Storage	1969	2014	75,891	SF	241.14	18,300,000	18,300,000	18,300,000	3.53000%	0.03726%
31	Loan	13	1	Courtyard Alpharetta/Avalon	Hospitality	Limited Service	2019	NAP	115	Rooms	156,521.74	18,000,000	18,000,000	18,000,000	4.05200%	0.00851%
32	Loan	13	1	Ocotillo Plaza	Retail	Anchored	1986	NAP	116,932	SF	145.18	17,000,000	16,975,916	13,354,668	3.70000%	0.00851%
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	Self Storage	Self Storage	Various	NAP	180,964	SF	72.39	13,100,000	13,100,000	13,100,000	3.58000%	0.00851%
33.01	Property		1	Ideal Storage - Lori Lane	Self Storage	Self Storage	1978-2006	NAP	51,675	SF		4,000,000	4,000,000	4,000,000
33.02	Property		1	Ideal Storage - Lewisburg	Self Storage	Self Storage	1978-2006	NAP	49,050	SF		4,000,000	4,000,000	4,000,000
33.03	Property		1	Ideal Storage - Sunbury	Self Storage	Self Storage	1978-2006	NAP	22,350	SF		2,050,000	2,050,000	2,050,000
33.04	Property		1	Ideal Storage - Old Trail	Self Storage	Self Storage	2008	NAP	20,389	SF		1,650,000	1,650,000	1,650,000
33.05	Property		1	Ideal Storage - Pottsville	Self Storage	Self Storage	2020, 2021	NAP	37,500	SF		1,400,000	1,400,000	1,400,000
34	Loan	21	1	Raleigh GSA	Office	Suburban	2021	NAP	46,697	SF	275.61	12,870,000	12,870,000	12,870,000	3.71000%	0.00851%
35	Loan	13	2	CityLine Central PA Storage Portfolio	Self Storage	Self Storage	Various	NAP	164,325	SF	73.03	12,000,000	12,000,000	12,000,000	3.58000%	0.00851%
35.01	Property		1	Sinking Spring	Self Storage	Self Storage	1995-2000	NAP	110,749	SF		9,000,000	9,000,000	9,000,000
35.02	Property		1	St. Clair	Self Storage	Self Storage	2020	NAP	53,576	SF		3,000,000	3,000,000	3,000,000
36	Loan		2	Urban Light Industrial Portfolio	Industrial	Flex	1983	NAP	121,572	SF	92.54	11,250,000	11,250,000	9,596,371	3.45000%	0.00851%
36.01	Property		1	Cedar Business Center	Industrial	Flex	1983	NAP	62,596	SF		6,500,000	6,500,000	5,544,570
36.02	Property		1	Victoria Pond Center	Industrial	Flex	1983	NAP	58,976	SF		4,750,000	4,750,000	4,051,801
37	Loan	24	1	AT&T Chicago	Office	Suburban	1959	1997	93,086	SF	109.25	10,170,000	10,170,000	10,170,000	3.66500%	0.00851%
38	Loan	10,13	1	Brickstone Villas	Multifamily	Garden	1976	NAP	222	Units	37,477.48	8,320,000	8,320,000	8,320,000	4.14100%	0.00851%
39	Loan		1	Bankwell HQ	Office	Suburban	1983	2021	29,500	SF	277.97	8,200,000	8,200,000	8,200,000	3.74000%	0.00851%
40	Loan	13	1	Metro Place	Office	Suburban	1986	NAP	93,672	SF	86.90	8,150,000	8,139,935	7,438,296	4.34000%	0.00851%
41	Loan	13, 15	2	8 E 18th & 310 5th	Mixed Use	Multifamily/Retail	Various	NAP	14,207	SF	566.62	8,050,000	8,050,000	8,050,000	3.87000%	0.00851%
41.01	Property		1	8 East 18th St	Mixed Use	Multifamily/Retail	1915	NAP	7,627	SF		5,364,603	5,364,603	5,364,603
41.02	Property		1	310 5th Ave	Mixed Use	Multifamily/Retail	1921	NAP	6,580	SF		2,685,397	2,685,397	2,685,397
42	Loan	24	1	WoodSpring McDonough	Hospitality	Extended Stay	2020	NAP	123	Rooms	64,973.71	8,000,000	7,991,766	7,102,385	5.13500%	0.00851%
43	Loan		1	Lakeville Townhomes	Multifamily	Garden	1975	NAP	228	Units	31,447.37	7,170,000	7,170,000	7,170,000	3.80000%	0.00851%
44	Loan	13,15	1	2374-2386 Grand Concourse	Retail	Anchored	1924	2014	20,420	SF	334.23	6,825,000	6,825,000	6,825,000	3.61000%	0.00851%
45	Loan	12,19,27	2	ASM Portfolio	Industrial	Manufacturing	Various	Various	175,930	SF	34.68	6,110,000	6,101,523	4,817,624	3.80000%	0.00851%
45.01	Property		1	5701 Dickman Rd	Industrial	Manufacturing	1978	2020	126,684	SF		4,400,000	4,393,896	3,469,320
45.02	Property		1	229 W. Creek Rd	Industrial	Manufacturing	1992	2007	49,246	SF		1,710,000	1,707,628	1,348,304
46	Loan		1	2121 & 2211 Imperial Avenue	Retail	Anchored	1916, 1957	2012-2013	48,028	SF	124.93	6,000,000	6,000,000	6,000,000	3.40000%	0.00851%
47	Loan	15	1	192 Stuyvesant Ave	Multifamily	Mid Rise	2015	NAP	8	Units	284,375.00	2,275,000	2,275,000	2,275,000	3.75000%	0.00851%

A-1-6

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)
					6	7,8,9	7,9	8,9	9
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	3.45481%	NAP	366,433.17	NAP	4,397,198.04	Interest Only	No	Actual/360	60	59	60	59	0
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	3.72074%	NAP	399,007.52	NAP	4,788,090.24	Interest Only	No	Actual/360	84	83	84	83	0
2.01	Property		1	First National Building
2.02	Property		1	The Qube
2.03	Property		1	Chrysler House
2.04	Property		1	1001 Woodward
2.05	Property		1	One Woodward
2.06	Property		1	The Z Garage
2.07	Property		1	Two Detroit Garage
2.08	Property		1	1505 & 1515 Woodward
2.09	Property		1	1001 Brush Street
2.10	Property		1	The Assembly
2.11	Property		1	419 Fort Street Garage
2.12	Property		1	Vinton
2.13	Property		1	1401 First Street
2.14	Property		1	Lane Bryant Building
3	Loan	2,18,21,26	13	Rosewood National Storage 13	3.04049%	NAP	279,702.52	NAP	3,356,430.24	Interest Only	No	Actual/360	120	119	120	119	0
3.01	Property		1	Tallahassee
3.02	Property		1	Fort Worth
3.03	Property		1	Kemah
3.04	Property		1	North Charleston
3.05	Property		1	Groton
3.06	Property		1	Albuquerque
3.07	Property		1	Augusta
3.08	Property		1	Grandview
3.09	Property		1	Louisville
3.10	Property		1	Houston
3.11	Property		1	Greenwood
3.12	Property		1	Miami
3.13	Property		1	Kent
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	2.77874%	NAP	238,257.13	NAP	2,859,085.56	Interest Only - ARD	Yes	Actual/360	120	117	120	117	0
5	Loan	4,5,12,19,20	1	One Wilshire	2.75749%	NAP	211,091.67	NAP	2,533,100.04	Interest Only - ARD	Yes	Actual/360	120	119	120	119	0
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	3.79849%	NAP	252,660.98	NAP	3,031,931.76	Interest Only	No	Actual/360	120	119	120	119	0
6.01	Property		1	39 Plaza La Prensa
6.02	Property		1	1711 Randolph Road Southeast
6.03	Property		1	445 Camino Del Rey Southwest
6.04	Property		1	1920 Fifth Street
6.05	Property		1	3280 Bridge Boulevard Southwest
6.06	Property		1	37 Plaza La Prensa
6.07	Property		1	4363 Jager Drive Northeast
6.08	Property		1	655 Utah Avenue
6.09	Property		1	2536 Ridge Runner Road
6.10	Property		1	653 Utah Avenue
6.11	Property		1	4359 Jager Drive Northeast
6.12	Property		1	221 Llano Estacado
6.13	Property		1	1308 Gusdorf Road
6.14	Property		1	2540 Camino Ortiz
6.15	Property		1	5500 San Antonio Drive Northeast
6.16	Property		1	2121 Summit Court
6.17	Property		1	2732 North Wilshire Boulevard
6.18	Property		1	41 Plaza La Prensa
6.19	Property		1	2800 Farmington Avenue
6.20	Property		1	1710 East Aztec Avenue
6.21	Property		1	5200 Oakland Avenue Northeast
6.22	Property		1	3316 North Main Street
6.23	Property		1	2141 Summit Court
6.24	Property		1	1014 North California Street
6.25	Property		1	912 Railroad Avenue
6.26	Property		1	1922 Fifth Street
6.27	Property		1	1017 East Roosevelt Avenue
6.28	Property		1	145 Roy Road
6.29	Property		1	1800 East 30th Street
6.30	Property		1	5205 Quail Road Northwest
6.31	Property		1	501 East Bender Boulevard
6.32	Property		1	1233 Whittier Street
6.33	Property		1	2520 Ridge Runner Road
6.34	Property		1	26387 US Highway 70
6.35	Property		1	475 Courthouse Road Southeast
6.36	Property		1	7905 Marble Avenue Northeast
6.37	Property		1	2215 West Main Street
6.38	Property		1	2522 Ridge Runner Road
6.39	Property		1	1710 Rio Bravo Boulevard Southwest
6.40	Property		1	312 East Nizhoni Boulevard
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	4.98649%	NAP	316,523.44	NAP	3,798,281.28	Interest Only	No	Actual/360	60	59	60	59	0
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	3.38149%	NAP	214,817.71	NAP	2,577,812.52	Interest Only	No	Actual/360	120	119	120	119	0
9	Loan	19,21	2	Dealertrack and Divvy	4.38149%	NAP	276,331.19	NAP	3,315,974.28	Interest Only	No	Actual/360	60	59	60	59	0
9.01	Property		1	Dealertrack

A-1-7

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)
					6	7,8,9	7,9	8,9	9
9.02	Property		1	Divvy
10	Loan	1,5,12,13,14,19,21	1	The Summit	2.91974%	NAP	162,120.83	NAP	1,945,449.96	Interest Only	No	Actual/360	86	84	86	84	0
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	4.24149%	309,922.13	226,223.96	3,719,065.56	2,714,687.52	Interest Only, Amortizing Balloon	No	Actual/360	48	47	120	119	360
11.01	Property		1	6543 Las Vegas Boulevard South
11.02	Property		1	6226 West Sahara Avenue
11.03	Property		1	10190 Covington Cross Drive
11.04	Property		1	1450 Center Crossing Road
11.05	Property		1	6551 Las Vegas Boulevard South
11.06	Property		1	9901-9921 Covington Cross Drive
12	Loan	4,5,12,23	1	Novo Nordisk HQ	2.82949%	NAP	143,870.83	NAP	1,726,449.96	Interest Only - ARD	Yes	Actual/360	60	57	60	57	0
13	Loan	5,12,13,21	1	The Kirby Collection	2.90274%	NAP	136,621.53	NAP	1,639,458.36	Interest Only	No	Actual/360	120	119	120	119	0
14	Loan	13	1	Leesburg Plaza	3.15149%	NAP	129,873.51	NAP	1,558,482.12	Interest Only	No	Actual/360	120	119	120	119	0
15	Loan		1	ADS Corporate Headquarters	3.82149%	221,674.06	153,386.18	2,660,088.72	1,840,634.16	Interest Only, Amortizing Balloon	No	Actual/360	60	59	120	119	360
16	Loan	15	1	Benefitfocus HQ	3.97149%	NAP	134,847.22	NAP	1,618,166.64	Interest Only	No	Actual/360	60	59	60	59	0
17	Loan	5,13	1	425 Eye Street	2.93249%	NAP	98,942.66	NAP	1,187,311.92	Interest Only	No	Actual/360	84	83	84	83	0
18	Loan		1	The Onyx	3.92570%	NAP	126,313.64	NAP	1,515,763.68	Interest Only	No	Actual/360	120	118	120	118	0
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	3.44449%	NAP	87,523.96	NAP	1,050,287.52	Interest Only	No	Actual/360	60	59	60	59	0
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO
19.03	Property		1	Kroger- Clarkston, MI
19.04	Property		1	Walgreens - Lincolnton (Main), NC
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX
19.06	Property		1	Walgreens - Greenville (North), SC
19.07	Property		1	Walgreens - Orland Park (143rd), IL
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY
19.10	Property		1	Walgreens- Shawnee, KS
19.11	Property		1	Walgreens - Watervliet (2nd), NY
19.12	Property		1	Walgreens - El Dorado, AR
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH
19.16	Property		1	Sherwin Williams - Waunakee (County), WI
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT
19.20	Property		1	Dollar General - Russellville (State 124), AR
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA
19.22	Property		1	Dollar General - Tulsa (41st), OK
19.23	Property		1	Dollar General - Cordova (Dexter), TN
19.24	Property		1	Dollar Tree - Apollo (North), PA
19.25	Property		1	Dollar General - Toledo (McCord), OH
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	3.47149%	NAP	88,208.33	NAP	1,058,499.96	Interest Only	No	Actual/360	60	58	60	58	0
20.01	Property		1	Hillcrest
20.02	Property		1	Arrington
20.03	Property		1	Highland II
20.04	Property		1	Meridian
20.05	Property		1	Bayberry
20.06	Property		1	Highland I
20.07	Property		1	Capstone
20.08	Property		1	Forest Plaza I
20.09	Property		1	Forest Plaza II
20.10	Property		1	Utica
20.11	Property		1	Willard
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	3.72449%	NAP	94,621.18	NAP	1,135,454.16	Interest Only	No	Actual/360	84	82	84	82	0
21.01	Property		1	700 Ash Street
21.02	Property		1	5200 Foundry Circle
21.03	Property		1	2700 Plum Street
21.04	Property		1	801 & 617 South Carpenter Avenue
21.05	Property		1	N2480 County Road M
21.06	Property		1	W140 N5540 Lilly Road
21.07	Property		1	530 East Main Street
21.08	Property		1	210 Ann Avenue
22	Loan	14, 18	2	Macon and Winter Garden	3.74149%	NAP	90,236.11	NAP	1,082,833.32	Interest Only	No	Actual/360	120	119	120	119	0
22.01	Property		1	Winter Garden
22.02	Property		1	Macon
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	2.77970%	NAP	58,973.69	NAP	707,684.28	Interest Only	No	Actual/360	120	119	120	119	0
24	Loan		1	45 Liberty Boulevard	3.56149%	110,986.83	73,907.37	1,331,841.96	886,888.44	Interest Only, Amortizing Balloon	No	Actual/360	60	59	120	119	360
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	3.62249%	NAP	73,523.76	NAP	882,285.12	Interest Only	No	Actual/360	120	118	120	118	0
25.01	Property		1	Nyberg Rivers
25.02	Property		1	Nyberg Woods
26	Loan	13	1	Pavilion at North Haven	3.81149%	109,767.70	NAP	1,317,212.40	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360
27	Loan	5,19,24,27	4	Sara Lee Portfolio	3.84649%	NAP	75,402.28	NAP	904,827.36	Interest Only	No	Actual/360	120	118	120	118	0
27.01	Property		1	2314 Sybrandt Road
27.02	Property		1	110 Sara Lee Road
27.03	Property		1	1528 South Hayford Road
27.04	Property		1	105 Ashland Avenue
28	Loan	5,12	1	Charcuterie Artisans SLB	3.70149%	NAP	72,095.95	NAP	865,151.40	Interest Only	No	Actual/360	120	118	120	118	0
29	Loan	13	1	ABB Office	3.41249%	NAP	64,348.16	NAP	772,177.92	Interest Only	No	Actual/360	96	95	96	95	0

A-1-8

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)
					6	7,8,9	7,9	8,9	9
30	Loan		1	Value Store It Miami - 7th Ave	3.49274%	NAP	54,580.17	NAP	654,962.04	Interest Only	No	Actual/360	120	119	120	119	0
31	Loan	13	1	Courtyard Alpharetta/Avalon	4.04349%	NAP	61,624.17	NAP	739,490.04	Interest Only	No	Actual/360	120	118	120	118	0
32	Loan	13	1	Ocotillo Plaza	3.69149%	78,248.11	NAP	938,977.32	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	3.57149%	NAP	39,624.47	NAP	475,493.64	Interest Only	No	Actual/360	120	119	120	119	0
33.01	Property		1	Ideal Storage - Lori Lane
33.02	Property		1	Ideal Storage - Lewisburg
33.03	Property		1	Ideal Storage - Sunbury
33.04	Property		1	Ideal Storage - Old Trail
33.05	Property		1	Ideal Storage - Pottsville
34	Loan	21	1	Raleigh GSA	3.70149%	NAP	40,342.39	NAP	484,108.68	Interest Only	No	Actual/360	120	119	120	119	0
35	Loan	13	2	CityLine Central PA Storage Portfolio	3.57149%	NAP	36,297.22	NAP	435,566.64	Interest Only	No	Actual/360	120	119	120	119	0
35.01	Property		1	Sinking Spring
35.02	Property		1	St. Clair
36	Loan		2	Urban Light Industrial Portfolio	3.44149%	50,204.06	32,792.97	602,448.72	393,515.64	Interest Only, Amortizing Balloon	No	Actual/360	36	35	120	119	360
36.01	Property		1	Cedar Business Center
36.02	Property		1	Victoria Pond Center
37	Loan	24	1	AT&T Chicago	3.65649%	NAP	31,492.28	NAP	377,907.36	Interest Only	No	Actual/360	120	119	120	119	0
38	Loan	10,13	1	Brickstone Villas	4.13249%	NAP	29,109.70	NAP	349,316.40	Interest Only	No	Actual/360	120	119	120	119	0
39	Loan		1	Bankwell HQ	3.73149%	NAP	25,911.62	NAP	310,939.44	Interest Only	No	Actual/360	120	119	120	119	0
40	Loan	13	1	Metro Place	4.33149%	40,523.68	NAP	486,284.16	NAP	Amortizing Balloon	No	Actual/360	0	0	60	59	360
41	Loan	13, 15	2	8 E 18th & 310 5th	3.86149%	NAP	26,321.82	NAP	315,861.84	Interest Only	No	Actual/360	120	120	120	120	0
41.01	Property		1	8 East 18th St
41.02	Property		1	310 5th Ave
42	Loan	24	1	WoodSpring McDonough	5.12649%	43,608.19	NAP	523,298.28	NAP	Amortizing Balloon	No	Actual/360	0	0	84	83	360
43	Loan		1	Lakeville Townhomes	3.79149%	NAP	23,020.35	NAP	276,244.20	Interest Only	No	Actual/360	60	59	60	59	0
44	Loan	13,15	1	2374-2386 Grand Concourse	3.60149%	NAP	20,817.04	NAP	249,804.48	Interest Only	No	Actual/360	120	119	120	119	0
45	Loan	12,19,27	2	ASM Portfolio	3.79149%	28,469.99	NAP	341,639.88	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360
45.01	Property		1	5701 Dickman Rd
45.02	Property		1	229 W. Creek Rd
46	Loan		1	2121 & 2211 Imperial Avenue	3.39149%	NAP	17,236.11	NAP	206,833.32	Interest Only	No	Actual/360	120	119	120	119	0
47	Loan	15	1	192 Stuyvesant Ave	3.74149%	NAP	7,208.12	NAP	86,497.44	Interest Only	No	Actual/360	120	118	120	118	0

A-1-9

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
													10	10	11,12
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	0	12/9/2021	1	1	2/1/2022	NAP	1/1/2027	NAP	0	0	L(25),D(31),O(4)	NAV
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	0	12/28/2021	1	1	2/1/2022	NAP	1/1/2029	NAP	0	0	L(25),YM1(55),O(4)	94,411,832
2.01	Property		1	First National Building												22,551,474
2.02	Property		1	The Qube												14,707,641
2.03	Property		1	Chrysler House												12,759,457
2.04	Property		1	1001 Woodward												10,555,797
2.05	Property		1	One Woodward												9,580,713
2.06	Property		1	The Z Garage												4,801,718
2.07	Property		1	Two Detroit Garage												4,309,151
2.08	Property		1	1505 & 1515 Woodward												3,786,664
2.09	Property		1	1001 Brush Street												3,432,603
2.10	Property		1	The Assembly												2,452,754
2.11	Property		1	419 Fort Street Garage												2,416,343
2.12	Property		1	Vinton												1,153,612
2.13	Property		1	1401 First Street												1,159,626
2.14	Property		1	Lane Bryant Building												744,281
3	Loan	2,18,21,26	13	Rosewood National Storage 13	0	12/16/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	14,276,162
3.01	Property		1	Tallahassee												NAV
3.02	Property		1	Fort Worth												NAV
3.03	Property		1	Kemah												NAV
3.04	Property		1	North Charleston												NAV
3.05	Property		1	Groton												NAV
3.06	Property		1	Albuquerque												NAV
3.07	Property		1	Augusta												NAV
3.08	Property		1	Grandview												NAV
3.09	Property		1	Louisville												NAV
3.10	Property		1	Houston												NAV
3.11	Property		1	Greenwood												NAV
3.12	Property		1	Miami												NAV
3.13	Property		1	Kent												NAV
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	0	10/14/2021	3	6	12/6/2021	NAP	11/6/2031	11/6/2036	0	0	L(24),YM1(3),DorYM1(86),O(7)	NAV
5	Loan	4,5,12,19,20	1	One Wilshire	0	12/22/2021	1	6	2/6/2022	NAP	1/6/2032	1/6/2035	0	0	L(25),D(88),O(7)	52,164,978
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	0	1/5/2022	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(90),O(5)	13,639,089
6.01	Property		1	39 Plaza La Prensa												NAV
6.02	Property		1	1711 Randolph Road Southeast												NAV
6.03	Property		1	445 Camino Del Rey Southwest												NAV
6.04	Property		1	1920 Fifth Street												NAV
6.05	Property		1	3280 Bridge Boulevard Southwest												NAV
6.06	Property		1	37 Plaza La Prensa												NAV
6.07	Property		1	4363 Jager Drive Northeast												NAV
6.08	Property		1	655 Utah Avenue												NAV
6.09	Property		1	2536 Ridge Runner Road												NAV
6.10	Property		1	653 Utah Avenue												NAV
6.11	Property		1	4359 Jager Drive Northeast												NAV
6.12	Property		1	221 Llano Estacado												NAV
6.13	Property		1	1308 Gusdorf Road												NAV
6.14	Property		1	2540 Camino Ortiz												NAV
6.15	Property		1	5500 San Antonio Drive Northeast												NAV
6.16	Property		1	2121 Summit Court												NAV
6.17	Property		1	2732 North Wilshire Boulevard												NAV
6.18	Property		1	41 Plaza La Prensa												NAV
6.19	Property		1	2800 Farmington Avenue												NAV
6.20	Property		1	1710 East Aztec Avenue												NAV
6.21	Property		1	5200 Oakland Avenue Northeast												NAV
6.22	Property		1	3316 North Main Street												NAV
6.23	Property		1	2141 Summit Court												NAV
6.24	Property		1	1014 North California Street												NAV
6.25	Property		1	912 Railroad Avenue												NAV
6.26	Property		1	1922 Fifth Street												NAV
6.27	Property		1	1017 East Roosevelt Avenue												NAV
6.28	Property		1	145 Roy Road												NAV
6.29	Property		1	1800 East 30th Street												NAV
6.30	Property		1	5205 Quail Road Northwest												NAV
6.31	Property		1	501 East Bender Boulevard												NAV
6.32	Property		1	1233 Whittier Street												NAV
6.33	Property		1	2520 Ridge Runner Road												NAV
6.34	Property		1	26387 US Highway 70												NAV
6.35	Property		1	475 Courthouse Road Southeast												NAV
6.36	Property		1	7905 Marble Avenue Northeast												NAV
6.37	Property		1	2215 West Main Street												NAV
6.38	Property		1	2522 Ridge Runner Road												NAV
6.39	Property		1	1710 Rio Bravo Boulevard Southwest												NAV
6.40	Property		1	312 East Nizhoni Boulevard												NAV
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	0	12/22/2021	1	6	2/6/2022	NAP	1/6/2027	NAP	0	0	L(25),D(30),O(5)	74,860,661
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	0	12/23/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	13,876,148
9	Loan	19,21	2	Dealertrack and Divvy	0	12/8/2021	1	6	2/6/2022	NAP	1/6/2027	NAP	0	0	L(25),D(31),O(4)	10,131,919
9.01	Property		1	Dealertrack												4,824,999

A-1-10

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
													10	10	11,12
9.02	Property		1	Divvy												5,306,920
10	Loan	1,5,12,13,14,19,21	1	The Summit	0	12/10/2021	2	6	1/6/2022	NAP	2/6/2029	NAP	0	0	L(24),YM1(2),DorYM1(53),O(7)	28,769,626
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	360	12/30/2021	1	6	2/6/2022	2/6/2026	1/6/2032	NAP	0	0	L(25),D(90),O(5)	12,431,178
11.01	Property		1	6543 Las Vegas Boulevard South												3,840,245
11.02	Property		1	6226 West Sahara Avenue												3,089,004
11.03	Property		1	10190 Covington Cross Drive												1,850,090
11.04	Property		1	1450 Center Crossing Road												1,571,908
11.05	Property		1	6551 Las Vegas Boulevard South												1,044,228
11.06	Property		1	9901-9921 Covington Cross Drive												1,035,702
12	Loan	4,5,12,23	1	Novo Nordisk HQ	0	11/5/2021	3	6	12/6/2021	NAP	11/6/2026	4/6/2031	0	0	L(27),D(28),O(5)	31,298,297
13	Loan	5,12,13,21	1	The Kirby Collection	0	12/23/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(90),O(5)	17,763,549
14	Loan	13	1	Leesburg Plaza	0	12/17/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	5,061,243
15	Loan		1	ADS Corporate Headquarters	360	12/14/2021	1	6	2/6/2022	2/6/2027	1/6/2032	NAP	0	0	L(25),D(88),O(7)	4,407,421
16	Loan	15	1	Benefitfocus HQ	0	12/29/2021	1	1	2/1/2022	NAP	1/1/2027	NAP	5	5	L(25),D(31),O(4)	5,528,653
17	Loan	5,13	1	425 Eye Street	0	12/7/2021	1	6	2/6/2022	NAP	1/6/2029	NAP	0	0	L(25),D(52),O(7)	15,091,699
18	Loan		1	The Onyx	0	12/1/2021	2	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(26),D(90),O(4)	6,117,597
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	0	12/22/2021	1	1	2/1/2022	NAP	1/1/2027	NAP	5	5	L(25),D(30),O(5)	NAV
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL												NAV
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO												NAV
19.03	Property		1	Kroger- Clarkston, MI												NAV
19.04	Property		1	Walgreens - Lincolnton (Main), NC												NAV
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX												NAV
19.06	Property		1	Walgreens - Greenville (North), SC												NAV
19.07	Property		1	Walgreens - Orland Park (143rd), IL												NAV
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK												NAV
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY												NAV
19.10	Property		1	Walgreens- Shawnee, KS												NAV
19.11	Property		1	Walgreens - Watervliet (2nd), NY												NAV
19.12	Property		1	Walgreens - El Dorado, AR												NAV
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA												NAV
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA												NAV
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH												NAV
19.16	Property		1	Sherwin Williams - Waunakee (County), WI												NAV
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN												NAV
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA												NAV
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT												NAV
19.20	Property		1	Dollar General - Russellville (State 124), AR												NAV
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA												NAV
19.22	Property		1	Dollar General - Tulsa (41st), OK												NAV
19.23	Property		1	Dollar General - Cordova (Dexter), TN												NAV
19.24	Property		1	Dollar Tree - Apollo (North), PA												NAV
19.25	Property		1	Dollar General - Toledo (McCord), OH												NAV
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	0	12/1/2021	2	6	1/6/2022	NAP	12/6/2026	NAP	0	0	L(26),D(29),O(5)	10,830,431
20.01	Property		1	Hillcrest												1,864,069
20.02	Property		1	Arrington												1,955,196
20.03	Property		1	Highland II												1,222,061
20.04	Property		1	Meridian												1,269,782
20.05	Property		1	Bayberry												908,041
20.06	Property		1	Highland I												889,727
20.07	Property		1	Capstone												907,421
20.08	Property		1	Forest Plaza I												580,982
20.09	Property		1	Forest Plaza II												627,677
20.10	Property		1	Utica												443,694
20.11	Property		1	Willard												161,781
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	0	11/19/2021	2	6	1/6/2022	NAP	12/6/2028	NAP	0	0	L(26),D(51),O(7)	NAV
21.01	Property		1	700 Ash Street												NAV
21.02	Property		1	5200 Foundry Circle												NAV
21.03	Property		1	2700 Plum Street												NAV
21.04	Property		1	801 & 617 South Carpenter Avenue												NAV
21.05	Property		1	N2480 County Road M												NAV
21.06	Property		1	W140 N5540 Lilly Road												NAV
21.07	Property		1	530 East Main Street												NAV
21.08	Property		1	210 Ann Avenue												NAV
22	Loan	14, 18	2	Macon and Winter Garden	0	12/17/2021	1	1	2/1/2022	NAP	1/1/2032	NAP	0	0	L(25),D(91),O(4)	NAV
22.01	Property		1	Winter Garden												NAV
22.02	Property		1	Macon												NAV
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	0	12/10/2021	1	9	2/9/2022	NAP	1/9/2032	NAP	0	0	L(25),D(88),O(7)	155,075,181
24	Loan		1	45 Liberty Boulevard	360	12/10/2021	1	6	2/6/2022	2/6/2027	1/6/2032	NAP	0	0	L(25),D(91),O(4)	4,108,755
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	0	11/19/2021	2	5	1/5/2022	NAP	12/5/2031	NAP	0	0	L(24),YM1(2),DorYM1(90),O(4)	13,213,202
25.01	Property		1	Nyberg Rivers												NAV
25.02	Property		1	Nyberg Woods												NAV
26	Loan	13	1	Pavilion at North Haven	359	12/9/2021	1	6	2/6/2022	2/6/2022	1/6/2032	NAP	0	0	L(25),D(91),O(4)	2,308,997
27	Loan	5,19,24,27	4	Sara Lee Portfolio	0	11/17/2021	2	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(23),YM1(3),DorYM1(88),O(6)	NAV
27.01	Property		1	2314 Sybrandt Road												NAV
27.02	Property		1	110 Sara Lee Road												NAV
27.03	Property		1	1528 South Hayford Road												NAV
27.04	Property		1	105 Ashland Avenue												NAV
28	Loan	5,12	1	Charcuterie Artisans SLB	0	11/17/2021	2	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(26),D(91),O(3)	NAV
29	Loan	13	1	ABB Office	0	12/9/2021	1	6	2/6/2022	NAP	1/6/2030	NAP	0	0	L(25),D(67),O(4)	1,944,775

A-1-11

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
													10	10	11,12
30	Loan		1	Value Store It Miami - 7th Ave	0	12/7/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	2,065,424
31	Loan	13	1	Courtyard Alpharetta/Avalon	0	11/22/2021	2	1	1/1/2022	NAP	12/1/2031	NAP	0	0	L(26),D(90),O(4)	3,523,463
32	Loan	13	1	Ocotillo Plaza	359	12/29/2021	1	6	2/6/2022	2/6/2022	1/6/2032	NAP	0	0	L(25),D(91),O(4)	2,107,491
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	0	12/8/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	1,497,339
33.01	Property		1	Ideal Storage - Lori Lane												442,615
33.02	Property		1	Ideal Storage - Lewisburg												406,140
33.03	Property		1	Ideal Storage - Sunbury												216,005
33.04	Property		1	Ideal Storage - Old Trail												164,313
33.05	Property		1	Ideal Storage - Pottsville												268,266
34	Loan	21	1	Raleigh GSA	0	12/14/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(88),O(7)	NAV
35	Loan	13	2	CityLine Central PA Storage Portfolio	0	12/8/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	1,409,752
35.01	Property		1	Sinking Spring												1,039,362
35.02	Property		1	St. Clair												370,389
36	Loan		2	Urban Light Industrial Portfolio	360	12/22/2021	1	6	2/6/2022	2/6/2025	1/6/2032	NAP	0	0	L(25),D(91),O(4)	1,798,675
36.01	Property		1	Cedar Business Center												957,084
36.02	Property		1	Victoria Pond Center												841,591
37	Loan	24	1	AT&T Chicago	0	12/8/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	1,278,417
38	Loan	10,13	1	Brickstone Villas	0	12/10/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	5	0	L(25),D(91),O(4)	1,411,961
39	Loan		1	Bankwell HQ	0	1/5/2022	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(91),O(4)	NAV
40	Loan	13	1	Metro Place	359	12/29/2021	1	6	2/6/2022	2/6/2022	1/6/2027	NAP	0	0	L(25),D(30),O(5)	1,303,577
41	Loan	13, 15	2	8 E 18th & 310 5th	0	1/6/2022	0	6	3/6/2022	NAP	2/6/2032	NAP	0	0	L(24),D(93),O(3)	755,859
41.01	Property		1	8 East 18th St												535,273
41.02	Property		1	310 5th Ave												220,586
42	Loan	24	1	WoodSpring McDonough	359	12/29/2021	1	6	2/6/2022	2/6/2022	1/6/2029	NAP	0	0	L(25),D(54),O(5)	2,556,017
43	Loan		1	Lakeville Townhomes	0	12/22/2021	1	6	2/6/2022	NAP	1/6/2027	NAP	0	0	L(25),YM1(31),O(4)	1,701,829
44	Loan	13,15	1	2374-2386 Grand Concourse	0	1/6/2022	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(92),O(3)	938,767
45	Loan	12,19,27	2	ASM Portfolio	359	1/4/2022	1	6	2/6/2022	2/6/2022	1/6/2032	NAP	0	0	YM4(25),DorYM1(88),O(7)	NAV
45.01	Property		1	5701 Dickman Rd												NAV
45.02	Property		1	229 W. Creek Rd												NAV
46	Loan		1	2121 & 2211 Imperial Avenue	0	12/20/2021	1	6	2/6/2022	NAP	1/6/2032	NAP	0	0	L(25),D(90),O(5)	797,480
47	Loan	15	1	192 Stuyvesant Ave	0	12/2/2021	2	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(26),D(90),O(4)	226,292

A-1-12

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date
						13
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	38,816,129	55,595,704	9/30/2021	T-12	93,320,219	39,225,160	54,095,059	12/31/2020	T-12	93,601,628	46,392,886	47,208,742	12/31/2019
2.01	Property		1	First National Building	7,938,854	14,612,620	9/30/2021	T-12	22,547,728	8,456,198	14,091,530	12/31/2020	T-12	20,058,038	10,571,414	9,486,624	12/31/2019
2.02	Property		1	The Qube	5,790,499	8,917,143	9/30/2021	T-12	13,634,388	5,413,327	8,221,061	12/31/2020	T-12	14,915,740	6,855,771	8,059,969	12/31/2019
2.03	Property		1	Chrysler House	4,680,984	8,078,473	9/30/2021	T-12	12,740,351	4,791,380	7,948,971	12/31/2020	T-12	12,726,060	5,918,699	6,807,361	12/31/2019
2.04	Property		1	1001 Woodward	4,308,564	6,247,232	9/30/2021	T-12	10,057,399	4,514,822	5,542,577	12/31/2020	T-12	11,842,228	5,715,799	6,126,429	12/31/2019
2.05	Property		1	One Woodward	5,058,111	4,522,603	9/30/2021	T-12	10,265,419	5,233,052	5,032,367	12/31/2020	T-12	10,637,962	6,451,321	4,186,641	12/31/2019
2.06	Property		1	The Z Garage	2,228,996	2,572,721	9/30/2021	T-12	5,379,578	2,245,209	3,134,369	12/31/2020	T-12	7,362,715	2,377,053	4,985,662	12/31/2019
2.07	Property		1	Two Detroit Garage	1,354,872	2,954,279	9/30/2021	T-12	3,516,691	1,357,089	2,159,602	12/31/2020	T-12	3,704,406	1,425,407	2,278,998	12/31/2019
2.08	Property		1	1505 & 1515 Woodward	1,707,296	2,079,368	9/30/2021	T-12	2,929,868	1,191,945	1,737,923	12/31/2020	T-12	1,560,258	1,126,435	433,823	12/31/2019
2.09	Property		1	1001 Brush Street	1,548,603	1,883,999	9/30/2021	T-12	3,999,913	1,642,267	2,357,645	12/31/2020	T-12	4,094,396	1,805,465	2,288,931	12/31/2019
2.10	Property		1	The Assembly	1,516,450	936,305	9/30/2021	T-12	2,330,200	1,478,237	851,963	12/31/2020	T-12	585,521	928,015	(342,494)	12/31/2019
2.11	Property		1	419 Fort Street Garage	903,473	1,512,869	9/30/2021	T-12	2,507,484	879,102	1,628,382	12/31/2020	T-12	2,012,448	883,296	1,129,152	12/31/2019
2.12	Property		1	Vinton	860,060	293,552	9/30/2021	T-12	1,313,531	965,501	348,031	12/31/2020	T-12	1,324,511	1,064,009	260,502	12/31/2019
2.13	Property		1	1401 First Street	598,814	560,813	9/30/2021	T-12	1,393,326	680,309	713,017	12/31/2020	T-12	2,033,708	786,300	1,247,408	12/31/2019
2.14	Property		1	Lane Bryant Building	320,553	423,728	9/30/2021	T-12	704,344	376,723	327,620	12/31/2020	T-12	743,636	483,900	259,736	12/31/2019
3	Loan	2,18,21,26	13	Rosewood National Storage 13	4,081,023	10,195,139	10/31/2021	T-12	12,771,718	4,231,308	8,540,410	12/31/2020	T-12	13,112,828	4,296,836	8,815,991	12/31/2019
3.01	Property		1	Tallahassee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	Fort Worth	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Kemah	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	North Charleston	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	Groton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	Albuquerque	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.07	Property		1	Augusta	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.08	Property		1	Grandview	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.09	Property		1	Louisville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.10	Property		1	Houston	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.11	Property		1	Greenwood	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.12	Property		1	Miami	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.13	Property		1	Kent	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5	Loan	4,5,12,19,20	1	One Wilshire	16,537,821	35,627,157	9/30/2021	T-12	50,864,916	16,294,726	34,570,190	12/31/2020	T-12	47,132,520	15,521,713	31,610,806	12/31/2019
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	3,510,748	10,128,341	10/31/2021	T-12	13,731,039	3,314,734	10,416,305	12/31/2020	T-12	13,372,993	3,649,850	9,723,143	12/31/2019
6.01	Property		1	39 Plaza La Prensa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.02	Property		1	1711 Randolph Road Southeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.03	Property		1	445 Camino Del Rey Southwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.04	Property		1	1920 Fifth Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.05	Property		1	3280 Bridge Boulevard Southwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.06	Property		1	37 Plaza La Prensa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.07	Property		1	4363 Jager Drive Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.08	Property		1	655 Utah Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.09	Property		1	2536 Ridge Runner Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.10	Property		1	653 Utah Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.11	Property		1	4359 Jager Drive Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.12	Property		1	221 Llano Estacado	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.13	Property		1	1308 Gusdorf Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.14	Property		1	2540 Camino Ortiz	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.15	Property		1	5500 San Antonio Drive Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.16	Property		1	2121 Summit Court	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.17	Property		1	2732 North Wilshire Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.18	Property		1	41 Plaza La Prensa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.19	Property		1	2800 Farmington Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.20	Property		1	1710 East Aztec Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.21	Property		1	5200 Oakland Avenue Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.22	Property		1	3316 North Main Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.23	Property		1	2141 Summit Court	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.24	Property		1	1014 North California Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.25	Property		1	912 Railroad Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.26	Property		1	1922 Fifth Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.27	Property		1	1017 East Roosevelt Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.28	Property		1	145 Roy Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.29	Property		1	1800 East 30th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.30	Property		1	5205 Quail Road Northwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.31	Property		1	501 East Bender Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.32	Property		1	1233 Whittier Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.33	Property		1	2520 Ridge Runner Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.34	Property		1	26387 US Highway 70	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.35	Property		1	475 Courthouse Road Southeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.36	Property		1	7905 Marble Avenue Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.37	Property		1	2215 West Main Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.38	Property		1	2522 Ridge Runner Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.40	Property		1	312 East Nizhoni Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	62,239,745	12,620,916	12/31/2021	T-12	41,784,470	41,839,160	(54,690)	12/31/2020	T-12	108,844,168	88,039,818	20,804,350	12/31/2019
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	5,185,800	8,690,348	10/31/2021	T-12	13,890,485	4,648,753	9,241,732	12/31/2020	T-12	16,698,819	4,680,581	12,018,238	12/31/2019
9	Loan	19,21	2	Dealertrack and Divvy	2,147,689	7,984,230	10/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.01	Property		1	Dealertrack	1,215,272	3,609,727	10/31/2021	T-12	4,299,075	1,192,506	3,106,569	12/31/2020	T-12	3,216,849	1,168,569	2,048,280	12/31/2019

A-1-13

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date
						13
9.02	Property		1	Divvy	932,417	4,374,503	10/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	1,5,12,13,14,19,21	1	The Summit	7,919,733	20,849,893	12/31/2020	T-12	23,018,311	6,622,639	16,395,672	12/31/2019	T-12	25,404,892	7,774,331	17,630,561	12/31/2018
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	2,406,855	10,024,323	7/31/2021	T-12	10,655,601	2,469,360	8,186,241	12/31/2020	T-12	NAV	NAV	NAV	NAV
11.01	Property		1	6543 Las Vegas Boulevard South	734,937	3,105,308	7/31/2021	T-12	3,771,289	698,311	3,072,977	12/31/2020	T-12	NAV	NAV	NAV	NAV
11.02	Property		1	6226 West Sahara Avenue	44,259	3,044,745	7/31/2021	T-12	1,482,267	127,960	1,354,307	12/31/2020	T-12	NAV	NAV	NAV	NAV
11.03	Property		1	10190 Covington Cross Drive	623,322	1,226,769	7/31/2021	T-12	1,846,424	655,129	1,191,295	12/31/2020	T-12	NAV	NAV	NAV	NAV
11.04	Property		1	1450 Center Crossing Road	341,523	1,230,385	7/31/2021	T-12	1,545,646	359,244	1,186,402	12/31/2020	T-12	NAV	NAV	NAV	NAV
11.05	Property		1	6551 Las Vegas Boulevard South	232,774	811,453	7/31/2021	T-12	1,022,919	250,572	772,347	12/31/2020	T-12	NAV	NAV	NAV	NAV
11.06	Property		1	9901-9921 Covington Cross Drive	430,041	605,662	7/31/2021	T-12	987,056	378,143	608,914	12/31/2020	T-12	NAV	NAV	NAV	NAV
12	Loan	4,5,12,23	1	Novo Nordisk HQ	13,037,472	18,260,825	12/31/2020	T-12	30,760,774	13,393,492	17,367,282	12/31/2019	T-12	29,488,325	12,812,629	16,675,696	12/31/2018
13	Loan	5,12,13,21	1	The Kirby Collection	8,353,296	9,410,252	9/30/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14	Loan	13	1	Leesburg Plaza	977,421	4,083,821	9/30/2021	T-9 Ann	5,116,094	1,300,102	3,815,992	12/31/2020	T-12	6,162,966	1,563,589	4,599,377	12/31/2019
15	Loan		1	ADS Corporate Headquarters	0	4,407,421	9/30/2021	T-9 Ann	4,371,118	0	4,371,118	12/31/2020	T-12	4,324,841	0	4,324,841	12/31/2019
16	Loan	15	1	Benefitfocus HQ	985,269	4,543,384	10/31/2021	T-12	5,401,597	964,322	4,437,275	12/31/2020	T-12	5,302,335	984,954	4,317,381	12/31/2019
17	Loan	5,13	1	425 Eye Street	5,494,596	9,597,103	9/30/2021	T-12	15,519,506	5,265,817	10,253,689	12/31/2020	T-12	17,701,425	5,934,556	11,766,869	12/31/2019
18	Loan		1	The Onyx	2,426,480	3,691,117	10/31/2021	T-12	5,591,844	2,387,731	3,204,112	12/31/2020	T-12	4,821,439	2,217,496	2,603,943	12/31/2019
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.03	Property		1	Kroger- Clarkston, MI	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.04	Property		1	Walgreens - Lincolnton (Main), NC	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.06	Property		1	Walgreens - Greenville (North), SC	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.07	Property		1	Walgreens - Orland Park (143rd), IL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.10	Property		1	Walgreens- Shawnee, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.11	Property		1	Walgreens - Watervliet (2nd), NY	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.12	Property		1	Walgreens - El Dorado, AR	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.20	Property		1	Dollar General - Russellville (State 124), AR	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.22	Property		1	Dollar General - Tulsa (41st), OK	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.23	Property		1	Dollar General - Cordova (Dexter), TN	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.24	Property		1	Dollar Tree - Apollo (North), PA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.25	Property		1	Dollar General - Toledo (McCord), OH	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	3,962,431	6,868,000	9/30/2021	T-12	11,121,027	3,753,007	7,368,020	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.01	Property		1	Hillcrest	624,737	1,239,332	9/30/2021	T-12	1,900,361	589,720	1,310,641	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.02	Property		1	Arrington	659,263	1,295,933	9/30/2021	T-12	2,032,018	627,573	1,404,445	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.03	Property		1	Highland II	482,575	739,486	9/30/2021	T-12	1,420,623	460,342	960,281	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.04	Property		1	Meridian	428,106	841,677	9/30/2021	T-12	1,257,382	418,551	838,831	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.05	Property		1	Bayberry	344,175	563,867	9/30/2021	T-12	770,263	322,298	447,965	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.06	Property		1	Highland I	355,427	534,300	9/30/2021	T-12	864,407	329,766	534,641	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.07	Property		1	Capstone	294,977	612,444	9/30/2021	T-12	1,002,964	278,148	724,816	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.08	Property		1	Forest Plaza I	265,183	315,799	9/30/2021	T-12	618,962	238,220	380,742	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.09	Property		1	Forest Plaza II	255,470	372,207	9/30/2021	T-12	598,318	242,897	355,421	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.10	Property		1	Utica	201,512	242,182	9/30/2021	T-12	510,482	201,909	308,573	12/31/2020	T-12	NAV	NAV	NAV	NAV
20.11	Property		1	Willard	51,006	110,775	9/30/2021	T-12	145,246	43,583	101,663	12/31/2020	T-12	NAV	NAV	NAV	NAV
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.01	Property		1	700 Ash Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property		1	5200 Foundry Circle	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.03	Property		1	2700 Plum Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.04	Property		1	801 & 617 South Carpenter Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.05	Property		1	N2480 County Road M	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.06	Property		1	W140 N5540 Lilly Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.07	Property		1	530 East Main Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.08	Property		1	210 Ann Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan	14, 18	2	Macon and Winter Garden	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.01	Property		1	Winter Garden	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.02	Property		1	Macon	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	65,527,372	89,547,809	9/30/2021	T-12	155,490,755	66,551,536	88,939,219	12/31/2020	T-12	147,502,669	64,986,057	82,516,612	12/31/2019
24	Loan		1	45 Liberty Boulevard	1,556,587	2,552,168	9/30/2021	T-12	4,457,401	1,613,288	2,844,113	12/31/2020	T-12	4,359,770	1,592,325	2,767,445	12/31/2019
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	6,167,522	7,045,679	9/30/2021	T-12	13,433,892	6,111,127	7,322,765	12/31/2020	T-12	13,043,100	5,739,758	7,303,342	12/31/2019
25.01	Property		1	Nyberg Rivers	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.02	Property		1	Nyberg Woods	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
26	Loan	13	1	Pavilion at North Haven	776,830	1,532,167	9/30/2021	T-12	2,027,205	785,748	1,241,457	12/31/2020	T-12	2,305,111	823,612	1,481,499	12/31/2019
27	Loan	5,19,24,27	4	Sara Lee Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
27.01	Property		1	2314 Sybrandt Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
27.02	Property		1	110 Sara Lee Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
27.03	Property		1	1528 South Hayford Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
27.04	Property		1	105 Ashland Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28	Loan	5,12	1	Charcuterie Artisans SLB	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29	Loan	13	1	ABB Office	0	1,944,775	10/31/2021	T-12	1,913,174	0	1,913,174	12/31/2020	T-12	NAV	NAV	NAV	NAV

A-1-14

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date
						13
30	Loan		1	Value Store It Miami - 7th Ave	528,177	1,537,247	11/30/2021	T-12	1,812,317	509,222	1,303,095	12/31/2020	T-12	1,810,498	539,502	1,270,996	12/31/2019
31	Loan	13	1	Courtyard Alpharetta/Avalon	2,269,029	1,254,434	9/30/2021	T-12	2,409,360	1,727,094	682,266	12/31/2020	T-12	4,892,034	2,619,300	2,272,734	12/31/2019
32	Loan	13	1	Ocotillo Plaza	566,743	1,540,748	10/31/2021	T-12	1,469,827	492,692	977,134	12/31/2020	T-12	1,256,934	428,290	828,643	12/31/2019
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	497,982	999,357	10/31/2021	T-12	1,030,958	359,499	671,459	12/31/2020	T-12	NAV	NAV	NAV	NAV
33.01	Property		1	Ideal Storage - Lori Lane	126,188	316,426	10/31/2021	T-12	331,654	129,319	202,334	12/31/2020	T-12	NAV	NAV	NAV	NAV
33.02	Property		1	Ideal Storage - Lewisburg	102,115	304,025	10/31/2021	T-12	371,914	102,585	269,329	12/31/2020	T-12	NAV	NAV	NAV	NAV
33.03	Property		1	Ideal Storage - Sunbury	67,796	148,209	10/31/2021	T-12	175,202	68,037	107,165	12/31/2020	T-12	NAV	NAV	NAV	NAV
33.04	Property		1	Ideal Storage - Old Trail	58,690	105,623	10/31/2021	T-12	152,188	59,557	92,631	12/31/2020	T-12	NAV	NAV	NAV	NAV
33.05	Property		1	Ideal Storage - Pottsville	143,193	125,073	10/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan	21	1	Raleigh GSA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
35	Loan	13	2	CityLine Central PA Storage Portfolio	460,981	948,770	10/31/2021	T-12	897,750	407,049	490,701	12/31/2020	T-12	NAV	NAV	NAV	NAV
35.01	Property		1	Sinking Spring	312,074	727,289	10/31/2021	T-12	694,677	273,529	421,149	12/31/2020	T-12	NAV	NAV	NAV	NAV
35.02	Property		1	St. Clair	148,908	221,481	10/31/2021	T-12	203,072	133,520	69,552	12/31/2020	T-12	NAV	NAV	NAV	NAV
36	Loan		2	Urban Light Industrial Portfolio	677,079	1,121,596	10/31/2021	T-12	1,509,829	739,001	770,828	12/31/2020	T-12	NAV	NAV	NAV	NAV
36.01	Property		1	Cedar Business Center	332,168	624,916	10/31/2021	T-12	758,444	394,899	363,545	12/31/2020	T-12	NAV	NAV	NAV	NAV
36.02	Property		1	Victoria Pond Center	344,912	496,679	10/31/2021	T-12	751,385	344,102	407,283	12/31/2020	T-12	NAV	NAV	NAV	NAV
37	Loan	24	1	AT&T Chicago	0	1,278,417	10/31/2021	T-12	1,317,427	0	1,317,427	12/31/2020	T-12	1,295,830	0	1,295,830	12/31/2019
38	Loan	10,13	1	Brickstone Villas	763,577	648,384	10/31/2021	T-12	849,627	706,723	142,904	12/31/2020	T-12	NAV	NAV	NAV	NAV
39	Loan		1	Bankwell HQ	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
40	Loan	13	1	Metro Place	709,518	594,059	11/30/2021	T-12	1,561,963	746,550	815,413	12/31/2020	T-12	1,711,981	862,459	849,522	12/31/2019
41	Loan	13, 15	2	8 E 18th & 310 5th	216,463	539,396	6/30/2021	T-12	772,320	217,642	554,678	12/31/2020	T-12	738,227	194,720	543,507	12/31/2019
41.01	Property		1	8 East 18th St	165,860	369,413	6/30/2021	T-12	546,552	167,229	379,323	12/31/2020	T-12	559,619	145,936	413,683	12/31/2019
41.02	Property		1	310 5th Ave	50,603	169,984	6/30/2021	T-12	225,768	50,413	175,355	12/31/2020	T-12	178,608	48,784	129,824	12/31/2019
42	Loan	24	1	WoodSpring McDonough	1,110,511	1,445,507	10/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
43	Loan		1	Lakeville Townhomes	975,290	726,539	10/31/2021	T-12	1,598,648	971,061	627,587	12/31/2020	T-12	1,428,956	870,289	558,667	12/31/2019
44	Loan	13,15	1	2374-2386 Grand Concourse	283,418	655,349	9/30/2021	T-12	883,139	278,132	605,008	12/31/2020	T-12	NAV	NAV	NAV	NAV
45	Loan	12,19,27	2	ASM Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
45.01	Property		1	5701 Dickman Rd	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
45.02	Property		1	229 W. Creek Rd	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
46	Loan		1	2121 & 2211 Imperial Avenue	15,143	782,336	9/30/2021	T-12	797,480	14,634	782,846	12/31/2020	T-12	797,480	14,481	782,999	12/31/2019
47	Loan	15	1	192 Stuyvesant Ave	38,847	187,445	9/30/2021	T-12	235,669	44,576	191,093	12/31/2020	T-12	NAV	NAV	NAV	NAV

A-1-15

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)
						14	14		13,14,15			14,15	9,16,17	9,16,17			18
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	NAV	91.6%	115,801,966	39,254,351	76,547,615	467,228	0	76,080,387	4.24	4.22	14.9%	14.8%	1,189,500,000
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	T-12	87.7%	97,560,449	39,136,450	58,423,999	660,862	3,353,632	54,409,505	3.55	3.30	13.6%	12.7%	724,300,000
2.01	Property		1	First National Building	T-12	94.7%	24,218,140	8,751,047	15,467,092	160,024	1,030,745	14,276,324					162,000,000
2.02	Property		1	The Qube	T-12	91.4%	15,190,314	5,694,242	9,496,072	104,540	698,379	8,693,152					103,000,000
2.03	Property		1	Chrysler House	T-12	79.0%	11,740,667	5,139,250	6,601,417	68,698	389,974	6,142,746					83,000,000
2.04	Property		1	1001 Woodward	T-12	87.0%	11,833,265	4,506,929	7,326,336	63,808	375,085	6,887,443					80,000,000
2.05	Property		1	One Woodward	T-12	92.4%	10,421,702	4,768,719	5,652,984	74,051	482,862	5,096,070					58,000,000
2.06	Property		1	The Z Garage	T-12	NAP	4,333,672	2,201,877	2,131,796	38,209	14,705	2,078,882					53,000,000
2.07	Property		1	Two Detroit Garage	T-12	NAP	4,136,711	1,180,174	2,956,536	27,650	0	2,928,886					37,000,000
2.08	Property		1	1505 & 1515 Woodward	T-12	95.0%	4,058,229	1,375,879	2,682,351	28,507	199,255	2,454,589					35,000,000
2.09	Property		1	1001 Brush Street	T-12	NAP	3,237,726	1,504,379	1,733,347	28,100	21,371	1,683,875					32,000,000
2.10	Property		1	The Assembly	T-12	74.0%	2,741,081	1,292,767	1,448,315	23,082	90,307	1,334,926					23,100,000
2.11	Property		1	419 Fort Street Garage	T-12	NAP	2,451,762	850,847	1,600,915	15,925	0	1,584,990					21,000,000
2.12	Property		1	Vinton	T-12	95.0%	1,278,493	886,306	392,187	6,104	8,260	377,823					17,500,000
2.13	Property		1	1401 First Street	T-12	NAP	1,131,300	613,395	517,905	15,825	0	502,080					13,500,000
2.14	Property		1	Lane Bryant Building	T-12	94.8%	787,387	370,639	416,748	6,339	42,689	367,719					6,200,000
3	Loan	2,18,21,26	13	Rosewood National Storage 13	T-12	94.3%	15,796,582	5,122,665	10,673,917	171,430	0	10,502,488	3.18	3.13	9.8%	9.7%	181,940,000
3.01	Property		1	Tallahassee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					29,300,000
3.02	Property		1	Fort Worth	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					26,890,000
3.03	Property		1	Kemah	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					26,300,000
3.04	Property		1	North Charleston	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					14,000,000
3.05	Property		1	Groton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					14,000,000
3.06	Property		1	Albuquerque	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					12,920,000
3.07	Property		1	Augusta	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					9,520,000
3.08	Property		1	Grandview	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					8,620,000
3.09	Property		1	Louisville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					8,490,000
3.10	Property		1	Houston	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					7,500,000
3.11	Property		1	Greenwood	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					6,930,000
3.12	Property		1	Miami	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					8,010,000
3.13	Property		1	Kent	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					6,270,000
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	NAV	98.5%	92,929,288	12,225,756	80,703,532	137,285	0	80,566,247	3.50	3.50	9.9%	9.9%	1,954,000,000
5	Loan	4,5,12,19,20	1	One Wilshire	T-12	88.8%	54,609,882	17,099,493	37,510,389	119,080	471,918	36,919,391	3.42	3.37	9.6%	9.5%	913,000,000
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	T-12	95.0%	13,459,517	3,743,620	9,715,898	267,668	519,043	8,929,187	3.20	2.95	12.4%	11.4%	120,890,000
6.01	Property		1	39 Plaza La Prensa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					9,700,000
6.02	Property		1	1711 Randolph Road Southeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					6,870,000
6.03	Property		1	445 Camino Del Rey Southwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					6,450,000
6.04	Property		1	1920 Fifth Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					6,450,000
6.05	Property		1	3280 Bridge Boulevard Southwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					5,800,000
6.06	Property		1	37 Plaza La Prensa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					5,260,000
6.07	Property		1	4363 Jager Drive Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					5,200,000
6.08	Property		1	655 Utah Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					5,150,000
6.09	Property		1	2536 Ridge Runner Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					4,330,000
6.10	Property		1	653 Utah Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					4,010,000
6.11	Property		1	4359 Jager Drive Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					3,940,000
6.12	Property		1	221 Llano Estacado	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					3,450,000
6.13	Property		1	1308 Gusdorf Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					3,150,000
6.14	Property		1	2540 Camino Ortiz	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					3,060,000
6.15	Property		1	5500 San Antonio Drive Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					3,000,000
6.16	Property		1	2121 Summit Court	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,980,000
6.17	Property		1	2732 North Wilshire Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,870,000
6.18	Property		1	41 Plaza La Prensa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,780,000
6.19	Property		1	2800 Farmington Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,760,000
6.20	Property		1	1710 East Aztec Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,680,000
6.21	Property		1	5200 Oakland Avenue Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,490,000
6.22	Property		1	3316 North Main Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,480,000
6.23	Property		1	2141 Summit Court	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,190,000
6.24	Property		1	1014 North California Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,180,000
6.25	Property		1	912 Railroad Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,030,000
6.26	Property		1	1922 Fifth Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,970,000
6.27	Property		1	1017 East Roosevelt Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,850,000
6.28	Property		1	145 Roy Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,850,000
6.29	Property		1	1800 East 30th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,760,000
6.30	Property		1	5205 Quail Road Northwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,480,000
6.31	Property		1	501 East Bender Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,400,000
6.32	Property		1	1233 Whittier Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,370,000
6.33	Property		1	2520 Ridge Runner Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,320,000
6.34	Property		1	26387 US Highway 70	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,320,000
6.35	Property		1	475 Courthouse Road Southeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,200,000
6.36	Property		1	7905 Marble Avenue Northeast	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,060,000
6.37	Property		1	2215 West Main Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,020,000
6.38	Property		1	2522 Ridge Runner Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					800,000
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					760,000
6.40	Property		1	312 East Nizhoni Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					470,000
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	T-12	63.5%	126,226,398	100,165,283	26,061,115	5,680,188	0	20,380,927	4.02	3.14	20.4%	15.9%	306,000,000
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	T-12	95.3%	17,221,570	4,980,705	12,240,865	82,622	248,825	11,909,419	3.04	2.96	10.4%	10.2%	197,000,000
9	Loan	19,21	2	Dealertrack and Divvy	NAV	95.0%	9,478,285	2,473,465	7,004,821	63,766	444,869	6,496,185	2.11	1.96	9.4%	8.7%	109,500,000
9.01	Property		1	Dealertrack	T-12	95.0%	4,978,463	1,296,558	3,681,905	32,745	223,911	3,425,249					55,500,000

A-1-16

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)
						14	14		13,14,15			14,15	9,16,17	9,16,17			18
9.02	Property		1	Divvy	NAV	95.0%	4,499,822	1,176,907	3,322,916	31,021	220,958	3,070,936					54,000,000
10	Loan	1,5,12,13,14,19,21	1	The Summit	T-12	96.3%	57,071,586	15,970,440	41,101,145	181,461	688,764	40,230,920	4.20	4.11	12.6%	12.3%	895,500,000
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	NAV	91.9%	13,231,194	2,754,101	10,477,093	158,766	611,320	9,707,007	1.53	1.42	9.0%	8.4%	196,300,000
11.01	Property		1	6543 Las Vegas Boulevard South	NAV	100.0%	4,116,846	869,315	3,247,531	44,189	175,922	3,027,420					66,700,000
11.02	Property		1	6226 West Sahara Avenue	NAV	100.0%	3,147,646	180,603	2,967,043	30,000	157,752	2,779,291					40,600,000
11.03	Property		1	10190 Covington Cross Drive	NAV	100.0%	2,536,300	671,663	1,864,637	14,658	104,421	1,745,558					26,600,000
11.04	Property		1	1450 Center Crossing Road	NAV	100.0%	1,678,989	360,162	1,318,827	38,375	102,592	1,177,860					26,500,000
11.05	Property		1	6551 Las Vegas Boulevard South	NAV	100.0%	1,172,088	238,873	933,215	13,439	42,229	877,547					18,500,000
11.06	Property		1	9901-9921 Covington Cross Drive	NAV	33.1%	579,325	433,485	145,839	18,104	28,405	99,330					17,400,000
12	Loan	4,5,12,23	1	Novo Nordisk HQ	T-12	78.0%	32,650,130	13,331,718	19,318,412	146,221	0	19,172,191	3.19	3.16	9.2%	9.1%	330,000,000
13	Loan	5,12,13,21	1	The Kirby Collection	NAV	81.1%	20,864,412	9,383,412	11,481,000	98,463	365,197	11,017,340	4.03	3.86	12.0%	11.5%	199,000,000
14	Loan	13	1	Leesburg Plaza	T-12	93.1%	6,066,366	1,154,127	4,912,239	37,639	125,519	4,749,081	3.15	3.05	10.1%	9.8%	73,600,000
15	Loan		1	ADS Corporate Headquarters	T-12	95.0%	4,486,923	231,452	4,255,471	65,271	165,188	4,025,012	1.60	1.51	9.0%	8.5%	71,250,000
16	Loan	15	1	Benefitfocus HQ	T-12	92.5%	5,297,046	1,022,774	4,274,272	51,409	261,027	3,961,836	2.64	2.45	10.7%	9.9%	61,600,000
17	Loan	5,13	1	425 Eye Street	T-12	79.4%	17,176,846	5,955,471	11,221,375	74,933	0	11,146,442	3.68	3.66	11.0%	10.9%	180,000,000
18	Loan		1	The Onyx	T-12	94.3%	6,117,597	2,551,665	3,565,933	114,576	0	3,451,356	2.35	2.28	9.4%	9.1%	60,200,000
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	NAV	95.0%	8,456,570	211,414	8,245,156	180,263	0	8,064,893	2.74	2.68	9.6%	9.4%	159,595,000
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	NAV	95.0%	3,005,410	75,135	2,930,275	123,380	0	2,806,895					61,100,000
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	NAV	95.0%	648,715	16,218	632,497	9,309	0	623,189					10,900,000
19.03	Property		1	Kroger- Clarkston, MI	NAV	95.0%	446,211	11,155	435,056	8,609	0	426,447					9,025,000
19.04	Property		1	Walgreens - Lincolnton (Main), NC	NAV	95.0%	423,618	10,590	413,028	2,183	0	410,845					8,100,000
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	NAV	95.0%	379,695	9,492	370,203	5,543	0	364,659					6,950,000
19.06	Property		1	Walgreens - Greenville (North), SC	NAV	95.0%	389,500	9,738	379,763	2,178	0	377,584					6,800,000
19.07	Property		1	Walgreens - Orland Park (143rd), IL	NAV	95.0%	370,500	9,263	361,238	2,223	0	359,015					6,800,000
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	NAV	95.0%	364,399	9,110	355,289	1,984	0	353,305					7,310,000
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	NAV	95.0%	324,884	8,122	316,762	1,636	0	315,126					5,100,000
19.10	Property		1	Walgreens- Shawnee, KS	NAV	95.0%	288,723	7,218	281,505	2,223	0	279,282					5,290,000
19.11	Property		1	Walgreens - Watervliet (2nd), NY	NAV	95.0%	384,255	9,606	374,649	1,911	0	372,738					6,200,000
19.12	Property		1	Walgreens - El Dorado, AR	NAV	95.0%	247,570	6,189	241,381	2,223	0	239,158					4,700,000
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	NAV	95.0%	106,062	2,652	103,410	1,610	0	101,800					1,700,000
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	NAV	95.0%	106,575	2,664	103,911	1,596	0	102,315					2,040,000
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	NAV	95.0%	104,500	2,613	101,888	1,500	0	100,388					1,800,000
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	NAV	95.0%	100,463	2,512	97,951	529	0	97,422					2,010,000
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	NAV	95.0%	100,040	2,501	97,539	1,248	0	96,291					2,000,000
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	NAV	95.0%	94,336	2,358	91,978	1,354	0	90,624					1,730,000
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	NAV	95.0%	91,588	2,290	89,298	998	0	88,300					1,610,000
19.20	Property		1	Dollar General - Russellville (State 124), AR	NAV	95.0%	87,139	2,178	84,960	1,365	0	83,595					1,500,000
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	NAV	95.0%	98,325	2,458	95,867	1,123	0	94,744					1,900,000
19.22	Property		1	Dollar General - Tulsa (41st), OK	NAV	95.0%	80,356	2,009	78,347	1,354	0	76,993					1,380,000
19.23	Property		1	Dollar General - Cordova (Dexter), TN	NAV	95.0%	72,732	1,818	70,914	1,395	0	69,518					1,300,000
19.24	Property		1	Dollar Tree - Apollo (North), PA	NAV	95.0%	72,831	1,821	71,010	1,437	0	69,573					1,200,000
19.25	Property		1	Dollar General - Toledo (McCord), OH	NAV	95.0%	68,144	1,704	66,440	1,352	0	65,088					1,150,000
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	NAV	84.4%	10,770,732	4,106,628	6,664,104	147,555	575,608	5,940,941	3.20	2.85	11.3%	10.1%	95,590,000
20.01	Property		1	Hillcrest	NAV	91.4%	2,069,587	647,076	1,422,511	19,730	120,397	1,282,384					18,500,000
20.02	Property		1	Arrington	NAV	95.2%	2,126,526	666,500	1,460,025	21,856	123,664	1,314,505					18,800,000
20.03	Property		1	Highland II	NAV	42.4%	693,973	475,721	218,252	7,119	3,794	207,339					8,450,000
20.04	Property		1	Meridian	NAV	100.0%	1,359,386	451,074	908,312	10,178	82,395	815,740					11,700,000
20.05	Property		1	Bayberry	NAV	95.8%	993,146	360,967	632,180	18,740	60,793	552,646					8,600,000
20.06	Property		1	Highland I	NAV	91.7%	982,108	370,321	611,788	14,666	56,998	540,124					7,990,000
20.07	Property		1	Capstone	NAV	83.6%	789,376	317,789	471,588	18,473	41,776	411,338					6,940,000
20.08	Property		1	Forest Plaza I	NAV	80.2%	631,654	271,030	360,624	10,283	34,310	316,031					5,300,000
20.09	Property		1	Forest Plaza II	NAV	100.0%	687,967	274,201	413,767	5,140	44,512	364,115					5,200,000
20.10	Property		1	Utica	NAV	47.3%	266,520	209,775	56,744	20,300	4,868	31,576					2,800,000
20.11	Property		1	Willard	NAV	100.0%	170,488	62,175	108,313	1,071	2,100	105,142					1,310,000
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	NAV	95.0%	6,590,290	200,938	6,389,353	0	465,609	5,923,744	3.50	3.25	13.2%	12.3%	82,475,000
21.01	Property		1	700 Ash Street	NAV	95.0%	1,592,228	48,547	1,543,681	0	104,537	1,439,144					19,900,000
21.02	Property		1	5200 Foundry Circle	NAV	95.0%	1,415,046	43,145	1,371,902	0	86,911	1,284,991					17,750,000
21.03	Property		1	2700 Plum Street	NAV	95.0%	1,101,421	33,582	1,067,839	0	70,689	997,150					13,800,000
21.04	Property		1	801 & 617 South Carpenter Avenue	NAV	95.0%	720,986	21,983	699,003	0	48,450	650,553					9,000,000
21.05	Property		1	N2480 County Road M	NAV	95.0%	480,791	14,659	466,131	0	37,620	428,511					6,000,000
21.06	Property		1	W140 N5540 Lilly Road	NAV	95.0%	458,107	13,968	444,139	0	33,123	411,017					5,700,000
21.07	Property		1	530 East Main Street	NAV	95.0%	421,137	12,840	408,297	0	51,593	356,704					5,300,000
21.08	Property		1	210 Ann Avenue	NAV	95.0%	400,574	12,213	388,360	0	32,687	355,674					5,025,000
22	Loan	14, 18	2	Macon and Winter Garden	NAV	92.7%	3,306,854	653,695	2,653,159	60,724	60,724	2,531,710	2.45	2.34	9.3%	8.9%	45,380,000
22.01	Property		1	Winter Garden	NAV	100.0%	1,621,695	332,856	1,288,839	22,147	22,147	1,244,545					24,000,000
22.02	Property		1	Macon	NAV	86.1%	1,685,159	320,839	1,364,320	38,577	38,577	1,287,165					21,380,000
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	T-12	93.5%	159,706,334	64,433,228	95,273,106	418,915	2,743,708	92,110,483	4.65	4.50	13.2%	12.7%	1,700,000,000
24	Loan		1	45 Liberty Boulevard	T-12	94.9%	4,186,771	1,591,102	2,595,670	27,443	244,209	2,324,018	1.95	1.74	10.6%	9.5%	36,950,000
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	T-12	95.0%	14,219,467	6,214,615	8,004,852	76,807	512,047	7,415,998	3.39	3.14	12.5%	11.6%	106,500,000
25.01	Property		1	Nyberg Rivers	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					55,800,000
25.02	Property		1	Nyberg Woods	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					50,700,000
26	Loan	13	1	Pavilion at North Haven	T-12	87.8%	3,077,720	854,670	2,223,050	67,704	98,487	2,056,858	1.69	1.56	9.5%	8.8%	35,700,000
27	Loan	5,19,24,27	4	Sara Lee Portfolio	NAV	95.0%	5,786,692	173,601	5,613,092	121,617	405,390	5,086,085	2.27	2.06	8.9%	8.1%	104,200,000
27.01	Property		1	2314 Sybrandt Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					50,800,000
27.02	Property		1	110 Sara Lee Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					46,000,000
27.03	Property		1	1528 South Hayford Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					5,170,000
27.04	Property		1	105 Ashland Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,230,000
28	Loan	5,12	1	Charcuterie Artisans SLB	NAV	95.0%	5,984,560	179,537	5,805,023	52,324	191,226	5,561,473	2.45	2.35	9.2%	8.8%	109,100,000
29	Loan	13	1	ABB Office	NAV	97.2%	2,183,424	43,668	2,139,756	27,086	0	2,112,670	2.77	2.74	9.6%	9.5%	34,350,000

A-1-17

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)
						14	14		13,14,15			14,15	9,16,17	9,16,17			18
30	Loan		1	Value Store It Miami - 7th Ave	T-12	82.3%	2,166,688	519,691	1,646,997	11,384	0	1,635,613	2.51	2.50	9.0%	8.9%	28,900,000
31	Loan	13	1	Courtyard Alpharetta/Avalon	T-12	75.0%	5,947,123	3,049,669	2,897,454	178,414	0	2,719,040	3.92	3.68	16.1%	15.1%	33,500,000
32	Loan	13	1	Ocotillo Plaza	T-12	95.0%	2,324,573	571,049	1,753,524	17,540	73,010	1,662,973	1.87	1.77	10.3%	9.8%	26,000,000
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	NAV	88.4%	1,666,969	525,650	1,141,319	18,096	0	1,123,222	2.40	2.36	8.7%	8.6%	21,600,000
33.01	Property		1	Ideal Storage - Lori Lane	NAV	89.1%	484,443	131,857	352,586	5,168	0	347,419					5,700,000
33.02	Property		1	Ideal Storage - Lewisburg	NAV	88.1%	437,526	104,687	332,839	4,905	0	327,934					5,500,000
33.03	Property		1	Ideal Storage - Sunbury	NAV	90.0%	226,448	68,032	158,416	2,235	0	156,181					2,600,000
33.04	Property		1	Ideal Storage - Old Trail	NAV	88.3%	175,125	58,998	116,127	2,039	0	114,088					1,800,000
33.05	Property		1	Ideal Storage - Pottsville	NAV	86.9%	343,426	162,076	181,350	3,750	0	177,600					6,000,000
34	Loan	21	1	Raleigh GSA	NAV	96.0%	1,523,599	369,447	1,154,151	9,339	57,276	1,087,537	2.38	2.25	9.0%	8.5%	21,700,000
35	Loan	13	2	CityLine Central PA Storage Portfolio	NAV	86.5%	1,528,538	481,567	1,046,971	16,433	0	1,030,538	2.40	2.37	8.7%	8.6%	18,400,000
35.01	Property		1	Sinking Spring	NAV	90.0%	1,089,490	310,382	779,108	11,075	0	768,033					12,600,000
35.02	Property		1	St. Clair	NAV	78.7%	439,048	171,185	267,862	5,358	0	262,505					5,800,000
36	Loan		2	Urban Light Industrial Portfolio	NAV	94.3%	1,938,890	774,217	1,164,673	16,700	101,141	1,046,832	1.93	1.74	10.4%	9.3%	16,250,000
36.01	Property		1	Cedar Business Center	NAV	93.7%	1,070,371	407,997	662,374	6,425	56,804	599,144					9,470,000
36.02	Property		1	Victoria Pond Center	NAV	95.0%	868,519	366,220	502,299	10,275	44,337	447,688					6,780,000
37	Loan	24	1	AT&T Chicago	T-12	95.0%	1,225,447	41,384	1,184,063	23,272	44,216	1,116,575	3.13	2.95	11.6%	11.0%	16,400,000
38	Loan	10,13	1	Brickstone Villas	NAV	88.1%	1,571,041	850,079	720,962	55,500	0	665,462	2.06	1.91	8.7%	8.0%	13,100,000
39	Loan		1	Bankwell HQ	NAV	97.3%	1,235,424	284,999	950,425	7,375	43,608	899,442	3.06	2.89	11.6%	11.0%	13,500,000
40	Loan	13	1	Metro Place	T-12	90.0%	1,767,821	865,082	902,739	23,418	71,687	807,634	1.86	1.66	11.1%	9.9%	11,800,000
41	Loan	13, 15	2	8 E 18th & 310 5th	T-12	95.0%	932,120	250,915	681,206	4,676	19,018	657,512	2.16	2.08	8.5%	8.2%	14,900,000
41.01	Property		1	8 East 18th St	T-12	95.0%	643,096	188,394	454,701	1,489	14,539	438,673					10,000,000
41.02	Property		1	310 5th Ave	T-12	95.0%	289,025	62,520	226,505	3,187	4,479	218,839					4,900,000
42	Loan	24	1	WoodSpring McDonough	NAV	96.2%	2,556,017	1,169,418	1,386,599	102,241	0	1,284,358	2.65	2.45	17.4%	16.1%	12,300,000
43	Loan		1	Lakeville Townhomes	T-12	88.4%	1,733,692	1,019,940	713,753	60,560	0	653,192	2.58	2.36	10.0%	9.1%	11,400,000
44	Loan	13,15	1	2374-2386 Grand Concourse	NAV	95.0%	1,001,386	275,544	725,842	4,084	40,132	681,626	2.91	2.73	10.6%	10.0%	11,500,000
45	Loan	12,19,27	2	ASM Portfolio	NAV	95.0%	922,715	262,839	659,875	24,025	22,071	613,779	1.93	1.80	10.8%	10.1%	9,350,000
45.01	Property		1	5701 Dickman Rd	NAV	95.0%	665,903	190,816	475,087	12,775	15,893	446,418					6,700,000
45.02	Property		1	229 W. Creek Rd	NAV	95.0%	256,812	72,023	184,789	11,250	6,178	167,360					2,650,000
46	Loan		1	2121 & 2211 Imperial Avenue	T-12	95.0%	1,056,961	319,793	737,168	6,244	13,655	717,270	3.56	3.47	12.3%	12.0%	20,500,000
47	Loan	15	1	192 Stuyvesant Ave	NAV	94.7%	226,292	43,760	182,532	2,000	0	180,532	2.11	2.09	8.0%	7.9%	3,520,000

A-1-18

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA
							18	18	14			14,19,20,21
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	Hypothetical Market Value Assuming Reserves	5/7/2021	43.1%	43.1%	91.8%	12/1/2021	No	Uber	368,179	15.8%
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	As Is	Various	59.4%	59.4%	88.7%
2.01	Property		1	First National Building	As Is	8/30/2021			94.9%	11/10/2021	No	Amrock, Inc	424,486	53.1%
2.02	Property		1	The Qube	As Is	8/30/2021			90.6%	11/10/2021	No	Quicken Loans Inc.	407,050	77.9%
2.03	Property		1	Chrysler House	As Is	8/30/2021			79.9%	11/10/2021	No	Quicken Loans Inc.	183,664	53.5%
2.04	Property		1	1001 Woodward	As Is	8/30/2021			88.9%	11/10/2021	No	Quicken Loans Inc.	122,475	38.4%
2.05	Property		1	One Woodward	As Is	8/30/2021			92.9%	11/10/2021	No	Quicken Loans Inc.	171,622	46.4%
2.06	Property		1	The Z Garage	As Is	9/10/2021			NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Two Detroit Garage	As Is	9/10/2021			NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	1505 & 1515 Woodward	As Is	8/30/2021			100.0%	11/10/2021	No	LinkedIn Corporation	74,497	52.6%
2.09	Property		1	1001 Brush Street	As Is	9/10/2021			NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	The Assembly	As Is	8/30/2021			75.0%	9/3/2021	No	Coyote Logistics	58,192	100.0%
2.11	Property		1	419 Fort Street Garage	As Is	9/10/2021			NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	Vinton	As Is	8/30/2021			61.9%	9/3/2021	No	Besa Partners LLC	5,693	100.0%
2.13	Property		1	1401 First Street	As Is	9/10/2021			NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	Lane Bryant Building	As Is	8/30/2021			95.2%	11/10/2021	No	Detroit Labs, LLC	17,284	54.5%
3	Loan	2,18,21,26	13	Rosewood National Storage 13	As Portfolio	Various	59.7%	59.7%	95.5%
3.01	Property		1	Tallahassee	As Is	10/29/2021			92.5%	9/1/2021	NAP	NAP	NAP	NAP
3.02	Property		1	Fort Worth	As Is	10/26/2021			97.4%	9/1/2021	NAP	NAP	NAP	NAP
3.03	Property		1	Kemah	As Is	10/24/2021			95.7%	9/1/2021	NAP	NAP	NAP	NAP
3.04	Property		1	North Charleston	As Is	10/21/2021			97.4%	9/1/2021	NAP	NAP	NAP	NAP
3.05	Property		1	Groton	As Is	11/1/2021			96.6%	9/1/2021	NAP	NAP	NAP	NAP
3.06	Property		1	Albuquerque	As Is	10/21/2021			94.9%	9/1/2021	NAP	NAP	NAP	NAP
3.07	Property		1	Augusta	As Is	11/1/2021			92.6%	9/1/2021	NAP	NAP	NAP	NAP
3.08	Property		1	Grandview	As Is	11/4/2021			96.8%	9/1/2021	NAP	NAP	NAP	NAP
3.09	Property		1	Louisville	As Is	10/27/2021			89.2%	9/1/2021	NAP	NAP	NAP	NAP
3.10	Property		1	Houston	As Is	10/24/2021			98.8%	9/1/2021	NAP	NAP	NAP	NAP
3.11	Property		1	Greenwood	As Is	10/27/2021			99.1%	9/1/2021	NAP	NAP	NAP	NAP
3.12	Property		1	Miami	As Is	10/22/2021			97.7%	9/1/2021	NAP	NAP	NAP	NAP
3.13	Property		1	Kent	As Is	10/19/2021			95.5%	9/1/2021	NAP	NAP	NAP	NAP
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	Prospective Market Value Upon Completion & Stabilization	4/1/2023	41.7%	41.7%	100.0%	10/14/2021	Yes	Aventis Inc.	915,233	100.0%
5	Loan	4,5,12,19,20	1	One Wilshire	As Is	11/5/2021	42.6%	42.6%	87.3%	11/1/2021	No	CoreSite	176,685	26.7%
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	As Is	10/20/2021	65.0%	65.0%	97.2%
6.01	Property		1	39 Plaza La Prensa	As Is	10/20/2021			98.7%	1/5/2022	Yes	NM Human Services Dept	38,007	98.7%
6.02	Property		1	1711 Randolph Road Southeast	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Human Services Dept	28,946	100.0%
6.03	Property		1	445 Camino Del Rey Southwest	As Is	10/20/2021			100.0%	1/5/2022	No	NM Human Services Dept	26,335	59.0%
6.04	Property		1	1920 Fifth Street	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Children, Youth, & Families Dept	29,269	100.0%
6.05	Property		1	3280 Bridge Boulevard Southwest	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Human Services Dept	35,032	100.0%
6.06	Property		1	37 Plaza La Prensa	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Human Services Dept	21,364	100.0%
6.07	Property		1	4363 Jager Drive Northeast	As Is	10/20/2021			97.4%	1/5/2022	Yes	NM Human Services Dept	23,817	97.4%
6.08	Property		1	655 Utah Avenue	As Is	10/20/2021			100.0%	1/5/2022	No	NM Human Services Dept	18,128	82.9%
6.09	Property		1	2536 Ridge Runner Road	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Human Services Dept	25,061	100.0%
6.10	Property		1	653 Utah Avenue	As Is	10/20/2021			100.0%	1/5/2022	No	NM Human Services Dept	18,802	83.2%
6.11	Property		1	4359 Jager Drive Northeast	As Is	10/20/2021			100.0%	1/5/2022	No	NM Children, Youth, & Families Dept	20,304	88.2%
6.12	Property		1	221 Llano Estacado	As Is	10/20/2021			96.6%	1/5/2022	Yes	NM Children, Youth, & Families Dept	20,687	96.6%
6.13	Property		1	1308 Gusdorf Road	As Is	10/20/2021			100.0%	1/5/2022	No	NM Children, Youth, & Families Dept	15,818	95.8%
6.14	Property		1	2540 Camino Ortiz	As Is	10/20/2021			100.0%	1/5/2022	No	NM Office of the State Auditor	9,362	54.1%
6.15	Property		1	5500 San Antonio Drive Northeast	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Regulation & Licensing Dept	20,017	100.0%
6.16	Property		1	2121 Summit Court	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Human Services Dept	12,774	100.0%
6.17	Property		1	2732 North Wilshire Boulevard	As Is	10/20/2021			97.2%	1/5/2022	Yes	NM Human Services Dept	11,288	97.2%
6.18	Property		1	41 Plaza La Prensa	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM State Investment Council	12,912	100.0%
6.19	Property		1	2800 Farmington Avenue	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Children, Youth, & Families Dept	14,000	100.0%
6.20	Property		1	1710 East Aztec Avenue	As Is	10/20/2021			97.7%	1/5/2022	No	NM Children, Youth, & Families Dept	9,820	74.6%
6.21	Property		1	5200 Oakland Avenue Northeast	As Is	10/20/2021			100.0%	1/5/2022	No	Burgos Group, LLC	4,945	30.6%
6.22	Property		1	3316 North Main Street	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Human Services Dept	19,494	100.0%
6.23	Property		1	2141 Summit Court	As Is	10/20/2021			100.0%	1/5/2022	Yes	Social Security Admin	11,500	100.0%
6.24	Property		1	1014 North California Street	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Human Services Dept	10,241	100.0%
6.25	Property		1	912 Railroad Avenue	As Is	10/20/2021			74.1%	1/5/2022	No	NM Children, Youth, & Families Dept	11,537	71.7%
6.26	Property		1	1922 Fifth Street	As Is	10/20/2021			100.0%	1/5/2022	Yes	Social Security Admin	9,804	100.0%
6.27	Property		1	1017 East Roosevelt Avenue	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Children, Youth, & Families Dept	9,742	100.0%
6.28	Property		1	145 Roy Road	As Is	10/20/2021			94.1%	1/5/2022	No	NM Human Services Dept	9,838	71.4%
6.29	Property		1	1800 East 30th Street	As Is	10/20/2021			34.3%	1/5/2022	No	NM Environment Dept	2,674	24.0%
6.30	Property		1	5205 Quail Road Northwest	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Division of Vocational Rehab	6,659	100.0%
6.31	Property		1	501 East Bender Boulevard	As Is	10/20/2021			86.9%	1/5/2022	Yes	Social Security Admin	5,820	86.9%
6.32	Property		1	1233 Whittier Street	As Is	10/20/2021			94.6%	1/5/2022	Yes	NM Human Services Dept	5,683	94.6%
6.33	Property		1	2520 Ridge Runner Road	As Is	10/20/2021			100.0%	1/5/2022	Yes	Social Security Admin	5,940	100.0%
6.34	Property		1	26387 US Highway 70	As Is	10/20/2021			100.0%	1/5/2022	No	NM Children, Youth, & Families Dept	9,098	70.5%
6.35	Property		1	475 Courthouse Road Southeast	As Is	10/20/2021			89.0%	1/5/2022	No	Prism, Inc.	5,375	36.5%
6.36	Property		1	7905 Marble Avenue Northeast	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Dept of Health	6,312	100.0%
6.37	Property		1	2215 West Main Street	As Is	10/20/2021			93.8%	1/5/2022	No	NM Children, Youth, & Families Dept	6,982	89.6%
6.38	Property		1	2522 Ridge Runner Road	As Is	10/20/2021			100.0%	1/5/2022	No	NM Motor Vehicle Dept	3,540	80.6%
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	As Is	10/20/2021			100.0%	1/5/2022	Yes	NM Division of Vocational Rehab	4,733	100.0%
6.40	Property		1	312 East Nizhoni Boulevard	As Is	10/20/2021			92.4%	1/5/2022	Yes	NM Division of Vocational Rehab	3,917	92.4%
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	As Is	11/17/2021	41.8%	41.8%	36.8%	12/31/2021	NAP	NAP	NAP	NAP
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	As Is (Extraordinary Assumption)	11/22/2021	59.5%	59.5%	96.7%	11/30/2021	No	Costco	148,628	20.9%
9	Loan	19,21	2	Dealertrack and Divvy	As Is	11/19/2021	68.0%	68.0%	100.0%
9.01	Property		1	Dealertrack	As Is	11/19/2021			100.0%	11/3/2021	No	Dealertrack, Inc.	112,900	69.0%

A-1-19

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA
							18	18	14			14,19,20,21
9.02	Property		1	Divvy	As Is	11/19/2021			100.0%	2/6/2022	Yes	DivvyPay, Inc.	155,107	100.0%
10	Loan	1,5,12,13,14,19,21	1	The Summit	As Is	11/1/2021	36.5%	36.5%	98.2%	1/1/2022	No	Amazon.com Services, Inc.	374,220	41.2%
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	As Is	10/7/2021	59.1%	52.7%	96.3%
11.01	Property		1	6543 Las Vegas Boulevard South	As Is	10/7/2021			100.0%	2/6/2022	Yes	WeWork	102,276	100.0%
11.02	Property		1	6226 West Sahara Avenue	As Is	10/7/2021			100.0%	2/6/2022	Yes	Nevada Power Company	292,180	100.0%
11.03	Property		1	10190 Covington Cross Drive	As Is	10/7/2021			100.0%	2/6/2022	Yes	Coin Cloud	75,588	100.0%
11.04	Property		1	1450 Center Crossing Road	As Is	10/7/2021			100.0%	2/6/2022	Yes	Diamond Resort Corporation	52,975	100.0%
11.05	Property		1	6551 Las Vegas Boulevard South	As Is	10/7/2021			100.0%	2/6/2022	Yes	Amazon.com Services, Inc.	31,105	100.0%
11.06	Property		1	9901-9921 Covington Cross Drive	As Is	10/7/2021			60.1%	10/7/2021	No	DeVry Education Group, Inc.	23,381	40.9%
12	Loan	4,5,12,23	1	Novo Nordisk HQ	As Is	9/21/2021	63.8%	63.8%	77.0%	2/6/2022	Yes	Novo Nordisk	563,289	77.0%
13	Loan	5,12,13,21	1	The Kirby Collection	As Is	11/24/2021	48.1%	48.1%	92.0%	10/26/2021	No	PROS, Inc.	117,555	22.0%
14	Loan	13	1	Leesburg Plaza	As Is	10/26/2021	65.9%	65.9%	94.7%	11/23/2021	No	Giant Food	55,330	23.7%
15	Loan		1	ADS Corporate Headquarters	As Is	10/23/2021	66.5%	60.2%	100.0%	2/6/2022	Yes	Comenity Servicing LLC	326,354	100.0%
16	Loan	15	1	Benefitfocus HQ	As Is	12/7/2021	64.9%	64.9%	100.0%	2/1/2022	Yes	Benefitfocus.com, Inc.	145,800	100.0%
17	Loan	5,13	1	425 Eye Street	As Is	11/9/2021	56.8%	56.8%	76.7%	9/1/2021	No	GSA - Dept. of Veterans Affairs	241,398	64.4%
18	Loan		1	The Onyx	As Is	10/13/2021	63.1%	63.1%	95.9%	11/10/2021	NAP	NAP	NAP	NAP
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	As Is	Various	53.9%	53.9%	100.0%
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	As Is	11/15/2021			100.0%	2/1/2022	Yes	Sherwin Williams	1,233,800	100.0%
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	As Is	11/30/2021			100.0%	2/1/2022	Yes	Schnucks Markets	62,058	100.0%
19.03	Property		1	Kroger- Clarkston, MI	As Is	11/17/2021			100.0%	2/1/2022	Yes	Kroger	57,392	100.0%
19.04	Property		1	Walgreens - Lincolnton (Main), NC	As Is	11/15/2021			100.0%	2/1/2022	Yes	Walgreens	14,550	100.0%
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	As Is	11/15/2021			100.0%	2/1/2022	Yes	WellMed	27,717	100.0%
19.06	Property		1	Walgreens - Greenville (North), SC	As Is	11/11/2021			100.0%	2/1/2022	Yes	Walgreens	14,523	100.0%
19.07	Property		1	Walgreens - Orland Park (143rd), IL	As Is	11/16/2021			100.0%	2/1/2022	Yes	Walgreens	14,820	100.0%
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	As Is	11/10/2021			100.0%	2/1/2022	Yes	CVS Pharmacy	13,225	100.0%
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	As Is	11/3/2021			100.0%	2/1/2022	Yes	Walgreens	10,908	100.0%
19.10	Property		1	Walgreens- Shawnee, KS	As Is	10/5/2021			100.0%	2/1/2022	Yes	Walgreens	14,820	100.0%
19.11	Property		1	Walgreens - Watervliet (2nd), NY	As Is	11/3/2021			100.0%	2/1/2022	Yes	Walgreens	12,738	100.0%
19.12	Property		1	Walgreens - El Dorado, AR	As Is	10/12/2021			100.0%	2/1/2022	Yes	Walgreens	14,820	100.0%
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	As Is	11/15/2021			100.0%	2/1/2022	Yes	Dollar Tree	10,735	100.0%
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	As Is	11/27/2021			100.0%	2/1/2022	Yes	Dollar General	10,640	100.0%
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	As Is	11/18/2021			100.0%	2/1/2022	Yes	Dollar Tree	10,000	100.0%
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	As Is	11/18/2021			100.0%	2/1/2022	Yes	Sherwin Williams	3,525	100.0%
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	As Is	11/14/2021			100.0%	2/1/2022	Yes	Family Dollar	8,320	100.0%
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	As Is	11/15/2021			100.0%	2/1/2022	Yes	Dollar General	9,026	100.0%
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	As Is	11/9/2021			100.0%	2/1/2022	Yes	Webster Bank	6,652	100.0%
19.20	Property		1	Dollar General - Russellville (State 124), AR	As Is	11/7/2021			100.0%	2/1/2022	Yes	Dollar General	9,100	100.0%
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	As Is	11/5/2021			100.0%	2/1/2022	Yes	Dollar General	7,489	100.0%
19.22	Property		1	Dollar General - Tulsa (41st), OK	As Is	11/10/2021			100.0%	2/1/2022	Yes	Dollar General	9,026	100.0%
19.23	Property		1	Dollar General - Cordova (Dexter), TN	As Is	11/5/2021			100.0%	2/1/2022	Yes	Dollar General	9,303	100.0%
19.24	Property		1	Dollar Tree - Apollo (North), PA	As Is	11/9/2021			100.0%	2/1/2022	Yes	Dollar Tree	9,583	100.0%
19.25	Property		1	Dollar General - Toledo (McCord), OH	As Is	11/6/2021			100.0%	2/1/2022	Yes	Dollar General	9,014	100.0%
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	As Is	11/4/2021	61.7%	61.7%	84.4%
20.01	Property		1	Hillcrest	As Is	11/4/2021			91.6%	10/31/2021	No	The Brink’s Company	36,814	37.9%
20.02	Property		1	Arrington	As Is	11/4/2021			95.3%	10/31/2021	No	Mitchell Wiggins & Co, LLP	15,611	16.7%
20.03	Property		1	Highland II	As Is	11/4/2021			40.7%	10/31/2021	No	Freeman & Morgan Architects, P.C.	4,685	6.9%
20.04	Property		1	Meridian	As Is	11/4/2021			100.0%	10/31/2021	No	The London Company	20,609	35.5%
20.05	Property		1	Bayberry	As Is	11/4/2021			95.9%	10/31/2021	No	Virginia Estate & Trust Law	10,840	23.5%
20.06	Property		1	Highland I	As Is	11/4/2021			91.9%	10/31/2021	No	Regions Bank	6,970	14.9%
20.07	Property		1	Capstone	As Is	11/4/2021			83.3%	10/31/2021	No	CapTech Ventures, Inc.	21,358	54.1%
20.08	Property		1	Forest Plaza I	As Is	11/4/2021			80.5%	10/31/2021	No	World Pediatric Project	5,680	15.7%
20.09	Property		1	Forest Plaza II	As Is	11/4/2021			100.0%	10/31/2021	No	CCA Financial Services, LLC	8,952	27.9%
20.10	Property		1	Utica	As Is	11/4/2021			47.9%	10/31/2021	No	Dynamic Brands, LLC	10,729	36.3%
20.11	Property		1	Willard	As Is	11/4/2021			100.0%	2/6/2022	Yes	CPC DYS Holdings, Inc.	12,970	100.0%
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	As Is	Various	58.5%	58.5%	100.0%
21.01	Property		1	700 Ash Street	As Is	9/24/2021			100.0%	1/1/2022	Yes	Grede Casting	366,798	100.0%
21.02	Property		1	5200 Foundry Circle	As Is	9/27/2021			100.0%	1/1/2022	Yes	Grede Casting	304,950	100.0%
21.03	Property		1	2700 Plum Street	As Is	9/27/2021			100.0%	1/1/2022	Yes	Grede Casting	248,030	100.0%
21.04	Property		1	801 & 617 South Carpenter Avenue	As Is	9/29/2021			100.0%	1/1/2022	Yes	Grede Casting	170,000	100.0%
21.05	Property		1	N2480 County Road M	As Is	9/24/2021			100.0%	1/1/2022	Yes	Grede Casting	132,000	100.0%
21.06	Property		1	W140 N5540 Lilly Road	As Is	9/24/2021			100.0%	1/1/2022	Yes	Grede Casting	116,220	100.0%
21.07	Property		1	530 East Main Street	As Is	9/22/2021			100.0%	1/1/2022	Yes	Grede Casting	181,028	100.0%
21.08	Property		1	210 Ann Avenue	As Is	9/27/2021			100.0%	1/1/2022	Yes	Grede Casting	114,690	100.0%
22	Loan	14, 18	2	Macon and Winter Garden	Various	Various	62.8%	62.8%	91.5%
22.01	Property		1	Winter Garden	Hypothetical Leased Fee Market Value As-Is - As-If Escrows Funded	11/11/2021			100.0%	2/1/2022	Yes	PureCycle	221,469	100.0%
22.02	Property		1	Macon	As Is Market Value With Ground Lease	11/15/2021			86.6%	12/1/2021	No	Vision Door & Millwork LLC	112,564	29.2%
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	As Is	10/1/2021	42.5%	42.5%	96.3%	11/1/2021	No	Kirkland & Ellis	616,139	36.8%
24	Loan		1	45 Liberty Boulevard	As Is	10/19/2021	66.3%	59.7%	95.1%	9/30/2021	No	The Vanguard Group, Inc	87,652	63.9%
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	As Is	8/9/2021	60.0%	60.0%	96.2%
25.01	Property		1	Nyberg Rivers	As Is	8/9/2021			98.8%	10/14/2021	No	Cabela’s	110,093	36.9%
25.02	Property		1	Nyberg Woods	As Is	8/9/2021			92.5%	10/14/2021	No	Best Buy	45,394	21.2%
26	Loan	13	1	Pavilion at North Haven	As Is	9/2/2021	65.7%	51.9%	89.6%	10/14/2021	No	Hartford Healthcare Corp.	52,575	35.5%
27	Loan	5,19,24,27	4	Sara Lee Portfolio	As Is	Various	60.6%	60.6%	100.0%
27.01	Property		1	2314 Sybrandt Road	As Is	9/13/2021			100.0%	2/6/2022	Yes	Sara Lee	325,122	100.0%
27.02	Property		1	110 Sara Lee Road	As Is	9/7/2021			100.0%	2/6/2022	Yes	Sara Lee	405,930	100.0%
27.03	Property		1	1528 South Hayford Road	As Is	9/3/2021			100.0%	2/6/2022	Yes	Sara Lee	40,827	100.0%
27.04	Property		1	105 Ashland Avenue	As Is	9/13/2021			100.0%	2/6/2022	Yes	Sara Lee	38,900	100.0%
28	Loan	5,12	1	Charcuterie Artisans SLB	As Is	9/23/2021	57.7%	57.7%	100.0%	2/6/2022	Yes	Charcuterie Artisans	515,006	100.0%
29	Loan	13	1	ABB Office	As Is	11/23/2021	64.8%	64.8%	100.0%	1/1/2022	Yes	ABB Inc.	135,430	100.0%

A-1-20

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA
							18	18	14			14,19,20,21
30	Loan		1	Value Store It Miami - 7th Ave	As Is	11/8/2021	63.3%	63.3%	95.1%	12/1/2021	NAP	NAP	NAP	NAP
31	Loan	13	1	Courtyard Alpharetta/Avalon	As Is	10/1/2021	53.7%	53.7%	61.0%	9/30/2021	NAP	NAP	NAP	NAP
32	Loan	13	1	Ocotillo Plaza	As Is	12/3/2021	65.3%	51.4%	97.3%	12/31/2021	No	Big Air Chandler	29,330	25.1%
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	As Is	9/29/2021	60.6%	60.6%	93.8%
33.01	Property		1	Ideal Storage - Lori Lane	As Is	9/29/2021			95.0%	9/22/2021	NAP	NAP	NAP	NAP
33.02	Property		1	Ideal Storage - Lewisburg	As Is	9/29/2021			90.4%	9/22/2021	NAP	NAP	NAP	NAP
33.03	Property		1	Ideal Storage - Sunbury	As Is	9/29/2021			93.7%	9/22/2021	NAP	NAP	NAP	NAP
33.04	Property		1	Ideal Storage - Old Trail	As Is	9/29/2021			91.9%	9/22/2021	NAP	NAP	NAP	NAP
33.05	Property		1	Ideal Storage - Pottsville	As Is	9/29/2021			97.9%	9/22/2021	NAP	NAP	NAP	NAP
34	Loan	21	1	Raleigh GSA	As Is	10/6/2021	59.3%	59.3%	100.0%	12/14/2021	No	Office of Hearings Operations	25,179	53.9%
35	Loan	13	2	CityLine Central PA Storage Portfolio	As Is	Various	65.2%	65.2%	95.8%
35.01	Property		1	Sinking Spring	As Is	9/29/2021			97.3%	9/22/2021	NAP	NAP	NAP	NAP
35.02	Property		1	St. Clair	As Is	9/25/2021			92.8%	9/22/2021	NAP	NAP	NAP	NAP
36	Loan		2	Urban Light Industrial Portfolio	As Is	11/17/2021	69.2%	59.1%	95.6%
36.01	Property		1	Cedar Business Center	As Is	11/17/2021			91.4%	12/1/2021	No	First Service Residential MN	22,624	36.1%
36.02	Property		1	Victoria Pond Center	As Is	11/17/2021			100.0%	12/1/2021	No	American Contract Systems Inc	9,680	16.4%
37	Loan	24	1	AT&T Chicago	As Is	10/18/2021	62.0%	62.0%	100.0%	1/1/2022	Yes	AT&T Services, Inc	93,086	100.0%
38	Loan	10,13	1	Brickstone Villas	As Is	10/25/2021	63.5%	63.5%	91.9%	11/16/2021	NAP	NAP	NAP	NAP
39	Loan		1	Bankwell HQ	As Is	10/6/2021	60.7%	60.7%	100.0%	2/6/2022	Yes	Bankwell Financial Group	29,500	100.0%
40	Loan	13	1	Metro Place	As Is	11/15/2021	69.0%	63.0%	94.5%	12/20/2021	No	Covetrus Inc.	63,726	68.0%
41	Loan	13, 15	2	8 E 18th & 310 5th	As Is	Various	54.0%	54.0%	100.0%
41.01	Property		1	8 East 18th St	As Is	8/26/2021			100.0%	9/23/2021	No	Sweetgreen	3,127	41.0%
41.02	Property		1	310 5th Ave	As Is	9/3/2021			100.0%	9/23/2021	No	Simple Loaf Bakehouse LLC	1,680	25.5%
42	Loan	24	1	WoodSpring McDonough	As Is	11/8/2021	65.0%	57.7%	96.2%	10/31/2021	NAP	NAP	NAP	NAP
43	Loan		1	Lakeville Townhomes	As Is	11/3/2021	62.9%	62.9%	96.9%	11/30/2021	NAP	NAP	NAP	NAP
44	Loan	13,15	1	2374-2386 Grand Concourse	As Is	12/3/2021	59.3%	59.3%	100.0%	12/1/2021	No	Blink Fitness	14,000	68.6%
45	Loan	12,19,27	2	ASM Portfolio	As Is	Various	65.3%	51.5%	100.0%
45.01	Property		1	5701 Dickman Rd	As Is	11/30/2021			100.0%	2/6/2022	Yes	ASM Holdco	126,684	100.0%
45.02	Property		1	229 W. Creek Rd	As Is	12/1/2021			100.0%	2/6/2022	Yes	ASM Holdco	49,246	100.0%
46	Loan		1	2121 & 2211 Imperial Avenue	As Is	10/30/2021	29.3%	29.3%	100.0%	12/14/2021	No	Walmart	42,148	87.8%
47	Loan	15	1	192 Stuyvesant Ave	As Is	10/4/2021	64.6%	64.6%	100.0%	10/11/2021	NAP	NAP	NAP	NAP

A-1-21

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
						14,19,20,21				14,19,20,21
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	6/30/2030	Walgreens	219,698	9.4%	11/30/2032	PepsiCo	193,420	8.3%	12/31/2028
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio
2.01	Property		1	First National Building	1/31/2032	Honigman Miller Schwartz and Cohn LLP	150,786	18.8%	11/30/2025	Board of Trustees of Michigan State University	46,598	5.8%	9/30/2031
2.02	Property		1	The Qube	7/31/2028	JPMorgan Chase, National Association	32,126	6.1%	5/31/2027	Rock Security LLC	17,490	3.3%	6/30/2022
2.03	Property		1	Chrysler House	8/31/2023	Rocket Homes Real Estate LLC	29,897	8.7%	8/31/2023	RSM US LLP	11,894	3.5%	5/31/2023
2.04	Property		1	1001 Woodward	4/30/2024	1001 Woodward Avenue Tenant LLC (WeWork)	56,352	17.7%	10/31/2033	Southeast Michigan Council of Governments	30,240	9.5%	7/31/2025
2.05	Property		1	One Woodward	3/31/2032	Kitch Drutchas Wagner Valitutti & Sherbrook, P.C.	56,265	15.2%	5/31/2028	Fifth Third Bank	31,204	8.4%	10/31/2025
2.06	Property		1	The Z Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Two Detroit Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	1505 & 1515 Woodward	7/31/2026	H & M Hennes & Mauritz L.P.	25,322	17.9%	1/31/2027	International Bancard Corporation	12,082	8.5%	2/28/2023
2.09	Property		1	1001 Brush Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	The Assembly	10/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	419 Fort Street Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	Vinton	1/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	1401 First Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	Lane Bryant Building	1/31/2026	Detroit Venture Partners	5,761	18.2%	MTM	Lisa Spindler Photography, Inc.	4,384	13.8%	MTM
3	Loan	2,18,21,26	13	Rosewood National Storage 13
3.01	Property		1	Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Fort Worth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Kemah	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	North Charleston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Groton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Albuquerque	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Augusta	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Grandview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Louisville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Greenwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Kent	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	11/30/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4,5,12,19,20	1	One Wilshire	7/31/2029	Musick Peeler	106,475	16.1%	10/31/2023	Verizon Global Networks	61,881	9.4%	7/31/2029
6	Loan	22,24,27	40	SVEA New Mexico Portfolio
6.01	Property		1	39 Plaza La Prensa	9/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	1711 Randolph Road Southeast	7/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	445 Camino Del Rey Southwest	2/28/2027	Valencia Shelter Services	13,763	30.8%	8/31/2026	NM Division of Vocational Rehab	2,635	5.9%	5/31/2030
6.04	Property		1	1920 Fifth Street	8/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	3280 Bridge Boulevard Southwest	11/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	37 Plaza La Prensa	8/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	4363 Jager Drive Northeast	5/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	655 Utah Avenue	3/31/2022	NM Aging & Long Term Svcs	3,743	17.1%	10/31/2027	NAP	NAP	NAP	NAP
6.09	Property		1	2536 Ridge Runner Road	8/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	653 Utah Avenue	10/31/2027	50 State DMV, LLC	3,809	16.8%	9/30/2028	NAP	NAP	NAP	NAP
6.11	Property		1	4359 Jager Drive Northeast	12/31/2027	NM Environment Dept	2,584	11.2%	5/31/2022	Youth Development, Inc.	120	0.5%	MTM
6.12	Property		1	221 Llano Estacado	MTM	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.13	Property		1	1308 Gusdorf Road	8/31/2030	NM Aging & Long Term Svcs	694	4.2%	12/31/2029	NAP	NAP	NAP	NAP
6.14	Property		1	2540 Camino Ortiz	8/14/2025	NM Departments of Health	5,031	29.0%	5/14/2022	NM Environment Dept	2,926	16.9%	8/31/2024
6.15	Property		1	5500 San Antonio Drive Northeast	7/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.16	Property		1	2121 Summit Court	1/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.17	Property		1	2732 North Wilshire Boulevard	4/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.18	Property		1	41 Plaza La Prensa	7/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.19	Property		1	2800 Farmington Avenue	7/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.20	Property		1	1710 East Aztec Avenue	11/30/2031	NM Motor Vehicle Dept	3,041	23.1%	MTM	NAP	NAP	NAP	NAP
6.21	Property		1	5200 Oakland Avenue Northeast	8/31/2023	NM Division of Vocational Rehab	4,466	27.6%	7/31/2027	Energy, Minerals & Natural Resources	3,775	23.3%	2/28/2030
6.22	Property		1	3316 North Main Street	11/30/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.23	Property		1	2141 Summit Court	2/17/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.24	Property		1	1014 North California Street	5/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.25	Property		1	912 Railroad Avenue	MTM	NM Early Childhood & Care Dept	400	2.5%	8/31/2031	NAP	NAP	NAP	NAP
6.26	Property		1	1922 Fifth Street	1/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.27	Property		1	1017 East Roosevelt Avenue	11/14/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.28	Property		1	145 Roy Road	9/30/2026	NM Environment Dept	1,689	12.3%	5/31/2028	NM Division of Vocational Rehab	1,434	10.4%	6/30/2029
6.29	Property		1	1800 East 30th Street	2/28/2029	NM Comm Blind	1,146	10.3%	12/31/2028	NAP	NAP	NAP	NAP
6.30	Property		1	5205 Quail Road Northwest	12/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.31	Property		1	501 East Bender Boulevard	11/30/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.32	Property		1	1233 Whittier Street	3/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.33	Property		1	2520 Ridge Runner Road	2/26/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.34	Property		1	26387 US Highway 70	9/30/2029	NM Human Services Dept	3,809	29.5%	6/30/2026	NAP	NAP	NAP	NAP
6.35	Property		1	475 Courthouse Road Southeast	11/30/2024	Central NM Counseling Services, Inc.	4,388	29.8%	4/30/2023	NM Environment Dept	3,352	22.7%	12/31/2029
6.36	Property		1	7905 Marble Avenue Northeast	1/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.37	Property		1	2215 West Main Street	5/31/2026	NM Aging & Long Term Svcs	327	4.2%	5/31/2022	NAP	NAP	NAP	NAP
6.38	Property		1	2522 Ridge Runner Road	4/30/2024	NM Commission for the Blind	851	19.4%	MTM	NAP	NAP	NAP	NAP
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	10/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.40	Property		1	312 East Nizhoni Boulevard	8/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	10/24/2030	Wegmans	128,813	18.1%	10/31/2035	At Home Stores	96,446	13.5%	6/30/2031
9	Loan	19,21	2	Dealertrack and Divvy
9.01	Property		1	Dealertrack	12/31/2029	NAV Technologies	27,936	17.1%	10/31/2030	Summit Sotheby’s	12,500	7.6%	9/30/2029

A-1-22

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
						14,19,20,21				14,19,20,21
9.02	Property		1	Divvy	5/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1,5,12,13,14,19,21	1	The Summit	8/31/2036	Puget Sound Energy, Inc.	223,820	24.7%	10/31/2028	WeWork	133,059	14.7%	3/31/2032
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio
11.01	Property		1	6543 Las Vegas Boulevard South	10/31/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	6226 West Sahara Avenue	1/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	10190 Covington Cross Drive	7/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	1450 Center Crossing Road	12/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	6551 Las Vegas Boulevard South	12/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	9901-9921 Covington Cross Drive	7/31/2028	Adtalem Global Education Inc.	10,969	19.2%	7/31/2028	NAP	NAP	NAP	NAP
12	Loan	4,5,12,23	1	Novo Nordisk HQ	4/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	5,12,13,21	1	The Kirby Collection	7/31/2033	Pinstripes Texas, Inc.	33,830	6.3%	10/31/2036	Hancock Whitney Bank	29,465	5.5%	8/31/2033
14	Loan	13	1	Leesburg Plaza	12/31/2041	PetSmart	23,239	10.0%	1/31/2026	Planet Fitness	17,321	7.4%	5/31/2031
15	Loan		1	ADS Corporate Headquarters	9/12/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	15	1	Benefitfocus HQ	12/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	5,13	1	425 Eye Street	6/6/2026	GSA - MedPAC	14,312	3.8%	8/7/2037	Turkish Table	7,951	2.1%	7/20/2026
18	Loan		1	The Onyx	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	5/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	2/15/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Kroger- Clarkston, MI	5/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Walgreens - Lincolnton (Main), NC	1/31/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	1/22/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.06	Property		1	Walgreens - Greenville (North), SC	12/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.07	Property		1	Walgreens - Orland Park (143rd), IL	7/31/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	1/31/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	4/27/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.10	Property		1	Walgreens- Shawnee, KS	12/31/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.11	Property		1	Walgreens - Watervliet (2nd), NY	8/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.12	Property		1	Walgreens - El Dorado, AR	6/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	3/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	5/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	1/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	12/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	3/31/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	4/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	9/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.20	Property		1	Dollar General - Russellville (State 124), AR	4/30/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	11/30/2035	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.22	Property		1	Dollar General - Tulsa (41st), OK	10/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.23	Property		1	Dollar General - Cordova (Dexter), TN	8/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.24	Property		1	Dollar Tree - Apollo (North), PA	2/29/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.25	Property		1	Dollar General - Toledo (McCord), OH	9/30/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio
20.01	Property		1	Hillcrest	11/30/2026	SyCom Technologies, LLC	18,393	18.9%	7/31/2024	Blue Ridge Bank	18,032	18.6%	7/31/2022
20.02	Property		1	Arrington	10/6/2022	Lowe, Brockenbrough & Co.	13,213	14.1%	1/31/2024	Meadows Urquhart Acree & Cook	11,050	11.8%	11/30/2027
20.03	Property		1	Highland II	9/30/2026	Norman, Obeck & Foy Dentistry Partnership	3,780	5.6%	12/31/2023	Robert W. DeConti, M.D., Inc.	3,395	5.0%	9/30/2027
20.04	Property		1	Meridian	6/30/2032	Sedgwick Claims Management Service, Inc.	12,698	21.9%	6/30/2024	Wells Fargo Advisors, LLC	9,160	15.8%	MTM
20.05	Property		1	Bayberry	4/30/2029	GrayCo, Inc.	9,672	21.0%	10/31/2026	Breeden Construction, LLC	8,032	17.4%	2/28/2025
20.06	Property		1	Highland I	9/30/2023	Ivy Ventures, LLC	5,310	11.4%	3/31/2023	Equitable Financial Life Insurance Company	5,150	11.0%	7/31/2023
20.07	Property		1	Capstone	6/30/2025	The Colony Group, LLC	5,077	12.9%	7/31/2026	1752 Financial, Inc./Chesapeake Group, LLC	2,843	7.2%	7/31/2023
20.08	Property		1	Forest Plaza I	12/31/2023	Kanawha Capital Management, LLC	4,989	13.7%	5/31/2027	Thomas Innes, Inc. T/A Re/Max Commonwealth	4,959	13.7%	5/31/2022
20.09	Property		1	Forest Plaza II	7/31/2025	Carrell Blanton Ferris & Associates, PLC	8,907	27.7%	4/30/2026	Nationwide Mutual Insurance Company	4,270	13.3%	8/31/2024
20.10	Property		1	Utica	5/31/2023	Braley & Thompson, Inc.	3,440	11.6%	11/30/2022	NAP	NAP	NAP	NAP
20.11	Property		1	Willard	11/30/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio
21.01	Property		1	700 Ash Street	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	5200 Foundry Circle	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.03	Property		1	2700 Plum Street	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	801 & 617 South Carpenter Avenue	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.05	Property		1	N2480 County Road M	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.06	Property		1	W140 N5540 Lilly Road	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.07	Property		1	530 East Main Street	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.08	Property		1	210 Ann Avenue	12/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	14, 18	2	Macon and Winter Garden
22.01	Property		1	Winter Garden	8/22/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Macon	1/31/2027	AEL Investment Group LLC (Paper Manufacturer)	104,703	27.1%	10/31/2026	Peach & Pebbles	75,987	19.7%	6/1/2026
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	2/28/2039	Citibank	216,256	12.9%	4/30/2032	NYU	195,326	11.7%	10/31/2049
24	Loan		1	45 Liberty Boulevard	6/30/2026	Microsoft Corporation	42,607	31.1%	2/29/2028	NAP	NAP	NAP	NAP
25	Loan	5,12,13,14,28	2	Nyberg Portfolio
25.01	Property		1	Nyberg Rivers	1/31/2035	LA Fitness	45,000	15.1%	2/28/2025	New Seasons Market	33,575	11.3%	10/31/2039
25.02	Property		1	Nyberg Woods	1/31/2023	PetSmart	28,046	13.1%	1/31/2028	Old Navy	17,029	8.0%	9/30/2022
26	Loan	13	1	Pavilion at North Haven	9/30/2031	Michaels Stores, Inc.	23,928	16.2%	2/29/2024	Madrag of North Haven LLC	10,052	6.8%	10/31/2024
27	Loan	5,19,24,27	4	Sara Lee Portfolio
27.01	Property		1	2314 Sybrandt Road	7/16/2041	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	110 Sara Lee Road	7/16/2041	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.03	Property		1	1528 South Hayford Road	7/16/2041	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.04	Property		1	105 Ashland Avenue	7/16/2041	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	5,12	1	Charcuterie Artisans SLB	10/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	13	1	ABB Office	1/31/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-23

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
						14,19,20,21				14,19,20,21
30	Loan		1	Value Store It Miami - 7th Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	13	1	Courtyard Alpharetta/Avalon	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	13	1	Ocotillo Plaza	6/30/2031	Aldi	24,282	20.8%	11/30/2030	Dollar Tree	10,444	8.9%	2/28/2026
33	Loan	13	5	CityLine Susquehanna Storage Portfolio
33.01	Property		1	Ideal Storage - Lori Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Ideal Storage - Lewisburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.03	Property		1	Ideal Storage - Sunbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.04	Property		1	Ideal Storage - Old Trail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.05	Property		1	Ideal Storage - Pottsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	21	1	Raleigh GSA	8/29/2036	SSA Field Office	21,518	46.1%	8/25/2036	NAP	NAP	NAP	NAP
35	Loan	13	2	CityLine Central PA Storage Portfolio
35.01	Property		1	Sinking Spring	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.02	Property		1	St. Clair	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		2	Urban Light Industrial Portfolio
36.01	Property		1	Cedar Business Center	5/31/2029	ADP LLC	16,989	27.1%	2/29/2024	The Geneva Suites LLC	9,999	16.0%	8/31/2027
36.02	Property		1	Victoria Pond Center	1/31/2024	National Dizzy & Balance Ctr	7,901	13.4%	9/30/2028	Securitas Electronic Security	7,165	12.1%	9/30/2025
37	Loan	24	1	AT&T Chicago	4/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	10,13	1	Brickstone Villas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	Bankwell HQ	8/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	13	1	Metro Place	5/31/2031	Cincinnati Bell Technology	9,373	10.0%	9/30/2026	Vargo Integrated Systems, Inc.	7,482	8.0%	8/31/2023
41	Loan	13, 15	2	8 E 18th & 310 5th
41.01	Property		1	8 East 18th St	4/30/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.02	Property		1	310 5th Ave	3/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan	24	1	WoodSpring McDonough	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Lakeville Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	Loan	13,15	1	2374-2386 Grand Concourse	5/31/2029	Oscar’s Gold & Diamonds	2,380	11.7%	8/31/2032	Peachwave Yogurt	1,800	8.8%	12/31/2027
45	Loan	12,19,27	2	ASM Portfolio
45.01	Property		1	5701 Dickman Rd	10/31/2041	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45.02	Property		1	229 W. Creek Rd	10/31/2041	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan		1	2121 & 2211 Imperial Avenue	8/6/2024	AutoZone	5,880	12.2%	12/31/2027	NAP	NAP	NAP	NAP
47	Loan	15	1	192 Stuyvesant Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-24

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date
					14,19,20,21				14,19,20,21
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	CBOE	188,667	8.1%	8/31/2035	Cisco	134,270	5.8%	7/31/2030	8/30/2021	NAP	8/30/2021	NAP
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio
2.01	Property		1	First National Building	Bedrock Management Services LLC	39,087	4.9%	1/31/2032	Mediabrands Worldwide, INC	23,132	2.9%	11/30/2024	9/28/2021	NAP	9/28/2021	NAP
2.02	Property		1	The Qube	Compass Group USA, Inc.	9,930	1.9%	9/30/2023	JP Morgan Chase Bank NA	5,544	1.1%	12/31/2026	9/29/2021	NAP	9/28/2021	NAP
2.03	Property		1	Chrysler House	Metro-West Appraisal Co., LLC	7,848	2.3%	1/31/2027	Office of the Chapter 13 Trustee Detroit	7,591	2.2%	8/31/2024	9/28/2021	NAP	9/28/2021	NAP
2.04	Property		1	1001 Woodward	GalaxE Solutions, Inc.	27,000	8.5%	MTM	CVS, LLC	9,814	3.1%	3/31/2026	9/28/2021	NAP	9/28/2021	NAP
2.05	Property		1	One Woodward	Detroit Regional Chamber	27,218	7.4%	6/30/2023	RFS Business Funding LLC	15,602	4.2%	6/30/2022	9/28/2021	NAP	9/28/2021	NAP
2.06	Property		1	The Z Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/29/2021	NAP	9/28/2021	NAP
2.07	Property		1	Two Detroit Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/29/2021	NAP	9/28/2021	NAP
2.08	Property		1	1505 & 1515 Woodward	Mastronardi-USA Distribution Services, INC	6,052	4.3%	8/31/2025	Quikly, Inc.	6,035	4.3%	MTM	9/28/2021	NAP	9/28/2021	NAP
2.09	Property		1	1001 Brush Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/28/2021	NAP	9/28/2021	NAP
2.10	Property		1	The Assembly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/28/2021	NAP	9/28/2021	NAP
2.11	Property		1	419 Fort Street Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/3/2021	NAP	9/28/2021	NAP
2.12	Property		1	Vinton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/4/2021	NAP	9/28/2021	NAP
2.13	Property		1	1401 First Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/28/2021	NAP	9/28/2021	NAP
2.14	Property		1	Lane Bryant Building	Twitter, Inc.	2,734	8.6%	1/31/2024	NAP	NAP	NAP	NAP	10/3/2021	NAP	9/28/2021	NAP
3	Loan	2,18,21,26	13	Rosewood National Storage 13
3.01	Property		1	Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.02	Property		1	Fort Worth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/13/2021	NAP	9/12/2021	NAP
3.03	Property		1	Kemah	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.04	Property		1	North Charleston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	12/8/2021	9/14/2021	NAP
3.05	Property		1	Groton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.06	Property		1	Albuquerque	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.07	Property		1	Augusta	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/13/2021	NAP	9/14/2021	NAP
3.08	Property		1	Grandview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.09	Property		1	Louisville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.10	Property		1	Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.11	Property		1	Greenwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.12	Property		1	Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
3.13	Property		1	Kent	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/14/2021	NAP	9/14/2021	NAP
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/23/2021	NAP	10/12/2021	NAP
5	Loan	4,5,12,19,20	1	One Wilshire	Crowell, Weedon	43,301	6.5%	12/31/2024	Zayo	32,017	4.8%	10/31/2033	12/3/2021	NAP	12/3/2021	12/3/2021
6	Loan	22,24,27	40	SVEA New Mexico Portfolio
6.01	Property		1	39 Plaza La Prensa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.02	Property		1	1711 Randolph Road Southeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.03	Property		1	445 Camino Del Rey Southwest	NM Dept of Health	1,890	4.2%	10/31/2027	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.04	Property		1	1920 Fifth Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.05	Property		1	3280 Bridge Boulevard Southwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.06	Property		1	37 Plaza La Prensa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.07	Property		1	4363 Jager Drive Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.08	Property		1	655 Utah Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.09	Property		1	2536 Ridge Runner Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.10	Property		1	653 Utah Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.11	Property		1	4359 Jager Drive Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.12	Property		1	221 Llano Estacado	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.13	Property		1	1308 Gusdorf Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.14	Property		1	2540 Camino Ortiz	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.15	Property		1	5500 San Antonio Drive Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.16	Property		1	2121 Summit Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.17	Property		1	2732 North Wilshire Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.18	Property		1	41 Plaza La Prensa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.19	Property		1	2800 Farmington Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.20	Property		1	1710 East Aztec Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.21	Property		1	5200 Oakland Avenue Northeast	Vital Consulting Group	2,990	18.5%	10/31/2025	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.22	Property		1	3316 North Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.23	Property		1	2141 Summit Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.24	Property		1	1014 North California Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.25	Property		1	912 Railroad Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.26	Property		1	1922 Fifth Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.27	Property		1	1017 East Roosevelt Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.28	Property		1	145 Roy Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.29	Property		1	1800 East 30th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.30	Property		1	5205 Quail Road Northwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.31	Property		1	501 East Bender Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.32	Property		1	1233 Whittier Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.33	Property		1	2520 Ridge Runner Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.34	Property		1	26387 US Highway 70	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.35	Property		1	475 Courthouse Road Southeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.36	Property		1	7905 Marble Avenue Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.37	Property		1	2215 West Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.38	Property		1	2522 Ridge Runner Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
6.40	Property		1	312 East Nizhoni Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/10/2021	NAP	12/6/2021	12/6/2021
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	Best Buy	45,000	6.3%	3/31/2024	LA Fitness	42,154	5.9%	11/30/2036	11/18/2021	NAP	11/22/2021	NAP
9	Loan	19,21	2	Dealertrack and Divvy
9.01	Property		1	Dealertrack	Gold Standard Automotive	10,389	6.3%	1/31/2024	NAP	NAP	NAP	NAP	9/23/2021	NAP	9/23/2021	12/7/2021

A-1-25

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date
					14,19,20,21				14,19,20,21
9.02	Property		1	Divvy	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP	9/23/2021	12/7/2021
10	Loan	1,5,12,13,14,19,21	1	The Summit	First Republic Bank	73,910	8.1%	1/31/2032	Perkins Coie LLP	26,070	2.9%	12/31/2026	11/15/2021	NAP	11/23/2021	12/7/2021
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio
11.01	Property		1	6543 Las Vegas Boulevard South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/15/2021	NAP	10/18/2021	NAP
11.02	Property		1	6226 West Sahara Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/18/2021	NAP	10/18/2021	NAP
11.03	Property		1	10190 Covington Cross Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/15/2021	NAP	10/18/2021	NAP
11.04	Property		1	1450 Center Crossing Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/15/2021	NAP	10/18/2021	NAP
11.05	Property		1	6551 Las Vegas Boulevard South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/15/2021	NAP	10/18/2021	NAP
11.06	Property		1	9901-9921 Covington Cross Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/18/2021	NAP	10/18/2021	NAP
12	Loan	4,5,12,23	1	Novo Nordisk HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/20/2021	NAP	9/20/2021	NAP
13	Loan	5,12,13,21	1	The Kirby Collection	Novum Energy Trading, Inc.	8,959	1.7%	2/28/2025	TXAT LLC	8,627	1.6%	12/31/2029	10/19/2021	NAP	10/19/2021	NAP
14	Loan	13	1	Leesburg Plaza	Office Depot	16,100	6.9%	12/31/2022	Party City	12,000	5.1%	12/31/2026	10/28/2021	NAP	10/21/2021	NAP
15	Loan		1	ADS Corporate Headquarters	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/5/2021	NAP	11/3/2021	NAP
16	Loan	15	1	Benefitfocus HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/29/2021	NAP	12/21/2021	NAP
17	Loan	5,13	1	425 Eye Street	Baan Siam, Inc.	5,438	1.5%	7/31/2030	Orangetheory Fitness	3,765	1.0%	8/28/2026	11/22/2021	NAP	11/22/2021	NAP
18	Loan		1	The Onyx	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP	10/27/2021	NAP
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/27/2021	NAP	10/27/2021	NAP
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/3/2021	NAP	11/16/2021	NAP
19.03	Property		1	Kroger- Clarkston, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/24/2021	NAP	11/30/2021	NAP
19.04	Property		1	Walgreens - Lincolnton (Main), NC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/15/2021	NAP	11/15/2021	NAP
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/3/2021	NAP	11/3/2021	NAP
19.06	Property		1	Walgreens - Greenville (North), SC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/21/2021	12/21/2021	10/21/2021	NAP
19.07	Property		1	Walgreens - Orland Park (143rd), IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/16/2021	NAP	11/19/2021	NAP
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/8/2021	NAP	12/10/2021	NAP
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/26/2021	12/20/2021	10/26/2021	NAP
19.10	Property		1	Walgreens- Shawnee, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/22/2021	NAP	11/19/2021	NAP
19.11	Property		1	Walgreens - Watervliet (2nd), NY	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/28/2021	NAP	10/6/2021	NAP
19.12	Property		1	Walgreens - El Dorado, AR	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/17/2021	NAP	11/17/2021	NAP
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/15/2021	NAP	12/16/2021	NAP
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/8/2021	NAP	12/8/2021	NAP
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/29/2021	NAP	10/29/2021	NAP
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/15/2021	NAP	12/15/2021	NAP
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP	10/28/2021	NAP
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/3/2021	NAP	12/9/2021	NAP
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/9/2021	NAP	12/9/2021	NAP
19.20	Property		1	Dollar General - Russellville (State 124), AR	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/9/2021	NAP	9/9/2021	NAP
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/1/2021	NAP	12/1/2021	NAP
19.22	Property		1	Dollar General - Tulsa (41st), OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/5/2021	NAP	10/5/2021	NAP
19.23	Property		1	Dollar General - Cordova (Dexter), TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/29/2021	NAP	11/29/2021	NAP
19.24	Property		1	Dollar Tree - Apollo (North), PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP	12/10/2021	NAP
19.25	Property		1	Dollar General - Toledo (McCord), OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/17/2021	NAP	11/17/2021	NAP
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio
20.01	Property		1	Hillcrest	Mason McDuffie Mortgage Corporation	3,339	3.4%	11/30/2022	Pruitt Associates, LLC	3,331	3.4%	10/31/2022	11/29/2021	NAP	11/29/2021	NAP
20.02	Property		1	Arrington	Meyer Goergen P.C.	9,423	10.1%	1/31/2023	Bryan Brothers, Inc.	8,151	8.7%	1/31/2024	11/29/2021	NAP	11/29/2021	NAP
20.03	Property		1	Highland II	Laboratory Corporation of America Holdings	2,847	4.2%	8/31/2026	Grace Hospital of Virginia, LLC	2,601	3.8%	6/30/2022	11/29/2021	NAP	11/29/2021	NAP
20.04	Property		1	Meridian	Old Republic National Insurance Company	6,353	10.9%	1/31/2025	Pfizer Inc.	3,451	5.9%	6/30/2025	11/29/2021	NAP	11/29/2021	NAP
20.05	Property		1	Bayberry	Kane, Jeffries & Carollo	6,487	14.1%	8/31/2030	The Richmond Group USA, Inc.	6,341	13.8%	3/31/2022	11/29/2021	NAP	11/29/2021	NAP
20.06	Property		1	Highland I	Herbert & Satterwhite, P.C.	4,637	9.9%	11/30/2026	Cordell LLC	4,236	9.1%	6/30/2023	11/29/2021	NAP	11/29/2021	NAP
20.07	Property		1	Capstone	Kismet New Vision Holdings, LLC	2,700	6.8%	12/31/2026	Blanchard Group, LLC	911	2.3%	8/31/2024	11/29/2021	NAP	11/29/2021	NAP
20.08	Property		1	Forest Plaza I	Burns & McDonnell Engineering	4,435	12.2%	9/30/2022	Baronian & Associates, P.C.	1,913	5.3%	6/30/2023	11/29/2021	NAP	11/29/2021	NAP
20.09	Property		1	Forest Plaza II	Pineno Levin & Ford Asset Management	2,700	8.4%	6/30/2022	Richmond Hearing Doctors, PLLC	2,688	8.4%	11/30/2027	11/29/2021	NAP	11/29/2021	NAP
20.10	Property		1	Utica	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/29/2021	NAP	11/29/2021	NAP
20.11	Property		1	Willard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/29/2021	NAP	11/29/2021	NAP
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio
21.01	Property		1	700 Ash Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/1/2021	NAP	9/16/2021	NAP
21.02	Property		1	5200 Foundry Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/1/2021	NAP	9/16/2021	NAP
21.03	Property		1	2700 Plum Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/1/2021	NAP	9/16/2021	NAP
21.04	Property		1	801 & 617 South Carpenter Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/1/2021	NAP	9/16/2021	NAP
21.05	Property		1	N2480 County Road M	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/1/2021	NAP	9/16/2021	NAP
21.06	Property		1	W140 N5540 Lilly Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/1/2021	NAP	9/16/2021	NAP
21.07	Property		1	530 East Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/1/2021	NAP	9/17/2021	NAP
21.08	Property		1	210 Ann Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/1/2021	NAP	9/29/2021	NAP
22	Loan	14, 18	2	Macon and Winter Garden
22.01	Property		1	Winter Garden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/19/2021	NAP	11/19/2021	NAP
22.02	Property		1	Macon	American Freight of TN	23,565	6.1%	6/30/2026	Macon Bibb County Voter Registration Dep’t	12,550	3.3%	6/30/2023	11/19/2021	NAP	11/19/2021	NAP
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	Citadel	144,193	8.6%	8/31/2022	Freshfields	139,243	8.3%	6/30/2026	11/12/2021	NAP	11/12/2021	NAP
24	Loan		1	45 Liberty Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/26/2021	NAP	10/26/2021	NAP
25	Loan	5,12,13,14,28	2	Nyberg Portfolio
25.01	Property		1	Nyberg Rivers	Michaels Store	24,184	8.1%	3/31/2024	Home Goods	21,750	7.3%	10/31/2024	8/26/2021	NAP	8/26/2021	8/26/2021
25.02	Property		1	Nyberg Woods	Xgolf	10,495	4.9%	12/31/2031	Ulta Cosmetics	10,151	4.7%	10/31/2022	8/26/2021	NAP	8/26/2021	8/26/2021
26	Loan	13	1	Pavilion at North Haven	Sleepy’s	6,502	4.4%	11/30/2025	Ferraro’s Foodland	6,401	4.3%	4/30/2036	9/20/2021	NAP	9/16/2021	NAP
27	Loan	5,19,24,27	4	Sara Lee Portfolio
27.01	Property		1	2314 Sybrandt Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP
27.02	Property		1	110 Sara Lee Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP
27.03	Property		1	1528 South Hayford Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP
27.04	Property		1	105 Ashland Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP
28	Loan	5,12	1	Charcuterie Artisans SLB	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/27/2021	NAP	8/26/2021	NAP
29	Loan	13	1	ABB Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/3/2021	NAP	12/6/2021	NAP

A-1-26

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date
					14,19,20,21				14,19,20,21
30	Loan		1	Value Store It Miami - 7th Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/29/2021	NAP	11/29/2021	NAP
31	Loan	13	1	Courtyard Alpharetta/Avalon	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/23/2021	NAP	9/24/2021	NAP
32	Loan	13	1	Ocotillo Plaza	Copper Mountain Veterinary	3,500	3.0%	9/30/2030	Flowers By Renee	3,008	2.6%	12/31/2026	12/16/2021	NAP	12/20/2021	NAP
33	Loan	13	5	CityLine Susquehanna Storage Portfolio
33.01	Property		1	Ideal Storage - Lori Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP
33.02	Property		1	Ideal Storage - Lewisburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP
33.03	Property		1	Ideal Storage - Sunbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP
33.04	Property		1	Ideal Storage - Old Trail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/26/2021	NAP	10/20/2021	NAP
33.05	Property		1	Ideal Storage - Pottsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP
34	Loan	21	1	Raleigh GSA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/25/2021	NAP	10/25/2021	NAP
35	Loan	13	2	CityLine Central PA Storage Portfolio
35.01	Property		1	Sinking Spring	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/21/2021, 10/27/2021	NAP	10/20/2021	NAP
35.02	Property		1	St. Clair	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/20/2021	12/22/2021	10/20/2021	NAP
36	Loan		2	Urban Light Industrial Portfolio
36.01	Property		1	Cedar Business Center	Sunspace Twin Cities LLC	7,630	12.2%	10/31/2026	NAP	NAP	NAP	NAP	12/1/2021	NAP	12/1/2021	NAP
36.02	Property		1	Victoria Pond Center	Consumer Sales Network Inc	6,218	10.5%	9/30/2023	Instant Request Inc	4,802	8.1%	10/31/2028	12/1/2021	NAP	12/1/2021	NAP
37	Loan	24	1	AT&T Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/8/2021	NAP	11/8/2021	NAP
38	Loan	10,13	1	Brickstone Villas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/26/2021	NAP	11/18/2021	NAP
39	Loan		1	Bankwell HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/27/2021	NAP	10/27/2021	NAP
40	Loan	13	1	Metro Place	Kforce Inc.	4,963	5.3%	5/31/2022	Ace American Insurance	2,939	3.1%	11/30/2022	11/29/2021	NAP	11/29/2021	NAP
41	Loan	13, 15	2	8 E 18th & 310 5th
41.01	Property		1	8 East 18th St	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/27/2021	NAP	8/27/2021	NAP
41.02	Property		1	310 5th Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/27/2021	NAP	10/7/2021	NAP
42	Loan	24	1	WoodSpring McDonough	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/23/2021	NAP	11/23/2021	NAP
43	Loan		1	Lakeville Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP	10/28/2021	10/29/2021
44	Loan	13,15	1	2374-2386 Grand Concourse	Cohen’s Fashion Optical	1,198	5.9%	11/30/2025	Dr. David Fraenkel, DMD, PC	1,042	5.1%	12/31/2026	12/21/2021	NAP	12/13/2021	NAP
45	Loan	12,19,27	2	ASM Portfolio
45.01	Property		1	5701 Dickman Rd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/21/2021	10/11/2021	12/9/2021	NAP
45.02	Property		1	229 W. Creek Rd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/21/2021	10/18/2021	12/9/2021	NAP
46	Loan		1	2121 & 2211 Imperial Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/24/2021	NAP	11/8/2021	11/8/2021
47	Loan	15	1	192 Stuyvesant Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/23/2021	NAP	9/24/2021	NAP

A-1-27

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)
							22	22	22	22	22	23	24	23	24	23
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	NAP	No	Fee	NAP	NAP	NAP	NAP	2,343,888	1,171,944	302,576	302,576	0
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio								1,696,002	424,000	0	Springing	62,336
2.01	Property		1	First National Building	NAP	No	Fee	NAP	NAP	NAP	NAP
2.02	Property		1	The Qube	NAP	No	Fee	NAP	NAP	NAP	NAP
2.03	Property		1	Chrysler House	NAP	No	Fee	NAP	NAP	NAP	NAP
2.04	Property		1	1001 Woodward	NAP	No	Fee	NAP	NAP	NAP	NAP
2.05	Property		1	One Woodward	NAP	No	Leasehold	4/30/2040	5, 25-year extension options	43,775	No
2.06	Property		1	The Z Garage	NAP	No	Fee	NAP	NAP	NAP	NAP
2.07	Property		1	Two Detroit Garage	NAP	No	Fee	NAP	NAP	NAP	NAP
2.08	Property		1	1505 & 1515 Woodward	NAP	No	Fee	NAP	NAP	NAP	NAP
2.09	Property		1	1001 Brush Street	NAP	No	Fee	NAP	NAP	NAP	NAP
2.10	Property		1	The Assembly	NAP	No	Fee	NAP	NAP	NAP	NAP
2.11	Property		1	419 Fort Street Garage	NAP	No	Fee	NAP	NAP	NAP	NAP
2.12	Property		1	Vinton	NAP	No	Fee	NAP	NAP	NAP	NAP
2.13	Property		1	1401 First Street	NAP	No	Fee	NAP	NAP	NAP	NAP
2.14	Property		1	Lane Bryant Building	NAP	No	Fee	NAP	NAP	NAP	NAP
3	Loan	2,18,21,26	13	Rosewood National Storage 13								166,821	110,764	0	Springing	0
3.01	Property		1	Tallahassee	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
3.02	Property		1	Fort Worth	NAP	No	Fee	NAP	NAP	NAP	NAP
3.03	Property		1	Kemah	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
3.04	Property		1	North Charleston	NAP	No	Fee	NAP	NAP	NAP	NAP
3.05	Property		1	Groton	NAP	No	Fee	NAP	NAP	NAP	NAP
3.06	Property		1	Albuquerque	NAP	No	Fee	NAP	NAP	NAP	NAP
3.07	Property		1	Augusta	NAP	No	Fee	NAP	NAP	NAP	NAP
3.08	Property		1	Grandview	NAP	No	Fee	NAP	NAP	NAP	NAP
3.09	Property		1	Louisville	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
3.10	Property		1	Houston	NAP	No	Fee	NAP	NAP	NAP	NAP
3.11	Property		1	Greenwood	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
3.12	Property		1	Miami	NAP	No	Fee	NAP	NAP	NAP	NAP
3.13	Property		1	Kent	NAP	No	Fee	NAP	NAP	NAP	NAP
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
5	Loan	4,5,12,19,20	1	One Wilshire	18%	Yes - AE	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
6	Loan	22,24,27	40	SVEA New Mexico Portfolio								172,088	57,363	18,166	18,166	0
6.01	Property		1	39 Plaza La Prensa	NAP	No	Fee	NAP	NAP	NAP	NAP
6.02	Property		1	1711 Randolph Road Southeast	NAP	No	Fee	NAP	NAP	NAP	NAP
6.03	Property		1	445 Camino Del Rey Southwest	NAP	No	Fee	NAP	NAP	NAP	NAP
6.04	Property		1	1920 Fifth Street	NAP	No	Fee	NAP	NAP	NAP	NAP
6.05	Property		1	3280 Bridge Boulevard Southwest	NAP	No	Fee	NAP	NAP	NAP	NAP
6.06	Property		1	37 Plaza La Prensa	NAP	No	Fee	NAP	NAP	NAP	NAP
6.07	Property		1	4363 Jager Drive Northeast	NAP	No	Fee	NAP	NAP	NAP	NAP
6.08	Property		1	655 Utah Avenue	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
6.09	Property		1	2536 Ridge Runner Road	NAP	No	Fee	NAP	NAP	NAP	NAP
6.10	Property		1	653 Utah Avenue	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
6.11	Property		1	4359 Jager Drive Northeast	NAP	No	Fee	NAP	NAP	NAP	NAP
6.12	Property		1	221 Llano Estacado	NAP	No	Fee	NAP	NAP	NAP	NAP
6.13	Property		1	1308 Gusdorf Road	NAP	No	Fee	NAP	NAP	NAP	NAP
6.14	Property		1	2540 Camino Ortiz	NAP	No	Fee	NAP	NAP	NAP	NAP
6.15	Property		1	5500 San Antonio Drive Northeast	NAP	No	Fee	NAP	NAP	NAP	NAP
6.16	Property		1	2121 Summit Court	NAP	No	Fee	NAP	NAP	NAP	NAP
6.17	Property		1	2732 North Wilshire Boulevard	NAP	No	Fee	NAP	NAP	NAP	NAP
6.18	Property		1	41 Plaza La Prensa	NAP	No	Fee	NAP	NAP	NAP	NAP
6.19	Property		1	2800 Farmington Avenue	NAP	No	Fee	NAP	NAP	NAP	NAP
6.20	Property		1	1710 East Aztec Avenue	NAP	No	Fee	NAP	NAP	NAP	NAP
6.21	Property		1	5200 Oakland Avenue Northeast	NAP	No	Fee	NAP	NAP	NAP	NAP
6.22	Property		1	3316 North Main Street	NAP	No	Fee	NAP	NAP	NAP	NAP
6.23	Property		1	2141 Summit Court	NAP	No	Fee	NAP	NAP	NAP	NAP
6.24	Property		1	1014 North California Street	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
6.25	Property		1	912 Railroad Avenue	NAP	No	Fee	NAP	NAP	NAP	NAP
6.26	Property		1	1922 Fifth Street	NAP	No	Fee	NAP	NAP	NAP	NAP
6.27	Property		1	1017 East Roosevelt Avenue	NAP	No	Fee	NAP	NAP	NAP	NAP
6.28	Property		1	145 Roy Road	NAP	No	Fee	NAP	NAP	NAP	NAP
6.29	Property		1	1800 East 30th Street	NAP	No	Fee	NAP	NAP	NAP	NAP
6.30	Property		1	5205 Quail Road Northwest	NAP	No	Fee	NAP	NAP	NAP	NAP
6.31	Property		1	501 East Bender Boulevard	NAP	No	Fee	NAP	NAP	NAP	NAP
6.32	Property		1	1233 Whittier Street	NAP	No	Fee	NAP	NAP	NAP	NAP
6.33	Property		1	2520 Ridge Runner Road	NAP	No	Fee	NAP	NAP	NAP	NAP
6.34	Property		1	26387 US Highway 70	NAP	No	Fee	NAP	NAP	NAP	NAP
6.35	Property		1	475 Courthouse Road Southeast	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
6.36	Property		1	7905 Marble Avenue Northeast	NAP	No	Fee	NAP	NAP	NAP	NAP
6.37	Property		1	2215 West Main Street	NAP	No	Fee	NAP	NAP	NAP	NAP
6.38	Property		1	2522 Ridge Runner Road	NAP	No	Fee	NAP	NAP	NAP	NAP
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP
6.40	Property		1	312 East Nizhoni Boulevard	NAP	No	Fee	NAP	NAP	NAP	NAP
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	16%	No	Fee / Leasehold	12/31/2031	3, 10-year extension options	100,000	No	0	Springing	0	Springing	0
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	NAP	No	Fee	NAP	NAP	NAP	NAP	189,670	189,670	0	Springing	0
9	Loan	19,21	2	Dealertrack and Divvy								228,726	76,242	0	Springing	0
9.01	Property		1	Dealertrack	6%	No	Fee	NAP	NAP	NAP	NAP

A-1-28

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)
							22	22	22	22	22	23	24	23	24	23
9.02	Property		1	Divvy	6%	No	Fee	NAP	NAP	NAP	NAP
10	Loan	1,5,12,13,14,19,21	1	The Summit	9%	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio								95,265	47,633	24,682	24,682	0
11.01	Property		1	6543 Las Vegas Boulevard South	NAP	No	Fee	NAP	NAP	NAP	NAP
11.02	Property		1	6226 West Sahara Avenue	NAP	No	Fee	NAP	NAP	NAP	NAP
11.03	Property		1	10190 Covington Cross Drive	NAP	No	Fee	NAP	NAP	NAP	NAP
11.04	Property		1	1450 Center Crossing Road	NAP	No	Fee	NAP	NAP	NAP	NAP
11.05	Property		1	6551 Las Vegas Boulevard South	NAP	No	Fee	NAP	NAP	NAP	NAP
11.06	Property		1	9901-9921 Covington Cross Drive	NAP	No	Fee	NAP	NAP	NAP	NAP
12	Loan	4,5,12,23	1	Novo Nordisk HQ	NAP	No	Fee	NAP	NAP	NAP	NAP	525,310	525,310	90,983	22,746	0
13	Loan	5,12,13,21	1	The Kirby Collection	NAP	No	Fee	NAP	NAP	NAP	NAP	330,524	330,524	372,786	37,279	0
14	Loan	13	1	Leesburg Plaza	NAP	No	Fee	NAP	NAP	NAP	NAP	85,072	28,357	21,728	10,864	625,000
15	Loan		1	ADS Corporate Headquarters	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
16	Loan	15	1	Benefitfocus HQ	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	33,167	33,167	9,896	Springing	0
17	Loan	5,13	1	425 Eye Street	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
18	Loan		1	The Onyx	NAP	No	Fee	NAP	NAP	NAP	NAP	0	80,516	54,274	18,091	114,576
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53								48,834	48,834	0	Springing	520,700
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	NAP	No	Fee	NAP	NAP	NAP	NAP
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	NAP	No	Fee	NAP	NAP	NAP	NAP
19.03	Property		1	Kroger- Clarkston, MI	NAP	No	Fee	NAP	NAP	NAP	NAP
19.04	Property		1	Walgreens - Lincolnton (Main), NC	NAP	No	Fee	NAP	NAP	NAP	NAP
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	NAP	No	Fee	NAP	NAP	NAP	NAP
19.06	Property		1	Walgreens - Greenville (North), SC	NAP	No	Fee	NAP	NAP	NAP	NAP
19.07	Property		1	Walgreens - Orland Park (143rd), IL	NAP	No	Fee	NAP	NAP	NAP	NAP
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	NAP	No	Fee	NAP	NAP	NAP	NAP
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	NAP	No	Fee	NAP	NAP	NAP	NAP
19.10	Property		1	Walgreens- Shawnee, KS	NAP	No	Fee	NAP	NAP	NAP	NAP
19.11	Property		1	Walgreens - Watervliet (2nd), NY	NAP	No	Fee	NAP	NAP	NAP	NAP
19.12	Property		1	Walgreens - El Dorado, AR	NAP	No	Fee	NAP	NAP	NAP	NAP
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	NAP	No	Fee	NAP	NAP	NAP	NAP
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	NAP	No	Fee	NAP	NAP	NAP	NAP
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	NAP	No	Fee	NAP	NAP	NAP	NAP
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	NAP	No	Fee	NAP	NAP	NAP	NAP
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	NAP	No	Fee	NAP	NAP	NAP	NAP
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	NAP	No	Fee	NAP	NAP	NAP	NAP
19.20	Property		1	Dollar General - Russellville (State 124), AR	NAP	No	Fee	NAP	NAP	NAP	NAP
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	NAP	No	Fee	NAP	NAP	NAP	NAP
19.22	Property		1	Dollar General - Tulsa (41st), OK	NAP	No	Fee	NAP	NAP	NAP	NAP
19.23	Property		1	Dollar General - Cordova (Dexter), TN	NAP	No	Fee	NAP	NAP	NAP	NAP
19.24	Property		1	Dollar Tree - Apollo (North), PA	NAP	No	Fee	NAP	NAP	NAP	NAP
19.25	Property		1	Dollar General - Toledo (McCord), OH	NAP	No	Fee	NAP	NAP	NAP	NAP
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio								62,266	62,266	22,796	11,398	0
20.01	Property		1	Hillcrest	NAP	No	Fee	NAP	NAP	NAP	NAP
20.02	Property		1	Arrington	NAP	No	Fee	NAP	NAP	NAP	NAP
20.03	Property		1	Highland II	NAP	No	Fee	NAP	NAP	NAP	NAP
20.04	Property		1	Meridian	NAP	No	Fee	NAP	NAP	NAP	NAP
20.05	Property		1	Bayberry	NAP	No	Fee	NAP	NAP	NAP	NAP
20.06	Property		1	Highland I	NAP	No	Fee	NAP	NAP	NAP	NAP
20.07	Property		1	Capstone	NAP	No	Fee	NAP	NAP	NAP	NAP
20.08	Property		1	Forest Plaza I	NAP	No	Fee	NAP	NAP	NAP	NAP
20.09	Property		1	Forest Plaza II	NAP	No	Fee	NAP	NAP	NAP	NAP
20.10	Property		1	Utica	NAP	No	Fee	NAP	NAP	NAP	NAP
20.11	Property		1	Willard	NAP	No	Fee	NAP	NAP	NAP	NAP
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio								0	Springing	0	Springing	0
21.01	Property		1	700 Ash Street	NAP	No	Fee	NAP	NAP	NAP	NAP
21.02	Property		1	5200 Foundry Circle	NAP	No	Fee	NAP	NAP	NAP	NAP
21.03	Property		1	2700 Plum Street	NAP	No	Fee	NAP	NAP	NAP	NAP
21.04	Property		1	801 & 617 South Carpenter Avenue	NAP	No	Fee	NAP	NAP	NAP	NAP
21.05	Property		1	N2480 County Road M	NAP	No	Fee	NAP	NAP	NAP	NAP
21.06	Property		1	W140 N5540 Lilly Road	NAP	No	Fee	NAP	NAP	NAP	NAP
21.07	Property		1	530 East Main Street	NAP	No	Fee	NAP	NAP	NAP	NAP
21.08	Property		1	210 Ann Avenue	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
22	Loan	14, 18	2	Macon and Winter Garden								0	6,110	0	12,265	7,591
22.01	Property		1	Winter Garden	NAP	No	Fee	NAP	NAP	NAP	NAP
22.02	Property		1	Macon	NAP	No	Fee	NAP	NAP	NAP	NAP
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	NAP	No	Fee / Leasehold	4/30/2036	None	901,254	Yes	0	Springing	0	Springing	0
24	Loan		1	45 Liberty Boulevard	NAP	No	Fee	NAP	NAP	NAP	NAP	206,714	34,452	5,088	2,544	0
25	Loan	5,12,13,14,28	2	Nyberg Portfolio								0	Springing	0	Springing	0
25.01	Property		1	Nyberg Rivers	6%	Yes - A, AE	Leasehold	7/31/2087 and 7/1/2089	None	1,837,000	Yes
25.02	Property		1	Nyberg Woods	6%	Yes - A, AE	Leasehold	5/23/2081	None	1,016,400	Yes
26	Loan	13	1	Pavilion at North Haven	NAP	No	Fee	NAP	NAP	NAP	NAP	44,954	44,954	0	Springing	0
27	Loan	5,19,24,27	4	Sara Lee Portfolio								0	Springing	0	Springing	0
27.01	Property		1	2314 Sybrandt Road	NAP	No	Fee	NAP	NAP	NAP	NAP
27.02	Property		1	110 Sara Lee Road	NAP	No	Fee	NAP	NAP	NAP	NAP
27.03	Property		1	1528 South Hayford Road	NAP	No	Fee	NAP	NAP	NAP	NAP
27.04	Property		1	105 Ashland Avenue	NAP	No	Fee	NAP	NAP	NAP	NAP
28	Loan	5,12	1	Charcuterie Artisans SLB	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
29	Loan	13	1	ABB Office	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0

A-1-29

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)
							22	22	22	22	22	23	24	23	24	23
30	Loan		1	Value Store It Miami - 7th Ave	NAP	No	Fee	NAP	NAP	NAP	NAP	31,610	10,537	0	Springing	255,000
31	Loan	13	1	Courtyard Alpharetta/Avalon	NAP	No	Fee	NAP	NAP	NAP	NAP	22,171	11,086	10,502	5,251	0
32	Loan	13	1	Ocotillo Plaza	NAP	No	Fee	NAP	NAP	NAP	NAP	92,557	18,511	6,567	2,189	0
33	Loan	13	5	CityLine Susquehanna Storage Portfolio								37,700	7,540	0	Springing	0
33.01	Property		1	Ideal Storage - Lori Lane	NAP	No	Fee	NAP	NAP	NAP	NAP
33.02	Property		1	Ideal Storage - Lewisburg	NAP	No	Fee	NAP	NAP	NAP	NAP
33.03	Property		1	Ideal Storage - Sunbury	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
33.04	Property		1	Ideal Storage - Old Trail	NAP	No	Fee	NAP	NAP	NAP	NAP
33.05	Property		1	Ideal Storage - Pottsville	NAP	No	Fee	NAP	NAP	NAP	NAP
34	Loan	21	1	Raleigh GSA	NAP	No	Fee	NAP	NAP	NAP	NAP	48,844	8,141	5,216	1,304	0
35	Loan	13	2	CityLine Central PA Storage Portfolio								52,837	10,567	0	Springing	28,140
35.01	Property		1	Sinking Spring	NAP	No	Fee	NAP	NAP	NAP	NAP
35.02	Property		1	St. Clair	NAP	No	Fee	NAP	NAP	NAP	NAP
36	Loan		2	Urban Light Industrial Portfolio								107,206	26,801	8,803	2,934	0
36.01	Property		1	Cedar Business Center	NAP	No	Fee	NAP	NAP	NAP	NAP
36.02	Property		1	Victoria Pond Center	NAP	No	Fee	NAP	NAP	NAP	NAP
37	Loan	24	1	AT&T Chicago	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
38	Loan	10,13	1	Brickstone Villas	NAP	No	Fee	NAP	NAP	NAP	NAP	12,632	12,632	46,501	7,750	110,000
39	Loan		1	Bankwell HQ	NAP	No	Fee	NAP	NAP	NAP	NAP	19,492	9,746	6,451	2,150	0
40	Loan	13	1	Metro Place	NAP	No	Fee	NAP	NAP	NAP	NAP	20,815	20,815	6,043	2,014	0
41	Loan	13, 15	2	8 E 18th & 310 5th								14,290	14,290	7,898	1,316	0
41.01	Property		1	8 East 18th St	NAP	No	Fee	NAP	NAP	NAP	NAP
41.02	Property		1	310 5th Ave	NAP	No	Fee	NAP	NAP	NAP	NAP
42	Loan	24	1	WoodSpring McDonough	NAP	No	Fee	NAP	NAP	NAP	NAP	13,737	4,579	29,181	2,432	0
43	Loan		1	Lakeville Townhomes	10%	No	Fee	NAP	NAP	NAP	NAP	65,637	16,409	0	Springing	300,000
44	Loan	13,15	1	2374-2386 Grand Concourse	NAP	No	Fee	NAP	NAP	NAP	NAP	34,766	17,383	4,796	2,398	0
45	Loan	12,19,27	2	ASM Portfolio								0	Springing	0	Springing	0
45.01	Property		1	5701 Dickman Rd	NAP	No	Fee	NAP	NAP	NAP	NAP
45.02	Property		1	229 W. Creek Rd	NAP	No	Fee	NAP	NAP	NAP	NAP
46	Loan		1	2121 & 2211 Imperial Avenue	6%	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	19,211
47	Loan	15	1	192 Stuyvesant Ave	NAP	No	Fee	NAP	NAP	NAP	NAP	120	120	1,254	418	0

A-1-30

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					24	25	23	24	25	23	24	25	23	23	24
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	48,572	1,165,739	0	Springing	0	0	0	0	0	118,572,762	Springing
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	62,336	1,469,568	280,690	280,690	5,000,000	0	0	0	241,558	8,870,595	0
2.01	Property		1	First National Building
2.02	Property		1	The Qube
2.03	Property		1	Chrysler House
2.04	Property		1	1001 Woodward
2.05	Property		1	One Woodward
2.06	Property		1	The Z Garage
2.07	Property		1	Two Detroit Garage
2.08	Property		1	1505 & 1515 Woodward
2.09	Property		1	1001 Brush Street
2.10	Property		1	The Assembly
2.11	Property		1	419 Fort Street Garage
2.12	Property		1	Vinton
2.13	Property		1	1401 First Street
2.14	Property		1	Lane Bryant Building
3	Loan	2,18,21,26	13	Rosewood National Storage 13	0	0	0	0	0	0	0	0	405,121	0	Springing
3.01	Property		1	Tallahassee
3.02	Property		1	Fort Worth
3.03	Property		1	Kemah
3.04	Property		1	North Charleston
3.05	Property		1	Groton
3.06	Property		1	Albuquerque
3.07	Property		1	Augusta
3.08	Property		1	Grandview
3.09	Property		1	Louisville
3.10	Property		1	Houston
3.11	Property		1	Greenwood
3.12	Property		1	Miami
3.13	Property		1	Kent
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	0	0	52,062,079	Springing	0	0	0	0	0	97,383,122	0
5	Loan	4,5,12,19,20	1	One Wilshire	Springing	0	0	Springing	0	0	0	0	0	0	0
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	22,306	1,070,688	500,000	Springing	7,834,197	0	0	0	78,830	492,473	0
6.01	Property		1	39 Plaza La Prensa
6.02	Property		1	1711 Randolph Road Southeast
6.03	Property		1	445 Camino Del Rey Southwest
6.04	Property		1	1920 Fifth Street
6.05	Property		1	3280 Bridge Boulevard Southwest
6.06	Property		1	37 Plaza La Prensa
6.07	Property		1	4363 Jager Drive Northeast
6.08	Property		1	655 Utah Avenue
6.09	Property		1	2536 Ridge Runner Road
6.10	Property		1	653 Utah Avenue
6.11	Property		1	4359 Jager Drive Northeast
6.12	Property		1	221 Llano Estacado
6.13	Property		1	1308 Gusdorf Road
6.14	Property		1	2540 Camino Ortiz
6.15	Property		1	5500 San Antonio Drive Northeast
6.16	Property		1	2121 Summit Court
6.17	Property		1	2732 North Wilshire Boulevard
6.18	Property		1	41 Plaza La Prensa
6.19	Property		1	2800 Farmington Avenue
6.20	Property		1	1710 East Aztec Avenue
6.21	Property		1	5200 Oakland Avenue Northeast
6.22	Property		1	3316 North Main Street
6.23	Property		1	2141 Summit Court
6.24	Property		1	1014 North California Street
6.25	Property		1	912 Railroad Avenue
6.26	Property		1	1922 Fifth Street
6.27	Property		1	1017 East Roosevelt Avenue
6.28	Property		1	145 Roy Road
6.29	Property		1	1800 East 30th Street
6.30	Property		1	5205 Quail Road Northwest
6.31	Property		1	501 East Bender Boulevard
6.32	Property		1	1233 Whittier Street
6.33	Property		1	2520 Ridge Runner Road
6.34	Property		1	26387 US Highway 70
6.35	Property		1	475 Courthouse Road Southeast
6.36	Property		1	7905 Marble Avenue Northeast
6.37	Property		1	2215 West Main Street
6.38	Property		1	2522 Ridge Runner Road
6.39	Property		1	1710 Rio Bravo Boulevard Southwest
6.40	Property		1	312 East Nizhoni Boulevard
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	Springing	0	0	0	0	6,482,400	0	0	0	0	Springing
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	6,885	247,865	0	29,672	1,068,179	0	0	0	0	4,194,252	0
9	Loan	19,21	2	Dealertrack and Divvy	5,314	0	0	0	0	0	0	0	0	0	0
9.01	Property		1	Dealertrack

A-1-31

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					24	25	23	24	25	23	24	25	23	23	24
9.02	Property		1	Divvy
10	Loan	1,5,12,13,14,19,21	1	The Summit	Springing	0	0	0	0	0	0	0	0	9,900,543	Springing
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	13,231	366,750	780,000	76,442	6,100,000	0	0	0	30,063	1,884,865	0
11.01	Property		1	6543 Las Vegas Boulevard South
11.02	Property		1	6226 West Sahara Avenue
11.03	Property		1	10190 Covington Cross Drive
11.04	Property		1	1450 Center Crossing Road
11.05	Property		1	6551 Las Vegas Boulevard South
11.06	Property		1	9901-9921 Covington Cross Drive
12	Loan	4,5,12,23	1	Novo Nordisk HQ	1,218	0	0	0	0	0	0	0	0	27,146,846	0
13	Loan	5,12,13,21	1	The Kirby Collection	Springing	0	0	Springing	0	0	0	0	0	1,727,967	0
14	Loan	13	1	Leesburg Plaza	0	0	881,900	Springing	881,900	0	0	0	125,000	2,853,884	0
15	Loan		1	ADS Corporate Headquarters	Springing	0	0	Springing	0	0	0	0	0	0	0
16	Loan	15	1	Benefitfocus HQ	5,079	0	0	12,150	0	0	0	0	91,353	0	0
17	Loan	5,13	1	425 Eye Street	Springing	224,800	2,500,000	Springing	0	0	0	0	0	608,339	0
18	Loan		1	The Onyx	9,548	0	0	0	0	0	0	0	62,548	0	0
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	3,976	0	500,000	Springing	0	0	0	0	91,595	0	0
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO
19.03	Property		1	Kroger- Clarkston, MI
19.04	Property		1	Walgreens - Lincolnton (Main), NC
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX
19.06	Property		1	Walgreens - Greenville (North), SC
19.07	Property		1	Walgreens - Orland Park (143rd), IL
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY
19.10	Property		1	Walgreens- Shawnee, KS
19.11	Property		1	Walgreens - Watervliet (2nd), NY
19.12	Property		1	Walgreens - El Dorado, AR
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH
19.16	Property		1	Sherwin Williams - Waunakee (County), WI
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT
19.20	Property		1	Dollar General - Russellville (State 124), AR
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA
19.22	Property		1	Dollar General - Tulsa (41st), OK
19.23	Property		1	Dollar General - Cordova (Dexter), TN
19.24	Property		1	Dollar Tree - Apollo (North), PA
19.25	Property		1	Dollar General - Toledo (McCord), OH
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	12,296	0	2,500,000	Springing	2,500,000	0	0	0	128,054	2,047,481	0
20.01	Property		1	Hillcrest
20.02	Property		1	Arrington
20.03	Property		1	Highland II
20.04	Property		1	Meridian
20.05	Property		1	Bayberry
20.06	Property		1	Highland I
20.07	Property		1	Capstone
20.08	Property		1	Forest Plaza I
20.09	Property		1	Forest Plaza II
20.10	Property		1	Utica
20.11	Property		1	Willard
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	Springing	0	0	Springing	2,450,574	0	0	0	0	0	0
21.01	Property		1	700 Ash Street
21.02	Property		1	5200 Foundry Circle
21.03	Property		1	2700 Plum Street
21.04	Property		1	801 & 617 South Carpenter Avenue
21.05	Property		1	N2480 County Road M
21.06	Property		1	W140 N5540 Lilly Road
21.07	Property		1	530 East Main Street
21.08	Property		1	210 Ann Avenue
22	Loan	14, 18	2	Macon and Winter Garden	7,591	0	10,121	10,121	607,240	0	0	0	97,350	1,762,307	0
22.01	Property		1	Winter Garden
22.02	Property		1	Macon
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	Springing	837,829	0	Springing	10,053,948	0	0	0	0	61,289,797	0
24	Loan		1	45 Liberty Boulevard	2,287	27,443	0	11,435	686,085	0	0	0	0	0	0
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	0	0	0	Springing	1,536,012	0	0	0	0	1,508,233	Springing
25.01	Property		1	Nyberg Rivers
25.02	Property		1	Nyberg Woods
26	Loan	13	1	Pavilion at North Haven	2,211	79,613	0	11,097	500,000	0	0	0	0	452,500	0
27	Loan	5,19,24,27	4	Sara Lee Portfolio	Springing	0	0	Springing	0	0	0	0	0	0	0
27.01	Property		1	2314 Sybrandt Road
27.02	Property		1	110 Sara Lee Road
27.03	Property		1	1528 South Hayford Road
27.04	Property		1	105 Ashland Avenue
28	Loan	5,12	1	Charcuterie Artisans SLB	Springing	0	0	Springing	0	0	0	0	0	0	0
29	Loan	13	1	ABB Office	0	0	0	0	0	0	0	0	0	0	0

A-1-32

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					24	25	23	24	25	23	24	25	23	23	24
30	Loan		1	Value Store It Miami - 7th Ave	949	56,918	0	0	0	0	0	0	0	0	0
31	Loan	13	1	Courtyard Alpharetta/Avalon	4% of Gross Revenue	0	0	0	0	739,490	0	0	0	0	0
32	Loan	13	1	Ocotillo Plaza	1,462	0	400,000	9,744	584,660	0	0	0	0	206,304	0
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	1,508	0	0	0	0	0	0	0	84,315	0	0
33.01	Property		1	Ideal Storage - Lori Lane
33.02	Property		1	Ideal Storage - Lewisburg
33.03	Property		1	Ideal Storage - Sunbury
33.04	Property		1	Ideal Storage - Old Trail
33.05	Property		1	Ideal Storage - Pottsville
34	Loan	21	1	Raleigh GSA	778	0	250,533	0	0	0	0	0	0	0	0
35	Loan	13	2	CityLine Central PA Storage Portfolio	1,369	0	0	0	0	0	0	0	148,725	0	0
35.01	Property		1	Sinking Spring
35.02	Property		1	St. Clair
36	Loan		2	Urban Light Industrial Portfolio	1,392	50,100	500,000	8,428	505,705	0	0	0	104,950	60,155	0
36.01	Property		1	Cedar Business Center
36.02	Property		1	Victoria Pond Center
37	Loan	24	1	AT&T Chicago	1,939	69,815	0	4,654	0	0	0	0	0	0	0
38	Loan	10,13	1	Brickstone Villas	4,625	0	0	0	0	0	0	0	0	0	0
39	Loan		1	Bankwell HQ	492	0	0	Springing	0	0	0	0	0	0	0
40	Loan	13	1	Metro Place	1,952	0	125,000	10,417	350,000	0	0	0	0	0	0
41	Loan	13, 15	2	8 E 18th & 310 5th	390	0	0	401	0	0	0	0	3,750	0	0
41.01	Property		1	8 East 18th St
41.02	Property		1	310 5th Ave
42	Loan	24	1	WoodSpring McDonough	4,260	0	0	0	0	0	0	0	0	0	0
43	Loan		1	Lakeville Townhomes	5,047	0	0	0	0	0	0	0	18,845	0	0
44	Loan	13,15	1	2374-2386 Grand Concourse	340	0	0	1,702	0	246,383	0	0	8,000	80,000	0
45	Loan	12,19,27	2	ASM Portfolio	Springing	0	0	0	0	0	0	0	0	0	0
45.01	Property		1	5701 Dickman Rd
45.02	Property		1	229 W. Creek Rd
46	Loan		1	2121 & 2211 Imperial Avenue	801	19,211	216,126	Springing	216,126	0	0	0	0	0	0
47	Loan	15	1	192 Stuyvesant Ave	167	0	0	0	0	0	0	0	0	0	0

A-1-33

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)
						25			26	26
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	Free Rent Reserve (Upfront: $59,453,368), Outstanding TI/LC Reserve (Upfront: $50,942,055), HTC Put Reserve (Upfront: $4,265,828.60; Monthly: Springing), Remaining Hard Cost Reserve (Upfront: $3,911,510)	0	0	NAP	Hard	In Place	Yes
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	Outstanding TI/LC Reserve (Upfront: $8,392,690), Outstanding Free Rent Reserve (Upfront: $477,905)	0	0	NAP	Springing (Residential); Hard (Commercial)	Springing	Yes
2.01	Property		1	First National Building
2.02	Property		1	The Qube
2.03	Property		1	Chrysler House
2.04	Property		1	1001 Woodward
2.05	Property		1	One Woodward
2.06	Property		1	The Z Garage
2.07	Property		1	Two Detroit Garage
2.08	Property		1	1505 & 1515 Woodward
2.09	Property		1	1001 Brush Street
2.10	Property		1	The Assembly
2.11	Property		1	419 Fort Street Garage
2.12	Property		1	Vinton
2.13	Property		1	1401 First Street
2.14	Property		1	Lane Bryant Building
3	Loan	2,18,21,26	13	Rosewood National Storage 13	Expansion Deposit Reserve	0	0	NAP	Springing	Springing	Yes
3.01	Property		1	Tallahassee
3.02	Property		1	Fort Worth
3.03	Property		1	Kemah
3.04	Property		1	North Charleston
3.05	Property		1	Groton
3.06	Property		1	Albuquerque
3.07	Property		1	Augusta
3.08	Property		1	Grandview
3.09	Property		1	Louisville
3.10	Property		1	Houston
3.11	Property		1	Greenwood
3.12	Property		1	Miami
3.13	Property		1	Kent
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	Base Building Work Reserve (Upfront: 86,650,891), Aventis Rent Reserve (Upfront: 10,732,230.67)	0	0	NAP	Hard	Springing	Yes
5	Loan	4,5,12,19,20	1	One Wilshire	NAP	0	0	NAP	Hard	Springing	Yes
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	Current Landlord Obligations Reserve	0	0	NAP	Hard	Springing	Yes
6.01	Property		1	39 Plaza La Prensa
6.02	Property		1	1711 Randolph Road Southeast
6.03	Property		1	445 Camino Del Rey Southwest
6.04	Property		1	1920 Fifth Street
6.05	Property		1	3280 Bridge Boulevard Southwest
6.06	Property		1	37 Plaza La Prensa
6.07	Property		1	4363 Jager Drive Northeast
6.08	Property		1	655 Utah Avenue
6.09	Property		1	2536 Ridge Runner Road
6.10	Property		1	653 Utah Avenue
6.11	Property		1	4359 Jager Drive Northeast
6.12	Property		1	221 Llano Estacado
6.13	Property		1	1308 Gusdorf Road
6.14	Property		1	2540 Camino Ortiz
6.15	Property		1	5500 San Antonio Drive Northeast
6.16	Property		1	2121 Summit Court
6.17	Property		1	2732 North Wilshire Boulevard
6.18	Property		1	41 Plaza La Prensa
6.19	Property		1	2800 Farmington Avenue
6.20	Property		1	1710 East Aztec Avenue
6.21	Property		1	5200 Oakland Avenue Northeast
6.22	Property		1	3316 North Main Street
6.23	Property		1	2141 Summit Court
6.24	Property		1	1014 North California Street
6.25	Property		1	912 Railroad Avenue
6.26	Property		1	1922 Fifth Street
6.27	Property		1	1017 East Roosevelt Avenue
6.28	Property		1	145 Roy Road
6.29	Property		1	1800 East 30th Street
6.30	Property		1	5205 Quail Road Northwest
6.31	Property		1	501 East Bender Boulevard
6.32	Property		1	1233 Whittier Street
6.33	Property		1	2520 Ridge Runner Road
6.34	Property		1	26387 US Highway 70
6.35	Property		1	475 Courthouse Road Southeast
6.36	Property		1	7905 Marble Avenue Northeast
6.37	Property		1	2215 West Main Street
6.38	Property		1	2522 Ridge Runner Road
6.39	Property		1	1710 Rio Bravo Boulevard Southwest
6.40	Property		1	312 East Nizhoni Boulevard
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	Ground Rent Reserve	0	0	NAP	Soft	Springing	Yes
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	Unfunded Obligations Reserve	0	0	NAP	Hard	Springing	Yes
9	Loan	19,21	2	Dealertrack and Divvy	NAP	0	0	NAP	Hard	Springing	Yes
9.01	Property		1	Dealertrack

A-1-34

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)
						25			26	26
9.02	Property		1	Divvy
10	Loan	1,5,12,13,14,19,21	1	The Summit	Outstanding TI/LC Reserve (Upfront: $6,942,143; Monthly: Springing), Free Rent Reserve (Upfront: $2,958,400)	0	0	NAP	Hard	Springing	Yes
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	Unfunded Obligations Reserve	0	0	NAP	Hard	Springing	Yes
11.01	Property		1	6543 Las Vegas Boulevard South
11.02	Property		1	6226 West Sahara Avenue
11.03	Property		1	10190 Covington Cross Drive
11.04	Property		1	1450 Center Crossing Road
11.05	Property		1	6551 Las Vegas Boulevard South
11.06	Property		1	9901-9921 Covington Cross Drive
12	Loan	4,5,12,23	1	Novo Nordisk HQ	Expansion Reserve (Upfront: $14,146,846.45), Seller Credit Reserve (Upfront: $13,000,000)	0	0	NAP	Hard	Springing	Yes
13	Loan	5,12,13,21	1	The Kirby Collection	Unfunded Obligations Reserve	0	0	NAP	Springing	Springing	Yes
14	Loan	13	1	Leesburg Plaza	Unfunded Obligations Reserve	0	0	NAP	Springing	Springing	Yes
15	Loan		1	ADS Corporate Headquarters	NAP	0	0	NAP	Hard	Springing	Yes
16	Loan	15	1	Benefitfocus HQ	NAP	0	0	NAP	Hard	Springing	Yes
17	Loan	5,13	1	425 Eye Street	Unfunded Obligations Reserve	0	0	NAP	Hard	Springing	No
18	Loan		1	The Onyx	NAP	0	0	NAP	Springing	Springing	Yes
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	NAP	0	0	NAP	Hard	Springing	Yes
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO
19.03	Property		1	Kroger- Clarkston, MI
19.04	Property		1	Walgreens - Lincolnton (Main), NC
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX
19.06	Property		1	Walgreens - Greenville (North), SC
19.07	Property		1	Walgreens - Orland Park (143rd), IL
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY
19.10	Property		1	Walgreens- Shawnee, KS
19.11	Property		1	Walgreens - Watervliet (2nd), NY
19.12	Property		1	Walgreens - El Dorado, AR
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH
19.16	Property		1	Sherwin Williams - Waunakee (County), WI
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT
19.20	Property		1	Dollar General - Russellville (State 124), AR
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA
19.22	Property		1	Dollar General - Tulsa (41st), OK
19.23	Property		1	Dollar General - Cordova (Dexter), TN
19.24	Property		1	Dollar Tree - Apollo (North), PA
19.25	Property		1	Dollar General - Toledo (McCord), OH
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	Unfunded Obligations Reserve	0	0	NAP	Hard	Springing	Yes
20.01	Property		1	Hillcrest
20.02	Property		1	Arrington
20.03	Property		1	Highland II
20.04	Property		1	Meridian
20.05	Property		1	Bayberry
20.06	Property		1	Highland I
20.07	Property		1	Capstone
20.08	Property		1	Forest Plaza I
20.09	Property		1	Forest Plaza II
20.10	Property		1	Utica
20.11	Property		1	Willard
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	NAP	0	0	NAP	Hard	Springing	Yes
21.01	Property		1	700 Ash Street
21.02	Property		1	5200 Foundry Circle
21.03	Property		1	2700 Plum Street
21.04	Property		1	801 & 617 South Carpenter Avenue
21.05	Property		1	N2480 County Road M
21.06	Property		1	W140 N5540 Lilly Road
21.07	Property		1	530 East Main Street
21.08	Property		1	210 Ann Avenue
22	Loan	14, 18	2	Macon and Winter Garden	Outstanding TI Reserve (Upfront: $1,397,345), Free Rent Reserve (Upfront: $364,962)	0	0	NAP	Hard	Springing	Yes
22.01	Property		1	Winter Garden
22.02	Property		1	Macon
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	Outstanding TI/LC Reserve ($52,315,328) and Free Rent Reserve ($8,974,469)	0	0	NAP	Hard	Springing	Yes
24	Loan		1	45 Liberty Boulevard	NAP	0	0	NAP	Springing	Springing	Yes
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	Outstanding TI Reserve (Upfront: $1,508,233), Ground Lease Reserve (Monthly: Springing)	0	0	NAP	Hard	Springing	Yes
25.01	Property		1	Nyberg Rivers
25.02	Property		1	Nyberg Woods
26	Loan	13	1	Pavilion at North Haven	Unfunded Obligations Reserve (Upfront: $420,000), Free Rent Reserve (Upfront: $32,500)	0	0	NAP	Springing	Springing	Yes
27	Loan	5,19,24,27	4	Sara Lee Portfolio	NAP	0	0	NAP	Hard	Springing	Yes
27.01	Property		1	2314 Sybrandt Road
27.02	Property		1	110 Sara Lee Road
27.03	Property		1	1528 South Hayford Road
27.04	Property		1	105 Ashland Avenue
28	Loan	5,12	1	Charcuterie Artisans SLB	NAP	0	0	NAP	Hard	In Place	Yes
29	Loan	13	1	ABB Office	NAP	0	0	NAP	Hard	Springing	Yes

A-1-35

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)
						25			26	26
30	Loan		1	Value Store It Miami - 7th Ave	NAP	0	0	NAP	Springing	Springing	Yes
31	Loan	13	1	Courtyard Alpharetta/Avalon	NAP	0	0	NAP	Hard	Springing	Yes
32	Loan	13	1	Ocotillo Plaza	Designated Tenant Reserve (Upfront: $150,000), Unfunded Obligations Reserve (Upfront: $56,304)	0	0	NAP	Hard	Springing	Yes
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	NAP	0	0	NAP	Springing	Springing	Yes
33.01	Property		1	Ideal Storage - Lori Lane
33.02	Property		1	Ideal Storage - Lewisburg
33.03	Property		1	Ideal Storage - Sunbury
33.04	Property		1	Ideal Storage - Old Trail
33.05	Property		1	Ideal Storage - Pottsville
34	Loan	21	1	Raleigh GSA	NAP	0	0	NAP	Hard	Springing	Yes
35	Loan	13	2	CityLine Central PA Storage Portfolio	NAP	0	0	NAP	Springing	Springing	Yes
35.01	Property		1	Sinking Spring
35.02	Property		1	St. Clair
36	Loan		2	Urban Light Industrial Portfolio	Unfunded Obligations Reserve	0	0	NAP	Hard	Springing	Yes
36.01	Property		1	Cedar Business Center
36.02	Property		1	Victoria Pond Center
37	Loan	24	1	AT&T Chicago	NAP	0	0	NAP	Hard	Springing	Yes
38	Loan	10,13	1	Brickstone Villas	NAP	0	0	NAP	Soft	Springing	Yes
39	Loan		1	Bankwell HQ	NAP	0	0	NAP	Hard	Springing	Yes
40	Loan	13	1	Metro Place	NAP	0	0	NAP	Hard	Springing	Yes
41	Loan	13, 15	2	8 E 18th & 310 5th	NAP	0	0	NAP	Soft (Residential); Hard (Commercial)	Springing	Yes
41.01	Property		1	8 East 18th St
41.02	Property		1	310 5th Ave
42	Loan	24	1	WoodSpring McDonough	NAP	0	0	NAP	Springing	Springing	Yes
43	Loan		1	Lakeville Townhomes	NAP	0	0	NAP	Springing	Springing	Yes
44	Loan	13,15	1	2374-2386 Grand Concourse	Free Rent Reserve	0	0	NAP	Hard	Springing	Yes
45	Loan	12,19,27	2	ASM Portfolio	NAP	0	0	NAP	Hard	Springing	Yes
45.01	Property		1	5701 Dickman Rd
45.02	Property		1	229 W. Creek Rd
46	Loan		1	2121 & 2211 Imperial Avenue	NAP	0	0	NAP	Springing	Springing	Yes
47	Loan	15	1	192 Stuyvesant Ave	NAP	0	0	NAP	Springing	Springing	Yes

A-1-36

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
															4		9
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	Yes	Yes	No	125,000,000	387,800,000	1,136,822.28	1,503,255.45	317,200,000	3.46957%	830,000,000	2,433,116.27	69.8%	2.61	9.2%	125,000,000
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	No	Yes	Yes	125,000,000	305,000,000	973,578.36	1,372,585.88	NAP	NAP	430,000,000	1,372,585.88	59.4%	3.30	13.6%	NAP
2.01	Property		1	First National Building
2.02	Property		1	The Qube
2.03	Property		1	Chrysler House
2.04	Property		1	1001 Woodward
2.05	Property		1	One Woodward
2.06	Property		1	The Z Garage
2.07	Property		1	Two Detroit Garage
2.08	Property		1	1505 & 1515 Woodward
2.09	Property		1	1001 Brush Street
2.10	Property		1	The Assembly
2.11	Property		1	419 Fort Street Garage
2.12	Property		1	Vinton
2.13	Property		1	1401 First Street
2.14	Property		1	Lane Bryant Building
3	Loan	2,18,21,26	13	Rosewood National Storage 13	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Tallahassee
3.02	Property		1	Fort Worth
3.03	Property		1	Kemah
3.04	Property		1	North Charleston
3.05	Property		1	Groton
3.06	Property		1	Albuquerque
3.07	Property		1	Augusta
3.08	Property		1	Grandview
3.09	Property		1	Louisville
3.10	Property		1	Houston
3.11	Property		1	Greenwood
3.12	Property		1	Miami
3.13	Property		1	Kent
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	Yes	Yes	No	101,000,000	713,000,000	1,681,953.80	1,920,210.93	411,000,000	2.79200%	1,225,000,000	2,889,752.32	62.7%	2.32	6.6%	NAP
5	Loan	4,5,12,19,20	1	One Wilshire	No	Yes	Yes	90,000,000	299,250,000	701,879.79	912,971.46	NAP	NAP	389,250,000	912,971.46	42.6%	3.37	9.6%	NAP
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	39 Plaza La Prensa
6.02	Property		1	1711 Randolph Road Southeast
6.03	Property		1	445 Camino Del Rey Southwest
6.04	Property		1	1920 Fifth Street
6.05	Property		1	3280 Bridge Boulevard Southwest
6.06	Property		1	37 Plaza La Prensa
6.07	Property		1	4363 Jager Drive Northeast
6.08	Property		1	655 Utah Avenue
6.09	Property		1	2536 Ridge Runner Road
6.10	Property		1	653 Utah Avenue
6.11	Property		1	4359 Jager Drive Northeast
6.12	Property		1	221 Llano Estacado
6.13	Property		1	1308 Gusdorf Road
6.14	Property		1	2540 Camino Ortiz
6.15	Property		1	5500 San Antonio Drive Northeast
6.16	Property		1	2121 Summit Court
6.17	Property		1	2732 North Wilshire Boulevard
6.18	Property		1	41 Plaza La Prensa
6.19	Property		1	2800 Farmington Avenue
6.20	Property		1	1710 East Aztec Avenue
6.21	Property		1	5200 Oakland Avenue Northeast
6.22	Property		1	3316 North Main Street
6.23	Property		1	2141 Summit Court
6.24	Property		1	1014 North California Street
6.25	Property		1	912 Railroad Avenue
6.26	Property		1	1922 Fifth Street
6.27	Property		1	1017 East Roosevelt Avenue
6.28	Property		1	145 Roy Road
6.29	Property		1	1800 East 30th Street
6.30	Property		1	5205 Quail Road Northwest
6.31	Property		1	501 East Bender Boulevard
6.32	Property		1	1233 Whittier Street
6.33	Property		1	2520 Ridge Runner Road
6.34	Property		1	26387 US Highway 70
6.35	Property		1	475 Courthouse Road Southeast
6.36	Property		1	7905 Marble Avenue Northeast
6.37	Property		1	2215 West Main Street
6.38	Property		1	2522 Ridge Runner Road
6.39	Property		1	1710 Rio Bravo Boulevard Southwest
6.40	Property		1	312 East Nizhoni Boulevard
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	No	Yes	Yes	75,000,000	53,000,000	223,676.56	540,200.00	NAP	NAP	128,000,000	540,200.00	41.8%	3.14	20.4%	NAP
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	Yes	Yes	Yes	75,000,000	42,200,000	120,870.76	335,688.47	NAP	NAP	117,200,000	335,688.47	59.5%	2.96	10.4%	NAP
9	Loan	19,21	2	Dealertrack and Divvy	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Dealertrack

A-1-37

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
															4		9
9.02	Property		1	Divvy
10	Loan	1,5,12,13,14,19,21	1	The Summit	Yes	Yes	No	65,000,000	262,000,000	653,471.67	815,592.50	198,000,000	2.95200%	525,000,000	1,309,437.50	58.6%	2.56	7.8%	NAP
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	Yes	Yes	Yes	63,000,000	53,000,000	260,728.14	570,650.27	NAP	NAP	116,000,000	570,650.27	59.1%	1.42	9.0%	NAP
11.01	Property		1	6543 Las Vegas Boulevard South
11.02	Property		1	6226 West Sahara Avenue
11.03	Property		1	10190 Covington Cross Drive
11.04	Property		1	1450 Center Crossing Road
11.05	Property		1	6551 Las Vegas Boulevard South
11.06	Property		1	9901-9921 Covington Cross Drive
12	Loan	4,5,12,23	1	Novo Nordisk HQ	Yes	Yes	No	60,000,000	150,667,000	361,276.45	505,147.28	NAP	NAP	210,667,000	505,147.28	63.8%	3.16	9.2%	NAP
13	Loan	5,12,13,21	1	The Kirby Collection	No	Yes	Yes	55,000,000	40,661,369	101,003.97	237,625.50	NAP	NAP	95,661,369	237,625.50	48.1%	3.86	12.0%	NAP
14	Loan	13	1	Leesburg Plaza	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	ADS Corporate Headquarters	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	15	1	Benefitfocus HQ	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	5,13	1	425 Eye Street	Yes	Yes	No	39,818,000	62,400,000	155,056.06	253,998.72	NAP	NAP	102,218,000	253,998.72	56.8%	3.66	11.0%	NAP
18	Loan		1	The Onyx	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7,000,000
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	No	Yes	No	30,000,000	56,000,000	163,378.05	250,902.01	NAP	NAP	86,000,000	250,902.01	53.9%	2.68	9.6%	NAP
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO
19.03	Property		1	Kroger- Clarkston, MI
19.04	Property		1	Walgreens - Lincolnton (Main), NC
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX
19.06	Property		1	Walgreens - Greenville (North), SC
19.07	Property		1	Walgreens - Orland Park (143rd), IL
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY
19.10	Property		1	Walgreens- Shawnee, KS
19.11	Property		1	Walgreens - Watervliet (2nd), NY
19.12	Property		1	Walgreens - El Dorado, AR
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH
19.16	Property		1	Sherwin Williams - Waunakee (County), WI
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT
19.20	Property		1	Dollar General - Russellville (State 124), AR
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA
19.22	Property		1	Dollar General - Tulsa (41st), OK
19.23	Property		1	Dollar General - Cordova (Dexter), TN
19.24	Property		1	Dollar Tree - Apollo (North), PA
19.25	Property		1	Dollar General - Toledo (McCord), OH
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	No	Yes	Yes	30,000,000	29,000,000	85,268.06	173,476.39	NAP	NAP	59,000,000	173,476.39	61.7%	2.85	11.3%	NAP
20.01	Property		1	Hillcrest
20.02	Property		1	Arrington
20.03	Property		1	Highland II
20.04	Property		1	Meridian
20.05	Property		1	Bayberry
20.06	Property		1	Highland I
20.07	Property		1	Capstone
20.08	Property		1	Forest Plaza I
20.09	Property		1	Forest Plaza II
20.10	Property		1	Utica
20.11	Property		1	Willard
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	Yes	Yes	Yes	30,000,000	18,225,000	57,482.37	152,103.55	NAP	NAP	48,225,000	152,103.55	58.5%	3.25	13.2%	NAP
21.01	Property		1	700 Ash Street
21.02	Property		1	5200 Foundry Circle
21.03	Property		1	2700 Plum Street
21.04	Property		1	801 & 617 South Carpenter Avenue
21.05	Property		1	N2480 County Road M
21.06	Property		1	W140 N5540 Lilly Road
21.07	Property		1	530 East Main Street
21.08	Property		1	210 Ann Avenue
22	Loan	14, 18	2	Macon and Winter Garden	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Winter Garden
22.02	Property		1	Macon
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	No	Yes	No	25,000,000	698,300,000	1,647,253.17	1,706,226.86	276,700,000	2.79196%	1,000,000,000	2,358,947.68	58.8%	3.25	9.5%	NAP
24	Loan		1	45 Liberty Boulevard	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	Yes	Yes	No	23,900,000	40,000,000	123,052.31	196,576.07	NAP	NAP	63,900,000	196,576.07	60.0%	3.14	12.5%	NAP
25.01	Property		1	Nyberg Rivers
25.02	Property		1	Nyberg Woods
26	Loan	13	1	Pavilion at North Haven	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	5,19,24,27	4	Sara Lee Portfolio	Yes	Yes	No	23,150,000	40,000,000	130,284.73	205,687.01	NAP	NAP	63,150,000	205,687.01	60.6%	2.06	8.9%	NAP
27.01	Property		1	2314 Sybrandt Road
27.02	Property		1	110 Sara Lee Road
27.03	Property		1	1528 South Hayford Road
27.04	Property		1	105 Ashland Avenue
28	Loan	5,12	1	Charcuterie Artisans SLB	Yes	Yes	No	23,000,000	40,000,000	125,384.26	197,480.21	NAP	NAP	63,000,000	197,480.21	57.7%	2.35	9.2%	NAP
29	Loan	13	1	ABB Office	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-38

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
															4		9
30	Loan		1	Value Store It Miami - 7th Ave	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	13	1	Courtyard Alpharetta/Avalon	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	13	1	Ocotillo Plaza	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	Ideal Storage - Lori Lane
33.02	Property		1	Ideal Storage - Lewisburg
33.03	Property		1	Ideal Storage - Sunbury
33.04	Property		1	Ideal Storage - Old Trail
33.05	Property		1	Ideal Storage - Pottsville
34	Loan	21	1	Raleigh GSA	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	13	2	CityLine Central PA Storage Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.01	Property		1	Sinking Spring
35.02	Property		1	St. Clair
36	Loan		2	Urban Light Industrial Portfolio	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.01	Property		1	Cedar Business Center
36.02	Property		1	Victoria Pond Center
37	Loan	24	1	AT&T Chicago	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	10,13	1	Brickstone Villas	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	Bankwell HQ	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	13	1	Metro Place	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	13, 15	2	8 E 18th & 310 5th	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.01	Property		1	8 East 18th St
41.02	Property		1	310 5th Ave
42	Loan	24	1	WoodSpring McDonough	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Lakeville Townhomes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	Loan	13,15	1	2374-2386 Grand Concourse	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan	12,19,27	2	ASM Portfolio	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45.01	Property		1	5701 Dickman Rd
45.02	Property		1	229 W. Creek Rd
46	Loan		1	2121 & 2211 Imperial Avenue	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	15	1	192 Stuyvesant Ave	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-39

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
									9		27	27
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	8.50000%	955,000,000	3,330,830.39	80.3%	1.90	8.0%	No	NAP
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Unsecured
2.01	Property		1	First National Building
2.02	Property		1	The Qube
2.03	Property		1	Chrysler House
2.04	Property		1	1001 Woodward
2.05	Property		1	One Woodward
2.06	Property		1	The Z Garage
2.07	Property		1	Two Detroit Garage
2.08	Property		1	1505 & 1515 Woodward
2.09	Property		1	1001 Brush Street
2.10	Property		1	The Assembly
2.11	Property		1	419 Fort Street Garage
2.12	Property		1	Vinton
2.13	Property		1	1401 First Street
2.14	Property		1	Lane Bryant Building
3	Loan	2,18,21,26	13	Rosewood National Storage 13	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
3.01	Property		1	Tallahassee
3.02	Property		1	Fort Worth
3.03	Property		1	Kemah
3.04	Property		1	North Charleston
3.05	Property		1	Groton
3.06	Property		1	Albuquerque
3.07	Property		1	Augusta
3.08	Property		1	Grandview
3.09	Property		1	Louisville
3.10	Property		1	Houston
3.11	Property		1	Greenwood
3.12	Property		1	Miami
3.13	Property		1	Kent
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
5	Loan	4,5,12,19,20	1	One Wilshire	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine (Max Principal of $15,000,000; Max Combined LTV of 64.97%; Min Combined DSCR of 1.97x; Min Combined Debt Yield of 11.0%; Intercreditor Agreement is required)
6.01	Property		1	39 Plaza La Prensa
6.02	Property		1	1711 Randolph Road Southeast
6.03	Property		1	445 Camino Del Rey Southwest
6.04	Property		1	1920 Fifth Street
6.05	Property		1	3280 Bridge Boulevard Southwest
6.06	Property		1	37 Plaza La Prensa
6.07	Property		1	4363 Jager Drive Northeast
6.08	Property		1	655 Utah Avenue
6.09	Property		1	2536 Ridge Runner Road
6.10	Property		1	653 Utah Avenue
6.11	Property		1	4359 Jager Drive Northeast
6.12	Property		1	221 Llano Estacado
6.13	Property		1	1308 Gusdorf Road
6.14	Property		1	2540 Camino Ortiz
6.15	Property		1	5500 San Antonio Drive Northeast
6.16	Property		1	2121 Summit Court
6.17	Property		1	2732 North Wilshire Boulevard
6.18	Property		1	41 Plaza La Prensa
6.19	Property		1	2800 Farmington Avenue
6.20	Property		1	1710 East Aztec Avenue
6.21	Property		1	5200 Oakland Avenue Northeast
6.22	Property		1	3316 North Main Street
6.23	Property		1	2141 Summit Court
6.24	Property		1	1014 North California Street
6.25	Property		1	912 Railroad Avenue
6.26	Property		1	1922 Fifth Street
6.27	Property		1	1017 East Roosevelt Avenue
6.28	Property		1	145 Roy Road
6.29	Property		1	1800 East 30th Street
6.30	Property		1	5205 Quail Road Northwest
6.31	Property		1	501 East Bender Boulevard
6.32	Property		1	1233 Whittier Street
6.33	Property		1	2520 Ridge Runner Road
6.34	Property		1	26387 US Highway 70
6.35	Property		1	475 Courthouse Road Southeast
6.36	Property		1	7905 Marble Avenue Northeast
6.37	Property		1	2215 West Main Street
6.38	Property		1	2522 Ridge Runner Road
6.39	Property		1	1710 Rio Bravo Boulevard Southwest
6.40	Property		1	312 East Nizhoni Boulevard
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
9	Loan	19,21	2	Dealertrack and Divvy	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
9.01	Property		1	Dealertrack

A-1-40

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
									9		27	27
9.02	Property		1	Divvy
10	Loan	1,5,12,13,14,19,21	1	The Summit	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
11.01	Property		1	6543 Las Vegas Boulevard South
11.02	Property		1	6226 West Sahara Avenue
11.03	Property		1	10190 Covington Cross Drive
11.04	Property		1	1450 Center Crossing Road
11.05	Property		1	6551 Las Vegas Boulevard South
11.06	Property		1	9901-9921 Covington Cross Drive
12	Loan	4,5,12,23	1	Novo Nordisk HQ	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
13	Loan	5,12,13,21	1	The Kirby Collection	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
14	Loan	13	1	Leesburg Plaza	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
15	Loan		1	ADS Corporate Headquarters	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
16	Loan	15	1	Benefitfocus HQ	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
17	Loan	5,13	1	425 Eye Street	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
18	Loan		1	The Onyx	9.50000%	45,000,000	182,499.98	74.8%	1.58	7.9%	No	NAP
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO
19.03	Property		1	Kroger- Clarkston, MI
19.04	Property		1	Walgreens - Lincolnton (Main), NC
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX
19.06	Property		1	Walgreens - Greenville (North), SC
19.07	Property		1	Walgreens - Orland Park (143rd), IL
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY
19.10	Property		1	Walgreens- Shawnee, KS
19.11	Property		1	Walgreens - Watervliet (2nd), NY
19.12	Property		1	Walgreens - El Dorado, AR
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH
19.16	Property		1	Sherwin Williams - Waunakee (County), WI
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT
19.20	Property		1	Dollar General - Russellville (State 124), AR
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA
19.22	Property		1	Dollar General - Tulsa (41st), OK
19.23	Property		1	Dollar General - Cordova (Dexter), TN
19.24	Property		1	Dollar Tree - Apollo (North), PA
19.25	Property		1	Dollar General - Toledo (McCord), OH
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine (Max Combined LTV of 75.0%; Min Combined DSCR of 2.00x; Min Combined DY of 10.0%; Intercreditor Agreement is required)
20.01	Property		1	Hillcrest
20.02	Property		1	Arrington
20.03	Property		1	Highland II
20.04	Property		1	Meridian
20.05	Property		1	Bayberry
20.06	Property		1	Highland I
20.07	Property		1	Capstone
20.08	Property		1	Forest Plaza I
20.09	Property		1	Forest Plaza II
20.10	Property		1	Utica
20.11	Property		1	Willard
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine (After 180 days from the origination date; Max Combined LTV of 55.55%; Min Combined DSCR of 3.80x; Min Combined Debt Yield of 14.38%; Intercreditor Agreement is required)
21.01	Property		1	700 Ash Street
21.02	Property		1	5200 Foundry Circle
21.03	Property		1	2700 Plum Street
21.04	Property		1	801 & 617 South Carpenter Avenue
21.05	Property		1	N2480 County Road M
21.06	Property		1	W140 N5540 Lilly Road
21.07	Property		1	530 East Main Street
21.08	Property		1	210 Ann Avenue
22	Loan	14, 18	2	Macon and Winter Garden	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
22.01	Property		1	Winter Garden
22.02	Property		1	Macon
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
24	Loan		1	45 Liberty Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25.01	Property		1	Nyberg Rivers
25.02	Property		1	Nyberg Woods
26	Loan	13	1	Pavilion at North Haven	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
27	Loan	5,19,24,27	4	Sara Lee Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine (Max Amount of $10,000,000; Max Combined LTV of 60.6%; Min Combined DSCR of 1.47x; Min Combined DY of 8.3%; Intercreditor Agreement is required)
27.01	Property		1	2314 Sybrandt Road
27.02	Property		1	110 Sara Lee Road
27.03	Property		1	1528 South Hayford Road
27.04	Property		1	105 Ashland Avenue
28	Loan	5,12	1	Charcuterie Artisans SLB	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
29	Loan	13	1	ABB Office	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP

A-1-41

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
									9		27	27
30	Loan		1	Value Store It Miami - 7th Ave	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
31	Loan	13	1	Courtyard Alpharetta/Avalon	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
32	Loan	13	1	Ocotillo Plaza	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
33.01	Property		1	Ideal Storage - Lori Lane
33.02	Property		1	Ideal Storage - Lewisburg
33.03	Property		1	Ideal Storage - Sunbury
33.04	Property		1	Ideal Storage - Old Trail
33.05	Property		1	Ideal Storage - Pottsville
34	Loan	21	1	Raleigh GSA	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
35	Loan	13	2	CityLine Central PA Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
35.01	Property		1	Sinking Spring
35.02	Property		1	St. Clair
36	Loan		2	Urban Light Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
36.01	Property		1	Cedar Business Center
36.02	Property		1	Victoria Pond Center
37	Loan	24	1	AT&T Chicago	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
38	Loan	10,13	1	Brickstone Villas	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
39	Loan		1	Bankwell HQ	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
40	Loan	13	1	Metro Place	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
41	Loan	13, 15	2	8 E 18th & 310 5th	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
41.01	Property		1	8 East 18th St
41.02	Property		1	310 5th Ave
42	Loan	24	1	WoodSpring McDonough	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
43	Loan		1	Lakeville Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
44	Loan	13,15	1	2374-2386 Grand Concourse	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
45	Loan	12,19,27	2	ASM Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine (Max Combined LTV of 65.3%; Min Combined DSCR of 1.85x; Min Combined DY of 10.0%; Intercreditor Agreement is required)
45.01	Property		1	5701 Dickman Rd
45.02	Property		1	229 W. Creek Rd
46	Loan		1	2121 & 2211 Imperial Avenue	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
47	Loan	15	1	192 Stuyvesant Ave	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP

A-1-42

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
					28	28
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	Mark Karasick and Michael Silberberg	Mark Karasick and Michael Silberberg	No	No
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	Bedrock Detroit	Rock Backer LLC	No	No
2.01	Property		1	First National Building
2.02	Property		1	The Qube
2.03	Property		1	Chrysler House
2.04	Property		1	1001 Woodward
2.05	Property		1	One Woodward
2.06	Property		1	The Z Garage
2.07	Property		1	Two Detroit Garage
2.08	Property		1	1505 & 1515 Woodward
2.09	Property		1	1001 Brush Street
2.10	Property		1	The Assembly
2.11	Property		1	419 Fort Street Garage
2.12	Property		1	Vinton
2.13	Property		1	1401 First Street
2.14	Property		1	Lane Bryant Building
3	Loan	2,18,21,26	13	Rosewood National Storage 13	Rosewood Property Company	RPC Reliance, LLC	No	No
3.01	Property		1	Tallahassee
3.02	Property		1	Fort Worth
3.03	Property		1	Kemah
3.04	Property		1	North Charleston
3.05	Property		1	Groton
3.06	Property		1	Albuquerque
3.07	Property		1	Augusta
3.08	Property		1	Grandview
3.09	Property		1	Louisville
3.10	Property		1	Houston
3.11	Property		1	Greenwood
3.12	Property		1	Miami
3.13	Property		1	Kent
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	DivcoWest; California State Teachers’ Retirement System; Teacher Retirement System of Texas	NAP	No	No
5	Loan	4,5,12,19,20	1	One Wilshire	TechCore, LLC	TechCore, LLC	No	No
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	SVEA Real Estate Group, LLC	SVEA Real Estate Group, LLC	No	No
6.01	Property		1	39 Plaza La Prensa
6.02	Property		1	1711 Randolph Road Southeast
6.03	Property		1	445 Camino Del Rey Southwest
6.04	Property		1	1920 Fifth Street
6.05	Property		1	3280 Bridge Boulevard Southwest
6.06	Property		1	37 Plaza La Prensa
6.07	Property		1	4363 Jager Drive Northeast
6.08	Property		1	655 Utah Avenue
6.09	Property		1	2536 Ridge Runner Road
6.10	Property		1	653 Utah Avenue
6.11	Property		1	4359 Jager Drive Northeast
6.12	Property		1	221 Llano Estacado
6.13	Property		1	1308 Gusdorf Road
6.14	Property		1	2540 Camino Ortiz
6.15	Property		1	5500 San Antonio Drive Northeast
6.16	Property		1	2121 Summit Court
6.17	Property		1	2732 North Wilshire Boulevard
6.18	Property		1	41 Plaza La Prensa
6.19	Property		1	2800 Farmington Avenue
6.20	Property		1	1710 East Aztec Avenue
6.21	Property		1	5200 Oakland Avenue Northeast
6.22	Property		1	3316 North Main Street
6.23	Property		1	2141 Summit Court
6.24	Property		1	1014 North California Street
6.25	Property		1	912 Railroad Avenue
6.26	Property		1	1922 Fifth Street
6.27	Property		1	1017 East Roosevelt Avenue
6.28	Property		1	145 Roy Road
6.29	Property		1	1800 East 30th Street
6.30	Property		1	5205 Quail Road Northwest
6.31	Property		1	501 East Bender Boulevard
6.32	Property		1	1233 Whittier Street
6.33	Property		1	2520 Ridge Runner Road
6.34	Property		1	26387 US Highway 70
6.35	Property		1	475 Courthouse Road Southeast
6.36	Property		1	7905 Marble Avenue Northeast
6.37	Property		1	2215 West Main Street
6.38	Property		1	2522 Ridge Runner Road
6.39	Property		1	1710 Rio Bravo Boulevard Southwest
6.40	Property		1	312 East Nizhoni Boulevard
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	Tiffany Lam	Tiffany Lam	No	No
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	Urban Edge Properties LP	Urban Edge Properties LP	No	No
9	Loan	19,21	2	Dealertrack and Divvy	Arden Real Estate Partners III, L.P.	Arden Real Estate Partners III, L.P.	No	No
9.01	Property		1	Dealertrack

A-1-43

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
					28	28
9.02	Property		1	Divvy
10	Loan	1,5,12,13,14,19,21	1	The Summit	KKR Property Partners Americas (EEA) SCSp and KKR Property Partners Americas L.P.	KKR Property Partners Americas (EEA) SCSp and KKR Property Partners Americas L.P.	No	No
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	Ofir Hagay, Ryan Tedder and Keith Kantrowitz	Ofir Hagay, Ryan Tedder and Keith Kantrowitz	No	Yes
11.01	Property		1	6543 Las Vegas Boulevard South
11.02	Property		1	6226 West Sahara Avenue
11.03	Property		1	10190 Covington Cross Drive
11.04	Property		1	1450 Center Crossing Road
11.05	Property		1	6551 Las Vegas Boulevard South
11.06	Property		1	9901-9921 Covington Cross Drive
12	Loan	4,5,12,23	1	Novo Nordisk HQ	Hana Alternative Asset Management Co., Ltd.	NAP	No	No
13	Loan	5,12,13,21	1	The Kirby Collection	FPA Core Plus Fund V-A, L.P., FPA Core Plus Fund V, L.P. and FPACP/REIT Holdings V, LLC	FPA Core Plus Fund V-A, L.P., FPA Core Plus Fund V, L.P. and FPACP/REIT Holdings V, LLC	No	No
14	Loan	13	1	Leesburg Plaza	Abdolhossein Ejtemai	Abdolhossein Ejtemai	No	No
15	Loan		1	ADS Corporate Headquarters	U.S. Realty Advisors, LLC	USRA Net Lease II Capital Corp.	No	No
16	Loan	15	1	Benefitfocus HQ	Paul M. Zeller and The Zeller Family Group. L.L.C.	The Zeller Family Group, L.L.C.	No	No
17	Loan	5,13	1	425 Eye Street	PED Investments, LLC	PED Investments, LLC	No	No
18	Loan		1	The Onyx	MD Khaled Noor and Jason Ormsby	MD Khaled Noor and Jason Ormsby	No	Yes
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	ExchangeRight Real Estate, LLC	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht and Warren Thomas	Yes	No
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO
19.03	Property		1	Kroger- Clarkston, MI
19.04	Property		1	Walgreens - Lincolnton (Main), NC
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX
19.06	Property		1	Walgreens - Greenville (North), SC
19.07	Property		1	Walgreens - Orland Park (143rd), IL
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY
19.10	Property		1	Walgreens- Shawnee, KS
19.11	Property		1	Walgreens - Watervliet (2nd), NY
19.12	Property		1	Walgreens - El Dorado, AR
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH
19.16	Property		1	Sherwin Williams - Waunakee (County), WI
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT
19.20	Property		1	Dollar General - Russellville (State 124), AR
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA
19.22	Property		1	Dollar General - Tulsa (41st), OK
19.23	Property		1	Dollar General - Cordova (Dexter), TN
19.24	Property		1	Dollar Tree - Apollo (North), PA
19.25	Property		1	Dollar General - Toledo (McCord), OH
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	Glen Forest Venture LLC	Jack Sitt	No	No
20.01	Property		1	Hillcrest
20.02	Property		1	Arrington
20.03	Property		1	Highland II
20.04	Property		1	Meridian
20.05	Property		1	Bayberry
20.06	Property		1	Highland I
20.07	Property		1	Capstone
20.08	Property		1	Forest Plaza I
20.09	Property		1	Forest Plaza II
20.10	Property		1	Utica
20.11	Property		1	Willard
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	BIG GIP LLC	Brennan Management LLC, Michael Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Brad S. O’Halloran, Allen H. Crosswell, W. Troy MacMane and Greenwood Holding Company, LLC	No	No
21.01	Property		1	700 Ash Street
21.02	Property		1	5200 Foundry Circle
21.03	Property		1	2700 Plum Street
21.04	Property		1	801 & 617 South Carpenter Avenue
21.05	Property		1	N2480 County Road M
21.06	Property		1	W140 N5540 Lilly Road
21.07	Property		1	530 East Main Street
21.08	Property		1	210 Ann Avenue
22	Loan	14, 18	2	Macon and Winter Garden	Ultimate Realty	Joe Sabbagh, Mark Sabbagh and Michael Sabbagh	No	No
22.01	Property		1	Winter Garden
22.02	Property		1	Macon
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	BP/CG Center MM LLC	NAP	No	No
24	Loan		1	45 Liberty Boulevard	Carolyn Dayon and Raymond Dayan	Carolyn Dayon and Raymond Dayan	No	No
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	California State Teachers Retirement System; CenterCal, LLC	CenterCal, LLC	No	No
25.01	Property		1	Nyberg Rivers
25.02	Property		1	Nyberg Woods
26	Loan	13	1	Pavilion at North Haven	RCB Properties L.P.	RCB Properties L.P.	No	No
27	Loan	5,19,24,27	4	Sara Lee Portfolio	AG Net Lease IV Corp., AG Net Lease IV(Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	AG Net Lease IV Corp., AG Net Lease IV(Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	No	No
27.01	Property		1	2314 Sybrandt Road
27.02	Property		1	110 Sara Lee Road
27.03	Property		1	1528 South Hayford Road
27.04	Property		1	105 Ashland Avenue
28	Loan	5,12	1	Charcuterie Artisans SLB	LCN North American Fund III, L.P.	LCN North American Fund III REIT	No	No
29	Loan	13	1	ABB Office	Brian E. Schwartz	Brian E. Schwartz	No	No

A-1-44

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
					28	28
30	Loan		1	Value Store It Miami - 7th Ave	Todd A. Ruderman and Todd Ruderman 2002 Revocable Trust	Todd A. Ruderman and Todd Ruderman 2002 Revocable Trust	No	No
31	Loan	13	1	Courtyard Alpharetta/Avalon	Joseph M. Martelli	Joseph M. Martelli	No	No
32	Loan	13	1	Ocotillo Plaza	Rajan Rakeheja, Natasha Walia and Hekmat Alphin	Rajan Rakeheja, Natasha Walia and Hekmat Alphin	No	No
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	Lawrence Charles Kaplan, George Thacker and Richard Schontz	Lawrence Charles Kaplan, George Thacker and Richard Schontz	No	No
33.01	Property		1	Ideal Storage - Lori Lane
33.02	Property		1	Ideal Storage - Lewisburg
33.03	Property		1	Ideal Storage - Sunbury
33.04	Property		1	Ideal Storage - Old Trail
33.05	Property		1	Ideal Storage - Pottsville
34	Loan	21	1	Raleigh GSA	Daniel Mellinkoff	Daniel Mellinkoff and Daniel Mellinkoff Trust dated 6/9/1995	No	No
35	Loan	13	2	CityLine Central PA Storage Portfolio	Lawrence Charles Kaplan, George Thacker and Richard Schontz	Lawrence Charles Kaplan, George Thacker and Richard Schontz	No	No
35.01	Property		1	Sinking Spring
35.02	Property		1	St. Clair
36	Loan		2	Urban Light Industrial Portfolio	Lawrence Kaplan and George Thacker	Lawrence Kaplan and George Thacker	No	No
36.01	Property		1	Cedar Business Center
36.02	Property		1	Victoria Pond Center
37	Loan	24	1	AT&T Chicago	Jose Chacalo Hilu and Isidoro Attie Laniado	Jose Chacalo Hilu and Isidoro Attie Laniado	No	No
38	Loan	10,13	1	Brickstone Villas	Pablo Salvador Gonzalez Cid	Pablo Salvador Gonzalez Cid	No	No
39	Loan		1	Bankwell HQ	Mariano Weil, Federico Weil and Federico Wilensky	Mariano Weil, Federico Weil and Federico Wilensky	No	No
40	Loan	13	1	Metro Place	Zvi Zaffir	Zvi Zaffir	No	No
41	Loan	13, 15	2	8 E 18th & 310 5th	Shlomo Bakhash, Jonathan Bakhash and Elizabeth Bakhash	Shlomo Bakhash, Jonathan Bakhash and Elizabeth Bakhash	No	No
41.01	Property		1	8 East 18th St
41.02	Property		1	310 5th Ave
42	Loan	24	1	WoodSpring McDonough	Vineshkumar Patel and Nilesh Patel	Vineshkumar Patel and Nilesh Patel	No	No
43	Loan		1	Lakeville Townhomes	Marianne Brooks and Forrest Wylder	Marianne Brooks and Forrest Wylder	No	No
44	Loan	13,15	1	2374-2386 Grand Concourse	Edward Ostad and Michael Ostad	Edward Ostad and Michael Ostad	No	No
45	Loan	12,19,27	2	ASM Portfolio	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	No	No
45.01	Property		1	5701 Dickman Rd
45.02	Property		1	229 W. Creek Rd
46	Loan		1	2121 & 2211 Imperial Avenue	Alexander Zirpolo	Alexander Zirpolo	No	No
47	Loan	15	1	192 Stuyvesant Ave	Artlife Developments NYC, LLC	Guy Peleg	No	No

A-1-45

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
						29		30
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	Refinance	No	512,800,000	15,425,825	442,200,000	0	970,425,825	0	0	13,623,786	121,219,225
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	Refinance		430,000,000	0	0	0	430,000,000	331,057,990	0	4,355,049	11,401,181
2.01	Property		1	First National Building		Yes
2.02	Property		1	The Qube		Yes
2.03	Property		1	Chrysler House		Yes
2.04	Property		1	1001 Woodward		Yes
2.05	Property		1	One Woodward		Yes
2.06	Property		1	The Z Garage		Yes
2.07	Property		1	Two Detroit Garage		Yes
2.08	Property		1	1505 & 1515 Woodward		Yes
2.09	Property		1	1001 Brush Street		Yes
2.10	Property		1	The Assembly		Yes
2.11	Property		1	419 Fort Street Garage		Yes
2.12	Property		1	Vinton		Yes
2.13	Property		1	1401 First Street		Yes
2.14	Property		1	Lane Bryant Building		Yes
3	Loan	2,18,21,26	13	Rosewood National Storage 13	Acquisition		108,575,000	73,518,344	0	0	182,093,344	0	180,907,000	614,402	571,942
3.01	Property		1	Tallahassee		No
3.02	Property		1	Fort Worth		No
3.03	Property		1	Kemah		No
3.04	Property		1	North Charleston		No
3.05	Property		1	Groton		No
3.06	Property		1	Albuquerque		No
3.07	Property		1	Augusta		No
3.08	Property		1	Grandview		No
3.09	Property		1	Louisville		No
3.10	Property		1	Houston		No
3.11	Property		1	Greenwood		No
3.12	Property		1	Miami		No
3.13	Property		1	Kent		No
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	Refinance	No	814,000,000	0	411,000,000	0	1,225,000,000	617,846,136	0	5,768,900	149,445,201
5	Loan	4,5,12,19,20	1	One Wilshire	Refinance	No	389,250,000	0	0	0	389,250,000	190,909,806	0	781,598	0
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	Acquisition		78,550,000	45,191,725	0	0	123,741,725	0	119,082,570	3,397,597	1,261,558
6.01	Property		1	39 Plaza La Prensa		No
6.02	Property		1	1711 Randolph Road Southeast		No
6.03	Property		1	445 Camino Del Rey Southwest		No
6.04	Property		1	1920 Fifth Street		No
6.05	Property		1	3280 Bridge Boulevard Southwest		No
6.06	Property		1	37 Plaza La Prensa		No
6.07	Property		1	4363 Jager Drive Northeast		No
6.08	Property		1	655 Utah Avenue		No
6.09	Property		1	2536 Ridge Runner Road		No
6.10	Property		1	653 Utah Avenue		No
6.11	Property		1	4359 Jager Drive Northeast		No
6.12	Property		1	221 Llano Estacado		No
6.13	Property		1	1308 Gusdorf Road		No
6.14	Property		1	2540 Camino Ortiz		No
6.15	Property		1	5500 San Antonio Drive Northeast		No
6.16	Property		1	2121 Summit Court		No
6.17	Property		1	2732 North Wilshire Boulevard		No
6.18	Property		1	41 Plaza La Prensa		No
6.19	Property		1	2800 Farmington Avenue		No
6.20	Property		1	1710 East Aztec Avenue		No
6.21	Property		1	5200 Oakland Avenue Northeast		No
6.22	Property		1	3316 North Main Street		No
6.23	Property		1	2141 Summit Court		No
6.24	Property		1	1014 North California Street		No
6.25	Property		1	912 Railroad Avenue		No
6.26	Property		1	1922 Fifth Street		No
6.27	Property		1	1017 East Roosevelt Avenue		No
6.28	Property		1	145 Roy Road		No
6.29	Property		1	1800 East 30th Street		No
6.30	Property		1	5205 Quail Road Northwest		No
6.31	Property		1	501 East Bender Boulevard		No
6.32	Property		1	1233 Whittier Street		No
6.33	Property		1	2520 Ridge Runner Road		No
6.34	Property		1	26387 US Highway 70		No
6.35	Property		1	475 Courthouse Road Southeast		No
6.36	Property		1	7905 Marble Avenue Northeast		No
6.37	Property		1	2215 West Main Street		No
6.38	Property		1	2522 Ridge Runner Road		No
6.39	Property		1	1710 Rio Bravo Boulevard Southwest		No
6.40	Property		1	312 East Nizhoni Boulevard		No
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	Refinance	No	128,000,000	2,366,918	0	0	130,366,918	123,214,718	0	669,800	6,482,400
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	Acquisition	No	117,200,000	79,793,357	0	0	196,993,357	0	191,930,000	679,435	4,383,922
9	Loan	19,21	2	Dealertrack and Divvy	Acquisition		74,500,000	33,463,734	0	229,251	108,192,985	0	106,290,000	1,445,008	228,726
9.01	Property		1	Dealertrack		No

A-1-46

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
						29		30
9.02	Property		1	Divvy		No
10	Loan	1,5,12,13,14,19,21	1	The Summit	Refinance	No	327,000,000	0	198,000,000	0	525,000,000	382,728,320	0	3,065,986	9,900,543
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	Recapitalization		116,000,000	68,090,576	0	3,031,154	187,121,730	96,470,412	0	2,031,854	2,814,875
11.01	Property		1	6543 Las Vegas Boulevard South		Yes
11.02	Property		1	6226 West Sahara Avenue		Yes
11.03	Property		1	10190 Covington Cross Drive		No
11.04	Property		1	1450 Center Crossing Road		No
11.05	Property		1	6551 Las Vegas Boulevard South		Yes
11.06	Property		1	9901-9921 Covington Cross Drive		No
12	Loan	4,5,12,23	1	Novo Nordisk HQ	Refinance	No	210,667,000	0	0	0	210,667,000	169,240,404	0	1,860,338	27,763,140
13	Loan	5,12,13,21	1	The Kirby Collection	Recapitalization	No	95,661,369	88,184,651	0	6,128,851	189,974,872	0	182,500,000	1,266,178	2,431,278
14	Loan	13	1	Leesburg Plaza	Acquisition	No	48,490,000	26,676,842	0	2,853,884	78,020,726	0	72,500,000	928,142	4,592,584
15	Loan		1	ADS Corporate Headquarters	Refinance	No	47,400,000	0	0	0	47,400,000	46,550,000	0	850,000	0
16	Loan	15	1	Benefitfocus HQ	Acquisition	No
17	Loan	5,13	1	425 Eye Street	Refinance	No
18	Loan		1	The Onyx	Acquisition	No
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	Recapitalization
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL		Yes
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO		No
19.03	Property		1	Kroger- Clarkston, MI		No
19.04	Property		1	Walgreens - Lincolnton (Main), NC		No
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX		No
19.06	Property		1	Walgreens - Greenville (North), SC		No
19.07	Property		1	Walgreens - Orland Park (143rd), IL		No
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK		No
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY		No
19.10	Property		1	Walgreens- Shawnee, KS		No
19.11	Property		1	Walgreens - Watervliet (2nd), NY		No
19.12	Property		1	Walgreens - El Dorado, AR		No
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA		No
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA		No
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH		No
19.16	Property		1	Sherwin Williams - Waunakee (County), WI		No
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN		No
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA		No
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT		No
19.20	Property		1	Dollar General - Russellville (State 124), AR		Yes
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA		No
19.22	Property		1	Dollar General - Tulsa (41st), OK		Yes
19.23	Property		1	Dollar General - Cordova (Dexter), TN		No
19.24	Property		1	Dollar Tree - Apollo (North), PA		No
19.25	Property		1	Dollar General - Toledo (McCord), OH		No
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	Acquisition
20.01	Property		1	Hillcrest		Yes
20.02	Property		1	Arrington		Yes
20.03	Property		1	Highland II		Yes
20.04	Property		1	Meridian		Yes
20.05	Property		1	Bayberry		Yes
20.06	Property		1	Highland I		Yes
20.07	Property		1	Capstone		Yes
20.08	Property		1	Forest Plaza I		Yes
20.09	Property		1	Forest Plaza II		Yes
20.10	Property		1	Utica		No
20.11	Property		1	Willard		No
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	Acquisition
21.01	Property		1	700 Ash Street		No
21.02	Property		1	5200 Foundry Circle		No
21.03	Property		1	2700 Plum Street		No
21.04	Property		1	801 & 617 South Carpenter Avenue		No
21.05	Property		1	N2480 County Road M		No
21.06	Property		1	W140 N5540 Lilly Road		No
21.07	Property		1	530 East Main Street		Yes
21.08	Property		1	210 Ann Avenue		No
22	Loan	14, 18	2	Macon and Winter Garden	Refinance
22.01	Property		1	Winter Garden		No
22.02	Property		1	Macon		Yes
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	Refinance	No
24	Loan		1	45 Liberty Boulevard	Acquisition	No
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	Recapitalization
25.01	Property		1	Nyberg Rivers		No
25.02	Property		1	Nyberg Woods		No
26	Loan	13	1	Pavilion at North Haven	Refinance	No
27	Loan	5,19,24,27	4	Sara Lee Portfolio	Acquisition
27.01	Property		1	2314 Sybrandt Road		No
27.02	Property		1	110 Sara Lee Road		No
27.03	Property		1	1528 South Hayford Road		No
27.04	Property		1	105 Ashland Avenue		No
28	Loan	5,12	1	Charcuterie Artisans SLB	Acquisition	No
29	Loan	13	1	ABB Office	Acquisition	No

A-1-47

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
						29		30
30	Loan		1	Value Store It Miami - 7th Ave	Refinance	Yes
31	Loan	13	1	Courtyard Alpharetta/Avalon	Acquisition	No
32	Loan	13	1	Ocotillo Plaza	Acquisition	No
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	Acquisition
33.01	Property		1	Ideal Storage - Lori Lane		No
33.02	Property		1	Ideal Storage - Lewisburg		No
33.03	Property		1	Ideal Storage - Sunbury		No
33.04	Property		1	Ideal Storage - Old Trail		No
33.05	Property		1	Ideal Storage - Pottsville		No
34	Loan	21	1	Raleigh GSA	Acquisition	No
35	Loan	13	2	CityLine Central PA Storage Portfolio	Refinance
35.01	Property		1	Sinking Spring		No
35.02	Property		1	St. Clair		No
36	Loan		2	Urban Light Industrial Portfolio	Acquisition
36.01	Property		1	Cedar Business Center		No
36.02	Property		1	Victoria Pond Center		No
37	Loan	24	1	AT&T Chicago	Acquisition	No
38	Loan	10,13	1	Brickstone Villas	Acquisition	No
39	Loan		1	Bankwell HQ	Acquisition	No
40	Loan	13	1	Metro Place	Refinance	No
41	Loan	13, 15	2	8 E 18th & 310 5th	Refinance
41.01	Property		1	8 East 18th St		No
41.02	Property		1	310 5th Ave		No
42	Loan	24	1	WoodSpring McDonough	Refinance	No
43	Loan		1	Lakeville Townhomes	Refinance	No
44	Loan	13,15	1	2374-2386 Grand Concourse	Acquisition	No
45	Loan	12,19,27	2	ASM Portfolio	Acquisition
45.01	Property		1	5701 Dickman Rd		No
45.02	Property		1	229 W. Creek Rd		No
46	Loan		1	2121 & 2211 Imperial Avenue	Refinance	No
47	Loan	15	1	192 Stuyvesant Ave	Acquisition	Yes

A-1-48

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)
								31
1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	0	835,582,814	970,425,825	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	83,185,780	0	430,000,000	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	First National Building				NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	The Qube				NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	Chrysler House				NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	1001 Woodward				NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	One Woodward				NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	The Z Garage				NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Two Detroit Garage				NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	1505 & 1515 Woodward				NAP	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	1001 Brush Street				NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	The Assembly				NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	419 Fort Street Garage				NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	Vinton				NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	1401 First Street				NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	Lane Bryant Building				NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2,18,21,26	13	Rosewood National Storage 13	0	0	182,093,344	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Tallahassee				NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Fort Worth				NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Kemah				NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	North Charleston				NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Groton				NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Albuquerque				NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Augusta				NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Grandview				NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Louisville				NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Houston				NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Greenwood				NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Miami				NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Kent				NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	451,939,763	0	1,225,000,000	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4,5,12,19,20	1	One Wilshire	197,558,597	0	389,250,000	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	0	0	123,741,725	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	39 Plaza La Prensa				NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	1711 Randolph Road Southeast				NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	445 Camino Del Rey Southwest				NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	1920 Fifth Street				NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	3280 Bridge Boulevard Southwest				NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	37 Plaza La Prensa				NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	4363 Jager Drive Northeast				NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	655 Utah Avenue				NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	2536 Ridge Runner Road				NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	653 Utah Avenue				NAP	NAP	NAP	NAP	NAP	NAP
6.11	Property		1	4359 Jager Drive Northeast				NAP	NAP	NAP	NAP	NAP	NAP
6.12	Property		1	221 Llano Estacado				NAP	NAP	NAP	NAP	NAP	NAP
6.13	Property		1	1308 Gusdorf Road				NAP	NAP	NAP	NAP	NAP	NAP
6.14	Property		1	2540 Camino Ortiz				NAP	NAP	NAP	NAP	NAP	NAP
6.15	Property		1	5500 San Antonio Drive Northeast				NAP	NAP	NAP	NAP	NAP	NAP
6.16	Property		1	2121 Summit Court				NAP	NAP	NAP	NAP	NAP	NAP
6.17	Property		1	2732 North Wilshire Boulevard				NAP	NAP	NAP	NAP	NAP	NAP
6.18	Property		1	41 Plaza La Prensa				NAP	NAP	NAP	NAP	NAP	NAP
6.19	Property		1	2800 Farmington Avenue				NAP	NAP	NAP	NAP	NAP	NAP
6.20	Property		1	1710 East Aztec Avenue				NAP	NAP	NAP	NAP	NAP	NAP
6.21	Property		1	5200 Oakland Avenue Northeast				NAP	NAP	NAP	NAP	NAP	NAP
6.22	Property		1	3316 North Main Street				NAP	NAP	NAP	NAP	NAP	NAP
6.23	Property		1	2141 Summit Court				NAP	NAP	NAP	NAP	NAP	NAP
6.24	Property		1	1014 North California Street				NAP	NAP	NAP	NAP	NAP	NAP
6.25	Property		1	912 Railroad Avenue				NAP	NAP	NAP	NAP	NAP	NAP
6.26	Property		1	1922 Fifth Street				NAP	NAP	NAP	NAP	NAP	NAP
6.27	Property		1	1017 East Roosevelt Avenue				NAP	NAP	NAP	NAP	NAP	NAP
6.28	Property		1	145 Roy Road				NAP	NAP	NAP	NAP	NAP	NAP
6.29	Property		1	1800 East 30th Street				NAP	NAP	NAP	NAP	NAP	NAP
6.30	Property		1	5205 Quail Road Northwest				NAP	NAP	NAP	NAP	NAP	NAP
6.31	Property		1	501 East Bender Boulevard				NAP	NAP	NAP	NAP	NAP	NAP
6.32	Property		1	1233 Whittier Street				NAP	NAP	NAP	NAP	NAP	NAP
6.33	Property		1	2520 Ridge Runner Road				NAP	NAP	NAP	NAP	NAP	NAP
6.34	Property		1	26387 US Highway 70				NAP	NAP	NAP	NAP	NAP	NAP
6.35	Property		1	475 Courthouse Road Southeast				NAP	NAP	NAP	NAP	NAP	NAP
6.36	Property		1	7905 Marble Avenue Northeast				NAP	NAP	NAP	NAP	NAP	NAP
6.37	Property		1	2215 West Main Street				NAP	NAP	NAP	NAP	NAP	NAP
6.38	Property		1	2522 Ridge Runner Road				NAP	NAP	NAP	NAP	NAP	NAP
6.39	Property		1	1710 Rio Bravo Boulevard Southwest				NAP	NAP	NAP	NAP	NAP	NAP
6.40	Property		1	312 East Nizhoni Boulevard				NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	0	0	130,366,918	NAP	267.71	170.00	63.5%	273.74	100.71
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	0	0	196,993,357	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	19,21	2	Dealertrack and Divvy	0	229,251	108,192,985	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Dealertrack				NAP	NAP	NAP	NAP	NAP	NAP

A-1-49

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)
								31
9.02	Property		1	Divvy				NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1,5,12,13,14,19,21	1	The Summit	129,305,151	0	525,000,000	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	41,621,499	44,183,089	187,121,730	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	6543 Las Vegas Boulevard South				NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	6226 West Sahara Avenue				NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	10190 Covington Cross Drive				NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	1450 Center Crossing Road				NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	6551 Las Vegas Boulevard South				NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	9901-9921 Covington Cross Drive				NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	4,5,12,23	1	Novo Nordisk HQ	11,803,118	0	210,667,000	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	5,12,13,21	1	The Kirby Collection	0	3,777,417	189,974,872	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	13	1	Leesburg Plaza	0	0	78,020,726	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	ADS Corporate Headquarters	0	0	47,400,000	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	15	1	Benefitfocus HQ				NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	5,13	1	425 Eye Street				NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	The Onyx				NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53				NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL				NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO				NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Kroger- Clarkston, MI				NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Walgreens - Lincolnton (Main), NC				NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX				NAP	NAP	NAP	NAP	NAP	NAP
19.06	Property		1	Walgreens - Greenville (North), SC				NAP	NAP	NAP	NAP	NAP	NAP
19.07	Property		1	Walgreens - Orland Park (143rd), IL				NAP	NAP	NAP	NAP	NAP	NAP
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK				NAP	NAP	NAP	NAP	NAP	NAP
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY				NAP	NAP	NAP	NAP	NAP	NAP
19.10	Property		1	Walgreens- Shawnee, KS				NAP	NAP	NAP	NAP	NAP	NAP
19.11	Property		1	Walgreens - Watervliet (2nd), NY				NAP	NAP	NAP	NAP	NAP	NAP
19.12	Property		1	Walgreens - El Dorado, AR				NAP	NAP	NAP	NAP	NAP	NAP
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA				NAP	NAP	NAP	NAP	NAP	NAP
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA				NAP	NAP	NAP	NAP	NAP	NAP
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH				NAP	NAP	NAP	NAP	NAP	NAP
19.16	Property		1	Sherwin Williams - Waunakee (County), WI				NAP	NAP	NAP	NAP	NAP	NAP
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN				NAP	NAP	NAP	NAP	NAP	NAP
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA				NAP	NAP	NAP	NAP	NAP	NAP
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT				NAP	NAP	NAP	NAP	NAP	NAP
19.20	Property		1	Dollar General - Russellville (State 124), AR				NAP	NAP	NAP	NAP	NAP	NAP
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA				NAP	NAP	NAP	NAP	NAP	NAP
19.22	Property		1	Dollar General - Tulsa (41st), OK				NAP	NAP	NAP	NAP	NAP	NAP
19.23	Property		1	Dollar General - Cordova (Dexter), TN				NAP	NAP	NAP	NAP	NAP	NAP
19.24	Property		1	Dollar Tree - Apollo (North), PA				NAP	NAP	NAP	NAP	NAP	NAP
19.25	Property		1	Dollar General - Toledo (McCord), OH				NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	Hillcrest				NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Arrington				NAP	NAP	NAP	NAP	NAP	NAP
20.03	Property		1	Highland II				NAP	NAP	NAP	NAP	NAP	NAP
20.04	Property		1	Meridian				NAP	NAP	NAP	NAP	NAP	NAP
20.05	Property		1	Bayberry				NAP	NAP	NAP	NAP	NAP	NAP
20.06	Property		1	Highland I				NAP	NAP	NAP	NAP	NAP	NAP
20.07	Property		1	Capstone				NAP	NAP	NAP	NAP	NAP	NAP
20.08	Property		1	Forest Plaza I				NAP	NAP	NAP	NAP	NAP	NAP
20.09	Property		1	Forest Plaza II				NAP	NAP	NAP	NAP	NAP	NAP
20.10	Property		1	Utica				NAP	NAP	NAP	NAP	NAP	NAP
20.11	Property		1	Willard				NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	700 Ash Street				NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	5200 Foundry Circle				NAP	NAP	NAP	NAP	NAP	NAP
21.03	Property		1	2700 Plum Street				NAP	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	801 & 617 South Carpenter Avenue				NAP	NAP	NAP	NAP	NAP	NAP
21.05	Property		1	N2480 County Road M				NAP	NAP	NAP	NAP	NAP	NAP
21.06	Property		1	W140 N5540 Lilly Road				NAP	NAP	NAP	NAP	NAP	NAP
21.07	Property		1	530 East Main Street				NAP	NAP	NAP	NAP	NAP	NAP
21.08	Property		1	210 Ann Avenue				NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	14, 18	2	Macon and Winter Garden				NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Winter Garden				NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Macon				NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue				NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	45 Liberty Boulevard				NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	5,12,13,14,28	2	Nyberg Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Nyberg Rivers				NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Nyberg Woods				NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	13	1	Pavilion at North Haven				NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	5,19,24,27	4	Sara Lee Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	2314 Sybrandt Road				NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	110 Sara Lee Road				NAP	NAP	NAP	NAP	NAP	NAP
27.03	Property		1	1528 South Hayford Road				NAP	NAP	NAP	NAP	NAP	NAP
27.04	Property		1	105 Ashland Avenue				NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	5,12	1	Charcuterie Artisans SLB				NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	13	1	ABB Office				NAP	NAP	NAP	NAP	NAP	NAP

A-1-50

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)
								31
30	Loan		1	Value Store It Miami - 7th Ave				NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	13	1	Courtyard Alpharetta/Avalon				12/31/2041	174.59	130.94	75.0%	126.23	77.01
32	Loan	13	1	Ocotillo Plaza				NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	13	5	CityLine Susquehanna Storage Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	Ideal Storage - Lori Lane				NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Ideal Storage - Lewisburg				NAP	NAP	NAP	NAP	NAP	NAP
33.03	Property		1	Ideal Storage - Sunbury				NAP	NAP	NAP	NAP	NAP	NAP
33.04	Property		1	Ideal Storage - Old Trail				NAP	NAP	NAP	NAP	NAP	NAP
33.05	Property		1	Ideal Storage - Pottsville				NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	21	1	Raleigh GSA				NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	13	2	CityLine Central PA Storage Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
35.01	Property		1	Sinking Spring				NAP	NAP	NAP	NAP	NAP	NAP
35.02	Property		1	St. Clair				NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		2	Urban Light Industrial Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
36.01	Property		1	Cedar Business Center				NAP	NAP	NAP	NAP	NAP	NAP
36.02	Property		1	Victoria Pond Center				NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	24	1	AT&T Chicago				NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	10,13	1	Brickstone Villas				NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	Bankwell HQ				NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	13	1	Metro Place				NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	13, 15	2	8 E 18th & 310 5th				NAP	NAP	NAP	NAP	NAP	NAP
41.01	Property		1	8 East 18th St				NAP	NAP	NAP	NAP	NAP	NAP
41.02	Property		1	310 5th Ave				NAP	NAP	NAP	NAP	NAP	NAP
42	Loan	24	1	WoodSpring McDonough				5/15/2040	58.49	56.26	96.2%	58.49	56.26
43	Loan		1	Lakeville Townhomes				NAP	NAP	NAP	NAP	NAP	NAP
44	Loan	13,15	1	2374-2386 Grand Concourse				NAP	NAP	NAP	NAP	NAP	NAP
45	Loan	12,19,27	2	ASM Portfolio				NAP	NAP	NAP	NAP	NAP	NAP
45.01	Property		1	5701 Dickman Rd				NAP	NAP	NAP	NAP	NAP	NAP
45.02	Property		1	229 W. Creek Rd				NAP	NAP	NAP	NAP	NAP	NAP
46	Loan		1	2121 & 2211 Imperial Avenue				NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	15	1	192 Stuyvesant Ave				NAP	NAP	NAP	NAP	NAP	NAP

A-1-51

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	5,14,15,18,20,21,22,24	1	Old Chicago Post Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	1,2,3,5,14,20,21,22	14	Bedrock Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	First National Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	The Qube	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	Chrysler House	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	1001 Woodward	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	One Woodward	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	The Z Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Two Detroit Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	1505 & 1515 Woodward	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	1001 Brush Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	The Assembly	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	419 Fort Street Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	Vinton	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	1401 First Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	Lane Bryant Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2,18,21,26	13	Rosewood National Storage 13	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Fort Worth	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Kemah	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	North Charleston	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Groton	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Albuquerque	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Augusta	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Grandview	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Louisville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	Greenwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	Kent	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1,4,5,14,18,20,28	1	CX - 350 & 450 Water Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4,5,12,19,20	1	One Wilshire	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	22,24,27	40	SVEA New Mexico Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	39 Plaza La Prensa	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	1711 Randolph Road Southeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	445 Camino Del Rey Southwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	1920 Fifth Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	3280 Bridge Boulevard Southwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	37 Plaza La Prensa	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	4363 Jager Drive Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	655 Utah Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	2536 Ridge Runner Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	653 Utah Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.11	Property		1	4359 Jager Drive Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.12	Property		1	221 Llano Estacado	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.13	Property		1	1308 Gusdorf Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.14	Property		1	2540 Camino Ortiz	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.15	Property		1	5500 San Antonio Drive Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.16	Property		1	2121 Summit Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.17	Property		1	2732 North Wilshire Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.18	Property		1	41 Plaza La Prensa	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.19	Property		1	2800 Farmington Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.20	Property		1	1710 East Aztec Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.21	Property		1	5200 Oakland Avenue Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.22	Property		1	3316 North Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.23	Property		1	2141 Summit Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.24	Property		1	1014 North California Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.25	Property		1	912 Railroad Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.26	Property		1	1922 Fifth Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.27	Property		1	1017 East Roosevelt Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.28	Property		1	145 Roy Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.29	Property		1	1800 East 30th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.30	Property		1	5205 Quail Road Northwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.31	Property		1	501 East Bender Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.32	Property		1	1233 Whittier Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.33	Property		1	2520 Ridge Runner Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.34	Property		1	26387 US Highway 70	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.35	Property		1	475 Courthouse Road Southeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.36	Property		1	7905 Marble Avenue Northeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.37	Property		1	2215 West Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.38	Property		1	2522 Ridge Runner Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.39	Property		1	1710 Rio Bravo Boulevard Southwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.40	Property		1	312 East Nizhoni Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	5,12,13,31	1	JW Marriott Desert Springs	36.8%	250.16	48.91	19.6%	225.66	132.61	58.8%
8	Loan	3,5,12,13,15,18,22,27	1	Woodmore Towne Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	19,21	2	Dealertrack and Divvy	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Dealertrack	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-52

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

9.02	Property		1	Divvy	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1,5,12,13,14,19,21	1	The Summit	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	1,5,12,19,21	6	Moonwater Office Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	6543 Las Vegas Boulevard South	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	6226 West Sahara Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	10190 Covington Cross Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	1450 Center Crossing Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	6551 Las Vegas Boulevard South	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	9901-9921 Covington Cross Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	4,5,12,23	1	Novo Nordisk HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	5,12,13,21	1	The Kirby Collection	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	13	1	Leesburg Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	ADS Corporate Headquarters	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	15	1	Benefitfocus HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	5,13	1	425 Eye Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	The Onyx	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	5,12,21	25	ExchangeRight Net Leased Portfolio #53	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Sherwin Williams Distribution Center - Effingham (Wabash), IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Schnucks Markets - Farmington (Valley Creek), MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Kroger- Clarkston, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Walgreens - Lincolnton (Main), NC	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	WellMed - Corpus Christi (Saratoga), TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.06	Property		1	Walgreens - Greenville (North), SC	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.07	Property		1	Walgreens - Orland Park (143rd), IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.08	Property		1	CVS Pharmacy - Tulsa (Harvard), OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.09	Property		1	Walgreens - Mattydale (Brewerton), NY	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.10	Property		1	Walgreens- Shawnee, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.11	Property		1	Walgreens - Watervliet (2nd), NY	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.12	Property		1	Walgreens - El Dorado, AR	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.13	Property		1	Dollar Tree - Powder Springs (Macland), GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.14	Property		1	Dollar General - St. Amant (Highway 22), LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.15	Property		1	Dollar Tree- Batavia (Bauer), OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.16	Property		1	Sherwin Williams - Waunakee (County), WI	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.17	Property		1	Family Dollar - South Bend (Lincoln), IN	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.18	Property		1	Dollar General - Zachary (Hwy 964), LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.19	Property		1	Webster Bank - Vernon Rockville(Talcottville), CT	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.20	Property		1	Dollar General - Russellville (State 124), AR	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.21	Property		1	Dollar General - Uniontown (Connellsville), PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.22	Property		1	Dollar General - Tulsa (41st), OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.23	Property		1	Dollar General - Cordova (Dexter), TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.24	Property		1	Dollar Tree - Apollo (North), PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.25	Property		1	Dollar General - Toledo (McCord), OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	5,12,21,27	11	Glen Forest Office Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	Hillcrest	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Arrington	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.03	Property		1	Highland II	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.04	Property		1	Meridian	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.05	Property		1	Bayberry	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.06	Property		1	Highland I	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.07	Property		1	Capstone	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.08	Property		1	Forest Plaza I	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.09	Property		1	Forest Plaza II	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.10	Property		1	Utica	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.11	Property		1	Willard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	5,12,25,27	8	Grede Casting Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	700 Ash Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	5200 Foundry Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.03	Property		1	2700 Plum Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	801 & 617 South Carpenter Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.05	Property		1	N2480 County Road M	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.06	Property		1	W140 N5540 Lilly Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.07	Property		1	530 East Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.08	Property		1	210 Ann Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	14, 18	2	Macon and Winter Garden	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Winter Garden	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Macon	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	1,5,10,12,14,19,20,21,22,23,24	1	601 Lexington Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	45 Liberty Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	5,12,13,14,28	2	Nyberg Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Nyberg Rivers	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Nyberg Woods	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	13	1	Pavilion at North Haven	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	5,19,24,27	4	Sara Lee Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	2314 Sybrandt Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	110 Sara Lee Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.03	Property		1	1528 South Hayford Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.04	Property		1	105 Ashland Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	5,12	1	Charcuterie Artisans SLB	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	13	1	ABB Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-53

BMARK 2022-B32: Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

30	Loan		1	Value Store It Miami - 7th Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	13	1	Courtyard Alpharetta/Avalon	61.0%	122.97	52.38	42.6%	174.71	115.52	66.1%
32	Loan	13	1	Ocotillo Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	13	5	CityLine Susquehanna Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	Ideal Storage - Lori Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Ideal Storage - Lewisburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.03	Property		1	Ideal Storage - Sunbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.04	Property		1	Ideal Storage - Old Trail	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.05	Property		1	Ideal Storage - Pottsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	21	1	Raleigh GSA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	13	2	CityLine Central PA Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.01	Property		1	Sinking Spring	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.02	Property		1	St. Clair	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		2	Urban Light Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.01	Property		1	Cedar Business Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.02	Property		1	Victoria Pond Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	24	1	AT&T Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	10,13	1	Brickstone Villas	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	Bankwell HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	13	1	Metro Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	13, 15	2	8 E 18th & 310 5th	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.01	Property		1	8 East 18th St	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.02	Property		1	310 5th Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan	24	1	WoodSpring McDonough	96.2%	NAV	NAV	NAV	NAV	NAV	NAV
43	Loan		1	Lakeville Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	Loan	13,15	1	2374-2386 Grand Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan	12,19,27	2	ASM Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45.01	Property		1	5701 Dickman Rd	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45.02	Property		1	229 W. Creek Rd	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan		1	2121 & 2211 Imperial Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	15	1	192 Stuyvesant Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-54

Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation or one of its affiliates, as Mortgage Loan Seller; and “GSMC” denotes Goldman Sachs Mortgage Company, or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 2, Bedrock Portfolio, the mortgage loan is part of a whole loan that was co-originated by J.P. Morgan Chase Bank, National Association and Starwood Mortgage Capital LLC.

With respect to Loan No. 4, CX - 350 & 450 Water Street, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited, JPMorgan Chase Bank, National Association, Bank of America, N.A and 3650 Cal Bridge Lending, LLC

With respect to Loan No. 10, The Summit, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Barclays Capital Real Estate Inc.

With respect to Loan No. 11, Moonwater Office Portfolio, the mortgage loan was co-originated by Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.

With respect to Loan No. 23, 601 Lexington Avenue, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited, Morgan Stanley Bank, National Association, Wells Fargo Bank, National Association and Citi Real Estate Funding Inc.

(2)	With respect to Loan No. 2, Bedrock Portfolio, the portfolio is comprised of five Parking Garage properties (5,036 stalls) and two Mixed Use properties (53 units).

With respect to Loan No. 3, Rosewood National Storage 13, the non-storage segment’s in-place base rent per the September 2021 rent roll was $1.62 million, which accounts for 10.5% of total base rent. The non-storage segment is comprised of parking, office and warehouse space.
(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 2, Bedrock Portfolio, there are 7,258 parking stalls and 53 multifamily units not presented in the Number of Units.

With respect to Loan No. 2, Bedrock Portfolio, the Number of Units for each of the individual Mortgaged Properties identified as The Assembly and Vinton reflects only the multifamily portion of each Mortgaged Property. The Assembly and Vinton properties are comprised of 81,147 square feet and 5,693 square feet of retail space, respectively.

With respect to Loan No. 8, Woodmore Towne Centre, the Largest Tenant, Costco, and the Second Largest Tenant, Wegmans, each ground leases its respective parcel at the mortgaged property.

(4)	For Mortgage Loans secured by multiple mortgaged properties, each Mortgage Loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective Mortgaged Property based on the Mortgage Loan’s documentation, or if no such allocation is provided in the Mortgage Loan documentation, the Mortgage Loan seller’s determination of the appropriate allocation.

With respect to Loan No. 4, CX - 350 & 450 Water Street, the whole loan is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2031 and a final maturity date of November 6, 2036. The initial interest rate for the CX – 350 & 450 Water Street whole loan is 2.79200% per annum. After the ARD, the per annum interest rate will be equal to 2.00000% over the greater of (x) 2.79200%, and (y) (1) the swap rate defined in the loan agreement in effect on the ARD plus (2) 1.26000%. The metrics are calculated based on the ARD.

With respect to Loan No. 5, One Wilshire, the mortgage loan is structured with an anticipated repayment date (“ARD”) of January 6, 2032 and a final maturity date of January 6, 2035. After the ARD, the interest rate will be revised to 3.0% over the greater of (x) 2.77600% and (y) the term SOFR rate in effect on the ARD, pursuant to the One Wilshire Whole Loan documents.

A-1-55

With respect to Loan No. 12, Novo Nordisk HQ, the whole loan is structured with an ARD of November 6, 2026 and a final maturity date of April 6, 2031. The initial interest rate for the Novo Nordisk HQ Whole Loan is 2.83800% per annum. From and after the ARD, the per annum interest rate will be equal to the greater of (i) the initial interest rate plus 2.5000% and (ii) the swap rate in effect on the ARD plus 4.19000%. The metrics presented above are calculated based on the ARD.

(5)	With respect to Loan Nos. 1, 2, 4, 5, 7, 8, 10, 11, 12, 13, 17, 19, 20, 21, 23, 25, 27 and 28, Old Chicago Post Office, Bedrock Portfolio, CX – 350 & 450 Water Street, One Wilshire, JW Marriott Desert Springs, Woodmore Towne Centre, The Summit, Moonwater Office Portfolio, Novo Nordisk HQ, The Kirby Collection, 425 Eye Street, ExchangeRight Net Leased Portfolio #53, Glen Forest Office Portfolio, Grede Casting Industrial Portfolio, 601 Lexington Avenue, Nyberg Portfolio, Sara Lee Portfolio and Charcuterie Artisans SLB, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(6)	For each Mortgage Loan, the Net Mortgage Rate % is equal to the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(7)	For the Mortgage Loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, Monthly Debt Service (IO) ($) were calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360. For Monthly Debt Service (P&I), Interest Only, Amortizing Balloon loans were calculated based on the amortizing loan payments as of the Cut-off Date.

(8)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for the Mortgage Loans with a partial interest-only period reflect the amount payable after the expiration of the interest-only period.

(9)	With respect to all Mortgage Loans, Annual Debt Service (P&I) ($) and Annual Debt Service (IO) ($) are calculated by multiplying the Monthly Debt Service (P&I) ($) and Monthly Debt Service (IO), respectively, ($) by 12. Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(10)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

With respect to Loan No. 23,  601 Lexington Avenue, monthly debt service payments are due on the 9th of each month, with both a late charge grace period and monetary default grace period of 2 business days, each of which grace period extensions are exercisable once in any twelve-month period.

With respect to Loan No. 38, Brickstone Villas, as it relates to the Grace Period - Late Fee (Days), the mortgage loan documents provide the borrower with one, five-day grace period in any 12-month period for any payments due on a payment date (other than the payment due on the Maturity Date).

(11)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(12)

The “L” component of the prepayment provision represents lockout payments.

The “D” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain Mortgage Loans, the loan documents permit the related borrower to prepay a portion of the Mortgage Loan in connection with partial releases of collateral, to cure a cash management period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 5, One Wilshire, the lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2022. Defeasance of the One Wilshire Whole Loan in full is permitted at any time after the earlier to occur of (i) December 22, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed

A-1-56

lockout period of 25 payments is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 7, JW Marriott Desert Springs, the lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2022. Defeasance of the JW Marriott Desert Springs Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) December 22, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 8, Woodmore Towne Centre, the lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2022. Defeasance of the Woodmore Towne Centre Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) December 23, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 10, The Summit, the defeasance lockout period will be at least 26 payment dates beginning with and including the first payment date in January 2022. Defeasance of The Summit Whole Loan is permitted at any time after the date that is the earlier of (i) December 10, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. In addition, The Summit Whole Loan may be voluntarily prepaid in whole (but not in part, except to the extent permitted to cure certain trigger events described in The Summit Whole Loan documents) on the payment date in January 2024, and at any time thereafter, subject to payment of a prepayment fee equal to the greater of (a) the yield maintenance amount and (b) 1% of the principal balance that is being prepaid as of the prepayment date if such prepayment occurs prior to the payment date in August 2028. The assumed defeasance lockout period of 26 payments is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 11, Moonwater Office Portfolio, the lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2022. Defeasance of the Moonwater Office Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 30, 2024. The assumed defeasance lockout period of 25 payment dates is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 12, Novo Nordisk HQ, the lockout period will be at least 27 payment dates beginning with and including the first payment date in December 2021. Defeasance of the Novo Nordisk HQ Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) November 5, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 27 payments is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 13, The Kirby Collection, the lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2022. Defeasance of The Kirby Collection Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 23, 2025. The assumed defeasance lockout period of 25 payment dates is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 19, ExchangeRight Net Leased Portfolio #53, the lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2022. Defeasance of the ExchangeRight Net Leased Portfolio #53 Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 22, 2024. The assumed defeasance lockout period of 25 payment dates is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 20, Glen Forest Office Portfolio, the lockout period will be at least 26 payment dates beginning with and including the first payment date in January 2022. Defeasance of the Glen Forest Office Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date

A-1-57

of the securitization that includes the last pari passu note to be securitized and (ii) December 1, 2025. The assumed defeasance lockout period of 26 payment dates is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 21, Grede Casting Industrial Portfolio, the lockout period will be at least 26 payment dates beginning with and including the first payment date in January 2022. Defeasance of the Grede Casting Industrial Portfolio Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) November 19, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 23, 601 Lexington Avenue, the lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2022. Defeasance of the 601 Lexington Avenue Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) December 10, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 25, Nyberg Portfolio, although the Whole Loan is comprised of two individual properties, the Whole Loan documents do not permit any partial release of collateral, partial prepayment or partial defeasance.

With respect to Loan No. 28, Charcuterie Artisans SLB, the lockout period will be at least 26 payment dates beginning with and including the first payment date in January 2022. Defeasance of the Charcuterie Artisans SLB Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 17, 2025. The assumed defeasance lockout period of 26 payment dates is based on the expected Benchmark 2022-B32 securitization closing date in February 2022. The actual lockout period may be longer.

With respect to Loan No. 45, ASM Portfolio, the loan has no lockout period. YM4(25),DorYM1(88),O(7).

(13)	In the case of certain mortgage loans, the Underwritten Net Operating Income ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 7, JW Marriott Desert Springs, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to underwriting to average occupancy levels prior to the 2019 renovation and COVID-19 pandemic at the post-renovation ADR observed between June 2021 and November 2021. The mortgaged property’s 2021 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the JW Marriott Desert Springs Mortgaged Property will revert to pre-COVID-19 performance.

With respect to Loan No. 8, Woodmore Towne Centre, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to new leasing activity such as At Home Stores, LA Fitness, Nike, Club Pilates, Nothing Bundt Cakes, and Ledo Pizza, and the inclusion in underwritten gross revenue of annual income from the payout of a $17 million tax increment fund promissory note.

With respect to Loan No. 10, The Summit, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of the Amazon.com Services, Inc. lease ($13,232,419 underwritten base rent; September 2021 lease commencement date), as well as an increase in parking garage income per the borrower sponsor’s budget ($2,979,702) and the straight-line rent for investment grade tenants ($1,614,740).

With respect to Loan No. 13, The Kirby Collection, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by potential income from vacant space and recent leasing activity.

With respect to Loan No. 14, Leesburg Plaza, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by contractual rent steps and potential income from vacant space.

A-1-58

With respect to Loan No. 17, 425 Eye Street, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the increase in rental rates from the lease renewals of both GSA - Dept. of Veterans Affairs and GSA - MedPAC, which combine for a total of approximately 68.2% of the net rentable area at the mortgaged property.

With respect to Loan No. 25, Nyberg Portfolio, the increase from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to, among other factors, new leasing and expiration of free rent periods for certain tenants.

With respect to Loan No. 26, Pavilion at North Haven, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by contractual rent steps and potential income from vacant space.

With respect to Loan No. 29, ABB Office, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to underwriting ABB Inc.’s first rent step and the inclusion of the straight-line average of contractual rent step increments over the remainder of the investment-grade tenant’s lease term.

With respect to Loan No. 31, Courtyard Alpharetta/Avalon, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by among other factors, prior COVID-19 related disruptions.

With respect to Loan No. 32, Ocotillo Plaza, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by recent leasing and potential income from vacant space.

With respect to Loan No. 33, CityLine Susquehanna Storage Portfolio, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by potential income from vacant space.

With respect to Loan No. 35, CityLine Central PA Storage Portfolio, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by potential income from vacant space.

With respect to Loan No. 38, Brickstone Villas, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the increase in occupancy. The seller took units offline for renovation which caused occupancy to decline. As of November 2020 (the start of the most recent trailing 12-month reporting period), occupancy was 75.8% and has seen a positive upward trend since then. For the trailing 12-month period ending October 2021, occupancy averaged 86.4% and is 91.9% as of the November 16, 2021 rent roll.

With respect to Loan No. 40, Metro Place, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to Covetrus Inc. (68.0% of NRA; 83.1% of underwritten base rent) resuming its base rent payments. In conjunction with an early extension, Covetrus Inc. received six months of free rent from December 2020 to May 2021. Covetrus Inc. pays approximately $108,865 per month, and the Most Recent NOI ($) does not account for six months of Covetrus Inc. rent.

With respect to Loan No. 41, 8 E 18th & 310 5th, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by recent leasing.

With respect to Loan No. 44, 2374-2386 Grand Concourse, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by reimbursements for tenants’ respective share of taxes and insurance.

(14)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. Underwritten EGI ($), Underwritten Net Operating Income ($), and Underwritten Net Cash Flow ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. Underwritten Net Operating Income ($) and Underwritten Net Cash Flow ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the Mortgage Loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

A-1-59

With respect to Loan No. 1, Old Chicago Post Office, (a) the Largest Tenant, Uber, benefits from rent abatements (i) with respect to the Phase I portion of its premises, for June 2022, and for June 2023; (ii) with respect to the Phase II portion of its premises, for August 2022, and for August 2023; and (iii) with respect to the Phase III portion of its premises, for June 2022, and for June 2023; (b) the Second Largest Tenant, Walgreens, benefits from rent abatements with respect to the retail portion of its premises through March 2023; (c) the Third Largest Tenant, PepsiCo, benefits from rent abatements for January 2023, January 2024, January 2025, January 2026, February 2026, January 2027, February 2027, January 2028; and (d) the Fifth Largest Tenant, Cisco, benefits from rent abatements (i) with respect to the Phase I portion of its premises, for each August and September of the calendar years 2022, 2023, and 2024; (ii) with respect to the Phase II portion of its premises, February 2022, March 2022, February 2023, and March 2023; and (iii) with respect to the Phase III portion of its premises, for February 2022, March 2022, February 2023, and March 2023. See “Description of the Mortgage Pool – Tenant Issues – Other” for additional information.

With respect to Loan No. 1, Old Chicago Post Office, the eighth largest tenant, Vizient, has executed a lease but has not yet taken occupancy for the entirety of their space. Following buildout of its space, Vizient is expected to take occupancy in May 2023.

With respect to Loan No. 2, Bedrock Portfolio, the parking utilization (%) for all Parking Garage properties has averaged over 100% since the first quarter of 2019. This data is not reflected in the tape.

With respect to Loan No. 4, CX – 350 & 450 Water Street, the Sole Tenant, Aventis Inc. is currently not in occupancy, pending the substantial completion of the buildout of its spaces at the CX- 350 & 450 Water Street Property. The CX – 350 & 450 Water Street Property is currently undergoing a buildout with expected completion dates of the second quarter of 2022 for the 350 Water Street building and was reached on December 16, 2021 for the 450 Water Street building. The lease at 350 Water Street commenced on July 1, 2021 and the lease at 450 Water Street commenced on November 10, 2021.

With respect to Loan No. 10, The Summit, the Fourth Largest Tenant, First Republic Bank, currently occupies 20,680 square feet of space in Summit 2 and has exercised several rights of first offer which will bring its total footprint at The Summit Mortgaged Property to 73,910 square feet with all leases expiring January 31, 2032. All free rent and gap rent has been reserved by the borrowers.

With respect to Loan No. 22, Macon and Winter Garden, during the Loan Term the Sole Tenant at the Winter Garden Individual Mortgaged Property, PureCycle, is eligible for a rent abatement of $52,137 each month for the period beginning in February 2022 through August 2022, equaling a total amount of $364,962. At origination, the borrower deposited $364,942 into the Upfront Other Reserve ($).

With respect to Loan No. 23, 601 Lexington Avenue, the Largest Tenant, Kirkland & Ellis (36.8% of NRA), has $4,062,504 of outstanding free rent. Boston Properties Limited Partnership, a Delaware limited partnership (“BPLP”), an affiliate of the borrower sponsor, provided a payment guaranty for the outstanding free rent at closing. The Third Largest Tenant, NYU (11.7% of NRA), is not yet in occupancy of its space, and is anticipated to take occupancy in early 2022. In addition, Citadel, the Fourth Largest Tenant (8.6% of NRA), has provided notice it intends to vacate its space at its lease expiration in August 2022.

With respect to Loan No. 25, Nyberg Portfolio, (a) the Second Largest Tenant, Best Buy, had its rent payment obligations for April 2020 through May 2020 deferred and is currently repaying all deferred obligations through December 31, 2021; and (b) the Third Largest Tenant, LA Fitness, was not current on its rent payment obligations for the months of April 2020, May 2020, June 2020, December 2020, January 2021 and February 2021. The tenant has been current on its rent payment since March 2021 and is negotiating with the landlord to finalize a rent payback schedule.

(15)	With respect to all hotel properties, [except for the Morgage Loans(s) listed below,] the Underwritten Net Operating Income ($) is shown after taking a deduction for an FF&E reserve, and as such, the Underwritten Net Operating Income ($) and Underwritten Net Cash Flow ($) for these properties are the same.

With respect to Loan No. 1, Old Chicago Post Office, the borrower has applied for a reduction in the assessed value of the portion of the Mortgaged Property, including the underlying land, under the Cook County Class L real estate tax incentive program (the “Class L Reduction”), which encourages the preservation and rehabilitation of landmark commercial, industrial and income-producing not-for-profit buildings. If the Class L Reduction is approved, the value of the applicable portion of the Mortgaged Property will be assessed for real estate taxes at reduced assessment levels for a 12-year period: 10% of full market value for the first 10 years, 15% in year 11, 20% in year 12 and back to the regular assessment level in year 13, which is currently 25% of full market value. The Mortgage Loan was underwritten based on the assumption that the borrower has

A-1-60

received the approval of the Class L Reduction and the borrower will receive the projected amount of tax savings estimated by the borrower sponsors. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional information.

With respect to Loan No. 1, Old Chicago Post Office, the borrower is a party to a certain set of reconstruction, development, easement, and escrow agreements among the borrower, the City of Chicago, and a title company (collectively, the “TIF Agreements”) in connection with a structure designated as the “Canal Street Plaza” owned by the City of Chicago. The City of Chicago adopted an ordinance authorizing the borrower to renovate the Canal Street Plaza, and entered into the TIF Agreements, pursuant to which the City of Chicago agreed to reimburse the borrower up to a maximum amount equal to $18,000,000 of the costs of such renovation and improvements to be paid from a special tax allocation fund funded by ad valorem taxes established to pay redevelopment project costs.

With respect to Loan No. 8, Woodmore Towne Centre, the mortgaged property benefits from a tax increment fund note made by Prince George’s County in 2012 to the developer of the mortgaged property (which promissory note was assigned to the borrowers) to incentivize the developer to further build infrastructure and improve the community where the mortgaged property is located, which was established by the county in 2009. The promissory note has an interest rate of 7% and is funded by the incremental taxes paid on all tax parcels on the real property in the district. The county’s obligation will continue until the earlier of the maximum total payout of $27.5 million or January 1, 2037, at which point any outstanding balances will not be repaid. As long as the county taxes continue to be paid on the property, the maximum payout is expected to be reachable by 2029.

With respect to Loan No. 16 Benefitfocus HQ, the Mortgaged Property is subject to a “fee-in-lieu-of-taxes” (“FILOT”) agreement. The agreement, dated August 25, 2014, has a 30-year term and provides for is a reduced tax obligation based on the total amount invested in the Mortgaged Property. The tax payments are based on 6.0% of the assessed value of the Mortgaged Property and a millage rate equal to 319.2 mills. The underwritten tax expense is reflective of the actual fee-in-lieu tax bill due January 15, 2022.

With respect to Loan No. 41 8 E 18th & 310 5th, three of the five residential units at the 310 5th Ave Mortgaged Property are rent stabilized.

With respect to Loan No. 44 2374-2386 Grand Concourse, the Mortgaged Property is subject to a 30-year Industrial & Commercial Incentive Program (the “ICIP”) tax abatement that commenced in the fiscal year 1999/2000 tax year is currently in year 23. The ICIP abatement will expire in the 2023/24 tax year. Taxes are payable on the subject land and existing improvements based on current assessments; however, the improvements are exempt from real estate taxes for 16 years. Taxes on the improvements are then phased in at 10% increments from year 17 through year 25 when the exemption ends. Taxes were underwritten to the appraisal’s conclusion of $199,799, which is based on the 23rd ICIP period in the 2021/22 tax year.

With respect to Loan No. 47 192 Stuyvesant Ave, eight of the eight residential units at the Mortgaged Property are rent stabilized.

With respect to Loan No. 47 192 Stuyvesant Ave, the Mortgaged Property is subject to a 15-year 421-a tax abatement with 9 years remaining. Taxes were underwritten to the estimated 10-year average expense of $1,257 per unit.

(16)	Except for the Mortgage Loan listed below, the Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) for all partial interest-only Mortgage Loans were calculated based on the first principal and interest payment after the Note Date during the term of the Mortgage Loan.

(17)	The Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

(18)	With respect to all Mortgage Loans, with the exceptions of the Mortgage Loans listed below, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are based on the “as-is” Appraisal Value ($) even though, for certain Mortgage Loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 1, Old Chicago Post Office, Appraised Value ($) represents the “Hypothetical Market Value Assuming Reserves” appraised value, which assumes that an upfront escrow is established for all remaining costs to complete, gap rent, outstanding leasing costs and outstanding rent abatements. The Appraised Value assumed the Class L tax designation was acquired. At loan origination, the borrowers

A-1-61

reserved $59,453,368 for outstanding gap rent and free rent and approximately $50,942,055 for all outstanding tenant improvements and leasing commissions. Based on the “as-is” appraised value as of May 7, 2021 equal to $1,019,500,000, the Cut-off Date LTV and Maturity Date LTV are 50.3%.

With respect to Loan No. 3, Rosewood National Storage 13, the Appraised Value ($) of $181,940,000 represents the “As Portfolio”, which attributes a premium of $3,190,000 to the aggregate value of the related Mortgaged Properties as a whole and assumes the mortgaged properties are sold together. Based on the sum of the individual appraised values of the Mortgaged Properties, the Appraised Value would be $178,750,000, which results in a Cut-off Date LTV Ratio (%) of 60.7% and a LTV Ratio at Maturity (%) of 60.7%.

With respect to Loan No. 4, CX – 350 & 450 Water Street, the Appraised Value ($) is the “Prospective Market Value Upon Completion & Stabilization” appraised value of $1,954,000,000 as of April 1, 2023 which assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and $80 million for the 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the Mortgaged Property. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) calculated based on the “as-is” appraised value of $1,778,000,000, as of September 8, 2021, are both 45.8%.

With respect to Loan No. 8, Woodmore Towne Centre, the Appraised Value ($) represents the “Value Subject To Extraordinary Assumption” value of $197,000,000 as of November 22, 2021, which includes an extraordinary assumption assuming the total lease expense costs are assumed to be credited to the potential buyer of the Woodmore Towne Centre Mortgaged Property. The “as-is” value is $192,000,000 as of November 22, 2021, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) of 61.0%.

With respect to Loan No. 22, Macon and Winter Garden, the Appraised Value ($) of the Macon Mortgaged Property represents the “As Is Market Value With Ground Lease” of $21,380,000 for the property, effective as of November 15, 2021, which assumes the borrower entered into a ground lease. At loan origination, the borrower did enter into a ground lease as the ground landlord with an affiliate as the ground tenant. The “as-is” appraised value for the mortgaged property is $21,380,000, which results in a Cut-off Date LTV Ratio % of 63.5% and a LTV Ratio at Maturity % of 63.5%.

With respect to Loan No. 22, Macon and Winter Garden, the Appraised Value ($) of the Winter Garden Mortgaged Property represents the “Hypothetical Leased Fee Market Value As-Is - As-If Escrows Funded” of $24,000,000 for the property, effective as of November 11, 2021, which assumes the borrower entered into a ground lease. At loan origination, the borrower did enter into a ground lease as the ground lessor with an affiliate as the ground lessee. The “as-is” appraised value for the mortgaged property is $23,500,000, which results in a Cut-off Date LTV Ratio % of 63.5% and a LTV Ratio at Maturity % of 63.5%.

(19)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 5, One Wilshire, the Largest Tenant, CoreSite, subleases 10,848 square feet expiring on July 31, 2029 ($105.88 per square foot) from GI TC One Wilshire Services, which brings its total footprint at the mortgaged property to 187,533 square feet.

With respect to Loan No. 9, Dealertrack and Divvy, the Largest Tenant at the Divvy property, DivvyPay, Inc., subleases 26,668 SF of its 155,107 SF.

With respect to Loan No. 10, The Summit, the Third Largest Tenant, WeWork, subleases 100% of its space via an enterprise lease to Amazon, which brings its total footprint at the mortgaged property to 507,279 square feet. Amazon has been the sole subtenant at the WeWork space and such space was built to Amazon’s specifications.

With respect to loan No. 11, Moonwater Office Portfolio, the Largest Tenant at the 6543 Las Vegas Boulevard South property, WeWork subleases 50% of its space (51,138 SF of its 102,276 SF) to DraftKings.

With respect to Loan No. 23, 601 Lexington Avenue, the Second Largest Tenant, Citibank, is currently subleasing Suites 1900 and 2100 totaling 59,978 square feet (3.6% of NRA). The Fifth Largest Tenant, Freshfields, is currently subleasing Suite 5510 totaling 15,932 square feet (1.0% of NRA). As of the origination date, Freshfields was also publicly marketing the remainder of its leased space for sublet.

A-1-62

With respect to Loan No. 27, Sara Lee Portfolio, provided no event of default has occurred and is continuing under the lease, the sole tenant, Sara Lee, will have the right, without the landlord’s consent, one or more times during the term to (i) sublease any or all of the property to an affiliate or (ii) sublease up to 25% of the rentable square footage of the properties, collectively as a portfolio (each such sublease, a “Permitted Sublease”), provided that any such Permitted Sublease has a term which does not extend past the term (as the same may have been extended) or earlier termination of the lease and the terms and provisions of the Permitted Sublease will be expressly subject and subordinate in all respects to the terms and provisions of the lease and to and to the mortgage. The tenant will remain liable for its obligations under the lease notwithstanding any sublease.

With respect to Loan No. 45, ASM Portfolio, the Largest Tenant at the 5701 Dickman Rd property, ASM Holdco, subleases approximately 14,238 SF of its 126,684 SF.

(20)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan. 1, Old Chicago Post Office, the Second Largest Tenant, Walgreens, leases 208,557 square feet of office space ($29.88 per square foot) that expires on November 30, 2032, and 11,141 square feet of retail space ($30.75 per square foot) that expires on March 31, 2034.

With respect to Loan. 2, Bedrock Portfolio, the Largest Tenant, Quicken Loans Inc., leases 407,050 square feet of space that expire on July 31, 2028; 183,664 square feet of space that expire on August 31, 2023; 156,020 square feet of space that expire on March 31, 2032; 122,475 square feet of space that expire on April 30, 2024; and 21,124 square feet of space that expire on January 31, 2030.

With respect to Loan No. 4, CX – 350 & 450 Water Street, the Sole Tenant, Aventis Inc., has two leases expiring in June 2036 and November 2036, respectively.

With respect to Loan No. 5, One Wilshire, the Third Largest Tenant, Verizon Global Networks (inclusive of affiliated tenant leases), leases (i) 24,283 square feet expiring July 31, 2029, (ii) 18,835 square feet expiring December 14, 2026, (iii) 7,905 square feet expiring December 14, 2023, (iv) 4,698 square feet expiring August 21, 2030, (v) 3,907 square feet expiring July 15, 2025, (vi) 2,253 square feet expiring April 30, 2025 and (vii) antenna space expiring July 31, 2022.

With respect to Loan No. 23, 601 Lexington Avenue, the Second Largest Tenant, Citibank leases on Floors 18 and 20 (59,978 square feet) expire in December 2022. Floors 19 and 21 (59,978 square feet) expire in August 2023. Floor 23 (29,989 square feet) expires in April 2027. Floors 24 and 25 (59,978 square feet) expire in April 2032.

(21)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 1, Old Chicago Post Office, (a) the Largest Tenant, Uber, has a one-time right to surrender not less than 35,000 square feet nor more than 45,000 square feet, on one full floor in the north building or on the southernmost end of the portion of the premises on any floor in the south building, effective as of December 31, 2025, with prior written notice by no later than September 30, 2024, and payment of a contraction fee equal to the sum of (i) unamortized portion of leasing costs provided by landlord for each portion of contracted space with such costs amortized with 8% interest per annum over the initial term plus (ii) three months of the recurring rent for contracted space as of the contraction date; (b) the Second Largest Tenant, Walgreens, has a one-time right to surrender 38,000 to 42,000 square feet on either the fourth floor east portion or fifth floor east portion of its premises, effective as of November 30, 2027, with at least 12 months’ prior written notice and a contraction fee equal to the sum of (i) the contraction share of the landlord’s unamortized costs utilizing a 7.5% interest rate per annum plus (ii) three months of the recurring rent for the contraction portion; (c) the Third Largest Tenant, PepsiCo, has the right to reduce the square footage of its premises by 22,367 square feet located in the east building from its premise, effective December 31, 2025, with at least 12 months’ prior notice and the payment of a contraction fee equal to the sum of (i) two months recurring rent payable for contraction premises and (ii) the unamortized portion of rent with interest of 8% per annum over the term; (d) the Fourth Largest Tenant, CBOE, has a one-time right to terminate its lease, effective as of August 31, 2032, with at least 18 months’ prior notice and the payment of a termination fee equal to the sum of (i) six times the monthly recurring rent payable for the month in which early termination date occurs and (ii) the unamortized portion of the leasing costs at an 8% interest rate; and (e) the Fifth

A-1-63

Largest Tenant, Cisco Systems, Inc., has the right to terminate its lease, effective as of January 31, 2028, with at least 12 months’ prior written notice the payment of a termination fee equal to the sum of (i) four times the monthly recurring rent payable for the month in which early termination date occurs, and (ii) unamortized portion of leasing costs for each premises.

With respect to Loan No. 2, Bedrock Portfolio, the Fifth Largest Tenant, Coyote Logistics, has a one-time right to terminate its lease, effective as of the last day of the 70th full calendar month of its lease term, with at least nine months’ prior written notice and the payment of a termination fee in an amount equal to the sum of (i) the then unamortized brokerage commissions, tenant improvement allowance, the abatement of base rental and attorneys’ fees incurred by landlord in negotiating the lease, amortized on a straight-line basis over the initial term of the lease with interest on the unamortized balance at a rate of 6% per annum, plus (ii) an amount equal to three full calendar months’ rent at the then existing rates.

With respect to Loan No. 3, CX-350 & 450 Water Street, the sole tenant, Aventis Inc., has the right to terminate each of its leases, with a termination fee, effective as of the end of the respective 14th lease year. If Aventis Inc. chooses to exercise the early termination right, it must deliver to the landlord between 24 and 36 months prior to the early termination date (a) notice that the early termination right has been exercised and (b) the early termination payment. The early termination payment equals the sum of (i) the 12 monthly installments of base rent that would have been due for the 12-month period immediately following the early termination date in the absence of such termination and (ii) the stipulated operating expenses/tax component per the lease. The rent commencement date of the lease at 350 Water Street was July 1, 2021 and at 450 Water Street was November 10, 2021.

With respect to Loan No. 9, Dealertrack and Divvy, the Largest Tenant at the Dealertrack property, Dealertrack, Inc., has the option to contract its space by up to 50% effective in September 2024 and March 2027 with 12 months’ notice.

With respect to Loan No. 10, The Summit, Amazon.com Services, Inc. has the right to terminate any portion of its lease after September 30, 2033 with 18 months’ notice and the payment of three-months’ rent and all unamortized tenant improvements and leasing commissions.

With respect to Loan No. 11, Moonwater Office Portfolio, the Largest Tenant at the 10190 Covington Cross Drive property, Coin Cloud, has the right to terminate its lease on July 31, 2028 with 12 months’ notice.

With respect to Loan No. 11, Moonwater Office Portfolio, the Largest Tenant at the 6551 Las Vegas Boulevard South property, Amazon.com Services, Inc., has the right to terminate its lease in December 2024 with 12 months’ notice.

With respect to Loan No. 13, The Kirby Collection, the Largest Tenant, PROS, Inc., has the option to terminate its lease on October 31, 2026 upon 9 months’ notice. The Third Largest Tenant, Hancock Whitney Bank, has the option to terminate its lease on August 31, 2028 upon 12 months’ notice. The Fifth Largest Tenant, TXAT LLC, has the option to terminate its lease on December 31, 2025 upon 12 months’ notice

With respect to Loan No. 19, ExchangeRight Net Leased Portfolio #53 – Walgreens - Lincolnton (Main), NC, the Largest Tenant, Walgreens, has the right to terminate its lease upon 12 months’ notice in January 2036.

With respect to Loan No. 19, ExchangeRight Net Leased Portfolio #53 – Walgreens - Greenville (North), SC, the Largest Tenant, Walgreens, has the right to terminate its lease upon six months’ notice in December 2028.

With respect to Loan No. 19, ExchangeRight Net Leased Portfolio #53 – Walgreens - Orland Park (143rd), IL, the Largest Tenant, Walgreens, has the right to terminate its lease upon 12 months’ notice in July 2034.

With respect to Loan No. 19, ExchangeRight Net Leased Portfolio #53 – Walgreens- Shawnee, KS, the Largest Tenant, Walgreens, has the right to terminate its lease upon 12 months’ notice in December 2033.

With respect to Loan No. 19, ExchangeRight Net Leased Portfolio #53 – Walgreens - El Dorado, AR, the Largest Tenant, Walgreens, has the right to terminate its lease upon 12 months’ notice in June 2031.

With respect to Loan No. 20, Glen Forest Office Portfolio, the Third Largest Tenant at the Bayberry property, Breeden Construction, LLC, has the right to terminate its lease in February 2023 with 6 months’ notice. The Fourth Largest Tenant at the Capstone property, Kismet New Vision Holdings, LLC, has the right to terminate its lease in December 2024 with 12 months’ notice. The Fifth Largest Tenant at the Forest Plaza II property,

A-1-64

Richmond Hearing Doctors, PLLC, has the right to terminate its lease in November 2024 with 9 months’ notice.

With respect to Loan No. 23, 601 Lexington Avenue, the Largest Tenant, Kirkland & Ellis (“K&E”) has a June 30, 2027 termination option on the 32nd floor with notice by March 31, 2026 and the payment of unamortized leasing costs. Additionally, as of February 28, 2034, K&E can terminate either their highest or lowest odd number floor in the Premises other than the 51st floor (one floor only).

With respect to Loan No. 34, Raleigh GSA Mortgage Loan, the Largest Tenant, Office of Hearings Operations, has the right to terminate its lease on August 29, 2031 with 90 days’ notice. The Second Largest Tenant, SSA Field Office, has the right to terminate its lease on August 25, 2031 with 90 days’ notice.

(22)	In the case of certain Mortgage Loans, all or a portion of the Ownership Interest consists of a leasehold interest.

With respect to Loan No. 1, Old Chicago Post Office, in connection with the Mortgaged Property benefitting from a federal historic tax credits (the “HTCs”) program, the borrower leased the Mortgaged Property to the master lessee pursuant to a master lease, under which the master lessee operates the Mortgaged Property and pays an annual rent to the borrower, payable out of the net cash flow of the Mortgaged Property. Pursuant to the related subordination, non-disturbance and attornment agreement among the lender, the borrower, and the master tenant, the master lease is subordinate to the lien of the Mortgage in exchange for the lender’s agreement to not terminate the master lease following a foreclosure until the expiration of the “Recapture Period” with respect to the HTCs. See “Description of the Mortgage Pool – Tenant Issues – Affiliated Leases” for additional information.

With respect to Loan No. 1, Old Chicago Post Office, in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property from a former United States Postal Service building to an office property, the Mortgaged Property benefits from federal historic tax credits (the “HTCs”), in the amount equal to 20% of the qualified rehabilitation expenditures (“QREs”) incurred in connection with such rehabilitation. The borrower has elected to pass the HTCs though to the master lessee. The related borrower sponsor has sold a 99% interest in the master lessee credit to Carlisle Sandpiper Historic Fund II Limited Partnership, which is majority owned by an entity affiliated with JPMCB (the “HTC Investor”), resulting in the HTC Investor being entitled to 99% of the HTC’s due to its equity interest in the master lessee. The HTCs are subject to recapture in the event the building on which HTCs were claimed ceases to be a “business use property” or upon a “disposition” of the building prior to the first business day following the fifth anniversary of the date on which the related improvements subject to rehabilitation are “Placed in Service,” or substantially complete with all required certificates of occupancy issued by the applicable governmental authorities. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional information.

With respect to Loan No. 2, Bedrock Portfolio, three individual properties, identified as Chase Tower, Chrysler House, and 1001 Woodward, are subject to master leases that were originally entered into for the purpose of securing historic tax credit investors. None of the historic tax credit investors remain in the ownership of the master tenants, which are now wholly owned indirectly by Detroit Real Estate Holdings Company I LLC, which directly owns each of the borrowers. Each master tenant is required to comply with single purpose entity covenants in the Bedrock Portfolio Whole Loan documents, including having independent directors. Each master tenant granted the lender a Mortgage and an Assignment of Leases and Rents on its individual property. See “Description of the Mortgage Pool – Tenant Issues – Affiliated Leases” for additional information.

With respect to Loan No. 6, SVEA New Mexico Portfolio, the 1920 Fifth Street and the 1922 Fifth Street mortgaged properties are subject to a condominium regime known as the Wonder Condominium. The condominium is comprised of 2 units, consisting of such mortgaged properties, both of which are currently owned by the borrower.

With respect to Loan No. 8, Woodmore Towne Centre, there is a lease between the borrowers associated with a reverse 1031 exchange. The lease covers all of the mortgaged property and the rent is equivalent to the amount equal to interest and other amounts payable to the lender under the mortgage loan documents. Subject to the terms of the mortgage loan documents, the landlord agrees to pay the tenant any amounts the landlord receives as payment of rent from space tenants that are in excess of the rent that is payable by tenant to landlord. Under the mortgage loan documents, “Operating Income” does not include any rent or other amounts payable under the lease.

With respect to Loan No. 23, 601 Lexington Avenue, the Mortgaged Property is subject to a condominium regime known as the 601 Lexington Avenue Condominium. The condominium is comprised of four units. The borrowers own three of the four units in fee simple absolute (the “BXP Units”, which includes 94.4% of the

A-1-65

common elements) and a leasehold interest in a portion of the fourth unit, known as the “Church Unit.” The units owned by the borrowers include 94.4% of the common elements, which entitles them to 94 of the 100 votes in the condominium regime (together with the right to appoint 6 of 7 board members).

(23)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 12 Novo Nordisk HQ, In connection with the sale of the property to the related borrower, such borrower’s sole member (the “Novo Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the property (the “Novo Seller”) whereby the Novo Sole Member agreed to make a payment to the Novo Seller if the tenant at the property ever exercised its third expansion option under its lease (the “Novo Earnout Obligation”).  The Novo Earnout Obligation is secured by a pledge of the Novo Sole Member’s 100% ownership interest in the borrower pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the related lender funded a reserve equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the lender entered into a recognition agreement with the Novo Seller pursuant to which the lender agreed, among other things, (i) to allow the Novo Seller to foreclose on the pledge and take control of the borrower so long as a preapproved control party will own/control such borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied and (ii) to allow the Novo Seller to purchase the Novo Nordisk Loan Combination upon notice to the Novo Seller that an event of default under the Novo Nordisk Loan Combination is continuing (at a purchase price equal to the full outstanding amount of the debt, including all default interest, fees and expenses).

With respect to Loan No. 23, 601 Lexington Avenue, at origination, BPLP provided a guaranty in lieu of (i) depositing $52,315,328 into a reserve for approved leasing expenses outstanding at the time of origination and (ii) depositing $8,974,469 into a reserve for outstanding free and gap rent for six tenants. The aggregate amount guaranteed under any BPLP guaranty (when aggregated with the full amount of any letter of credit and/or cash on deposit) will be reduced as the borrowers expend funds for the purposes for which such funds would have otherwise been deposited in the applicable reserve account.

(24)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective Mortgage Loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective Mortgage Loan documents.

With respect to Loan No. 1, Old Chicago Post Office, on each Payment Due Date commencing on January 1, 2025, the borrower is required to make deposits into the Monthly Other Reserve ($) for HTC Put Obligations Reserve Fund an amount of $177,742.85, which, when aggregated with the upfront deposit of the HTC Put Obligations Reserve Fund, will equal the estimated put price that may be required to be paid to the historic tax credits investor (the “HTC Investor”) in the event that the HTC Investor elects to exercise its put option to cause the managing member of the master lessee to purchase all of the HTC Investor’s interests in the master lessee. In the event that the actual amount of historic tax credits earned from the rehabilitation of the Old Chicago Post Office portion of the Mortgaged Property (the “Actual Tax Credits”) exceeds $152,206,634 (the historic tax credits estimated by the lender based on the most recent cost certification) (the “Estimated Tax Credits”), the borrower or the non-recourse carveout guarantors must promptly deposit additional funds into a HTC Put Obligations Reserve an amount equal to any increase in the payment due under the purchase agreement (the “Purchase Agreement”) between the managing member of the master lessee and the HTC Investor, based upon updated financial projections prepared by the applicable accountants. In the event that the Actual Tax Credits are lower than the Estimated Tax Credits, the lender must promptly release and pay to the non-recourse carveout guarantors funds from the HTC Put Obligations Reserve an amount equal to any decrease in the payment due under the Purchase Agreement, based upon updated financial projections prepared by the applicable accountants. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional information.

With respect to Loan No. 6, SVEA New Mexico Portfolio, $500,000 was reserved upfront for Outstanding TI/LC Reserves and Ongoing Rollover Reserves are suspended until the amortizing debt service coverage ratio falls below 1.80x at which point TILC impounds of $1.25 PSF/yr. ($68,005/month) will spring. Subsequently, if the amortizing debt service coverage ratio falls below 1.55x the monthly TILC impound will increase to $3.00 PSF/year ($163,212/month). The TILC reserves will be capped at $7,834,197.

A-1-66

With respect to Loan No. 23, 601 Lexington Avenue, the borrowers are permitted to provide a guaranty from BPLP, an affiliate of the borrowers, in lieu of all reserves, subject to certain conditions, including BPLP maintaining a senior unsecured credit rating of at least “BBB” by S&P and “Baa3” by Moody’s. The aggregate amount guaranteed under any BPLP Guaranty (when aggregated with the full amount of any letter of credit and/or cash on deposit) will be reduced as the borrowers expend funds for the purposes for which such funds would have otherwise been deposited in the applicable reserve account.

With respect to Loan No. 23, 601 Lexington Avenue, if the current balance of the TI/LC Reserve less the Outstanding TI/LC Reserve and Free Rent Reserve is equal to or greater than the TI/LC Cap, then no monthly deposit into the TI/LC Reserve is required pursuant to the loan documents.

With respect to Loan No. 27, Sara Lee Portfolio, the sole tenant pays rent quarterly. On each monthly payment date occurring in January, April, July, and October during the continuance of a trigger period other than a trigger period continuing solely due to a mezzanine trigger period, two-thirds (2/3) of all funds deposited into the deposit account during the immediately preceding interest period will be transferred into the Sara Lee quarterly rent allocation account. On each monthly payment date occurring in February, May, August and/or November, one-half (1/2) of all funds in the Sara Lee quarterly rent allocation account (if any) will be transferred to the deposit account. On each monthly payment date occurring in March, June, September and/or December, all funds in the Sara Lee quarterly rent allocation account (if any) will be transferred to the deposit account. Any funds remaining in the Sara Lee quarterly rent allocation account (if any) after either (i) all trigger periods (other than a trigger period solely due to a mezzanine trigger period) have been cured or (ii) the obligations have been paid in full shall, in each case, be returned to the borrower.

With respect to Loan No. 37, AT&T Chicago, Monthly TI/LC Reserve ($) deposits are no longer required if AT&T Services, Inc. renews its lease for a term that is at least seven years beyond the current expiration date and the borrower provides evidence reasonably satisfactory to the lender that all potential tenant improvements and leasing commissions payable under the AT&T Services, Inc. lease have been paid.

With respect to Loan No. 42, WoodSpring McDonough, the Ongoing Replacement Reserve ($) is an FF&E reserve in an amount equal to (i) for the payment dates in February 2022 through January 2023, the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement or (b) 1/12th of 2% of the operating income of the mortgaged property for the trailing 12-month period, (ii) for the payment dates in February 2023 through January 2024, the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement or (b) 1/12th of 3% of the operating income of the mortgaged property for the trailing 12-month period, and (iii) thereafter, the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement or (b) 1/12th of 4% of the operating income of the mortgaged property for the trailing 12-month period.

(25)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related Mortgage Loan documents. In certain cases, during the term of the Mortgage Loan, the caps may be altered or terminated subject to conditions of the respective Mortgage Loan documents.

With respect to Loan No. 21, Grede Casting Industrial Portfolio, The TI/LC Cap ($) is equal to the product of (x) $1.50 multiplied by (y) the aggregate number of rentable square feet then contained in the mortgaged properties. As of the Cut-off Date, the aggregate number of rentable square feet is 1,633,716.

(26)	The classification of the lockbox and cash management types is described in the prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 3, Rosewood National Storage 13, the borrower was not required to sign a deposit account control agreement at origination. Upon (a) the occurrence of an event of default under the loan documents, or (b) if the debt service coverage ratio falls below 1.15x as of the end of any calendar quarter (in either case, a “Lockbox Trigger Event”), the borrower is required to enter into a clearing account agreement with a financial institution reasonably acceptable to the lender and establish a clearing account to be maintained by the borrower at such financial institution. In addition, following a Lockbox Trigger Event, the borrower is required to cause (x) all gross revenues relating to leases (other than leases that demise space solely for self-storage purposes) to be deposited directly by the applicable tenant into the clearing account and (y) all other gross revenues to be deposited in the clearing account within one business day of receipt by the borrower or the manager. From and after such Lockbox Trigger Event, (i) during a trigger period under the loan documents, a deposit account controlled by the lender is required to be established and funds deposited into the clearing account are required to be swept on a daily basis into such deposit account and

A-1-67

(ii) if a trigger period under the loan documents is not continuing, funds deposited into the clearing account will be swept by the clearing bank on a daily basis into the borrower’s operating account at the clearing bank.

(27)	Refers to (a) debt secured by the Mortgaged Property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to Mortgage Loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 6, SVEA New Mexico Portfolio, the borrower is permitted to obtain mezzanine financing secured by direct or indirect ownership interests in the borrower subject to certain conditions, including, without limitation: (i) a combined maximum loan to value ratio of 64.97%, inclusive of the additional mezzanine debt, (ii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 1.97x, inclusive of the additional mezzanine debt, (iii) the debt yield at the closing of the mezzanine loan at least at least equal to 11.0% inclusive of the additional mezzanine debt; and (iv) an intercreditor agreement reasonably satisfactory to the lender.

With respect to Loan No. 8, Woodmore Towne Centre, one of the borrowers, UE Woodmore TC LLC, is the debtor to a $78,000,000 reverse 1031 exchange note, in which Urban Edge Properties LP, the borrower sponsor and guarantor, is the creditor. Urban Edge Properties LP entered into subordination and standstill terms with the lender applicable to this note. The reverse 1031 exchange is required to be completed within 180 days of December 23, 2021 (i.e., June 21, 2022).

With respect to Loan No. 20, Glen Forest Office Portfolio, the borrower has the right to borrow a mezzanine loan subordinate to the Glen Forest Office Portfolio loan, subject to credit and legal criteria specified in the Glen Forest Office Portfolio loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the closing of the mezzanine loan and calculated based on the outstanding principal balance of the Glen Forest Office Portfolio loan and the initial principal amount of the mezzanine loan) of 75.0%, (ii) a debt service coverage ratio at the origination of the mezzanine loan at least equal to 2.00x, in each case, inclusive of the additional mezzanine debt, (iii) the debt yield as the date of closing is at least 10.0%; and (iv) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will be required in connection with the mezzanine loan.

With respect to Loan No. 21, Grede Casting Industrial Portfolio, the borrower is permitted to obtain mezzanine financing secured by a pledge of direct or indirect equity interests in the borrower subject to certain conditions, including, without limitation: (i) such mezzanine loan is entered into no earlier than 180 days after the origination date, (ii) a combined maximum loan to value ratio of 55.55%, inclusive of the additional mezzanine debt, (iii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 3.80x, inclusive of the additional mezzanine debt, (iv) the debt yield at the closing of the mezzanine loan at least at least equal to 14.38%, inclusive of the additional mezzanine debt and (v) a subordination and intercreditor agreement reasonably satisfactory to the lender.

With respect to Loan No. 27, Sara Lee Portfolio, the borrower is permitted to obtain mezzanine financing, secured by direct or indirect ownership interests in the borrower, subject to certain conditions, including, without limitation: (i) a combined maximum loan to value ratio of 60.6%, inclusive of the additional mezzanine debt, (ii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 1.47x, inclusive of the additional mezzanine debt, (iii) the debt yield at the closing of the mezzanine loan at least equal to 8.3% inclusive of the additional mezzanine debt; and (iv) an intercreditor agreement reasonably satisfactory to the lender.

With respect to Loan No. 45, ASM Portfolio, the borrower has the right to borrow a mezzanine loan subordinate to the ASM Portfolio loan, subject to credit and legal criteria specified in the ASM Portfolio loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the closing of the mezzanine loan and calculated based on the outstanding principal balance of the ASM Portfolio loan and the initial principal amount of the mezzanine loan) of 65.3%, (ii) a debt service coverage ratio at the origination of the mezzanine loan at least equal to 1.85x, in each case, inclusive of the additional mezzanine debt, (iii) the debt yield as the date of closing is at least 10.0%; and (iv) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will be required in connection with the mezzanine loan.

(28)	In certain cases, the name of the Sponsor and/or Non-Recourse Carveout Guarantor was shortened for spacing purposes or due to the number of parties serving as the Sponsor and/or Non-Recourse Carveout

A-1-68

Guarantor. In the case of certain Mortgage Loans, the loan documents permit the borrower to replace the Sponsor and/or Non-Recourse Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 4, CX – 350 & 450 Water Street, Loan No. 12, Novo Nordisk HQ and Loan No. 23, 601 Lexington Avenue, there is no non-recourse carveout guarantor or separate environmental indemnitor for the mortgage loan or related whole loan.

With respect to Loan No. 25, Nyberg Portfolio, there is no separate Carveout Guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan, the Mortgagor obtained an environmental insurance policy issued from Ironshore Specialty Insurance Company in the name of the Mortgagor, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a $50,000 per incident self-insured retention and a term expiring on October 5, 2022. The Mortgage Loan documents require that the Mortgagor obtain and maintain a pollution legal liability insurance, which, among other conditions, is required to be maintained for a period continuing through 36 months beyond the maturity date of the Mortgage Loan of December 5, 2031.

(29)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any mortgaged properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(30)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated

(31)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the preliminary prospectus for information related to Mortgage Loans secured by hotel properties.

With respect to Loan No. 7, JW Marriott Desert Springs, the mortgaged property is operated by Marriott Hotel Services, Inc. under a hotel management agreement that expires December 31, 2032 and may be automatically renewed for four successive 10-year periods.

A-1-69

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

$2,275,000	-	$9,999,999	10	$69,073,224	3.9%	4.00504%	102	2.34x	11.1%	59.6%	56.9%
$10,000,000	-	$19,999,999	8	112,665,916	6.3	3.67491%	119	2.48x	10.6%	62.0%	58.9%
$20,000,000	-	$29,999,999	8	193,762,534	10.9	3.56866%	116	2.56x	10.4%	60.0%	57.5%
$30,000,000	-	$49,999,999	8	303,708,000	17.1	3.56079%	91	2.68x	10.4%	62.0%	61.0%
$50,000,000	-	$125,000,000	13	1,095,625,000	61.7	3.48240%	94	3.22x	11.9%	52.6%	52.3%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Mortgage Rates

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

2.77600%	-	3.00000%	7	$435,818,000	24.6%	2.85118%	101	3.63x	10.7%	46.4%	46.4%
3.00001%	-	3.50000%	9	456,577,500	25.7	3.32050%	93	3.30x	11.4%	55.6%	55.4%
3.50001%	-	4.00000%	24	627,487,473	35.4	3.77242%	105	2.56x	11.0%	62.3%	60.6%
4.00001%	-	5.13500%	7	254,951,701	14.4	4.52315%	81	2.30x	13.3%	56.9%	54.9%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Original Term to Maturity/ARD in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

60			9	$449,809,935	25.3%	3.85901%	59	3.10x	13.0%	54.5%	54.3%
84			4	202,809,766	11.4	3.66049%	83	3.33x	13.2%	59.0%	58.7%
86			1	65,000,000	3.7	2.95200%	84	4.11x	12.6%	36.5%	36.5%
96			1	22,262,500	1.3	3.42100%	95	2.74x	9.6%	64.8%	64.8%
120			32	1,034,952,473	58.3	3.41344%	119	2.79x	10.3%	57.0%	55.4%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Remaining Term to Maturity/ARD in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

57	-	60	9	$449,809,935	25.3%	3.85901%	59	3.10x	13.0%	54.5%	54.3%
61	-	84	5	267,809,766	15.1	3.48853%	83	3.52x	13.0%	53.5%	53.3%
85	-	119	32	1,049,164,973	59.1	3.41010%	118	2.79x	10.3%	57.2%	55.6%
120	-	120	1	8,050,000	0.5	3.87000%	120	2.08x	8.5%	54.0%	54.0%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Original Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

Interest Only			38	$1,566,005,500	88.2%	3.48109%	95	3.16x	11.6%	54.8%	54.8%
360	-	360	9	208,829,174	11.8	3.96298%	115	1.60x	9.9%	64.2%	55.9%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

A-2-1

ANNEX A-2

Remaining Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

Interest Only			38	$1,566,005,500	88.2%	3.48109%	95	3.16x	11.6%	54.8%	54.8%
359	-	360	9	208,829,174	11.8	3.96298%	115	1.60x	9.9%	64.2%	55.9%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Amortization Types

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

Interest Only			35	$1,315,005,500	74.1%	3.61162%	94	3.12x	12.0%	56.2%	56.2%
Interest Only - ARD			3	251,000,000	14.1	2.79726%	103	3.37x	9.6%	47.3%	47.3%
Interest Only, Amortizing Balloon			4	146,152,500	8.2	3.93820%	119	1.53x	9.4%	63.5%	56.8%
Amortizing Balloon			5	62,676,674	3.5	4.02076%	107	1.77x	11.1%	65.9%	53.9%
Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Partial Interest Only Periods

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

36	-	36	1	$11,250,000	0.6%	3.45000%	119	1.74x	10.4%	69.2%	59.1%
48	-	48	1	63,000,000	3.5	4.25000%	119	1.42x	9.0%	59.1%	52.7%
60	-	60	2	71,902,500	4.1	3.74140%	119	1.59x	9.5%	66.4%	60.0%

Total / Wtd. Avg:			4	$146,152,500	100.0%	3.93820%	119	1.53x	9.4%	63.5%	56.8%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)

						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

1.42x	-	1.79x	7	$194,735,885	11.0%	3.91999%	116	1.56x	9.5%	64.1%	56.0%
1.80x	-	2.09x	6	122,396,523	6.9	4.19638%	82	1.98x	9.2%	65.2%	64.5%
2.10x	-	2.29x	2	50,870,000	2.9	3.87749%	118	2.27x	9.3%	62.1%	62.1%
2.30x	-	2.59x	8	150,041,766	8.5	3.82874%	98	2.40x	10.0%	62.8%	62.4%
2.60x		2.99x	8	261,007,500	14.7	3.56319%	103	2.88x	11.0%	61.3%	61.3%
3.00x	-	4.50x	16	995,783,000	56.1	3.31425%	94	3.52x	12.4%	50.4%	50.4%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Cut-off Date LTV Ratios(2)(3)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

29.3%	-	39.9%	2	$71,000,000	4.0%	2.98986%	87	4.06x	12.6%	35.9%	35.9%
40.0%	-	49.9%	6	471,000,000	26.5	3.33684%	93	3.70x	13.3%	43.0%	43.0%
50.0%	-	59.9%	12	540,138,000	30.4	3.55425%	103	2.91x	11.1%	58.5%	57.8%
60.0%	-	69.2%	27	692,696,674	39.0	3.71775%	98	2.42x	10.2%	64.6%	62.7%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

A-2-2

ANNEX A-2

Maturity/ARD Date LTV Ratios(1)(2)(3)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

29.3%	-	39.9%	2	$71,000,000	4.0%	2.98986%	87	4.06x	12.6%	35.9%	35.9%
40.0%	-	44.9%	5	416,000,000	23.4	3.38931%	90	3.68x	13.4%	42.4%	42.4%
45.0%	-	49.9%	1	55,000,000	3.1	2.94000%	119	3.86x	12.0%	48.1%	48.1%
50.0%	-	54.9%	7	165,594,973	9.3	3.93171%	108	2.00x	10.1%	59.1%	52.8%
55.0%	-	68.0%	32	1,067,239,701	60.1	3.60180%	99	2.73x	10.7%	62.4%	61.8%

Total / Wtd. Avg:			47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Type of Mortgaged Properties(4)

						Weighted Averages

				Aggregate	% of				Cut-off
			Number of	Cut-off	Initial			UW	Date	LTV Ratio
			Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type			Properties	Balance	Balance	Occupancy	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

Office
Suburban			67	$475,865,606	26.8%	95.6%	2.31x	10.2%	64.3%	62.4%
CBD			10	308,130,000	17.4	93.2%	3.94x	13.9%	46.6%	46.6%
CBD/Data Center			1	90,000,000	5.1	87.3%	3.37x	9.6%	42.6%	42.6%
Urban			1	39,818,000	2.2	76.7%	3.66x	11.0%	56.8%	56.8%
Medical			2	5,089,794	0.3	56.6%	2.80x	10.8%	59.6%	59.6%
Subtotal:			81	$918,903,400	51.8%	92.9%	3.02x	11.4%	55.9%	54.9%

Retail
Anchored			7	$177,190,916	10.0%	96.3%	2.90x	10.7%	60.8%	59.5%
Single Tenant			23	17,089,535	1.0	100.0%	2.68x	9.6%	53.9%	53.9%
Subtotal:			30	$194,280,451	10.9%	96.6%	2.88x	10.6%	60.2%	59.0%

Mixed Use
Office/Lab			1	$101,000,000	5.7%	100.0%	3.50x	9.9%	41.7%	41.7%
Multifamily/Office/Retail			2	58,987,500	3.3	90.8%	3.82x	12.1%	48.9%	48.9%
Retail/Office			1	23,467,534	1.3	89.6%	1.56x	9.5%	65.7%	51.9%
Multifamily/Retail			3	10,237,500	0.6	91.9%	2.34x	9.6%	55.2%	55.2%
Subtotal:			7	$193,692,534	10.9%	95.5%	3.30x	10.5%	47.5%	45.8%

Self Storage
Self Storage			21	$151,975,000	8.6%	95.3%	2.93x	9.5%	60.6%	60.6%
Subtotal:			21	$151,975,000	8.6%	95.3%	2.93x	9.5%	60.6%	60.6%

Industrial
Flex			5	$59,367,344	3.3%	96.0%	2.30x	9.5%	60.3%	58.4%
Manufacturing			12	46,816,730	2.6	100.0%	2.79x	11.9%	59.9%	58.1%
Warehouse			1	14,912,656	0.8	100.0%	2.34x	9.3%	62.8%	62.8%
Cold Storage			2	12,434,794	0.7	100.0%	2.06x	8.9%	60.6%	60.6%
Subtotal:			20	$133,531,523	7.5%	98.2%	2.45x	10.3%	60.5%	59.0%

Hospitality
Full Service			1	$75,000,000	4.2%	36.8%	3.14x	20.4%	41.8%	41.8%
Limited Service			1	18,000,000	1.0	61.0%	3.68x	16.1%	53.7%	53.7%
Extended Stay			1	7,991,766	0.5	96.2%	2.45x	17.4%	65.0%	57.7%
Subtotal:			3	$100,991,766	5.7%	45.8%	3.18x	19.4%	45.8%	45.2%

Multifamily
Garden			3	$53,490,000	3.0%	95.4%	2.23x	9.4%	63.1%	63.1%
Mid Rise			1	2,275,000	0.1	100.0%	2.09x	8.0%	64.6%	64.6%
Subtotal:			4	$55,765,000	3.1%	95.6%	2.23x	9.3%	63.2%	63.2%

Other
Parking Garage			5	$25,695,000	1.4%	NAP	3.30x	13.6%	59.4%	59.4%
Subtotal:			5	$25,695,000	1.4%	NAP	3.30x	13.6%	59.4%	59.4%

Total / Wtd. Avg:			171	1,774,834,674	100.0%	91.6%(5)	2.98x	11.4%	55.9%	54.9%

A-2-3

ANNEX A-2

Mortgaged Properties by Location(4)

				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

California	3	$171,000,000	9.6%	65.6%	3.27x	14.4%	41.8%	41.8%
Illinois	4	148,066,512	8.3	93.1%	4.00x	14.2%	45.3%	45.3%
Michigan	18	145,541,005	8.2	91.4%	3.15x	13.1%	59.6%	59.2%
Texas	7	138,612,065	7.8	94.4%	3.11x	10.5%	56.2%	56.2%
Massachusetts	2	101,495,437	5.7	100.0%	3.49x	9.9%	41.8%	41.8%
New Mexico	41	85,910,100	4.8	97.4%	2.97x	12.2%	64.5%	64.5%
Ohio	6	82,676,488	4.7	99.2%	1.95x	9.4%	65.8%	61.6%
Virginia	12	78,490,000	4.4	90.9%	2.97x	10.6%	64.3%	64.3%
Maryland	1	75,000,000	4.2	96.7%	2.96x	10.4%	59.5%	59.5%
Utah	2	74,500,000	4.2	100.0%	1.96x	9.4%	68.0%	68.0%
Washington	2	66,148,613	3.7	98.2%	4.07x	12.5%	36.9%	36.9%
Nevada	6	63,000,000	3.5	97.6%	1.42x	9.0%	59.1%	52.7%
New Jersey	1	60,000,000	3.4	77.0%	3.16x	9.2%	63.8%	63.8%
Florida	4	56,240,856	3.2	95.8%	2.72x	9.4%	61.7%	61.7%
Pennsylvania	11	51,856,058	2.9	95.1%	2.05x	9.7%	64.4%	60.9%
South Carolina	3	49,756,165	2.8	99.6%	2.57x	10.5%	63.7%	63.7%
Georgia	5	45,828,343	2.6	79.1%	2.99x	13.5%	59.1%	57.9%
New York	7	44,166,279	2.5	97.9%	3.58x	11.5%	48.9%	48.9%
Connecticut	4	39,991,141	2.3	93.2%	2.16x	10.0%	63.4%	55.3%
District of Columbia	1	39,818,000	2.2	76.7%	3.66x	11.0%	56.8%	56.8%
North Carolina	4	26,552,510	1.5	100.0%	2.27x	9.3%	59.4%	59.4%
Oregon	2	23,900,000	1.3	95.8%	3.14x	12.5%	60.0%	60.0%
Rhode Island	1	23,000,000	1.3	100.0%	2.35x	9.2%	57.7%	57.7%
Minnesota	3	17,706,502	1.0	96.9%	2.29x	11.4%	65.3%	58.9%
Arizona	1	16,975,916	1.0	97.3%	1.77x	10.3%	65.3%	51.4%
Wisconsin	4	11,855,439	0.7	100.0%	3.23x	13.1%	58.4%	58.4%
Indiana	3	10,331,061	0.6	99.6%	3.17x	11.4%	58.9%	58.9%
Missouri	2	7,612,423	0.4	97.7%	3.01x	9.7%	58.1%	58.1%
Tennessee	2	7,428,140	0.4	97.0%	2.37x	10.0%	62.6%	62.6%
Kentucky	1	5,241,400	0.3	89.2%	3.13x	9.8%	59.7%	59.7%
Alabama	1	1,827,826	0.1	100.0%	3.25x	13.2%	58.5%	58.5%
Oklahoma	2	1,594,186	0.1	100.0%	2.68x	9.6%	53.9%	53.9%
Kansas	1	1,037,791	0.1	100.0%	2.68x	9.6%	53.9%	53.9%
Arkansas	2	959,302	0.1	100.0%	2.68x	9.6%	53.9%	53.9%
Louisiana	2	715,116	0.0	100.0%	2.68x	9.6%	53.9%	53.9%

Total / Wtd. Avg:	171	$1,774,834,674	100.0%	91.6%(5)	2.98x	11.4%	55.9%	54.9%

Prepayment Protection

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

Defeasance	40	$1,423,513,151	80.2%	3.58702%	98	2.88x	11.3%	57.3%	56.1%
Yield Maintenance or Defeasance	5	219,151,523	12.3	3.07240%	107	3.44x	10.9%	44.8%	44.4%
Yield Maintenance	2	132,170,000	7.4	3.77919%	82	3.25x	13.4%	59.6%	59.6%

Total / Wtd. Avg:	47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity(1)(2)(3)

Refinance	19	$872,817,235	49.2%	3.43964%	90	3.30x	12.3%	50.5%	49.7%
Acquisition	24	730,117,439	41.1	3.63881%	105	2.66x	10.5%	62.6%	61.8%
Recapitalization	4	171,900,000	9.7	3.60710%	108	2.66x	10.6%	54.8%	52.5%

Total / Wtd. Avg:	47	$1,774,834,674	100.0%	3.53779%	98	2.98x	11.4%	55.9%	54.9%

(1) In the case of Loan Nos. 4, 5 and 12, each with an anticipated repayment date, Stated Remaining Term (Mos.) and LTV Ratio at Maturity are calculated as of the related anticipated repayment date.
(2) In the case of Loan Nos. 1, 2, 4, 5, 7, 8, 10, 11, 12, 13, 17, 19, 20, 21, 23, 25, 27 and 28, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 4, 10, 18 and 23, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations exclude the related Subordinate Companion Loan(s) and/or mezzanine loan(s).
(3) In the case of Loan Nos. 1, 4, 8 and 22, Cut-off Date LTV Ratio and the LTV Ratio at Maturity are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details
(4) Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.
(5) Excludes occupancy for five properties in connection with Loan No. 2 as the collateral consists of parking garages with no attributable occupancy.
A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

A-3-2

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

A-3-3

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

A-3-4

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$125,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$125,000,000	Property Type – Subtype:	Office – CBD
% of Pool by IPB:	7.0%	Net Rentable Area (SF):	2,331,477
Loan Purpose:	Refinance	Location:	Chicago, IL
Borrower:	601W Companies Chicago LLC	Year Built / Renovated:	1916 / 2016-2021
Guarantors:	Mark Karasick and	Occupancy:	91.8%
	Michael Silberberg	Occupancy Date:	12/1/2021
Interest Rate:	3.46957%	Fourth Most Recent NOI(4):	NAV
Note Date:	12/9/2021	Third Most Recent NOI(4):	NAV
Maturity/ARD Date:	1/1/2027	Second Most Recent NOI(4):	NAV
Interest-only Period:	60 months	Most Recent NOI(4):	NAV
Original Term:	60 months	UW Economic Occupancy:	91.6%
Original Amortization:	None	UW Revenues:	$115,801,966
Amortization Type:	Interest Only	UW Expenses:	$39,254,351
Call Protection:	L(25),D(31),O(4)	UW NOI:	$76,547,615
Lockbox / Cash Management:	Hard / In Place	UW NCF:	$76,080,387
Additional Debt(1):	Yes	Appraised Value / Per SF(5):	$1,189,500,000 / $510
Additional Debt Balance(1):	$387,800,000 / $317,200,000 /	Appraisal Date(5):	5/7/2021
	$125,000,000
Additional Debt Type(1)(2):	Pari Passu / Subordinate /
	Mezzanine

Escrows and Reserves(3)	Financial Information(1)(2)
Initial	Monthly	Initial Cap	Senior Notes	Whole Loan	Total Debt
Taxes:	$2,343,888	$1,171,944	N/A	Cut-off Date Loan / SF:	$220	$356	$410
Insurance:	$302,576	$302,576	N/A	Maturity Date Loan / SF:	$220	$356	$410
Replacement Reserves:	$0	$48,572	$1,165,739	Cut-off Date LTV:	43.1%	69.8%	80.3%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	43.1%	69.8%	80.3%
Other:	$118,572,762	$0	N/A	UW NCF DSCR:	4.22x	2.61x	1.90x
UW NOI Debt Yield:	14.9%	9.2%	8.0%

Sources and Uses(1)(2)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$512,800,000	52.8%	Existing Loan Paydown	$835,582,814	86.1%
Sponsor Equity	15,425,825	1.6%	Outstanding TILC Reserve	50,942,055	5.2%
Sub-Debt	442,200,000	45.6%	Rent Abatement Reserve	47,960,429	4.9%
Gap Rent Reserve	11,492,939	1.2%
HTC Put Reserve	4,265,829	0.4%
Remaining Hard Costs Reserve	3,911,510	0.4%
Taxes and Insurance Reserve	2,646,463	0.3%
Closing Costs	13,623,786	1.4%
Total Sources	$970,425,825	100.0%	Total Uses	$970,425,825	100.0%

(1)	The Old Chicago Post Office Whole Loan is comprised of (i) the Old Chicago Post Office Mortgage Loan (comprised of two senior notes with an outstanding principal balance as of the Cut-off Date of $125.0 million, (ii) a companion loan, which is pari passu with the Old Chicago Post Office Mortgage Loan, (comprised of five pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $387.8 million and (iii) a subordinate companion loan with an outstanding principal balance as of the Cut-off Date of $317.2 million. The Senior Notes Financial Information presented in the chart above reflects the $512.8 million aggregate Cut-off Date balance of the Old Chicago Post Office Mortgage Loan and the Old Chicago Post Office Companion Loan, excluding the Old Chicago Post Office Subordinate Companion Loan and the Old Chicago Post Office Mezzanine Loan (as defined below). The Whole Loan Financial Information presented in the chart above reflects the Cut-Off Date balance of the $830.0 million aggregate Cut-off Date balance of the Old Chicago Post Office Senior Notes and the Old Chicago Post Office Subordinate Companion Loan, and excludes the related Old Chicago Post Office Mezzanine Loan. The Total Debt Financial Information presented in the chart above reflects the $955.0 million aggregate Cut-off Date balance Old Chicago Post Office Whole Loan and the Old Chicago Post Office Mezzanine Loan.

(2)	See “Current Mezzanine or Secured Subordinate Indebtedness” herein.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	Historical financials are not available as the property is newly redeveloped. Redevelopment began in 2016 and as of the Cut-off Date construction is substantially complete.

A-3-5

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

(5)	Based on the “Hypothetical Market Value Assuming Reserves”, which assumes an upfront escrow is established for all remaining costs to complete, gap rent, outstanding leasing costs and outstanding rent abatements. At origination, the borrowers reserved $59,453,368 for outstanding gap rent and free rent and approximately $50,942,055 for all outstanding tenant improvements and leasing commissions. Based on the “As-Is” appraised value as of May 7, 2021 equal to $1,019,500,000, the Old Chicago Post Office Senior Notes Cut-off Date LTV and the Old Chicago Post Office Senior Notes Maturity Date LTV are 50.3%. The appraisal also assumes the Old Chicago Post Office Property has attained the Class L tax abatement as described further in “Class L Tax Abatement” herein.

The Loan. The Old Chicago Post Office mortgage loan is secured by a first mortgage lien on the borrower’s fee simple interest in a 12-story 2,331,477 square foot, newly renovated, Class A multi-tenant office building located in downtown Chicago, Illinois (the “Old Chicago Post Office Property”) and, due to historic tax credits associated with the redevelopment, a pledge of interest in the Master Lessee (as defined below) by the Managing Member of the Master Lessee (as defined below) to the lender. The Old Chicago Post Office loan is part of a whole loan, which has an aggregate outstanding balance as of the Cut-off Date of $830.0 million (the “Old Chicago Post Office Whole Loan”) and is comprised of (i) seven pari passu senior notes with an aggregate initial principal balance of $512.8 million (collectively the “Old Chicago Post Office Senior Notes”) and (ii) one junior note, with an initial principal balance of $317.2 million (the “Old Chicago Post Office Subordinate Companion Loan”). Among the Old Chicago Post Office Senior Notes are the non-controlling Notes A-5 and A-6, with an aggregate initial principal balance of $125.0 million, which will be contributed to the BMARK 2022-B32 trust (the “Old Chicago Post Office Mortgage Loan”). The remaining $387.8 million of Old Chicago Post Office Senior Notes (the “Old Chicago Post Office Companion Notes” or the “Old Chicago Post Office Companion Loan”) and the Junior Note will not be part of the assets backing the Certificates. The relationship between the holders of the Old Chicago Post Office Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Old Chicago Post Office Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2, A-3, A-4, A-7	$387,800,000	$387,800,000	JPMCC 2022-OPO	Yes
A-5, A-6	$125,000,000	$125,000,000	Benchmark 2022-B32	No
Total Senior Notes	$512,800,000	$512,800,000
B-1	$317,200,000	$317,200,000	JPMCC 2022-OPO	No
Whole Loan	$830,000,000	$830,000,000

Whole Loan Summary(1)

Non-Trust A Notes $387,800,000 Old Chicago Post Office Companion Notes JPMCC 2022-OPO Note A-1, A-2, A-3, A-4, A-7	Trust A Notes $125,000,000 Old Chicago Post Office Mortgage Loan Note A-5, A-6
Non-Trust B Note $317,200,000 Old Chicago Post Office Subordinate Companion Loan JPMCC 2022-OPO Notes B-1

(1)	The Old Chicago Post Office Subordinate Note will be subordinate in right of payment to the Old Chicago Post Office Senior Notes.

The Borrower. The borrower of the Old Chicago Post Office Whole Loan is 601W Companies Chicago LLC (the “Borrower”), a Delaware limited liability company and single purpose entity with two independent managers in its organizational structure. Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the Old Chicago Post Office Whole Loan. Additionally, the ownership interest of the Managing Member of the Master Lessee, which is owned and controlled by an affiliate of the Borrower, has been pledged as collateral for the Old Chicago Post Office Whole Loan. See “Historic Tax Credits” and “Master Lease” herein.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Mark Karasick and Michael Silberberg (collectively, the “Loan Sponsor”). Mark Karasick is a senior member of 601W Companies, a New York City based private real estate acquisition, ownership, development and management company with experience in major markets throughout the United States. Over the past 25 years, 601W Companies has acquired a number of substantial and well known commercial properties throughout the country, aggregating approximately 21.0 million square feet with a collective value in excess of $7.0 billion. 601W Companies’ investment profile focuses on core plus assets with an opportunity to significantly appreciate, thus yielding income growth and enhanced returns. Michael Silberberg has acted as both sole managing member and as co-managing member in a significant number of 601W Companies’ transactions. Mark Karasick leads the 601W Companies team in the acquisition, development, leasing and management of its properties.

A-3-6

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

The Property. The Old Chicago Post Office Property is a Class A, 12-story, 2,331,477 square foot, office building in downtown Chicago, Illinois. Spanning two entire city blocks bound by Van Buren Street, Harrison Street, Canal Street and the Chicago River, the Old Chicago Post Office Property is one of the most recognizable buildings in the city. Constructed in 1916 as a mail terminal building and post office, the Old Chicago Post Office Property is located in the West Loop submarket in the epicenter of the city. In 1997, the Post Office vacated the property in favor of a new facility with more enhanced features and technology, at which point the property remained vacant for nearly two decades The Borrower acquired the property in 2016 and implemented an approximately $1.26 billion redevelopment plan over a four year period to reposition the property as a modern business and commerce hub. The newly redeveloped Old Chicago Post Office Property is comprised of a wide array of state of the art and unique amenities including a 3.5 acre roof deck that spans the entirety of the building and features a basketball court, a bistro and bar area and athletic track. Additional amenities include an onsite food hall, an 11,792 square foot lounge, a 2,824 square foot library, event space, a 27,176 square foot luxury fitness center, versatile conference center space and a fully restored landmarked lobby, which also functions as event space. The Loan Sponsor has applied for, and expects to receive, a Class L Reduction (as defined below) which is ultimately passed through to tenants via the NNN lease structure. According to the Loan Sponsor, as a result of such tax savings, in-place rents at the Old Chicago Post Office Property are expected to be significantly more attractive to tenants, as gross occupancy cost is expected to be significantly reduced. The Loan Sponsor expects that the Class L tax abatements will present an advantageous position for the Loan Sponsor to maintain market level NNN rents, as tenants benefit from reduced gross rents.

As of December 1, 2021, the Old Chicago Post Office Property was 91.8% occupied by 25 tenants, comprised largely of institutional quality tenants and investment rated tenants. Approximately 40.3% of net rentable area and 45.1% of underwritten rent are attributable to investment grade rated tenants. The Old Chicago Post Office Property benefits from a unique tenant roster with office users predominately represented by the technology sector. The Property benefits from long-term tenancy with no major tenant rolling during the term of the Whole Loan and a weighted average remaining lease term of approximately 9.42 years as of the Cut-off Date. Approximately 0.2% of net rentable area is attributable to tenants with maturity dates expiring during the term of the Whole Loan.

The largest tenant, Uber (NYSE: UBER) (Moody’s/S&P/Fitch: B2/B/NR; 368,179 square feet; 15.8% of net rentable area; 17.2% of underwritten base rent), is an American multinational ride-hailing company offering services that include peer-to-peer ridesharing, ride hailing, food delivery and freight transportation. The company was launched in 2010 and is currently headquartered in San Francisco, California. The Old Chicago Post Office Property serves as the headquarters for Uber Freight, Uber’s logistics arm. Uber Freight is a logistics platform built on the power of Uber with the goal to reshape global logistics and deliver reliability, flexibility and transparency for shippers and carriers. Since launching in 2017, Uber Freight has built one of the world’s largest digitally-enabled carrier networks and transformed entrenched practices around pricing and booking freight to reduce inefficiencies and increase opportunities for business growth and industry collaboration. Today, the business counts over 70,000 carriers in its network and thousands of shippers as customers, from small businesses to Fortune 500 companies. Uber is listed on the NYSE and has a market cap of approximately $84.49 billion as of January 12, 2022. Uber has a one-time option to surrender not less than 35,000 square feet nor more than 45,000 square feet on one full floor in the north building or on the southernmost end of the portion of the premises on any floor in the south building as selected by Uber, effective as of December 31, 2025. If Uber exercises such surrender option, it is required to pay the sum of (i) the unamortized portion of leasing costs provided by landlord for each portion of contracted space with such costs amortized with 8% interest per annum over the initial term plus (ii) three months of the recurring rent for contracted space as of the contraction date. In addition, Uber has two, five-year renewal options upon providing 18 months’ notice prior to lease expiration.

The second largest tenant, Walgreens (Moody’s/S&P/Fitch: Baa2/BBB/BBB-; 219,698 square feet; 9.4% of net rentable area; 9.6% of underwritten base rent), utilizes the Old Chicago Post Office Property as the company’s downtown office. The company hosts digital and IT operations employees as well as some Walgreens Boots Alliance global IT personnel in the new space. Walgreens is one of the largest drugstore chains in the US, operating over 9,000 mostly freestanding Walgreens stores in all 50 US states, the District of Columbia, the Virgin Islands, and Puerto Rico. Walgreens has over 225,000 employees including 85,000 healthcare service providers, including pharmacists, pharmacy technicians, nurse practitioners and other health-related professionals. Walgreens is the US subsidiary and leading brand of Walgreens Boots Alliance, a pharmacy retailer with more than 18,750 stores in about a dozen countries. The company was founded in 1901 and is headquartered in Deerfield, IL. Walgreens Boots Alliance, Inc. is listed on the NASDAQ and has a market cap of approximately $47.2 billion as of January 12, 2022. Walgreens has a one-time option to surrender 38,000 to 42,000 square feet on the east portion of the 4th floor or the east portion of the 5th floor of the premises, as selected by Walgreens upon the day immediately preceding the 8th year anniversary of the lease commencement date. The contraction fee will equal the sum of the contraction share of the landlord’s unamortized costs utilizing a 7.5% interest rate per annum plus three months of the recurring rent for the contraction portion. In addition, Walgreens has two renewal options for consecutive periods of either a five-year or 10 years with written notice between 15-24 months’ notice prior to expiration.

The third largest tenant, PepsiCo (NASDAQ: PEP) (Moody’s/S&P/Fitch: A1/A+/NR; 193,420 square feet; 8.3% of net rentable area; 9.7% of underwritten base rent), is a multi-national food and beverage company. The Old Chicago Post Office Property houses the company’s Gatorade, Quaker and Tropicana brands, and its North America Central Division. PepsiCo is one of the largest food and beverage companies globally. It makes, markets, and sells 23 brands across the beverage and snack categories, including Pepsi, Mountain Dew, Gatorade, Doritos, Lays, and Ruffles. The company’s headquarters are in Purchase, New York. PepsiCo is listed on the NASDAQ and has a market cap of approximately $240.7 billion as of January 12, 2022. PepsiCo has the option to reduce the square footage of its

A-3-7

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

premises by 22,367 square feet located in the East Building from the premises on December 31, 2025. The contraction fee payable is the sum of two months recurring rent payable for contraction premises and the unamortized portion of rent with interest of 8% per annum over the term. In addition, PepsiCo has two, five-year renewal options upon providing 14-20 months’ notice prior to lease expiration.

COVID-19 Update. As of January 1, 2021, the Old Chicago Post Office Whole Loan is not subject to any modification or forbearance requests. No tenants are currently subject to rent abatements in connection with COVID-19. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The Old Chicago Post Office Property spans two entire city blocks bound by Van Buren Street, Harrison Street, Canal Street and the Chicago River and is a part of the West Loop submarket within the Chicago-Naperville-Elgin metropolitan statistical area (“MSA”). According to the appraisal, Chicago has been ranked as the top metropolitan area in the nation for corporate relocation and expansion as companies seek to tap the city’s deep talent pool, efficient transportation system and rich amenities base. An extensive urban infrastructure with a highly efficient distribution system linking suppliers and customers further supports Chicago’s position as one of the nation’s most important business centers. It thus attracts some of the largest and most respected companies in the world, including the headquarters for McDonald’s, Boeing and more.

The Old Chicago Post Office is located in the West Loop submarket of Chicago. The West Loop is the metro’s largest office submarket in terms of inventory, containing approximately 60.7 million square feet of space and commanding some of the highest rents in the metro area. The West Loop, bound by Grand Ave to the north, I-290 to the south, the Chicago River to the east and Ashland Ave to the west, is considered to be one of Chicago’s most attractive neighborhoods. The submarket is known for the areas old industrial stock, lower density of real estate square footage in comparison to downtown Chicago neighborhoods, the presence of many highly rated restaurants and its proximity to the downtown Chicago and the University of Illinois at Chicago.

According to the appraisal, as of year-end 2020, all classes of office space in the West Loop submarket had inventory of approximately 60.7 million square feet with a market vacancy of 13.2% and overall asking rents of $42.99 per square foot on a gross basis, while the overall Central Business District (the “CBD”) had a vacancy of 13.3% and asking rents of $24.79 per square foot. In recent years, the submarket has benefitted from the influx of technology, advertising, media and information companies. Many large corporations, including 16 Fortune 500 companies, are headquartered in Chicago. Furthermore, the MSA employment base is comprised of more than 4.4 million employees. Due to Chicago’s talented labor pool, numerous companies have relocated to more than 9.1 million square feet in downtown Chicago since 2008. The majority of migrations relocate to the West Loop out of all Chicago CBD submarkets. Notable companies that have relocated offices to the downtown Chicago office market include McDonald’s, Echo, Allstate, Walgreens, Motorola Solutions, Treehouse Foods, Ferrara Candy, Mondelez International and Kraft Heinz.

The appraisal identified 10 comparable NNN office leases with in-place rents ranging from $25.00 to $37.00 per square foot with a weighted average in-place rent of approximately $34.00 per square foot.

Office Lease Comparables(1)
Property	Class	Year Built / Renovated	Tenant	NRA (SF)	Rent Per SF	Term (Mos.)
Old Chicago Post Office	A	1916 / 2016 - 2021		2,331,477	$32.08(2)	11.1
Citadel Center	A	2003 / NAP		1,504,364
			Donohue Brown	21,489	$25.00	11.0
167 N Green Street	A	2020 / NAP		635,000
			CCC Information Services	140,565	$37.00	15.0
			Foxtrot Market	30,000	$27.00	12.0
BMO Tower Chicago	A	2022 / NAP		1,463,000
			BMO Financial Group	493,000	$35.00	NAV
			Chapman & Cutler LLP	88,020	$36.00	12.0
333 North Green Street	A	2019 / NAP		553,412
			Ernst & Young	39,203	$35.50	12.0
Willis Tower	A	1973 / 2020		3,810,000
			Vi Senior Living	30,405	$33.50	11.0
600 West Chicago	B	1908 / 2001 & 2016		1,617,630
			Barry Callebaut	60,000	$27.00	12.0
24 East Washington Street	A	1909 / 2020		672,590
			Vivid Seats	110,000	$32.00	12.0
210 North Carpenter Street	A	2018 / NAP		205,630
			Google	132,205	$33.27	15.0
Total / Wtd. Avg				1,144,887	$34.00

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 1, 2021. Rent PSF for the Old Chicago Post Office Property is solely based on the office tenants.

A-3-8

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

Market Rent Conclusion(1)
	Office	First Floor Retail	Food Hall	Storage	Management
Market Rent	$30.50	$35.00	$20.00	$22.50	$0.00
Lease Term (months)	120	120	120	120	180
Lease Type (reimbursements)	NNN	NNN	NNN	Gross	Gross
(1)	Source: Appraisal.

Historical Occupancy(1)
2019	2020	2021	Current(2)
N/A	N/A	N/A	91.8%
(1)	Historical occupancies are not available as the property is newly redeveloped. Redevelopment began in 2016 and as of the Cut-off Date construction is substantially complete.
(2)	Current Occupancy is based on the December 1, 2021 rent roll.

Tenant Summary(1)
Tenant	Credit Rating	Net Rentable Area (SF)(3)	% of Total NRA	Base Rent(2)	Base Rent PSF(2)	% of Total Base Rent	Lease Expiration Date
Uber	B2 / B / NR	368,179	15.8%	$11,801,870	$32.05	17.2%	6/30/2030
Walgreens(3)	Baa2 / BBB / BBB-	219,698	9.4	6,573,550	$29.92	9.6	11/30/2032
Pepsico	A1 / A+ / NR	193,420	8.3	6,636,908	$34.31	9.7	12/31/2028
CBOE	A3 / A- / NR	188,667	8.1	6,283,716	$33.31	9.2	8/31/2035
Cisco Systems, Inc.	A1 / AA- / NR	134,270	5.8	4,864,503	$36.23	7.1	7/31/2030
FHLBC	Aaa / AA+ / NR	129,065	5.5	4,282,177	$33.18	6.2	12/31/2035
Ferrara Candy	NR / NR / NR	115,828	5.0	4,151,013	$35.84	6.0	10/31/2031
Vizient(4)	Ba3 / BB / NR	110,769	4.8	3,826,758	$34.55	5.6	4/30/2038
Abelson-Taylor, Inc.(5)	NR / NR / NR	84,887	3.6	2,564,052	$30.21	3.7	2/28/2035
TrueBlue(6)	NR / NR / NR	82,578	3.5	2,793,201	$33.83	4.1	6/30/2036
Total Occupied		1,627,361	69.8%	$53,777,748	$33.05	78.3%
Other Occupied Tenants		431,737	18.5	12,802,178	$29.65	18.6
Amenity(7)		80,948	3.5	2,074,293	$25.63	3.0
Total Occupied Space		2,140,046	91.8%	$68,654,219	$32.08	100.0%
Vacant		191,431	8.2
Total / Wtd. Avg.		2,331,477	100.0%

(1)	Based on the underwritten rent roll dated December 1, 2021. Certain tenants have associated gap and free rent abatements all of which were reserved for on the origination date. See “Description of the Mortgage Pool – Tenant Issues – Other” in the Preliminary Prospectus for additional information.

(2)	Base Rent and Base Rent PSF are exclusive of straight line credit for investment grade tenants taken through the Old Chicago Post Office Whole Loan term.

(3)	Walgreens tenancy is comprised of (i) 208,557 square feet of office space ($29.88 per square foot) and (ii) 11,141 square feet of ground floor retail ($30.75 per square foot). Lease Expiration Date is reflective of Walgreens office lease. The Lease Expiration Date with respect to the Walgreens retail space is March 31, 2034. Please see “Major Office Tenant Termination Options” below.

(4)	Vizient, has executed a lease but has not yet taken occupancy for the entirety of their space. Following buildout of its space, Vizient is expected to take occupancy in May 2023.

(5)	Abelson-Taylor is currently marketing 43,000 square feet (approximately 1.8% of net rentable area) for sublease. The related lease expires in February 2035 with a one-time termination option in February 2032, both beyond the term of the Old Chicago Post Office Whole Loan.

(6)	TrueBlue subleased a portion of its’ space (24,853 square feet, approximately 1.1% of net rentable area) to Peerless Network, Inc. The related lease expires in October 2024 and has a base rental rate of $28.17 per square foot during the initial lease year.

(7)	Amenity spaces at the Old Chicago Post Office Property have been leased to the Property Manager, an affiliate of the Loan Sponsor, which in turn passes through related rents to the underlying tenant’s at the Old Chicago Post Office Property.

A-3-9

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

Major Office Tenant Termination Options
Tenant	NRA(1)	% of NRA	Termination/Contraction Effective Date	Termination
Uber	368,179	15.8%	12/31/2025	One-time option, effective December 31, 2025, to surrender not less than 35,000 square feet nor more than 45,000 square feet, subject to a requirement for a prior notice by no later than September 30, 2024, and a contraction fee equal to the unamortized portion of leasing costs and three months recurring rent.
Walgreens	219,698	9.4%	11/30/2027	One-time option, effective November 30, 2027, to surrender 38,000 to 42,000 square feet, subject to a 12 months’ prior notice and a contraction fee equal to the unamortized portion of leasing costs.

PepsiCo	193,420	8.3%	12/31/2025	One-time option, effective December 31, 2025, to reduce the square footage by 22,367 square feet, subject to at least 12 months’ prior notice and a contraction fee equal to two months’ recurring rent and the unamortized portion of leasing costs.
CBOE	188,667	8.1%	8/31/2032	One-time termination option, effective August 31, 2032, subject to 18 months’ prior notice and a termination fee equal to six times the monthly recurring rent and the unamortized portion of the leasing costs.
Cisco Systems, Inc.	134,270	5.8%	1/31/2028	One-time termination option, effective on the last day of the 90th lease month, subject to a 12 months’ notice requirement and termination fee equal to four times the monthly recurring rent and the unamortized portion of leasing costs.
FHLBC	129,065	5.5%	12/31/2030	One-time termination option, effective on the last day of the 10th lease year, subject to a 15 months’ notice requirement and a termination fee equal to (i) three times the monthly rent, (ii) $11,356,633 and (iii) the unamortized portion of leasing costs.
Ferrara Candy	115,828	5.0%	9/30/2028	One-time termination option, effective on the 9th year anniversary of the lease commencement date, subject to a 12 months’ notice requirement and a termination fee equal to the unamortized portion of the leasing costs and four months of recurring rent.
Vizient	110,769	4.8%	4/30/2035	One-time termination option, effective on the last day of the 12th lease year, subject to a 15 months’ notice requirement and a termination fee equal to the sum of (i) five times the monthly base rent, (ii) five times the monthly installment of additional rent and (iii) the unamortized portion of the leasing costs.
Abelson-Taylor, Inc.	84,887	3.6%	2/29/2032	One-time termination option, effective on the last day of the 12th lease year, subject to a 12 months’ notice requirement and a termination fee equal to unamortized leasing costs and two months of recurring rent.
TrueBlue	82,578	3.5%	3/31/2033	One-time termination option, effective on the last day of the 12th of the last lease year, subject to a 12 months’ notice requirement and a termination fee equal to two times recurring rent and the unamortized portion of the leasing costs.
Total	1,627,361	69.8%
(1)	Based on the underwritten rent roll dated as of December 1, 2021.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)(3)	% of Base Rent Expiring(2)(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	191,431	8.2%	NAP	NAP	191,431	8.2%	NAP	NAP
2022 & MTM	0	0	0.0%	0	0.0%	191,431	8.2%	$0	0.0%
2023	1	2,389	0.1%	130,416	0.2%	193,820	8.3%	$130,416	0.2%
2024	1	1,493	0.1%	81,503	0.1%	195,313	8.4%	$211,918	0.3%
2025	0	0	0.0%	0	0.0%	195,313	8.4%	$211,918	0.3%
2026	0	0	0.0%	0	0.0%	195,313	8.4%	$211,918	0.3%
2027	0	0	0.0%	0	0.0%	195,313	8.4%	$211,918	0.3%
2028	1	193,420	8.3%	6,636,908	9.7%	388,733	16.7%	$6,848,826	10.0%
2029(4)	0	80,948	3.5%	2,074,293	3.0%	469,681	20.1%	$8,923,119	13.0%
2030	2	502,449	21.6%	16,666,373	24.3%	972,130	41.7%	$25,589,492	37.3%
2031	1	115,828	5.0%	4,151,013	6.0%	1,087,958	46.7%	$29,740,504	43.3%
2032 & Thereafter(5)	18	1,243,519	53.3%	38,913,715	56.7%	2,331,477	100.0%	$68,654,219	100.0%
Total		2,331,477	100.0%	$68,654,219	100.0%

(1)	Based on the underwritten rent roll dated December 1, 2021.
(2)	Certain tenants may hold termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent Expiring and % of Base Rent Expiring are exclusive of straight line credit for investment grade tenants taken through the loan term.
(4)	Inclusive of square footage and base rent attributable to amenity spaces leased to an affiliate of the Loan Sponsor.
(5)	2032 & Thereafter includes storage and management office space.

A-3-10

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

Underwritten Net Cash Flow(1)(2)

	Loan Sponsor Budget	Underwritten	Per Square Foot	% of EGI
Base Rent	$68,654,219	$68,654,219	$29.45	59.3%
Vacant Income	6,317,223	6,285,085	$2.70	5.4%
Gross Potential Rent	$74,971,442	$74,939,304	$32.14	64.7%
Total Reimbursements	35,898,718	39,460,931	$16.93	34.1%
Gross Rental Income	$110,870,160	$114,400,235	$49.07	98.8%
(Vacancy/Credit Loss)	(9,342,111)	(9,594,634)	($4.12)	(8.4)%
Straight Line Rent Credit(3)	$0	1,357,955	$0.58	1.2%
Total Other Income(4)	9,638,410	9,638,410	$4.13	8.4%
Effective Gross Income	$111,166,459	$115,801,966	$49.67	100.0%
Total Expenses(5)	38,166,196	39,254,351	$16.84	33.9%
Net Operating Income	$73,000,263	$76,547,615	$32.83	66.1%
TI/LC	0	0	$0.00	0.0%
Replacement Reserves	0	467,228	$0.20	0.4%
Net Cash Flow	$73,000,263	$76,080,387	$32.63	65.7%
(1)	Based on the underwritten rent roll dated December 1, 2021.
(2)	Historical financials are not available as the property is newly redeveloped. Redevelopment began in 2016 and as of the Cut-off Date construction is substantially complete.
(3)	Underwritten Straight Line Rent Credit is inclusive straight line rent for investment grade tenants through the Old Chicago Post Office Whole Loan term.
(4)	Total Other Income is inclusive of event rental/commission income, fitness center income, food hall operations income, parking revenue.
(5)	Underwritten Total Expenses are inclusive of real estate taxes subject to certain adjustments assuming the Borrower has attained Class L real estate tax designation and benefits from the associated real estate tax savings. See “Class L Tax Abatement” below.

Property Management. The Old Chicago Post Office Property is managed by 601 W Chicago OPO Property Manager LLC, an affiliate of the Borrower and sub-managed by Jones Lang LaSalle Americas, Inc., a Maryland corporation.

Escrows and Reserves. At loan origination, the Borrower deposited (i) approximately $302,576 into an insurance reserve, (ii) approximately $2,343,888 into a real estate tax reserve, (iii) approximately $3,911,510 into a remaining hard cost reserve, (iv) approximately $4,265,829 into an HTC put obligation reserve, (v) approximately $50,942,055 into an outstanding TI/LC reserve and (vi) approximately $59,453,368 into a gap and free rent reserve.

Tax Reserve – On each monthly due date, the Borrower is required to deposit an amount equal to 1/12th of the estimated annual real estate taxes and other charges into the tax reserve account.

Insurance Reserve – On each monthly due date, the Borrower is required to deposit into an insurance reserve an amount equal to 1/12th of estimated insurance premiums. Notwithstanding the foregoing, if the Borrower maintains a blanket insurance policy in form and substance reasonably acceptable to the lender, and provided that no event of default exists and remains uncured, the Borrower will not be required to make monthly deposits for insurance premiums into the insurance reserve account.

Replacement Reserve – On each monthly due date, the Borrower is required to deposit approximately $48,572 into a replacement reserve, subject to a cap of $1,165,739.

TI/LC Reserve – On each monthly due date, during the continuance of a Cash Sweep Event (as defined below), the Borrower is required to deposit approximately $194,289.

HTC Put Obligation Reserve – Commencing on January 1, 2025 and continuing each monthly due date thereafter, the Borrower is required to deposit approximately $177,743. The HTC Put Obligation Reserve may be used to purchase the HTC Investor’s ownership interest in the Master Lessee in the event that the HTC Investor exercises its related put option after the recapture period. See “Description of the Mortgage Pool–Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Lockbox / Cash Management. The Old Chicago Post Office Whole Loan is structured with an in place hard lockbox and in place cash management. At loan origination, the Borrower was required to deliver tenant direction letters instructing all tenants to deposit rents into a lender-controlled lockbox account. All funds in the lockbox accounts will be swept twice per week into a cash management account controlled by the lender throughout the term of the Old Chicago Post Office Whole Loan. All funds on deposit in the Cash Management Account will be used first to pay the Master Lessee Monthly Remittance Amount (as defined below) to the master lessee on each payment date. Any amounts remaining in the cash management account after payment of the Master Lessee Monthly Remittance Amount will be run through lender’s cash management waterfall. All funds on deposit in the cash management account will be used first to pay the Master Lessee Monthly Remittance Amount (as defined below) to the Master Lessee (as defined below) on each payment date. During the

A-3-11

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

continuance of a Cash Sweep Event, all excess cash remaining in the cash management account after payment of the Master Lessee Monthly Remittance Amount will be applied in accordance with the Old Chicago Post Office Whole Loan documents and are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Old Chicago Post Office Whole Loan, provided, that, in the event of a Major Tenant Trigger Event (as defined below), the lender will only continue to hold excess cash until such time as the amount in the excess cash reserve equals $100.00 times the aggregate number of rentable square feet demised by the applicable major lease.

A “Cash Sweep Event” means (a) an event of default under the Old Chicago Post Office Whole Loan or the Old Chicago Post Office Mezzanine Loan (b) the bankruptcy or insolvency of the Borrower, master lessee, manager or sub-manager, (c) if the debt service coverage ratio based on the trailing three month period immediately preceding the date of determination is less than (x) 1.65x for the total debt including the Old Chicago Post Office Whole Loan and the Old Chicago Post Office Mezzanine Loan (the “Old Chicago Post Office Total Debt”) or (y) 2.28x for the Old Chicago Post Office Whole Loan (a “DSCR Trigger Event”), or (d) a Major Tenant Trigger Event.

A Cash Sweep Event may be cured upon occurrence of the following: (i) with respect to the clause (c) above, the achievement of a debt service coverage ratio of (A) 1.70x or greater with respect to the Old Chicago Post Office Total Debt and (B) 2.35x or greater with respect to the Old Chicago Post Office Whole Loan, in each case, for two consecutive quarters based upon the trailing three-month period immediately preceding the date of determination, (ii) with respect to the clause (a) above, the acceptance by the lender under the Old Chicago Post Office Whole Loan or the Old Chicago Post Office Mezzanine Loan, as applicable, of a cure of such event of default, (iii) with respect to the clause (b) above solely with respect to the manager, if the Borrower replaces the manager with a “Qualified Manager” (as fully described in the Old Chicago Post Office Whole Loan documents) under a replacement management agreement acceptable to the lender in accordance with the Old Chicago Post Office Whole Loan documents within 60 days after such bankruptcy action, or (iv) with respect to the clause (d) above, (A) if the Borrower leases all or substantially all of the space previously leased to the Major Tenant (as defined below) to one or more replacement tenants reasonably acceptable to the lender pursuant to one or more leases reasonably acceptable to the lender, (B) if the Major Tenant that is the subject of a Major Tenant Operations Trigger Event (as defined below) (x) has delivered notice of its intent to vacate or terminate its lease and subsequently rescinds such notice in writing or (y) was dark and subsequently resumes operations and, in each case, such Major Tenant is paying full unabated rent (other than full or partial abatements set forth in such Major Tenant’s lease provided such abated rent has been reserved with the lender), (C) if the Major Tenant that was the subject of a Major Tenant Renewal Trigger Event extends its lease or (D) if the Major Tenant that was the subject of a bankruptcy action assumes its lease in such bankruptcy action; provided, (i) no event of default has occurred and is continuing under the Old Chicago Post Office Whole Loan documents or the Old Chicago Post Office Mezzanine Loan documents, (ii) a Cash Sweep Event may be cured no more than a total of four times in the aggregate during the term of the Old Chicago Post Office Whole Loan, and (iii) the Borrower has paid all of the lender’s reasonable expenses incurred in connection with such cure of a Cash Sweep Event, including reasonable attorneys’ fees and expenses.

A “Major Tenant” means Uber.

A “Major Tenant Trigger Event” means (a) any bankruptcy action of the Major Tenant, (b) the failure of the Major Tenant to renew its lease prior to the date that is 12 months prior to the expiration date of its lease (a “Major Tenant Renewal Trigger Event”), or (c) the Major Tenant, among other things, “going dark”, vacating, or otherwise abandoning its premises or terminating its lease in accordance with the Old Chicago Post Office Whole Loan documents (a “Major Tenant Operations Trigger Event”).

The “Master Lessee Monthly Remittance Amount” means any revenues from the Old Post Office portion of the Old Chicago Post Office Property that exceed the sum of (i) base rent (currently $3,541,666.66 per month), (ii) 1/12th of the estimated annual percentage rent (if cash receipts are in excess of annual base rent in any collection period, then percentage rent will equal 20% of cash receipts, provided that such amount will not exceed 90% of the excess of cash receipts over project expenses), subject to an annual reconciliation if the monthly projected percentage rent that is paid to Borrower in aggregate over a calendar year ends up being different than the annual percentage rent required under the master lease), (iii) any accrued and unpaid rent that is due and payable to Borrower under the master lease, (iv) certain project expenses (including, without limitation, operating expenses and the costs of any necessary repairs and replacements of the Old Chicago Post Office Property in accordance with an approved capital budget) and (v) 1/12th of the projected annual distribution to the managing member of master lessee, which is an affiliate of Borrower, under the operating agreement of master lessee.

Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the Old Chicago Post Office Whole Loan, the direct and certain indirect equity owners of the Borrower pledged their respective direct or indirect ownership interests to secure a mezzanine loan in the original principal amount of $125,000,000 (the “Old Chicago Post Office Mezzanine Loan”). The Old Chicago Post Office Mezzanine Loan is coterminous with the Old Chicago Post Office Whole Loan. Interest is payable on the Old Chicago Post Office Mezzanine Loan at a fixed per annum rate equal to 8.50000%. The rights of the mezzanine lender under the Old Chicago Post Office Mezzanine Loan is further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

A-3-12

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The Borrower may obtain release of a certain parcel as described in the Old Chicago Post Office Whole Loan documents (the “Release Parcel”) from the lien of the mortgage upon the satisfaction of the conditions set forth in the Old Chicago Post Office Whole Loan documents, including, without limitation, the following: (i) the amount of the outstanding principal balance of the Old Chicago Post Office Whole Loan to be defeased must equal or exceed $30,492,644, (ii) no event of default is continuing, (iii) after giving effect to the release of the Release Parcel (including the portion of the Old Chicago Post Office Whole Loan defeased), (A) the debt service coverage ratio for the Old Chicago Post Office Property then remaining subject to the lien of the mortgage based on the trailing 12-month period immediately preceding the release of the Release Parcel must be equal to or greater than the greater of (x) 1.90x and (y) the debt service coverage ratio immediately preceding the release of the Release Parcel based on the trailing 12-month period immediately preceding the release of the Release Parcel for the Old Chicago Post Office Total Debt and (B) the debt service coverage ratio (mortgage only) for the Old Chicago Post Office Property then remaining subject to the lien of the mortgage based on the trailing 12-month period immediately preceding the release of the Release Parcel must be equal to or greater than the greater of (x) 2.61x and (y) the debt service coverage ratio (mortgage only) immediately preceding the release of the Release Parcel based on the trailing 12-month period immediately preceding the release of the Release Parcel for the Old Chicago Post Office Whole Loan, (iv) the Borrower must transfer title of the Release Parcel to a person other than the Borrower or any of its affiliates, (v) the borrower of the Old Chicago Post Office Mezzanine Loan must prepay the Old Chicago Post Office Mezzanine Loan in an amount which equals or exceeds $4,592,266, together with the payment of the applicable yield maintenance premium, and (vi) upon release of the Release Parcel, the customary REMIC rules are satisfied.

Class L Tax Abatement. The Borrower has applied for a reduction in the assessed value of a portion of the Old Chicago Post Office Property, including the underlying land, under the Cook County Class L real estate tax incentive program (the “Class L Reduction”), which encourages the preservation and rehabilitation of landmark commercial, industrial and income-producing not-for-profit buildings. If the Class L Reduction is approved, the value of the applicable portion of the Old Chicago Post Office Property will be assessed for real estate taxes at reduced assessment levels for a 12-year period: 10% of full market value for the first 10 years, 15% in year 11, 20% in year 12 and back to the regular assessment level in year 13, which is currently 25% of full market value. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

Historic Tax Credits. In connection with the Borrower’s rehabilitation and conversion of the Old Chicago Post Office Property from a former United States Postal Service building to an office property, the Old Chicago Post Office Property benefits from federal historic tax credits (the “HTCs”), in the amount equal to 20% of the qualified rehabilitation expenditures (“QREs”) incurred in connection with such rehabilitation. The Borrower has elected to pass the HTCs through to the Master Lessee (as defined below). The Loan Sponsor has sold a 99% interest in the Master Lessee to Carlisle Sandpiper Historic Fund II Limited Partnership, (a majority of which is owned by an entity affiliated with JPMCB) (the “HTC Investor“), resulting in the HTC Investor being entitled to 99% of the HTCs due to its equity interest in the Master Lessee. An affiliate of the borrower (the “Managing Member of the Master Lessee”) retains a 1% controlling interest in the master lessee, which interest the Managing Member of the Master Lessee has pledged as collateral for the Old Chicago Post Office Whole Loan. The HTCs are subject to recapture in the event the building on which HTCs were claimed ceases to be a “business use property” or upon a “disposition” of the building (which includes, among other things, a sale or transfer of the improvements attributable to QREs (the “Rehabilitation Improvements”)) prior to the first business day following the fifth anniversary of the date on which the related Rehabilitation Improvements are “Placed in Service” (the “HTC Recapture Period Expiration Date”). In addition, (x) pursuant to the Master Lessee’s operating agreement, the HTC Investor is entitled to certain distributions subject to available cash flow and (y) pursuant to a certain purchase agreement (the “Purchase Agreement”) between the Managing Member of the Master Lessee and the HTC Investor, the HTC Investor has a put-option to cause the Managing Member of the Master Lessee to purchase all of the HTC Investor’s interests in the Master Lessee upon the occurrence of the HTC Recapture Period Expiration Date and the payment to HTC Investor of aggregate distributions equal to or greater than 10% of the Master Lessee’s capital contributions (or, in the event that the lender or mezzanine lender has foreclosed on the Old Chicago Post Office Property or accepted a deed in lieu thereof, HTC Investor may exercise it’s put option upon the occurrence of any recapture of the HTCs). See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

Master Lease. In connection with the Old Chicago Post Office Property benefitting from the HTC program, the borrower leased the Old Chicago Post Office Property to 601W Companies Chicago MT LLC (“Master Lessee”), pursuant to a master lease, under which the Master Lessee operates the Old Chicago Post Office Property and pays an annual rent to the Borrower, payable out of the net cash flow of the Old Chicago Post Office Property. The Master Lessee has agreed to deposit all income generated by the property into a lockbox account for the benefit of the lender. Pursuant to the related subordination, non-disturbance and attornment agreement among the lender, the Borrower, and the Master Lessee, the master lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the master lease following a foreclosure until the HTC Recapture Period Expiration Date for the last QRE that is included in any federal income tax return of the Master Lessee or the HTC Investor. The lender has agreed that, notwithstanding whether any Cash Sweep Event or event of default is continuing, each month it will disburse to Master Lessee any revenues from the Old Post Office portion of the Old Chicago Post Office Property that exceed the sum of (i) base rent (currently $3,541,666.66 per month), (ii) 1/12th of the estimated annual percentage rent (if cash receipts are in excess of annual base rent in any collection period, then percentage rent will equal 20% of cash receipts, provided that such amount will not exceed 90% of the excess of cash receipts over project expenses), subject to an annual

A-3-13

Annex A-3	Benchmark 2022-B32

Old Chicago Post Office

reconciliation if the monthly projected percentage rent that is paid to Borrower in aggregate over a calendar year ends up being different than the annual percentage rent required under the Master Lease), (iii) any accrued and unpaid rent that is due and payable to the Borrower under the master lease (iv) certain project expenses (including, without limitation, operating expenses and the costs of any necessary repairs and replacements of the Old Chicago Post Office Property in accordance with an approved capital budget) and (v) 1/12th of the projected annual distribution to the Managing Member of Master Lessee, which is an affiliate of the Borrower, under the operating agreement (the “Master Lessee Operating Agreement”) of the Master Lessee (the “Master Lessee Monthly Remittance Amount”). See “Description of the Mortgage Pool – Tenant Issues – Affiliated Leases” in the Preliminary Prospectus for additional information.

A-3-14

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-15

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

A-3-16

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

A-3-17

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$125,000,000	Title(3):	Fee / Leasehold
Cut-off Date Principal Balance(1):	$125,000,000	Property Type – Subtype(4):	Various / Various
% of Pool by IPB:	7.0%	Net Rentable Area (SF):	2,694,627
Loan Purpose:	Refinance	Location:	Detroit, Michigan
Borrower(2):	Various	Year Built / Renovated(4):	Various / Various
Guarantor:	Rock Backer LLC	Occupancy(5):	88.7%
Interest Rate:	3.77800%	Occupancy Date:	Various
Note Date:	12/28/2021	Number of Tenants:	113
Maturity Date:	1/1/2029	Fourth Most Recent NOI:	$42,141,735 (December 31, 2018)
Interest-only Period:	84 months	Third Most Recent NOI:	$47,208,742 (December 31, 2019)
Original Term:	84 months	Second Most Recent NOI:	$54,095,059 (December 31, 2020)
Original Amortization:	None	Most Recent NOI:	$55,595,704 (TTM September 30, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy:	87.7%
Call Protection:	L(25),YM1(55),O(4)	UW Revenues:	$97,560,449
Lockbox / Cash Management:	Hard (Commercial);	UW Expenses:	$39,136,450
	Springing (Residential) / Springing	UW NOI:	$58,423,999
Additional Debt(1):	Yes	UW NCF:	$54,409,505
Additional Debt Balance(1):	$305,000,000	Appraised Value / Per SF:	$724,300,000 / $269
Additional Debt Type(1):	Pari Passu	Appraisal Date:	Various

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$160
Taxes:	$1,696,002	$424,000	N/A	Maturity Date Loan / SF:	$160
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.4%
Replacement Reserves:	$62,336	$62,336	$1,469,568	Maturity Date LTV:	59.4%
TI/LC:	$280,690	$280,690	$5,000,000	UW NCF DSCR:	3.30x
Other:	$9,362,153	$0	N/A	UW NOI Debt Yield:	13.6%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Loan Amount	$430,000,000		100.0%	Payoff Existing Debt	$331,057,990	77.0%
				Principal Equity Distribution	83,185,780	19.3%
				Reserves	11,401,181	2.7%
				Closing Costs	4,355,049	1.0%
Total Sources	$430,000,000		100.0%	Total Uses	$430,000,000	100.0%

(1)	The Bedrock Portfolio Loan (as defined below) is part of a whole loan evidenced by 10 pari passu notes with an aggregate outstanding principal balance of $430.0 million. The financial information in the chart above reflects the Cut-off Date Balance of the Bedrock Portfolio Whole Loan (as defined below).
(2)	The borrowers of the Bedrock Portfolio Mortgage Loan are Michigan Parking Co LLC, 419 Fort Street LLC, 1001 Brush Street LLC, 1001 Webward LLC, One Webward Avenue LLC, 719 Griswold Associates LLC, 660 Woodward Associates LLC, 1234 Library LLC, 600 Webward Avenue LLC, 611 Webward Avenue LLC, 1505 Webward LLC, 1520 Webward Avenue LLC, Corktown Lofts LLC and WWA Parking LLC.
(3)	The One Woodward Mortgaged Property is subject to a ground lease expiring in April 2040.
(4)	The Bedrock Portfolio Whole Loan is secured by the fee or leasehold interests in seven office buildings, five parking garages and two mixed-use properties that were built between 1913 and 2013. Each Mortgaged Property within the portfolio was renovated between 2010 and 2019. See “Portfolio Summary” table herein.
(5)	Occupancy represents occupancy for office and retail space in the Bedrock Portfolio.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-18

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

The Loan. The Bedrock Portfolio mortgage loan is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $430.0 million (the “Bedrock Portfolio Whole Loan”) evidenced by 10 pari passu notes, secured by the borrower’s fee or leasehold interests in a portfolio of office, mixed use and parking garage properties located in the Detroit, Michigan central business district (the “Bedrock Portfolio” or the “Bedrock Portfolio Properties”). The controlling note A-1-1, with an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000 (the “Bedrock Portfolio Loan”), will be included in the Benchmark 2022-B32 trust. The remaining notes are expected to be contributed to one or more future securitization trusts or may otherwise be transferred at any time. The Bedrock Portfolio Whole Loan was co-originated by JPMorgan Chase Bank, National Association and Starwood Mortgage Capital LLC (“SMC”). The proceeds of the Bedrock Portfolio Whole Loan were primarily used to refinance the Bedrock Portfolio, return equity to the loan sponsor and pay closing costs. The relationship between the holders of the Bedrock Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$125,000,000	$125,000,000	Benchmark 2022-B32	Yes
A-1-2	$50,000,000	$50,000,000	JPMCB(1)	No
A-1-3	$50,000,000	$50,000,000	JPMCB(1)	No
A-1-4	$50,000,000	$50,000,000	JPMCB(1)	No
A-1-5	$30,000,000	$30,000,000	JPMCB(1)	No
A-1-6	$39,000,000	$39,000,000	JPMCB(1)	No
A-2-1	$40,000,000	$40,000,000	SMC(1)	No
A-2-2	$26,000,000	$26,000,000	SMC(1)	No
A-2-3	$10,000,000	$10,000,000	SMC(1)	No
A-2-4	$10,000,000	$10,000,000	SMC(1)	No
Whole Loan	$430,000,000	$430,000,000
(1)	Expected to be contributed to one or more future securitization trusts or otherwise transferred at any time.

The Borrowers. The borrowers are Michigan Parking Co LLC, 419 Fort Street LLC, 1001 Brush Street LLC, 1001 Webward LLC, One Webward Avenue LLC, 719 Griswold Associates LLC, 660 Woodward Associates LLC, 1234 Library LLC, 600 Webward Avenue LLC, 611 Webward Avenue LLC, 1505 Webward LLC, 1520 Webward Avenue LLC, Corktown Lofts LLC and WWA Parking LLC, each a Delaware limited liability company structured to be single purpose bankruptcy-remote entities having at least two independent directors in their organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bedrock Portfolio Whole Loan.

The Loan Sponsor. The loan sponsor is Bedrock Detroit, which is owned and controlled by Dan Gilbert and affiliated entities, and the non-recourse carveout guarantor is Rock Backer LLC. Founded in 2011, Bedrock Detroit is a full service commercial real estate firm based in downtown Detroit, specializing in the strategic development of urban cores. With a portfolio of more than 100 properties totaling over 18 million square feet, Bedrock Detroit is one of the largest real estate partners in downtown Detroit. Since its founding, Bedrock Detroit and its affiliates have invested and committed more than $5.6 billion to acquiring and developing more than 100 properties, including new construction of ground up developments in downtown Detroit and Cleveland totaling more than 20 million square feet. Bedrock Detroit’s real estate personnel provide a full range of services with in-house teams for each area of expertise, including leasing, acquisition, finance, construction, architecture, historic rehab and property management. Bedrock Detroit’s tenants include leading technology companies and startups, world-renowned restaurants and national retailers, as well as Detroit locals. Bedrock Detroit also leases mixed-income residential properties to individuals, and acquires and renovates properties for new development. Bedrock Detroit and Dan Gilbert’s family of companies have been critical in the urban revival of Detroit and have demonstrated a strong commitment to the continued growth and stability of the market.

The loan sponsor acquired the Bedrock Portfolio for an aggregate purchase price of approximately $191.2 million and has since invested approximately $464.9 million across the Bedrock Portfolio, resulting in a total cost basis of approximately $656.1 million.

The Properties. The Bedrock Portfolio consists of seven office buildings with ground floor retail (2,529,041 square feet; 80.7% of underwritten net cash flow), five parking garages (5,036 stalls; 16.1% of underwritten net cash flow) and two mixed-use multifamily buildings (53 units; 3.1% of underwritten net cash flow). The Bedrock Portfolio Properties are located in Downtown Detroit and are accessible via the I-75, I-94 and I-96 expressways in addition to other major roadways. The Bedrock Portfolio benefits from diversity across a cross collateralized portfolio encompassing several commercial and residential uses, in addition to a tenant mix representing a wide array of industries. A number of trophy office assets are included in the Bedrock Portfolio, which includes historic rehabilitations of landmark buildings, as well as state of the art ground up construction. The Bedrock Portfolio represents a critical mass of CBD Class A office inventory, comprising a substantial share of the overall submarket.

As of November 10, 2021, the Bedrock Portfolio office properties were 88.7% leased to a diverse array of institutional quality tenancy, including several sponsor-affiliated publicly traded entities. Dan Gilbert-affiliated and/or controlled entities including Quicken Loans, Amrock, Inc. and Bedrock Management Services LLC account for approximately 58.0% of underwritten base rent.

A-3-19

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

Collectively, the five parking garages drive approximately 16.1% of underwritten net cash flow. The parking garage component features a combination of long-term parking leases (37.8% of total parking garage revenue), month-to-month leases (22.6% of total parking garage revenue), transient parking (9.4% of total parking garage revenue), as well as contractual parking leases associated with on-site parking at the office properties (30.2%). The parking garages in the Bedrock Portfolio benefit from high demand for parking in the Detroit central business district, with an average monthly utilization (occupancy) of 124.5% on leased and month-to-month parking spaces (not including transient parking) as of the third quarter of 2021. Utilization has averaged 122.8% since Q1 2019. Due to the lack of publicly available transportation historically driven in part by resistance from the motor vehicle industry, Detroit has functioned primarily on personal car transportation which continues to benefit the garages in the Bedrock Portfolio.

Portfolio Summary
Property Name	Property Type / Subtype	Year Built / Renovated	SF / Stalls / Units	Allocated Whole Loan Cut-off Date Balance	% of Allocated Whole Loan Cut-off Date Balance	Appraised Value	% of Appraised Value	UW NCF	% of UW NCF
First National Building	Office / CBD	1921 / 2010	800,119 / 427 / -	99,140,800	23.1%	$162,000,000	22.4%	$14,276,324	26.2%
The Qube	Office / CBD	1958 / 2011	522,702 / - / -	63,038,000	14.7%	103,000,000	14.2%	$8,693,152	16.0%
Chrysler House	Office / CBD	1919 / 2013	343,488 / 924 / -	49,278,000	11.5%	83,000,000	11.5%	$6,142,746	11.3%
1001 Woodward	Office / CBD	1965 / 2013	319,039 / 731 / -	48,959,800	11.4%	80,000,000	11.0%	$6,887,443	12.7%
One Woodward	Office / CBD	1962 / 2013	370,257 / 90 / -	35,492,200	8.3%	58,000,000	8.0%	$5,096,070	9.4%
The Z Garage	Other / Parking Garage	2013 / 2015-2016	40,227 / 1,351 / -	29,007,800	6.7%	53,000,000	7.3%	$2,078,882	3.8%
Two Detroit Garage	Other / Parking Garage	2002 / 2015-2016	- / 1,106 / -	21,955,800	5.1%	37,000,000	5.1%	$2,928,886	5.4%
1505 & 1515 Woodward	Office / CBD	1925 / 2018	141,741 / - / -	20,777,600	4.8%	35,000,000	4.8%	$2,454,589	4.5%
1001 Brush Street	Other / Parking Garage	1993 / 2015-2016	38,519 / 1,309 / -	17,535,400	4.1%	32,000,000	4.4%	$1,683,875	3.1%
The Assembly	Mixed Use / Multifamily/Office/Retail	1913 / 2019	81,147 / 50 / 32	13,717,000	3.2%	23,100,000	3.2%	$1,334,926	2.5%
419 Fort Street Garage	Other / Parking Garage	2005 / 2015-2016	- / 637 / -	12,470,000	2.9%	21,000,000	2.9%	$1,584,990	2.9%
Vinton	Mixed Use / Multifamily/Retail	1917 / 2018	5,693 / - / 21	7,525,000	1.8%	17,500,000	2.4%	$377,823	0.7%
1401 First Street	Other / Parking Garage	1976 / 2017	- / 633 / -	7,421,800	1.7%	13,500,000	1.9%	$502,080	0.9%
Lane Bryant Building	Office / CBD	1917 / 2018	31,695 / - / -	3,680,800	0.9%	6,200,000	0.9%	$367,719	0.7%
Total			2,694,627 / 7,258 / 53	$430,000,000	100.0%	$724,300,000	100.0%	$54,409,505	100.0%

Historical Parking Utilization(1)
Parking Garages	Stalls	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Average
1001 Brush Street	1,309	119.3%	118.6%	120.8%	119.0%	131.5%	127.1%	129.3%	122.7%	116.7%	91.5%	129.3%	120.5%
1401 First Street	633	147.9%	131.3%	130.3%	133.3%	107.7%	92.1%	80.9%	79.8%	76.8%	78.5%	80.9%	103.6%
419 Fort Street Garage	637	106.4%	109.6%	122.8%	120.1%	152.9%	163.7%	167.7%	153.4%	146.2%	142.1%	167.7%	141.1%
The Z Garage	1,351	119.3%	119.0%	120.0%	117.6%	125.7%	119.0%	112.2%	107.8%	101.1%	115.2%	112.2%	115.4%
Two Detroit Garage	1,106	119.0%	119.9%	120.8%	120.2%	122.9%	127.3%	134.2%	146.8%	162.6%	177.3%	134.2%	135.0%
Total / Wtd. Avg.	5,036	121.2%	119.4%	122.0%	120.8%	127.8%	125.2%	124.5%	122.5%	121.3%	121.4%	124.5%	122.8%
(1)	Historical parking utilization above 100% is attributable to transient parking allowing for a single space to be occupied by multiple users in a given day.

Major Tenants.

The largest tenant, Quicken Loans Inc. (“Quicken Loans”) (905,935 square feet; 33.6% of net rentable area; 39.5% of underwritten base rent), was founded in 1985 and markets conventional, government insured and sub-prime debt consolidation and home financing loans, secured primarily by first or second mortgages on one-to four-family, owner-occupied residences. Quicken Loans originates loans through 18 stores and branches, one call center and an Internet site. During the third quarter of 2021, Quicken Loans originated approximately $88 billion of mortgage loans and generated net income of approximately $1.4 billion. Quicken Loans rebranded in July 2021 and is now known as Rocket Mortgage. Quicken Loans leases space in five buildings with staggered lease expiration dates, including (i) 183,664 square feet expiring in August 2023 for which it has two, five-year renewal options, (ii) 122,475 square feet expiring in April 2024 for which it has three, three-year renewal options, (iii) 15,602 square feet expiring in October 2025 for which it has no renewal options, (iv) 407,050 square feet expiring in July 2028 for which it has two, five-year renewal options, (v) 21,124 square feet expiring in January 2030 for which it has two, five-year renewal options and (vi) 156,020 square feet expiring in March 2032 for which it has, two, five-year renewal options. Quicken Loans has no remaining termination options. Dan Gilbert, the founder of the Loan Sponsor, has voting control in the parent company of Rocket Mortgage as a preferred shareholder.

The second largest tenant, Amrock, Inc (“Amrock”) (424,486 square feet; 15.8% of net rentable area; 16.7% of underwritten base rent), was founded in 1997 and provides title insurance, property valuations, and settlement services in the United States. Amrock offers residential solutions for a range of settlement services and products, including defined process work flows and data integrations; commercial title insurance coverages; valuation products and services through a network of residential real estate appraisers; title and settlement services in the state of Connecticut; escrow and closing services in the state of Washington; and ATLAS, a technology platform that supports title and settlement service platform, as well as allows a client to manage preferences, prioritize orders, and work flows. Amrock serves Fortune 100 companies and residential mortgage lenders, as well as residential lending institutions and smaller community-based lenders. Amrock has two, five-year renewal options and no termination options. Amrock is affiliated with Dan Gilbert and the Loan Sponsor.

A-3-20

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

Quicken Loans and Amrock are subsidiaries of Rocket Mortgage Companies (NYSE:RKT), founded and controlled by Dan Gilbert, which announced its IPO in the summer of 2020. Rocket Mortgage Companies engages in the tech-driven real estate, mortgage and eCommerce businesses in the United States and Canada. As of January 12, 2022, Rocket Mortgage Companies had a market cap of approximately $28.1 billion and approximately 24,000 employees.

The third largest tenant, Honigman Miller Schwartz and Cohn LLP (“Honigman”) (150,786 square feet; 5.6% of net rentable area; 6.7% of underwritten base rent), was founded in 1948 and is a law firm that employs over 325 attorneys and 350 staff and operates a local, national, and international practice from its Michigan offices in Detroit, Bloomfield Hills, Lansing, Ann Arbor, Kalamazoo, and Grand Rapids, its Illinois office in Chicago and its office in Washington, DC. Honigman’s attorneys practice in more than 60 different areas of business law. Honigman has two, five-year renewal options and no termination options.

The Market. The Bedrock Portfolio is located in downtown Detroit, Michigan, which, according to the appraisal, remains the economic and entertainment focal point of southeast Michigan and serves as a major international crossing with Canada. The Bedrock Portfolio benefits from Detroit’s hub layout that results in many roadways emanating from the central business district into the surrounding communities. Detroit is serviced by the Detroit-Metropolitan Wayne County Airport situated approximately fifteen miles southwest in the City of Romulus. This international airport serves as the mid-western hub of operation for Delta Airlines, as well as servicing other commercial airlines. Passenger rail service to other cities is provided by Amtrak with the central station located in the New Center area immediately north of the central business district.

According to the appraisal, the primary demand generator in Downtown Detroit has been the growing employment base. A number of large employers have anchored the central business district including Quicken Loans, TitleSource, Blue Cross/Blue Shield, MSX International, Rossetti and Campbell Ewald. Downtown Detroit offers a number of entertainment districts including Foxtown, the sports venues (Ford Field, home to the NFL’s Detroit Lions, Comerica Park, home to MLB’s Detroit Tigers, and Little Caesars Arena, home to the NBA’s Detroit Pistons and the NHL’s Detroit Red Wings) and three casinos. There are a growing number of restaurants and bars throughout the Downtown area. This district is emerging with new developments and renovation projects that are projected to transform the district.

According to the appraisal, there have been several recent developments in Downtown Detroit that are expected to have a positive long-term impact on the Downtown market, including Ford’s acquisition of Michigan Central Station in Corktown. Ford is in the process of developing a multi-billion dollar investment in autonomous-vehicle development in Corktown. Additionally, TCF Bank, formerly Chemical Bank, is constructing a new 20-story building downtown that is projected to add an additional 500 workers.

The appraiser identified four comparable office leases with rents ranging from $24.50 to $29.75 per square foot. Based on the identified lease comparables, the appraiser concluded market rents ranging between $26.50 and $29.50 per square foot for the seven office properties in the Bedrock Portfolio, generally in-line with underwritten base rents across the office component of the Bedrock Portfolio.

Office Lease Comparables(1)
Property	Address	Year Built	Building Size (SF)	Tenant Name	Size (SF)	Lease Start Date	Lease Term	Rent PSF
Bedrock Portfolio Office Tenants		Various	2,694,627					$25.26
One Detroit Center	500 Woodward Ave.	1992	979,477	DT Midstream	22,727	Nov-21	126	$29.75
Renaissance Center	400 E. Jefferson Ave.	1980	7,123,170	Consulate of Italy	4,133	Mar-21	110	$26.00
Fisher Building	3011 W. Grand Blvd.	1928	634,819	Strategic Staffing	57,000	Jan-21	120	$24.50
Hemmeter Building	230 E. Grand River Ave.	1913	56,203	UHY	7,156	Sep-20	60	$25.00
Total / Wtd. Avg.		1945	2,198,417		22,754	Mar-21	116	$25.92
(1)	Bedrock Portfolio Office Tenants Rent PSF is based on the underwritten rent roll dated as of November 10, 2021.

COVID-19 Update. As of February 1, 2022, the Bedrock Portfolio Properties are open and operating. No tenants are currently subject to rent abatements in connection with COVID-19. As of February 1, 2022, the Bedrock Portfolio Whole Loan is not subject to any modification or forbearance requests. The first payment date is scheduled for February 1, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Office and Retail Historical and Current Occupancy(1)

2016	2017	2018	2019	2020	Current(2)
82.5%	81.5%	85.0%	88.9%	92.4%	88.7%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is based on the underwritten rent roll as of November 10, 2021.

A-3-21

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

Office and Retail Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date	Renewal Options
Quicken Loans Inc.(3)	Office	NR/NR/NR	905,935	33.6%	$26.04	39.5%	Various	Various
Amrock, Inc	Office	NR/NR/NR	424,486	15.8%	$23.50	16.7%	1/31/2032	2, 5-Year
Honigman Miller Schwartz and Cohn LLP	Office	NR/NR/NR	150,786	5.6%	$26.50	6.7%	11/30/2025	2, 5-Year
LinkedIn Corporation	Office	Aaa/AAA/AAA	74,497	2.8%	$31.53	3.9%	7/31/2026	1, 5-Year
Coyote Logistics	Office	A2/A-/NR	58,192	2.2%	$29.25	2.9%	10/31/2030	1, 5-Year
Kitch Drutchas Wagner Valitutti & Sherbrook, P.C.	Office	NR/NR/NR	56,265	2.1%	$27.17	2.6%	5/31/2028	1, 5-Year
Board of Trustees of Michigan State University	Office	NR/NR/NR	46,598	1.7%	$28.84	2.3%	9/30/2031	2, 1-Year
Bedrock Management Services LLC	Office	NR/NR/NR	39,087	1.5%	$26.81	1.8%	1/31/2032	1, 5-Year
JPMorgan Chase, National Association	Office	A2/A-/AA-	32,126	1.2%	$29.13	1.6%	5/31/2027	1, 5-Year
Fifth Third Bank	Office	Baa1/BBB+/A-	31,204	1.2%	$24.80	1.3%	10/31/2025	1, 5-Year
Ten Largest Tenants			1,819,176	67.5%	$25.97	79.2%
Remaining Occupied Office Tenants			461,647	17.1%	$22.47	17.4%
Remaining Occupied Retail Tenants			110,225	4.1%	$18.48	3.4%
Total Occupied			2,391,048	88.7%	$24.95	100.0%
Vacant			303,579	11.3%
Total / Wtd. Avg.			2,694,627	100.0%

(1)	Based on the underwritten rent roll dated as of November 10, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Quicken Loans Inc. has various Lease Expiration Dates, including (i) 183,664 square feet expiring in August 2023 for which it has two, five-year renewal options, (ii) 122,475 square feet expiring in April 2024 for which it has three, three-year renewal options, (iii) 15,602 square feet expiring in October 2025 for which it has no renewal options, (iv) 407,050 square feet expiring in July 2028 for which it has two, five-year renewal options, (v) 21,124 square feet expiring in January 2030 for which it has two, five-year renewal options and (vi) 156,020 square feet expiring in March 2032 for which it has, two, five-year renewal options. Quicken Loans Inc. has no remaining termination options.

Office and Retail Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	303,579	11.3%	NAP	NAP	303,579	11.3%	NAP	NAP
2022 & MTM	44	146,690	5.4%	$3,246,316	5.4%	450,269	16.7%	$3,246,316	5.4%
2023	16	304,272	11.3%	7,252,186	12.2%	754,541	28.0%	$10,498,502	17.6%
2024	18	200,069	7.4%	5,784,259	9.7%	954,610	35.4%	$16,282,761	27.3%
2025	15	258,173	9.6%	6,687,343	11.2%	1,212,783	45.0%	$22,970,104	38.5%
2026	11	142,573	5.3%	4,271,955	7.2%	1,355,356	50.3%	$27,242,059	45.7%
2027	7	76,383	2.8%	1,493,570	2.5%	1,431,739	53.1%	$28,735,629	48.2%
2028	3	463,315	17.2%	12,537,526	21.0%	1,895,054	70.3%	$41,273,155	69.2%
2029	1	3,536	0.1%	97,240	0.2%	1,898,590	70.5%	$41,370,395	69.3%
2030	2	79,316	2.9%	2,329,710	3.9%	1,977,906	73.4%	$43,700,105	73.3%
2031	1	46,598	1.7%	1,343,886	2.3%	2,024,504	75.1%	$45,043,991	75.5%
2032 & Thereafter	4	670,123	24.9%	14,612,316	24.5%	2,694,627	100.0%	$59,656,307	100.0%
Total	122	2,694,627	100.0%	$59,656,307	100.0%
(1)	Based on the underwritten rent roll dated November 10, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stared expiration date of the tenant lease) that are not considered in the above Office and Retail Lease Rollover Schedule.

A-3-22

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

Operating History and Underwritten Net Cash Flow(1)
	2018	2019	2020	TTM September 2021	Underwritten(1)	Per Square Foot	%
Rents In Place(2)	$49,546,085	$52,751,303	$57,994,616	$60,138,958	$59,656,311	$22.14	70.4%
Vacant Income	0	0	0	0	7,501,625	2.78	8.9%
Gross Potential Rent	$49,546,085	$52,751,303	$57,994,616	$60,138,958	$67,157,936	$24.92	79.3%
Total Reimbursements	8,517,719	9,107,253	8,931,194	7,857,374	12,024,156	4.46	14.2%
Percentage Rent	2,421,923	2,615,463	1,377,500	1,277,610	2,991,501	1.11	3.5%
Other Rental Storage(3)	1,978,084	2,343,354	2,799,699	2,808,240	2,544,077	0.94	3.0%
Gross Potential Income	$62,463,811	$66,817,372	$71,103,009	$72,082,182	$84,717,669	$31.44	100.0%
Vacancy/Credit Loss	(1,100,662)	(1,099,639)	(1,694,177)	(2,030,041)	(10,418,183)	(3.87)	(12.3%)
Concessions	(89,423)	(49,389)	(45,615)	(44,800)	0	0.00	0.0%
Parking (Contractual)	19,565,127	20,062,906	20,373,075	20,247,590	19,321,511	7.17	22.8%
Parking (Transient)	4,382,014	5,250,614	1,860,131	2,231,702	2,004,714	0.74	2.4%
Other Income	1,423,306	2,619,763	1,723,795	1,925,200	1,934,739	0.72	2.3%
Effective Gross Income	$86,644,173	$93,601,628	$93,320,219	$94,411,832	$97,560,449	$36.21	115.2%
Total Expenses	44,502,438	46,392,886	39,225,160	38,816,129	39,136,450	14.52	40.1%
Net Operating Income	$42,141,735	$47,208,742	$54,095,059	$55,595,704	$58,423,999	$21.68	59.9%
TI/LC	0	0	0	0	3,353,632	1.24	3.4%
Capital Expenditures	0	0	0	0	660,862	0.25	0.7%
Net Cash Flow	$42,141,735	$47,208,742	$54,095,059	$55,595,704	$54,409,505	$20.19	55.8%
(1)	Based on underwritten rent roll dated November 10, 2021.

(2)	Underwritten Rents In Place is inclusive of (i) contractual rent steps though December 2022 and (i) straight-line average rent over the lease term for investment grade rated tenants.

(3)	Other Rental Storage includes grossed up multifamily income and other storage income.

Property Management. The Bedrock Portfolio Properties are currently managed by Bedrock Management Services LLC.

Escrows and Reserves. At loan origination, the Borrower deposited (i) $8,392,690 into an outstanding TI/LC reserve, (ii) approximately $1,696,002 into a real estate tax reserve, (iii) $477,905 into a free rent reserve, (iv) $280,690 into a rollover reserve, (v) $250,000 into an outstanding environmental reserve with respect to the 1700 W Fort Street individual property, (vi) $241,558 into a required repairs reserve and (vii) $62,336 into a replacement reserve.

Tax Reserve – On each monthly due date, the borrowers are required to deposit an amount equal to 1/12th of the estimated annual real estate taxes into the tax reserve account, which is estimated to be $424,000.

Insurance Reserve – On each monthly due date, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12th of estimated insurance premiums, unless the borrower maintains a blanket policy in accordance with the Bedrock Portfolio Whole Loan documents.

Replacement Reserve – On each monthly due date, the borrowers are required to deposit $62,336 into a replacement reserve, subject to a cap of $1,469,568.

Rollover Reserve – On each monthly due date, the borrowers are required to deposit $280,690.

Lockbox / Cash Management. The Bedrock Portfolio Whole Loan is structured with an in place hard lockbox for commercial units, the office and retail properties, a springing lockbox for residential units, the multifamily properties and various parking properties, and springing cash management. At loan origination, the borrowers were required to direct each tenant at a property subject to a hard lockbox to remit all rents directly to the applicable lockbox account. In addition, the borrowers are required to cause all cash revenues and all other money received by the borrowers or the property manager with respect to the properties subject to a hard lockbox to be deposited into the applicable lockbox account within one business day of receipt. On each business day on which no Cash Sweep Event (as defined below) is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account. Upon the occurrence of a Cash Sweep Event, (i) the borrowers are required to establish lockbox accounts for all properties, and (ii) the borrowers are required to establish a cash management account. On each business day during the continuance of a Cash Sweep Event, all amounts in each lockbox account are required to be remitted to the cash management account. On each due date during the continuance of a Cash Sweep Event, all funds on deposit in the cash management account after payment of debt service on the Bedrock Portfolio Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Bedrock Portfolio Whole Loan.

A “Cash Sweep Event” means (a) an event of default, (b) the bankruptcy or insolvency of the any of the borrowers or the property manager, or (c) if the debt service coverage ratio based on a trailing three month basis for the total debt falls below 2.50x.

A-3-23

Annex A-3	Benchmark 2022-B32

Bedrock Portfolio

A Cash Sweep Event may be cured upon the occurrence of the following: (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default in accordance with the Bedrock Portfolio Whole Loan documents, (ii) with respect to clause (b) above solely with respect to the borrowers, if the bankruptcy action is an involuntary petition against such individual borrower and no individual borrower has colluded with, or otherwise assisted, such person, and has not solicited creditors for any involuntary petition against such individual borrower from any person and the bankruptcy action is dismissed within 90 days from the filing of such bankruptcy action, (iii) with respect to clause (b) above solely with respect to the property manager, if the applicable individual borrower replaces such property manager with a “Qualified Manager” (as fully described in the Bedrock Portfolio Whole Loan documents) under a replacement management agreement acceptable to the lender in accordance with the Bedrock Portfolio Whole Loan documents, or (iv) with respect to clause (c) above, if the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination for two consecutive quarters is not less than 2.50x; provided, however, (A) no event of default has occurred and be continuing under the Bedrock Portfolio Whole Loan documents, (B) the borrowers have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses, and (C) in no event may the borrowers cure a Cash Sweep Event caused by a bankruptcy action caused by any of the borrowers filing a voluntary petition or arising from a person filing an involuntary petition against any of the borrowers and any such borrower has colluded with or otherwise assisted such person with the involuntary petition against the applicable borrower.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The Bedrock Portfolio Whole Loan documents permit the release of an individual property (each, an “Individual Property”) from the lien of the mortgage, provided no event of default has occurred and is continuing and upon satisfaction of certain conditions set forth in the Bedrock Portfolio Whole Loan documents, including, without limitation, the following: (a) the amount of the outstanding principal balance of the Loan to be prepaid must equal or exceed 115% of the allocated loan amount for such applicable Individual Property, (b) the resulting debt service coverage ratio for the remaining Property is equal to or greater than 3.10x, (c) unless the Individual Property to be released is subject to a non-monetary event of default that relates solely to such Individual Property and borrower has demonstrated in good faith that it has pursued a cure of the event of default, the Individual Property to be released is conveyed in an arm’s length transfer to a person other than the applicable individual borrower or any of its affiliates, and (d) upon release of the Individual Property, the customary REMIC rules are satisfied.

Ground Lease. The individual property identified as One Woodward is ground leased by the borrower, as the ground lessee, under a ground lease with Lawrence Edwin Burch Living Trust and related individuals who collectively comprise the ground lessor. The borrower assumed the ground lease in 2012, which expires in April 2040 with five, 25-year remaining extension options. The current rent is approximately $43,775 annually. The ground lessee’s interest in the ground lease is freely assignable to the leasehold mortgagee without the consent of the ground lessor and, in the event that it is so assigned, is further assignable by the leasehold mortgagee without the need to obtain the consent of the ground lessor.

Master Leases. Three individual properties, identified as The Qube, Chrysler House, and 1001 Woodward, are subject to a master leases that were originally entered into for the purpose of securing historic tax credit investors. None of the historic tax credit investors remain in the ownership of the master tenants, which are now wholly owned indirectly by Detroit Real Estate Holdings Company I LLC, which directly owns each of the borrowers. Each master tenant is required to comply with single purpose entity covenants in the Bedrock Portfolio Whole Loan documents, including having independent directors. Each master tenant granted the lender a mortgage and an assignment of leases and rents on its individual property.

A-3-24

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-25

Annex A-3	Benchmark 2022-B32

Rosewood National Storage 13

A-3-26

Annex A-3	Benchmark 2022-B32

Rosewood National Storage 13

A-3-27

Annex A-3	Benchmark 2022-B32

Rosewood National Storage 13

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$108,575,000	Title:	Fee
Cut-off Date Principal Balance:	$108,575,000	Property Type - Subtype:	Self - Storage
% of Pool by IPB:	6.1%	Net Rentable Area (SF):	1,564,651
Loan Purpose:	Acquisition	Location(1):	Various
Borrower:	RPC Storage 13 Portfolio, LLC	Year Built / Renovated(1):	Various / Various
Guarantor:	RPC Reliance, LLC	Occupancy:	95.5%
Interest Rate:	3.04900%	Occupancy Date:	9/30/2021
Note Date:	12/16/2021	Number of Tenants:	N/A
Maturity Date:	1/6/2032	Fourth Most Recent NOI(3):	NAV
Interest-only Period:	120 months	Third Most Recent NOI:	$8,815,991 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$8,540,410 (December 31, 2020)
Original Amortization:	None	Most Recent NOI:	$10,195,139 (TTM October 31,
Amortization Type:	Interest Only		2021)
Call Protection:	L(25),D(91),O(4)	UW Economic Occupancy:	94.3%
Lockbox / Cash Management:	Springing / Springing	UW Revenues:	$15,796,582
Additional Debt:	N/A	UW Expenses:	$5,122,665
Additional Debt Balance:	N/A	UW NOI:	$10,673,917
Additional Debt Type:	N/A	UW NCF:	$10,502,488
		Appraised Value / Per SF(3):	$181,940,000 / $116
		Appraisal Date:	Various

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$69
Taxes:	$166,821	$110,764	N/A	Maturity Date Loan / SF:	$69
Insurance:	$0	Springing	N/A	Cut-off Date LTV(2):	59.7%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV(2):	59.7%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	3.13x
Other:	$405,121	Springing	N/A	UW NOI Debt Yield:	9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$108,575,000	59.6%	Purchase Price	$180,907,000	99.4%
Sponsor Equity	73,518,344	40.4	Closing Costs	614,402	0.3
			Upfront Reserves	571,942	0.3
Total Sources	$182,093,344	100.0%	Total Uses	$182,093,344	100.0%

(1)	See “Portfolio Summary & Unit Mix” table herein.

(2)	The Fourth Most Recent NOI is unavailable due to the Rosewood National Storage 13 Portfolio being an acquisition.

(3)	The Appraised Value is based on the “As Portfolio” value, which assumes the Rosewood National Storage 13 Properties are sold together. The sum of the individual appraised values is $178,750,000, which equates to a Cut-off Date LTV and Maturity Date LTV of 60.7%.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

The Loan. The Rosewood National Storage 13 loan (the “Rosewood National Storage 13 Loan”) is secured by a first mortgage lien on the borrower’s fee interests in a portfolio of 13 self-storage properties comprised of 10,616 storage and non-storage units totaling 1,564,651 square feet across 10 states (collectively, the “Rosewood National Storage 13 Portfolio” or “Rosewood National Storage 13 Properties”). The Rosewood National Storage 13 Loan accrues interest at an interest rate of 3.04900% per annum, had an original term of 120 months, has a remaining term of 119 months as of the Cut-off Date, and is interest only for the entire term.

The Borrower. The borrowing entity for the Rosewood National Storage 13 Loan is RPC Storage 13 Portfolio, LLC, a Delaware limited liability company and special purpose entity, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Rosewood National Storage 13 Loan.

The Loan Sponsor. The loan sponsor is Rosewood Property Company (“RPC”) and the non-recourse carveout guarantor is RPC Reliance, LLC, which is wholly owned by, and an affiliate of, RPC. RPC is a Dallas-based real estate investment vehicle for The Rosewood Corporation, which is wholly owned by trusts funded by the assets of the Caroline Hunt Trust Estate. RPC has been involved in the development, investment and operation of real estate for over 40 years. In addition to RPC’s self-storage portfolio, the company has

A-3-28

Annex A-3	Benchmark 2022-B32

Rosewood National Storage 13

investments in multi-family, office, industrial, retail and land as well as private equity real estate funds. RPC currently owns approximately 72 self-storage properties containing approximately 42,500 units and 5.6 million square feet.

The Property. The Rosewood National Storage 13 Portfolio consists of 13 self-storage assets located in Connecticut, Florida, Georgia, Indiana, Kentucky, Missouri, New Mexico, Ohio, South Carolina, and Texas. The Rosewood National Storage 13 Properties were built between 1971 and 2008 and are situated on approximately 97 acres and include 124 buildings. The Rosewood National Storage 13 Portfolio encompasses 10,616 total units totaling 1,564,651 square feet, which include 9,458 enclosed self-storage units totaling 1,143,064 square feet and 1,158 non-storage units totaling 421,587 square feet. The enclosed self-storage segment includes three unit types: non-climate-controlled units, climate-controlled units, and storage lockers. The non-storage units include uncovered surface parking spaces, covered parking spaces, office spaces, and one warehouse unit. The Rosewood National Storage 13 Portfolio also includes two cell towers. As of September 1, 2021, the self-storage segment was 96.0% occupied, and the non-storage segment was 94.2% occupied, which equates to an overall occupancy of 95.5%. Ten of the Rosewood National Storage 13 Properties are managed by Extra Space Management Inc. (“Extra Space”) and three are managed by CubeSmart Asset Management, LLC (“CubeSmart”).

The following table presents certain information relating to the Rosewood National Storage 13 Properties:

Portfolio Summary and Unit Mix(1)
Property Name	City/State	Allocated Cut-off Date Loan Amount	% of ALA	Appraised Value(2)	Year Built/Renovated	Total Units	Storage NRA	Non-Storage NRA	Total NRA
Tallahassee	Tallahassee, FL	$18,090,600	16.7%	$29,300,000	1979-1987/NAP	1,608	183,264	8,700	191,964
Fort Worth	Fort Worth, TX	$15,905,600	14.6%	$26,890,000	1976/NAP	1,412	103,565	189,787	293,352
Kemah	Kemah, TX	$14,932,300	13.8%	$26,300,000	1977/NAP	1,378	231,900	72,470	304,370
North Charleston	North Charleston, SC	$8,395,700	7.7%	$14,000,000	1974/1991	738	63,459	103,980	167,439
Groton	Groton, CT	$7,995,700	7.4%	$14,000,000	2003/NAP	606	61,100	800	61,900
Albuquerque	Albuquerque, NM	$7,360,100	6.8%	$12,920,000	1984/NAP	833	71,045	0	71,045
Augusta	Augusta, GA	$5,889,000	5.4%	$9,520,000	2000/NAP	597	80,979	5,000	85,979
Grandview	Grandview, MO	$5,519,400	5.1%	$8,620,000	1986/NAP	555	67,055	4,320	71,375
Louisville	Louisville, KY	$5,241,400	4.8%	$8,490,000	1980/NAP	842	81,968	19,500	101,468
Houston	Houston, TX	$5,093,700	4.7%	$7,500,000	2008/NAP	514	66,551	4,250	70,801
Greenwood	Greenwood, IN	$4,953,800	4.6%	$6,930,000	1980/NAP	431	45,834	0	45,834
Miami	Miami, FL	$4,937,600	4.5%	$8,010,000	1971/NAP	672	32,812	0	32,812
Kent	Kent, OH	$4,260,100	3.9%	$6,270,000	1988/NAP	430	53,532	12,780	66,312
Total / Wtd. Avg.		$108,575,000	100.0%	$178,750,000		10,616	1,143,064	421,587	1,564,651

(1)	Based on the rent roll dated September 1, 2021.

(2)	The appraisal concluded to an “As Portfolio” value of $181,940,000.

Unit Mix - Self Storage(1)
Unit Type	# of Units	Occupancy	Total SF	Avg Unit SF	Avg Rent per Unit	Avg Rent PSF	Base Rent
Non-Climate Controlled Storage	7,317	95.5%	934,220	128	$130	$1.00	$10,740,488
Climate-Controlled Storage	1,871	98.2%	200,084	107	$136	$1.26	$2,976,496
Locker	270	100.0%	8,760	32	$33	$1.02	$107,424
Total / Wtd. Avg.	9,458	96.0%	1,143,064	121	$128	$1.05	$13,824,408
(1) Based on the rent roll dated September 1, 2021.
Unit Mix - Non-Self Storage(1)
Unit Type	# of Units	Occupancy	Total SF	Avg Unit SF	Avg Rent per Unit	Avg Rent PSF	Base Rent
Surface Parking	675	91.7%	218,457	324	$88	$0.27	$648,893
Covered Parking	466	97.2%	192,440	413	$164	$0.40	$890,850
Office	16	91.1%	9,390	587	$440	$0.72	$73,909
Warehouse	1	100.0%	1,300	1,300	$450	$0.35	$5,400
Total / Wtd. Avg.	1,158	94.2%	421,587	364	$125	$0.34	$1,619,052
(1)	Based on the rent roll dated September 1, 2021.

A-3-29

Annex A-3	Benchmark 2022-B32

Rosewood National Storage 13

COVID-19 Update. As of December 16, 2021, the Rosewood National Storage 13 Properties are open and operating. There has been no material rent relief requested. The Rosewood National Storage 13 Loan is not subject to any modification or forbearance requests. The first payment date under the Rosewood National Storage 13 Loan documents is in February 2022. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The Rosewood National Storage 13 Portfolio is comprised of 13 geographically diverse properties across 10 different states. Texas (33.1%) and Florida (21.2%) represent the largest concentration of the Rosewood National Storage 13 Portfolio by allocated loan amount. No other state accounts for more than 7.7% of the Rosewood National Storage 13 Loan by allocated loan amount, or more than 10.7% of the total square feet.

The following table presents market demographic, vacancy and rent information relating to the Rosewood National Storage 13 Portfolio:

Demographic Summary(1)
Property Name	City/State	1-mile Population	3-mile Population	5-mile Population	1-mile Avg. Household Income	3-mile Avg. Household Income	5-mile Avg. Household Income	Market Vacancy	Market Rent per SF
Tallahassee	Tallahassee, FL	8,189	56,590	137,816	$72,014	$85,236	$80,037	10.0%	$1.07
Fort Worth	Fort Worth, TX	7,657	88,416	190,805	$68,795	$71,875	$85,553	5.0%	$1.11
Kemah	Kemah, TX	7,936	60,778	128,519	$140,144	$130,782	$117,006	8.0%	$0.86
North Charleston	North Charleston, SC	5,200	62,527	145,849	$62,592	$66,190	$72,522	6.0%	$1.21
Groton(2)	Groton, CT	6,520	83,003	148,167	$81,981	$85,399	$96,832	6.0%	$1.56
Albuquerque	Albuquerque, NM	14,941	114,539	216,547	$63,362	$61,754	$69,948	8.0%	$1.30
Augusta	Augusta, GA	5,802	38,445	83,337	$62,344	$57,328	$56,535	6.0%	$0.94
Grandview	Grandview, MO	6,500	33,405	94,803	$61,077	$64,865	$75,922	5.0%	$0.96
Louisville	Louisville, KY	8,531	54,604	197,795	$47,942	$55,702	$67,423	10.%	$0.87
Houston	Houston, TX	18,628	130,842	258,498	$70,734	$77,550	$80,186	5.0%	$1.01
Greenwood	Greenwood, IN	11,839	84,299	193,797	$55,896	$73,295	$82,963	6.0%	$1.05
Miami	Miami, FL	18,425	201,772	524,196	$59,133	$59,615	$64,920	5.0%	$1.88
Kent	Kent, OH	3,384	45,543	110,716	$68,248	$76,222	$83,632	8.0%	$1.04

(1)	Source: Appraisal.

(2)	The Groton property’s population and household income data are based on a 1, 5 and 10-mile radius.

Operating History and Underwritten Net Cash Flow
	2019	2020	TTM 10/31/2021	Underwritten(1)	Per Square Foot	%(2)
Base Rent	$12,900,444	$12,687,694	$14,181,133	$15,610,230	$9.98	106.0%
Bad Debt/Collection Loss	311,773	356,046	332,330	365,820	$0.23	2.5%
Concessions	451,453	397,082	473,978	521,743	$0.33	3.5%
Net Rental Income	$12,137,219	$11,934,566	$13,374,825	$14,722,667	$9.41	100.0%
Other Income(3)	869,490	743,918	816,971	994,701	$0.64	6.8%
Commercial Income	106,119	93,234	84,365	79,214	$0.05	0.5%
Effective Gross Income	$13,112,828	$12,771,718	$14,276,162	$15,796,582	$10.10	107.3%
Total Expenses	4,296,836	4,231,308	4,081,023	5,122,665	$3.27	32.4%
Net Operating Income	$8,815,991	$8,540,410	$10,195,139	$10,673,917	$6.82	67.6%
Total TI/LC, CapEx	0	0	0	171,430	$0.11	1.1%
Net Cash Flow	$8,815,991	$8,540,410	$10,195,139	$10,502,488	$6.71	66.5%
(1)	Underwritten base rent is based on the trailing three-month annualized in-place base rent ending October 31, 2021, which equates to $15,610,230.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Other Income includes tenant insurance revenue associated with the three CubeSmart managed properties. The borrower agreed to pay CubeSmart a higher management fee (5.0%) in exchange for receiving 50% of tenant insurance revenues.

A-3-30

Annex A-3	Benchmark 2022-B32

Rosewood National Storage 13

Escrows and Reserves. At loan origination, the borrower deposited with the lender (i) a deferred maintenance reserve in the amount of $405,121 and (ii) a real estate tax reserve in the amount of approximately $166,821.

Tax Reserve – On each monthly payment date, the borrower is required to deposit into a real estate tax reserve, 1/12th of the amount that the lender estimates will be necessary to pay real estate taxes over the then succeeding 12-month period (initially estimated at approximately $110,764).

Insurance Reserve – On each monthly payment date, the borrower is required to deposit into an insurance reserve, 1/12th of the amount that the lender estimates will be necessary to cover insurance premiums over the then succeeding 12-month period. The borrower’s obligation to make monthly deposits into the insurance reserve is waived so long as the borrower has provided satisfactory evidence that all insurance premiums have been paid with respect to an acceptable blanket insurance policy. As of the origination date, an acceptable blanket policy was in place.

Expansion Deposit Reserve – The borrower is required to deposit any Expansion Deposit Amounts (as defined below) into an Expansion Deposit reserve.

Lockbox / Cash Management. The Rosewood National Storage 13 Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Lockbox Trigger Event (as defined below), the borrower is required to establish a clearing account to be maintained by the borrower at a bank approved by the lender. Upon the occurrence of a Lockbox Trigger Event, and at all times thereafter, the borrower is required to cause (x) all gross revenues relating to leases (other than leases that demise space solely for self-storage purposes) to be deposited directly by the applicable tenant into the clearing account and (y) all other gross revenues to be deposited in the clearing account within one business day of receipt by the borrower or the manager. From and after a Lockbox Trigger Event, (i) during a Trigger Period (as defined below), a deposit account controlled by the lender is required to be established and funds deposited into the clearing account are required to be swept on a daily basis into such deposit account and applied to pay and applied to pay debt service on the Rosewood National Storage 13 Loan, required reserves and operating expenses (with all excess cash transferred to a lender-controlled account to be held as additional collateral for the Rosewood National Storage 13 Loan during such Trigger Period) and (ii) if a Trigger Period is not continuing funds deposited into the clearing account will be swept by the clearing bank on a daily basis into the borrower’s operating account at the clearing bank.

A “Lockbox Trigger Event” means (i) the occurrence of an event of default or (ii) the debt service coverage ratio is less than 1.15x as of any calendar quarter.

A “Trigger Period” means a period commencing (i) upon the occurrence of an event of default, (ii) upon the commencement of a Low Debt Service Period (as defined below) and (iii) if the manager or non-recourse carveout guarantor becomes insolvent or a debtor in any bankruptcy or insolvency proceeding and ending, if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has been cured as provided in the definition of such term, or (C) with respect to a Trigger Period continuing due to clause (iii), the manager is replaced with an unaffiliated qualified manager approved by the lender under a replacement management agreement approved by the lender.

A “Low Debt Service Period” means the debt service coverage ratio is less than 1.10x as of the last day of any calendar quarter and is cured upon the achievement of a 1.15x debt service coverage ratio as of any calendar quarter.

Property Management. The Rosewood National Storage 13 Portfolio is managed by CubeSmart as to the properties located in (i) Augusta, Georgia, (ii) Tallahassee, Florida, and (iii) Groton, Connecticut and Extra Space as to the remaining Rosewood National Storage 13 Properties.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. On any business day after the defeasance lockout expiration date, the borrower has the right to obtain the release of one or more of the individual Rosewood National Storage 13 Properties (each an “Individual Property”) in connection with a sale to a bona fide third party purchaser, upon defeasance of an amount equal to 120% of the allocated loan amount of the Individual Property or Individual Properties to be released, and satisfaction of the following conditions, among others, (i) after giving effect to the release, the debt service coverage ratio of the remaining Rosewood National Storage 13 Properties is not less than the greater of 1.78x and the debt service coverage ratio immediately prior to the release, (ii) after giving effect to the release, the loan-to-value ratio of the remaining Rosewood National Storage 13 Properties is not greater than the lesser of 59.7% and the loan-to-value ratio immediately prior to the release, and (iii) satisfaction of REMIC related requirements.

A-3-31

Annex A-3	Benchmark 2022-B32

Rosewood National Storage 13

Future Expansion. The borrower may expand any building, or build a new building on any Individual Property, subject to the lender’s approval, in its sole, but good faith discretion, and satisfaction of the following conditions, among others, (i) no event of default is continuing at the time the expansion is requested, (ii) delivery of the applicable plans and specifications, budget, and all related construction contracts, all acceptable to the lender, (iii) delivery of evidence acceptable to the lender that all required licenses, consents, approvals and permits have been obtained for such expansion and such expansion does not violate any legal requirements or any agreement affecting the applicable Individual Property, (iv) no indebtedness is incurred in connection with the expansion other than permitted indebtedness, (v) compliance with REMIC related requirements, and (vi) delivery of security (in the form of cash, a letter of credit, United States government obligations or other securities acceptable to the lender) for payment of the cost of such expansion in an amount equal to 110% of the total cost of such expansion (the “Expansion Deposit Amounts”); provided, however, such security is not required if the cost of the applicable expansion (together with the cost of any other alterations currently taking place at such Individual Property) is less than 25% of the allocated loan amount of such Individual Property, and the aggregate cost of all expansions and other alterations then occurring across all Rosewood National Storage 13 Properties is less than 5% of the total amount of the Rosewood National Storage 13 Loan. If such security as set forth in clause (vi) above is required, the same is required to be held by the lender in a reserve and disbursed subject to the same conditions as a customary ongoing capital expenditure reserve.

A-3-32

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-33

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

A-3-34

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

A-3-35

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$101,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$101,000,000	Property Type - Subtype:	Mixed Use – Office/Lab
% of Pool by IPB:	5.7%	Net Rentable Area (SF):	915,233
Loan Purpose:	Refinance	Location:	Cambridge, MA
Borrowers:	DW PropCo G, LLC and DW	Year Built / Renovated:	2021 / NAP
	PropCo H, LLC	Occupancy:	100.0%
Guarantor:	None	Occupancy Date:	10/14/2021
Interest Rate(3):	2.79200%	Number of Tenants:	1
Note Date:	10/14/2021	Fourth Most Recent NOI:	NAV
Anticipated Repayment Date(3):	11/6/2031	Third Most Recent NOI:	NAV
Maturity Date(3):	11/6/2036	Second Most Recent NOI:	NAV
Interest-only Period:	120 months	Most Recent NOI:	NAV
Original Term(3):	120 months	UW Economic Occupancy:	98.5%
Original Amortization:	None	UW Revenues:	$92,929,288
Amortization Type:	Interest Only - ARD	UW Expenses:	$12,225,756
Call Protection:	L(24),YM1(3),DorYM1(86),O(7)	UW NOI:	$80,703,532
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$80,566,247
Additional Debt(2):	Yes	Appraised Value / Per SF(4):	$1,954,000,000 / $2,135
Additional Debt Balance(2):	$713,000,000 / $411,000,000	Appraisal Date(4):	4/1/2023
Additional Debt Type(2):	Pari Passu / Subordinate

Escrows and Reserves(5)				Financial Information(2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$889	$1,338
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF(3):	$889	$1,338
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV:	41.7%	62.7%
TI/LC:	$52,062,079	Springing	N/A	Maturity Date LTV(3):	41.7%	62.7%
Other(6):	$97,383,122	$0	N/A	UW NCF DSCR:	3.50x	2.32x
				UW NOI Debt Yield:	9.9%	6.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$814,000,000	66.4%	Loan Payoff	$617,846,136	50.4%
Junior Notes	411,000,000	33.6	Return of Equity	451,939,763	36.9
			Upfront Reserves	149,445,201	12.2
			Closing Costs	5,768,900	0.5
Total Sources	$1,225,000,000	100.0%	Total Uses	$1,225,000,000	100.0%
(1)	The CX - 350 & 450 Water Street Whole Loan (as defined below) was co-originated by DBR Investments Co. Limited, JPMorgan Chase Bank, National Association, Bank of America, N.A. (“BANA”) and 3650 Cal Bridge Lending, LLC. GACC will be contributing Notes A-1-5, A-1-6 and A-1-8 to the Benchmark 2022-B32 transaction.

(2)	The CX - 350 & 450 Water Street Loan (as defined below) is part of a whole loan evidenced by 20 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $814.0 million (the “CX - 350 & 450 Water Street Senior Notes”) and four pari passu subordinate notes with an aggregate outstanding principal balance as of the Cut-off Date of $411.0 million (the “CX – 350 & 450 Water Street Junior Notes”). The Financial Information in the chart above reflects the Cut-off Date Balances of the CX - 350 & 450 Water Street Senior Notes and the CX - 350 & 450 Water Street Whole Loan, respectively.

(3)	The CX - 350 & 450 Water Street Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2031 and a final maturity date of November 6, 2036. The initial interest rate for the CX – 350 & 450 Water Street Whole Loan is 2.79200% per annum. After the ARD, the interest rate will increase by 2.00000% over the greater of (x) 2.79200%, and (y) (1) the swap rate in effect on the ARD plus (2) 1.26000%. The metrics presented above are calculated based on the ARD.

(4)	Based on the “Prospective Market Value Upon Completion & Stabilization” appraised value of $1,954,000,000 as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56,000,000 for 350 Water Street (as defined below) and $80,000,000 for 450 Water Street (as defined below) are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property (as defined below). The appraisal concluded to an “as-is” appraised value of $1,778,000,000 as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 45.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 68.9% for the CX - 350 & 450 Water Street Whole Loan. The appraisal concluded to an aggregate “as dark” appraised value of $1,901,000,000. The “as dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 42.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.4% for the CX - 350 & 450 Water Street Whole Loan.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	Other upfront reserve includes a Base Building Work Reserve of approximately $86,650,891 and an Aventis Rent Reserve of approximately $10,732,231.

A-3-36

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

The Loan. The CX - 350 & 450 Water Street mortgage loan (the “CX - 350 & 450 Water Street Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $1.225 billion (the “CX - 350 & 450 Water Street Whole Loan”) consisting of 20 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $814.0 million and four junior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $411.0 million. The CX - 350 & 450 Water Street Whole Loan is secured by the borrowers’ fee interest in two life sciences laboratory and office buildings totaling 915,233 square feet located in Cambridge, Massachusetts (the “CX - 350 & 450 Water Street Property”). The non-controlling Notes A-1-5, A-1-6 and A-1-8, with an aggregate outstanding principal balance as of the Cut-off Date of $101.0 million, will be included in the Benchmark 2022-B32 trust. The remaining notes have been, or are expected to be, contributed to one or more future securitization trusts or may otherwise be transferred at any time. The CX – 350 & 450 Water Street Whole Loan is serviced under the CAMB 2021-CX2 trust and servicing agreement.

The CX - 350 & 450 Water Street Whole Loan accrues interest at the rate of 2.79200% per annum through the ARD. After the ARD, through and including November 6, 2036, the following structure will apply: the interest rate will increase (such new rate, the “Adjusted Interest Rate”) by 2.00000% over the greater of (x) 2.79200%, and (y)(1) the swap rate in effect on the ARD plus (2) 1.26000%; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred as described below under “Lockbox / Cash Management.” The CX - 350 & 450 Water Street Whole Loan has an initial term to the ARD of 120 months and has a remaining term to the ARD of 117 months as of the Cut-off Date. The CX - 350 & 450 Water Street Whole Loan requires payments of interest only until the ARD in November 2031 or, if not repaid on the ARD, the final maturity date in November 2036.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1, A-2-1, A-3-1, A-4-1	$285,000,000	$285,000,000	CAMB 2021-CX2	Yes
A-1-3, A-3-2	$94,000,000	$94,000,000	Benchmark 2021-B30	No
A-1-7, A-4-2, A-4-3	$77,900,000	$77,900,000	3650R 2021-PF1	No
A-1-2, A-1-4, A-1-9, A-3-3	$148,140,816	$148,140,816	Benchmark 2021-B31	No
A-1-5, A-1-6, A-1-8	$101,000,000	$101,000,000	Benchmark 2022-B32	No
A-2-3, A-2-4	$55,000,000	$55,000,000	BANK 2021-BNK38	No
A-2-2, A-2-5	$52,959,184	$52,959,184	BANK 2022-BNK39(1)	No
Total Senior Notes	$814,000,000	$814,000,000
B-1, B-2, B-3, B-4	$411,000,000	$411,000,000	CAMB 2021-CX2	No
Whole Loan	$1,225,000,000	$1,225,000,000
(1)	Transaction is not yet closed.

The Borrowers. The borrowers are DW PropCo G, LLC and DW PropCo H, LLC, both Delaware limited liability companies and single purpose entities with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the CX - 350 & 450 Water Street Whole Loan.

The Loan Sponsors. There is no non-recourse carveout guarantor or environmental indemnitor for the CX – 350 & 540 Water Street Whole Loan. The loan sponsors are a joint venture between DivcoWest (“Divco”), California State Teachers’ Retirement System (“CalSTRS”), and Teacher Retirement System of Texas (“TRS”).

Founded in 1993, Divco is a multidisciplinary investment firm headquartered in San Francisco, California with over 160 employees across six investment offices. Divco is an experienced developer, owner and operator of real estate throughout the United States, with significant expertise in Boston, having invested in and managed over 22 commercial properties in the area, including offices in the Seaport, Financial District, and East Cambridge submarkets. Most notably, Divco owned and operated One Kendall Square, a life sciences office campus in the Kendall Square submarket. As of June 30, 2021, Divco had over $13.7 billion in assets under management. Since inception, Divco has acquired approximately 55.0 million square feet.

CalSTRS is reported to be the nation’s second largest public pension fund with assets totaling approximately $312.2 billion as of September 30, 2021. Their investment portfolio is broadly diversified into nine asset categories, approximately including 12.8% (approximately $39.8 billion) which is allocated towards real estate investments in institutional Class A commercial assets across the United States. Divco and CalSTRS have an 18-year history of investing together with CalSTRS investing over $1.5 billion into various Divco sponsored investment vehicles.

Established in 1937, TRS provides retirement and related benefits for those employed by the public schools, colleges, and universities supported by the State of Texas. As of August, 31 2020, the agency is serving nearly 1.7 million participants and had assets under management of nearly $187 billion. TRS is the largest public retirement system in Texas in both membership and assets.

The Property. The CX – 350 & 450 Water Street Property consists of two Class A LEED Gold (targeted), life sciences laboratory and office buildings totaling 915,233 square feet located in Cambridge, Massachusetts. The CX – 350 & 450 Water Street Property includes (i) the 350 Water Street building (Parcel G) (“350 Water Street”), which is a laboratory building consisting of 511,157 square feet and (ii) the 450 Water Street building (Parcel H) (“450 Water Street”), which is a contemporary office building consisting of 404,076 square feet. Designed

A-3-37

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

by Perkins +Will (350 Water Street) and NBBJ (450 Water Street), the CX – 350 & 450 Water Street Property has views of both the Cambridge and Boston skylines. The CX – 350 & 450 Water Street Property has an adjacent open space with playing field, a plaza to host food trucks and nearby access to two MBTA stops (Green and Orange line). The Lechmere MBTA green line is a 5-minute walk away. The CX – 350 & 450 Water Street Property is 100.0% leased to Aventis Inc., which is a wholly-owned subsidiary of Sanofi S.A. (“Sanofi”).

350 Water Street is a 12-story building featuring laboratory space, ground floor retail, a third-floor terrace, three below-grade parking levels with 377 parking spaces (0.74 per 1,000 square feet), bike storage with showers, an adjacent open space with playing field and fitness center. 350 Water Street has 15’ - 19’ ceiling heights and eight passenger elevators. 350 Water Street is anticipated to be Wired Score Platinum and LEED Gold certified upon completion.

450 Water Street is a 9-story building featuring office space, ground floor retail, a two-story mezzanine, three above-grade and two below-grade parking levels with 440 parking spaces (1.09 per 1,000 square feet) and bike storage. 450 Water Street has 14’ - 16’ ceiling heights and five passenger elevators. 450 Water Street is anticipated to be Wired Score Platinum, WELL Gold and LEED Gold certified upon completion.

The CX – 350 & 450 Water Street Property is currently under construction and expected to be substantially completed for 350 Water Street in the second quarter of 2022. 450 Water Street reached substantial completion on December 16, 2021. At loan origination, the borrowers reserved the following with the lender: (i) $86,650,891 for base building work related to hard costs, hard cost contingency, soft costs and soft cost contingency for the CX – 350 & 450 Water Street Property, (ii) approximately $15,483,880 on account of tenant improvement allowance related to 350 Water Street and $28,254,233 of tenant improvement allowances related to 450 Water Street and (iii) approximately $8,323,967 of leasing commissions related to 450 Water Street. Below is a chart which details the loan sponsors’ development budgets, which do not include land allocations or financing costs. We cannot assure you either 350 Water Street or 450 Water Street will be completed as expected or at all.

Development Budget Summary
	350 Water Street (Parcel G)		450 Water Street (Parcel H)
	Budget	Remaining Cost	Budget	Remaining Cost
Hard Costs	$221,627,140	$35,507,711	$181,926,397	$28,882,890
Hard Cost Contingency	915,139	1,065,231	866,487	866,487
Soft Costs	43,854,255	8,357,324	42,547,726	11,379,153
Soft Cost Contingency	210,241	250,720	341,375	341,375
Tenant Improvement Allowance	139,789,250	15,483,880	64,916,764	28,254,233
Leasing Commissions	26,886,858	0	21,254,398	8,323,967
Total	$433,282,883	$60,664,866	$311,853,147	$78,048,105

As of October 14, 2021, the CX – 350 & 450 Water Street Property is 100.0% leased to Aventis Inc., a wholly-owned subsidiary of Sanofi S.A. (rated A+/A1/AA by Fitch/Moody’s/S&P), which is the guarantor under the Aventis Inc. leases. Founded in 1973, Sanofi is a multinational pharmaceutical company headquartered in Paris, France. Sanofi engages in the research and development, manufacturing, and marketing of pharmaceutical drugs principally in the prescription market. Sanofi (NASDAQ:SNY) is publicly traded on the NASDAQ stock exchange and had a market capitalization of approximately $123.1 billion as of October 16, 2021.

The CX – 350 & 450 Water Street Property is expected to serve as Sanofi’s North American research headquarters, where it is expected to consolidate approximately 3,000 employees from a number of local offices in the Boston area, as well as the company’s Center of Excellence dedicated to mRNA vaccine research. Additionally, Sanofi is expected to consolidate approximately 400 employees from various sites at the Cambridge Crossing development and in Lyon, France to form a Center of Excellence dedicated to mRNA vaccine research. Sanofi plans to invest more than $476.0 million per year to develop vaccines against infectious diseases.

The CX – 350 & 450 Water Street Property is currently undergoing a buildout with an expected completion date of the second quarter of 2022 for 350 Water Street. 450 Water Street reached substantial completion on December 16, 2021. We cannot assure you the buildouts will be completed as expected or at all. Aventis Inc.’s tenant buildout contract and base building changes total approximately $304.3 million ($595 per square foot) for 350 Water Street and approximately $90.9 million ($225 per square foot) for 450 Water Street. Aventis Inc. is entitled to receive an approximately $139.8 million ($273 per square foot) tenant improvement allowance for 350 Water Street and an approximately $73.7 million ($182 per square foot) tenant improvement allowance for 450 Water Street. In total, the approximately $395.2 million ($432 per square foot) tenant buildout contract and base building changes do not include any tenant investment for soft costs. Additionally, the approximately $395.2 million ($432 per square foot) can be paid from the tenant improvement allowance to the extent available. In addition to the tenant buildout contract and base building changes, Sanofi is expected to invest approximately $181.7 million ($198 per square foot) into the CX – 350 & 450 Water Street Property, not including furniture, fixtures and equipment.

Aventis Inc. executed two, 15-year leases at the CX – 350 & 450 Water Street Property in late 2018. The rent commencement date of the lease at 350 Water Street was July 1, 2021 and the rent commencement date of the lease at 450 Water Street was November 10, 2021. The sole tenant, Aventis Inc. is not yet in occupancy of either 350 Water Street or 450 Water Street, pending the buildout of its

A-3-38

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

space. We cannot assure you that the buildout of the CX – 350 & 450 Water Street Property will be completed as expected or at all, or that Aventis Inc. will take occupancy as expected or at all. At loan origination, the borrowers reserved approximately $10,732,231 into a gap rent reserve for the Aventis Inc. lease related to 450 Water Street. Aventis Inc. has the right to terminate each of its respective leases effective as of the end of the 14th lease year subject to a termination fee equal to 12 months base rent.

The blended starting base rent for the Aventis Inc. triple-net leases is $71.53 per square foot for 350 Water Street and 450 Water Street. Base rent for the laboratory building, 350 Water Street, is $75.90 per square foot and base rent for the office building, 450 Water Street, is $66.00 per square foot, with both leases including approximately 2.5% annual rent steps. Aventis, Inc. did not receive any free rent as part of its lease. The in-place rent at 350 Water Street is approximately 31.0% below the appraisal’s concluded triple-net market rent of $110.00 per square foot for the laboratory space and in-place rent at 450 Water Street is approximately 22.4% below the appraisal’s concluded triple-net market rent of $85.00 per square foot for the office space. Sanofi’s guarantees of the leases at 350 Water Street and 450 Water Street have guaranty caps of $207.5 million and $142.5 million, respectively.

COVID-19 Update. As of January 6, 2022, the CX – 350 & 450 Water Street Whole Loan is not subject to any forbearance, modification or debt service relief request. There have been no requests for rent relief. The CX – 305 & 450 Water Street Whole Loan is current as of the January 2022 payment date. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The CX – 350 & 450 Water Street Property is located in the Cambridge market within the Greater Boston area. The city of Cambridge is located in the Boston core-based statistical area directly north of the city of Boston and separated from Boston’s central business district by the Charles River. Cambridge is bordered by Somerville to the north and Watertown to the west. The city is acclaimed for its mix of venture capital, National Institutes of Health funding and state investments. In recent years, Cambridge has become a life sciences and biotechnology hub not only for the northeast, but for the entire United States. Cambridge is home to over 5,000 private business establishments with major companies including Watson Health, Amgen, Facebook and Apple, among others.

The Cambridge market is best known for its innovation and high concentration of research and development operations. Cambridge has one of the highest densities of educated people in the world with 42 colleges, universities and community colleges and is home to Harvard University and the Massachusetts Institute of Technology. There are over 11,000 undergraduate students and over 11,000 graduate students living in Cambridge.

The CX – 350 & 450 Water Street Property is part of a larger approximately 4.5 million square feet master-planned mixed-use-transit-oriented development known as Cambridge Crossing, which is an innovation community in East Cambridge, proximate to Kendall Square. Cambridge Crossing is spread across 43 acres and is expected to total over 17 buildings consisting of over 2.1 million square feet of science and technology space, approximately 2.4 million square feet of residential space, 100,000 square feet of retail space and 11 acres of open space. The development of Cambridge Crossing has approximately 2.5 million square feet completed or under construction and recent leases to Philips, Sanofi, and Bristol Myers Squibb.

Cambridge Crossing benefits from its various forms of transit, including one MBTA (Green Line) station soon to be on site, and one MBTA (Orange Line) station a short walk away, four Hubway stations, designated bike lanes, an EZ ride and private Cambridge Crossing shuttle, walking paths and acres of green spaces. In addition, Cambridge Crossing is approximately 3.5 miles from the Boston Logan International Airport.

The following table presents the submarket statistics for the laboratory and office space in the Cambridge market:

Laboratory Submarket Statistics(1)
Submarket	Inventory	Overall Vacancy Rate	Direct Vacancy Rate	YTD Construction Completions	YTD Overall Absorptions	Under Construction	Direct Avg. Rent	Direct Avg. Rent (Class A)
Alewife	1,192,000	1.0%	0.0%	0	100,681	3,100,000	$71.00	N/A
East Cambridge	7,397,000	1.3%	0.0%	0	(56,745)	2,304,000	$105.81	$105.81
Mid Cambridge	3,934,000	1.3%	0.0%	0	(41,966)	0	$82.88	$81.07
Total/Wtd. Avg.	12,523,000	1.0%	0.0%	0	1,970	5,404,000	$100.40	$104.14

(1)	Source: Appraisal.

A-3-39

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

Office Submarket Statistics(1)
Submarket	Inventory	Overall Vacancy Rate	Direct Vacancy Rate	YTD Construction Completions	YTD Overall Absorptions	Under Construction	Direct Avg. Rent	Direct Avg. Rent (Class A)
Alewife	1,652,770	5.6%	3.6%	0	37,442	0	$59.92	$60.22
East Cambridge	8,207,363	7.2%	2.8%	0	196,420	1,235,423	$82.60	$82.29
Mid Cambridge	2,175,363	6.8%	3.7%	0	(40,073)	0	$65.07	$80.56
Total/Wtd. Avg.	12,035,496	6.9%	3.0%	0	193,789	1,235,423	$75.07	$79.92

(1)	Source: Appraisal.

The laboratory lease comparables range in size from 40,000 square feet to 260,000 square feet with lease terms ranging from 5 to 15 years. The comparables exhibit a range in rents from $88.50 to $105.00 per square foot, with an average of $95.20 per square foot on a net basis. Free rent concessions ranged from 0 to 12 months, averaging 1.71 months with tenant improvement allowances ranging from $0.00 to $225.00 per square foot, an average of $182.14 per square foot.

The appraiser concluded to a market rent of $110.00 per square foot at 350 Water Street, which is a 44.9% premium to the in-place rent of $75.90 per square foot.

The following table summarizes the comparable laboratory leases in the surrounding market.

Summary of Comparable Laboratory Leases(1)
Property	Location	Year Built	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	TI PSF
350 Water Street(2)	Cambridge, MA	2021(3)	Aventis Inc.	Jul-21	15.0	Net	511,157	$75.90	2.50%	$250.00
Seaport Labs	Boston, MA	2023	Eli Lilly LOI	Jan-23	15.0	Net	165,000	$103.00	3.00%	$210.00
201 Brookline Avenue	Boston, MA	2022	Verve Therapeutics	Jun-22	15.0	Net	105,000	$91.00	3.00%	$225.00
Cambridge Crossing EF	Cambridge, MA	2023	Bristol Myers Squibb	May-22	15.0	Net	40,000	$105.00	2.75%	$225.00
238 Main Street	Cambridge, MA	2021	Beam Therapeutics	Aug-21	12.0	Net	122,620	$96.50	3.00%	$190.00
65 Landsdowne Street	Cambridge, MA	2001	Brigham and Women's	Feb-21	5.0	Net	112,410	$100.00	3.00%	$0.00
Cambridge Crossing EF	Cambridge, MA	2023	Bristol Myers Squibb	Aug-20	15.0	Net	260,000	$88.50	2.50%	$225.00
Cambridge Crossing	Cambridge, MA	2019	Cereval	Feb-20	10.0	Net	59,865	$92.00	3.00%	$200.00
Total/Wtd. Avg.(4)					12.4		123,556	$95.20		$186.20
(1)	Source: Appraisal.

(2)	Based on the rent roll dated October 14, 2021.

(3)	350 Water Street is currently under construction with the base building substantial completion date expected in the second quarter of 2022. We cannot assure you the base building construction will be completed as expected or at all.

(4)	The Total/Wtd. Avg. excludes 350 Water Street.

The office lease comparables range in size from 47,304 per square foot to 581,538 square feet and have lease terms ranging from 10 to 15 years. The lease comparables exhibit a range in rents from $64.95 to $100.00 per square foot, with an average of $79.16 per square foot on a net basis. Free rent concessions ranged from 0 to 8 months, averaging two months with tenant improvement allowances ranging from $0.00 to $161 per square foot, an average of $66.00 per square foot. The Google lease ($88.50 per square foot) and Bluebird Bio lease ($100 per square foot) are most comparable to 450 Water Street due to their Cambridge locations but warrant slight downward adjustments as they are in Kendall Square.

The appraiser concluded to a market rent of $85.00 per square foot at 450 Water Street, which is a 28.8% premium to the in-place rent of $66.00 per square foot.

A-3-40

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

The following table summarizes the comparable office leases in the surrounding market.

Summary of Comparable Office Leases(1)
Property	Location	Year Built	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	TI PSF
450 Water Street(2)	Cambridge, MA	2021(3)	Aventis Inc.	Nov-21	15.0	Net	404,076	$66.00	2.50%	$175.00
Seaport Labs I	Boston, MA	2023	Foundation Medicine (Shell)	Sep-23	15.0	Net	581,538	$69.50	2.50%	$0.00
1001 Boylston Street	Boston, MA	2022	CarGurus	Jun-23	15.0	Net	225,428	$64.95	$1.30/SF	$161.00
Google HQ	Cambridge, MA	2022	Google	Apr-22	15.0	Net	385,423	$88.50	$1.00/SF	$84.00
222 Berkeley Street	Boston, MA	1991	GW&K Investments	Feb-21	10.0	Net	47,304	$72.00	2.00%	$85.00
Alexandria Center	Cambridge, MA	2017	Bluebird Bio	Jan-21	10.0	Net	267,000	$100.00	3.00%	$0.00
Total/Wtd. Avg.(4)					13.0		301,339	$79.16		$48.24
(1)	Source: Appraisal.

(2)	Based on the rent roll dated October 14, 2021.

(3)	450 Water Street is currently under construction with the base building work having reached substantial completion on December 16, 2021. We cannot assure you that buildout will be completed as expected or at all.

(4)	The Total/Wtd. Avg. excludes 450 Water Street.

Tenant Summary(1)
Tenant(2)	Ratings Moody’s/Fitch/S&P(3)	Net Rentable Area (SF)(4)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date(5)
Aventis Inc. (350 Water Street)	A1 / A+ / AA	511,157	55.8%	$75.90	59.3%	6/30/2036
Aventis Inc. (450 Water Street)	A1 / A+ / AA	404,076	44.2	$66.00	40.7%	11/30/2036
Total		915,233	100.0%	$71.53	100.0%
Vacant		0	0.0
Total		915,233	100.0%
(1)	Based on the underwritten rent roll as of October 14, 2021.

(2)	Aventis Inc. is currently not in occupancy of either 350 Water Street or 450 Water Street, pending the substantial completion of the buildout out of its spaces at the CX- 350 & 450 Water Street Property. The CX – 350 & 450 Water Street Property is currently undergoing a buildout with an expected completion date of the second quarter of 2022 for 350 Water Street. 450 Water Street reached substantial completion on December 16, 2021. The lease at 350 Water Street commenced on July 1, 2021 and the lease at 450 Water Street commenced on November 10, 2021.

(3)	The credit ratings are those of the direct parent company, Sanofi, which is the guarantor under the leases.

(4)	The Tenant NRA includes up to 10,000 square feet of terrace space at 350 Water Street and up to 4,000 square feet of terrace space at 450 Water Street.

(5)	Aventis Inc. has the right to terminate each of the leases, with a termination fee, effective as of the end of its 14th lease year. If Aventis Inc. elects to exercise the early termination right, it must deliver to the landlord between 24 and 36 months prior to the early termination date (a) notice that the early termination right has been exercised and (b) the early termination payment. The early termination payment equals the sum of (i) the 12 monthly installments of base rent that would have been due for the 12-month period immediately following the early termination date in the absence of such termination and (ii) the stipulated operating expenses/tax component per the lease.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(1)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	0	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2022	0	0	0.0%	0	0	0	0.0%	0	0.0%
2023	0	0	0.0%	0	0	0	0.0%	0	0.0%
2024	0	0	0.0%	0	0	0	0.0%	0	0.0%
2025	0	0	0.0%	0	0	0	0.0%	0	0.0%
2026	0	0	0.0%	0	0	0	0.0%	0	0.0%
2027	0	0	0.0%	0	0	0	0.0%	0	0.0%
2028	0	0	0.0%	0	0	0	0.0%	0	0.0%
2029	0	0	0.0%	0	0	0	0.0%	0	0.0%
2030	0	0	0.0%	0	0	0	0.0%	0	0.0%
2031	0	0	0.0%	0	0	0	0.0%	0	0.0%
2032 and Thereafter	2	915,233	100.0%	$65,465,832	100.0%	915,233	100.0%	$65,465,832	100.0%
Total	2	915,233	100.0%	$65,465,832	100.0%
(1)	Based on the underwritten rent roll dated October 14, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

A-3-41

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

Underwritten Net Cash Flow(1)(2)
	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$65,465,832	$71.53	69.4%
Straight Line Base Rent Average(5)	13,436,165	14.68	14.2%
Gross Potential Rent	$78,901,997	$86.21	83.6%
Tenant Recoveries	11,768,903	12.86	12.5%
Total Recoveries	11,768,903	12.86	12.5%
Other Income	3,673,555	4.01	3.9%
Net Rentable Income	$94,344,455	$103.08	100.0%
Vacancy	(1,415,167)	(1.55)	-1.5%
Effective Gross Income	$92,929,288	$101.54	98.5%
Total Fixed Expenses	7,998,329	8.74	8.6%
Total Variable Expenses	4,227,428	4.62	4.5%
Total Expenses	$12,225,756	$13.36	13.2%
			0.0%
Net Operating Income	$80,703,532	$88.18	86.8%
Reserves for Replacements	137,285	0.15	0.1%
TI/LC	0	0.00	0.0%
Net Cash Flow	$80,566,247	$88.03	86.7%
(1)	Historical financial information and occupancy is not available because the CX - 350 & 450 Water Street Property is currently under construction. As of October 8, 2021, the base building work for the CX – 350 & 450 Water Street Property is 90% complete.

(2)	Based on the underwritten rent roll as of October 14, 2021.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	The rent commencement date for the lease at 350 Water Street was in July 2021 and the rent commencement date for the lease at 450 Water Street was in November 2021. At loan origination, the borrowers reserved approximately $10,732,231 into a gap rent reserve for the Aventis Inc. lease related to 450 Water Street.

(5)	Straight-line average rent credit for Aventis Inc. (Sanofi, investment grade rated parent company) through its lease term, including parking income rent adjusted for increases of 2.0% adjusted for CPI. The straight-line rent averages result in an average triple-net base rent of $90.99 per square foot for the 350 Water Street lease and $78.98 per square foot for the 450 Water Street lease over the life of the lease.

Property Management. The CX - 350 & 450 Water Street Property is managed by Divco West Real Estate Services, Inc., an affiliate of one of the loan sponsors.

Escrows and Reserves. At loan origination, the borrowers deposited approximately (i) $52,062,079 into an existing TI/LC reserve, (ii) $86,650,891 into a base building work reserve and (iii) $10,732,231 into an Aventis rent reserve.

Tax Reserve – During a Trigger Period (as defined below), the borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes.

Insurance Reserve – During a Trigger Period, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums, unless an acceptable blanket policy is in effect.

Rollover Reserve – During a Lease Sweep Period (as defined below), all available cash will be swept into the deposit account held by the lender, which will be transferred to the rollover reserve.

Lockbox / Cash Management. The CX - 350 & 450 Water Street Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deliver tenant direction letters instructing all tenants to deposit rents into a lender-controlled lockbox account. The borrowers are required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrowers or the manager are required to be deposited in the lockbox account within two business days following receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied to pay debt service on the CX - 350 & 450 Water Street Whole Loan, required reserves and operating expenses. Prior to the ARD, all excess cash is required to be transferred to a lender-controlled account as additional collateral for the CX - 350 & 450 Water Street Whole Loan during such Trigger Period, subject to certain permitted uses by the borrowers described in the CX – 350 & 450 Water Street Whole Loan documents, and except as described above with respect to a Lease Sweep Period. If the CX - 350 & 450 Water Street Whole Loan is not paid by the ARD, from and after the ARD, the CX - 350 & 450 Water Street Whole Loan will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred.

After the ARD, all amounts on deposit in the cash management account after payment of debt service on the CX - 350 & 450 Water Street Whole Loan, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the CX – 350 & 450 Water Street Whole Loan, first to the CX – 350 & 450 Water Street Senior Notes and then to the CX – 350 & 450 Water Street Junior Notes, until the outstanding principal balance has been reduced to zero, then to any excess interest

A-3-42

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

until the excess interest has been reduced to zero and then to any other indebtedness due under the CX – 350 & 450 Water Street Whole Loan until the other indebtedness has been reduced to zero.

A “Trigger Period” will commence upon (i) the ARD, (ii) the occurrence of an event of default under the CX - 350 & 450 Water Street Whole Loan and continue until cured, (iii) on any date from and after December 31, 2022, the debt service coverage ratio is less than 1.75x based on the CX - 350 & 450 Water Street Whole Loan as of two consecutive calendar quarters, and will end upon the earlier to occur of (a) the debt service coverage ratio based on the CX - 350 & 450 Water Street Whole Loan is equal to or greater than 1.75x for two consecutive calendar quarters or (b) the funds on deposit in the cash collateral account are equal to the sum of (x) $25,557,850, to the extent 350 Water Street has not been released and (y) $20,203,800, to the extent 450 Water Street has not been released, and (iv) the commencement of a Lease Sweep Period and will continue until such Lease Sweep Period ends in accordance with the definition of such term.

A “Lease Sweep Period” will commence (prior to the ARD), upon (i) the earliest to occur of (a) the date that is 12 months prior to the earliest stated expiration of the Lease Sweep Lease (as defined below), (b) the last date under such Lease Sweep Lease that the tenant has the right to give notice of its exercise of a renewal option, (c) with respect to any Lease Sweep Lease that is a Short Term Qualifying Lease (as defined below), the date that is 12 months prior to the ARD and (d) with respect to any Lease Sweep Lease that is a Short Term Qualifying Lease, the date that the lender reasonably determines that a Lease Sweep Period commences in order for the aggregate amount of available cash that is projected to be deposited into the rollover account for the period commencing on such date through the ARD will be equal to the applicable Lease Sweep Deposit Amount (as defined below), (ii) the date of the early termination, early cancellation or early surrender of a Lease Sweep Lease (or any material portion thereof) prior to its then current expiration date or the receipt by the applicable borrower or manager of written notice from the tenant under a Lease Sweep Lease of its intent to effect an early termination, early cancellation or early surrender of such Lease Sweep Lease prior to its then current expiration date; (iii) solely with respect to any Lease Sweep Lease under which neither the tenant thereunder, nor any guarantor of all of the tenant’s obligations thereunder, is an investment grade entity, if such tenant has ceased operating its business (i.e., “goes dark”) in a majority of its leased space at the applicable property and the same has not been subleased, on the origination date or thereafter in accordance with the terms of the CX – 350 & 450 Water Street Whole Loan documents, pursuant to a sublease on the same or substantially similar or better terms as the applicable Lease Sweep Lease (provided that a Lease Sweep Period will not exist if the sole reason the tenant is dark is for certain reasons relating to the COVID-19 pandemic or any other pandemic or epidemic, and the tenant continues paying contractual rent under its lease); (iv) a monetary or material non-monetary default under a Lease Sweep Lease by the tenant; or (v) the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or its parent company or lease guarantor.

A Lease Sweep Period will end upon, (A) in the case of clauses (i)(a), (i)(b), (i)(c), and/or (i)(d) above, the entirety of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases and in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (B) in the case of clause (i)(a) above, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option or otherwise extends its Lease Sweep Lease in accordance with the terms of the CX – 350 & 450 Water Street Whole Loan documents with respect to all of its Lease Sweep Lease space, and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (C) in the case of clause (ii) above, if the tenant under the applicable Lease Sweep Lease rescinds in writing the exercise of its notice exercising its early termination, cancellation or surrender right or option, (D) in the case of clause (iii) above, the circumstances giving rise to a Lease Sweep Period under clause (iii) no longer exist; (E) in the case of clause (iv) above, the date on which the subject default has been cured; (F) in the case of clause (v) above, either (x) the applicable insolvency proceeding has terminated or (y) the applicable Lease Sweep Lease has been assumed or assumed and assigned to a third party in a manner reasonably satisfactory to the lender; (G) in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the properties have achieved a debt yield of not less than 6.0% and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account; or (H) in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the date on which funds in the rollover account collected with respect to the Lease Sweep Lease space in question is equal to the Lease Sweep Deposit Amount applicable to such Lease Sweep Lease space.

A “Lease Sweep Lease” means (i) the Aventis Inc. lease at 350 Water Street, (ii) the Aventis Inc. lease at 450 Water Street or (iii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers the majority of the Lease Sweep Lease space.

A “Lease Sweep Deposit Amount” means an amount equal to the total rentable square feet of the applicable Lease Sweep Lease space that is the subject of a Lease Sweep Period multiplied by $50.00.

A “Short Term Qualifying Lease” means any qualified lease that has an initial term which does not extend at least two years beyond the ARD.

A-3-43

Annex A-3	Benchmark 2022-B32

CX – 350 & 450 Water Street

Current Mezzanine or Subordinate Indebtedness. The CX - 350 & 450 Water Street Junior Notes have an aggregate outstanding principal balance as of the Cut-off Date of $411,000,000 and accrue interest at an initial fixed rate of 2.79200% per annum, followed by a rate increase after the ARD. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—CX - 350 & 450 Water Street Whole Loan” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. Not permitted.

Partial Release. The CX - 350 & 450 Water Street Whole Loan documents allow, on any business day following the defeasance lockout period (for a defeasance) or on any business day after December 6, 2023 (for a prepayment), any borrower to obtain the release of its respective property in connection with a bona fide third-party sale upon the following conditions: (i) the borrowers must partially prepay (with the prepayment fee) or partially defease the CX – 350 & 450 Water Street Whole Loan in an amount equal to, (a) with respect to the release of 350 Water Street, 110% of the allocated loan amount and (b) with respect to the release of 450 Water Street, 105% of the allocated loan amount so long as after giving effect to such release, (ii) the debt service coverage ratio is equal to or greater than the greater of the debt service coverage ratio of the CX – 350 & 450 Water Street Whole Loan preceding such release and 1.90x and (iii) certain REMIC related conditions are satisfied. The allocated loan amount for 350 Water Street is $720,300,000 and the allocated loan amount for 450 Water Street is $504,700,000.

A-3-44

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-45

Annex A-3	Benchmark 2022-B32

One Wilshire

A-3-46

Annex A-3	Benchmark 2022-B32

One Wilshire

A-3-47

Annex A-3	Benchmark 2022-B32

One Wilshire

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$90,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$90,000,000	Property Type - Subtype:	Office - CBD/Data Center
% of Pool by IPB:	5.1%	Net Rentable Area (SF):	661,553
Loan Purpose:	Refinance	Location:	Los Angeles, CA
Borrower:	GI TC One Wilshire, LLC	Year Built / Renovated:	1967 / 1992
Guarantor:	TechCore, LLC	Occupancy:	87.3%
Interest Rate(2):	2.77600%	Occupancy Date:	11/1/2021
Note Date:	12/22/2021	Number of Tenants:	35
ARD Date(2):	1/6/2032	Fourth Most Recent NOI:	$29,471,312 (December 31, 2018)
Maturity Date:	1/6/2035	Third Most Recent NOI:	$31,610,806 (December 31, 2019)
Interest-only Period:	120 months	Second Most Recent NOI:	$34,570,190 (December 31, 2020)
Original Term:	120 months	Most Recent NOI:	$35,627,157 (TTM September 30, 2021)
Original Amortization:	None	UW Economic Occupancy:	88.8%
Amortization Type:	Interest Only - ARD	UW Revenues:	$54,609,882
Call Protection(3):	L(25),D(88),O(7)	UW Expenses:	$17,099,493
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$37,510,389
Additional Debt(1):	Yes	UW NCF:	$36,919,391
Additional Debt Balance(1):	$299,250,000	Appraised Value / Per SF:	$913,000,000 / $1,380
Additional Debt Type(1):	Pari Passu	Appraisal Date:	11/5/2021

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$588
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$588
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	42.6%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	42.6%
Other:	$0	Springing	N/A	UW NCF DSCR:	3.37x
				UW NOI Debt Yield:	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$389,250,000	100.0%	Loan Payoff	$190,909,806	49.0%
			Return of Equity	197,558,597	50.8
			Closing Costs	781,598	0.2
Total Sources	$389,250,000	100.0%	Total Uses	$389,250,000	100.0%

(1)	The One Wilshire Loan (as defined below) is part of a whole loan evidenced by four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $389.25 million. The Financial Information in the chart above reflects the Cut-off Date Balance of the One Wilshire Whole Loan (as defined below).

(2)	The One Wilshire Loan is structured with an anticipated repayment date (“ARD”) of January 6, 2032 and a final maturity date of January 6, 2035. After the ARD, the interest rate will be revised to 3.0% over the greater of (x) 2.77600% and (y) the term SOFR rate in effect on the ARD, pursuant to the One Wilshire Whole Loan documents. The Mortgage Loan Information and Financial Information presented in the tables above are calculated based on the ARD.

(3)	The defeasance lockout period, with respect to a defeasance of the One Wilshire Whole Loan, will be at least 25 payment dates beginning with and including the first payment date on February 6, 2022. Defeasance of the full $389.25 million One Wilshire Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 22, 2024.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-48

Annex A-3	Benchmark 2022-B32

One Wilshire

The Loan. The One Wilshire mortgage loan (the “One Wilshire Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $389.25 million (the “One Wilshire Whole Loan) comprised of four pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $389.25 million. The One Wilshire Whole Loan is secured by the borrower’s fee interest in a 661,553 square foot building comprised of data center and office space located in downtown Los Angeles, California (the “One Wilshire Property”). The controlling note A-1, with an aggregate outstanding principal balance as of the Cut-off Date of $90,000,000 (the “One Wilshire Loan”), will be included in the Benchmark 2022-B32 trust. The remaining notes are expected to be contributed to one or more future securitization trusts or may otherwise be transferred at any time.

The One Wilshire Whole Loan, which accrues interest at an interest rate of 2.77600% per annum, was originated by Goldman Sachs Bank USA on December 22, 2021, had an aggregate original principal balance of $389.25 million and has an aggregate outstanding principal balance as of the Cut-off Date of $389.25 million. The proceeds of the One Wilshire Whole Loan were primarily used to refinance the One Wilshire Property, pay origination costs, cover defeasance and return equity to the loan sponsor. The relationship between the holders of the One Wilshire Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The One Wilshire Whole Loan has a 10-year interest-only term through the ARD of January 6, 2032 and a final maturity date of January 6, 2035. After the ARD, through and including January 6, 2035, the following structure will apply: the interest rate will increase (such new rate, the “Adjusted Interest Rate”) by 3.0% over the greater of (x) 2.77600%, and (y) the term SOFR rate in effect on the ARD; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred as described below under “Lockbox / Cash Management.” For the period from the origination date through the ARD, the One Wilshire Whole Loan accrues interest at the rate of 2.77600% per annum. Voluntary prepayment of the One Wilshire Whole Loan in whole (but not in part) is permitted on or after the open prepayment date occurring in July 2031 without payment of any prepayment premium. Defeasance of the One Wilshire Whole Loan only in whole is permitted at any time after the earlier of (i) December 22, 2024 or (ii) the first due date following the second anniversary of the closing date of the securitization that includes that last note of the One Wilshire Whole Loan to be securitized.

The table below summarizes the promissory notes that comprise the One Wilshire Whole Loan. The relationship between the holders of the One Wilshire Whole Loan will be governed by a co-lender agreement as described “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$90,000,000	$90,000,000	Benchmark 2022-B32	Yes
A-2	$120,000,000	$120,000,000	GSBI(1)	No
A-3	$85,000,000	$85,000,000	GSBI(1)	No
A-4	$94,250,000	$94,250,000	GSBI(1)	No
Whole Loan	$389,250,000	$389,250,000
(1)	Expected to be contributed to one or more future securitization trusts.

A-3-49

Annex A-3	Benchmark 2022-B32

One Wilshire

The Borrower. The borrower is GI TC One Wilshire, LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having at least two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One Wilshire Whole Loan.

The Loan Sponsor. The loan sponsor and non-recourse guarantor is TechCore, LLC (“TechCore”), a joint venture between GI Partners (“GI”) and the California Public Employees’ Retirement System (“CalPERS”). GI is the manager of TechCore and fund manager. CalPERS is the non-controlling member. TechCore is an investment vehicle to invest in technology-advantaged real estate in the United States, including data centers, internet gateways, and corporate campuses for technology tenants, and life science properties located in primary MSAs, leased to industry leading tenants.

The Property. The One Wilshire Property is 30 story office building with a totaling 717,065 square feet of space with 661,553 square feet of net rentable area, located on an approximately 1.36-acre site at 624 South Grand Avenue in Los Angeles, California. The One Wilshire Property was originally constructed in 1967 and renovated in 1992. Additionally, there is also a 524 space five-level subterranean parking garage. As of November 1, 2021, the One Wilshire Property is 87.3% leased to a variety of tenants, the largest being CoreSite.

Major Tenants.

The largest tenant, CoreSite (176,685 square feet; 26.7% of net rentable area; 40.5% of underwritten base rent) currently operates 26 data centers across eight markets in the United States. CoreSite provides hybrid IT solutions that empower enterprises, cloud, network, and IT service providers to monetize and future-proof their digital business. CoreSite has been at the One Wilshire Property since 2007 and currently leases 35 suites. CoreSite extended its lease in August 2017. CoreSite’s lease expires in July 2029 and features three, five-year extension options each with 270-day notice periods. On December 28 2021, it was announced that American Tower, a telecommunication infrastructure focused REIT, had finalized its acquisition of CoreSite. CoreSite is now a subsidiary of American Tower and no information has been provided that there will be any proposed changes to the legal entity operating at the Property and on the relevant leases.

The second largest leased tenant, Musick Peeler (106,475 square feet; 16.1% of net rentable area; 8.4% of underwritten base rent) is a national law firm that offers representation in a wide variety of legal matters including appellate, banking and finance, corporate, business and technology, intellectual property, real estate, and trusts & estates and delivers legal services across the globe. Musick Peeler is a member of Ally Law, an alliance of international law firms. Musick Peeler has been at the One Wilshire Property since 1997 and expanded its space in 2004.

The third largest leased tenant, Verizon Global Networks (through its affiliated entities) (61,881 square feet; 9.4% of net rentable square feet; 13.4% of underwritten base rent) (“Verizon”) formed on June 30, 2000 and is one of the world’s leading providers of technology and communications services. Verizon is headquartered in New York City and in 2020 generated revenues of approximately $128.3 billion. Verizon offers voice, data and video services and solutions on its award-winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control. Verizon has been at the One Wilshire Property since August 1982 and expanded its space in 1986, 1990, 1998, 2003, and 2012.

The Market. The One Wilshire Property is located in Los Angeles County in the Los Angeles-Long Beach-Anaheim metropolitan statistical area (“MSA”). Los Angeles County is the most populous county in the United States with a 2010 U.S. Census population of 9,818,605, and also has one of the largest economies in the world. Los Angeles is the sixth largest data center market in the United States by square footage. Los Angeles also benefits from a large number of technology, government, financial, and defense companies with large presences in the market.

The One Wilshire is within the Financial District of Downtown Los Angeles central business district submarket. The Downtown Los Angeles central business district submarket is home to a number of professional services companies including law firms, insurance companies and consulting firms. Notable companies with a presence in the area include Deloitte, Charles Schwab, Boston Consulting Group, Spotify and CBRE. The Downtown Los Angeles County Office submarket reported a vacancy level of 21.3% and average office asking rent of $41.70 per square foot as of the third quarter of 2021. The Los Angeles county office market reported a vacancy level of 19.2% and average office rents of $43.85 per square foot as of the third quarter of 2021.

According to the appraisal, the 2020 population, population growth from 2010-2020 and average household income are presented in the chart below:

	Los Angeles City	Los Angeles County	LA-Long Beach- Anaheim MSA
Population	3,967,152	10,173,432	13,403,861
Population Growth	4.60%	3.61%	4.48%
Average Household Income	$97,592	$101,935	$107,748

A-3-50

Annex A-3	Benchmark 2022-B32

One Wilshire

Historical and Current Occupancy
2019(1)	2020(1)	Current(2)
90.3%	89.4%	87.3%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of November 1, 2021.

COVID-19 Update. As of January 6, 2022, the One Wilshire Property is open and operating. Rent collections for the One Wilshire Property were 100.0% and 100.0% for November and December 2021, respectively. There has been no rent relief requested. As of January 6, 2022, no loan modification or forbearance requests have been made on the One Wilshire Whole Loan. The first payment date of the One Wilshire Whole Loan is February 6, 2022.

	Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
CoreSite(4)	NR/NR/NR	176,685	26.7%	$97.78	40.5%	7/31/2029
Musick Peeler	NR/NR/NR	106,475	16.1	$33.60	8.4	10/31/2023
Verizon Global Networks(5)	NR/NR/NR	61,881	9.4	$92.57	13.4	Various
Crowell, Weedon	NR/NR/NR	43,301	6.5	$33.81	3.4	12/31/2024
Zayo	NR/NR/NR	32,017	4.8	$55.85	4.2	10/31/2033
Crown Castle(6)	NR/NR/NR	26,361	4.0	$59.45	3.7	Various
Qwest Communications	NR/NR/NR	26,308	4.0	$97.95	6.0	12/31/2025
Level 3(7)	NR/NR/NR	20,326	3.1	$93.72	4.5	Various
China Telecom	NR/NR/NR	11,066	1.7	$58.97	1.5	9/30/2022
GI TC One Wilshire Services (MMR Operated by CoreSite)	NR/NR/NR	10,848	1.6	$106.33	2.7	7/31/2031
Total		515,268	77.9%	$73.15	88.3%
Remaining Tenants		62,061	9.4	$80.77	11.7
Total Occupied		577,329	87.3%
Vacant		84,224	12.7
Total		661,553	100.0%	$73.96	100.0%
(1)	Based on the underwritten rent roll dated November 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF is inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.

(4)	CoreSite subleases 10,848 square feet expiring on July 31, 2029 ($105.88 PSF) from GI TC One Wilshire Services, which brings its total footprint at the One Wilshire Property to 187,533 square feet.

(4)	Verizon Global Networks leases 24,283 square feet expiring July 31, 2029, 18,835 square feet expiring December 14, 2026, 7,905 square feet expiring December 14, 2023, 4,698 square feet expiring August 21, 2030, 3,907 square feet expiring July 15, 2025, 2,253 square feet expiring April 30, 2025 and antenna space expiring July 31, 2022.

(5)	Crown Castle leases 14,199 square feet expiring December 31, 2025 and 12,162 on a month to month basis.

(6)	Level 3 leases 10,318 square feet expiring April 30, 2023 and 10,008 square feet expiring November 30, 2026.

A-3-51

Annex A-3	Benchmark 2022-B32

One Wilshire

Lease Rollover Schedule(1)(2)(3)
Year	Number of Tenant Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	84,224	12.7%	NAP	NAP	84,224	12.7%	NAP	NAP
MTM	6	12,162	1.8%	$370,342	0.9%	96,386	14.6%	$370,342	0.9%
2022	10	21,101	3.2%	$1,393,624	3.3%	117,487	17.8%	$1,763,965	4.1%
2023	15	137,204	20.7%	$6,238,286	14.6%	254,691	38.5%	$8,002,252	18.7%
2024	8	46,163	7.0%	$1,645,896	3.9%	300,854	45.5%	$9,648,148	22.6%
2025	16	63,034	9.5%	$5,770,068	13.5%	363,888	55.0%	$15,418,216	36.1%
2026	8	38,052	5.8%	$3,488,714	8.2%	401,940	60.8%	$18,906,930	44.3%
2027	1	0	0.0%	$0	0.0%	401,940	60.8%	$18,906,930	44.3%
2028	0	0	0.0%	$0	0.0%	401,940	60.8%	$18,906,930	44.3%
2029	36	200,968	30.4%	$19,494,511	45.7%	602,908	91.1%	$38,401,441	89.9%
2030	4	15,780	2.4%	$1,358,824	3.2%	618,688	93.5%	$39,760,265	93.1%
2031	1	10,848	1.6%	$1,153,482	2.7%	629,536	95.2%	$40,913,747	95.8%
2032 and Thereafter	5	32,017	4.8%	$1,788,285	4.2%	661,553	100.0%	$42,702,032	100.0%
Total	110	661,553	100.0%	$42,702,032	100.0%
(1)	Based on the underwritten rent roll dated November 1, 2021.

(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule. See “Tenant Summary” above.

(4)	Base Rent Expiring is inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.

Operating History and Underwritten Net Cash Flow
	2019	2020	TTM 9/30/2021	Underwritten	Per Square Foot	%(1)
Base Rent(2)	38,070,245	40,022,711	40,990,035	42,702,032	$64.55	69.4%
Other Income(3)	7,507,780	7,717,265	7,842,263	8,182,721	12.37	13.3%
Potential Income from Vacant Space	0	0	0	6,902,000	10.43	11.2%
Gross Potential Revenue	$48,100,800	$51,060,178	$52,501,081	$61,511,882	$92.98	100.0%
Total Reimbursements	2,522,775	3,320,201	3,668,783	3,725,129	$5.63	6.1%
(Vacancy/Credit Loss)	(968,281)	(195,262)	(336,103)	(6,902,000)	($10.43)	(11.2%)
Effective Gross Income	$47,132,520	$50,864,916	$52,164,978	$54,609,882	$82.55	100.0%
Total Expenses	15,521,713	16,294,726	16,537,821	17,099,493	25.85	31.3%
Net Operating Income	$31,610,806	$34,570,190	$35,627,157	$37,510,389	$56.70	68.7%
Total TI/LC, RR	0	0	0	590,998	$0.89	1.1%
Net Cash Flow	$31,610,806	$34,570,190	$35,627,157	$36,919,391	$55.81	67.6%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is based on the underwritten rent roll as of November 1, 2021.

(3)	Other income includes Conduit, Generator, Condenser Water, Fluid Chiller, Junction Box, Roof & Antenna, Meet-Me-Room, Parking and Storage.

Property Management. The One Wilshire Property is managed by GI Property Manager (CA) Inc., a Delaware corporation.

Escrows and Reserves. At loan origination, the borrower was not require to deposit reserves.

Tax Reserve - The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the reasonably estimated annual real estate taxes unless the borrower timely pays such taxes and promptly provides to the lender evidence of such payment reasonably acceptable to the lender and there is no continuing material event of default for a period in excess of 30 or more consecutive days.

Insurance Reserve - The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of reasonably estimated insurance premiums unless the borrower maintains a blanket policy in accordance with the One Wilshire Whole Loan documents and the borrower provides proof of payment of the applicable insurance premiums.

Capital Expenditures Reserve - The borrower is required to deposit into a capital expenditures reserve during the continuance of a One Wilshire Cash Sweep Period (as defined below), an amount equal to approximately $9,923 for capital expenditures in accordance with the One Wilshire Whole Loan documents. Amounts are disbursed from the capital expenditures reserve for capitalized expenditures

A-3-52

Annex A-3	Benchmark 2022-B32

One Wilshire

(including expenditures for building improvements or major repairs, leasing commissions and tenant improvements) at the One Wilshire Property in accordance with the One Wilshire Whole Loan documents.

CoreSite Funds Reserve - Within 30 days after a binding decision is made in relation to the pending arbitration with tenant CoreSite regarding certain disputed prior CAM charges of approximately $1.8 million, the Borrower is required to (i) provide the lender with written evidence of such decision and (ii) to the extent the annual underwritable cash flow is less than the origination date net operating income (“NOI”) as of such date as a result of the decision from the related arbitration or any amendments to the leases entered with CoreSite as a consequence of the decision from the related arbitration, deposit with the lender into a CoreSite funds reserve an amount equivalent to the difference between the CoreSite underwritten annual expense reimbursements and the amount of any reduced annual expense reimbursements to be paid by CoreSite for the immediately subsequent 12 month period under the terms of its leases (the "Required Minimum Balance"). To the extent the amount of annual expense reimbursements to be paid by CoreSite are subject to adjustment under the terms of its leases, the borrower agrees to deposit with the lender within thirty 30 days of any adjustment any shortfall such that the balance maintained in the CoreSite funds reserve is always equal to Required Minimum Balance.

Operating Expense Funds Reserve - The borrower is required to deposit into an operating expense funds reserve during the continuance of a One Wilshire Cash Sweep Period, an amount equal to the aggregate amount of approved operating expenses and approved extraordinary expenses to be incurred by the borrower for the then current interest period in accordance with the One Wilshire Whole Loan documents. The lender is required to disburse the operating expense funds to the borrower to pay approved operating expenses and approved extraordinary expenses upon the borrower's request (which such request must be accompanied by an officer's certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense will be paid with the requested disbursement).

Lease Sweep Reserve - The borrower is required to deposit into a lease sweep reserve during the continuance of a One Wilshire Cash Sweep Period, an amount equal to approximately $41,347 for leasing expenses in accordance with the One Wilshire Whole Loan documents. Amounts are disbursed from the lease sweep reserve for leasing space at the One Wilshire Property pursuant to leases entered into in accordance with the One Wilshire Whole Loan documents, including leasing commissions, concessions and improvements in accordance with the One Wilshire Whole Loan documents.

Excess Cash Flow Reserve - The borrower is required to deposit into an excess cash flow reserve during the continuance of a One Wilshire Cash Sweep Period, any excess cash flow in accordance with the One Wilshire Whole Loan documents. Amounts are disbursed from the excess cash flow reserve in accordance with the One Wilshire Whole Loan documents.

A "One Wilshire Cash Sweep Period" means a period (i) commencing upon any of (a) the occurrence and continuance of an event of default, (b) the debt yield falls below 7.0% as of the end of any fiscal quarter (each, a "Debt Yield Cash Sweep Trigger Event"), or (c) the exercise of the extension option; and (ii) expiring upon (x) with regard to any One Wilshire Cash Sweep Period commenced in connection with clause (a) above, the cure or waiver (if applicable) of such event of default, (y) with regard to any One Wilshire Cash Sweep Period commenced in connection with clause (b) above, at such time as the debt yield has equaled or exceeded 7.0% for two (2) consecutive fiscal quarters or, to the extent the borrower provides evidence that the sole reason a Debt Yield Cash Sweep Trigger Event occurs is a vacating data center underwriting adjustment or a vacating non-data center underwriting adjustment, each as more particularly described in the One Wilshire Whole Loan documents, the amount of funds deposited in the excess cash flow account as a result of the related Debt Yield Cash Sweep Trigger Event is equal to the applicable Excess Cash Flow Account Threshold Amount (as defined below) or (z) with regard to any One Wilshire Cash Sweep Period commenced in connection with clause (c) above, the payment in fully of the outstanding debt. Notwithstanding the foregoing, a One Wilshire Cash Sweep Period will not be deemed to expire in the event that a One Wilshire Cash Sweep Period then exists for any other reason.

"Excess Cash Flow Account Threshold Amount" means, (i) in the case of a vacating data center underwriting adjustment, $15.00 times the rentable square feet of the leased premises which is subject to a lease which caused the related vacating data center underwriting adjustment, and (ii) in the case of a vacating non-data center underwriting adjustment, $75.00 times the rentable square feet of the leased premises which is subject to a lease which caused the related vacating non-data center underwriting adjustment.

Lockbox / Cash Management. The One Wilshire Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the One Wilshire Property and all other money received by the borrower or the property manager with respect to The One Wilshire Property to be deposited into the lockbox account within two business days of receipt. On each business day during the continuance of a One Wilshire Cash Sweep Period under the One Wilshire Whole Loan, all amounts in the lockbox account are required to be remitted to the cash management account. To the extent no One Wilshire Cash Sweep Period is continuing, all funds in the lockbox account are required to be transferred to the borrower’s operating account.

Prior to the ARD, on each due date during the continuance of a One Wilshire Cash Sweep Period under the One Wilshire Whole Loan, all funds on deposit in the cash management account after the application of such funds in accordance with the One Wilshire Whole Loan documents are required to be held by the lender in the excess cash flow reserve as additional collateral for the One Wilshire Loan and disbursed in accordance with the One Wilshire Whole Loan documents. If the One Wilshire Whole Loan is not paid by the ARD, from and after the ARD, the One Wilshire Whole Loan will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred. After the ARD, all amounts on deposit in the cash management

A-3-53

Annex A-3	Benchmark 2022-B32

One Wilshire

account after payment of debt service, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the One Wilshire Whole Loan, until the outstanding principal balance has been reduced to zero, then to any excess interest until the excess interest has been reduced to zero and then to any other indebtedness due under the One Wilshire Whole Loan until the other indebtedness has been reduced to zero.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. Not permitted.

A-3-54

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-55

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

A-3-56

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

A-3-57

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$78,550,000	Title:	Fee
Cut-off Date Principal Balance:	$78,550,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.4%	Net Rentable Area (SF):	652,850
Loan Purpose:	Acquisition	Location(1):	Various, NM
Borrower:	SPONM DB LLC	Year Built / Renovated(1):	Various / NAP
Guarantor:	SVEA Real Estate Group, LLC	Occupancy:	97.2%
Interest Rate:	3.80700%	Occupancy Date:	1/5/2022
Note Date:	1/5/2022	Number of Tenants:	21
Maturity Date:	1/6/2032	Fourth Most Recent NOI:	$9,655,004 (December 31, 2018)
Interest-only Period:	120 months	Third Most Recent NOI:	$9,723,143 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$10,416,305 (December 31, 2020)
Original Amortization:	None	Most Recent NOI:	$10,128,341 (TTM October 31, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25),D(90),O(5)	UW Revenues:	$13,459,517
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$3,743,620
Additional Debt:	N/A	UW NOI:	$9,715,898
Additional Debt Balance:	N/A	UW NCF:	$8,929,187
Additional Debt Type:	N/A	Appraised Value / Per SF:	$120,890,000 / $185
		Appraisal Date:	10/20/2021

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$120
Taxes:	$172,088	$57,363	N/A	Maturity Date Loan / SF:	$120
Insurance:	$18,166	$18,166	N/A	Cut-off Date LTV:	65.0%
Replacement Reserves:	$0	$22,306	$1,070,688	Maturity Date LTV:	65.0%
TI/LC:	$500,000	Springing	$7,834,197	UW NCF DSCR:	2.95x
Other:	$571,303	$0	N/A	UW NOI Debt Yield:	12.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$78,550,000	63.5%	Purchase Price	$119,082,570	96.2%
Sponsor Equity	45,191,725	36.5	Closing Costs	3,397,597	2.7
			Upfront Reserves	1,261,558	1.0
Total Sources	$123,741,725	100.0%	Total Uses	$123,741,725	100.0%

(1)	See “Portfolio Summary” table herein.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

The Loan. The SVEA New Mexico Portfolio mortgage loan (the “SVEA New Mexico Portfolio Loan”) is secured by the borrower’s fee interests in a portfolio of 40 suburban office properties totaling 652,850 square feet located across New Mexico (the “SVEA New Mexico Portfolio Properties”). The SVEA New Mexico Portfolio Loan was originated by DBR Investments Co. Limited on January 5, 2022 and accrues interest at 3.80700% per annum. The SVEA New Mexico Portfolio Loan has a 10-year term and is interest only for the entire term.

The Borrower. The borrower is SPONM DB LLC, a Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the SVEA New Mexico Portfolio Loan. The borrowing entity is owned by SPONM Holdings LLC, a Texas limited liability company (“Sole Member”) and managed by Harry J. Kuper Jr. SVEA NM LLC, a Texas limited liability company, along with two other equity partners, Goodland, LLC (36.9%) and CrowdOut Nuevo LLC (31.9%), own the Sole Member. SVEA NM LLC is 100% owned by SVEA Real Estate Group, LLC.

The Loan Sponsor. The loan sponsor and non-recourse carve-out guarantor is SVEA Real Estate Group, LLC. SVEA Real Estate Group, LLC is 100% indirectly owned by Netherlands entity, Dorco International B.V., which is 100% owned by Mikael Andersson, a citizen of Sweden. SVEA Real Estate Group, LLC, a Delaware limited liability company, is the American company in his portfolio which owns 49

A-3-58

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

total commercial and residential properties totaling approximately 597,000 square feet, which is not inclusive of the SVEA New Mexico Portfolio Properties.

The Properties. The SVEA New Mexico Portfolio Properties consists of 40 suburban office buildings totaling 652,850 square feet located across New Mexico. The SVEA New Mexico Portfolio Properties were built between 1997 and 2009 and range from 4,241 to 44,623 square feet, with an average size of 16,321 square feet. No single property accounts for more than 6.8% of the net rentable area and no property accounts for more than 8.3% of the UW base rent.

As of January 5, 2022, the SVEA New Mexico Portfolio Properties were 97.2% occupied by 21 tenants, with government tenants accounting for 91.8% of the net rentable area and 96.2% of the UW base rent. Within the SVEA New Mexico Portfolio, 86.7% of the net rentable area is leased to the State of New Mexico (Moody’s: Aa2; S&P: AA) and 5.1% of the net rentable area is leased to the United States General Services Administration (Moody’s: Aaa; Fitch: AAA; S&P: AA+).

A-3-59

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

The following table presents certain information relating to the SVEA New Mexico Portfolio Properties:

Portfolio Summary
Property Name	City	Year Built	SF	Occupancy	ALA	% of ALA	Appraised Value	UW Base Rent	% of UW Base Rent
39 Plaza La Prensa	Santa Fe	2001	38,493	98.7%	$6,302,713	8.0%	$9,700,000	$1,145,157	8.3%
1711 Randolph Road Southeast	Albuquerque	2003	28,946	100.0%	$4,463,880	5.7%	6,870,000	$679,076	4.9%
1920 Fifth Street	Santa Fe	2004	29,269	100.0%	$4,190,979	5.3%	6,450,000	$705,383	5.1%
445 Camino Del Rey Southwest	Los Lunas	2002	44,623	100.0%	$4,190,979	5.3%	6,450,000	$750,264	5.5%
3280 Bridge Boulevard Southwest	Albuquerque	2000	35,032	100.0%	$3,768,633	4.8%	5,800,000	$594,713	4.3%
37 Plaza La Prensa	Santa Fe	2002	21,364	100.0%	$3,417,760	4.4%	5,260,000	$644,074	4.7%
4363 Jager Drive Northeast	Rio Rancho	2007	24,465	97.4%	$3,378,774	4.3%	5,200,000	$545,005	4.0%
655 Utah Avenue	Las Cruces	2002	21,871	100.0%	$3,346,286	4.3%	5,150,000	$629,243	4.6%
2536 Ridge Runner Road	Las Vegas	2001	25,061	100.0%	$2,813,479	3.6%	4,330,000	$566,278	4.1%
653 Utah Avenue	Las Cruces	2009	22,611	100.0%	$2,605,555	3.3%	4,010,000	$424,219	3.1%
4359 Jager Drive Northeast	Rio Rancho	1999	23,008	100.0%	$2,560,071	3.3%	3,940,000	$392,340	2.9%
221 Llano Estacado	Clovis	1997	21,412	96.6%	$2,241,687	2.9%	3,450,000	$389,683	2.8%
1308 Gusdorf Road	Taos	2004	16,512	100.0%	$2,046,757	2.6%	3,150,000	$343,938	2.5%
2540 Camino Ortiz	Santa Fe	2002	17,319	100.0%	$1,988,279	2.5%	3,060,000	$421,903	3.1%
5500 San Antonio Drive Northeast	Albuquerque	2004	20,017	100.0%	$1,949,293	2.5%	3,000,000	$328,895	2.4%
2121 Summit Court	Las Cruces	2007	12,774	100.0%	$1,936,297	2.5%	2,980,000	$377,705	2.7%
2732 North Wilshire Boulevard	Roswell	2007	11,612	97.2%	$1,864,823	2.4%	2,870,000	$313,917	2.3%
41 Plaza La Prensa	Santa Fe	2008	12,912	100.0%	$1,806,345	2.3%	2,780,000	$298,429	2.2%
2800 Farmington Avenue	Farmington	1999	14,000	100.0%	$1,793,349	2.3%	2,760,000	$304,371	2.2%
1710 East Aztec Avenue	Gallup	2006	13,168	97.7%	$1,741,368	2.2%	2,680,000	$313,241	2.3%
5200 Oakland Avenue Northeast	Albuquerque	2003	16,176	100.0%	$1,617,913	2.1%	2,490,000	$276,664	2.0%
3316 North Main Street	Clovis	2006	19,494	100.0%	$1,611,415	2.1%	2,480,000	$275,291	2.0%
2141 Summit Court	Las Cruces	2007	11,500	100.0%	$1,422,984	1.8%	2,190,000	$249,469	1.8%
1014 North California Street	Socorro	2003	10,241	100.0%	$1,416,486	1.8%	2,180,000	$243,776	1.8%
912 Railroad Avenue	Espanola	2005	16,099	74.1%	$1,319,021	1.7%	2,030,000	$281,016	2.0%
1922 Fifth Street	Santa Fe	2004	9,804	100.0%	$1,280,036	1.6%	1,970,000	$218,650	1.6%
1017 East Roosevelt Avenue	Grants	2001	9,742	100.0%	$1,202,064	1.5%	1,850,000	$222,048	1.6%
145 Roy Road	Taos	2007	13,771	94.1%	$1,202,064	1.5%	1,850,000	$240,461	1.7%
1800 East 30th Street	Farmington	2006	11,137	34.3%	$1,143,585	1.5%	1,760,000	$82,546	0.6%
5205 Quail Road Northwest	Albuquerque	2002	6,659	100.0%	$961,651	1.2%	1,480,000	$147,125	1.1%
501 East Bender Boulevard	Hobbs	2008	6,697	86.9%	$909,670	1.2%	1,400,000	$159,851	1.2%
1233 Whittier Street	Raton	2002	6,007	94.6%	$890,177	1.1%	1,370,000	$148,756	1.1%
2520 Ridge Runner Road	Las Vegas	2002	5,940	100.0%	$857,689	1.1%	1,320,000	$160,147	1.2%
26387 US Highway 70	Ruidoso Downs	1998	12,907	100.0%	$857,689	1.1%	1,320,000	$165,440	1.2%
475 Courthouse Road Southeast	Los Lunas	2005	14,735	89.0%	$779,717	1.0%	1,200,000	$187,867	1.4%
7905 Marble Avenue Northeast	Albuquerque	2007	6,312	100.0%	$688,750	0.9%	1,060,000	$131,661	1.0%
2215 West Main Street	Artesia	2006	7,795	93.8%	$662,760	0.8%	1,020,000	$133,455	1.0%
2522 Ridge Runner Road	Las Vegas	2005	4,391	100.0%	$519,811	0.7%	800,000	$112,929	0.8%
1710 Rio Bravo Boulevard Southwest	Albuquerque	2004	4,733	100.0%	$493,821	0.6%	760,000	$88,412	0.6%
312 East Nizhoni Boulevard	Gallup	2004	4,241	92.4%	$305,389	0.4%	470,000	$67,020	0.5%
Total / Wtd. Avg.			652,850	97.2%	$78,550,000	100.0%	$120,890,000	$13,760,419	100.0%

The top five tenants in the SVEA New Mexico Portfolio Properties are all government credit tenants, with the largest tenant being the State of New Mexico (86.7% of the NRA; Moody’s: Aa2, S&P: AA). The top four State of New Mexico agencies at the SVEA New Mexico Portfolio Properties are the following: NM Human Services Dept. (16 leases, 47.3% of total NRA), NM Children, Youth, & Families Dept. (“CYFD”; 10 leases, 22.6% of total NRA), NM Division of Vocational Rehab (six leases, 3.7% of total NRA), and NM Regulation & Licensing Dept. (one lease, 3.1% of total NRA). Included in the top tenants is GSA Social Security Admin (“SSA”; four leases, 5.1% of total NRA). Since 2011, the SVEA New Mexico Portfolio has had an average occupancy of 96.7%. The weighted average original lease term of the SVEA New Mexico Portfolio tenants is 16.2 years and the weighted average lease term as of the Cut-off Date is 4.2 years. Throughout the occupancy history of the SVEA New Mexico Portfolio, only 10 tenants have ever turned over with eight of those 10 tenants backfilled by switching from one state agency to another state agency.

A-3-60

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

COVID-19 Update. As of January 5, 2022, the SVEA New Mexico Portfolio Properties were open and operating. No rent relief has been requested. As of January 5, 2022, no loan modification or forbearance requests have been made on the SVEA New Mexico Portfolio Whole Loan. The first payment date of the SVEA New Mexico Portfolio Whole Loan is in February 2022. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The SVEA New Mexico Portfolio Properties are primarily located in four office markets: Albuquerque, Sante Fe, Las Cruces and Farmington.

The following table presents certain information relating to the SVEA New Mexico Portfolio Properties’ market statistics:

Market Overview(1)(2)
Market	NRA	Vacancy Rate	Market Rent	Net Absorption
Albuquerque	38,675,892	6.7%	$17.47	146,800
Santa Fe	7,168,976	3.4%	$21.56	58,155
Las Cruces	4,375,703	6.7%	$18.45	42,418
Farmington	1,293,734	5.2%	$20.90	0
(1)	Source: Appraisal.

(2)	Market statistics as of the third quarter of 2021.

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
96.0%	96.0%	96.0%	97.2%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of January 5, 2022.

Tenant Summary(1)
Tenant	Building	Ratings	Net Rentable Area (SF)	% of	Base Rent PSF(3)	% of Total	Lease
		Moody’s/Fitch/S&P(2)		Total NRA		Base Rent	Expiration Date
NM Human Services Dept(3)	Various	Aa2 / NR / AA	308,619	47.3%	$23.02	51.6%	Various
NM Children, Youth, & Families Dept(3)	Various	Aa2 / NR / AA	147,257	22.6%	$20.69	22.1%	Various
Social Security Admin(4)	Various	Aaa / AAA / AA+	33,064	5.1%	$23.84	5.7%	Various
NM Division of Vocational Rehab(3)	Various	Aa2 / NR / AA	23,844	3.7%	$19.31	3.3%	Various
NM Regulation & Licensing Dept(3)	5500 San Antonio Dr. NE	Aa2 / NR / AA	20,017	3.1%	$16.43	2.4%	7/31/2025
Valencia Shelter Services	445 Camino Del Rey SW	NR / NR / NR	13,763	2.1%	$15.25	1.5%	8/31/2026
NM Dept of Health(3)	Various	Aa2 / NR / AA	13,233	2.0%	$25.13	2.4%	Various
NM Environment Dept(3)	Various	Aa2 / NR / AA	13,225	2.0%	$20.17	1.9%	Various
NM State Investment Council(3)	41 Plaza La Prensa	Aa2 / NR / AA	12,912	2.0%	$23.11	2.2%	7/31/2023
NM Office of the State Auditor(3)	2540 Camino Edward Ortiz	Aa2 / NR / AA	9,362	1.4%	$23.20	1.6%	8/14/2025
Total/Wtd. Avg.			595,296	91.2%	$21.93	94.9%
Other Occupied			39,144	6.0%	$18.04	5.1%
Total Occupied			634,440	97.2%	$21.69	100.0%
Vacant			18,410	2.8%
Total			652,850	100.0%

(1)	Based on the underwritten rent roll dated January 5, 2022.

(2)	In certain instances, ratings provided are those of the parent company or government of the entity shown, whether or not the parent company or government guarantees the lease.

(3)	The State of New Mexico leases will terminate prior to the end of the lease term, without penalty to the tenant and with 90 days’ notice to the landlord, upon the occurrence of one or more of the following events: (i) the New Mexico legislature fails to grant sufficient authority and appropriations to the tenant to carry out the terms and conditions of the lease, (ii) the governor of New Mexico, pursuant to executive order, or the New Mexico legislature, pursuant to statute, eliminates or transfers employees or functions of the tenant or (iii) the State of New Mexico builds a new building or purchases or otherwise acquires an existing building and includes space in such new or existing building for the tenant.

(4)	The tenant may terminate the following leases, in whole or in part, at any time effective after the firm term of the lease (as specified below), by providing not less than 90 days’ prior written notice to the landlord: (i) 2141 Summit Court property (February 17, 2026), (ii) 1922 Fifth Street property (January 31, 2029), (iii) 501 East Bender Boulevard property (November 30, 2032) and (iv) 2520 Ridge Runner Road (February 26, 2030).

A-3-61

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	18,410	2.8%	NAP	NAP	18,410	2.8%	NAP	NAP
MTM & 2022	11	85,322	13.1%	$2,116,948	15.4%	103,732	15.9%	$2,116,948	15.4%
2023	8	131,915	20.2%	3,474,367	25.2%	235,646	36.1%	$5,591,316	40.6%
2024	5	21,441	3.3%	451,359	3.3%	257,087	39.4%	$6,042,675	43.9%
2025	4	51,863	7.9%	859,832	6.2%	308,950	47.3%	$6,902,507	50.2%
2026	5	45,892	7.0%	805,524	5.9%	354,842	54.4%	$7,708,032	56.0%
2027	8	139,518	21.4%	2,644,634	19.2%	494,360	75.7%	$10,352,665	75.2%
2028	4	30,461	4.7%	657,904	4.8%	524,821	80.4%	$11,010,569	80.0%
2029	9	65,088	10.0%	1,344,798	9.8%	589,909	90.4%	$12,355,367	89.8%
2030	5	42,168	6.5%	911,891	6.6%	632,077	96.8%	$13,267,258	96.4%
2031	3	14,953	2.3%	333,310	2.4%	647,030	99.1%	$13,600,568	98.8%
2032 and Thereafter	1	5,820	0.9%	159,851	1.2%	652,850	100.0%	$13,760,419	100.0%
Total	63	652,850	100.0%	$13,760,419	100.0%

(1)	Based on the underwritten rent roll dated January 5, 2022.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM 10/31/2021	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$13,183,721	$13,372,993	$13,731,039	$13,639,089	$13,760,419	$21.08	97.1%
Rent Steps(3)	0	0	0	0	12,747	$0.02	0.1%
Potential Income from Vacant Space	0	0	0	0	394,747	$0.60	2.8%
Gross Potential Rent	$13,183,721	$13,372,993	$13,731,039	$13,639,089	$14,167,913	$21.70	100.0%
Total Reimbursements	0	0	0	0	0	$0.00	0.0%
Total Other Income	0	0	0	0	0	$0.00	0.0%
Net Rental Income	$13,183,721	$13,372,993	$13,731,039	$13,639,089	$14,167,913	$21.70	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(708,396)	($1.09)	(5.0%)
Effective Gross Income	$13,183,721	$13,372,993	$13,731,039	$13,639,089	$13,459,517	$20.62	95.0%
Total Expenses	3,528,717	3,649,850	3,314,734	3,510,748	3,743,620	$5.73	27.8%
Net Operating Income	$9,655,004	$9,723,143	$10,416,305	$10,128,341	$9,715,898	$14.88	72.2%
TI/LC	0	0	0	0	519,043	$0.80	3.9%
Capital Expenditures	0	0	0	0	267,668	$0.41	2.0%
Net Cash Flow	$9,655,004	$9,723,143	$10,416,305	$10,128,341	$8,929,187	$13.68	66.3%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is based on the underwritten rent roll as of January 5, 2022.

(3)	Rent steps underwritten through November 2022.

A-3-62

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

Property Management. The SVEA New Mexico Portfolio Properties are managed by SPONM Management LLC, an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower deposited (i) approximately $172,088 into a real estate taxes reserve, (ii) approximately $18,166 into an insurance reserve, (iii) approximately $500,000 into a general leasing reserve, (iv) $492,473 into a reserve for current landlord leasing obligations and (v) $78,830 into an immediate repairs reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes (initially estimated at approximately $57,363).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the estimated annual insurance premiums (initially estimated at approximately $18,166).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $22,306 for replacement reserves, subject to a cap of $1,070,688. The borrower may post a letter of credit in an amount equal to the replacement reserve cap in lieu of the reserve.

TI/LC Reserve – The borrower is required to deposit into a rollover reserve, on a monthly basis, (i) if the debt service coverage ratio is below 1.80x, $68,005 and (ii) if the debt service coverage ratio is below 1.55x, $163,212, in each case subject to a cap of $7,834,197. The borrower may post a letter of credit in an amount equal to the TI/LC reserve cap in lieu of the reserve.

Lockbox / Cash Management. The SVEA New Mexico Portfolio Loan is structured with a hard lockbox and springing cash management. The borrower was required to cause all gross revenues to be transmitted directly by tenants of the SVEA New Mexico Portfolio into the lockbox account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. During the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the SVEA New Mexico Portfolio Loan documents to pay debt service on the SVEA New Mexico Portfolio Loan, required reserves and operating expenses, and all excess cash flow funds remaining in the cash management account after such application of funds are required to be held by the lender in an excess cash flow reserve account as additional collateral for the SVEA New Mexico Portfolio Loan during such Trigger Period.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio falling below 1.25x for any calendar quarter, (iii) for so long as an approved mezzanine loan is outstanding or (iv) if the manager is an affiliate of the borrower and becomes insolvent or bankrupt and (B) expiring upon (1) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (2) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.30x for two calendar quarters, (3) with regard to any Trigger Period commenced in connection with clause (iii) above, the mezzanine loan is no longer outstanding and (4) with regard to any Trigger Period commenced in connection with clause (iv) above, the manager is replaced with an unaffiliated qualified manager approved by lender.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The related loan documents permit future mezzanine financing, subject to satisfaction of certain conditions, including among others, such mezzanine debt (i) is not in excess of $15.0 million, (ii) is subject to an intercreditor agreement acceptable to the lender, (iii) as of the date of its incurrence, does not cause the debt service coverage ratio to be less than 1.97x or the debt yield to be less than 11.0%, (iv) as of the date of its incurrence, does not cause the aggregate loan-to-value ratio, to be greater than 64.97% and (v) will be interest only and coterminous with the SVEA New Mexico Portfolio Loan. See “Description of the Mortgage Pool—Additional Indebtedness— Mezzanine Indebtedness” in the Preliminary Prospectus.

Partial Release. On any day upon not less than 30 days’ written notice, the borrower may obtain the release of a Release Parcel (as defined below), upon, but not limited to, the following conditions: (i) no event of default is continuing, (ii) the Release Parcel must be vacant and non-income producing land, (iii) the borrower must obtain a subdivision of the applicable property such that the applicable Release Parcel is a legally subdivided parcel from the applicable remaining property, (iv) with respect to the Bridge Boulevard Release Parcel (as defined below), the borrower must defease an amount of principal equal to $121,492 and satisfy the conditions in the loan documents to a defeasance, (v) with respect to the Grants Release Parcel (as defined below), (x) the borrower has delivered evidence that prior to the date of the proposed release 10 additional parking spaces are striped on the proposed remaining property to be legally conforming and/or (y) the borrower has obtained a variance or other approval for the Grants property from the applicable governmental authority causing the Grants property (excluding any parking spaces located on the Grants Release Parcel) to be legal conforming as to parking under applicable legal requirements and such variance or other approval must run with the land and (vi) satisfaction of REMIC related conditions.

A-3-63

Annex A-3	Benchmark 2022-B32

SVEA New Mexico Portfolio

A “Release Parcel” means (i) a portion of the 2520 Ridge Runner Road property to be reasonably approved by the lender, which consists of no more than 0.09 acres as depicted on a schedule to the loan agreement, (ii) a portion of the 3280 Bridge Boulevard Southwest property to be reasonably approved by the lender, which consists of no more than 2.72 acres as depicted on a schedule to the loan agreement (“Bridge Boulevard Release Parcel”) and (iii) a portion of the 1017 East Roosevelt Avenue property to be reasonably approved by the lender, which consists of no more than 0.30 acres as depicted on a schedule to the loan agreement (“Grants Release Parcel”).

A-3-64

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-65

Annex A-3	Benchmark 2022-B32

JW Marriott Desert Springs

A-3-66

Annex A-3	Benchmark 2022-B32

JW Marriott Desert Springs

A-3-67

Annex A-3	Benchmark 2022-B32

JW Marriott Desert Springs

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$75,000,000	Title:	Fee / Leasehold
Cut-off Date Principal Balance(1):	$75,000,000	Property Type - Subtype:	Hospitality – Full Service
% of Pool by IPB:	4.2%	Net Rentable Area (Rooms):	884
Loan Purpose:	Refinance	Location:	Palm Desert, CA
Borrower:	Newage Desert Springs, LLC	Year Built / Renovated:	1987 / 2019
Guarantor:	Tiffany Lam	Occupancy:	36.8%
Interest Rate:	4.99500%	Occupancy Date:	12/31/2021
Note Date:	12/22/2021	Number of Tenants:	NAP
Maturity Date:	1/6/2027	Fourth Most Recent NOI:	$23,174,262 (December 31, 2018)
Interest-only Period:	60 months	Third Most Recent NOI:	$20,804,350 (December 31, 2019)
Original Term:	60 months	Second Most Recent NOI:	($54,690) (December 31, 2020)
Original Amortization:	None	Most Recent NOI(5):	$12,620,916 (December 31, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy:	63.5%
Call Protection(2):	L(25),D(30),O(5)	UW Revenues:	$126,226,398
Lockbox / Cash Management:	Soft / Springing	UW Expenses:	$100,165,283
Additional Debt(1):	Yes	UW NOI(6):	$26,061,115
Additional Debt Balance(1):	$53,000,000	UW NCF:	$20,380,927
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Room:	$306,000,000/ $346,154
		Appraisal Date:	11/17/2021

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / Room:	$144,796
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$144,796
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	41.8%
Upfront Debt Service Reserve:	$6,482,400	$0	N/A	Maturity Date LTV:	41.8%
Other(4):	$0	Springing	N/A	UW NCF DSCR:	3.14x
				UW NOI Debt Yield:	20.4%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Loan Amount	$128,000,000	98.2%		Loan Payoff	$123,214,718	94.5%
Sponsor Equity	2,366,918	1.8		Upfront Reserves	6,482,400	5.0
				Closing Costs	669,880	0.5
Total Sources	$130,366,918	100.0%		Total Uses	$130,366,918	100.0%

(1)	The JW Marriott Desert Springs Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $128.0 million. The Financial Information in the chart above reflects the Cut-off Date Balance of the JW Marriott Desert Springs Whole Loan (as defined below).
(2)	The defeasance lockout period, with respect to a defeasance of the JW Marriott Desert Springs Whole Loan, will be at least 25 payment dates beginning with and including the first payment date on February 6, 2022. Defeasance of the full $128.0 million JW Marriott Desert Springs Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 22, 2024. The assumed lockout of 25 may be longer.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	Other springing reserve represents a ground rent reserve, please refer to “Escrows and Reserves” below
(5)	The Most Recent NOI includes the trailing 11 month period ending November 2021 and the forecasted financials for December 2021.
(6)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to underwriting to average occupancy levels prior to the 2019 renovation and COVID-19 pandemic at the post-renovation ADR observed between June 2021 and November 2021. The mortgaged property’s 2021 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the JW Marriott Desert Springs Mortgaged Property will revert to pre-COVID-19 performance.

The Loan. The JW Marriott Desert Springs loan (the “JW Marriott Desert Springs Loan”) is part of a whole loan consisting of two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $128.0 million (the “JW Marriott Desert Springs Whole Loan”). The JW Marriott Desert Springs Loan, which is evidenced by the controlling Note A-1, had an original balance and has an outstanding balance as of the Cut-off Date of $75.0 million. The non-controlling Note A-2 had an original balance and has an outstanding balance as of the Cut-off Date of $53.0 million.

The JW Marriott Desert Springs Whole Loan was originated by Goldman Sachs Bank USA on December 22, 2021. The JW Marriott Desert Springs Whole Loan has a 5-year interest only term and accrues interest at a fixed rate of 4.99500% per annum. The JW Marriott

A-3-68

Annex A-3	Benchmark 2022-B32

JW Marriott Desert Springs

Desert Springs Whole Loan proceeds were used to refinance the JW Marriott Desert Springs Property (as defined below), fund a debt service reserve and pay origination costs.

The JW Marriott Desert Springs Whole Loan had an initial term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The scheduled maturity date of the JW Marriott Desert Springs Whole Loan is the due date in January 2027. Voluntary prepayment of the JW Marriott Desert Springs Whole Loan in whole (but not in part) is permitted on or after the due date occurring in March 2024 and without the payment of any prepayment premium. Defeasance of the JW Marriott Desert Springs Whole Loan in whole (but not in part) is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 22, 2024.

The table below summarizes the promissory notes that comprise the JW Marriott Desert Springs Whole Loan. The relationship between the holders of the JW Marriott Desert Springs Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2022-B32	Yes
A-2	$53,000,000	$53,000,000	GSBI(1)	No
Whole Loan	$128,000,000	$128,000,000
(1)	Expected to be contributed to one or more future securitization trusts.

The Borrower. The borrower is Newage Desert Springs, LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the JW Marriott Desert Springs Whole Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Tiffany Lam, CEO of Kam Sang Company, Inc. (“Kam Sang”).

The Property. The JW Marriott Desert Springs Property, located in north Palm Desert, is a full-service hospitality property built in 1987. The property is located in a resort and golf community within the Coachella Valley, southwest of the intersection formed by Cook Street and Country Club Drive. The JW Marriott Desert Springs Property encompasses approximately 286.30 acres and is comprised of a main hotel building (five to nine stories), a one-story spa and fitness center building, and a one-story semi-permanent pavilion tent. Parking is available in the two-level parking garage to the west of the main hotel building and several surface lots throughout the resort. Both self-park and valet parking are offered, and the valet parking operation is managed by a third-party company. Other site improvements include two golf courses, over 26 acres of waterways, various outdoor swimming pools and whirlpools, and well-maintained. The JW Marriott Desert Springs Property offers amenities including four restaurants, three bars, a poolside bar, and a coffee shop. The hotel also offers 12 indoor meeting rooms and four outdoor event spaces. The largest ballroom, the Sinatra Ballroom, is divisible into 14 separate rooms. The hotel also features a 12,000-square-foot semi-permanent pavilion tent. Recreational facilities consist of two 18-hole golf courses, a 47-treatment-room spa, 26 acres of waterways, 20 tennis courts, five outdoor pools, two outdoor whirlpools, a fitness center, a 12,000-square-foot entertainment zone, and various retail outlets. Additional amenities include a full-service business center and a rental car center. The JW Marriott Desert Springs Property carries the JW Marriott flag under a hotel management agreement that expires December 31, 2022 and may be automatically renewed for four successive 10-year periods unless terminated by the operator.

The Market. The JW Marriott Desert Springs Property is located within north Palm Desert, within the Coachella Valley lodging market within the state of California. According to the appraisal, the north Palm Desert area has historically benefited from a variety of tourism and leisure attractions in the area. Tourism in the Coachella Valley is typically strongest from January through April, when the area enjoys cooler desert temperatures but a warmer climate than most other cities; the weather is especially welcoming to those visiting from the northern regions. The area is popular as a resort, golf, and tennis destination. Other leisure demand generators include Downtown Palm Springs, Fantasy Springs Resort Casino, and Agua Caliente Casino. Special events also typically play a role during key weekends. The area’s major events usually occur in March or April. Over three weekends, Indio’s Empire Polo Club plays hosts to the world-renowned Coachella Valley Music & Arts Festival, as well as the Stagecoach Country Music Festival. Although the festivals were canceled in 2020 and 2021 due to a resurgence of COVID-19 cases within Riverside County, they have been rescheduled to April 2022. Other key events that take place in the Coachella Valley include the BNP Paribas Open tennis championships, which were recently held in October 2021, Palm Springs International Film Festival, and LPGA Kraft Nabisco Championships. No major changes related to these attributes of the market are expected over the long term.

The Coachella Valley lodging market is comprised of approximately 14,300 hotel rooms located. As of Q4-2020, hospitality occupancy in Coachella Valley plummeted 21.9%, largely due to the onset of the COVID-19 pandemic. Prior to COVID-19, the hospitality market occupancy was 58.6% as of YE 2019. Further, from 2009-2019, the compound annual growth rates (“CAGR”) for ADR and RevPAR in Desert Springs were 2.9% and 3.8%, respectively.

A-3-69

Annex A-3	Benchmark 2022-B32

JW Marriott Desert Springs

COVID-19 Update. As of January 6, 2022, The JW Marriott Desert Springs Property is open and operating. As of January 6, 2022, no loan modification or forbearance requests have been made on The JW Marriott Desert Springs Loan. The first payment date of The JW Marriott Desert Springs Loan is February 6, 2022.

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	2021	Underwritten(1)	Per Room	% of Total Revenue
Occupancy	62.1%	58.8%	19.6%	36.8%	63.5%
ADR	$224.70	$225.66	$250.16	$273.74	$267.71
RevPAR	$139.45	$132.61	$48.91	$100.71	$170.00

Room Revenue	$44,994,854	$42,788,499	$15,823,875	$32,494,411	$54,850,861	$62,048	43.5%
Food & Beverage Revenue	45,288,668	47,332,662	16,114,894	26,542,884	51,144,651	57,856	40.5%
Other Departmental Revenue(2)	17,849,499	18,723,007	9,845,701	15,823,366	20,230,886	22,886	16.0%
Total Revenue	$108,133,021	$108,844,168	$41,784,470	$74,860,661	$126,226,398	$142,790	100.0%

Room Expense	$10,930,362	$10,711,086	$4,412,952	$7,338,460	$13,730,612	$15,532	10.9%
Food & Beverage Expense	32,169,377	34,979,244	13,353,085	22,352,525	37,795,897	42,756	29.9%
Other Departmental Expense	10,442,863	11,254,666	5,518,316	8,431,242	12,161,073	13,757	9.6%
Departmental Expenses	$53,542,602	$56,944,996	$23,284,353	$38,122,227	$63,687,583	$72,045	50.5%
							%
Departmental Profit	$54,590,419	$51,899,172	$18,500,117	$36,738,434	$62,538,815	$70,745	49.5%

Admin & General	$6,546,262	$7,289,923	$4,442,493	$5,322,291	$8,454,111	$9,563	6.7%
Maintenance & Repairs	5,125,724	5,443,470	3,245,217	4,274,391	6,312,783	7,141	5.0%
Utility Costs	2,568,169	2,466,965	1,752,945	2,799,468	2,860,935	3,236	2.3%
Marketing & Franchise Fee	8,518,316	8,058,412	3,664,976	5,294,957	9,345,327	10,572	7.4%
Management Fee	3,239,126	3,225,036	1,227,506	2,217,417	3,786,792	4,284	3.0%
Property Tax	2,214,687	2,078,451	2,351,537	2,133,444	2,377,975	2,690	1.9%
Insurance	991,646	835,554	702,818	884,604	1,113,052	1,259	0.9%
Other Expenses	2,212,227	1,697,011	1,167,315	1,190,946	2,226,725	2,519	1.8%
Total Expenses	$31,416,157	$31,094,822	$18,554,807	$24,117,518	$36,477,700	$41,264	28.9%
Net Operating Income(2)	$23,174,262	$20,804,350	($54,690)	$12,620,916	$26,061,115	$29,481	20.6%
FF&E	5,944,998	5,912,565	2,250,428	4,065,264	5,680,188	6,426	4.5%
Net Cash Flow	$17,229,264	$14,891,785	($2,305,118)	$8,555,652	$20,380,927	$23,055	16.1%

(1)	The 2021 includes the trailing 11 month period ending November 2021 and the forecasted financials for December 2021.
(2)	The increase in Underwritten Net Operating Income is primarily attributable to underwriting to average occupancy levels prior to the 2019 renovation and COVID-19 pandemic at the post-renovation ADR observed between June 2021 and November 2021. The mortgaged property’s 2021 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the JW Marriott Desert Springs Mortgaged Property will revert to pre-COVID-19 performance.

Property Management. The JW Marriott Desert Springs Property is managed by Marriott Hotel Services, Inc., a third party management company.

Escrows and Reserves. At loan origination, the borrower deposited $6,482,400 into a debt service reserve. Provided no event of default is continuing, the debt service reserve will be reduced each month by 1/12th of the initial deposit. There is no ongoing debt service reserve in place.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the reasonably estimated annual real estate taxes; provided, however, to the extent that amounts due for such taxes are reserved for in an account maintained by the Brand Manager (as defined below) pursuant to the Brand Management Agreement (as defined below) or are previously paid for by the Brand Manager pursuant to the Brand Management Agreement, the deposits required to be made by the borrower will be reduced on a dollar-for-dollar basis by such amounts.

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of reasonably estimated insurance premiums; provided, however, to the extent that amounts due for insurance premiums are reserved for in an account maintained by the Brand Manager pursuant to the Brand Management Agreement or are previously paid for by the Brand Manager pursuant to the Brand Management Agreement, the deposits required to be made by the borrower will be reduced on a dollar-for-dollar basis by such amounts.

Ground Rent Reserve - The borrower is required to deposit into a ground rent reserve, on a monthly basis, 1/12th of the reasonably estimated ground rents; provided, however, to the extent that amounts due for ground rents are reserved for in an account maintained by

A-3-70

Annex A-3	Benchmark 2022-B32

JW Marriott Desert Springs

the Brand Manager pursuant to the Brand Management Agreement or are previously paid for by the Brand Manager pursuant to the Brand Management Agreement, the deposits required to be made by the borrower will be reduced on a dollar-for-dollar basis by such amounts.

FF&E Reserve – The borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to either (i) the amount mandated to be deposited under the brand management agreement in effect as of the origination of the JW Marriott Desert Springs Loan or (ii) in the event the Brand Management Agreement (as defined below) has been terminated in accordance with the terms of the JW Marriott Desert Springs Loan documents, the greater of (a) any amount mandated by any replacement Brand Management Agreement or franchise agreement then in place with respect to the JW Marriott Desert Springs Property and (b) 5.5% of revenue over the immediately preceding 12-month period.

Seasonality Reserve – The borrower is required to deposit into a seasonality reserve, on a monthly basis, all amounts then remaining after the payment of basic carrying costs, hotel taxes, delinquent interest, operating expenses and FF&E expenses; provided, however, if the available amounts then on deposit in the seasonality reserve are equal to or exceed $2,701,000, then such deposit will be waived.

Lockbox / Cash Management. The JW Marriott Desert Springs Whole Loan is structured with a soft lockbox and springing cash management. So long as the JW Marriott Desert Springs Property is subject to the Brand Management Agreement with the Brand Manager, the borrower will cause the Brand Manager, pursuant to the Brand Management Agreement, to deposit all net income, after payment of certain property level expenses paid directly by the Brand Manager, into a lender controlled lockbox account within one business day of receipt. In the event that the Brand Management Agreement is terminated in accordance with the JW Marriott Desert Springs Whole Loan documents or the Brand Manager is in default under the Brand Management Agreement, all income will be required to be deposited into a lender controlled lockbox account within two business days of receipt. To the extent no JW Marriott Desert Springs Trigger Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the lender.

On each due date during the continuance of a JW Marriott Desert Springs Trigger Period (or, at the lender’s discretion, during an event of default under the JW Marriott Desert Springs Whole Loan), all funds on deposit in the cash management account after payment of debt service on the JW Marriott Desert Springs Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the JW Marriott Desert Springs Whole Loan.

The “Brand Management Agreement” means a certain amended and restated management agreement between DS Hotel LLC (the borrower’s predecessor-in-interest) and Marriott International, Inc. (the “Brand Manager”), dated as of December 29, 2001, as amended.

A “JW Marriott Desert Springs Trigger Period” means each period commencing (i) following December 22, 2022, when the Debt Yield (as calculated under the JW Marriott Desert Springs Whole Loan documents), as determined as of the last day of each of two consecutive fiscal quarters, is less than 8.0%, (ii) upon the borrower’s failure to deliver annual, quarterly or monthly financial reports as and when required under the JW Marriott Desert Springs Whole Loan documents and concluding when such reports are delivered and indicate that no other JW Marriott Desert Springs Trigger Period is continuing, or (iii) upon the occurrence of an event of default under any mezzanine loan created by the lender pursuant to the terms of the JW Marriott Desert Springs Whole Loan documents and concluding when such event of default is cured.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-71

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

A-3-72

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

A-3-73

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

A-3-74

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$75,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$75,000,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	712,091
Loan Purpose:	Acquisition	Location:	Glenarden, MD
Borrowers:	UE Woodmore TC LLC and UE	Year Built / Renovated:	2010-2012, 2015, 2017, 2019 / NAP
	Woodmore TC II LLC	Occupancy:	96.7%
Guarantor:	Urban Edge Properties LP	Occupancy Date:	11/30/2021
Interest Rate:	3.39000%	Number of Tenants:	64
Note Date:	12/23/2021	Fourth Most Recent NOI:	$11,816,888 (December 31, 2018)
Maturity Date:	1/6/2032	Third Most Recent NOI:	$12,018,238 (December 31, 2019)
Interest-only Period:	120 months	Second Most Recent NOI:	$9,241,732 (December 31, 2020)
Original Term:	120 months	Most Recent NOI(3):	$8,690,348 (TTM October 31, 2021)
Original Amortization:	None	UW Economic Occupancy:	95.3%
Amortization Type:	Interest Only	UW Revenues(4):	$17,221,570
Call Protection(2):	L(25),D(91),O(4)	UW Expenses:	$4,980,705
Lockbox / Cash Management:	Hard / Springing	UW NOI(3):	$12,240,865
Additional Debt(1):	Yes	UW NCF:	$11,909,419
Additional Debt Balance(1):	$42,200,000	Appraised Value / Per SF(5):	$197,000,000 / $277
Additional Debt Type(1):	Pari Passu	Appraisal Date:	11/22/2021

Escrows and Reserves(6)				Financial Information
	Initial	Monthly	Initial Cap
Taxes:	$189,670	$189,670	N/A	Cut-off Date Loan / SF:	$165
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$165
Replacement Reserves:	$0	$6,885	$247,865	Cut-off Date LTV(5):	59.5%
TI/LC:	$0	$29,672	$1,068,179	Maturity Date LTV(5):	59.5%
Other(7):	$4,194,252	$0	N/A	UW NCF DSCR:	2.96x
				UW NOI Debt Yield:	10.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$117,200,000	59.5%	Purchase Price	$191,930,000	97.4%
Sponsor Equity	79,793,357	40.5	Upfront Reserves	4,383,922	2.2
			Closing Costs	679,435	0.3
Total Sources	$196,993,357	100.0%	Total Uses	$196,993,357	100.0%

(1)	The Woodmore Towne Centre Loan (as defined below) is part of a whole loan evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $117.2 million. The Financial Information in the chart above reflects the Cut-off Date Balance of the Woodmore Towne Centre Whole Loan (as defined below).

(2)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date on February 6, 2022. Defeasance of the full $117.2 million Woodmore Towne Centre Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 23, 2024.

(3)	The increase from the Most Recent NOI $8,690,348 as of 10/31/2021 to Underwritten Net Operating Income $12,240,865 is primarily attributable to new leasing activity such as At Home Stores, LA Fitness, NIKE Retail Services, Inc., Club Pilates, Nothing Bundt Cakes, and Ledo Pizza.

(4)	Underwritten Revenues include annual income from the payout of a $17 million tax increment fund promissory note. Please see “Description of the Mortgage Pool-Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

(5)	The appraised value of $197.0 million includes an extraordinary assumption assuming the total lease expense costs are assumed to be credited to the potential buyer of the Woodmore Towne Centre Property (as defined below). The “as-is” appraised value of the Woodmore Towne Centre is $192.0 million, which results in a Cut-off date and Maturity date LTV of 61.0%.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	Other initial reserves represent an unfunded obligations reserve for $4,194,252.00.

The Loan. The Woodmore Towne Centre loan (the “Woodmore Towne Centre Loan”) is part of a whole loan consisting of three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $117.2 million (the “Woodmore Towne Centre Whole Loan”). The Woodmore Towne Centre Loan evidenced by the controlling Note A-1, had an original balance and has an outstanding balance as of the Cut-off Date of $75.0 million. The non-controlling Notes A-2 and A-3 have an aggregate original balance and have an aggregate outstanding balance as of the Cut-off Date of $42.2 million. Only the controlling Note A-1 will be included in the mortgage pool for the Benchmark 2022-B32 mortgage trust.

A-3-75

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

The Woodmore Towne Centre Whole Loan was originated by Goldman Sachs Bank USA on December 23, 2021. The Woodmore Towne Centre Whole Loan has a 10-year interest only term and accrues interest at a fixed rate of 3.39000% per annum. The Woodmore Towne Centre Whole Loan proceeds were used to acquire the Woodmore Towne Centre Property (as defined below) and pay origination costs.

The Woodmore Towne Centre Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The scheduled maturity date of the Woodmore Towne Centre Whole Loan is the due date in January 2032. Voluntary prepayment of the Woodmore Towne Centre Whole Loan in whole (but not in part) is permitted on or after the due date occurring in October 2031 without payment of any prepayment premium. Defeasance of the Woodmore Towne Centre Whole Loan in whole (but not in part) is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 23, 2024.

The table below summarizes the promissory notes that comprise the Woodmore Towne Centre Whole Loan. The relationship between the holders of the Woodmore Towne Centre Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2022-B32	Yes
A-2	$39,066,667	$39,066,667	GSBI(1)	No
A-3	$3,133,333	$3,133,333	GSBI(1)	No
Whole Loan	$117,200,000	$117,200,000
(1)	Expected to be contributed to one or more future securitization trusts.

The Borrowers. The borrowers are UE Woodmore TC LLC and UE Woodmore TC II LLC, each a Delaware limited liability company. The borrowers are structured to be single purpose bankruptcy-remote entities, each having two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Woodmore Towne Centre Whole Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Urban Edge Properties LP (“Urban Edge”). Urban Edge is a real estate investment trust focused on managing, acquiring, developing and redeveloping retail real estate in urban communities across the east coast, primarily in New York, Washington DC, Philadelphia and New England, as well as California, Puerto Rico and other markets.

The Property. The Woodmore Towne Centre Property is a grocery anchored retail center consisting of 16 buildings totaling 712,091 square feet of space located at 2250 Petrie Lane, Glenarden, Maryland (the “Woodmore Towne Centre Property”). The site includes a total of 82.83-acres, of which 75.66-acres is allocated to the shopping center and 7.17-acres is considered excess land. The improvements were completed in between 2010-2012 (main shopping center), 2015 (fitness center), 2017 (Nordstrom Rack and adjacent shops), 2019 (Silver Diner and CAVA). Additionally, there are 3,096 surface and garage parking spaces, reflecting an overall parking ratio of 4.37 spaces per 1,000 square feet of gross leasable area. The Woodmore Towne Centre Property is located on the south side of Ruby Lockhart Boulevard, just west of Saint Joseph’s Drive and bounded by Landover Road (Maryland Route 202) in the south and Interstate 495 (Capital Beltway) in the west.

As of November 30, 2021, The Woodmore Towne Centre Property is 96.7% occupied to 64 unique tenants.

Major Tenants.

The largest tenant, Costco (148,628 square feet; 20.9% of net rentable area; 6.6% of underwritten base rent) is the largest wholesale club operator in the United States and the world. Costco offers discount prices on a variety of bulk products including food, appliances, pharmaceuticals, clothing, and electronics. Costco operates over 780 warehouse stores serving nearly 95 million cardholders. The company owns nearly 80% of its stores. Costco’s warehouses are located throughout the United States, Canada, Mexico, Japan, Taiwan, South Korea, the UK, and Spain. Costco aims to offer its members a broad range of high-quality merchandise at consistently lower prices than they can find elsewhere. To keep inventory costs low, its merchandising strategy is to limit certain items to fast-selling models, sizes, and colors. By doing this, Costco can limit its number of stock keeping units to about 3,700 per warehouse, enabling it to hold significantly fewer items than other discount retailers, supermarkets, and supercenters. Its product lines are not static however, as it continues to expand its own Kirkland Signature brand. Costco has been at the Woodmore Towne Centre Property since October 24, 2010 and has a lease expiration date of October 24, 2030.

A-3-76

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

The second largest tenant, Wegmans Food Markets, Inc. (“Wegmans”) (128,813 square feet; 18.1% of net rentable area; 8.4% of underwritten base rent), was founded in 1916, is privately owned by the family of founder, John Wegman. The company is a major regional supermarket chain and private company in the U.S. Wegmans operates approximately 99 stores: 46 in New York, 18 in Pennsylvania, 12 in Virginia, nine in New Jersey, eight in Maryland, six in Massachusetts and one in North Carolina. The company generally opens two or three new stores per year, usually in the 100,000 to 140,000 square foot range, though it will build smaller stores when conditions warrant, such as the 74,000-square-foot store opened in 2019 in the heavily populated urban area of Brooklyn, NY. However, even Wegmans’ smaller stores easily exceed the industry median size of about 45,000 square feet. In addition, a typical Wegmans store features 50,000 to 70,000 products, higher than the roughly 40,000 found in a typical supermarket. Wegmans has been at the Woodmore Towne Centre Property since October 24, 2010 and has a lease expiration date of October 31, 2035.

The third largest tenant, At Home Stores, LLC (“At Home Stores”) (96,446 square feet; 13.5% of net rentable area; 7.9% of underwritten base rent), is a home décor superstore. The company owns and operates over 200 stores, each averaging 105,000 square feet and mostly located off major highways in 36 states from Florida to Michigan. At Home Stores stores sell hundreds of thousands of decorating items, such as seasonal décor, framed art, baskets, silk and dried flowers, furniture, home textiles, and pottery, as well as crafts and party supplies. Over 70% of its products are unbranded, private label or specifically designed for the company. At Home Stores, which began as a single store outside of San Antonio in 1979, was acquired by in 2011 by an investment group led by certain affiliates of AEA Investors LP. At Home Stores has been at the Woodmore Towne Centre Property since June 10, 2021 and has a lease expiration date of June 30, 2031.

The Market. The Woodmore Towne Centre Property is located in Glenarden, MD, approximately 10 miles east of downtown Washington, D.C. and within the Washington D.C. metropolitan statistical area (“MSA”). Washington, D.C. is situated along the banks of the Potomac and Anacostia rivers, and is the nation’s capital and anchor of the region. It encompasses approximately 61 square miles of land. Prince George’s County is a community of diverse neighborhoods with 27 unique municipalities ranging in population from fewer than 100 to as many as 50,000 people. Due to its proximity to Washington, D.C. the county also hosts many U.S. governmental facilities, such as Joint Base Andrews, a U.S. military airbase, as well as the headquarters of the United States Census Bureau. Prince George’s County has become an engine for economic growth and development including over $7 billion in infrastructure investment, retail redevelopment, significant GSA attention, tax incentives and initiatives, and a streamlined permitting and approval process to further the trends. The County has invested over $100 million into Suitland Federal Center, home to government agencies such as the US Census Bureau, Naval Maritime Intelligence Center, NOAA’s Satellite Operations, and the Bureau of Economic Analysis. Prince George’s County has received an influx of infrastructure and development investments beginning in 2013, when MGM announced the new site for their newest resort and casino, in south Prince George’s County next to National Harbor. Having opened in late 2016, the all-in cost was $1.3 billion and has created a major entertainment destination in Prince George’s County. Related to infrastructure, Prince George’s County is an integral part to the $5.6 billion MTA Purple Line contract as well as the already existing $2.4 billion Intercounty Connector.

The Woodmore Towne Centre Property is in the Northern Prince George’s County retail submarket within the larger Suburban Maryland retail market. The Northern Prince George’s County Submarket reported average retail asking rents of $23.82 per square foot as of the third quarter of 2021, an increase of 0.3% since 2020. Average asking rental rates in the Northern Prince George’s County submarket have increased, ranging from $23.16 per square foot in 2016 to $23.79 per square foot in 2020, demonstrating a compounded annual growth rate of 0.7%.

The Suburban Maryland retail market reported average retail rents of $27.84 per square foot as of the third quarter of 2021, an increase of 0.3% over asking rents in 2020. Average asking rental rates in the Suburban Maryland retail market have increased, ranging from $26.51 per square foot in 2016 to $27.84 per square foot in 2020, demonstrating a compounded annual growth rate of 1.2%.

The vacancy rate in the Northern Prince George’s County submarket at the end of the third quarter of 2021 was 6.7% and the vacancy rate of the greater Suburban Maryland retail market was 7.6%.

According to the appraisal, the 2021 population, population growth from 2000-2021 and average household income are presented in the chart below:

	3 Mile Radius	5 Mile Radius	10 Mile Radius
Population	95,131	279,791	1,169,002
Population Growth	0.37%	0.50%	0.73%
Average Household Income	$101,602	$101,267	$109,088

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
95.0%	97.0%	90.0%	96.7%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of November 30, 2021.

A-3-77

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

COVID-19 Update. As of January 6, 2022, The Woodmore Towne Centre Property is open and operating. There has been no rent relief requested. As of January 6, 2022, no loan modification or forbearance requests have been made on The Woodmore Towne Centre Whole Loan. The first payment date of The Woodmore Towne Centre Whole Loan is February 6, 2022.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	TTM 10/31/2021 Sales PSF(4)	Occupancy Cost	Lease Expiration Date
Costco	NR/NR/NR	148,628	20.9%	$5.30	6.6%	$148,628,000	0.5%	10/24/2030
Wegmans	NR/NR/NR	128,813	18.1	$7.76	8.4	$99,830,075	1.0%	10/31/2035
At Home Stores	NR/NR/NR	96,446	13.5	$9.75	7.9	NAV	NAV	6/30/2031
Best Buy	NR/NR/NR	45,000	6.3	$20.75	7.9	$29,970,000	3.1%	3/31/2024
LA Fitness	NR/NR/NR	42,154	5.9	$16.00	5.7	NAV	NAV	11/30/2036
Nordstrom Rack	NR/NR/NR	30,139	4.2	$18.00	4.6	NAV	NAV	9/30/2027
NIKE Retail Services, Inc.	NR/NR/NR	15,000	2.1	$23.00	2.9	NAV	NAV	10/31/2027
Old Navy	NR/NR/NR	14,793	2.1	$20.57	2.6	$3,452,544	8.8%	12/31/2024
Party City	NR/NR/NR	13,372	1.9	$18.17	2.0	$2,742,129	8.9%	1/31/2029
Beauty Mart	NR/NR/NR	9,463	1.3	$29.00	2.3	$1,739,783	15.8%	5/31/2031
Total		543,808	76.4%	$11.12	50.9%
Remaining Tenants		144,630	20.3	$40.39	49.1
Total Occupied		688,438	96.7%
Vacant		23,653	3.3
Total		712,091	100.0%	$17.27	100.0%
(1)	Based on the underwritten rent roll dated November 30, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF is inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.

(4)	As provided by the loan sponsor.

A-3-78

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	23,653	3.3%	NAP	NAP	23,653	3.3%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	23,653	3.3%	$0	0.0%
2022	5	7,463	1.0	304,104	2.6	31,116	4.4%	$304,104	2.6%
2023	3	6,265	0.9	198,382	1.7	37,381	5.2%	$502,486	4.2%
2024	5	69,137	9.7	1,592,058	13.4	106,518	15.0%	$2,094,544	17.6%
2025	6	13,098	1.8	598,169	5.0	119,616	16.8%	$2,692,713	22.7%
2026	9	22,517	3.2	1,035,183	8.7	142,133	20.0%	$3,727,896	31.4%
2027	10	75,431	10.6	1,769,066	14.9	217,564	30.6%	$5,496,962	46.2%
2028	5	19,234	2.7	542,356	4.6	236,798	33.3%	$6,039,318	50.8%
2029	4	17,792	2.5	404,770	3.4	254,590	35.8%	$6,444,088	54.2%
2030	3	154,808	21.7	1,602,653	13.5	409,398	57.5%	$8,046,740	67.7%
2031	4	109,700	15.4	1,374,584	11.6	519,098	72.9%	$9,421,324	79.3%
2032 and Thereafter(4)	12	192,993	27.1	2,465,848	20.7	712,091	100.0%	$11,887,171	100.0%
Total	66	712,091	100.0%	$11,887,171	100.0%
(1)	Based on the underwritten rent roll as of November 30, 2021 with rent steps through February 28, 2023 and excluding vacant units.

(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(4)	Includes Broadway Services (Security) for which no base rent was underwritten.

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM 10/31/2021	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$11,321,426	$11,766,630	$10,704,506	$9,300,011	$12,143,377	$17.05	67.2%
Rent Steps(3)	40,728	81,527	(196)	214,476	240,834	$0.34	1.3%
Potential Income from Vacant Space	0	0	0	0	284,158	$0.40	1.6%
Gross Potential Rent(4)	$16,028,828	$16,698,819	$15,462,473	$14,007,922	$18,072,249	$25.38	100.0%
Total Reimbursements	3,140,777	3,447,944	3,206,480	2,883,582	3,622,156	$5.09	20.0%
Net Rental Income	$16,140,832	$16,698,819	$13,890,485	$13,876,148	$17,221,570	$24.18	100.0%
(Vacancy/Credit Loss)	112,004	0	(1,571,988)	(131,774)	(850,679)	($1.19)	(4.7%)
Total Other Income	79,477	23,782	28,098	5,700	12,000	$0.02	0.1%
Effective Gross Income	$16,140,832	$16,698,819	$13,890,485	$13,876,148	$17,221,570	$24.18	100.0%
Total Expenses	4,323,944	4,680,581	4,648,753	5,185,800	4,980,705	$6.99	28.9%
Net Operating Income(5)	$11,816,888	$12,018,238	$9,241,732	$8,690,348	$12,240,865	$17.19	71.1%
Total TI/LC, RR	0	0	0	0	331,446	$0.47	1.9%
Net Cash Flow	$11,816,888	$12,018,238	$9,241,732	$8,690,348	$11,909,419	$16.72	69.2%
(1)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is based on the underwritten rent roll as of November 30, 2021.

(3)	Rent steps underwritten through the termination option per the tenant’s lease.

(4)	Gross Potential Rent includes annual income from the payout of a $17 million tax increment fund promissory note. Please see “Description of the Mortgage Pool-Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

(5)	The increase from the TTM 10/31/2021 NOI $8,690,348 to Underwritten Net Operating Income $12,240,865 is primarily attributable to new leasing activity such as At Home Stores, LA Fitness, NIKE Retail Services, Inc., Club Pilates, Nothing Bundt Cakes, and Ledo Pizza.

Property Management. The Woodmore Towne Centre Property is managed by Heritage Partners, LLC, a third-party management company.

Escrows and Reserves. At origination, the borrowers deposited approximately (i) $189,669.57 into a real estate tax reserve and (ii) $4,194,252 for tenant improvement and leasing commissions, landlord work, gap rent and free rent into an unfunded obligations reserve.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the reasonably estimated annual real estate taxes; provided, however, that in lieu of remitting such amounts for deposit, the borrowers may fund the tax reserve by

A-3-79

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

delivering to the lender (i) a qualifying letter of credit in such amount or (ii) so long as no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Woodmore Towne Centre Whole Loan documents.

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, 1/12th of reasonably estimated insurance premiums unless the borrowers maintain a blanket policy in accordance with the Woodmore Towne Centre Whole Loan documents; provided, however, that in lieu of remitting such amounts for deposit, the borrowers may fund the insurance reserve by delivering to the lender (i) a qualifying letter of credit in such amount or (ii) so long as no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Woodmore Towne Centre Whole Loan documents.

TI/LC Reserve – The borrowers are required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to $29,671.63 if the balance of the TI/LC reserve falls below $1,068,178.68 minus any termination proceeds received in connection with the termination of any leases entered into by the borrowers; provided, however, that in lieu of remitting such amounts for deposit, the borrowers may fund the TI/LC reserve by delivering to the lender (i) a qualifying letter of credit in such amount or (ii) so long as no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Woodmore Towne Centre Whole Loan documents.

Capital Expenditures Reserve – The borrowers are required to deposit into a capital expenditures reserve, on a monthly basis, an amount equal to $6,885.13 (1/12th of $0.20 per square foot per annum) if the balance in the capital expenditures reserve falls below an amount equal to $0.60 per square foot (excluding outparcels and standalone buildings leased to tenants responsible for the maintenance of their space so long as all maintenance of such space is the sole responsibility of the applicable tenant under its lease); provided, however, that in lieu of remitting such amounts for deposit, the borrowers may fund the capital expenditures reserve by delivering to the lender (i) a qualifying letter of credit in such amount or (ii) so long as no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Woodmore Towne Centre Whole Loan documents

Lockbox / Cash Management. The Woodmore Towne Centre Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the Woodmore Towne Centre Property and all other money received by the borrowers or the property manager with respect to the Woodmore Towne Centre Property (other than tenant security deposits and cash revenues properly released to the borrowers) to be deposited into the lockbox account or a lender-controlled cash management account by the end of the second business day following receipt. At the end of each business day during the continuance of a Woodmore Towne Centre Trigger Period, an Anchor Lease Reserve Period (as defined below) or event of default under the Woodmore Towne Centre Whole Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. At the end of each business day that no Woodmore Towne Centre Trigger Period, Anchor Lease Reserve Period or an event of default under the Woodmore Towne Centre Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a Woodmore Towne Centre Trigger Period or Anchor Release Reserve Period (or, at the lender’s discretion, during an event of default under the Woodmore Towne Centre Whole Loan), all funds on deposit in the cash management account after payment of debt service on the Woodmore Towne Centre Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Woodmore Towne Centre Whole Loan.

A “Woodmore Towne Centre Trigger Period” means (i) subject to the borrowers’ right to partially defease the Woodmore Towne Centre Whole Loan, each period commencing when the debt yield (as calculated under the Woodmore Towne Centre Whole Loan documents, as determined as of the first day of any fiscal quarter, is less than 7.0% and concluding when the debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 7.0%, (ii) following 10 days’ prior written notice to the borrowers, each period commencing upon the borrowers’ failure to deliver annual, quarterly or monthly financial reports as and when required under the Woodmore Towne Centre Whole Loan documents and concluding when such reports are delivered and indicate that no other Woodmore Towne Centre Trigger Period is continuing, (iii) each period commencing upon the occurrence of an event of default under any related mezzanine loan documents and concluding when such event of default is cured, and (iv) an Anchor Lease Reserve Period.

An “Anchor Lease Reserve Period” means each period that commences upon the occurrence of an Anchor Lease Trigger Event (as defined below) and concludes when an Anchor Release Replacement Event (as defined below) has occurred with respect to each Anchor Lease Trigger Event that has occurred.

An “Anchor Lease Trigger Event” means, in respect of any Anchor Lease (as defined below), (i) the occurrence of an event of default beyond any applicable grace or cure period under such Anchor Lease, (ii) the tenant thereunder or any guarantor thereof becomes the subject of a bankruptcy or similar insolvency proceedings, or (iii) the tenant thereunder delivers written notice to the borrowers of its intention to surrender, cancel or terminate a material portion of the space demised thereunder within the period equal to 12 months prior to lease expirations, or the tenant thereunder has not renewed its Anchor Lease at least 12 months prior to lease expiration.

A-3-80

Annex A-3	Benchmark 2022-B32

Woodmore Towne Centre

An “Anchor Lease Replacement Event” means, with respect to any Anchor Lease in respect of which an Anchor Lease Trigger Event has occurred, the occurrence of, (1) with respect to an Anchor Lease Trigger Event (a) under clause (i) above, the tenant under such Anchor Lease cures the applicable event of default under its Anchor Lease, (b) under clause (ii) above, the tenant under such Anchor Lease affirms such Anchor Lease or the applicable bankruptcy or insolvency proceeding terminates, (c) under clause (iii) above, the tenant under such Anchor Lease revokes or withdraws its written notice to surrender, cancel or terminate or exercises its right to renew such Anchor Lease pursuant to an extension option or execution of an amendment or restatement to such Anchor Lease to extend the term, or (2) (x) the borrowers have entered into one or more qualifying replacement leases with respect to at least 80% of the space demised under the Anchor Lease that caused such Anchor Lease Trigger Event to have occurred and (y) after giving effect to such qualifying replacement leases, the debt yield is at least equal to the debt yield at loan origination.

An “Anchor Lease” means (i) each major lease that has a term that expires prior to the Maturity Date, (ii) the At Home Stores LLC lease, (iii) the Costco lease and (iv) the Wegmans lease.

Current Mezzanine or Subordinate Indebtedness. A certain $78,000,000 reverse 1031 exchange Promissory Note was made by UE Woodmore TC LLC in favor of the guarantor. The guarantor entered into subordination and standstill terms with the lender applicable to this note.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-81

Annex A-3	Benchmark 2022-B32

Dealertrack and Divvy

A-3-82

Annex A-3	Benchmark 2022-B32

Dealertrack and Divvy

A-3-83

Annex A-3	Benchmark 2022-B32

Dealertrack and Divvy

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$74,500,000	Title:	Fee
Cut-off Date Principal Balance:	$74,500,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	318,832
Loan Purpose:	Acquisition	Location:	Draper, UT
Borrower:	AREPIII DD Office Owner, LLC	Year Built / Renovated(1):	Various / NAP
Guarantor:	Arden Real Estate Partners III, L.P.	Occupancy:	100.0%
Interest Rate:	4.39000%	Occupancy Date(2):	Various
Note Date:	12/8/2021	Number of Tenants:	5
Maturity Date:	1/6/2027	Fourth Most Recent NOI(4):	NAV
Interest-only Period:	60 months	Third Most Recent NOI(4):	NAV
Original Term:	60 months	Second Most Recent NOI(4):	NAV
Original Amortization:	None	Most Recent NOI:	$7,984,230 (TTM October 31, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25),D(31),O(4)	UW Revenues:	$9,478,285
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$2,473,465
Additional Debt:	N/A	UW NOI:	$7,004,821
Additional Debt Balance:	N/A	UW NCF:	$6,496,185
Additional Debt Type:	N/A	Appraised Value / Per SF:	$109,500,000 / $343
		Appraisal Date:	11/19/2021

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$234
Taxes:	$228,726	$76,242	N/A	Maturity Date Loan / SF:	$234
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	68.0%
Replacement Reserves:	$0	$5,314	N/A	Maturity Date LTV:	68.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.96x
Other:	$0	$0	N/A	UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$74,500,000	68.9%	Purchase Price	$106,290,000	98.2%
Principal's New Cash Contribution	33,463,734	30.9	Closing Costs	1,445,008	1.3
Other Sources(5)	229,251	0.2	Other Uses(5)	229,251	0.2
			Upfront Reserves	228,726	0.2
Total Sources	$108,192,985	100.0%	Total Uses	$108,192,985	100.0%
(1)	See “Portfolio Summary” table herein.

(2)	Based on the underwritten rent rolls dated November 3, 2021 and February 6, 2022.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	Historical cash flows are unavailable because the Dealertrack and Divvy Properties were recently acquired.

(5)	Other Sources and Other Uses relate to a $229,251 parking construction escrow held by the title company and reserved for adjacent parking included in the acquisition but not part of the DealerTrack and Divvy Properties (as defined below).

The Loan. The Dealertrack and Divvy loan (the “Dealertrack and Divvy Loan”) is secured by a first mortgage lien on the borrower’s fee simple interests in two office properties located in Draper, Utah (collectively, the “Dealertrack and Divvy Properties”). The Dealertrack and Divvy Loan accrues interest at an interest rate of 4.39000% per annum, had an original term of 60 months, has a remaining term of 59 months as of the Cut-off Date and is interest only for the entire term.

The Borrower. The borrowing entity for the Dealertrack and Divvy Loan is AREPIII DD Office Owner, LLC, a Delaware limited liability company (the “Dealertrack and Divvy Borrower”).

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Arden Real Estate Partners III, L.P.

The Properties. The Dealertrack and Divvy Properties consist of two Class A office properties located in Draper, Utah, totaling 318,832 square feet of net rentable area. The Dealertrack property (the “Dealertrack Property”) is a 163,725 square foot, six-story multi-tenant office building that was built in 2018 and is situated on an 8.57-acre parcel. As of November 3, 2021, the Dealertrack Property was 100.0%

A-3-84

Annex A-3	Benchmark 2022-B32

Dealertrack and Divvy

occupied by four tenants. The Divvy property (the “Divvy Property”) is a 155,107 square foot, six-story single-tenant office building that was built in 2020 and is situated on a 7.83-acre parcel. As of February 6, 2022, the Divvy Property was 100.0% occupied by one tenant.

Portfolio Summary
Property	Year Built / Renovated	Net Rentable Area (SF)	Occupancy %(1)	Allocated Loan Amount	Appraised Value	UW NOI %
Dealertrack	2018 / NAP	163,725	100.0%	$37,760,274	$55,500,000	52.6%
Divvy	2020 / NAP	155,107	100.0%	36,739,726	54,000,000	47.4%
Total / Wtd. Avg.		318,832	100.0%	$74,500,000	$109,500,000	100.0%
(1)	Based on the underwritten rent rolls dated November 3, 2021 and February 6, 2022.

The largest tenant at the Dealertrack and Divvy Properties is DivvyPay, Inc., (155,107 SF; 48.6% of NRA; 52.2% of UW Base Rent). Founded in 2016, DivvyPay, Inc. is a privately-owned company, which provides a secure financial platform for businesses to manage payments and subscriptions, build budgets, and eliminate expense reports. DivvyPay, Inc.’s fully-automated spending and expense management software is designed for small and medium size business and DivvyPay, Inc. utilizes the premises as its headquarters. DivvyPay, Inc. subleases the entire sixth floor to McGee Operations LLC.

The second largest tenant by underwritten base rent at the Dealertrack and Divvy Properties is Dealertrack, Inc. (Moody’s: Baa2; S&P: BBB; Fitch: BBB+) (112,900 SF; 35.4% of NRA; 31.2% of UW Base Rent). Dealertrack, Inc. is a provider of integrated automotive dealership software and systems. Dealertrack, Inc. offers an integrated suite of software to automotive dealerships and their lending partners designed to increase efficiency and decision making.

The third largest tenant by underwritten base rent at the Dealertrack and Divvy Properties is NAV Technologies (27,936 SF; 8.8% of NRA; 8.9% of UW Base Rent). Founded in 2012, NAV Technologies is a financial tech company with a platform that provides small and medium size business owners a path to financing. NAV Technologies provides free access to personal and business credit reports from major consumer and commercial credit bureaus.

COVID-19 Update. As of January 6, 2022, the Dealertrack and Divvy Properties are open and operating. As of February 6, 2022, there have been no loan modification or forbearance requests on the Dealertrack and Divvy Loan. The first payment date of the Dealertrack and Divvy Loan is the monthly due date in February 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
NAV	NAV	NAV	100.0%
(1)	Historical information is not available as the Dealertrack and Divvy Properties were recently acquired.

(2)	Current Occupancy is based on rent rolls dated November 3, 2021 and February 6, 2022.

The Market. The Dealertrack and Divvy Properties are located in the southern portion of Salt Lake County, within the Southeast Valley submarket. According to the appraisal, as of the trailing four quarters ending third quarter of 2021, the Southeast Valley submarket had a total office inventory of 6,407,000 square feet with a vacancy rate of 15.6% and an average asking rent of $22.37 per square foot. According to the appraisal, as of 2021, the population within a one-, three-and five-mile radius of the Dealertrack and Divvy Properties was 9,364, 72,380 and 178,499, respectively. Additionally, over the same time period, the average household income within a one-, three- and five-mile radius was $119,693, $138,525 and $133,592, respectively.

A-3-85

Annex A-3	Benchmark 2022-B32

Dealertrack and Divvy

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date
DivvyPay, Inc.(2)	NR / NR / NR	155,107	48.6%	$30.47	52.2%	5/31/2031
Dealertrack, Inc.(3)	Baa2 / BBB / BBB+	112,900	35.4	$24.97	31.2	12/31/2029
NAV Technologies	NR / NR / NR	27,936	8.8	$28.89	8.9	10/31/2030
Summit Sotheby's	NR / NR / NR	12,500	3.9	$29.80	4.1	9/30/2029
Gold Standard Automotive	NR / NR / NR	10,389	3.3	$30.95	3.6	1/31/2024
Subtotal / Weighted Average		318,832	100.0%	$28.37	100.0%
Remaining Tenants		0	0.0	0.00	0.0
Vacant		0	0.0
Total / Weighted Average		318,832	100.0%	$28.37	100.0%
(1)	Based on the underwritten rent rolls dated November 3, 2021 and February 6, 2022.

(2)	DivvyPay, Inc. subleased the entire sixth floor (26,668 square feet) to McGee Operations LLC via a December 14, 2020 sublease for a 60-month term.

(3)	Dealertrack, Inc. has a contraction option to give back up to 50% of its space effective in October 2024 and April 2027 with 12 months of notice.

Lease Rollover Schedule(1)(2)(3)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0	0	0.0	0	0.0%	$0	0.0%
2024	1	10,389	3.3	321,532	3.6	10,389	3.3%	$321,532	3.6%
2025	0	0	0.0	0	0.0	10,389	3.3%	$321,532	3.6%
2026	0	0	0.0	0	0.0	10,389	3.3%	$321,532	3.6%
2027	0	0	0.0	0	0.0	10,389	3.3%	$321,532	3.6%
2028	0	0	0.0	0	0.0	10,389	3.3%	$321,532	3.6%
2029	2	125,400	39.3	3,191,232	35.3	135,789	42.6%	$3,512,764	38.8%
2030	1	27,936	8.8	807,132	8.9	163,725	51.4%	$4,319,896	47.8%
2031	1	155,107	48.6	4,725,819	52.2	318,832	100.0%	$9,045,715	100.0%
2032 & Thereafter	0	0	0.0	0	0.0	318,832	100.0%	$9,045,715	100.0%
Total	5	318,832	100.0%	$9,045,715	100.0%
(1)	Based on the underwritten rent rolls dated November 3, 2021 and February 6, 2022.

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Base Rent includes rent steps occurring through December 1, 2022 for the Dealertrack Property, June 1, 2022 for Divvy Property and the average rent over the lease term for investment grade tenants.

A-3-86

Annex A-3	Benchmark 2022-B32

Dealertrack and Divvy

Underwritten Net Cash Flow(1)
	TTM 10/31/2021	Underwritten(2)	Per Square Foot	%(3)
Base Rent	$8,489,427	$8,594,200	$26.96	86.1%
Rent Steps(4)	0	451,515	1.42	4.5
Gross Potential Rent	$8,489,427	$9,045,715	$28.37	90.7%
Total Reimbursements	1,642,492	931,427	2.92	9.3
Net Rental Income	$10,131,919	$9,977,142	$31.29	100.0%
(Vacancy/Credit Loss)	0	(498,857)	(1.56)	(5.0)
Other Income	0	0	0.00	0.0
Effective Gross Income	$10,131,919	$9,478,285	$29.73	95.0%

Real Estate Taxes	846,758	871,337	2.73	9.2
Insurance	61,918	93,341	0.29	1.0
Management Fee	303,958	284,349	0.89	3.0
Other Operating Expenses	935,055	1,224,438	3.84	12.9
Total Expenses	$2,147,689	$2,473,465	$7.76	26.1%

Net Operating Income	$7,984,230	$7,004,821	$21.97	73.9%

TI/LC	0	444,869	1.40	4.7
Capital Expenditures	0	63,766	0.20	0.7
Net Cash Flow	$7,984,230	$6,496,185	$20.37	68.5%
(1)	Historical cash flows are unavailable because the Divvy Property was built in 2020.

(2)	Based on the underwritten rent rolls dated November 3, 2021 and February 6, 2022.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(4)	Rent Steps represent increases occurring through December 1, 2022 for the Dealertrack Property, June 1, 2022 for the Divvy Property and the average rent over the lease term for investment grade tenants.

Property Management. The Dealertrack and Divvy Properties are managed by The Boyer Company, L.C., a Utah limited liability company.

Escrows and Reserves. At origination of the Dealertrack and Divvy Loan, the Dealertrack and Divvy Borrower deposited approximately $228,726 into a real estate taxes reserve.

Tax Reserve – The Dealertrack and Divvy Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the real estate taxes that lender estimates will be payable during the ensuing 12 months (initially estimated to be approximately $76,242).

Insurance Reserve – The Dealertrack and Divvy Borrower is required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12th of the insurance premiums that would be sufficient for the renewal of coverage unless the Dealertrack and Divvy Borrower maintains an acceptable blanket policy in accordance with the Dealertrack and Divvy Loan documents. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve– The Dealertrack and Divvy Borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $5,314 for replacement reserves.

Lockbox / Cash Management. The Dealertrack and Divvy Loan is structured with a hard lockbox and springing cash management. At origination of the Dealertrack and Divvy Loan, the borrower was required to deliver a tenant direction letter to the existing tenants at the Dealertrack and Divvy Properties, directing them to remit their rent checks directly to the lender-controlled lockbox. The Dealertrack and Divvy Borrower is required to cause all revenue received by borrower or the property manager for the Dealertrack and Divvy Properties to be deposited into such lockbox immediately following receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Dealertrack and Divvy Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Dealertrack and Divvy Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Dealertrack and Divvy Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Dealertrack and Divvy Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A-3-87

Annex A-3	Benchmark 2022-B32

Dealertrack and Divvy

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.50x (a “DSCR Trigger”) (provided, however, no DSCR Trigger will be deemed to exist during any period that the Collateral Cure Conditions (as defined below) are satisfied), and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.50x for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Dealertrack and Divvy Loan documents. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

“Collateral Cure Conditions” means Dealertrack and Divvy Borrower deposits cash into an account with lender or delivers to lender a letter of credit which, in either case, serves as additional collateral for the Dealertrack and Divvy Borrower Loan, equal to the amount which would cause the debt service coverage ratio to equal or exceed 1.50x. The collateral will be returned to Dealertrack and Divvy Borrower, provided no event of default is ongoing, at such time as the debt service coverage ratio (without taking into account the cash deposit and/or letter of credit) will equal or be greater than 1.50x for two consecutive calendar quarters.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur (i) any Specified Tenant (as defined below) being in monetary or material non-monetary default under the applicable Specified Tenant lease (ii) any Specified Tenant (x) failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), and/or (y) other than in connection with a Permitted Go Dark Event, failing to be open to the public for business during customary hours and/or “going dark” in 50% or more of the Specified Tenant space, (iii) any Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), however this notice shall only be given 24 months prior to the date on which the Specified Tenant intends the applicable termination date, (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant, (vi) any Specified Tenant failing to extend or renew its lease on or prior to the earlier of 12 months prior to the expiration of the then applicable term of such lease or the date set forth in such lease for which the applicable Specified Tenant is required to give its renewal notice; and (B) expiring upon the first to occur of lender’s receipt of reasonably satisfactory evidence of (1) satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) Dealertrack and Divvy Borrower leasing the Specified Tenant space (or portion thereof), the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due thereunder.

A “Specified Tenant” means, as applicable, (i) Dealertrack, Inc., a Delaware corporation, (ii) DivvyPay, LLC, a Delaware limited liability company, (iii) any other lessee(s) that lease (in the aggregate) at least 28,000 rentable square feet of the Specified Tenant space and (iv) any guarantor(s) of the applicable related Specified Tenant lease(s).

The “Specified Tenant Cure Conditions” means each of the following, as applicable: (i) the applicable Specified Tenant has cured all defaults under its lease, (ii) the applicable Specified Tenant is in actual, physical possession of the applicable Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the applicable Specified Tenant space (or applicable portion thereof) or the Sublease Conditions (as defined below) are satisfied, (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (v) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms hereof and thereof for at least a five year term, (vi) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed its lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (vii) the applicable Specified Tenant is paying full, unabated rent under its lease.

“Sublease Conditions” means that: (i) 75% or more of the applicable Specified Tenant space is demised to one or more subtenants pursuant to one or more subleases entered into in accordance with the Dealertrack and Divvy Loan, (ii) each such subtenant is open for business in the entirety of such space, (iii) each such sublease is co-terminus with the applicable Specified Tenant lease, (iv) each such sublease provides economic terms as favorable or better than the Specified Tenant Lease, (v) each such subtenant is paying full unabated rent pursuant, is not in default, and is not subject to a bankruptcy or insolvency proceeding, (vi) no such subtenant has sent any written notice indicating an intent to “go dark” and/or terminate its sublease and (vii) each such subtenant is of an equal or higher credit quality as the tenant pursuant to the applicable Specified Tenant lease.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-88

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-89

Annex A-3	Benchmark 2022-B32

The Summit

A-3-90

Annex A-3	Benchmark 2022-B32

The Summit

THE SUMMIT 1

Floor			
11	Puget Sound Energy 17,514 SF 10/2028		
10	Puget Sound Energy 21,109 SF 10/2028		
9	Puget Sound Energy 21,251 SF 10/2028		
8	Puget Sound Energy 21,277 SF 10/2028		
7	Puget Sound Energy 21,293 SF 10/2028		
6	Puget Sound Energy 21,332 SF 10/2028		
5	Puget Sound Energy 21,331 SF 10/2028		
4	Puget Sound Energy 21,341 SF 10/2028		
3	Puget Sound Energy 21,379 SF 10/2028		
2	Puget Sound Energy 21,989 SF 10/2028		
1	Puget Sound Energy 14,014 SF 10/2028	Fitness Center 3,842 SF	Vacant 3,018 SF

*P100-P300 (Bright Horizons) are located below grade.

Vacant | Building | 2028

THE SUMMIT 2

Floor					
14	New York Life Insurance Co. 18,560 SF 11/2029				
12	WeWork (Subleased to Amazon) 23,630 SF 3/2032				
11	WeWork (Subleased to Amazon) 23,689 SF 3/2032				
10	WeWork (Subleased to Amazon) 23,721 SF 3/2032				
9	WeWork (Subleased to Amazon) 23,750 SF 3/2032				
8	WeWork (Subleased to Amazon) 23,766 SF 3/2032				
7	Perkins Cole LLP 24,078 SF 12/2026				
6	Perkins Cole LLP 1,992 SF 12/2026	WeWork (Subleased to Amazon) 14,503 SF 3/2032	Delta Air Lines Inc. 7,354 SF 14/2024		
5	AvalonBay Communities, Inc. 7,003 SF 9/2030	Vacant 13,186 SF	New York Life Insurance Co. 0 SF 11/2029	New York Life Insurance Co. 3,315 SF 11/2029	
4	First Republic Bank 24,153 SF 1/2032				
3	First Republic Bank 11,436 SF 1/2032	First Republic Bank 3,210 SF 1/2032	First Republic Bank 9,527 SF 1/2032		
2	First Republic Bank 15,776 SF 1/2032	First Republic Bank 4,904 SF 1/2032			
1	First Republic Bank 4,904 SF 1/2031	Cafe Pogacha 2,125 SF 6/2023	Vacant 375 SF	Conference Room 2,380 SF	Property Management Office 3,569 SF

Vacant | Building | 2023 – 2024 | 2025 – 2026 | 2027 – 2028 | 2029+

A-3-91

Annex A-3	Benchmark 2022-B32

The Summit

THE SUMMIT 3

Floor	Tenant
17	Amazon.com Services, Inc 22,222 SF 8/2036
16	Amazon.com Services, Inc 22,222 SF 8/2036
15	Amazon.com Services, Inc 22,222 SF 8/2036
14	Amazon.com Services, Inc 22,222 SF 8/2036
13	Amazon.com Services, Inc 22,222 SF 8/2036
12	Amazon.com Services, Inc 22,222 SF 8/2036
11	Amazon.com Services, Inc 22,222 SF 8/2036
10	Amazon.com Services, Inc 22,223 SF 8/2036
9	Amazon.com Services, Inc 22,223 SF 8/2036
8	Amazon.com Services, Inc 24,285 SF 8/2036
7	Amazon.com Services, Inc 24,285 SF 8/2036
6	Amazon.com Services, Inc 24,286 SF 8/2036
5	Amazon.com Services, Inc 24,286 SF 8/2036
4	Amazon.com Services, Inc 24,286 SF 8/2036
3	Amazon.com Services, Inc 24,286 SF 8/2036
2	Amazon.com Services, Inc 24,286 SF 8/2036
1	Amazon.com Services, Inc 4,220 SF 8/2036

2036

A-3-92

Annex A-3	Benchmark 2022-B32

The Summit

A-3-93

Annex A-3	Benchmark 2022-B32

The Summit

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$65,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$65,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.7%	Net Rentable Area (SF):	907,306
Loan Purpose:	Refinance	Location:	Bellevue, WA
Borrowers:	KRE Summit 1, 2, Owner LLC and	Year Built / Renovated:	2002, 2005, 2021 / NAP
	KRE Summit 3 Owner LLC	Occupancy:	98.2%
Guarantors:	KKR Property Partners Americas	Occupancy Date:	1/1/2022
	(EEA) SCSp and KKR Property	Number of Tenants:	13
	Partners Americas L.P.	Fourth Most Recent NOI:	NAV
Interest Rate:	2.95200%	Third Most Recent NOI:	$17,630,561 (December 31, 2018)
Note Date:	12/10/2021	Second Most Recent NOI:	$16,395,672 (December 31, 2019)
Maturity Date:	2/6/2029	Most Recent NOI(3):	$20,849,893 (December 31, 2020)
Interest-only Period:	86 months	UW Economic Occupancy:	96.3%
Original Term:	86 months	UW Revenues:	$57,071,586
Original Amortization:	None	UW Expenses:	$15,970,440
Amortization Type:	Interest Only	UW NOI(3):	$41,101,145
Call Protection(2):	L(24),YM1(2),DorYM1(53),O(7)	UW NCF:	$40,230,920
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$895,500,000 / $987
Additional Debt(1):	Yes	Appraisal Date:	11/1/2021
Additional Debt Balance(1):	$262,000,000 / $198,000,000
Additional Debt Type(1):	Pari Passu / Subordinate

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$360	$579
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$360	$579
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	36.5%	58.6%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	36.5%	58.6%
Other(5):	$9,900,543	Springing	N/A	UW NCF DSCR:	4.11x	2.56x
				UW NOI Debt Yield:	12.6%	7.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$327,000,000	62.3%	Loan Payoff	$382,728,320	72.9%
Subordinate Debt	198,000,000	37.7	Return of Equity	129,305,151	24.6
			Reserves	9,900,543	1.9
			Closing Costs	3,065,986	0.6
Total Sources	$525,000,000	100.0%	Total Uses	$525,000,000	100.0%

(1)	The Summit Whole Loan (as defined below) is part of a whole loan evidenced by (i) eight pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $327.0 million and (ii) two pari passu subordinate notes with an aggregate outstanding principal balance as of the Cut-off Date of $198.0 million. The Financial Information in the chart above reflects the Cut-off Date Balance of The Summit Whole Loan.
(2)	The defeasance lockout period, with respect to a defeasance of The Summit Whole Loan, will be at least 26 payment dates beginning with and including the first payment date on January 6, 2022. Defeasance of the full $525.0 million The Summit Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 10, 2024. In addition, The Summit Whole Loan may be voluntarily prepaid in whole (but not in part, except to the extent permitted to cure certain trigger events described in The Summit Whole Loan documents) on the payment date in January 2024, and at any time thereafter, subject to payment of a prepayment fee equal to the greater of (a) the yield maintenance amount and (b) 1% of the principal balance that is being prepaid as of the prepayment date if such prepayment occurs prior to the payment date in August 2028.
(3)	The increase from the Most Recent NOI to Underwritten Net Operating Income is primarily attributable to the inclusion of the Amazon (as defined below) lease ($13,232,419 Underwritten Base Rent), as well as an increase in parking garage income per the Sponsor Budget ($2,979,702) and the straight-line rent for investment grade tenants ($1,614,740).
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	Other initial reserves include (i) $2,958,400 into a reserve for free rent and outstanding or abated rent and/or any bridge/gap rent and (ii) $6,942,143 for outstanding tenant improvement allowances and leasing commissions.

The Loan. The Summit mortgage loan (“The Summit Loan” or “The Summit Trust Senior Note”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $525.0 million (the “The Summit Whole Loan”) consisting of (i) eight senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $327.0 million (“The Summit Senior Notes”) and

A-3-94

Annex A-3	Benchmark 2022-B32

The Summit

(ii) two pari passu subordinate notes with an aggregate outstanding principal balance as of the Cut-off Date of $198.0 million (“The Summit Subordinate Loan”). The Summit Whole Loan is secured by the borrowers’ fee interest in a 907,306 square foot Class A, office campus which includes three buildings and a seven-level 2,197 space subterranean parking garage located in the central business district of Bellevue, Washington (the “The Summit Property”). The non-controlling Note A-2-1, with an outstanding principal balance as of the Cut-off Date of $65.0 million, will be included in the mortgage pool for the Benchmark 2022-B32 mortgage trust. The remaining seven senior pari passu notes (the “The Summit Non-Trust Senior Notes”) have an aggregate outstanding principal balance as of the Cut-off Date of $262.0 million and have been, or are expected to be, contributed to one or more future securitization trusts or may otherwise be transferred at any time.

The Summit Whole Loan, which accrues interest at an interest rate of 2.95200% per annum, was co-originated by Barclays Real Estate Capital Inc. and Goldman Sachs Bank USA on December 10, 2021, had an aggregate original principal balance of $525.0 million and has an aggregate outstanding principal balance as of the Cut-off Date of $525.0 million. The proceeds of The Summit Whole Loan were primarily used to refinance The Summit Property, pay origination costs, return equity to the loan sponsor and fund upfront reserves. The Summit Whole Loan was previously securitized in SUMIT 2022-BVUE. The relationship between the holders of The Summit Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus. The Summit Whole Loan had an initial term of 86 months and has a remaining term of 84 months as of the Cut-off Date. The Summit Whole Loan requires monthly payments of interest only for the entire duration of the loan. The scheduled maturity date of The Summit Whole Loan is the due date in February 2029. Voluntary prepayment of The Summit Whole Loan in whole (but not in part) is permitted after the open prepayment date occurring in August 2028 without payment of any prepayment premium. Defeasance of the full $525.0 million The Summit Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 10, 2024.

The table below summarizes the promissory notes that comprise the Summit Whole Loan. The relationship between the holders of the Summit Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S	$64,200,000	$64,200,000	SUMIT 2022-BVUE	Yes
A-2-S	$42,800,000	$42,800,000	SUMIT 2022-BVUE	No
A-1-1	$50,000,000	$50,000,000	BCREI(1)	No
A-1-2	$50,000,000	$50,000,000	BCREI(1)	No
A-1-3	$25,000,000	$25,000,000	BCREI(1)	No
A-1-4	$7,000,000	$7,000,000	BCREI(1)	No
A-2-1	$65,000,000	$65,000,000	BMARK 2022-B32	No
A-2-2	$23,000,000	$23,000,000	GSBI(1)	No
Total Senior Notes	$327,000,000	$327,000,000
B-1-1	$118,800,000	$118,800,000	SUMIT 2022-BVUE	No
B-2-1	$79,200,000	$79,200,000	SUMIT 2022-BVUE	No
Whole Loan	$525,000,000	$525,000,000
(1)	Expected to be contributed to one or more future securitization trusts.

A-3-95

Annex A-3	Benchmark 2022-B32

The Summit

The Summit Whole Loan capital structure is shown below:

(1)	Based on the “as-is” appraised value of $895,500,000 as of November 1, 2021.
(2)	Based on the UW NOI of $41,101,145 and the UW NCF of $40,230,920.
(3)	Based on the appraised value of $895,500,000, the Implied Borrower Sponsor Equity is $370,500,000.

The Borrowers. The borrowers are KRE Summit 1, 2, Owner LLC and KRE Summit 3 Owner LLC, each a Delaware limited liability company. The borrowers are structured to be single purpose bankruptcy-remote entities, having at least two independent directors in their organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of The Summit Whole Loan.

The Loan Sponsors. The loan sponsors and non-recourse guarantors are KKR Property Partners Americas (EEA) SCSp and KKR Property Partners Americas L.P. (collectively, the “KKR Guarantor”).

The Property. The Summit Property is a Class A office campus consisting of three buildings: Summit 1 (242,180 SF, 26.7% of NRA) and Summit 2 (290,906 SF, 32.1% of NRA), which were constructed in 2005 and 2002, respectively, and are LEED Platinum certified, and Summit 3 (374,220 SF, 41.2% of NRA), which was constructed in 2021 and is LEED Gold certified. The Summit Property also includes a seven-level, 2,197 space subterranean Parking Garage. Per a third-party market research report, vacancy in the Bellevue CBD for properties of similar quality is approximately 4.5%. Located within a block of I-405, the Bellevue Transit Center and the Downtown Bellevue station of the planned East Link Light Rail, The Summit Property offers access to employees commuting via public transportation as well as car commuters, which can utilize The Summit Property’s 2,197 subterranean Parking Garage.

All but 0.6% of UW Base Rent is attributable to space leased or subleased by investment grade tenants or tenants on the Am Law 50. The majority of space is directly leased to investment grade tenants such as Amazon.com Services, Inc. (41.2% of NRA), Puget Sound Energy, Inc. (24.7% of NRA) and First Republic Bank (8.1% of NRA). Amazon also subleases 133,059 SF of space from WeWork (the entirety of WeWork’s presence at The Summit Property) through an enterprise lease, bringing its total footprint at The Summit Property to 507,279 SF (55.9% of NRA). The WeWork space was built to Amazon’s specs and the Amazon lease commenced at the same time as the WeWork lease. Perkins Coie LLP, ranked 42 on the Am Law 50, has been at The Summit Property since 2003 and leases 26,070 SF (2.9% of NRA) at The Summit Property. The Summit Property has a weighted average lease term (“WALT”) of 10.7 years and the majority of investment grade tenants have leases that run beyond the approximately seven-year loan term including Amazon (14.6 year WALT), First Republic Bank (10.0 year WALT) and New York Life Insurance Co. (7.8 year WALT).

A-3-96

Annex A-3	Benchmark 2022-B32

The Summit

Major Tenants.

The largest tenant, Amazon.com Services, Inc. (“Amazon”) (374,220 square feet; 41.2% of net rentable area; 39.6% of underwritten base rent), is a multinational technology conglomerate that recently surpassed Walmart as the world’s largest retailer outside of China. Amazon also operates in a diverse range of business segments including devices and services (Alexa, Fire TV, Fire Tablets etc.), Amazon Web Services, Delivery and Logistics and Entertainment and is the fifth largest company in the world by market capitalization. In 2021, Amazon surpassed Boeing to become Washington’s largest employer and plans to bring an estimated 25,000 jobs to Bellevue as part of the expansion of its Puget Sound headquarters. Amazon occupies the entirety of Summit 3 on a 15-year lease that commenced in September 2021 with one option to terminate any portion of its lease after September 30, 2033 (almost five years beyond the loan term) with 18 months’ notice and the payment of three-months’ rent and all unamortized TI/LC costs. Amazon has a right of first offer on any available space in Summit 1 or Summit 2. Amazon.com, Inc. provides a limited parent guarantee, with a maximum liability of approximately $44.2 million (approximately 3.4 years of UW Base Rent) for the first 151 months of the lease, which then burns off throughout the remainder of lease term.

The second largest tenant, Puget Sound Energy, Inc. (223,820 square feet; 24.7% of net rentable area; 24.4% of underwritten base rent), or its predecessors have been providing energy to Washington since 1873 and is now the largest energy utility in the state, providing electric power to 1.2 million customers and natural gas to 900,000 customers over 6,000 square miles primarily in the Puget Sound region of western Washington. Puget Sound Energy, Inc. utilizes The Summit Property as its corporate headquarters. Puget Sound Energy, Inc. is an office tenant of Summit 1 on a lease that expires October 31, 2028. Puget Sound Energy, Inc. has no termination options but the borrowers may, subject to no continuing event of default and debt yield tests, amend the Puget Sound Energy, Inc. lease to reduce the premises by up to 223,820 SF and re-lease that space provided the replacement lease (i) is not to an affiliate of the borrowers, (ii) the term of the lease is at least as long as the remaining term of the Puget Sound Energy, Inc. lease, (iii) is to a tenant that is rated BBB- or better by two agencies or is one of the following: Snowflake, Smartsheet Inc., Splunk Technology, Niantic, Inc., Snap Inc., DocuSign, Inc. or Discovery, Inc. The borrowers are also responsible for all leasing costs and must reserve all free and gap rent between the termination date and the rent commencement date of the replacement lease. Puget Sound Energy Inc. has two five-year extension options with 12-months’ notice at 95% of market rent.

The third largest tenant, WeWork (133,059 square feet; 14.7% of net rentable square feet; 15.6% of underwritten base rent), WeWork is a global flexible workspace provider with over 700 locations globally in 150 cities across 38 countries providing workplace solutions to members ranging from freelancers to Fortune 500 companies. WeWork was taken public in October 2021 through a $9 billion SPAC merger with BowX Acquisition. WeWork leases 133,059 SF at Summit 2 on a lease that expires March 31, 2032 with no extension options. The entirety of WeWork’s 133,059 SF footprint at The Summit Property, including floors 8-12 and suite 650 at Summit 2, is subleased to Amazon through an enterprise lease. Amazon has been the sole subtenant at the WeWork space. The terms of the sublease between WeWork and Amazon are not known to the Lender. WeWork has one, 5-year option to extend the term of the sublease upon written notice to the landlord not later than 12 months prior to the expiration date of the initial term.

The Market. The Summit Property is located in the Seattle-Bellevue-Everett metropolitan statistical area (“MSA”), which according to the appraisal is home to one of the most highly advanced and diversified economies in the country and the third highest share of information workers in the country, behind only Silicon Valley and San Francisco. In addition to tech companies like Amazon and Microsoft Corp., Boeing remains one of the largest private employers in the region with manufacturing jobs in large facilities through the Puget Sound region. The Summit Property is located in the Bellevue central business district office submarket of the Seattle office market, as defined by a third-party market research report.

Over the past three years, Seattle saw the largest growth in occupancy among large U.S. cities largely due to demand from tech tenants, which are attracted to its relative affordability compared to peer markets like San Francisco and the high concentration of talent in the area. The Seattle office market has added over 13.0 mm SF of space since 2018 but robust pre-leasing from tech companies like Amazon, Facebook and Google kept vacancy low and absorption positive prior to the pandemic. According to a third-party market research report, the Eastside office market saw absorption of 702,000 SF in the third quarter of 2021 which outpaced absorption for the entire calendar year of 2019 by 305,000 SF, driven by leases to Snowflake Computing, Robinhood and others. Current vacancy in the Seattle office market is 9.6%, higher than in recent years but remains below its ten year high of 10.6% and the U.S. index of 12.2%. Rents in the Seattle office market have increased YTD to $38.28 per square foot, less than $1.00 per square foot off the pre-pandemic peak of $39.11 per square foot in 2019 and higher than the previous high of $36.53 per square foot in 2018.

The Bellevue central business district offers the largest live/work/shop/play environment in Bellevue and lies in proximity to some of the region’s residential neighborhoods making it one of the office hubs in the area for tech tenants and companies expanding outside of Seattle. Bellevue has seen a surge in technology company expansions over the past two years, highlighted by industry leaders such as Facebook, Google, Salesforce, T-Mobile, Microsoft and Amazon. Since 2017, Amazon has committed to more than six million square feet of office space in the Bellevue central business district and has pledged to bring 25,000 jobs to the market in the coming years. As a result of high quality inventory and strong demand from tech employers as a result of its proximity and accessibility, the Bellevue central business district office market commands the highest rents in the Seattle area. Bellevue is a more convenient commute than Seattle for many area residents working in tech industries, and the planned light rail station expected to open in 2023 will improve connectivity making it even more accessible. Despite robust leasing activity over the past year, the vacancy in the Bellevue central business district office market has

A-3-97

Annex A-3	Benchmark 2022-B32

The Summit

increased to 7.4% from its pre-pandemic low of 3.6% but remains well below its ten year high of 16.3% and is below both the overall Seattle office market (9.6%) and the U.S. Index (12.2%).

Historical and Current Occupancy
2018	2019	2020	Current(1)
NAV	NAV	NAV	98.2%
(1)	Current Occupancy is as of January 1, 2022.

COVID-19 Update. As of January 7, 2022, The Summit Property is open and operating. Rent collections for The Summit Property were 99.8% and 99.8% for November and December 2021, respectively. There has been no rent relief requested, except for ongoing negotiations with a retail tenant, Café Pogacha, who is currently engaging in lease extension discussions in exchange for restructured rent. As of January 7, 2022, no loan modification or forbearance requests have been made on The Summit Whole Loan. The first payment date of The Summit Loan was January 6, 2022.

Tenant Summary(1)

Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Amazon.com Services, Inc.	A1/AA-/AA	374,220	41.2%	$35.36	39.6%	8/31/2036(4)
Puget Sound Energy, Inc.	A2/A/BBB	223,820	24.7	$36.50	24.4	10/31/2028
WeWork(5)	NR/NR/NR	133,059	14.7	$39.30	15.6	3/31/2032
First Republic Bank(6)	Baa1/A-/A-	73,910	8.1	$46.51	10.3	1/31/2032
Perkins Coie LLP	NR/NR/NR	26,070	2.9	$53.00	4.1	12/31/2026
New York Life Insurance Co.	Aaa/AA+/AA+	21,875	2.4	$53.00	3.5	11/30/2029
AvalonBay Communities, Inc.	A3/NR/A-	7,003	0.8	$46.23	1.0	9/30/2030
Delta Air Lines Inc.	Baa3/BB+/BB	7,354	0.8	$43.00	0.9	12/31/2024
Bright Horizons	B1/NR/B+	11,500	1.3	$11.15	0.4	10/31/2028
Cafe Pogacha	NR/NR/NR	2,125	0.2	$29.26	0.2	6/30/2023
Total		880,936	97.1%	$37.96	100.0%
Remaining Tenants(7)		9,791	1.1%	$0.00	0.0%
Total Occupied		890,727	98.2%
Vacant		16,579	1.8%
Total		907,306	100.0%	$37.54	100.0%
(1)	As of the January 1, 2022 rent roll which includes multiple rights of first offer exercised by First Republic Bank on spaces for which the leases have not yet commenced. All outstanding free and gap rent was reserved by the borrowers at origination.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF includes $735,068 of rent steps through December 31, 2022 and excludes $1,614,740 of straight-line rent for investment grade tenants.
(4)	Amazon has the right to terminate any portion of its lease after September 30, 2033 with 18 months’ notice and the payment of three-months’ rent and all unamortized tenant improvements and leasing commissions.
(5)	WeWork is 100% enterprise subleased to Amazon. Amazon has been the sole subtenant at the WeWork space and the space was built to Amazon’s specifications.
(6)	First Republic Bank is currently in occupancy at 20,680 SF of space in Summit 2 and has exercised several rights of first offer which will bring its total footprint at The Summit Property to 73,910 SF with all leases expiring January 31, 2032. All free rent and gap rent has been reserved by the borrowers.
(7)	Includes Conference Room and Property Management Office for which no base rent was underwritten.

A-3-98

Annex A-3	Benchmark 2022-B32

The Summit

Lease Rollover Schedule(1)(2)(3)
Year	Number of Tenant Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	16,579	1.8%	NAP	NAP	16,579	1.8%	NAP	NAP
MTM	0	0	0.0%	$0	0.0%	16,579	1.8%	$0	0.0%
2022	0	0	0.0%	$0	0.0%	16,579	1.8%	$0	0.0%
2023	1	2,125	0.2%	$62,178	0.2%	18,704	2.1%	$62,178	0.2%
2024	1	7,354	0.8%	$316,222	0.9%	26,058	2.9%	$378,400	1.1%
2025	0	0	0.0%	$0	0.0%	26,058	2.9%	$378,400	1.1%
2026	1	26,070	2.9%	$1,381,710	4.1%	52,128	5.7%	$1,760,110	5.3%
2027	0	0	0.0%	$0	0.0%	52,128	5.7%	$1,760,110	5.3%
2028	2	235,320	25.9%	$8,297,655	24.8%	287,448	31.7%	$10,057,765	30.1%
2029	1	21,875	2.4%	$1,159,375	3.5%	309,323	34.1%	$11,217,140	33.5%
2030	1	7,003	0.8%	$323,749	1.0%	316,326	34.9%	$11,540,888	34.5%
2031	0	0	0.0%	$0	0.0%	316,326	34.9%	$11,540,888	34.5%
2032 and Thereafter(5)	6	590,980	65.1%	$21,898,307	65.5%	907,306	100.0%	$33,439,195	100.0%
Total	13	907,306	100.0%	$33,439,195	100.0%
(1)	As of the January 1, 2022 rent roll which includes multiple rights of first offer exercised by First Republic Bank on spaces for which the leases have not yet commenced. All outstanding free and gap rent was reserved by the borrowers at origination.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule. See “Tenant Summary” above.
(4)	UW Base Rent includes $735,068 of rent steps through December 31, 2022 and excludes $1,614,740 of straight-line rent for investment grade tenants.
(5)	Includes Fitness Center, Conference Room, and Property Management Office for which no base rent was underwritten.

Operating History and Underwritten Net Cash Flow(1)(2)
	2018	2019	2020	Budget / Year 1	Underwritten(2)	Per Square Foot	%(3)
Base Rent(2)	13,492,937	12,412,455	17,227,962	31,792,964	32,704,127	$36.05	55.2%
Other Income	5,017,341	4,369,357	3,908,618	6,786,449	6,786,449	$7.48	11.5%
Expense Recoveries	6,894,614	6,236,499	7,633,046	16,421,927	$16,544,308	$18.23	27.9%
Gross Potential Revenue	$25,404,892	$23,018,311	$28,769,626	$55,001,340	$59,263,379	65.32	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,191,794)	($2.42)	(3.7%)
Effective Gross Income	$25,404,892	$23,018,311	$28,769,626	$55,001,340	$57,071,586	$62.90	96.3%
Total Expenses	7,774,331	6,622,639	7,919,733	16,245,344	15,970,440	$17.60	26.9%
Net Operating Income	$17,630,561	$16,395,672	$20,849,893	$38,755,996	$41,101,145	$45.30	69.4%
Total TI/LC, RR	0	0	0	0	870,225	$0.96	1.5%
Net Cash Flow	$17,630,561	$16,395,672	$20,849,893	$38,755,996	$40,230,920	$44.34	67.9%

(1)	Historical financials (2018-2020) are based on financials for Summit 1 and 2 only as Summit 3 is recently delivered. The 2018 – 2020 PSF figures are based on the total square footage of Summit 1 and 2 (533,086 SF).
(2)	The increase from historical financials is due to the inclusion of Summit 3 which was delivered in Q3 2021 and is fully leased to Amazon.
(3)	% column represents percent of Gross Potential Revenue for all revenue lines and represents percent of Effective Gross Revenue for the remainder of fields.

Property Management. The Summit Property is managed by Urban Renaissance Property Company LLC, a third party management company, pursuant to a property management agreement with a current term that will expire on December 20, 2022, and will automatically renew for consecutive additional terms of one year unless otherwise terminated.

Escrows and Reserves. At loan origination, the borrowers deposited (i) $2,958,400 into a reserve for free rent and outstanding or abated rent and/or any bridge/gap rent and (ii) $6,942,143 for outstanding tenant improvement allowances and leasing commissions.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a Summit Cash Sweep Period (as defined below), 1/12th of the reasonably estimated annual real estate taxes.

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis during the continuance of a Summit Cash Sweep Period, 1/12th of reasonably estimated insurance premiums unless the borrowers maintain a blanket policy in accordance with The Summit Whole Loan documents.

A-3-99

Annex A-3	Benchmark 2022-B32

The Summit

Replacement Reserves – During the continuance of a Summit Cash Sweep Period, borrowers are required to make monthly deposits in an amount equal to $15,121.77 to cover the costs of replacements incurred by the Borrower in accordance with The Summit Whole Loan documents.

Outstanding TI/LC Reserve - The borrowers are required to deposit into a replacement reserve during the continuance of a Summit Cash Sweep Period, an amount equal to approximately $113,413.25 ($1.50 per square foot annually) for approved tenant improvements and leasing commissions at The Summit Property in accordance with The Summit Whole Loan documents. Amounts are disbursed from the TI/LC Reserve Account for approved tenant improvements, leasing commissions, speculative tenant improvements, white box space, tenant amenities and the like at The Summit Property in accordance with The Summit Whole Loan documents; provided with respect to spec space, such disbursements will not exceed $75 per square foot, and the square footage will not exceed 10% of the square footage per building or 15% of the square footage for The Summit Property in the aggregate.

Lease Sweep Reserve – During the continuance of a Summit Lease Sweep Period (as defined below), all excess cash will be deposited into an account for purposes of re-tenanting the Amazon space (or any other space at The Summit Property under a Qualified Replacement Lease), and such approved leasing costs incurred in connection therewith in accordance with The Summit Whole Loan documents. During the continuance of a Summit Lease Sweep Period, so long as no other Summit Cash Sweep Period is then continuing, the borrowers will not be required to deposit into any reserve account (other than the tax and insurance escrow fund or the replacement reserve account) once the aggregate amount on reserve in all reserve accounts in account of any Summit Lease Sweep Lease or Summit Lease Sweep Trigger Event is equal to or greater the Summit Lease Sweep Reserve cap.

Replacement Lease Reserve Account – The borrowers are required to deposit all amounts in the event a lease is terminated in whole or in part (including a termination in respect of Recaptured Puget Sound Space as set forth below), or the tenant thereunder defaults, and in any such case borrowers receive or are permitted to retain any payment, fee, damages, forfeited security deposit, or proceeds of any bond or letter of credit given as security (excluding any such amounts applied by the borrowers to cure any default under such lease other than non-payment of rent that is not yet due and payable) (collectively, “Termination Proceeds”). To the extent the amounts contained in the replacement lease reserve account in respect of any terminated lease space exceed the aggregate remaining amount of leasing commissions, tenant improvement costs, gap rent and free rent under the applicable replacement leases for such terminated lease space, then provided no event of default is continuing, the borrowers will have the right to either (i) apply such excess toward the costs of speculative tenant improvements, white box space, tenant amenities and the like (including, without limitation, base building work in connection therewith), by including such costs in a disbursement request, or (ii) designate such excess to be held by the lender for purposes of calculating Debt Yield, or (iii) designate such excess as Excess Replacement Lease Reserve Funds pursuant to, and for application in accordance with the following: At the borrowers’ election, provided no event of default is continuing, all Excess Replacement Lease Reserve Funds remaining in the Replacement Lease Reserve Account in respect of such terminated lease space will from time to time be remitted to the borrowers (or, during a Summit Cash Sweep Period, to the Cash Management Account for application pursuant to the Cash Management Agreement) following written request from the borrowers (or, at the borrowers’ option, such Excess Replacement Lease Reserve Funds will be held by the lender for purposes of calculating Debt Yield).

Excess Cash Flow Reserve – During the continuance of a Summit Cash Sweep Period, other than a Summit Lease Sweep Period, all excess cash after disbursements for required reserve deposits, debt service, and property-level expenses in accordance with The Summit Loan documents will be deposited into the excess cash flow reserve account and held as additional collateral for The Summit Whole Loan.

“Summit Cash Sweep Event” means the occurrence of: (a) an event of default; (b) a Summit Lease Sweep Trigger Event; or (c) a Summit Debt Yield Trigger Event.

“Summit Cash Sweep Period” means each period commencing on the occurrence of a Summit Cash Sweep Event and continuing until the earlier of (a) the date that the related Summit Cash Sweep Event is cured in accordance with The Summit Whole Loan documents, or (b) until (x) payment in full of all principal and interest on The Summit Whole Loan and all other amounts payable under The Summit Whole Loan documents or (y) defeasance of The Summit Whole Loan.

“Summit Debt Yield Trigger Event” means a Debt Yield of less than 5.50% for the two (2) consecutive calendar quarters immediately preceding any date of determination.

“Summit Debt Yield Trigger Period” means the period commencing on the occurrence of a Summit Debt Yield Trigger Event and continuing until the date that the related Summit Debt Yield Trigger Event is cured in accordance with The Summit Whole Loan documents.

“Excess Replacement Lease Reserve Funds” means, as determined upon request of the borrowers following execution of one or more replacement Leases for any terminated lease space (including the Recaptured Puget Sound Space, as defined below), an amount equal to (1) all sums remaining in the Replacement Lease Reserve Account on account of such terminated lease, minus (2) solely to the extent rents under the replacement lease are not sufficient to replace rents under the terminated lease (it being understood that, if sufficient, no amount will be deducted pursuant this clause (2), the sum of the allocated vacant space leasing costs.

A “Summit Lease Sweep Period” will occur upon the first Payment Date following the occurrence of a Summit Lease Sweep Trigger Event and end upon the date such Summit Lease Sweep Trigger Event is cured in accordance with The Summit Whole Loan documents. A Summit Lease Sweep Period will not be triggered (or if triggered, will be terminated) if the borrowers deposit cash into the Lease Sweep

A-3-100

Annex A-3	Benchmark 2022-B32

The Summit

Reserve account or deliver a letter of credit, in an amount that, when aggregated with any Termination Proceeds deposited in the Replacement Lease Reserve account in respect of such Summit Lease Sweep Lease, equal to a cap of $60 per square foot to the lender.

A “Summit Lease Sweep Trigger Event” means the occurrence of any of the following: (a) a bankruptcy action of a tenant (or guarantor thereof) under a Summit Lease Sweep Lease, (b) any monetary default or material non-monetary default under a Summit Lease Sweep Lease that continues beyond any applicable grace, notice and cure period under such Summit Lease Sweep Lease, (c) a tenant under a Summit Lease Sweep Lease goes dark at 50% or more of its space, except as provided in The Summit loan agreement or (d) the earlier of the date upon which (i) a tenant under a Summit Lease Sweep Lease cancels or terminates its lease with respect to at least 25% of the square of space subject to the Amazon lease as of the loan origination date prior to the then-current expiration date under such lease or (2) such tenant gives written notice to the borrowers that it is cancelling or terminating its Summit Lease Sweep Lease with respect to at least 25% of the square footage of space subject to the Amazon lease as of the loan origination date prior to the then-current expiration date under such Summit Lease Sweep Lease.

“Summit Lease Sweep Lease” means the Amazon lease or any qualified replacement lease.

Puget Sound Recapture – the borrowers have the right, without the lender’s consent, to amend that certain leased space, pursuant to a lease agreement, dated as of May 11, 2018 (the “Puget Sound Energy Lease”) by and between Hines Global REIT Summit Holdings LLC and Puget Sound Energy, Inc. (“Puget Sound Energy Tenant”) from time to time to reduce the premises demised thereunder (any such space that is removed from the Puget Sound Energy Lease, until it is released in accordance with The Summit loan agreement, the “Recaptured Puget Sound Space”) and to make corresponding reductions to the Puget Sound Energy Tenant’s rent and other obligations thereunder, provided (a) no event of default is continuing, (b) the aggregate amount of all Recaptured Puget Sound Space will not exceed 223,820 square feet in the aggregate, and (c) the pro-forma Debt Yield is equal to or greater than the loan origination date Debt Yield, and the borrowers satisfy the if and only if (i) any such newly executed lease demising all or any portion of the Recaptured Puget Sound Space is a qualifying lease under The Summit loan agreement, and (ii) the borrowers have (A) remitted funds into the Replacement Lease Reserve Account or (B) delivered to the lender a letter of credit in the amount required to be remitted into the Replacement Lease Reserve Account as set forth in sub-clause (A), in each case in such aggregate amount as required under The Summit Whole Loan documents.

For purposes of calculating the pro-forma Debt Yield related to the Puget Sound Recapture, the pro-forma Debt Yield will reflect the increase in revenues from any newly executed leases demising such Recaptured Puget Sound Space (and without regard to the commencement date of such lease). The borrowers have the right to prepay The Summit Whole Loan, post cash collateral, or deliver to the lender a letter of credit in such amount which, if applied in reduction of outstanding principal of The Summit Whole Loan, would result in a Debt Yield equal to or exceeding the loan origination date Debt Yield.

Lockbox / Cash Management. The Summit Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to The Summit Property and all other money received by the borrowers or the property manager with respect to The Summit Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within two business day of receipt. On each business day during the continuance of a Summit Cash Sweep Period or event of default under The Summit Whole Loan, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no Summit Cash Sweep Period or event of default under The Summit Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a Summit Cash Sweep Period or an event of default under The Summit Whole Loan, all funds on deposit in the cash management account after payment of debt service on The Summit Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for The Summit Whole Loan.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-101

Annex A-3	Benchmark 2022-B32

Moonwater Office Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$63,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$63,000,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	3.5%	Net Rentable Area (SF):	611,320
Loan Purpose:	Recapitalization	Location:	Las Vegas, NV
Borrowers:	PREH Power House TSSP LLC,	Year Built / Renovated:	Various / Various
	Power House TSSP, LLC and	Occupancy:	96.3%
	MRK Power House TSSP LLC	Occupancy Date(3):	Various
Guarantors:	Ofir Hagay, Ryan Tedder and Keith	Number of Tenants:	7
	Kantrowitz	Fourth Most Recent NOI(4):	NAV
Interest Rate:	4.25000%	Third Most Recent NOI(4):	NAV
Note Date:	12/30/2021	Second Most Recent NOI:	$8,186,241 (December 31, 2020)
Maturity Date:	1/6/2032	Most Recent NOI:	$10,024,323 (TTM July 31, 2021)
Interest-only Period:	48 months	UW Economic Occupancy:	91.9%
Original Term:	120 months	UW Revenues:	$13,231,194
Original Amortization:	360 months	UW Expenses:	$2,754,101
Amortization Type:	Interest Only, Amortizing Balloon	UW NOI:	$10,477,093
Call Protection(2):	L(25),D(90),O(5)	UW NCF:	$9,707,007
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$196,300,000 / $321
Additional Debt(1):	Yes	Appraisal Date:	10/7/2021
Additional Debt Balance(1):	$53,000,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$190
Taxes:	$95,265	$47,633	N/A	Maturity Date Loan / SF:	$169
Insurance:	$24,682	$24,682	N/A	Cut-off Date LTV:	59.1%
Replacement Reserves:	$0	$13,231	$366,750	Maturity Date LTV:	52.7%
TI/LC:	$780,000	$76,442	$6,100,000	UW NCF DSCR:	1.42x
Other(5):	$1,914,928	$0	N/A	UW NOI Debt Yield:	9.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$116,000,000	62.0%	Payoff Existing Debt	$96,470,412	51.6%
Principal’s New Cash Contribution	68,090,576	36.4	Other Uses	44,183,089	23.6
Other Sources	3,031,154	1.6	Principal Equity Distribution	41,621,499	22.2
			Upfront Reserves	2,814,875	1.5
			Closing Costs	2,031,854	1.1
Total Sources	$187,121,730	100.0%	Total Uses	$187,121,730	100.0%
(1)	The Moonwater Office Portfolio Loan (as defined below) is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance as of the Cut-off Date of $116.0 million. Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $116.0 million Moonwater Office Portfolio Whole Loan (as defined below).

(2)	The lockout period will be at least 25 payments beginning with and including the first payment date in February 2022. The borrowers have the option to defease the full $116.0 million Moonwater Office Portfolio Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 30, 2024. The assumed defeasance lockout period of 25 payments is based on the expected closing date of the Benchmark 2022-B32 securitization in February 2022. The actual lockout period may be longer.

(3)	Occupancy is as of October 7, 2021 for the 9901-9921 Covington Cross Drive property and February 6, 2022 for the remaining properties.

(4)	Fourth Most Recent NOI and Third Most Recent NOI are unavailable as several of the Moonwater Office Portfolio Properties (as defined below) were recently acquired.

(5)	The Other Initial reserve consists of an unfunded obligation reserve of $1,884,865 and an immediate repairs reserve of $30,063.

The Loan. The Moonwater Office Portfolio loan (the “Moonwater Office Portfolio Loan”) is part of a whole loan (the “Moonwater Office Portfolio Whole Loan”) evidenced by four pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee interests in a six-property office portfolio comprising 611,320 square feet located in Las Vegas, Nevada (the “Moonwater Office Portfolio Properties”). The Moonwater Office Portfolio Loan is evidenced by the controlling note A-1 and note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $63,000,000. The remaining notes which have an aggregate outstanding principal balance as of the Cut-off Date of $53,000,000, are expected to be contributed to one or more future securitization transactions. The Moonwater Office Portfolio Whole Loan, which accrues interest at an interest rate of 4.25000% per annum, was originated on December 30, 2021, has an

A-3-102

Annex A-3	Benchmark 2022-B32

Moonwater Office Portfolio

aggregate original principal balance of $116,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $116,000,000. The relationship between the holders of the Moonwater Office Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Moonwater Office Portfolio Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Moonwater Office Portfolio Whole Loan requires monthly payments of interest only for the first 48 months of the loan and will amortize on a 30-year amortization schedule thereafter. The scheduled maturity date of The Moonwater Office Portfolio Whole Loan is the due date in January 2032.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2	$63,000,000	$63,000,000	Benchmark 2022-B32	Yes
A-3	$35,000,000	$35,000,000	BCREI(1)	No
A-4	$18,000,000	$18,000,000	BCREI(1)	No
Total	$116,000,000	$116,000,000
(1)	The related note is currently held by the Note Holder identified in the table above and is expected to be contributed to one or more future securitization transactions.

The Borrowers. The borrowing entities for the Moonwater Office Portfolio Whole Loan are PREH Power House TSSP LLC, Power House TSSP, LLC and MRK Power House TSSP LLC, each a Delaware limited liability company, as tenants-in-common.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Ofir Hagay, Ryan Tedder and Keith Kantrowitz.

The Properties. The Moonwater Office Portfolio Properties consist of six suburban office properties comprising 611,320 square feet located in Las Vegas, Nevada. The Moonwater Office Portfolio Properties were originally constructed between 1982 and 2007. As of October 7, 2021 and February 6, 2022, the Moonwater Office Portfolio Properties were 96.3% leased by seven tenants.

Portfolio Summary
Property	Year Built / Renovated	Net Rentable Area (SF)	Occupancy %(1)	Allocated Whole Loan Amount	Appraised Value
6543 Las Vegas Boulevard South	2007 / 2018	102,276	100.0%	$24,782,897	$66,700,000
6226 West Sahara Avenue	1982 / NAP	292,180	100.0%	14,994,000	40,600,000
10190 Covington Cross Drive	1997 / NAP	75,588	100.0%	7,223,276	26,600,000
1450 Center Crossing Road	2004 / NAP	52,975	100.0%	7,196,121	26,500,000
9901-9921 Covington Cross Drive	1998 / NAP	57,196	60.1%	3,780,000	17,400,000
6551 Las Vegas Boulevard South	2007 / 2018	31,105	100.0%	5,023,707	18,500,000
Total / Wtd. Avg.		611,320	96.3%	$63,000,000	$196,300,000
(1)	Occupancy is as of October 7, 2021 for the 9901-9921 Covington Cross Drive property and February 6, 2022 for the remaining properties.

The largest tenant at the Moonwater Office Portfolio Properties is WeWork (102,276 SF; 16.7% of NRA; 31.1% of UW Base Rent). WeWork was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since opening their first location in New York City, they’ve grown into a global flexible space provider committed to delivering technology-driven flexible solutions, inspiring spaces, and community experiences.

The second largest tenant at the Moonwater Office Portfolio Properties is Nevada Power Company (292,180 SF; 47.8% of NRA; 24.2% of UW Base Rent). Nevada Power Company provides a wide range of energy services to nearly 1.3 million electric customers throughout the state and more than 50 million tourists annually. Nevada Power Company has served citizens in northern Nevada for more than 150 years, and southern Nevada since 1906.

The third largest tenant at the Moonwater Office Portfolio Properties is Coin Cloud (75,588 SF; 12.4% of NRA; 14.7% of UW Base Rent). Coin Cloud is the world’s largest network of two-way digital currency machines, providing a way for people to buy and sell Bitcoin and other digital currencies.

A-3-103

Annex A-3	Benchmark 2022-B32

Moonwater Office Portfolio

COVID-19 Update. As of January 6, 2022, the Moonwater Office Portfolio Properties were open and operating. As of January 6, 2022, there have been no loan modification or forbearance requests on the Moonwater Office Portfolio Loan. The first payment date of the Moonwater Office Portfolio Loan is the monthly due date in February 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Historical Occupancy(1)
2018	2019	2020	Current(2)
N/A	N/A	93.5%	96.3%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current occupancy is as of October 7, 2021 for the 9901-9921 Covington Cross Drive property and February 6, 2022 for the remaining properties.

The Market. The Moonwater Office Portfolio Properties are located in Las Vegas, Nevada, within the West Las Vegas office submarket. According to the appraisal, as of the second quarter of 2021, the West Las Vegas office submarket had a total office inventory of 8,002,377 square feet with a vacancy rate of 14.7% and an average asking rent of $1.85 per square foot. According to the appraisal, as of 2021, the population within a one-, three- and five-mile radius of the Moonwater Office Portfolio Properties was 641, 63,492 and 356,130, respectively. Additionally, over the same time period, the average household income within a one-, three- and five-mile radius was $87,598, $87,195 and $76,385, respectively.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
WeWork(4)	NR / NR / NR	102,276	16.7%	$38.83	31.1%	10/31/2034
Nevada Power Company(5)	Baa1 / A / NR	292,180	47.8	$10.57	24.2	1/31/2029
Coin Cloud(6)	NR / NR / NR	75,588	12.4	$24.72	14.7	7/31/2031
Diamond Resort Corporation	NR / B+ / BB-	52,975	8.7	$30.81	12.8	12/31/2023
Amazon.com Services, Inc.(7)	A1 / AA / AA-	31,105	5.1	$37.06	9.0	12/31/2026
DeVry Education Group, Inc.(8)	NR / NR / NR	23,381	3.8	$29.64	5.4	7/31/2028
Adtalem Global Education Inc.(9)	B1 / BB- / NR	10,969	1.8	$31.21	2.7	7/31/2028
Subtotal / Weighted Average		588,474	96.3%	$21.66	100.0%
Remaining Tenants		0	0.0	$0.00	0.0
Vacant		22,846	3.7
Total / Weighted Average		611,320	100.0%	$21.66	100.0%
(1)	Based on the underwritten rent rolls dated October 7, 2021 for the 9901-9921 Covington Cross Drive property and February 6, 2022 for the remaining properties.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF includes rent steps occurring through September 1, 2022 and the average rent over the lease term for investment grade tenants.

(4)	WeWork has two, five-year extension options. WeWork subleases approximately 50% of its space at the 6543 Las Vegas Boulevard South property (51,138 SF of its 102,276 SF) to DraftKings.

(5)	Nevada Power Company has two, five-year extension options.

(6)	Coin Cloud has two, five-year extension options. Additionally, Coin Cloud has the right to terminate its lease on July 31, 2028 with 12 months’ notice and payment of a termination fee.

(7)	Amazon.com Services, Inc. has three, five-year extension options. Additionally, Amazon.com Services, Inc. has the right to terminate its lease in December 2024 with 12 months’ notice and payment of a termination fee.

(8)	DeVry Education Group, Inc. has one, five-year extension option.

(9)	Adtalem Global Education Inc. has one, five-year extension option.

A-3-104

Annex A-3	Benchmark 2022-B32

Moonwater Office Portfolio

Lease Rollover Schedule(1)(2)(3)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	22,846	3.7%	NAP	NAP	22,846	3.7%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	22,846	3.7%	$0	0.0%
2022	0	0	0.0	0	0.0	22,846	3.7%	$0	0.0%
2023	1	52,975	8.7	1,632,419	12.8	75,821	12.4%	$1,632,419	12.8%
2024	0	0	0.0	0	0.0	75,821	12.4%	$1,632,419	12.8%
2025	0	0	0.0	0	0.0	75,821	12.4%	$1,632,419	12.8%
2026	1	31,105	5.1	1,152,646	9.0	106,926	17.5%	$2,785,065	21.8%
2027	0	0	0.0	0	0.0	106,926	17.5%	$2,785,065	21.8%
2028	2	34,350	5.6	1,035,393	8.1	141,276	23.1%	$3,820,458	30.0%
2029	1	292,180	47.8	3,089,000	24.2	433,456	70.9%	$6,909,458	54.2%
2030	0	0	0.0	0	0.0	433,456	70.9%	$6,909,458	54.2%
2031	1	75,588	12.4	1,868,535	14.7	509,044	83.3%	$8,777,994	68.9%
2032 & Thereafter	1	102,276	16.7	3,971,269	31.1	611,320	100.0%	$12,749,263	100.0%
Total	7	611,320	100.0%	$12,749,263	100.0%
(1)	Based on the underwritten rent rolls dated October 7, 2021 for the 9901-9921 Covington Cross Drive property and February 6, 2022 for the remaining properties.

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Base Rent includes rent steps occurring through September 1, 2022 and the average rent over the lease term for investment grade tenants.

Underwritten Net Cash Flow(1)(2)
	2020	TTM 7/31/2021	Underwritten	Per Square Foot	%(3)
Rents in Place	$10,466,529	$12,255,375	$12,417,999	$20.31	86.2%
Rent Steps(4)	0	0	331,263	0.54	2.3
Potential Income from Vacant Space	0	0	685,380	1.12	4.8
Gross Potential Rent	$10,466,529	$12,255,375	$13,434,643	$21.98	93.3%
Total Reimbursements	189,072	175,803	967,226	1.58	6.7
Net Rental Income	$10,655,601	$12,431,178	$14,401,868	$23.56	100.0%
(Vacancy/Credit Loss)	0	0	(1,170,674)	(1.91)	(8.1)
Other Income	0	0	0	0.00	0.0
Effective Gross Income	$10,655,601	$12,431,178	$13,231,194	$21.64	91.9%

Real Estate Taxes	$457,023	$478,491	$544,365	$0.89	4.1%
Insurance	88,593	93,207	282,082	0.46	2.1
Management Fee	285,485	304,438	396,936	0.65	3.0
Other Operating Expenses	1,638,259	1,530,719	1,530,719	2.50	11.6
Total Expenses	$2,469,360	$2,406,855	$2,754,101	$4.51	20.8%

Net Operating Income	$8,186,241	$10,024,323	$10,477,093	$17.14	79.2%

TI/LC	0	0	611,320	1.00	4.6
Capital Expenditures	0	0	158,766	0.26	1.2
Net Cash Flow	$8,186,241	$10,024,323	$9,707,007	$15.88	73.4%
(1)	Based on the underwritten rent rolls dated October 7, 2021 for the 9901-9921 Covington Cross Drive property and February 6, 2022 for the remaining properties.

(2)	Historical financial information prior to 2020 is unavailable as several of the Moonwater Office Portfolio Properties were recently acquired.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(4)	Rent Steps represent increases occurring through September 1, 2022 and the average rent over the lease term for investment grade tenants.

Property Management. The Moonwater Office Portfolio Properties are managed by SKR Real Estate Services, LLC.

A-3-105

Annex A-3	Benchmark 2022-B32

Novo Nordisk HQ

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	3.4%	Net Rentable Area (SF):	731,104
Loan Purpose:	Refinance	Location:	Plainsboro, NJ
Borrower:	Princeton HD Owner LLC	Year Built / Renovated:	1985, 1989, 1994 / 2013
Guarantor:	NAP	Occupancy:	77.0%
Interest Rate(2):	2.83800%	Occupancy Date:	2/6/2022
Note Date:	11/5/2021	Number of Tenants:	1
Anticipated Repayment Date(2):	11/6/2026	Fourth Most Recent NOI(4):	NAV
Maturity Date(2):	4/6/2031	Third Most Recent NOI:	$16,675,696 (December 31, 2018)
Interest-only Period:	60 months	Second Most Recent NOI:	$17,367,282 (December 31, 2019)
Original Term(2):	60 months	Most Recent NOI:	$18,260,825 (December 31, 2020)
Original Amortization:	None	UW Economic Occupancy:	78.0%
Amortization Type(2):	Interest Only - ARD	UW Revenues:	$32,650,130
Call Protection(3):	L(27),D(28),O(5)	UW Expenses:	$13,331,718
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$19,318,412
Additional Debt(1):	Yes	UW NCF:	$19,172,191
Additional Debt Balance(1):	$150,667,000	Appraised Value / Per SF(5):	$330,000,000 / $451
Additional Debt Type(1):	Pari Passu	Appraisal Date(5):	9/21/2021

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial		Whole Loan
Taxes:	$525,310	$525,310	N/A	Cut-off Date Loan / SF(4):	$288
Insurance:	$90,983	$22,746	N/A	Maturity Date Loan / SF(4):	$288
Replacement Reserves:	$0	$1,218	N/A	Cut-off Date LTV:	63.8%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	63.8%
Other(5)	$27,146,846	$0	N/A	UW NCF DSCR:	3.16x
				UW NOI Debt Yield:	9.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$210,667,000	100.0%	Loan Payoff	$169,240,404	80.3%
			Upfront Reserves	27,763,140	13.2%
			Return of Equity	11,803,118	5.6
			Closing Costs	1,860,338	0.9%
Total Sources	$210,667,000	100.0%	Total Uses	$210,667,000	100.0%
(1)	The Novo Nordisk HQ Loan (as defined below) is part of the Novo Nordisk HQ Whole Loan (as defined below) evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $210,667,000. The Financial Information in the chart above is calculated based on the outstanding balance of the Novo Nordisk HQ Whole Loan.

(2)	The Novo Nordisk HQ Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2026 and a final maturity date of April 6, 2031. The initial interest rate for the Novo Nordisk HQ Whole Loan is 2.83800% per annum. From and after the ARD, the per annum interest rate will equal to the greater of (i) the initial interest rate plus 2.5000% and (ii) the swap rate in effect on the ARD plus 4.19000%. The metrics presented above are calculated based on the ARD.

(3)	The defeasance lockout period, with respect to a defeasance of the Novo Nordisk HQ Whole Loan, will be at least 27 payment dates beginning with and including the first payment date on December 6, 2021. Defeasance of the full $210,667,000 Novo Nordisk HQ Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) November 5, 2024.

(4) The borrower did not provide the Fourth Most Recent NOI.

(5)	The appraisal concluded to a “go dark” appraised value of $205,000,000, which results in a Cut-off Date LTV and Maturity Date LTV of 102.8%.

(6)	Other upfront reserve includes an expansion reserve of approximately $14,146,846 and a seller credit reserve of $13,000,000.

The Loan. The Novo Nordisk HQ loan (the “Novo Nordisk HQ Loan”) is part of a whole loan (the “Novo Nordisk HQ Whole Loan”) secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office building located in Plainsboro, New Jersey. The Novo Nordisk HQ Loan is evidenced by the non-controlling Note A-2 and Note A-3-1, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $60,000,000. The Novo Nordisk HQ Whole Loan is comprised of five pari passu notes with an aggregate principal balance as of the Cut-off Date of $210,667,000. The related companion notes have been contributed to or are anticipated to be contributed to one or more future securitization trusts or may be otherwise transferred at any time. The Novo Nordisk HQ Whole Loan is serviced under the Benchmark 2021-B31 pooling and servicing agreement.

A-3-106

Annex A-3	Benchmark 2022-B32

Novo Nordisk HQ

The Novo Nordisk HQ Whole Loan has a five-year interest-only term through the ARD of November 6, 2026 and a final maturity date of April 6, 2031. The Novo Nordisk HQ Whole Loan has a remaining term to the ARD of 57 months as of the Cut-off Date. The initial interest rate for the Novo Nordisk HQ Whole Loan is 2.83800% per annum (the “Initial Interest Rate”). From and after the ARD, the per annum interest rate will be equal to the greater of (i) the Initial Interest Rate plus 2.5000% and (ii) the swap rate (as calculated in the Novo Nordisk HQ Whole Loan documents) in effect on the ARD plus 4.19000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate will be deferred and paid following the payment in full of the Novo Nordisk HQ Whole Loan. Following the ARD, all excess cash flow will be applied to repay the Novo Nordisk HQ Whole Loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2021-B31	Yes
A-2, A-3-1	$60,000,000	$60,000,000	Benchmark 2022-B32	No
A-3-2, A-4	$75,667,000	$75,667,000	DBRI	No
Whole Loan	$210,667,000	$210,667,000

The Borrower. The borrower is Princeton HD Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Novo Nordisk HQ Whole Loan.

The Loan Sponsor. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Novo Nordisk HQ Whole Loan. The borrower sponsor is Hana Alternative Asset Management Co., Ltd (“Hana”). The Novo Nordisk HQ Property is indirectly owned by a joint venture between Mirae Asset Securities (27.78%), Hana Financial Investment (22.98%), Hyundai Motor Securities (19.15%), Heung Kuk Fire & Marine Insurance (19.03%) and Seoul Guaranty Insurance (10.05%). The borrower sponsor is ultimately controlled by Hana.

Hana, a subsidiary of Hana Financial Group, was founded in 2006 as the first asset management company to specialize in commercial real estate in Korea. As of November 2021, Hana had approximately $8.0 billion USD of assets under management of which 67.1% are investments in real estate

The Property. The Novo Nordisk HQ Property is a Class A office property totaling 731,104 SF across nine interconnected buildings on a 58.63-acre site located in Plainsboro, New Jersey. The Novo Nordisk HQ Property was originally built from 1985 to 1994 and in 2013 underwent a full redevelopment and modernization. The Novo Nordisk HQ Property is LEED Silver-certified and features modern technology, energy-efficient systems and design upgrades such as a new façade, 10-foot glass exterior walls and a two-story, 30-foot lobby with floor-to-ceiling glass. The campus amenities include a 267-seat full-service cafeteria, a fully-equipped fitness center, presidential suite and executive board room, a 4,000 SF rooftop terrace with kitchen and patio seating, concierge services, meeting spaces and 2,214 parking spaces (2.9 spaces per 1,000 SF), including a subterranean parking garage.

As of February 6, 2022, the Novo Nordisk HQ Property is 77.0% leased to its sole tenant, Novo Nordisk, Inc. (“Novo Nordisk” or the “Tenant”), the United States affiliate of the global healthcare company, Novo Nordisk A/S (NYSE: NVO; rated A1/AA- by Moody’s/S&P), which is the guarantor under the Novo Nordisk lease. Novo Nordisk occupies 563,289 SF or 100% of the SF of the space which it is obligated to lease under the terms of its lease. Novo Nordisk has the option to lease the remaining 167,815 SF at the Novo Nordisk HQ Property, which is located along the easterly side of the complex and is in “shell” condition. Novo Nordisk can exercise its right to expand into this space anytime during its lease term and as such, this expansion space cannot be marketed to another tenant without modifying the current Novo Nordisk lease. At loan origination, the borrower deposited approximately $14,146,846 into an expansion reserve and $13,000,000 into a seller credit reserve. The seller credit reserve was provided in connection with an agreement between the prior owner of the Novo Nordisk HQ Property (the “Novo Seller”) and the sole member of the borrower, pursuant to which the sole member has agreed to pay all or a pro rata portion of such amount to the Novo Seller if Novo Nordisk exercises all or a portion of its expansion option for 167,815 additional square feet. The sole member has pledged its equity interest in the borrower to the Novo Seller to secure such obligation. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additional Indebtedness—Other Indebtedness” in the Preliminary Prospectus.

Novo Nordisk has maintained its North American headquarters at the Novo Nordisk HQ Property since taking occupancy in 2013, originally as part of an approximately $215.0 million renovate-to-suit project. Novo Nordisk has recently completed an approximately $32.0 million capital expenditure program at the Novo Nordisk HQ Property, which included IT infrastructure improvements, a new teleconference center, office furniture upgrades, locker room improvements and mechanical and lighting upgrades.

Founded in 1923, Novo Nordisk A/S is a global healthcare company, headquartered in Copenhagen, Denmark with more than 45,000 employees in 80 offices around the world. As of the trailing 12-month period ending in the third quarter of 2021, Novo Nordisk A/S reported a total revenue of approximately $134.6 billion and a net income of approximately $46.2 billion. Novo Nordisk, the United States subsidiary and Tenant, is a developer and manufacturer of biological medicines specializing in diabetes care and other serious chronic conditions such as hemophilia, obesity and growth disorders. Novo Nordisk is headquartered at the Novo Nordisk HQ Property and has other locations in seven states and nearly 6,000 employees with approximately 4.0 million people in the United States using its medicines.

A-3-107

Annex A-3	Benchmark 2022-B32

Novo Nordisk HQ

Novo Nordisk occupies the Novo Nordisk HQ Property under a lease that expires in April 2031, with no termination options and one, 10-year renewal option. Novo Nordisk has a base rent of $32.81 per SF on a triple net basis with 2.00% annual rent steps.

According to information provided by the property manager as of January 19, 2022, as of November 15, 2021, all employees were required to return to the Novo Nordisk HQ Property at least three days per week; however, employees have been permitted to work from home until further notice due to the recent surge in COVID-19 variants, and the building is closed Fridays for maintenance and cleaning. The Novo Nordisk HQ Property typically had a pre-pandemic full-time workforce of approximately 1,700 employees.

COVID-19 Update. As of January 6, 2021, the Novo Nordisk HQ Whole Loan is not subject to any forbearance, modification or debt service relief request. The tenant has not made any requests for lease modifications or rent relief. The Novo Nordisk HQ Whole Loan is current as of the payment date in January 2022. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The Novo Nordisk HQ Property is located in Plainsboro Township in Middlesex County, New Jersey, a suburban community that offers convenient highway access, proximity to major universities, an educated labor pool, area amenities and a diverse housing base. The Novo Nordisk HQ Property is within the Princeton Forrestal Center Office and Research Complex, which is Princeton University’s corporate office and research complex. The Princeton Forrestal Center is in the Princeton business and pharmaceutical corridor as the municipality of Princeton is adjacent to Plainsboro Township. The Princeton Forrestal Center is home to a corporate presence which includes companies such as Bristol-Meyers Squibb, Bank of America Merrill Lynch, Johnson & Johnson, Dow Jones, and BlackRock. Novo Nordisk directly benefits from its relationships with numerous businesses, hospitals, and medical centers, which purchase, use, sell, or collaborate with Novo Nordisk on the development of the pharmaceutical and medicinal products that Novo Nordisk produces and are located within direct proximity to the Novo Nordisk HQ Property. Such institutions include the University Medical Center of Princeton at Plainsboro, a recently completed 369-bed facility located approximately 2 miles from the Novo Nordisk HQ Property, which includes a hospital, an education center, a skilled nursing facility, and a park and has been a strong demand driver for medical office space at Princeton Forrestal Village. The Novo Nordisk HQ Property location also offers Novo Nordisk and other employers direct access to an educational base of newly graduated talent from universities, such as Princeton University, Rutgers University, TCNJ, and Rider University. The Novo Nordisk HQ Property is equidistant from New York and Philadelphia, allowing Novo Nordisk and other surrounding companies the ability to draw residents from both metropolitan areas, as well as diverse and educated labor pools from Eastern Pennsylvania and Northern and Central New Jersey. The transit-oriented campus is less than one mile from Route 1, less than four miles from the Princeton Junction mass transit center and convenient to Interstates 95 and 295.

According to the appraisal, the Novo Nordisk HQ Property is located in the Brunswick West office submarket in Northern New Jersey. Over the past ten years the Brunswick West office submarket inventory slightly increased by 2.4% and had positive absorption of 2.4%. Over the same period, there was a 5.9% decrease in the vacancy rate and a 14.6% increase in the average asking rent. As of the second quarter of 2021, the Brunswick West submarket had a total office inventory of approximately 10.0 million SF with a vacancy rate of 21.5%. The average asking rent was $27.14 per SF.

The following table summarizes the comparable office leases in the surrounding market.

Summary of Comparable Office Leases(1)
Property/Address	Location	Year Built / Renovated	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	Free Rent (mos.)
Novo Nordisk HQ(2)	Plainsboro, NJ	1985, 1989, 1994 / 2013	Novo Nordisk	7/2011	18	NNN	563,289	$32.81	2.0%	0
777 Scudders Mill Road	Plainsboro, NJ	1992 / NAP	Croda, Inc.	6/2020	12	NNN	225,000	$31.00	3.0%	6
200 Connell Drive	Berkeley Heights, NJ	1987 / NAP	Hikma Pharmaceuticals	12/2019	10	MG	44,267	$34.50	2.0%	0
445 South Street Ste. 300	Morristown, NJ	1984 / 2007	Travelers Insurance	2/2018	10	NNN	80,642	$25.50	2.0%	0
1 University Square Ste. 1, 3, 4	Princeton, NJ	2006 / NAP	Blackrock Financial	10/2018	10	NNN	209,809	$41.62	2.0%	0
9 Roszel Road Ste. 1, 2, 3	West Windsor, NJ	1999 / NAP	Bristol-Myers Squibb	3/2021	10	MG	118,110	$35.00	2.0%	0
440 Route 22 E, Ste 101	Bridgewater, NJ	1990 / 2019	PF Compass	1/2021	10	MG	199,279	$27.00	2.0%	0
Total/Wtd. Avg.(3)					10.5			$32.84
(1)	Source: Appraisal

(2)	Based on the rent roll as of February 6, 2022.

(3)	Total/Wtd. Avg. does not include the Novo Nordisk HQ Property.

A-3-108

Annex A-3	Benchmark 2022-B32

Novo Nordisk HQ

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Novo Nordisk	A1 / AA- / NR	563,289	77.0%	$32.81	100.0%	4/30/2031
Total Occupied		563,289	77.0%	$32.81	100.0%
Vacant		167,815	23.0
Total / Weighted Average		731,104	100.0%
(1)	Based on the underwritten rent roll as of February 6, 2022.

(2)	The credit ratings are those of the direct parent company, Novo Nordisk A/S, which is the guarantor under the lease.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	167,815	23.0%	NAP	NAP	167,815	23.0%	NAP	NAP
MTM & 2022	0	0	0.0%	$0	0.0%	167,815	23.0%	$0	0.0%
2023	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2024	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2025	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2026	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2027	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2028	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2029	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2030	0	0	0.0%	0	0.0	167,815	23.0%	$0	0.0%
2031	1	563,289	77.0%	$18,481,512	100.0	731,104	100.0%	$18,481,512	100.0%
2032 & Thereafter	0	0	0.0%	0	0.0	731,104	100.0%	$18,481,512	100.0%
Total	1	731,104	100.0%	$18,481,512	100.0%
(1)	Based on the underwritten rent roll as of February 6, 2022.

Operating History and Underwritten Net Cash Flow(1)
	2018	2019	2020	Underwritten	Per Square Foot	%(2)
Base Rent	$17,302,360	$17,649,722	$18,002,716	$18,481,512	$25.28	43.9%
Rent Steps(3)	0	0	0	371,771	$0.51	0.9%
IG Rent Step Credit(4)	0	0	0	465,129	$0.64	1.1%
Value of Vacant Space	0	0	0	9,458,516	$12.94	22.5%
Gross Potential Rent	$17,302,360	$17,649,722	$18,002,716	$28,776,928	$39.36	68.3%
Tenant Recoveries	12,185,965	13,111,052	13,295,581	13,331,718	$18.24	31.7%
Total Gross Income	$29,488,325	$30,760,774	$31,298,297	$42,108,646	$57.60	100.0%
Vacancy	0	0	0	(9,458,516)	($12.94)	(22.5%)
Effective Gross Income	$29,488,325	$30,760,774	$31,298,297	$32,650,130	$44.66	77.5%
Total Fixed Expenses	5,987,351	6,090,604	6,261,061	6,515,840	$8.91	20.0%
Total Variable Expenses	6,825,278	7,302,888	6,776,411	6,815,878	$9.32	20.9%
Total Expenses	$12,812,629	$13,393,492	$13,037,472	$13,331,718	$18.24	40.8%
						0.0%
Net Operating Income	$16,675,696	$17,367,282	$18,260,825	$19,318,412	$26.42	59.2%
Replacement Reserve	0	0	0	146,221	$0.20	0.4%
TI / LC	0	0	0	0	$0.00	0.0%
Net Cash Flow	$16,675,696	$17,367,282	$18,260,825	$19,172,191	$26.22	58.7%
(1)	Based on the underwritten rent roll as of February 6, 2022.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on contractual rent steps through September 1, 2022.

(4)	Based on the straight-line rent steps through the final maturity date of the Novo Nordisk HQ Whole Loan.

Property Management. The Novo Nordisk HQ property is managed by Ivy Realty Services, LLC, which is an unaffiliated manager.

A-3-109

Annex A-3	Benchmark 2022-B32

The Kirby Collection

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$55,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$55,000,000	Property Type - Subtype:	Mixed Use - Multifamily/Office/Retail
% of Pool by IPB:	3.1%	Net Rentable Area (SF):	534,338
Loan Purpose:	Recapitalization	Location:	Houston, TX
Borrower:	CP5 Kirby Collection, LLC	Year Built / Renovated:	2018 / NAP
Guarantors:	FPA Core Plus Fund V-A, L.P.,	Occupancy(3):	92.0%
	FPA Core Plus Fund V, L.P. and	Occupancy Date(3):	10/26/2021
	FPACP/REIT Holdings V, LLC	Number of Tenants(4):	16
Interest Rate:	2.94000%	Fourth Most Recent NOI(5):	NAV
Note Date:	12/23/2021	Third Most Recent NOI(5):	NAV
Maturity Date:	1/6/2032	Second Most Recent NOI(5):	NAV
Interest-only Period:	120 months	Most Recent NOI:	$9,410,252 (TTM 9/30/2021)
Original Term:	120 months	UW Economic Occupancy:	81.1%
Original Amortization:	None	UW Revenues:	$20,864,412
Amortization Type:	Interest Only	UW Expenses:	$9,383,412
Call Protection(2):	L(25),D(90),O(5)	UW NOI(6):	$11,481,000
Lockbox / Cash Management:	Springing / Springing	UW NCF:	$11,017,340
Additional Debt(1):	Yes	Appraised Value / Per SF:	$199,000,000 / $372
Additional Debt Balance(1):	$40,661,369	Appraisal Date:	11/24/2021
Additional Debt Type(1):	Pari Passu

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$179
Taxes:	$330,524	$330,524	N/A	Maturity Date Loan / SF:	$179
Insurance:	$372,786	$37,279	N/A	Cut-off Date LTV:	48.1%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	48.1%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	3.86x
Other(7):	$1,727,967	$0	N/A	UW NOI Debt Yield:	12.0%

Sources and Uses
Sources	Proceeds	% of	Uses	Proceeds	% of Total
Whole Loan	$95,661,369	50.4%	Purchase Price	$182,500,000	96.1%
Principal’s New Cash Contribution	88,184,651	46.4	Other Uses(9)	3,777,417	2.0
Other Sources(8)	6,128,851	3.2	Upfront Reserves	2,431,278	1.3
			Closing Costs	1,266,178	0.7
Total Sources	$189,974,872	100.0%	Total Uses	$189,974,872	100.0%
(1)	The Kirby Collection Loan consists of the controlling Note A-1 and is part of The Kirby Collection Whole Loan (as defined below) evidenced by two senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $95,661,369. For additional information, see “The Loan” herein. Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $95,661,369.

(2)	The lockout period will be at least 25 payments beginning with and including the first payment date of February 6, 2022. The borrower has the option to defease the full $95.7 million The Kirby Collection Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 23, 2025. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2022-B32 securitization in February 2022. The actual lockout period may be longer.

(3)	The multifamily component was 89.4% occupied as of October 26, 2021 and the office/retail component was 97.2% occupied as of December 7, 2021.

(4)	Represents the number of commercial tenants.

(5)	Fourth Most Recent NOI, Third Most Recent NOI, and Second Most Recent NOI are not available as The Kirby Collection Property (as defined below) was recently acquired.

(6)	The increase in UW NOI from Most Recent NOI is primarily driven by recent leasing activity and potential income from vacant space.

(7)	Other upfront reserves consist of outstanding TI/LCs ($1,221,322) and free rent ($506,646).

(8)	Other Sources primarily consists of the seller’s real estate tax proration of approximately $3.3 million and a TI/LC credit of approximately $2.2 million.

(9)	Other Uses consist of property taxes of approximately $3.8 million due.

The Loan. The Kirby Collection loan (“The Kirby Collection Loan”) is part of a whole loan (“The Kirby Collection Whole Loan”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a mixed use property comprising 534,338 square feet located in Houston, Texas (“The Kirby Collection Property”). The Kirby Collection Loan is evidenced by the controlling note A-1, with an outstanding principal balance as of the Cut-off Date of $55,000,000. The remaining note, which has an outstanding principal balance as of the Cut-off Date of $40,661,369, is expected to be contributed to one or more future securitization transactions. The Kirby Collection Whole Loan, which accrues interest at an interest rate of 2.94000% per annum, was originated on

A-3-110

Annex A-3	Benchmark 2022-B32

The Kirby Collection

December 23, 2021, has an aggregate original principal balance of $95,661,369 and has an aggregate outstanding principal balance as of the Cut-off Date of $95,661,369. The Kirby Collection Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date and will be interest-only for the term of the loan. The scheduled maturity date of The Kirby Collection Whole Loan is January 6, 2032.

The table below summarizes the promissory notes that comprise The Kirby Collection Whole Loan. The relationship between the holders of The Kirby Collection Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$55,000,000	$55,000,000	Benchmark 2022-B32	Yes
Note A-2	$40,661,369	$40,661,369	CREFI(1)	No
Whole Loan	$95,661,369	$95,661,369
(1)	The related note is currently held by the Note Holder identified in the table above and is expected to be contributed to one or more future securitization transactions.

The Borrower. The borrowing entity for The Kirby Collection Whole Loan is CP5 Kirby Collection, LLC, a Delaware limited liability company.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are FPA Core Plus Fund V-A, L.P., FPA Core Plus Fund V, L.P. and FPACP/REIT Holdings V, LLC (together, “FPA”). Founded in 1985, FPA is a privately-held real estate investment firm focused on the acquisition of multifamily properties in select high growth markets in the United States. FPA is a manager of equity capital for ten of the Top 100 US foundations & endowments, foreign & domestic pension funds, family offices, and top tier fund of funds. FPA also has asset management, property management, development, and construction arms.

FPA’s total transactional history includes approximately 600 buildings in excess of 120,000 units for over $15.0 billion in value, which include realized investments of approximately 430 buildings totaling 118,000 units. Recognized on the NMHC’s Top 50 Apartment Owners list and Institutional Real Estate’s Top 150 Global Investment Managers, FPA currently owns and operates 99 properties throughout the United States, primarily in the western half of the country. FPA is led by Gregory Fowler, who has over 35 years of experience in the real estate industry with approximately $15 billion in total transactions, including over 600 apartment communities.

The Property. The Kirby Collection Property is comprised of a 25-story luxury multifamily building with 199 units (290,772 SF), a 13-story Class A office tower consisting of 182,685 SF, and a two-story retail building with 60,881 SF, for a combined 534,338 SF of net rentable area. Constructed in 2018, The Kirby Collection Property is situated on a 3.16-acre site that includes a 1,061-space, five-level parking garage connecting the multifamily, office and retail components.

Multifamily (54.4% of NRA; 55.2% of UW base rent). The multifamily component of The Kirby Collection Property, known as The Residences at Kirby Collection, is a 25-story luxury rental apartment building comprised of 199 units (290,772 SF) which are 89.4% leased as of the underwritten rent roll dated October 26, 2021. The unit mix is comprised of 94 1BR/1BA units (1,101 average SF) with average in place rents of $3,267/month, seven 1BR/1.5BA units (1,704 average SF) with average in-place rents of $4,361/month, 93 2BR/2BA units (1,754 average SF) with average in-place rents of $5,625/month, two 2BR/2.5BA units (1,908 average SF) with average in-place rents of $7,760/month, and three 3BR/3.5BA units (2,830 average SF) with average in-place rents of $11,212/month. Unit features include private balcony/patio, marble countertops, premium appliances, walk-in closets and in-unit washer/dryer. Common amenities include a BBQ/picnic area, business center, clubhouse, concierge, fitness center, game room, rooftop pool and garage parking (of which 311 spaces are allocated to residential and 33 allocated to valet).

Office (34.2% of NRA; 31.4% of UW base rent). The office component of The Kirby Collection Property consists of a 13-story tower comprised of 182,685 SF, which is 100.0% leased as of December 7, 2021. Major office tenants include PROS, Inc. (48.3% of commercial NRA, 44.8% of commercial UW rent), Hancock Whitney Bank (12.1% of commercial NRA, 11.8% of commercial underwritten rent) and Novum Energy Trading, Inc. (3.7% of commercial NRA, 3.8% of commercial underwritten rent). The building features floor to ceiling glass, four passenger elevators, one service elevator and an on-site fitness center. The office building shares 717 garage parking spaces with the retail component.

Retail (11.4% of NRA; 13.4% of UW base rent). The retail component of The Kirby Collection Property contains 60,881 SF and was 88.9% leased as of December 7, 2021. Major retail tenants include Pinstripes Texas, Inc. (13.9% of commercial NRA, 16.1% of commercial underwritten rent) and 1Life Healthcare, Inc. (2.3% of commercial NRA, 4.1% of commercial underwritten rent). The two-story building is situated between the office tower and the multifamily building and shares 717 garage parking spaces with the office component.

A-3-111

Annex A-3	Benchmark 2022-B32

The Kirby Collection

COVID-19 Update. As of January 6, 2022, The Kirby Collection Property is open and operating. Five tenants received rent abatements or deferrals as a result of the COVID-19 pandemic. As of January 6, 2022, there have been no loan modification or forbearance requests on The Kirby Collection Whole Loan. The first payment date of The Kirby Collection Whole Loan is the monthly due date in February 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The Kirby Collection Property is located within Harris County of the greater Houston market. As the largest city in the state of Texas and the fourth largest city in the US, Houston is recognized as the energy capital of the world and is home to 24 Fortune 500 companies. According to the appraisal, The Kirby Collection Property is located approximately five miles to the east of the Houston CBD and is situated in a well-established area referred to as “Upper Kirby.” Additionally, the Kirby Collection Property benefits from close proximity to major roadways such as Interstate Highway 69, IH-Loop 610, and Interstate Highway 45. According to the appraisal, the 2021 population within a one-, three- and five-mile radius of The Kirby Collection Property are 24,675, 206,941, and 530,390, respectively. Additionally, the average 2021 household income within a one-, three- and five-mile radius of The Kirby Collection Property are $155,803, $156,506 and $131,112, respectively.

The multifamily component of The Kirby Collection Property is located in the Greenway/Upper Kirby multifamily submarket, which had a total inventory of 18,867 units, vacancy rate of 5.7%, and market rent of $1,841 per unit as of the third quarter of 2021. According to the appraisal, there are 962 new units expected to deliver over the next four quarters. Effective rents have increased for high-rise properties over the past 12 months after being suppressed by COVID in 2020, while demand in the submarket has outpaced supply in three of the last four quarters.

The office component of The Kirby Collection Property is located within the Greenway Plaza office submarket, which had a total inventory of 12,894,007 SF, vacancy rate of 20.7%, and an average asking rent of $34.47 per square foot as of the third quarter of 2021. Over the past four quarters, the Greenway Plaza office submarket has experienced no growth in its supply.

The retail component of The Kirby Collection Property is located in the Inner Loop River Oaks retail submarket, which had a total inventory of 13,192,115 SF, vacancy rate of 4.5%, and an average asking rent of $34.90 per square foot as of the third quarter of 2021. Over the past four quarters, the submarket experienced a moderate increase of supply along with positive net absorption, a decrease in vacancy rates and a nominal increase of asking rent in the marketplace.

Historical Occupancy(1)
2018	2019	2020	Current(2)
N/A	N/A	N/A	92.0%
(1)	Historical occupancies are not available as The Kirby Collection Property was recently acquired.

(2)	The multifamily component was 89.4% occupied as of October 26, 2021 and the office/retail component was 97.2% occupied as of December 7, 2021.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average Rent Per Unit	Average Market Rent Per Month
1 BD / 1 BA	94	47.2%	95.7%	1,101	$3,267	$3,310
1 BD / 1.5 BA	7	3.5%	71.4%	1,704	$4,361	$4,393
2 BD / 2 BA(2)	93	46.7%	84.8%	1,754	$5,625	$5,601
2 BD / 2.5 BA	2	1.0%	50.0%	1,908	$7,760	$7,893
3 BD / 3.5 BA	3	1.5%	100.0%	2,830	$11,212	$11,583
Total / Wtd. Avg.	199	100.0%	89.4%	1,461	$4,497	$4,585
(1)	Based on the underwritten rent roll dated October 26, 2021.

(2)	Includes one model unit which is excluded from available inventory.

A-3-112

Annex A-3	Benchmark 2022-B32

The Kirby Collection

Tenant Summary(1)
Tenant	Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
PROS, Inc.(4)	Office	NR / NR / NR	117,555	48.3%	$29.50	44.8%	7/31/2033
Pinstripes Texas, Inc.	Retail	NR / NR / NR	33,830	13.9	36.95	16.1	10/31/2036
Hancock Whitney Bank(5)	Office	Baa3 / NR / BBB	29,465	12.1	31.00	11.8	8/31/2033
1Life Healthcare, Inc.	Retail	NR / NR / NR	5,715	2.3	56.00	4.1	12/31/2031
Novum Energy Trading, Inc.	Office	NR / NR / NR	8,959	3.7	32.50	3.8	2/28/2025
TXAT LLC(6)	Office	NR / NR / NR	8,627	3.5	30.00	3.3	12/31/2029
Se7en	Retail	NR / NR / NR	5,141	2.1	38.00	2.5	10/31/2036
S1K HTX-1, LP	Retail	NR / NR / NR	2,998	1.2	60.00	2.3	8/31/2036
Innovative Strategies	Office	NR / NR / NR	5,984	2.5	30.00	2.3	2/28/2026
LUKOIL Pan Americas, LLC	Office	Baa2 / NR /BBB	5,862	2.4	30.50	2.3	3/31/2026
Total Major Office and Retail			224,136	92.0%	$32.28	93.4%
Other Occupied Office			6,233	2.6	21.85	1.8
Other Occupied Retail			6,449	2.6	57.87	4.8
Total Occupied Office and Retail			236,818	97.2%	$32.70	100.0%
Vacant			6,748	2.8
Total / Wtd. Avg.			243,566	100.0%
(1)	Based on the underwritten rent roll dated December 7, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent includes contractual rent steps through December 2022 and the average rent over the lease term for investment grade tenants.

(4)	PROS, Inc. has the option to terminate its lease on October 31, 2026 upon 9 months’ notice and payment of a termination fee.

(5)	Hancock Whitney Bank has the option to terminate its lease on August 31, 2028 upon 12 months’ notice and payment of a termination fee.

(6)	TXAT LLC has the option to terminate its lease in October 2026 upon 12 months’ notice and payment of a termination fee.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	6,748	2.8%	NAP	NAP	6,748	2.8%	NAP	NAP
MTM(3)	0	2,306	0.9	$0	0.0%	9,054	3.7%	$0	0.0%
2022	0	0	0.0	0	0.0	9,054	3.7%	$0	0.0%
2023	2	0	0.0	13,482	0.2	9,054	3.7%	$13,482	0.2%
2024	0	0	0.0	0	0.0	9,054	3.7%	$13,482	0.2%
2025	1	8,959	3.7	291,168	3.8	18,013	7.4%	$304,650	3.9%
2026	2	11,846	4.9	358,311	4.6	29,859	12.3%	$662,961	8.6%
2027	0	0	0.0	0	0.0	29,859	12.3%	$662,961	8.6%
2028	0	0	0.0	0	0.0	29,859	12.3%	$662,961	8.6%
2029	2	12,554	5.2	381,529	4.9	42,413	17.4%	$1,044,489	13.5%
2030	0	0	0.0	0	0.0	42,413	17.4%	$1,044,489	13.5%
2031 & Thereafter	9	201,153	82.6	6,699,748	86.5	243,566	100.0%	$7,744,237	100.0%
Total	16	243,566	100.0%	$7,744,237	100.0%
(1)	Based on the underwritten rent roll dated December 7, 2021.

(2)	Base Rent includes contractual rent steps through December 2022 and the average rent over the lease term for investment grade tenants.

(3)	MTM includes fitness center (2,306 SF).

A-3-113

Annex A-3	Benchmark 2022-B32

The Kirby Collection

Operating History and Underwritten Net Cash Flow(1)
	TTM 9/30/2021	Underwritten	PSF	%(2)
Apartment Income
In-Place Base Rent	$10,704,291	$9,551,064	$17.87	45.8%
Potential Income from Vacant Units	0	1,300,046	2.43	6.2
Gross Potential Income - Apts.	$10,704,291	$10,851,110	$20.31	52.0%
(Vacancy/Credit Loss/Concessions)	(2,481,462)	(2,053,240)	(3.84)	(9.8)
EGI Before Other Income	$8,222,829	$8,797,870	$16.46	42.2%
Other Income - Apartments	474,349	551,363	1.03	2.6
Effective Gross Income - Apts.	$8,697,178	$9,349,233	$17.50	44.8%

Commercial Income
Commercial Rental Income	$8,837,013	$12,059,759	$22.57	57.8%
Potential Income from Vacant Space	0	480,042	0.90	2.3
Other Commercial Income	229,358	229,358	0.43	1.1
Gross Potential Income - Commercial	$9,066,371	$12,769,159	$23.90	61.2%
(Vacancy/Credit Loss)	0	(1,253,980)	(2.35)	(6.0)
Effective Gross Income - Commercial	$9,066,371	$11,515,179	$21.55	55.2%

Total Effective Gross Income	$17,763,549	$20,864,412	$39.05	100.0%

Real Estate Taxes	$3,261,315	$4,148,805	$7.76	19.9%
Insurance	376,442	426,042	0.80	2.0
Management Fee	532,906	625,932	1.17	3.0
Other Operating Expenses	4,182,633	4,182,633	7.83	20.0
Total Operating Expenses	$8,353,296	$9,383,412	$17.56	45.0%
Net Operating Income	$9,410,252	$11,481,000	$21.49	55.0%
Capital Expenditures	0	98,463	0.18	0.5
TI/LC	0	365,197	0.68	1.8
Net Cash Flow	$9,410,252	$11,017,340	$20.62	52.8%
(1)	Based on the underwritten rent rolls dated October 26, 2021 and December 7, 2021.

(2)	% column represents percent of Total Effective Gross Income.

Property Management. The Kirby Collection Property is managed by Trinity Property Consultants, LLC an affiliate of the loan sponsor.

A-3-114

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-115

Annex A-3	Benchmark 2022-B32

Leesburg Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$48,490,000	Title:	Fee
Cut-off Date Principal Balance:	$48,490,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	2.7%	Net Rentable Area (SF):	233,281
Loan Purpose:	Acquisition	Location:	Leesburg, VA
Borrower:	Leesburg Plaza, LLC	Year Built / Renovated:	1967 / 2005
Guarantor:	Abdolhossein Ejtemai	Occupancy:	94.7%
Interest Rate:	3.17000%	Occupancy Date:	11/23/2021
Note Date:	12/17/2021	Number of Tenants:	34
Maturity Date:	1/6/2032	Fourth Most Recent NOI:	$4,614,691 (December 31, 2018)
Interest-only Period:	120 months	Third Most Recent NOI:	$4,599,377 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$3,815,992 (December 31, 2020)
Original Amortization:	None	Most Recent NOI(1):	$4,083,821 (T-9 Ann September 30, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy:	93.1%
Call Protection:	L(25),D(91),O(4)	UW Revenues:	$6,066,366
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$1,154,127
Additional Debt:	N/A	UW NOI(3):	$4,912,239
Additional Debt Balance:	N/A	UW NCF:	$4,749,081
Additional Debt Type:	N/A	Appraised Value / Per SF:	$73,600,000 / $315
		Appraisal Date:	10/26/2021

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$208
Taxes:	$85,072	$28,357	N/A	Maturity Date Loan / SF:	$208
Insurance:	$21,728	$10,864	N/A	Cut-off Date LTV:	65.9%
Replacement Reserves:	$625,000	$0	N/A	Maturity Date LTV:	65.9%
TI/LC:	$881,900	Springing	$881,900	UW NCF DSCR:	3.05x
Other(3):	$2,978,884	$0	N/A	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of	Uses	Proceeds	% of Total
Loan Amount	$48,490,000	62.2%	Purchase Price	$72,500,000	92.9%
Principal’s New Cash Contribution	26,676,842	34.2	Upfront Reserves	4,592,584	5.9
Other Sources	2,853,884	3.7	Closing Costs	928,142	1.2

Total Sources	$78,020,726	100.0%	Total Uses	$78,020,726	100.0%
(1)	Most Recent NOI reflects trailing nine months annualized as of September 30, 2021.

(2)	The Other Initial reserve consists of unfunded obligations ($2,853,884) and deferred maintenance ($125,000). The unfunded obligations reserves are held by a third party title company pursuant to certain post-closing escrow agreements which have been collaterally assigned to the lender.

(3)	The increase in UW NOI from Most Recent NOI is primarily driven by contractual rent steps and potential income from vacant space.

The Loan. The Leesburg Plaza loan (the “Leesburg Plaza Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 233,281 square foot retail property located in Leesburg, Virginia (the “Leesburg Plaza Property”). The Leesburg Plaza Loan accrues interest at an interest rate of 3.17000% per annum, had an original term of 120 months, has a remaining term of 119 months as of the Cut-off Date and is interest only for the entire term. The scheduled maturity date of The Leesburg Plaza Loan is the due date in January 2032.

The Borrower. The borrowing entity for the Leesburg Plaza Loan is Leesburg Plaza, LLC, a Delaware limited liability company.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Abdolhossein Ejtemai.

The Property. The Leesburg Plaza Property consists of a 233,281 square foot anchored retail center located in Leesburg, Virginia. Renovated in 2005, the Leesburg Plaza Property is situated on approximately 25.95 acres. The Leesburg Plaza Property has 1,166 surface parking spaces, resulting in a parking ratio of 5.0 per 1,000 square feet of net rentable area. As of November 23, 2021, the Leesburg Plaza Property was 94.7% leased to 34 tenants.

A-3-116

Annex A-3	Benchmark 2022-B32

Leesburg Plaza

The Leesburg Plaza Property is anchored by Giant Food (55,330 square feet, 23.7% of NRA, 15.2% of underwritten base rent), the largest tenant at the Leesburg Plaza Property. Giant Food has been at the Leesburg Plaza Property since 1987 and recently executed a 20-year lease extension with three, five-year renewal options. The second largest tenant based on net rentable area at the Leesburg Plaza Property is PetSmart (23,239 square feet, 10.0% of NRA, 9.8% of underwritten base rent). PetSmart has a lease expiration date of January 31, 2026 with no renewal options. The third largest tenant based on net rentable area at the Leesburg Plaza Property is Planet Fitness (17,321 square feet, 7.4% of NRA, 6.0% of underwritten base rent). Planet Fitness has a lease expiration date of May 31, 2031 with two, five-year renewal options.

COVID-19 Update. As of January 6, 2022 the Leesburg Plaza Property was open and operating. As of January 6, 2022, there have been no loan modification requests on the Leesburg Plaza Loan. Only one tenant, Hair Cuttery 0.7% of NRA and 1.4% of UW Base Rent is subject to repayment plan for approximately $3,900 through December 1, 2022 (a $325 monthly payment). The first payment date of the Leesburg Plaza Loan is the monthly due date in February 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The Leesburg Plaza Property is located in the Leesburg/West Loudoun County submarket of the Washington, DC metropolitan statistical area market. The Leesburg Plaza Property is situated along the north side of East Market Street between Plaza Street and Catoctin Circle Northeast, with access to major thoroughfares including Market Street (VA Route 7) and Plaza Street. Additionally, the Route 7 interchange with the Leesburg Bypass (US Route 15) is located less than a half mile southeast of the Leesburg Plaza Property.

According to the appraisal, occupancy rates have improved in the overall Washington, DC metropolitan statistical area retail market over the past six months, while rental rates have continued to increase over the past year in the overall market area and in the submarket. As of the third quarter of 2021, the Leesburg/West Loudoun County submarket had a total inventory of 7,231,099 square feet of retail space with a vacancy of 8.9% and an average asking rent of $33.56 per square foot. The 2021 estimated average household income within a one-, three- and five-mile radius of the Leesburg Plaza Property was approximately $111,381, $165,716, and $182,684, respectively; and within the same radii, the 2021 estimated population was 17,783, 59,692, and 91,782, respectively.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Giant Food(4)	Baa1 / BBB / NR	55,330	23.7%	$14.29	15.2%	12/31/2041
PetSmart	B1 / B / NR	23,239	10.0	21.96	9.8	1/31/2026
Planet Fitness(5)	NR / NR / NR	17,321	7.4	18.00	6.0	5/31/2031
Office Depot(6)	NR / NR / NR	16,100	6.9	12.00	3.7	12/31/2022
Party City(7)	NR / NR / NR	12,000	5.1	14.50	3.4	12/31/2026
The Loudoun Kitchen & Bar	NR / NR / NR	11,900	5.1	15.44	3.5	3/31/2026
Advance Auto Parts	Baa2 / BBB- / NR	8,828	3.8	27.33	4.6	8/31/2027
Books-A-Million(8)	NR / NR / NR	6,111	2.6	18.54	2.2	6/30/2024
Blue Ridge Hospice Thrift Shop	NR / NR / NR	5,573	2.4	22.28	2.4	7/31/2025
Spanky’s Shenanigans	NR / NR / NR	4,800	2.1	48.38	4.5	12/31/2027
Subtotal / Weighted Average		161,202	69.1%	$17.83	55.4%
Remaining Tenants		59,622	25.6	38.85	44.6
Vacant		12,457	5.3
Total / Weighted Average		233,281	100.0%	$23.51	100.0%
(1)	Based on the underwritten rent roll as of November 23, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent includes rent escalations for the average annual rent over the base terms for investment grade tenants.

(4)	Giant Food has three, five-year lease renewal options.

(5)	Planet Fitness has two, five-year lease renewal options.

(6)	Office Depot has one, one-year lease renewal option and one, five-year lease renewal option.

(7)	Party City has one, five-year lease renewal option.

(8)	Books-A-Million has one, five-year lease renewal option.

A-3-117

Annex A-3	Benchmark 2022-B32

Leesburg Plaza

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	12,457	5.3%	NAP	NAP	12,457	5.3%	NAP	NAP
MTM & 2022	4	22,679	9.7	$325,218	6.3%	35,136	15.1%	$325,218	6.3%
2023	1	1,600	0.7	52,128	1.0	36,736	15.7%	$377,346	7.3%
2024	1	6,111	2.6	113,298	2.2	42,847	18.4%	$490,644	9.5%
2025	6	19,033	8.2	612,137	11.8	61,880	26.5%	$1,102,781	21.2%
2026	8	60,240	25.8	1,299,092	25.0	122,120	52.3%	$2,401,873	46.3%
2027	7	26,425	11.3	1,203,710	23.2	148,545	63.7%	$3,605,583	69.5%
2028	2	3,819	1.6	137,890	2.7	152,364	65.3%	$3,743,473	72.1%
2029	0	0	0.0	0	0.0	152,364	65.3%	$3,743,473	72.1%
2030	0	0	0.0	0	0.0	152,364	65.3%	$3,743,473	72.1%
2031	2	20,413	8.8	385,986	7.4	172,777	74.1%	$4,129,459	79.6%
2032 & Thereafter	3	60,504	25.9	1,061,479	20.4	233,281	100.0%	$5,190,938	100.0%
Total	34	233,281	100.0%	$5,190,938	100.0%
(1)	Based on the underwritten rent roll as of November 23, 2021.

(2)	Base Rent includes rent escalations for the average annual rent over the base term for investment grade tenants.

Underwritten Net Cash Flow(1)
	2018	2019	2020	T-9 Annualized 9/30/2021	Underwritten	$ Per Square Foot	%(2)
Rents in Place	$5,052,192	$4,963,980	$4,160,662	$4,173,986	$4,913,215	$21.06	76.4%
Rent Steps(3)	0	0	0	0	277,723	1.19	4.3
Potential Income from Vacant Space	0	0	0	0	446,356	1.91	6.9
Gross Potential Rent	$5,052,192	$4,963,980	$4,160,662	$4,173,986	$5,637,293	$24.17	87.7%
Total Reimbursements	1,063,958	1,093,635	902,397	730,618	789,964	3.39	12.3
Net Rental Income	$6,116,150	$6,057,615	$5,063,060	$4,904,604	$6,427,257	$27.55	100.0%
(Vacancy/Credit Loss)	(162,747)	0	0	0	(446,356)	(1.91)	(6.9)
Other Income	62,427	96,317	53,034	71,955	71,955	0.31	1.1
Percentage Rent	13,185	9,033	0	84,683	13,509	0.06	0.2
Effective Gross Income	$6,029,015	$6,162,966	$5,116,094	$5,061,243	$6,066,366	$26.00	94.4%

Real Estate Taxes	768,926	740,647	671,786	261,750	340,288	1.46	5.6
Insurance	39,608	42,525	49,470	61,681	124,161	0.53	2.0
Management Fee	197,040	198,501	176,218	149,217	212,323	0.91	3.5
Other Operating Expenses	408,750	581,916	402,629	504,774	477,355	2.05	7.9
Total Expenses	$1,414,324	$1,563,589	$1,300,102	$977,421	$1,154,127	$4.95	19.0%

Net Operating Income	$4,614,691	$4,599,377	$3,815,992	$4,083,821	$4,912,239	$21.06	81.0%

TI/LC	0	0	0	0	125,519	0.54	2.1
Capital Expenditures	0	0	0	0	37,639	0.16	0.6
Net Cash Flow	$4,614,691	$4,599,377	$3,815,992	$4,083,821	$4,749,081	$20.36	78.3%
(1)	Based on the underwritten rent roll dated November 23, 2021.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(3)	Rent Steps represent increases for the average annual rent over the base term terms for investment grade tenants.

Property Management. The Leesburg Plaza Property is managed by Rappaport Management Company.

A-3-118

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-119

Annex A-3	Benchmark 2022-B32

ADS Corporate Headquarters

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$47,400,000	Title:	Fee
Cut-off Date Principal Balance:	$47,400,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	2.7%	Net Rentable Area (SF):	326,354
Loan Purpose:	Refinance	Location:	Columbus, OH
Borrower:	Easton Ally Property LLC	Year Built / Renovated:	2016 / 2021
Guarantor:	USRA Net Lease II Capital Corp.	Occupancy:	100.0%
Interest Rate:	3.83000%	Occupancy Date:	2/6/2022
Note Date:	12/14/2021	Number of Tenants:	1
Maturity Date:	1/6/2032	Fourth Most Recent NOI:	$4,279,055 (December 31, 2018)
Interest-only Period:	60 months	Third Most Recent NOI:	$4,324,841 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$4,371,118 (December 31, 2020)
Original Amortization:	360 months	Most Recent NOI(1):	$4,407,421 (T-9 Ann September 30, 2021)
Amortization Type:	Interest Only, Amortizing Balloon	UW Economic Occupancy:	95.0%
Call Protection:	L(25),D(88),O(7)	UW Revenues:	$4,486,923
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$231,452
Additional Debt:	N/A	UW NOI:	$4,255,471
Additional Debt Balance:	N/A	UW NCF:	$4,025,012
Additional Debt Type:	N/A	Appraised Value / Per SF:	$71,250,000 / $218
		Appraisal Date:	10/23/2021

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$145
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$131
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	66.5%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	60.2%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	1.51x
				UW NOI Debt Yield:	9.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$47,400,000	100.0%	Loan Payoff	$46,550,000	98.2%
			Closing Costs	850,000	1.8

Total Sources	$47,400,000	100.0%	Total Uses	$47,400,000	100.0%
(1)	Most Recent NOI reflects trailing nine months annualized as of September 30, 2021.

The Loan. The ADS Corporate Headquarters loan (the “ADS Corporate Headquarters Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 326,354 square foot office building located in Columbus, Ohio (the “ADS Corporate Headquarters Property”). The ADS Corporate Headquarters Loan accrues interest at an interest rate of 3.83000% per annum, had an original term of 120 months, and has a remaining term of 119 months as of the Cut-off Date. The ADS Corporate Headquarters Loan requires monthly payments of interest only for the first 60 months of the loan and will amortize on a 30-year amortization schedule thereafter. The scheduled maturity date of The ADS Corporate Headquarters Loan is the due date in January 2032.

The Borrower. The borrowing entity for the ADS Corporate Headquarters Loan is Easton Ally Property LLC, a Delaware limited liability company.

The Property. The ADS Corporate Headquarters Property consists of one three-story office building and one four-story office building containing a total of 326,354 square feet located in Columbus, Ohio. The ADS Corporate Headquarters Property was built in 2016 and renovated in 2021 and is situated on approximately 24.4 acres. The ADS Corporate Headquarters Property has 1,612 surface parking spaces, resulting in a parking ratio of 4.94 per 1,000 square feet of net rentable area. As of February 6, 2022, the ADS Corporate Headquarters Property was 100.0% leased to one tenant, Alliance Data Systems (NYSE: ADS, - dba Comenity Servicing LLC) until September 2032.

A-3-120

Annex A-3	Benchmark 2022-B32

ADS Corporate Headquarters

The sole tenant at the ADS Corporate Headquarters Property, Comenity Servicing LLC, occupies 326,354 square feet (100.0% of net rentable area) and has a lease expiration date in September 2032. Alliance Data Systems (dba Comenity Servicing LLC) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. Clients includes major retailers like Signet, IKEA, and Victoria’s Secret, as well as banks and brands in other large, consumer-based industries. The company also develops and operates customer loyalty programs such as its Canadian-focused AIR MILES program, and Netherlands-based BrandLoyalty, a provider of tailor-made loyalty programs for grocers. Dependent on domestic business, more than 80% of Alliance Data’s revenue comes from the United States.

COVID-19 Update. As of January 6, 2022, the ADS Corporate Headquarters Property was open and operating. As of January 6, 2022, there have been no loan modification or forbearance requests on the ADS Corporate Headquarters Loan. The first payment date of the ADS Corporate Headquarters Loan is the monthly due date in February 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The Market. The ADS Corporate Headquarters Property is located on the northeast side of Columbus in an area commonly referred to as Easton. The name comes from the neighborhood anchor, Easton Town Center, one of the nation’s first outdoor lifestyle centers, which is located less than one mile north of the ADS Corporate Headquarters Property. Easton Town Center is home to nearly 300 retailers and 8.3 million square feet of mixed-use development. The boundaries of the immediate area are Interstate 270, to the east, Morse Road to the north, Sunbury Road to the west and McCutcheon Road to the south. Other local landmarks include The Ohio State University six miles to the southwest and John Glenn Columbus International Airport five miles to the southeast. The Columbus Central Business District is approximately seven miles southwest of the ADS Corporate Headquarters Property.

Primary access to the ADS Corporate Headquarters Property is provided via several curb-cuts along Easton Square Place. Easton Square Place provides access to Easton Way, which provides a direct interchange with Interstate 270 1.6 miles north of the subject. Interstate 270 serves as the Columbus outer belt connecting, most notably, with Interstate 70, which traverses east and west through Central Ohio, and Interstate 71, which traverses north and south through Central Ohio.

The ADS Corporate Headquarters Property is located in the North Central office submarket. According to the appraisal, as of the second quarter of 2021, the submarket had a total inventory of 2,455,000 square feet, with no additional completions within the quarter. Vacancy rates within the submarket as of the second quarter of 2021 were 11.9%, compared to 12.3% in 2020, 11.8% in 2019, and 11.2% in 2018. Rental rates within the submarket as of the second quarter of 2021 were $19.31 per square foot, compared to $19.44 per square foot in 2020, $19.46 per square foot in 2019, and $18.99 per square foot in 2018. Additionally, within the same time period, the submarket saw a positive net absorption of 9,000 square feet.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Comenity Servicing LLC(4)	NR / NR / NR	326,354	100.0%	$13.78	100.0%	9/12/2032
Subtotal / Weighted Average		326,354	100.0%	$13.78	100.0%
Remaining Tenants		0	0.0	0.00	0.0
Vacant		0	0.0
Total / Weighted Average		326,354	100.0%	$13.78	100.0%
(1)	Based on the underwritten rent roll as of February 6, 2022.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent includes rent increases occurring through October 2022.

(4)	Comenity Servicing LLC has one, 10-year lease renewal option.

A-3-121

Annex A-3	Benchmark 2022-B32

ADS Corporate Headquarters

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031 & Thereafter	1	326,354	100.0	4,496,897	100.0	326,354	100.0%	$4,496,897	100.0%
Total	1	326,354	100.0%	$4,496,897	100.0%
(1)	Based on the underwritten rent roll as of February 6, 2022.

(2)	Rent Steps represent increases occurring through October 2022.

Underwritten Net Cash Flow(1)
	2018	2019	2020	T-9 Annualized 9/30/2021	Underwritten	$ Per Square Foot	%(2)
Rents in Place	$4,279,055	$4,324,841	$4,371,118	$4,407,421	$4,449,290	$13.63	94.2%
Rent Steps(3)	0	0	0	0	47,607	0.15	1.0
Gross Potential Rent	$4,279,055	$4,324,841	$4,371,118	$4,407,421	$4,496,897	$13.78	95.2%
Total Reimbursements	0	0	0	0	226,180	0.69	4.8
Net Rental Income	$4,279,055	$4,324,841	$4,371,118	$4,407,421	$4,723,077	$14.47	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(236,154)	(0.72)	(5.0)
Effective Gross Income	$4,279,055	$4,324,841	$4,371,118	$4,407,421	$4,486,923	$13.75	95.0%

Real Estate Taxes	0	0	0	0	86,300	0.26	1.9
Insurance	0	0	0	0	5,272	0.02	0.1
Management Fee	0	0	0	0	134,608	0.41	3.0
Other Operating Expenses	0	0	0	0	5,272	0.02	0.1
Total Expenses	$0	$0	$0	$0	$231,452	$0.71	5.2%

Net Operating Income	$4,279,055	$4,324,841	$4,371,118	$4,407,421	$4,255,471	$13.04	94.8%

TI/LC	0	0	0	0	165,188	0.51	3.7
Capital Expenditures	0	0	0	0	65,271	0.20	1.5
Net Cash Flow	$4,279,055	$4,324,841	$4,371,118	$4,407,421	$4,025,012	$12.33	89.7%
(1)	Based on the underwritten rent roll dated February 6, 2022.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(3)	Rent Steps represent increases occurring through October 2022.

Property Management. The ADS Corporate Headquarters Property is self-managed by the borrower sponsor.

A-3-122

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Contacts
Role	Party and Contact Information
Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp.
	Kunal K. Singh		US_CMBS_Notice@jpmorgan.com
383 Madison Avenue, 8th Floor | New York, NY 10179
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Executive Vice President – Division Head		NoticeAdmin@midlandls.com
10851 Mastin Street, Suite 700 | Overland Park, KS 66210
Special Servicer	KeyBank National Association
	Attention: Michael Tilden	(877) 379-1625	Michael_a_tilden@keybank.com
11501 Outlook Street, Suite 300 | Overland Park, KS 66211
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Don Simon	(203) 660-6100
375 North French Road, Suite 100 | Amherst, NY 14228
Trustee	Wilmington Trust, National Association
	CMBS Trustee	(302) 636-4140	CMBSTrustee@wilmingtontrust.com
1100 North Market Street | Wilmington, DE 19890

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 1 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2A1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
I		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
K		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR Int		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
								Certificate Distribution Detail continued to next page

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 2 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-FG		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 3 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2A1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
I		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
K		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Int		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-FG		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 4 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2A1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-FG	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-NR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
I	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Int	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 5 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Additional Information

Total Available Distribution Amount (1)	0.00

(1)	The Available Distribution Amount includes any Prepayment Premiums.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 6 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00
Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 7 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation

Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 8 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 9 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹
Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 10 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 11 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 12 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 13 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 14 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Mortgage Loan Detail (Part 2)

Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 15 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Principal Prepayment Detail

			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 16 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Historical Detail

	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 17 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Delinquency Loan Detail

Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 18 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Mar-22	0	0	0	0	0	0
Feb-22	0	0	0	0	0	0
Jan-22	0	0	0	0	0	0
Dec-21	0	0	0	0	0	0
Nov-21	0	0	0	0	0	0
Oct-21	0	0	0	0	0	0
Sep-21	0	0	0	0	0	0
Aug-21	0	0	0	0	0	0
Jul-21	0	0	0	0	0	0
Jun-21	0	0	0	0	0	0
May-21	0	0	0	0	0	0
Apr-21	0	0	0	0	0	0

(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 19 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Specially Serviced Loan Detail - Part 1

Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 20 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Specially Serviced Loan Detail - Part 2

Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined
2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 21 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Modified Loan Detail

		Pre-Modification		Post-Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 22 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Historical Liquidated Loan Detail

Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 23 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Historical Bond / Collateral Loss Reconciliation Detail

Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 24 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 25 of 26

Distribution Date:	03/17/22	Benchmark 2022-B32 Mortgage Trust
Determination Date:	03/11/22
Next Distribution Date:	04/18/22	Commercial Mortgage Pass-Through Certificates
Record Date:	02/28/22	Series 2022-B32

Supplemental Notes

None

© Copyright 2022 Computershare. All rights reserved. Confidential.	Page 26 of 26

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT[1]

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2022 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, KeyBank National Association, as special servicer, Computershare Trust Company, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.

Transaction: Benchmark 2022-B32 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-B32

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer as of December 31, 20[   ]: KeyBank National Association

Directing Certificateholder: Ellington Management Group, LLC (or its affiliate)

I.       Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.
2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans, and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans to the operating advisor.

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer and each Asset Status Report and each Final Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER A CONTROL TERMINATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.
6.	[INSERT IF AFTER A CONTROL TERMINATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating

C-2

Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-3

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1) Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2) Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the

D-1-1

PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3) Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4) Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5) Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.

(7)Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of

D-1-2

the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8) Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property

D-1-3

located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9) Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

D-1-4

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of

D-1-5

$35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

D-1-6

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the

D-1-7

amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)  Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)  Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law

D-1-8

and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral

D-1-9

(i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan

D-1-10

documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of

D-1-11

Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a) The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c) The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

D-1-12

(d) The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e) The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f) The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g) The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)  The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)  Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar

D-1-13

month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling

D-1-14

Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

D-1-15

In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

D-1-16

(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

D-1-17

SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgaged Property
25	Nyberg Portfolio
D-1-18

ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	Old Chicago Post Office (Loan No. 1) Bedrock Portfolio (Loan No. 2) Nyberg Portfolio (Loan No. 25)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(9) Junior Liens	Old Chicago Post Office (Loan No. 1)	There is a mezzanine loan in the original principal balance of $125,000,000, which was funded by JPMCB and is currently held by a third-party lender. In connection with the mezzanine loans, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(10) Assignment of Leases and Rents	Old Chicago Post Office (Loan No. 1) Bedrock Portfolio (Loan No. 2) Nyberg Portfolio (Loan No. 25)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(18) Insurance	Old Chicago Post Office (Loan No. 1)

The lender has accepted Associated Industries Insurance Company, Inc. (“Associated Industries”), rated “A- XV” by Best’s Insurance Reports, provided that (1) the rating of Associated Industries is not withdrawn or downgraded below the origination date of the Mortgage Loan and (2) at renewal of the current policy term, the Mortgagor replaces Associated Industries with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

The lender has the right to hold and disburse proceeds in excess of $10,000,000.

(18) Insurance	Nyberg Portfolio (Loan No. 25)	The Mortgage Loan documents permit deductible of up to $250,000 for property insurance.

D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	Courtyard Alpharetta/Avalon (Loan No. 31)

The Mortgage Loan documents permit the Mortgaged Property to be insured under a master insurance program provided by the franchise manager pursuant to that certain management agreement for any coverages required under the Mortgage Loan documents, so long as the Mortgagor submits to the lender certificates of insurance and other standard evidence.

The Mortgage Loan documents provide that excess net insurance proceeds, after restoration, are required to be made available to the Mortgagor unless a cash sweep period is then in effect.

(28) Recourse Obligations	Old Chicago Post Office (Loan No. 1)

The full recourse carveout for bankruptcy, insolvency, dissolution or liquidation is limited to (a) bankruptcy or insolvency filing by the Mortgagor and does not cover dissolution or liquidation by the Mortgagor and (b) affirmative acquiescence by the Mortgagor thereof.

The loss recourse carveout for intentional misrepresentation is limited to intentional material misrepresentation.

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The loss recourse carveout for misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default is limited to intentional misapplication, misappropriation or conversion thereof.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is two years after the date of defeasance or repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	Bedrock Portfolio (Loan No. 2)	The loss recourse carveout with respect to the Mortgagor’s fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation to disclose a material fact by or on behalf of any individual Mortgagor in connection with the Mortgage Loan, provided, however, with respect to such intentional misrepresentation, so long as the lender has no reasonable basis to suspect that such agent or

D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

representative was not authorized to provide such information.

The following triggers only a loss recourse carveout instead of a full recourse carveout: if at any time during the term of the Loan the beneficial ownership of each of the individual Mortgagor (each, an “Individual Mortgagor”) is not identical to the other Individual Mortgagors, whether following a transfer of any direct or indirect ownership interest in any Individual Mortgagor pursuant to the Mortgage Loan documents or otherwise, and a claim is made by a creditor of an Individual Mortgagor or any owner of any beneficial interest in an Individual Mortgagor, or a defense is raised by an Individual Mortgagor that the cross-collateralization of the Mortgages as described in the Mortgage Loan documents constitutes a fraudulent conveyance because the indirect beneficial ownership of each of the Individual Mortgagors is not identical or (b) an Individual Mortgagor or the related master tenant fails to obtain the lender’s prior consent to any transfer of any individual Mortgaged Property or any interest therein or any transfer of any direct or indirect interest in any Individual Mortgagor or the master tenant.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is two years after the date of defeasance or repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	Macon and Winter Garden (Loan No. 22)	The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is 24 months after the full and indefeasible repayment of the Mortgage Loan upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.
(28) Recourse Obligations	Nyberg Portfolio (Loan No. 25)	There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the

D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Mortgage Loan, the Mortgagor obtained an environmental insurance policy issued from Ironshore Specialty Insurance Company in the name of the Mortgagor, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a $50,000 per incident self-insured retention and a term expiring on October 5, 2022. The Mortgage Loan documents require that the Mortgagor obtain and maintain a pollution legal liability insurance, which, among other conditions, is required to be maintained for a period continuing through 36 months beyond the maturity date of the Mortgage Loan of December 5, 2031.

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is three years after the full and indefeasible repayment of the Mortgage Loan (other than a repayment effective pursuant to or following any foreclosure or other exercise of remedies by Indemnitee under the Mortgage Loan documents), upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(29) Mortgage Releases	Old Chicago Post Office (Loan No. 1)	A release of the parcel identified as Sugar House is permitted with a defeasance of at least $30,492,644 and is in any event in compliance with the REMIC provisions of the Code.
(30) Financial Reporting and Rent Rolls	Bedrock Portfolio (Loan No. 2)

The Mortgage Loan documents do not expressly require the annual financial statements to be provided on a combined basis.

The Mortgage Loan documents provide that, provided Detroit Real Estate Holdings Company I LLC continues to own a direct or indirect interest in each Mortgagor, the Mortgagors may, in lieu of providing audited annual financial statements for each Mortgagor, provide (i) annual financial statements for each Mortgagor prepared by such Mortgagor, (ii) the annual financial statements of Detroit Real Estate Holdings Company I LLC audited by Plante Moran LLC, a “Big Four” accounting firm or another independent certified public accountant reasonably

D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

acceptable to Lender, in accordance with GAAP (or such other accounting basis acceptable to Lender), which must include appropriate notations to indicate the separateness of each individual Mortgagor, and (iii) all footnotes to the audited annual financial statements for Detroit Real Estate Holdings Company I LLC other than those footnotes that solely relate to properties that are not collateral for the Loan).

(31) Acts of Terrorism Exclusion	Old Chicago Post Office (Loan No. 1)	In the event TRIPRA expires or is otherwise no longer in effect for any reason, the Mortgagor will not be required to pay any insurance premiums solely with respect to such terrorism coverage for any applicable policy period after the date TRIPRA expires or is otherwise no longer in effect for any reason in excess of the amount equal to two times the amount of the insurance premiums that would then be payable under the insurance policies obtained at such time in respect of property and business interruption/rental loss insurance required under the Mortgage Loan documents (excluding terrorism and earthquake components of such property and business interruption/rental loss insurance) obtained as of the date the applicable new terrorism insurance is being obtained (the “Terrorism Premium Cap”); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the Mortgagor will be required to purchase a terrorism insurance policy providing the maximum amount of coverage for acts of terrorism as is available with funds equal to the Terrorism Premium Cap.
(31) Acts of Terrorism Exclusion	Bedrock Portfolio (Loan No. 2)	If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagors will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Properties and business interruption/rental loss insurance required hereunder on a stand-alone basis (without giving effect to the cost of terrorism and windstorm components of such property and flood loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagors will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(34) Defeasance	Old Chicago Post Office (Loan No. 1)	The Mortgage Loan documents only require revenues to pay scheduled payments through the date that is three months prior to the maturity date of the Mortgage Loan.

D-2-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(36) Ground Leases	Bedrock Portfolio (Loan No. 2)

The One Woodward Avenue individual Mortgaged Property contains two separate leasehold parcels. Parcel B covers the southwest portion of the building and patio and incorporates approximately 1/6th of the building’s footprint. Parcel C is covered by a lease with the City of Detroit and contains the sidewalk area around the building, including the ramp to the underground parking.

The related ground lease for Parcel C is silent with respect to any restrictions on the identity of the mortgagee and whether the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor.

The related ground lease for Parcel B does not require that the ground lessor will supply an estoppel. The related ground lease for Parcel C is silent with respect to whether lessor is required to give to the lender written notice of any default, no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel.

The related ground lease for Parcel C is silent with respect to whether the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, provided that the lender cures any defaults which are susceptible to being cured.

The related ground lease for each of Parcel B and Parcel C is silent with respect to (a) whether the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns; (b) restrictions on subletting; (c) the allocation of any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest to the repair or restoration of the Mortgaged Property and in the case of a total or substantial taking or loss.

(36) Ground Leases	Nyberg Portfolio (Loan No. 25)	The Nyberg Rivers Ground Lease is silent as to how the condemnation or casualty insurance proceeds must be used. Upon a total taking, the Nyberg Rivers Ground Lease will terminate and rent thereunder will

D-2-6

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

be apportioned as of the date of the taking and the Mortgagor will be entitled to receive directly the award for Mortgagor’s leasehold interest in the Mortgaged Property. The Nyberg Rivers Ground Lease does not address whether any leasehold mortgagee’s have any rights with respect to such awards.

The Nyberg Rivers Ground Lease provides that a leasehold mortgagee may obtain a new lease upon any default but not for any termination.

(37) Servicing	Bedrock Portfolio (Loan No. 2)	Under the Mortgage Loan documents, in no instance may (a) the annual special servicing fees exceed 0.25% of the outstanding amount of the Mortgage Loan per annum, (b) any workout fees exceed 0.50% of each collection of interest and principal of the Mortgage Loan, and (c) liquidation fees exceed the amount, if any, by which 0.50% of liquidation proceeds exceeds amounts previously paid in respect of workout fees.
(40) No Material Default; Payment Record	All JPMCB Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(47) Cross Collateralization	Old Chicago Post Office (Loan No. 1) Bedrock Portfolio (Loan No. 2) Nyberg Portfolio (Loan No. 25)	The Mortgage Loan is cross-collateralized and cross- defaulted with the related Companion Loans.

D-2-7

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially

E-1-1

interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Hospitality Provisions. The Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases,

E-1-2

Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

E-1-3

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)    UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)    Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

E-1-4

(12)    Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)    Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)    Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(15)    Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)    No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or

E-1-5

containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent)

E-1-6

from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain or cause to be maintained all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)    No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)    No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature

E-1-7

(except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)    REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a CREFI Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such CREFI Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) CREFI identifies such CREFI Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)    Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)    Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

E-1-8

(25)    Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Mortgage Loan documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)    Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)    Recourse Obligations. The Mortgage Loan documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI

E-1-9

Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)    Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)    Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of

E-1-10

Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex E-1 or the exceptions thereto set forth in Annex E-2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule E-1 to this Annex E-1 or future permitted mezzanine debt as set forth in Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)    Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties

E-1-11

securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)    Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)    Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)    Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in

E-1-12

favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)     The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)     The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)     The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)     The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)     The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)      The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)     The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)     A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)      The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

E-1-13

(j)             Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)          In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)             Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)    Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)    Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)    No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(39)    Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

E-1-14

(40)     Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)    Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)    Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and

E-1-15

correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)    Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)    Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)    Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex E-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex E-1.

E-1-16

SCHEDULE E-1 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
18	The Onyx

E-1-17

SCHEDULE E-2 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
20	Glen Forest Office Portfolio
45	ASM Portfolio

E-1-18

SCHEDULE E-3 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

E-1-19

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	Moonwater Office Portfolio (Loan No. 11)	The sole tenant at the 6226 West Sahara Avenue Mortgaged Property, Nevada Power Company, has the option to purchase the Mortgaged Property effective as of January 31, 2029 and on the last day of each of the second and fifth extended terms, upon 360 days' prior notice at a price equal to the fair market value of the Mortgaged Property.
(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio #53 (Loan No. 19)

With respect to the Kroger- Clarkston, MI Mortgaged Property, an approximately 29,491 square foot portion of the approximately 87,206 square foot building(s) at the Mortgaged Property is subject to a ground lease between the borrower and a borrower affiliate, which ground lease is not subordinate to the security instrument.

With respect to the Schnucks Markets - Farmington (Valley Creek), MO an approximately 14,830 square foot portion of the approximately 76,888 square foot building(s) at the Mortgaged Property is subject to a ground lease between the borrower and a borrower affiliate, which ground lease is not subordinate to the security instrument.

(7) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio #53 (Loan No. 19)

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walgreen Co. has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) the Walgreens - El Dorado, AR Mortgaged Property, (ii) the Walgreens - Greenville (North), SC Mortgaged Property, (iii) the Walgreens - Orland Park (143rd), IL Mortgaged Property, and (iv) the Walgreens- Shawnee, KS Mortgaged Property. Walgreen Co. has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at the Walgreens - Lincolnton (Main), NC Mortgaged Property Mortgaged Property, Walgreens has a right of first offer to purchase the applicable Mortgaged Property upon the

E-2-1

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

borrower’s election to sell the Mortgaged Property. Walgreens has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first offer shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at the Webster Bank - Vernon Rockville (Talcottville), CT Mortgaged Property, Webster Bank has a right of first refusal to meet any written bona fide offer of sale on the same terms and conditions of a bona fide offer which the borrower submits to Webster Bank.

Under the lease for the sole tenant at the Family Dollar - South Bend (Lincoln), IN Mortgaged Property, Family Dollar has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of a bonafide written offer to purchase the Mortgaged Property.

Under the lease for the sole tenant at the Kroger- Clarkston, MI Mortgaged Property, Kroger has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of a bonafide written offer to purchase the Mortgaged Property.

(11) Condition of Property	ASM Portfolio (Loan No. 45)

The property condition assessment prepared in connection with the origination of the Mortgage Loan for the 5701 Dickman Rd Mortgaged Property recommended immediate and short-term repairs estimated to cost approximately $93,275. No escrow was established at origination of the Mortgage Loan in connection with the cost of such repairs.

The lease for the sole tenant at each of the 5701 Dickman Rd Mortgaged Property and 229 W. Creek Rd Mortgaged Property, ASM Holdco, Inc, requires such tenant to remove, repair and replace, as needed, the roof at the 5701 Dickman Rd Mortgaged Property no later than October 18, 2023, and at the 229 W. Creek Rd Mortgaged Property no later than October 18, 2024. No escrow was established at origination of the Mortgage Loan in connection with the cost of such removal, repair and replacement.

(17) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

E-2-2

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(17) Insurance	601 Lexington Avenue (Loan No. 23)	The Mortgage Loan documents permit a property insurance deductible up to $250,000.
(17) Insurance	ADS Corporate Headquarters (Loan No. 15)	So long as the lease (the “ADS Lease”) between the borrower and Comenity Servicing LLC (“ADS Tenant”) is in effect, to the extent net proceeds are required to be disbursed or otherwise paid to ADS Tenant under the ADS Lease to be applied toward restoration (or otherwise to the extent that the net proceeds exceed the cost of the restoration), the net proceeds will be disbursed by lender to ADS Tenant (or as otherwise provided in the ADS Lease) for restoration pursuant to the terms of the ADS Lease.
(17) Insurance	Benefitfocus HQ (Loan No. 16)	The related Mortgagor is required to maintain flood hazard insurance in the maximum amount available under the National Flood Insurance Program, plus $3,000,000 additional excess flood coverage but such excess flood coverage was not placed at origination of the Mortgage Loan. The Mortgage Loan documents required the related Mortgagor to deliver to lender evidence reasonably satisfactory to lender that Mortgagor has placed an excess flood hazard policy with a minimum limit of $3,000,000 for loss of rental income on or prior to January 14, 2022.
(17) Insurance	ExchangeRight Net Leased Portfolio #53 (Loan No. 19)	With respect to the Sherwin Williams Distribution Center - Effingham (Wabash), IL Mortgaged Property, the Mortgage Loan documents permit the sole tenant, Sherwin Williams Distribution Center, provided such tenant’s lease is in effect, to maintain the property insurance and business income insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the Walgreens Co. lease, and (ii) Sherwin Williams Distribution Center maintains a rating from S&P of at least “BBB”.
(17) Insurance	ASM Portfolio (Loan No. 45)	In the event the sole tenant at each of the 5701 Dickman Rd Mortgaged Property and 229 W. Creek Rd Mortgaged Property, ASM Holdco, Inc, exercises its right to terminate a pro rata portion of its lease in connection with the substantial casualty of one of the Mortgaged Properties, the Mortgaged Properties would no longer be covered by the business interruption or rental loss insurance required by the related Mortgage Loan documents.

E-2-3

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(25) Local Law Compliance	Ocotillo Plaza (Loan No. 32)	At origination of the Mortgage Loan, 12 tenants at the Mortgaged Property did not have a certificate of occupancy on file with the municipality or evidence that such certificates of occupancy were publicly posted at each such tenant’s place of business. The Mortgage Loan documents require that the Mortgagor use commercially diligent efforts to deliver to the lender copies of each certificate of occupancy as soon as practicable.
(27) Recourse Obligations	All CREFI loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(27) Recourse Obligations	ADS Corporate Headquarters (Loan No. 15)	Recourse for the misapplication of rents, insurance proceeds or condemnation awards is limited to the “intentional misapplication or conversion” of such rents, insurance proceeds or condemnation awards.
(27) Recourse Obligations	601 Lexington Avenue (Loan No. 23)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
(27) Recourse Obligations	ASM Portfolio (Loan No. 45)	The three guarantors are severally liable, rather than jointly and severally liable, under the guaranty, in proportion to each guarantor's percentage ownership interest in the Mortgagor.
(30) Acts of Terrorism Exclusion	All CREFI loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
(30) Acts of Terrorism Exclusion	601 Lexington Avenue (Loan No. 23)	Terrorism insurance may be maintained by the Borrower with a non-rated captive insurance company owned by Boston Properties Limited Partnership (or any affiliate thereof), subject to certain conditions set forth in the Mortgage Loan documents, including but not limited to (A) TRIPRA is in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer will be reinsured with a cut-through endorsement by an insurance company rated S&P “A”/ Moody’s “A2” or better or such higher rating as the rating agency may require not to exceed S&P “A+”/ Moody’s “A1”; (D) all reinsurance agreements between the captive insurer and other reinsurance providers are reasonably acceptable to lender; and (E) such captive insurer is licensed in the

E-2-4

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
State of Vermont or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.
(31) Due on Sale or Encumbrance.	601 Lexington Avenue (Loan No. 23)	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Mortgagor, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”) and/or Norges Bank Investment Management (“Norges”) will, directly or indirectly, own at least twenty percent of the interests in the Mortgagor; and (B) BPLP and/or Norges will, directly or indirectly, retain the day-to-day management and operational control rights over the Mortgagor (subject to customary major decision consent rights of certain indirect owners of the Mortgagor); (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity and (iii) conversion of equity interests in any entity holding an interest in the Mortgagor into equity interests of a publicly traded entity, in which event such equity interests are freely transferable so long as listed on the New York Stock Exchange or another publicly traded stock exchange.
(32) Single Purpose Entity	601 Lexington Avenue (Loan No. 23)	The Mortgagor has an obligation to purchase the ground leased portion of the Mortgaged Property for a purchase price of $23,284,421 on April 30, 2036. In addition, upon the condemnation or taking of any portion of the ground leased portion of the Mortgaged Property, the Mortgagor is required to purchase the ground leased portion of the Mortgaged Property at the foregoing purchase price discounted to the date of the condemnation or taking at a discount rate of 6%.
(35) Ground Leases	601 Lexington Avenue (Loan No. 23)

The Mortgaged Property includes the Borrower’s leasehold interest in an approximately 18,038 square foot portion of a condominium unit owned by Saint Peter’s Lutheran Church of Manhattan (“Saint Peter’s”) pursuant to a ground lease between Saint Peter’s and the Borrower (the “Saint Peter’s Ground Lease”).

Representation 35(b): The Saint Peter’s Ground Lease may be amended/modified without the Leasehold Mortgagee’s (as defined below) prior consent but any modification or amendment of the

E-2-5

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Saint Peter’s Ground Lease will not be binding on the Leasehold Mortgagee without the Leasehold Mortgagee’s prior written consent.

Representation 35(c): The Saint Peter’s Ground Lease expires April 30, 2036, which is less than 20 years following the maturity date of the Mortgage Loan. The Borrower is required to purchase the ground leased portion of the Mortgaged Property from Saint Peter’s as described in the Exception to Representation 32 with respect to the 601 Lexington Avenue Mortgage Loan.

Representation 35(e): A Mortgage on the leasehold interest under the Saint Peter’s Ground Lease may be made only to a state or federally regulated bank, savings and loan association, insurance company, pension fund, credit union, real estate investment trust, or other institutional lender (each an “Institutional Lender,” and a leasehold lender that is an Institutional Lender is hereinafter referred to as a “Leasehold Mortgagee”).

If a Leasehold Mortgagee forecloses upon the leasehold, the Leasehold Mortgagee’s initial assignment of its interest does not require the ground lessor’s consent; however, any subsequent transfers of the leasehold interest require the ground lessor’s consent.

Representation 35(g): The Saint Peter’s Ground Lease requires the ground lessor to provide Leasehold Mortgagee notice of any default by tenant under the ground lease but does not specifically provide that any notice of default or termination is ineffective against the Leasehold Mortgagee unless such notice is given to the Leasehold Mortgagee.

Representation 35(l): The Saint Peter’s Ground Lease does not provide that the lender is entitled to a new lease either generally upon a termination of the Saint Peter’s Ground Lease or specifically upon a rejection of the Saint Peter’s Ground Lease in bankruptcy.

E-2-6

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(38) No Material Default; Payment Record	All CREFI Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(40) Organization of Mortgagor	CityLine Susquehanna Storage Portfolio (Loan No. 33) CityLine Central PA Storage Portfolio (Loan No. 35) Urban Light Industrial Portfolio (Loan No. 36)	The related mortgagors are affiliated.

E-2-7

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be,

F-1-1

further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and

F-1-2

binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

F-1-3

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule F-1 to this Annex F-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

F-1-4

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

F-1-5

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

F-1-6

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain, or cause to be maintained, all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

F-1-7

(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GACC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GACC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) GACC identifies such GACC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law

F-1-8

compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan

F-1-9

within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the

F-1-10

amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex F-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule F-1 to this Annex F-1, or future permitted mezzanine debt as set forth on Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule F-3 to this Annex F-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

F-1-11

(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
F-1-12

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents)
F-1-13

the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC

F-1-14

Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer or insurers rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan

F-1-15

and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

F-1-16

SCHEDULE F-1 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None.

F-1-17

SCHEDULE F-2 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
6 27	SVEA New Mexico Portfolio Sara Lee Portfolio

F-1-18

SCHEDULE F-3 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

F-1-19

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(4) Mortgage Status; Waivers and Modifications.	Rosewood National Storage 13 (Loan No. 3)

The Mortgage Loan Seller extended a deadline for the restriping of a parking space at the Louisville Mortgaged Property, which restriping is needed to comply with zoning requirements, as described in the exception to Representation 25 with respect to the Mortgage Loan.

The zoning reports for the North Charleston Mortgaged Property and the Louisville Mortgaged Property indicated the existence of certain fire code violations. The Borrower was required to deliver evidence that there are no fire code violations within 20 days of origination but did not do so, and has requested an extension of such deadline, which is under consideration by, and may be granted by, the Mortgage Loan Seller.

(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	Sara Lee Portfolio (Loan No. 27)	With respect to each of the Mortgaged Properties, the sole tenant at each such Mortgaged Property, collectively, Sara Lee Frozen Bakery, LLC, Fresh Foods Corporation of America and Superior Cake Products, Inc. (collectively, “Sara Lee”), has a right of first offer to purchase its respective Mortgaged Property. Sara Lee’s right of first offer will not apply to a foreclosure, acceptance of a deed in lieu of foreclosure or a subsequent sale by the lender, but will apply to subsequent transfers thereafter.
(8) Junior Liens	Novo Nordisk (Loan No. 12)	In connection with the sale of the Mortgaged Property to the related Borrower, such Borrower’s sole member (the “Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the Mortgaged Property (the “Novo Seller”) whereby the Sole Member agreed to make a payment to the Novo Seller if the tenant at the Mortgaged Property ever exercised all or a portion of its remaining expansion option under its lease (the “Novo Earnout Obligation”). The Novo Earnout Obligation is secured by a pledge of the Sole Member’s 100% ownership interest in the Borrower pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the lender under the Mortgage Loan funded a reserve (the “Seller Credit Reserve”) equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and

F-2-1

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
payable under the Novo Earnout Agreement and (ii) the lender under the Mortgage Loan entered into a recognition agreement with the Novo Seller whereby the lender agreed, among other things, (w) to send all notices under the loan documents to the Novo Seller, (x) to allow the Novo Seller to foreclose on the pledge and take over the Borrower so long as a preapproved control party will own/control such Borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied, (y) to allow the Novo Seller to purchase the Mortgage Loan upon notice to the Novo Seller that an event of default under the Mortgage Loan is continuing (for payment of the full outstanding amount of the debt, including all default interest, fees and expenses) and (z) to accept payment of the monthly interest payment or any other payment obligation by the Novo Seller (as and when such payment is due and payable by the borrower) but no more than two times during the term of the Mortgage Loan.
(17) Insurance	Novo Nordisk (Loan No. 12)

The Borrower may rely on self-insurance provided by the sole tenant, Novo Nordisk, Inc., in lieu of the insurance policies otherwise required under the Mortgage Loan documents, to the extent that the tenant or any lease guarantor of the tenant maintains a rating of “A-“ or better by S&P.

In addition, pursuant to a subordination, non-disturbance and attornment agreement with Novo Nordisk, Inc., the lender has agreed that in the event of a casualty to the Mortgaged Property, provided certain conditions are satisfied, including no event of default by the tenant that could have been cured by the payment of money, no bankruptcy proceeding of the Borrower or the tenant, and neither the landlord nor tenant has exercised a right to terminate the lease, insurance proceeds will be made available for the restoration of the Mortgaged Property, provided that the lender, the Borrower and the tenant have agreed upon commercially reasonable disbursement procedures (which the parties have agreed to negotiate in good faith). Accordingly, it is possible that the insurance proceeds will not be held and disbursed by the lender (or a trustee appointed by it).

(17) Insurance	601 Lexington Avenue (Loan No. 23)	The Mortgage Loan documents permit a property insurance deductible up to $250,000.
(17) Insurance	2121 and 2211 Imperial Avenue (Loan No. 46)	The Borrower’s obligation to provide all required insurance other than terrorism, rent loss, commercial general liability and umbrella liability coverage is

F-2-2

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

suspended as to the Mortgaged Property if, among other things: (X) as to the Wal-Mart premises, (i) Wal-Mart remains fully liable for the obligations and liabilities under the Wal-Mart lease and maintains a rating from S&P of at least “BBB-”, and (ii) Wal-Mart self-insures or obtains third-party insurance in accordance with the terms of its lease; and (Y) as to the AutoZone premises, (i) AutoZone or any lease guarantor under the AutoZone Lease remains fully liable for the obligations and liabilities under the AutoZone Lease and additionally maintains a minimum rating of “BBB” with S&P, (ii) AutoZone maintains, through traditional third-party coverage the insurance required to be maintained under the AutoZone lease, and (iii) the lender is named as mortgagee, lender loss payable and additional insured and Borrower is named as loss payee and/or additional insured.

The deductible for the AutoZone insurance policy is $1,500,000, which exceeds the entire insurable value of the AutoZone building (which was estimated at approximately $680,000 in connection with origination of the Mortgage Loan). With respect to the AutoZone premises, notwithstanding that the deductible for AutoZone’s insurance policies does not constitute a customary deductible (and exceeds the insurable value of the AutoZone building), the Mortgage Loan documents expressly permit the Borrower to rely on the insurance maintained by such tenant so long as the aforementioned conditions remain satisfied.

The Wal-Mart lease and the AutoZone lease permit third party insurance that does not comply with the requirements of Representation 17. In particular, and without limitation, (i) the Wal-Mart lease permits a minimum insurer rating of A-(VII) and does not limit the amount of the deductible for insurance policies, but instead states that the tenant will be responsible for the amount of any deductible and (ii) the AutoZone lease does not require the insurer to be rated and does not limit the amount of the deductible for insurance policies.

In the event of a casualty to the Wal-Mart premises, (i) Wal-Mart controls the disbursement of available insurance proceeds, (ii) rent abates during the time the Wal-Mart premises is untenantable and for a period of 60 days after reconstruction is completed or until Wal-Mart reopens for business (whichever is earlier), and (iii) if there is a total destruction within the last 24 months of the lease term, Wal-Mart has the option to extend the term (in which case Wal-Mart is required to rebuild) or terminate the lease (in which case Wal-Mart is required

F-2-3

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

to assign and pay all insurance proceeds (including self-insurance) to the landlord (except such proceeds that relate to the tenant’s personal property)).

In the event of a casualty to the AutoZone premises, (i) the Borrower is required to rebuild, (ii) the lender is required to promptly make resulting insurance proceeds available for repairs and restoration of the improvements unless the lease is terminated due to the casualty, (iii) rent abates in proportion to the percentage of the premises rendered untenantable until the earlier of, (x) 30 days after the premises have been restored or (y) the date the premises are reopened for business with the public, and (iv) the lease may terminate at AutoZone’s option if, (x) the premises are damaged by 50% or more of its leasable square footage, (y) the premises cannot be completely restored within 180 days from the date of the casualty, or (z) the premises are damaged during the last 18 months of the lease term and AutoZone does not elect to exercise an option, if any.

(18) Access; Utilities; Separate Lots	CX 350 & 450 Water Street (Loan No. 4)	As there is active construction ongoing at the Mortgaged Property, utilities may not currently be located in the rights-of-way abutting the Mortgaged Property or in an easement for the benefit of the Mortgaged Property or connected so as to serve the Mortgaged Property without passing over other property absent a valid recorded irrevocable easement.
(25) Local Law Compliance	Rosewood National Storage 13 (Loan No. 3)

Each of the Tallahassee Mortgaged Property and Kemah Mortgaged Property is legal nonconforming with respect to use.

With respect to the Tallahassee Mortgaged Property, the related zoning ordinance provides that if the restoration cost exceeds 50% of the cost of replacing the entire structure, the non-conforming use may not be continued.

With respect to the Kemah Mortgaged Property, the related zoning ordinance provides that any nonconforming structure or portion of a structure destroyed by any means to an extent of more than 50% of its replacement cost at the time of destruction shall not be reconstructed unless consistent with the use and development regulations for the district within which it is located.

With respect to each of the Tallahassee Mortgaged Property and the Kemah Mortgaged Property, the anticipated insurance proceeds from such Mortgaged Property would not be sufficient to repay the allocated loan amount of such Mortgaged Property, and even if the

F-2-4

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

land value of such Mortgaged Property were added to insurance proceeds, the total would be significantly less than the amount needed to repay the allocated loan amount of such Mortgaged Property.

The portion of the Louisville Mortgaged Property that is located at 4010 Oaklawn Drive is (non-legal) non-conforming in that it is short the number of parking spaces required by the zoning code by one parking space. The Borrower was obligated to stripe an additional parking space within 20 days of the origination date, which deadline was extended by the lender to March 16, 2022 (and which deadline is subject to further extension if the Borrower has used good faith and diligent efforts to complete such obligation and continues to pursue completion).

(25) Local Law Compliance	Sara Lee Portfolio (Loan No. 27)	The 105 Ashland Road Mortgaged Property located in Southbridge, Massachusetts is legal nonconforming with respect to use.
(26) Licenses and Permits	CX – 350 & 450 Water Street (Loan No. 4)	The two building parcels comprising the Mortgaged Properties are currently undergoing active construction and no certificates of occupancy (temporary or otherwise) will be issued until such construction is complete.
(27) Recourse Obligations	CX – 350 & 450 Water Street (Loan No. 4)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	Novo Nordisk (Loan No. 12)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	601 Lexington Avenue (Loan No. 23)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	Sara Lee Portfolio (Loan No. 27)	The obligations of the three non-recourse carveout guarantors under the non-recourse carveout guaranty and environmental indemnity are several, in accordance with their percentage ownership interests in the Borrower, and are not joint. If any of such guarantors were to fail, or be unable, to perform its obligations under the recourse carveout guaranty, the other guarantors have no obligation to perform the obligations of the defaulting guarantor. If additional parties become guarantors, their liability is required to be similarly limited by percentage interests determined pursuant to an agreement among the lender and the guarantors, provided that the percentage interests are required to add up to 100%. In addition, the obligations of the non-

F-2-5

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

recourse carveout guarantors under the environmental indemnity are capped at the outstanding principal balance of the related Whole Loan plus the lender’s costs and expenses of enforcing the environmental indemnity agreement.

In addition, for so long as that certain Environmental Real Estate Portfolio Policy No. PEC004131401 (the “Policy”), remains in full force and effect or is replaced with a renewal policy naming lender as an additional insured, reasonably acceptable to the lender, and from an insurer with a rating at least equal to the rating of the Policy insurer, then if the lender makes a claim under the environmental indemnity, the indemnitors have the right within ten business days after receipt of such claim, to send a notice (“Environmental Tender Notice”) requiring the lender to seek coverage for such claim under the Policy, and in such event, the lender is required to exercise commercially reasonable efforts to pursue a claim under the Policy prior to pursuing any non-borrower indemnitor with respect to the environmental claim until the earlier of (a) 360 days has elapsed after the delivery of the Environmental Tender Notice without payment by the insurer of the full amount claimed or full acceptance by the insurance company of defense of the claim in a manner reasonably acceptable to the lender, and (b) the receipt by the indemnitor or lender of written notice from the insurer declining or denying such claim, notifying of conditions to payment which are not reasonably acceptable to the lender or notifying of its intent to pay such claim in an amount less than the full amount, except that in the latter event (and after receipt of such lesser sum), the lender may pursue the indemnitors solely for the difference.

(27) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(28) Mortgage Releases	CX – 350 & 450 Water Street (Loan No. 4)	Upon satisfying certain conditions, the Borrowers may release a Mortgaged Property by prepaying or defeasing an amount equal to (i) 110% of the allocated loan amount for the released 350 Water Street building and (ii) 105% of the allocated loan amount of the released 450 Water Street building.
(30) Acts of Terrorism Exclusion	601 Lexington Avenue (Loan No. 23)	Terrorism insurance may be maintained by the Borrower with a non-rated captive insurance company owned by Boston Properties Limited Partnership (or any affiliate thereof), subject to certain conditions set forth in the Mortgage Loan documents, including but not limited to (A) TRIPRA is in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any

F-2-6

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer will be reinsured with a cut-through endorsement by an insurance company rated S&P “A”/ Moody’s “A2” or better or such higher rating as the rating agency may require not to exceed S&P “A+”/ Moody’s “A1”; (D) all reinsurance agreements between the captive insurer and other reinsurance providers are reasonably acceptable to lender; and (E) such captive insurer is licensed in the State of Vermont or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.
(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
(31) Due on Sale or Encumbrance	Sara Lee Portfolio (Loan No. 27)	The related loan documents provide that in connection with transfers permitted thereunder, the related Borrower will not be obligated to pay lender’s costs and expenses, including Rating Agency fees, relative to such permitted transfer; however, the Borrower is required to pay the lender’s costs and expenses, including Rating Agency fees, in connection with a transfer that would result in the non-recourse carveout guarantors (or their affiliates) no longer holding at least 51% of the direct and/or indirect interests in and controlling the Borrower.
(31) Due on Sale or Encumbrance	601 Lexington Avenue (Loan No. 23)	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Borrower, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”) and/or Norges Bank Investment Management (“Norges”) will, directly or indirectly, own at least twenty percent of the interests in the Borrower; and (B) BPLP and/or Norges will, directly or indirectly, retain the day-to-day management and operational control rights over the Borrower (subject to customary major decision consent rights of certain indirect owners of the Borrower); (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity and (iii) conversion of equity interests in any entity holding an interest in the Borrower into equity interests of a publicly traded entity, in which event such equity interests are freely transferable so long as listed on the New York Stock Exchange or another publicly traded stock exchange.

F-2-7

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(32) Single Purpose Entity	601 Lexington Avenue (Loan No. 23)	The Borrower has an obligation to purchase the ground leased portion of the Mortgaged Property for a purchase price of $23,284,421 on April 30, 2036. In addition, upon the condemnation or taking of any portion of the ground leased portion of the Mortgaged Property, the Borrower is required to purchase the ground leased portion of the Mortgaged Property at the foregoing purchase price discounted to the date of the condemnation or taking at a discount rate of 6%.
(33) Defeasance	CX – 350 & 450 Water Street (Loan No. 4)	See exception to Representation and Warranty No. 28 above. The Borrowers are not required to pay defeasance fees of the servicer in excess of $25,000.
(35) Ground Leases	601 Lexington Avenue (Loan No. 23)

The Mortgaged Property includes the Borrower’s leasehold interest in an approximately 18,038 square foot portion of a condominium unit owned by Saint Peter’s Lutheran Church of Manhattan (“Saint Peter’s”) pursuant to a ground lease between Saint Peter’s and the Borrower (the “Saint Peter’s Ground Lease”).

Representation 35(b): The Saint Peter’s Ground Lease may be amended/modified without the Leasehold Mortgagee’s (as defined below) prior consent but any modification or amendment of the Saint Peter’s Ground Lease will not be binding on the Leasehold Mortgagee without the Leasehold Mortgagee’s prior written consent.

Representation 35(c): The Saint Peter’s Ground Lease expires April 30, 2036, which is less than 20 years following the maturity date of the Mortgage Loan. The Borrower is required to purchase the ground leased portion of the Mortgaged Property from Saint Peter’s as described in the Exception to Representation 32 with respect to the 601 Lexington Avenue Mortgage Loan.

Representation 35(e): A Mortgage on the leasehold interest under the Saint Peter’s Ground Lease may be made only to a state or federally regulated bank, savings and loan association, insurance company, pension fund, credit union, real estate investment trust, or other institutional lender (each an “Institutional Lender,” and a leasehold lender that is an Institutional Lender is hereinafter referred to as a “Leasehold Mortgagee”). If a Leasehold Mortgagee forecloses upon the leasehold, the Leasehold Mortgagee’s initial assignment of its interest does not require the ground lessor’s consent; however, any subsequent transfers of the leasehold interest require the ground lessor’s consent.

F-2-8

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Representation 35(g): The Saint Peter’s Ground Lease requires the ground lessor to provide Leasehold Mortgagee notice of any default by tenant under the ground lease but does not specifically provide that any notice of default or termination is ineffective against the Leasehold Mortgagee unless such notice is given to the Leasehold Mortgagee.

Representation 35(l): The Saint Peter’s Ground Lease does not provide that the lender is entitled to a new lease either generally upon a termination of the Saint Peter’s Ground Lease or specifically upon a rejection of the Saint Peter’s Ground Lease in bankruptcy.

(38) No Material Default; Payment Record	All GACC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

F-2-9

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex G-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)        Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Other PSA with respect to a Non-Serviced GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)        Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or

G-1-1

premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)        Mortgage Provisions. The Loan Documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)        Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)        Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Issuing Entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the GSMC Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex G-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the

G-1-2

extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)        Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a Cross-Collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)        Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)        Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

G-1-3

(9)        UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related GSMC Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)        Condition of Property. The Sponsor or the originator of the GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)        Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)        Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)        Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the GSMC Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)        Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of the

G-1-4

Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Depositor or its servicer.

(15)        No Holdbacks. The principal amount of the GSMC Mortgage Loan stated on the GSMC Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)        Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original

G-1-5

principal balance of the GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or the then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the GSMC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced GSMC Mortgage Loan, the applicable trustee under the Other PSA). Each related GSMC Mortgage Loan obligates the related Mortgagor to maintain (or cause to be maintained) all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain (or cause to be maintained) such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)        Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GSMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)        No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet

G-1-6

issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)        No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature (except that an ARD Loan may provide for the accrual of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(20)        REMIC. The GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.).Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)        Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

G-1-7

(22)        Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the Trust.

(23)        Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)        Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)        Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GSMC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)        Recourse Obligations. The Loan Documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

G-1-8

(27)        Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan)outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)        Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)        Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an

G-1-9

insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)        Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex G-2 or the exceptions thereto set forth on Annex G-2, or (vii) as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)        Single-Purpose Entity. Each GSMC Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the GSMC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the

G-1-10

GSMC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)        Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the GSMC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)        Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and in situations where default interest is imposed.

(34)        Ground Leases. For purposes of this Annex G-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

G-1-11

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)       The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)       The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair

G-1-12

or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)       Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)        Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GSMC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)        Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex G-1.

(37)        No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex G-1 (including, but not limited to, the prior sentence). No person other than the holder of such GSMC Mortgage Loan may declare any event of default under the GSMC Mortgage Loan or accelerate any indebtedness under the GSMC Mortgage Loan documents.

(38)        Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)        Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another GSMC Mortgage Loan.

G-1-13

(40)        Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)        Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)        Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth in the GSMC Mortgage Loan Schedule attached as an exhibit to the related GSMC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained in the GSMC Mortgage Loan Schedule.

(43)        Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex G-2.

(44)        Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan

G-1-14

Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)        Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

G-1-15

SCHEDULE G-1 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

LOANS WITH EXISTING MEZZANINE DEBT

None.

G-1-16

SCHEDULE G-2 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
21	Grede Casting Industrial Portfolio

G-1-17

SCHEDULE G-3 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSSED MORTGAGE LOANS

None.

G-1-18

ANNEX G-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GOLDMAN SACHS MORTGAGE COMPANY

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Lien; Valid Assignment	AT&T Chicago (Loan No. 37)	The largest tenant, AT&T, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure. However, the right of first refusal does apply to any transfer of the Mortgaged Property thereafter.
(5) Lien; Valid Assignment	The Summit (Loan No. 10)	The sole tenant at one of the three buildings comprising the Mortgaged Property, Amazon.com Services LLC, has a right of first offer to purchase the building it occupies. The tenant has agreed that such right of first offer will not apply in connection with any exercise of remedies pursuant to the mortgage, including (i) a purchase of the Mortgaged Property (or any portion thereof) at a foreclosure sale, (ii) a transfer of the Mortgaged Property (or any portion thereof) to the lender or its designee pursuant to a deed-in-lieu of foreclosure, or (iii) any subsequent sale of the Mortgaged Property (or any portion thereof) by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure.
(5) Lien; Valid Assignment	Woodmore Towne Centre (Loan No. 8)	The largest tenant at the Mortgaged Property, Costco, has an ongoing right of first offer, subject to the satisfaction of terms and conditions in its lease, to purchase its leased premises in the event the landlord desires to sell the leased premises separate and apart from the shopping center, except for transfers to the landlord’s lender or its designee in connection with a foreclosure or deed in lieu thereof and transfers to the landlord’s partners or to any members of the landlord’s entity (including the landlord’s lender, if it or an affiliated entity also has an equity interest in landlord.
(6) Permitted Liens; Title Insurance	AT&T Chicago (Loan No. 37)	See exception to Representation and Warranty No. 5.
(6) Permitted Liens; Title Insurance	The Summit (Loan No. 10)	See exception to Representation and Warranty No. 5.
(6) Permitted Liens; Title Insurance	Woodmore Towne Centre (Loan No. 8)	See exception to Representation and Warranty No. 5.

G-2-1

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(14) Escrow Deposits	Woodmore Towne Centre (Loan No. 8)	There are certain unfunded obligation reserves related to the lease of the fifth largest tenant, LA Fitness, that, in accordance with the terms of the Purchase and Sale Agreement for acquisition of the Mortgaged Property, are being held by the title company pursuant to an escrow agreement and not with lender.
(16) Insurance	AT&T Chicago (Loan No. 37)	The Mortgage Loan documents permit the mortgagor to rely on the insurance provided by the sole tenant, AT&T, for a portion the insurance required under the Mortgage Loan documents provided certain conditions set forth in the Mortgage Loan documents are satisfied.
(16) Insurance	Woodmore Towne Centre (Loan No. 8)	The Mortgage Loan documents permit a property insurance deductible of $100,000, which may not be considered customary.
(24) Local Law Compliance	JW Marriott Desert Springs (Loan No. 7)	The lender has not yet received the final zoning report for the Mortgaged Property. The draft zoning report confirms that the Mortgaged Property is legal conforming but the draft report noted that the report is incomplete because it has not yet received all municipal information from the local jurisdiction. The Mortgage Loan documents require the Mortgagor to deliver to the lender within 30 days of loan origination a letter from the relevant municipality confirming that the Mortgaged Property is in material compliance with all zoning laws and regulation.
(24) Local Law Compliance	Grede Casting Industrial Portfolio (Loan No. 21)	The use of the 530 Main Street Mortgaged Property as a foundry is legal non-conforming as such use is no longer permitted under the applicable current zoning code. A nonconforming use may continue unless the use is discontinued for any reason for a period of 730 or more consecutive days, and there are no substantial good faith efforts to re-establish the use during this period. A nonconforming use will be deemed discontinued after a period of 1095 consecutive days regardless of any substantial good faith efforts to re-establish the use. Thereafter, the structure or property associated with the use may be used only for conforming use.
(26) Recourse Obligations	Woodmore Towne Centre (Loan No. 8)	With respect to clause (b)(i) of Representation and Warranty No. 26, recourse under the Mortgage Loan documents is limited to intentional misappropriation of funds in violation of the Mortgage Loan documents.
(37) No Material Default; Payment Record	All GSMC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such mortgagor may be in default of one or more of such covenants due to closures mandated or recommended
G-2-2

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.

G-2-3

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX H

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
3/15/2022	18,046,000.00
4/15/2022	18,046,000.00
5/15/2022	18,046,000.00
6/15/2022	18,046,000.00
7/15/2022	18,046,000.00
8/15/2022	18,046,000.00
9/15/2022	18,046,000.00
10/15/2022	18,046,000.00
11/15/2022	18,046,000.00
12/15/2022	18,046,000.00
1/15/2023	18,046,000.00
2/15/2023	18,046,000.00
3/15/2023	18,046,000.00
4/15/2023	18,046,000.00
5/15/2023	18,046,000.00
6/15/2023	18,046,000.00
7/15/2023	18,046,000.00
8/15/2023	18,046,000.00
9/15/2023	18,046,000.00
10/15/2023	18,046,000.00
11/15/2023	18,046,000.00
12/15/2023	18,046,000.00
1/15/2024	18,046,000.00
2/15/2024	18,046,000.00
3/15/2024	18,046,000.00
4/15/2024	18,046,000.00
5/15/2024	18,046,000.00
6/15/2024	18,046,000.00
7/15/2024	18,046,000.00
8/15/2024	18,046,000.00
9/15/2024	18,046,000.00
10/15/2024	18,046,000.00
11/15/2024	18,046,000.00
12/15/2024	18,046,000.00
1/15/2025	18,046,000.00
2/15/2025	18,046,000.00
3/15/2025	18,046,000.00
4/15/2025	18,046,000.00
5/15/2025	18,046,000.00
6/15/2025	18,046,000.00
7/15/2025	18,046,000.00
8/15/2025	18,046,000.00
9/15/2025	18,046,000.00
10/15/2025	18,046,000.00
11/15/2025	18,046,000.00
12/15/2025	18,046,000.00
1/15/2026	18,046,000.00
2/15/2026	18,046,000.00
3/15/2026	18,046,000.00
4/15/2026	18,046,000.00
5/15/2026	18,046,000.00
6/15/2026	18,046,000.00
7/15/2026	18,046,000.00
8/15/2026	18,046,000.00
9/15/2026	18,046,000.00
10/15/2026	18,046,000.00
11/15/2026	18,046,000.00
12/15/2026	18,046,000.00
1/15/2027	18,045,370.89
2/15/2027	17,767,329.61

Distribution Date	Balance($)
3/15/2027	17,427,742.66
4/15/2027	17,147,609.90
5/15/2027	16,846,395.60
6/15/2027	16,564,295.72
7/15/2027	16,261,171.27
8/15/2027	15,977,091.06
9/15/2027	15,692,049.94
10/15/2027	15,386,069.42
11/15/2027	15,099,028.19
12/15/2027	14,791,105.48
1/15/2028	14,502,050.69
2/15/2028	14,212,018.02
3/15/2028	13,881,376.84
4/15/2028	13,589,242.61
5/15/2028	13,276,374.36
6/15/2028	12,982,192.31
7/15/2028	12,667,335.55
8/15/2028	12,371,091.92
9/15/2028	12,073,845.89
10/15/2028	11,756,013.86
11/15/2028	11,456,685.64
12/15/2028	11,136,831.72
1/15/2029	10,835,407.30
2/15/2029	10,544,189.65
3/15/2029	10,197,012.12
4/15/2029	9,904,025.59
5/15/2029	9,591,677.53
6/15/2029	9,296,666.69
7/15/2029	8,982,353.06
8/15/2029	8,685,304.52
9/15/2029	8,387,262.85
10/15/2029	8,070,006.30
11/15/2029	7,769,906.85
12/15/2029	7,450,652.22
1/15/2030	7,148,481.39
2/15/2030	6,845,300.21
3/15/2030	6,486,949.09
4/15/2030	6,181,554.23
5/15/2030	5,857,157.78
6/15/2030	5,549,656.45
7/15/2030	5,223,214.63
8/15/2030	4,913,592.88
9/15/2030	4,602,935.75
10/15/2030	4,273,429.67
11/15/2030	3,960,631.23
12/15/2030	3,629,045.93
1/15/2031	3,314,091.98
2/15/2031	2,998,084.74
3/15/2031	2,628,109.84
4/15/2031	2,309,806.75
5/15/2031	1,972,876.49
6/15/2031	1,652,381.43
7/15/2031	1,313,322.77
8/15/2031	990,621.22
9/15/2031	666,840.34
10/15/2031	324,591.17
11/15/2031 and thereafter	0.00

H-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	15
Summary of Terms	24
Summary of Risk Factors	60
Risk Factors	62
Description of the Mortgage Pool	147
Transaction Parties	241
Credit Risk Retention	286
Description of the Certificates	291
Description of the Mortgage Loan Purchase Agreements	329
Pooling and Servicing Agreement	338
Certain Legal Aspects of Mortgage Loans	442
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	458
Pending Legal Proceedings Involving Transaction Parties	459
Use of Proceeds	460
Yield and Maturity Considerations	460
Material Federal Income Tax Considerations	473
Certain State and Local Tax Considerations	485
Method of Distribution (Conflicts of Interest)	486
Incorporation of Certain Information by Reference	488
Where You Can Find More Information	489
Financial Information	489
Certain ERISA Considerations	489
Legal Investment	494
Legal Matters	494
Ratings	494
Index of Defined Terms	498

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$1,246,160,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

Benchmark 2022-B32
Mortgage Trust
Issuing Entity

Benchmark 2022-B32 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-B32

Class A-1	$6,410,000
Class A-2	$162,053,000
Class A-3	$253,574,000
Class A-4	$0 - $225,000,000
Class A-5	$250,182,000 - $475,182,000
Class A-SB	$18,046,000
Class X-A	$1,359,412,000
Class X-B	$151,748,000
Class A-S	$179,147,000
Class B	$82,197,000
Class C	$69,551,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.
Co-Manager

Drexel Hamilton, LLC

Co-Manager

January , 2022